UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
EJF Acquisition Corp.
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PROXY STATEMENT/PROSPECTUS
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF EJF ACQUISITION CORP.
AND
PROSPECTUS FOR UP TO 35,937,500 ORDINARY SHARES, 9,583,333 WARRANTS AND 9,583,333 ORDINARY SHARES UNDERLYING WARRANTS OF PAGAYA TECHNOLOGIES LTD.
The board of directors of EJF Acquisition Corp. (the “EJFA Board”), a Cayman Islands exempted company (“EJFA”), has unanimously approved the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2021, by and among EJFA, Pagaya Technologies Ltd. (“Pagaya”), a company organized under the laws of the State of Israel, and Rigel Merger Sub Inc. (“Merger Sub”), a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya. Pursuant to the Merger Agreement, Merger Sub will merge with and into EJFA (the “Merger”), with EJFA surviving the Merger as a wholly-owned subsidiary of Pagaya. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions”), the shareholders of EJFA will become shareholders of Pagaya.
Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), (a) each Class B ordinary share of EJFA, par value $0.0001 per share (each, an “EJFA Class B Ordinary Share”), issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Class A ordinary share of Pagaya, no par value (each, a “Pagaya Class A Ordinary Share”), after giving effect to the Capital Restructuring (as defined below), (b) each Class A ordinary share of EJFA, par value $0.0001 per share (each, an “EJFA Class A Ordinary Share” and, together with the EJFA Class B Ordinary Shares, the “EJFA Ordinary Shares”), issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring and (c) issued and outstanding warrants of EJFA sold to the public in connection with the public offering of EJFA Units and to Wilson Boulevard LLC (the “Sponsor”), a Delaware limited liability company, in a private placement in connection with EJFA’s initial public offering will automatically and irrevocably be assumed by Pagaya and converted into a corresponding warrant exercisable for Pagaya Class A Ordinary Shares in accordance with the terms of the Amended and Restated Warrant Agreement (as defined in the Merger Agreement) to be entered into immediately prior to the Effective Time.
On the date (the “Closing Date”) of the consummation of the Merger (the “Closing”), immediately prior to the Stock Split (as defined below) and the Effective Time, each preferred share, with nominal value New Israeli Shekel (“NIS”) 0.01, of Pagaya will be converted into ordinary shares, with no par value, of Pagaya (each, a “Pagaya Ordinary Share”) in accordance with Pagaya’s organizational documents (the “Preferred Share Conversion”). Immediately following the Preferred Share Conversion but prior to the consummation of the PIPE Investment (as defined below), Pagaya will convert each Pagaya Ordinary Share that is issued and outstanding immediately prior to the Effective Time (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share will have a value of $10.00 per share (the “Stock Split”), with the three founders of Pagaya (the “Founders”), in their capacity as shareholders of Pagaya, each receiving Class B ordinary shares of Pagaya no par value (“Pagaya Class B Ordinary Shares”), which will carry voting rights in the form of 10 votes per share of Pagaya, and the other shareholders of Pagaya receiving Pagaya Class A Ordinary Shares, which will carry voting rights in the form of one vote per share of Pagaya, in accordance with Pagaya’s organizational documents (we refer to these adjustments to Pagaya’s share capital as the “Reclassification” and, together with the Preferred Share Conversion and the Stock Split, the “Capital Restructuring”).
Concurrently with the execution of the Merger Agreement, Pagaya and EJF Debt Opportunities Master Fund, LP (the “EJF Investor”) entered into the a subscription agreement (the “EJF Subscription Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the EJF Subscription Agreement, the EJF Investor has agreed to purchase, and Pagaya has agreed to sell to it, an aggregate of up to 20 million Pagaya Class A Ordinary Shares, for a purchase price of $10.00 per share and at an aggregate purchase price of up to $200 million on the terms and subject to the conditions set forth therein (this investment, along with the investments to be made by certain other investors pursuant to subscription agreements with Pagaya, the “PIPE Investment”). The EJF Subscription Agreement contains customary representations and warranties of Pagaya, on the one hand, and the EJF Investor, on the other hand, and customary conditions to closing, including the consummation of the Transactions. Subsequently, Pagaya also entered into additional subscription agreements with certain other investors, pursuant to which, on the terms and subject to the conditions set forth in such subscription agreements, such investors have agreed to purchase, and Pagaya has agreed to sell to them, 22.2 million Pagaya Class A Ordinary Shares at a purchase price of $10.00 per share, which shares reduced the foregoing commitment of the EJF Investor by 7.2 million shares.
This proxy statement/prospectus registers the issuance of Pagaya Class A Ordinary Shares to the shareholders of EJFA (the “EJFA Shareholders”) as described above, consisting of an aggregate of 45,520,833 Pagaya Class A Ordinary Shares (including 9,583,333 Pagaya Class A Ordinary Shares underlying the EJFA Public Warrants) and 9,583,333 Pagaya Warrants issued upon conversion of EJFA Public Warrants. We are not registering herein the issuance or resale of Pagaya Ordinary Shares issuable to pre-Closing Pagaya Shareholders or to the EJF Investor or any other investors in the PIPE Investment or the Pagaya Ordinary Shares underlying Pagaya options or the issuance or resale of the Pagaya Warrants issued upon conversion of the EJFA private placement warrants or warrants owned by pre-Closing Pagaya securityholders (or Pagaya Ordinary Shares underlying such warrants).
As a result of the Transactions (including adjustments to Pagaya’s preexisting capitalization), Pagaya will have two classes of ordinary shares outstanding after the Closing: Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares. The rights of the holders of Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares will be identical, except with respect to voting and conversion rights. Each Pagaya Class A Ordinary Share will be entitled to one vote per share. Each Pagaya Class B Ordinary Share will be entitled to 10 votes per share and will be convertible into one Pagaya Class A Ordinary Share. Holders of Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares will vote together as a single class on all matters (including the election of directors) submitted to a vote of Pagaya Shareholders except as otherwise provided in Pagaya’s Amended and Restated Articles of Association (the “Pagaya A&R Articles”), to be effective immediately prior to the Reclassification. The Pagaya A&R Articles require a separate vote of holders of Pagaya Class B Ordinary Shares for the reclassification of Pagaya Class A Ordinary Shares into shares having more than one vote, authorization or issuance of any additional class of Pagaya shares having the right to more than one vote per share, the issuance of any additional Pagaya Class B Ordinary Shares, a modification of the rights of the Pagaya Class B Ordinary Shares, or the subdivision, combination or reclassification of a class of Pagaya Ordinary Shares in a manner that is different or disproportionate to the subdivision, combination or reclassification of the other class of Pagaya Ordinary Shares.
Concurrently with the execution of the Merger Agreement, Pagaya, EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed $45 million (the amount of such excess, the “Expenses Excess Amount”), a number of EJFA Class B Ordinary Shares equal to the quotient of (i) the Expenses Excess Amount divided by (ii) $10.00 (subject to equitable adjustment) will be forfeited for no consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.
After giving effect to the Transactions, assuming no redemption of EJFA Ordinary Shares and assuming there is no Expenses Excess Amount, Pagaya Class A Ordinary Shares will collectively represent approximately 66% of the post-Closing combined company’s total issued and outstanding shares and 19% of the post-Closing combined company’s voting power attached to all of its issued and outstanding shares, and Pagaya Class B Ordinary Shares will collectively represent approximately 34% of the post-Closing combined company’s total issued and outstanding shares and 80% of its voting power attached to all of its issued and outstanding shares.
Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of EJFA Shareholders scheduled to be held at 9:30 a.m. Eastern Time, on June 17, 2022 at the law offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 and https://www.cstproxy.com/ejfacquisition/2022 or such other date, time and place to which such meeting may be adjourned or postponed.
Although Pagaya is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, Pagaya will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pagaya is applying to list the Pagaya Class A Ordinary Shares and Pagaya Warrants on The Nasdaq Global Market (“Nasdaq”) under the proposed symbols “PGY” and “PGYWW”, respectively, to be effective at the Closing. It is a condition of the consummation of the Transactions that the Pagaya Class A Ordinary Shares are approved for listing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by Pagaya and EJFA), subject only to official notice of issuance thereof. While trading on Nasdaq is expected to begin on the first business day following the Closing Date, there can be no assurance that Pagaya’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 24 for more information.
Pagaya expects to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
Pagaya also expects to qualify as a “foreign private issuer” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Pagaya’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Pagaya will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
This proxy statement/prospectus provides EJFA Shareholders with detailed information about the Merger and other matters to be considered at the extraordinary general meeting of EJFA. We encourage you to read this entire proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 24 of this proxy statement/prospectus.
None of the U.S. Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated May 26, 2022, and is first being mailed to EJFA Shareholders on or about May 26, 2022.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
of EJF Acquisition Corp.
To Be Held on June 17, 2022
TO THE SHAREHOLDERS OF EJF ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders of EJF Acquisition Corp. (“EJFA”), a Cayman Islands exempted company, will be held at 9:30 a.m. Eastern Time, on June 17, 2022 (the “extraordinary general meeting” or the “Special Meeting”) at the law offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017 and https://www.cstproxy.com/ejfacquisition/2022 or such other date, time and place to which such meeting may be adjourned or postponed.
In light of ongoing developments related to the coronavirus (COVID-19) pandemic, after careful consideration, EJFA encourages its shareholders to attend the meeting virtually via live webcast in order to facilitate shareholder attendance and participation while safeguarding the health and safety of our shareholders, directors and management team. For the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of EJFA (the “EJFA Memorandum and Articles of Association”), the physical location of the meeting shall be at the law offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017. You or your proxyholder will be able to attend and vote at the meeting online by visiting https://www.cstproxy.com/ejfacquisition/2022 and using a control number assigned to you. To register and receive access to the meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
The extraordinary general meeting will be held in order to consider and vote on the following proposals:
1.
Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt by ordinary resolution the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2021, by and among EJFA, Pagaya Technologies Ltd. (“Pagaya”), a company organized under the laws of the State of Israel, and Rigel Merger Sub Inc. (“Merger Sub”), a Cayman Islands exempted company and wholly-owned subsidiary of Pagaya, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated therein (the “Transactions”), whereby, among other things, Merger Sub, will merge with and into EJFA (the “Merger”), with EJFA surviving the Merger and becoming a wholly-owned subsidiary of Pagaya (the “Business Combination Proposal”), which will become the parent/public company following the Merger;

2.
Proposal No. 2—The Merger Proposal—to consider and vote upon a proposal to approve and authorize by special resolution the Merger and the Plan of Merger required by the Companies Act (as amended) of the Cayman Islands substantially in the form attached as Exhibit F to the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus (the “Merger Proposal”); and

3.
Proposal No. 3—The Adjournment Proposal—to consider and vote upon a proposal to approve by ordinary resolution, if necessary, the adjournment of the extraordinary general meeting to a later date or dates to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders, to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Merger Proposal (the “Adjournment Proposal”, and, together with the Business Combination Proposal and the Merger Proposal, the “Proposals” and each, a “Proposal”), or to seek withdrawals of redemption requests from shareholders.

Each of the Business Combination Proposal and the Merger Proposal is cross-conditioned on the approval and adoption of the other Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposals set forth in the accompanying proxy statement/prospectus and, to the extent that it is put to the Special Meeting, may be proposed as the first resolution at the Special Meeting.

The items of business listed above and the full texts of the resolutions are more fully described in the accompanying proxy statement/prospectus. Whether or not you intend to attend the extraordinary general meeting, we urge you to read the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”
Board Recommendation
After careful consideration, the board of directors of EJFA (the “EJFA Board”) has determined that each Proposal is in the best interests of EJFA and unanimously recommends that you vote or give instruction to vote “FOR” each of the Proposals. When you consider the recommendations of the EJFA Board, you should keep in mind that EJFA’s directors and officers may have interests in the Transactions that conflict with, or are different from, your interests as a shareholder of EJFA. See “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”
Entitlement to Vote
Only holders of record of EJFA Ordinary Shares at the close of business on May 17, 2022 (the “Record Date”) are entitled to notice of the extraordinary general meeting and to vote and have their votes counted at the extraordinary general meeting and any adjournments or postponements of the extraordinary general meeting.
To ensure your representation at the extraordinary general meeting you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of EJFA Ordinary Shares on the Record Date, you may also cast your vote at the extraordinary general meeting. If your EJFA Ordinary Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the extraordinary general meeting, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the extraordinary general meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted. If you have any questions or need assistance voting your EJFA Ordinary Shares, please contact Morrow Sodali LLC (“Morrow Sodali”) at (800) 662-5200 or banks and brokers can call collect at (203) 658-9400. Questions can also be sent by email to EJFA.info@investor.morrowsodali.com. This notice of extraordinary general meeting and the accompanying proxy statement/prospectus relating to the Transactions will be available at https://www.cstproxy.com/ejfacquisition/2022.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
Emanuel Friedman
Chairman of the Board of Directors
IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

Redemption Rights
ALL HOLDERS OF EJFA CLASS A ORDINARY SHARES (THE “EJFA PUBLIC SHAREHOLDERS”) ISSUED IN EJFA’S INITIAL PUBLIC OFFERING (THE “EJFA PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR EJFA PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED TRANSACTIONS. EJFA PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE PROPOSALS OR TO VOTE ON THE PROPOSALS AT ALL IN ORDER TO HAVE THEIR EJFA PUBLIC SHARES REDEEMED FOR CASH. TO EXERCISE REDEMPTION RIGHTS, THE EJFA PUBLIC SHAREHOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, EJFA’S TRANSFER AGENT, NO LATER THAN TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE TRANSACTIONS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF EJFA SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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ANNEXES
A	Agreement and Plan of Merger, dated as of September 15, 2021, by and among Pagaya Technologies Ltd., EJF Acquisition Corp. and Rigel Merger Sub Inc.
B	Form of Memorandum of Association of EJF Acquisition Corp.
C	Form of Amended and Restated Articles of Association of Pagaya Technologies Ltd.
D	Subscription Agreement, dated as of September 15, 2021, by and between Pagaya Technologies Ltd. and EJF Debt Opportunities Master Fund, LP
E	Side Letter Agreement, dated as of September 15, 2021, by and among Pagaya Technologies Ltd., EJF Acquisition Corp. and Wilson Boulevard LLC
F	Pagaya Voting Agreement, dated as of September 15, 2021, by and among EJF Acquisition Corp., Pagaya Technologies Ltd., and certain of Pagaya Technologies Ltd.’s shareholders
G	EJFA Voting Agreement, dated as of September 15, 2021, by and between Pagaya Technologies Ltd. and Wilson Boulevard LLC
H	Form of Amended and Restated Registration Rights Agreement
I	Form of 2022 Incentive Equity Plan & Sub-Plan for Israeli Persons
J	Opinion of Duff & Phelps

ABOUT THIS PROXY STATEMENT/PROSPECTUS
The registration statement on Form F-4 filed with the SEC by Pagaya, as supplemented by this final proxy statement/prospectus, constitutes a prospectus of Pagaya under Section 5 of the Securities Act with respect to (a) Pagaya Class A Ordinary Shares to be issued to EJFA Shareholders in the Merger, (b) Pagaya Warrants to be issued to holders of the EJFA Public Warrants and (c) the Pagaya Class A Ordinary Shares issuable upon the exercise of the Pagaya Warrants issued to holders of the EJFA Public Warrants. This document also constitutes a proxy statement of EJFA under the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the Special Meeting of EJFA Shareholders to consider and vote upon, among others, the proposals to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the Transactions, including the Merger, and to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Merger Agreement.
This final proxy statement/prospectus contains additional information that was not included in the registration statement on Form F-4 and the information in this final proxy statement/prospectus supersedes the information contained in the registration statement on Form F-4. To the extent there are any discrepancies between this final proxy statement/prospectus and the registration statement on Form F-4, shareholders should rely on the information in this final proxy statement/prospectus.
Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to “Pagaya” refer to Pagaya Technologies Ltd., together with its subsidiaries, and to “EJFA” refer to EJF Acquisition Corp.

IMPORTANT INFORMATION ABOUT U.S. GAAP AND NON-U.S. GAAP FINANCIAL MEASURES
To evaluate the performance of its business, Pagaya relies on both its results of operations recorded in accordance with U.S. GAAP and certain non-U.S. GAAP financial measures, including Adjusted EBITDA. These measures, as defined below, are not defined or calculated under principles, standards or rules that comprise U.S. GAAP. Accordingly, the non-U.S. GAAP financial measures Pagaya uses and refers to should not be viewed as a substitute for Pagaya’s consolidated financial statements prepared and presented in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP, and we encourage you not to rely on any single financial measure to evaluate our business, financial condition or results of operations. Pagaya’s definition of Adjusted EBITDA is specific to our business and you should not assume that it is comparable to similarly titled financial measures of other companies.

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this proxy statement/prospectus concerning Pagaya’s industry and the regions in which it operates, including Pagaya’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to Pagaya. While Pagaya has compiled, extracted, and reproduced industry data from these sources, Pagaya has not independently verified the data. Similarly, internal surveys, industry forecasts and market research, which Pagaya believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While Pagaya believes that the market data, industry forecasts and similar information included in this proxy statement/prospectus are generally reliable, such information is inherently imprecise and the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. In addition, assumptions and estimates of Pagaya’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Summary,” “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data,” “Pagaya’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Prospective Financial Information of Pagaya” in this proxy statement/prospectus.
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EXCHANGE RATE PRESENTATION
Certain amounts described herein have been expressed in U.S. Dollars for convenience and, when expressed in U.S. Dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
We have proprietary rights to trademarks used in this proxy statement/prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This proxy statement/prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. Pagaya does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of Pagaya by, any other companies.

SELECTED DEFINITIONS
“2021 Plan” refers to the 2021 Share Incentive Plan of Pagaya and the Stock Option Sub-Plan For United States Persons thereunder.
“2022 Plan” refers to the 2022 Share Incentive Plan of Pagaya to be adopted pursuant to the Merger Agreement, substantially in the form attached as Annex I to this proxy statement/prospectus.
“Adjournment Proposal” refers to the proposal to adjourn the Special Meeting, if necessary, by an ordinary resolution requiring the affirmative vote of a majority of the votes cast by holders of outstanding EJFA Ordinary Shares present in person or by proxy at the Special Meeting and entitled to vote on the matter.
“Adjusted EBITDA”means net income (loss) attributable to Pagaya Shareholders, excluding share-based compensation expense, interest expense, depreciation expense, change in fair value of warrant liability, warrant expense, non-recurring expenses associated with this transaction and provision for income taxes.
“Aggregate EJFA Shareholder Redemption Payments Amount” refers to the aggregate amount of all payments required to be made by EJFA in connection with any EJFA Shareholder Redemption.
“Asset Investor” refers to a third-party investor in a Financing Vehicle.
“Business Combination Proposal” refers to the proposal to approve and adopt the Merger Agreement and the Transactions, by an ordinary resolution requiring the affirmative vote of a majority of the votes cast by holders of outstanding EJFA Ordinary Shares present in person or by proxy at the Special Meeting and entitled to vote on the matter.
“Business Day” refers to any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Tel Aviv, Israel or the Cayman Islands are authorized or required by such jurisdictions’ laws to close.
“Capital Restructuring” refers to, collectively, the Reclassification, the Preferred Share Conversion and the Stock Split.
“Closing” refers to the consummation of the Merger.
“Closing Date” refers to the date on which the Closing actually occurs.
“Code” refers to the United States Internal Revenue Code of 1986, as amended.
“Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands.
“Companies Law” refers to the Israeli Companies Law, 5759-1999, as amended, and the regulations promulgated thereunder.
“Continental” or “EJFA Transfer Agent” refers to Continental Stock Transfer & Trust Company, the transfer agent, warrant agent and trustee of EJFA.
“COVID-19 Measures” refers to any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, school closure or in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar requirement of law, order or regulation, directive, guidelines, suggestion or recommendation promulgated, ordered, made or threatened by any industry group, business or any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020) (CARES Act).
“Credit Agreement” refers to that certain Credit Agreement, dated as of December 23, 2021 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 15, 2022), by and among Pagaya, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement and Amendment No. 1 to Credit Agreement are attached as Exhibit 10.15 and Exhibit 10.16 to this proxy statement/prospectus, respectively.
“Current Pagaya Articles” refers to the Amended and Restated Articles of Association of Pagaya, dated as of March 17, 2021.
“Effective Time” refers to the effective time of the Merger.

“EJF Investor” refers to EJF Debt Opportunities Master Fund, LP, a Delaware limited liability company, an affiliate of EJFA.
“EJF Subscription Agreement” refers to that certain Subscription Agreement, dated as of September 15, 2021, by and between Pagaya and the EJF Investor, attached as Annex D to this proxy statement/prospectus, providing for the purchase by the EJF Investor at the Closing of up to 20 million Pagaya Class A Ordinary Shares at a price per share of $10.00, for an aggregate purchase price of up to $200 million.
“EJFA” refers to EJF Acquisition Corp., a Cayman Islands exempted company.
“EJFA Board” refers to the board of directors of EJFA.
“EJFA Class A Ordinary Shares” refers to the class A ordinary shares, par value $0.0001 per share, of EJFA.
“EJFA Class B Ordinary Shares” refers to the class B ordinary shares, par value $0.0001 per share, of EJFA.
“EJFA IPO” refers to the initial public offering of EJFA, which closed on March 1, 2021.
“EJFA Memorandum and Articles of Association” refers to the Amended and Restated Memorandum and Articles of Association of EJFA, as amended, restated, modified or supplemented from time to time.
“EJFA Ordinary Shares” refers to the EJFA Class A Ordinary Shares and EJFA Class B Ordinary Shares.
“EJFA Private Placement Warrants” refers to the 5,166,667 private placement warrants of EJFA entitling the holder to purchase one EJFA Class A Ordinary Share per warrant.
“EJFA Public Shareholders” refers to the holders of the EJFA Class A Ordinary Shares included in the EJFA Units issued in the EJFA IPO.
“EJFA Public Shares” refers to EJFA Class A Ordinary Shares sold as part of the EJFA Units issued in the EJFA IPO (whether they were purchased in that offering or thereafter in the open market).
“EJFA Public Warrants” refers to the 9,583,333 public warrants of EJFA entitling the holder to purchase one EJFA Class A Ordinary Share per warrant.
“EJFA Shareholder Matters” refers to (a) the approval and adoption of the Merger Agreement and the Transactions, (b) the approval of and authorization of the Merger, (c) if required, the approval of the adjournment of the Special Meeting and (d) any other matters required to be approved by EJFA Shareholders by legal requirements.
“EJFA Shareholder Proposals” refers to (a) the Business Combination Proposal, (b) the Merger Proposal and (c) the Adjournment Proposal.
“EJFA Shareholder Redemption” refers to EJFA’s acquisition of EJFA Public Shares in connection with the Merger pursuant to the right of the holders of EJFA Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.
“EJFA Shareholders” refers to, collectively, holders of EJFA Class A Ordinary Shares and holders of EJFA Class B Ordinary Shares.
“EJFA Transaction Costs” refers to (a) all fees, costs and expenses incurred by EJFA prior to the Closing and payable after June 30, 2021 in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements and the consummation of the transactions contemplated thereby, (b) all fees, costs and expenses incurred by EJFA prior to the Closing and payable after June 30, 2021, in connection with the EJFA IPO, including any such amounts which are triggered by or become payable as a result of the Closing and (c) all costs, fees and expenses related to the EJFA director and officer tail policy, except the following fees, costs or expenses do not constitute “EJFA Transaction Costs”: (i) any amounts incurred at the request or direction of another party to the Merger Agreement; and (ii) any amounts incurred in connection with any actual or threatened legal proceeding.
“EJFA Units” refers to the units issued in the EJFA IPO, each consisting of one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant.
“EJFA Unitholders” refers to the holders of EJFA Units.

“EJFA Voting Agreement” refers to that certain EJFA Voting Agreement, dated as of September 15, 2021, by and between Pagaya and the Sponsor, in the form attached as Annex G to this proxy statement/prospectus.
“EJFA Warrantholders” refers to the holders of EJFA Public Warrants.
“EJFA Warrants” refers to the EJFA Private Placement Warrants and the EJFA Public Warrants.
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Excluded Shares” refers to all EJFA Ordinary Shares that are owned by EJFA, Merger Sub, Pagaya or any of their respective subsidiaries immediately prior to the Effective Time.
“Financing Vehicles” refers to (i) funds managed or advised by Pagaya or one of its affiliates, (ii) securitization vehicles sponsored or administered by Pagaya or one of its affiliates and (iii) other similar vehicles.
“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Investment Advisers Act” refers to the U.S. Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Israeli Securities Law” refers to the Israeli Securities Law, 5728-1968, as amended, and the regulations promulgated thereunder.
“ITA” refers to the Israel Tax Authority.
“ITO” refers to the Israeli Income Tax Ordinance [New Version], 5721-1961, and the regulations, rules and orders promulgated thereunder, as amended.
“Lock-Up Shares” refers to (i) with respect to the Pagaya Equity Holders and their permitted transferees, the Pagaya Ordinary Shares held by such Pagaya Equity Holders as of immediately following the Stock Split and the Preferred Share Conversion, and (ii) with respect to the Sponsor and certain directors and advisors of EJFA and their permitted transferees, (A) the Pagaya Ordinary Shares issuable to the Sponsor and certain directors and advisors of EJFA and their permitted transferees as Merger Consideration (as defined in the Merger Agreement) under the Merger Agreement in respect of the 7,187,500 EJFA Class B Ordinary Shares that they hold, (B) the Pagaya Warrants issuable to the Sponsor as Merger Consideration in respect of the EJFA Private Placement Warrants, and (C) any Pagaya Ordinary Shares issuable to the Sponsor upon exercise of such Pagaya Warrants mentioned in the preceding Clause (B). In furtherance of the foregoing, Pagaya Ordinary Shares issued to any affiliate of the Sponsor in accordance with any subscription agreement between such affiliate and Pagaya are not Lock-Up Shares.
“Merger” refers to the merger of Merger Sub with and into EJFA, as contemplated by the Merger Agreement.
“Merger Agreement” refers to that certain Agreement and Plan of Merger, dated as of September 15, 2021, by and among EJFA, Pagaya and Merger Sub, as attached in Annex A to this proxy statement/prospectus.
“Merger Proposal” refers to the proposal to approve and authorize the Merger, by a special resolution requiring the affirmative vote of at least two-thirds (2/3) of the votes cast by holders of outstanding EJFA Ordinary Shares present in person or by proxy at the Special Meeting and entitled to vote on the matter.
“Merger Sub” refers to Rigel Merger Sub Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of Pagaya.
“Nasdaq” refers to The Nasdaq Global Market.
“Network Capital” refers to the total capital currently invested in assets originated by Partners with the assistance of our AI technology and network and acquired by a Financing Vehicle plus capital committed by Asset Investors that is available for a Financing Vehicle to acquire new assets.
“Network Fee” refers to fees earned and collected (i) from Financing Vehicles upon the generation of Network Volume and (ii) related to the establishment and administration of certain Financing Vehicles.
“Network Volume” refers to the gross dollar amount of assets that are originated by Partners with the assistance of Pagaya’s AI technology and are acquired by Financing Vehicles.
x

“Pagaya” refers to Pagaya Technologies Ltd., a company organized under the laws of the State of Israel.
“Pagaya A&R Articles” refers to the Amended and Restated Articles of Association of Pagaya, to be effective as of immediately prior to the Reclassification, attached as Annex C to this proxy statement/prospectus.
“Pagaya Board” refers to the board of directors of Pagaya.
“Pagaya Class A-1 Preferred Shares” refers to the Class A-1 preferred shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class A Ordinary Shares” refers to the Class A ordinary shares, no par value, of Pagaya, following the Capital Restructuring, which will carry voting rights in the form of one vote per share of Pagaya.
“Pagaya Class A Preferred Shares” refers to the Class A Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class B Ordinary Shares” refers to the Class B Ordinary Shares, no par value, of Pagaya, following the Capital Restructuring, which will carry voting rights in the form of 10 votes per share of Pagaya.
“Pagaya Class B Preferred Shares” refers to the Class B Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class C Preferred Shares” refers to the Class C Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class D Preferred Shares” refers to the Class D Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Class E Preferred Shares” refers to the Class E Preferred Shares, nominal value NIS 0.01 each, of Pagaya, prior to the Capital Restructuring.
“Pagaya Equity Holders” refers to the shareholders of Pagaya as of immediately prior to the Effective Time.
“Pagaya Option” refers to each outstanding and unexercised option to purchase Pagaya Ordinary Shares issued pursuant to the Pagaya Share Plans, whether or not then vested or fully exercisable.
“Pagaya Ordinary Shares” refers to the ordinary shares, NIS 0.01 each, of Pagaya, prior to the Capital Restructuring, provided, however, that after the Preferred Share Conversion and Reclassification, every reference to Pagaya Ordinary Shares shall be to the Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares.
“Pagaya Preferred Shares” refers to the Pagaya Class A Preferred Shares, Pagaya Class A-1 Preferred Shares, Pagaya Class B Preferred Shares, Pagaya Class C Preferred Shares, Pagaya Class D Preferred Shares and Pagaya Class E Preferred Shares, prior to the Capital Restructuring.
“Pagaya Share Plans” refers to Pagaya’s 2016 Equity Incentive Plan and the Stock Option Sub-Plan For United States Persons thereunder and the 2021 Plan, collectively.
“Pagaya Shareholders” refers, prior to the Merger, to the shareholders of Pagaya and, after the Merger, to the shareholders of the post-Closing combined company.
“Pagaya Shareholder Approval” refers to (a) with respect to the Merger, the affirmative vote or written consent of the Preferred Majority, (b) with respect to (i) the adoption of the Pagaya A&R Articles, (ii) the approval and adoption of the Merger Agreement and (iii) the approval of the other transactions contemplated by the Merger Agreement, including the Capital Restructuring, the affirmative vote or written consent of each of (x) the Pagaya Shareholders by a shareholder resolution and (y) the Preferred Majority and (c) with respect to any other matters required by applicable legal requirements, the affirmative vote or written consent of Pagaya Shareholders required by applicable legal requirements.
“Pagaya Shareholder Matters” refers to (a) the Preferred Share Conversion, (b) the Merger, (c) the adoption of the Pagaya A&R Articles, (d) the approval and adoption of the Merger Agreement, (e) the other transactions contemplated by the Merger Agreement, including the Reclassification and Stock Split, and (f) any other matters required to be approved by Pagaya Shareholders by applicable legal requirements.
“Pagaya Shares” means the Pagaya Ordinary Shares and the Pagaya Preferred Shares.

“Pagaya Voting Agreement” refers to that certain Company Voting Agreement, dated as of September 15, 2021, by and among EJFA and certain of the Pagaya Shareholders, in the form attached as Annex F to this proxy statement/prospectus.
“Pagaya Warrant” refers to each outstanding and unexercised warrant to purchase one Pagaya Class A Ordinary Share per warrant.
“Partners” refers to financial institutions including, among others, banks, peer-to-peer lending networks, online marketplaces, non-bank finance companies, fintechs, financing intermediaries, consumer product companies, brokers, agents and credit unions that have entered into arrangements to utilize Pagaya’s AI technology and network to assist them in originating credit and other assets that may be acquired by a Financing Vehicle.
“PCAOB” refers to the Public Company Accounting Oversight Board.
“Permitted Class B Owner” refers to a Founder or any person or entity that, through contract, proxy or operation of law, has irrevocably delegated the sole and exclusive right to vote the Pagaya Class B Ordinary Shares held by such person or entity to a Founder.
“PIPE Investment” refers to the investment by the EJF Investor and by those certain other PIPE Investors pursuant to the Subscription Agreements.
“PIPE Investors” refers to the EJF Investor and those certain other investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“PIPE Shares” refers to the 35.0 million Pagaya Class A Ordinary Shares issuable pursuant to the Subscription Agreements.
“Plan of Merger” refers to the plan of merger substantially in the form attached as Exhibit F to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
“Preferred Majority” refers to the holders of a majority of the Pagaya Preferred Shares outstanding at a given time prior to the Capital Restructuring, voting together as a single class on an as-converted basis.
“Preferred Share Conversion” refers to the conversion of the outstanding Pagaya Preferred Shares into Pagaya Ordinary Shares in accordance with the Merger Agreement.
“Reclassification” refers to the reclassification of each Pagaya Ordinary Share that is outstanding immediately following the Preferred Share Conversion (and for the avoidance of doubt, any warrant, right or other security convertible into or exchangeable or exercisable therefor, including each Pagaya Ordinary Share underlying any Pagaya Option), into one Pagaya Class A Ordinary Share or one Pagaya Class B Ordinary Share, as applicable, as set forth in the Merger Agreement.
“Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among Pagaya, EJFA, the Sponsor and certain equityholders of Pagaya named therein, replacing EJFA’s and Pagaya’s existing registration rights agreements.
“SEC” refers to the U.S. Securities and Exchange Commission.
“Securities Act” refers to the U.S. Securities Act of 1933, as amended.
“Side Letter Agreement” refers to that certain side letter agreement, dated September 15, 2021, by and among Pagaya, EJFA and the Sponsor, in the form attached as Annex E to this proxy statement/prospectus.
“Special Meeting” refers to the extraordinary general meeting of EJFA Shareholders to vote on the EJFA Shareholder Matters, to be convened on June 17, 2022 at 9:30 a.m. Eastern Time at the law offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017 or at such other time, on such other date and at such other place to which the extraordinary general meeting may be adjourned or postponed and will be virtually accessible at https://www.cstproxy.com/ejfacquisition/2022.
“Split Factor” shall have the meaning ascribed to it in the Merger Agreement.
“Sponsor” refers to Wilson Boulevard LLC, a Delaware limited liability company.

“Stock Split” refers to the stock split of the Pagaya Ordinary Shares into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share will have a value of $10.00 per share immediately following the Capital Restructuring on the basis of the Company Value (as defined in the Merger Agreement) set out in the Merger Agreement.
“Subscription Agreements” refers to the EJF Subscription Agreement and the other subscription agreements entered into by the PIPE Investors, the form of which is attached as Exhibit 10.8 to this proxy statement/prospectus, pursuant to which the PIPE Investment will be consummated.
“Transaction Agreements” refers to the Merger Agreement, the Registration Rights Agreement, the EJF Subscription Agreement, the Pagaya Voting Agreement, the EJFA Voting Agreement, the Side Letter Agreement, the confidentiality agreement by and between Pagaya and EJFA, the Pagaya A&R Articles and all the agreements documents, instruments and certificates entered into in connection with the Merger Agreement or therewith and any and all exhibits and schedules thereto.
“Transactions” refers to the Merger and the other transactions contemplated by the Merger Agreement.
“Treasury Regulations” refers to the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Trust Account” refers to the trust account established pursuant to a trust agreement with Continental, as trustee, in connection with the EJFA IPO.
“Trust Agreement” refers to the Investment Management Trust Agreement, effective as of February 24, 2021, by and between EJFA and Continental.
“United States” or “U.S.” refers to the United States of America, including the states, the District of Columbia and its territories and possessions.
“U.S. Dollars” or “$” refers to U.S. dollars.
“U.S. GAAP” refers to the U.S. generally accepted accounting principles.
“U.S. Holder” refers to any beneficial owner of EJFA securities or Pagaya securities, as the case may be, that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

“VWAP” refers to, on any trading day on or after the Closing Date, the volume weighted-average of the trading prices of the Pagaya Class A Ordinary Shares trading during such day on the principal securities exchange or securities market on which Pagaya Class A Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by Pagaya), except if there occurs any change in the outstanding Pagaya Class A Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change.
“Warrant Agreement” refers to the Amended and Restated Warrant Agreement, to be entered into immediately prior to the Effective Time, by and among EJFA, Pagaya and Continental, as transfer agent.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND
THE SPECIAL MEETING
The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the Merger. The following questions and answers do not include all the information that may be important to EJFA Shareholders. EJFA Shareholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the Merger and the voting procedures for the Special Meeting.
Q:	Why am I receiving this proxy statement/prospectus?
A:
EJFA and Pagaya have agreed to a merger and certain related transactions under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and EJFA encourages the EJFA Shareholders to read the Merger Agreement in its entirety. EJFA Shareholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger, with EJFA surviving the Merger as a wholly-owned subsidiary of Pagaya. See the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal.”

Q:	Are there any other matters being presented to EJFA Shareholders at the Special Meeting?
A:	In addition to voting on the Business Combination Proposal, the EJFA Shareholders will vote on the following proposals:
•	To approve and authorize the Merger. See the section of this proxy statement/prospectus entitled “Proposal Two—The Merger Proposal.”
•
To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, if the parties are not able to consummate the Merger for any reason. See the section of this proxy statement/prospectus entitled “Proposal Three—The Adjournment Proposal.”

EJFA will hold the Special Meeting of EJFA Shareholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Merger and the other matters to be acted upon at the Special Meeting. EJFA Shareholders should read this proxy statement/prospectus (including the annexes and the other documents referred to herein) carefully and in its entirety.
Your vote is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.
Q:	Why is EJFA proposing the Merger?
A:	EJFA was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On March 1, 2021, EJFA completed (a) the EJFA IPO of 28,750,000 units at an offering price of $10.00 per unit, with each EJFA Unit consisting of one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant, with each whole EJFA Public Warrant entitling the holder thereof to purchase one EJFA Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustments, and (b) a concurrent private placement of 5,166,667 warrants to the Sponsor. A total of $287,500,000 of the net proceeds from the EJFA IPO and the concurrent private placement of EJFA Private Placement Warrants were placed in the Trust Account, which was established for the benefit of the EJFA Public Shareholders. Since the EJFA IPO, EJFA’s activity has been limited to the evaluation of potential targets for its initial business combination.
Prior to reaching its decision to approve the business combination and the Merger, the EJFA Board consulted with EJFA’s management as well as its legal and financial advisors, reviewed various industry and financial data, valuation analyses and the results of management’s due diligence review of Pagaya. In considering the business combination, the EJFA Board determined that Pagaya satisfied the vast majority of the criteria identified in the prospectus for the EJFA IPO to be important factors in identifying and selecting an acquisition candidate and also considered any potentially relevant deterrent factors and concluded that the business combination with Pagaya is in the best interest of EJFA and the EJFA Shareholders. See the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal” for a discussion of the factors considered by the EJFA Board in reaching its decision.
Q:	What will happen in the Merger?
A:
At the Closing, Merger Sub will merge with and into EJFA, with EJFA surviving as a wholly-owned subsidiary of Pagaya. In addition, at the Effective Time, (i) each EJFA Unit will be automatically separated into one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant; provided that no fractional EJFA Public Warrants will be issued in connection with the EJFA Unit separation such that if a holder of EJFA Units would be entitled to receive a fractional EJFA Public Warrant upon the EJFA Unit separation, then the number of EJFA Public Warrants to be issued to such holder upon the EJFA Unit separation will be rounded down to the nearest whole number of EJFA Public Warrants, (ii) each EJFA Class B Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive one Pagaya Class A Ordinary Share, (iii) each EJFA Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (after giving effect to the EJFA Shareholder Redemption and other than Excluded Shares) will be converted into the right to receive one Pagaya Class A Ordinary Share and (iv) each EJFA Warrant outstanding immediately prior to the Effective Time will be converted into one Pagaya Warrant, as described in more detail in the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal.”

Prior to the Effective Time, Pagaya will consummate the PIPE Investment subject to the terms of the Subscription Agreements in an aggregate amount of $350 million.
Q:	What other transactions will happen in connection with the Merger?
A:
Prior to the Effective Time, subject to receiving the Pagaya Shareholder Approval, Pagaya intends to (i) effect the Preferred Share Conversion, pursuant to which the then outstanding Pagaya Preferred Shares will convert into Pagaya Ordinary Shares in accordance with the Current Pagaya Articles, (ii) effect the Reclassification, pursuant to which Pagaya will reclassify (A) each Pagaya Ordinary Share that, immediately following the Preferred Share Conversion, is outstanding and held by any shareholder other than a Founder, as well as each Pagaya Ordinary Share underlying any Pagaya Options, into one Pagaya Class A Ordinary Share and (B) each Pagaya Ordinary Share that, immediately following the Preferred Share Conversion, is outstanding and held by a Founder, into one Pagaya Class B Ordinary Share, and (iii) effect the Stock Split, pursuant to which each Pagaya Ordinary Share will split into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share will have a value of $10.00 per share immediately following such split, based on the Company Value.

Q:	What is the PIPE Investment?
A:
Concurrently with the execution of the Merger Agreement, Pagaya entered into the EJF Subscription Agreement with the EJF Investor, pursuant to which, on the terms and subject to the conditions set forth in the EJF Subscription Agreement, the EJF Investor has agreed to purchase, and Pagaya has agreed to sell to it, an aggregate of up to 20 million Pagaya Class A Ordinary Shares, for a purchase price of $10.00 per share and at an aggregate purchase price of up to $200 million. Subsequently, Pagaya also entered into additional subscription agreements with certain other investors, pursuant to which, on the terms and subject to the conditions set forth in such subscription agreements, such investors have agreed to purchase, and Pagaya has agreed to sell to them, 22.2 million Pagaya Class A Ordinary Shares at a purchase price of $10.00 per share, which shares reduced the foregoing commitment of the EJF Investor by 7.2 million shares.

Q:	Did the EJFA Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?
A:
EJFA retained Duff & Phelps as its financial advisor in connection with the Merger. In connection with this engagement, the EJFA Board requested that Duff & Phelps evaluate the fairness, from a financial point of view, of the consideration to be paid to the EJFA Shareholders (excluding the Sponsor, EJFA, Pagaya and each of their respective wholly-owned subsidiaries, and any other Pagaya Voting Agreement Signatories (as defined in the Merger Agreement)(collectively, the “Excluded Shareholders”)). Duff & Phelps delivered a written fairness opinion to the EJFA Board dated September 14, 2021, in which it concluded that, as of such date and based upon and subject to the assumptions made, scope of analysis considered, matters evaluated and other qualifications and limitations set forth therein, the consideration to be paid to the EJFA Shareholders was fair, from a financial point of view, to EJFA Shareholders (excluding the Excluded Shareholders). See the section of this proxy statement/prospectus entitled “Fairness Opinion of Duff & Phelps.”
Q:	Do I have redemption rights?
A:
Holders of EJFA Public Shares may seek to have all or a portion of such shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal; provided that such redemption will be limited to an aggregate dollar amount that would allow EJFA to have net tangible assets in excess of $5,000,001. Any EJFA Public Shareholder holding EJFA Public Shares as of the Record Date may demand that EJFA redeem such shares into a full pro rata portion of the Trust Account (which was $10.01 per share as of May 17, 2022, the Record Date), calculated as of two Business Days prior to the anticipated consummation of the Merger.

Notwithstanding the foregoing, an EJFA Public Shareholder, together with any affiliate of such EJFA Public Shareholder or any other person with whom such EJFA Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its EJFA Public Shares with respect to more than 15% of the EJFA Public Shares, without the consent of EJFA. Accordingly, if an EJFA Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the EJFA Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash without the consent of EJFA.
Q:	How do I exercise my redemption rights?
A:
Holders of EJFA Public Shares as of the Record Date who wish to exercise their redemption rights are required to (i) submit their redemption request, which includes the name of the beneficial owner of the shares to be redeemed, in writing to Continental, EJFA’s transfer agent, and (ii) deliver their shares, either physically or electronically using DTC’s DWAC system, to Continental no later than 5:00 p.m. Eastern Time on June 15, 2022 (two Business Days prior to the Special Meeting). If a holder of EJFA Public Shares seeking redemption of EJFA Public Shares holds the shares in “street name,” meaning their EJFA Ordinary Shares are held of record by a broker, bank or other nominee, such EJFA Shareholder will have to coordinate with their broker, bank or other nominee to have the shares certificated or delivered electronically. Shares represented by certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. If the Merger is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request to have EJFA Public Shares redeemed may be made no later than 5:00 p.m. Eastern Time on June 15, 2022 (two Business Days prior to the Special Meeting). If a holder of EJFA Public Shares delivers EJFA Public Shares for redemption and later decides prior to the Special Meeting not to elect redemption, such holder may request return of their shares without EJFA consent so long as the return is made prior to the redemption deadline. Any request for return of shares after the redemption deadline requires EJFA consent. Such a request must be made by contacting Continental at the phone number or address set out elsewhere in this proxy statement/prospectus.
Q:	If I am an EJFA Warrantholder, can I exercise redemption rights with respect to my EJFA Public Warrants?
A:	No. The holders of EJFA Public Warrants have no redemption rights with respect to the EJFA Public Warrants.
If you are a holder of EJFA Public Shares (including through the ownership of EJFA Units) and you separate the EJFA Units into underlying EJFA Public Shares and EJFA Public Warrants and thereafter exercise your redemption rights, it will not result in the loss of any EJFA Public Warrants that you may hold (including those contained in any EJFA Units you hold). At the Effective Time, your EJFA Public Warrants will become Pagaya Warrants, exercisable commencing 30 days after the Effective Time.

Q:	If I am an EJFA Unitholder, can I exercise redemption rights with respect to my EJFA Public Warrants?
A:
No. Holders of outstanding EJFA Units must elect to separate the EJFA Units into the underlying EJFA Public Shares and EJFA Public Warrants prior to exercising redemption rights with respect to the EJFA Public Shares. If you hold your EJFA Units in an account at a brokerage firm, bank or other nominee, you must notify your broker or bank that you elect to separate the EJFA Units into the underlying EJFA Public Shares and EJFA Public Warrants, or if you hold EJFA Units registered in your own name, you must contact Continental, EJFA’s transfer agent, directly and instruct them to do so. If you fail to cause your EJFA Units to be separated and delivered to Continental by 5:00 p.m., New York City time, on June 15, 2022, you will not be able to exercise your redemption rights with respect to your EJFA Public Shares.

Q:	Do I have appraisal rights if I object to the Merger?
A:
The Companies Act prescribes when EJFA Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, EJFA Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, EJFA Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of EJFA Shareholders—Redemption Rights”, and the EJFA Board is of the view that the redemption proceeds payable to EJFA Shareholders who exercise such redemption rights represents the fair value of those shares. See the section of this proxy statement/prospectus entitled “Appraisal Rights.”

Q:	What happens to the funds deposited in the Trust Account after consummation of the Merger?
A:
A total of $287,500,000 of the net proceeds from the EJFA IPO and the concurrent private placement of EJFA Private Placement Warrants was placed in the Trust Account immediately following the EJFA IPO. If the Merger is consummated, the funds in the Trust Account will be used (i) to pay, on a pro rata basis, holders of EJFA Public Shares the redemption price for EJFA Public Shares redeemed by the EJFA Public Shareholders who properly exercised redemption rights, (ii) to pay fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement (including aggregate fees of approximately $10.1 million to the underwriters of the EJFA IPO as deferred underwriting commissions) and (iii) to repay working capital loans made by the Sponsor, if any. As of the date of this proxy statement/prospectus, there are no outstanding working capital loans. Any funds remaining in the Trust Account after such payments will be released as directed by EJFA.

Q:	What happens if a substantial number of EJFA Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A:
EJFA Public Shareholders may vote in favor of the Merger and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Merger may be consummated even though the funds available from the Trust Account and the number of EJFA Public Shareholders are substantially reduced as a result of redemptions by EJFA Public Shareholders.

Pagaya’s obligation to consummate the transactions contemplated by the Merger Agreement is conditioned on the amount of “available cash” being at least $200 million. Under the Merger Agreement, “available cash” is defined as (a) an amount equal to the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate EJFA Shareholder Redemption Payments Amount, plus (b) the proceeds actually paid to Pagaya upon consummation of the PIPE Investment (including any funds paid by the EJF Investor in its capacity as a backstop for defaulting PIPE investors, if any). The amount of the PIPE Investment is greater than $200 million, and therefore the “available cash” condition is expected to be satisfied even if there are significant numbers of EJFA Shareholder Redemptions, provided that the PIPE Investment is consummated in accordance with the Subscription Agreements. In addition, each of Pagaya’s and EJFA’s obligation to consummate the transactions contemplated by the Merger Agreement is conditioned on EJFA having at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that EJFA will be required to pay to redeeming shareholders upon consummation of the Merger. To the extent that there are fewer EJFA Public Shares and EJFA Public Shareholders, the trading market for Pagaya Ordinary Shares may be less liquid than the market was for EJFA Public Shares prior to the

Transactions and Pagaya may not be able to meet the listing standards of a national securities exchange. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to Pagaya to be used in its business following the consummation of the Merger.
Q:	What happens if the Merger is not consummated?
A:
If EJFA does not consummate the Merger with Pagaya for whatever reason, EJFA would search for another target business with which to complete an initial business combination. If EJFA does not consummate the Merger with Pagaya or a business combination with another company by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), EJFA must redeem 100% of the outstanding EJFA Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (approximately $287,837,329.91 as of May 23, 2022), less up to $100,000 of interest to pay dissolution expenses, divided by the number of outstanding EJFA Public Shares. The Sponsor and certain directors and advisors of EJFA have waived their rights to liquidating distributions from the Trust Account with respect to their EJFA Class B Ordinary Shares in the event EJFA fails to complete a business combination by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), and, accordingly, their EJFA Class B Ordinary Shares will be worthless in such an event. Additionally, in the event of such liquidation, there will be no distribution with respect to the outstanding EJFA Warrants and the EJFA Warrants would expire worthless.

Q:	How do the Sponsor and EJFA’s directors and officers intend to vote on the proposals?
A:
The Sponsor beneficially owns and is entitled to vote an aggregate of approximately 19.3% of the outstanding EJFA Ordinary Shares. Pursuant to the EJFA Voting Agreement, the Sponsor and the directors and advisors and their permitted transferees of EJFA holding EJFA Class B Ordinary Shares have agreed to vote their EJFA Ordinary Shares in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, the approval and authorization of the Merger, if required, the approval of the adjournment of the EJFA Special Meeting, and any other matter reasonably necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by EJFA Shareholders. In addition to the EJFA Ordinary Shares held by the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees, EJFA would need (i) 10,781,251 shares, or approximately 37.5% of the EJFA Public Shares outstanding as of the Record Date to be voted in favor of the Business Combination Proposal and the Adjournment Proposal in order for such proposals to be approved and (ii) 16,770,834 shares, or approximately 58.3% of the EJFA Public Shares outstanding as of the Record Date to be voted in favor of the Merger Proposal in order for such proposal to be approved, in each case, assuming all outstanding EJFA Ordinary Shares are present at and vote at the Special Meeting.

Q:	What interests do the Sponsor and the current officers and directors of EJFA have in the Merger?
A:
In considering the recommendation of the EJFA Board to vote in favor of the Merger, EJFA Shareholders should be aware that, aside from their interests as shareholders, the Sponsor and certain of EJFA’s officers and directors have interests in the Merger that are different from, or in addition to, those of other shareholders generally. The EJFA Board was aware of and considered these interests, among other matters, in evaluating the Merger, in recommending to EJFA Shareholders that they approve the Merger and, where applicable, in agreeing to vote their shares in favor of the Merger. EJFA Shareholders should take these interests into account in deciding whether to approve the Merger. See the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

These interests include, among other things, the fact that:
•
If the Merger with Pagaya or another business combination is not consummated by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), EJFA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding EJFA Public Shares for cash and, subject to the approval of its remaining shareholders and the EJFA Board, dissolving and liquidating. On the other hand, if the Merger is consummated, each outstanding EJFA Ordinary Share will be converted into one Pagaya Class A Ordinary Share, subject to adjustment as described herein.

•
If EJFA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EJFA for services rendered or contracted for or products sold to EJFA. If EJFA consummates a business combination, on the other hand, EJFA will be liable for all such claims.

•
The Sponsor and EJFA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EJFA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EJFA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, EJFA may not be able to reimburse these expenses if the Merger or another business combination is not completed by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association). As of the Record Date, the Sponsor and EJFA’s officers and directors and their affiliates had incurred approximately $1,914,370.00 of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of EJFA’s current directors and officers and the continuation of directors and officers liability insurance covering EJFA’s current directors and officers.

•
Subject to Pagaya’s consent in accordance with the Merger Agreement, the Sponsor and EJFA’s officers and directors (or their affiliates) may make loans from time to time to EJFA to fund certain capital requirements. Loans may be made after the date of this proxy statement/prospectus. If the Merger is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to EJFA outside of the Trust Account.

•
Emanuel Friedman will be a member of the Pagaya Board following the Closing and, therefore, in the future, Mr. Friedman will receive any cash fees, stock options or stock awards that the Pagaya Board determines to pay to its non-executive directors.

•	The EJF Investor will participate in the purchase of PIPE Shares from Pagaya at the Closing, and certain of EJFA’s directors and officers are affiliated with the EJF Investor.
•
Duff & Phelps, a Kroll Business, rendered the Opinion (as defined below) to the EJFA Board, for which it will receive a fee from EJFA. A portion of such fee was payable upon delivery of the Opinion and a portion is payable upon and subject to the Closing.

•
Pagaya, EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed the Expenses Excess Amount, a number of EJFA Class B Ordinary Shares will be forfeited for no consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.

•
Given the difference in the purchase price the Sponsor paid for EJFA Class B Ordinary Shares ($0.003 per share) and EJFA Private Placement Warrants ($1.50 per Warrant) as compared to the purchase price of the EJFA Units sold in the EJFA IPO ($10.00 per EJFA Unit), the Sponsor may earn a positive return on its investment even if the EJFA Public Shareholders experience a negative rate of return following the consummation of the business combination.

•
Certain directors and officers of EJFA, as well as certain partners and employees of EJF Capital, hold equity interests in the Sponsor, and thus have an interest in the business combination transaction that is not the same as the majority of EJFA Shareholders, who do not hold equity interests in the Sponsor.

•
In connection with the consummation of the business combination, the Sponsor, EJFA, Pagaya and certain equityholders of Pagaya will enter into a new Registration Rights Agreement, which will, among other things, provide that the Sponsor and certain equity holders will have a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities (as defined below), provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations.

•
Each of EJFA’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. EJFA’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to EJFA and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in EJFA’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to EJFA. The EJFA Memorandum and Articles of Association provide that, to the maximum extent permitted by applicable law, EJFA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of EJFA, on the one hand, and EJFA, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and EJFA waives any claim or cause of action it may have in respect thereof. EJFA does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Merger.

Q:	When do you expect the Merger to be completed?
A:
It is currently anticipated that the Merger will be consummated in mid-2022. The Closing is subject to the receipt of the requisite approval of the EJFA Shareholders described in this proxy statement/prospectus. The Closing is also subject to other customary closing conditions, including the receipt of the requisite approval by the Pagaya Shareholders. For a description of the conditions for the consummation of the Merger, see the section of this proxy statement/prospectus entitled “The Merger Agreement—Conditions to Closing.”

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
EJFA has engaged a professional proxy solicitation firm, Morrow Sodali LLC (“Morrow Sodali”), to assist in soliciting proxies for the Special Meeting. EJFA has agreed to pay Morrow Sodali a fee of $35,000.00, plus disbursements. EJFA will reimburse Morrow Sodali for all other expenses associated with the Special Meeting (provided however, that (other than “broker bills”) any individual Morrow Sodali expense in excess of $8,500.00 must be approved by EJFA in advance) and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. EJFA will also reimburse banks, brokers and other nominees representing beneficial owners of EJFA Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of EJFA Class A Ordinary Shares and in obtaining voting instructions from those beneficial owners. EJFA’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What do I need to do now?
A:
EJFA urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Merger will affect you as an EJFA Shareholder and/or EJFA Warrantholder. EJFA Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	When and where will the Special Meeting take place?
A:
The Special Meeting will be held on June 17, 2022 at 9:30 a.m. Eastern Time at the law offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017 or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed, and is virtually accessible at https://www.cstproxy.com/ejfacquisition/2022. You may attend and vote at the Special Meeting webcast by visiting https://www.cstproxy.com/ejfacquisition/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received.

Q:	How can I vote my shares at the Special Meeting?
A:
EJFA Ordinary Shares held directly in your name as the shareholder of record of such shares as of the close of business on May 17, the Record Date, may be voted electronically at the Special Meeting. If you choose to attend the Special Meeting, you will need to visit https://www.cstproxy.com/ejfacquisition/2022, and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote in person or electronically during the Special Meeting by following the instructions available on the meeting website during the meeting. If you are a beneficial owner of EJFA Ordinary Shares but not the shareholder of record of such shares, you will also need to obtain a legal proxy for the meeting provided by your bank, broker, or other nominee. Please note that if your EJFA Ordinary Shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the Special Meeting, you will not be permitted to vote electronically at the Special Meeting unless you first obtain a legal proxy issued in your name from the record owner. To request a legal proxy, please contact your broker, bank or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Special Meeting.
Q:	How can I vote my shares without attending the Special Meeting?
A:
If you are a shareholder of record of EJFA Ordinary Shares as of the close of business on May 17, the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold such shares in “street name”, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or other nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:	What happens if I sell my EJFA Ordinary Shares before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date the Merger is expected to be completed. If you transfer your EJFA Ordinary Shares after the applicable Record Date, but before the Special Meeting date, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting, but you will not be entitled to receive any portion of the Merger Consideration (as defined in the Merger Agreement) unless you hold EJFA Ordinary Shares immediately prior to the Effective Time.

Q:	If my shares are held in “street name,” will my bank, broker or other nominee automatically vote my shares for me?
A:
Your bank, broker or other nominee can vote your EJFA Ordinary Shares without receiving your instructions on “routine” proposals only. Your bank, broker or other nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

None of the proposals expected to be voted on at the Special Meeting are routine proposals. Accordingly, your bank, broker or other nominee cannot vote your EJFA Ordinary Shares with respect to these proposals unless you provide voting instructions.
Q:	May I change my vote after I have mailed my signed proxy card?
A:
Yes. If you are an EJFA Shareholder of record of EJFA Ordinary Shares as of the close of business on the Record Date, you can change or revoke your proxy before 11:59 p.m. ET on June 16, 2022 in one of the following ways:

•	submit a new proxy card bearing a later date;
•	give written notice of your revocation to EJFA’s Corporate Secretary, which notice must be received by EJFA’s Corporate Secretary prior to the vote at the Special Meeting; or
•
vote electronically at the Special Meeting by visiting https://www.cstproxy.com/ejfacquisition/2022 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If you hold your shares in “street name,” you should contact your bank, broker or other nominee to change your instructions on how to vote. If you hold your EJFA Ordinary Shares in “street name” and wish to virtually attend the Special Meeting and vote through the web portal, you must obtain a legal proxy from your bank, broker or other nominee.

Q:	What constitutes a quorum for the Special Meeting?
A:
A quorum is the minimum number of EJFA Ordinary Shares that must be present to hold a valid meeting. The presence, in person or by proxy, of a majority of the paid up voting share capital of EJFA entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting.

Broker non-votes (to the extent that the EJFA Shareholders have given the bank, broker or other nominee voting instructions on at least one proposal in this proxy statement/prospectus) will count as present for the purposes of establishing a quorum. As of the Record Date, 17,968,751 EJFA Ordinary Shares would be required to achieve a quorum.
Q:	What shareholder vote thresholds are required for the approval of each proposal brought before the Special Meeting?
A:	Vote thresholds are as follows:
•
Business Combination Proposal — The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

•
Merger Proposal — The authorization of the Plan of Merger will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

•
Adjournment Proposal — The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.

Q:	Are the proposals conditioned on one another?
A:
The Merger is conditioned on the approval of each of the proposals described in this proxy statement/prospectus (other than the Adjournment Proposal). The Business Combination Proposal and the Merger Proposal are cross-conditioned on the approval of each other, while the Adjournment Proposal is not conditioned on the approval of any other proposal.

Q:	What will be the relative equity stakes of EJFA Shareholders, the Sponsor, the EJF Investor and existing Pagaya Shareholders in Pagaya upon consummation of the Merger?
A:
Upon consummation of the Merger, Pagaya will become a new public company and EJFA will become a wholly-owned subsidiary of Pagaya. The former securityholders of EJFA will become securityholders of Pagaya. See Note 4 to our unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus for further details.

Upon consummation of the Merger, the post-Closing share ownership of Pagaya is expected to be as follows:
Pagaya Ordinary Shares (%)
EJFA Shareholders	4.2%
Sponsor (and other holders of EJFA Class B Ordinary Shares)	1.1%
Pagaya Shareholders	89.5%
PIPE Investors	5.2%
Total	100.0%
These relative percentages assume that none of the EJFA Shareholders exercise their redemption rights. These percentages do not account for the outstanding options and warrants issued by Pagaya or the Pagaya Warrants that will be issued upon conversion of the EJFA Public Warrants and EJFA Private Placement Warrants. If any of the EJFA Shareholders exercise such EJFA Shareholder’s redemption rights, the percentage ownership of the EJFA Shareholders will be lower and the percentage ownership of all other holders will be higher.
Q:	What are the material differences in the rights of shareholders as a result of the dual class structure?
A:	The Pagaya Class B Ordinary Shares will have 10 votes per share, while the Pagaya Class A Ordinary Shares will have one vote per share.
Pagaya Class B Ordinary Shares are expected to be issued to, and registered in the name of, (i) Gal Krubiner, Yahav Yulzari and Avital Pardo (each a “Founder” and, collectively, the “Founders”) and (ii) any Permitted Class B Owner (as defined in the Pagaya A&R Articles).
All outstanding Pagaya Class B Ordinary Shares owned by a Founder and by any Permitted Class B Owners affiliated with such Founder shall automatically convert into an equal number of Pagaya Class A Ordinary Shares on the date of the earliest to occur of (i), (ii) or (iii) below:
(i)
(1) the earliest to occur of (a) such Founder’s employment or engagement as an officer of Pagaya being terminated not for Cause (as defined in the Pagaya A&R Articles), (b) such Founder’s resigning as an officer of Pagaya, (c) death or Permanent Disability (as defined in the Pagaya A&R Articles) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Pagaya Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability, then such Pagaya Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Pagaya Class B Ordinary Shares and shall not convert into an equal number of Pagaya Class A Ordinary Shares or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or such Founder’s Pagaya Class B Ordinary Shares; and (2) such Founder no longer serves as a member of the Pagaya Board;

(ii)
90 days following the date on which such Founder first receives notice that his employment as an officer of Pagaya is terminated for Cause, except that if, prior to the expiration of such 90 day period, (a) the Pagaya Board repeals its determination that such Founder was terminated for Cause or determines that the Cause had been cured, then the provisions of clause (i) above shall apply, or (b) such Founder commences legal proceedings with the competent judicial forum to determine that such determination by the Pagaya Board of termination for Cause was improper or incorrect, then such Founder shall retain its Pagaya Class B Ordinary Shares until the earlier of (y) the issuance of a final unappealable judgment confirming the determination of the Pagaya Board, or a judgment which execution had not been stayed pending an appeal, and (z) the abandonment of such proceedings or their dismissal or denial by a ruling of the relevant judicial forum on any grounds, substantive or procedural, and regardless of whether or not the Pagaya Board’s determination regarding the termination for Cause is confirmed as part of such ruling, provided the basis for Cause shall be deemed to not be curable, and such conversion shall be effective immediately upon written notice by Pagaya to such Founder; or
(iii)
the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 10% of the total issued and outstanding ordinary share capital of Pagaya, and (2) the fifteenth anniversary of the Closing Date.

Additionally, any Pagaya Class B Ordinary Shares that are transferred to any person or entity other than a Permitted Class B Owner shall automatically upon such transfer convert into an equal number of Pagaya Class A Ordinary Shares.
Although no single holder will control a majority of voting power, the holders of the Pagaya Class B Ordinary Shares will collectively have up to 80.1% of the voting power of Pagaya following the Merger (under the no redemption scenario) and will collectively be able to control matters submitted to its shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets and other major corporate transactions.
Q:	What happens if I fail to take any action with respect to the Special Meeting?
A:
If you fail to take any action with respect to the Special Meeting and the Merger is approved by the EJFA Shareholders and consummated, you will become a shareholder or warrantholder of Pagaya as long as you hold EJFA Ordinary Shares, EJFA Public Warrants or EJFA Private Placement Warrants, as applicable, immediately prior to the Effective Time.

If you fail to take any action with respect to the Special Meeting and the Merger is not approved, you will continue to be a shareholder and/or warrantholder of EJFA, as applicable, and EJFA will continue to search for another target business with which to complete an initial business combination. If EJFA does not complete an initial business combination by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), EJFA must redeem 100% of the outstanding EJFA Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account, less up to $100,000 of interest to pay dissolution expenses, divided by the number of outstanding EJFA Public Shares.
Q:	What should I do with my share and/or warrant certificates?
A:
EJFA Warrantholders and those EJFA Shareholders who do not elect to have their EJFA Ordinary Shares redeemed for a pro rata share of the Trust Account should wait for instructions from the EJFA Transfer Agent regarding what to do with their certificates. EJFA Shareholders who exercise their redemption rights must deliver their share certificates to EJFA’s Transfer Agent (either physically or electronically) no later than two Business Days prior to the Special Meeting as described above.

Upon consummation of the Transactions, the EJFA Public Warrants, by their terms, will entitle holders to purchase shares of Pagaya. Therefore, EJFA Warrantholders need not deliver their EJFA Public Warrants to EJFA or Pagaya at that time.
Q:	What should I do if I receive more than one set of voting materials?
A:
EJFA Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your EJFA Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your EJFA Ordinary Shares.

Q:	What are the U.S. federal income tax consequences of the Merger to U.S. Holders of EJFA Ordinary Shares and/or EJFA Public Warrants?
A:
As described in the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations—Effects of the Merger—Characterization of the Merger as a reorganization under section 368(a) of the Code,” significant uncertainty exists as to the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code to U.S. Holders of EJFA Ordinary Shares and EJFA Public Warrants. If, as of the Closing Date, any requirement for Section 368(a) of the Code is not met, then such U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the fair market value (as of the Closing Date) of the securities received, over such U.S. Holder’s aggregate tax basis in the securities surrendered by such U.S. Holder in the Merger. Even if the requirements under Section 368(a) of the Code are satisfied, U.S. Holders may be required to recognize gain (but not loss) under the Passive Foreign Investment Company (“PFIC”) rules, as described in more detail below under “U.S. Federal Income Tax Considerations—Ownership and disposition of Pagaya securities—Passive foreign investment company considerations.”

Q:	Under Israeli law, what are the material Israeli income tax consequences of the Merger for EJFA Shareholders?
A:
The Merger is a taxable event in Israel. The EJFA Shareholders and holders of EJFA Warrants that are not residents of Israel should, under certain conditions, be exempt from Israeli tax while those that are Israeli residents may be taxed on any capital gains resulting from the exchange of their EJFA Class A Ordinary Shares, EJFA Class B Ordinary Shares or EJFA Public Warrants. Pagaya, Merger Sub, their respective affiliates, and any other person making a payment under the Merger Agreement (including the issuance of shares as consideration under the Merger Agreement) is required to deduct and withhold tax from the Merger Consideration in accordance with applicable legal requirements. Pagaya has applied for a tax ruling from the ITA exempting Pagaya, Merger Sub and their respective agents from any obligation to withhold Israeli tax from the Merger Consideration payable or otherwise deliverable to EJFA Shareholders and holders of EJFA Warrants, and deferring the taxable event to the time of the sale of the shares or warrants. In case such tax ruling is not timely obtained or does not cover all EJFA Shareholders and holders of EJFA Warrants, according to the Merger Agreement, any EJFA Shareholder or holder of EJFA Warrants that owns at least 5% of EJFA Ordinary Shares (expected to be determined in accordance with Rule 13d-3 of the Exchange Act) or is a resident of Israel will be subject to tax withholding in Israel, unless an exemption certificate from the ITA is provided by such EJFA Shareholder or holder of EJFA Warrants.

No assurance can be given that the tax ruling will be obtained or that the ITA will exempt Pagaya, Merger Sub and their respective agents from any obligation to withhold Israeli tax. In the event that such tax ruling is not obtained prior to the payment of the Merger Consideration, Israeli tax withholding may be required with respect to payments made to certain shareholders who do not obtain an exemption certificate from the ITA, by that time. The tax consequences of the Merger are complex and will depend on your particular circumstances. For a more detailed discussion, see the section titled “Certain Material Israeli Tax Considerations.”
Q:	Under Israeli law, what are the material Israeli income tax consequences of the other transactions that will happen in connection with the Merger?
A:
Each of the Preferred Share Conversion and Reclassification (including reclassifying Pagaya Ordinary Shares into Pagaya Class B Ordinary Shares) may be treated as a taxable event in Israel for some or all of the Pagaya Shareholders. Furthermore, the reclassification of the ordinary shares underlying the Pagaya Options into Pagaya Class A Ordinary Shares may cause the holders of such options to lose their eligibility for a reduced tax rate under the ITO and the Pagaya Share Plans with respect to such options. However, Pagaya has obtained a tax ruling from the ITA exempting the Pagaya Shareholders from such Israeli tax preserving the tax benefits of the option holders.

For a more detailed discussion, see the section titled “Certain Material Israeli Tax Considerations.”
Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:
The U.S. federal income tax consequences of exercising your redemption rights are complex and depend on your particular facts and circumstances. For a discussion of the U.S. federal income tax considerations of exercising your redemption rights, see the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations—Exercise of redemption rights.” If you are a U.S. Holder of EJFA Ordinary Shares contemplating to exercise of your redemption rights, you are urged to consult your tax advisor to determine the tax consequences thereof.
Q:	Who can help answer my questions?
A:	If you have questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:
EJF Acquisition Corp.
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Telephone: (703) 875-9121
Proxy Solicitor: Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: EJFA.info@investor.morrowsodali.com
You may also obtain additional information about EJFA from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of EJFA Public Shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to the EJFA Transfer Agent at the address below at least two Business Days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com
Tel: (212) 509-4000

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes and exhibits, to fully understand the Merger Agreement, the Transactions, including the Merger, and the other matters being considered at the Special Meeting. For additional information, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
Information about the companies (page 176)
Pagaya Technologies Ltd.
Pagaya makes life-changing financial products and services available to more people.
Pagaya has built, and is continuing to scale, a leading artificial intelligence (“AI”) and data network for the benefit of financial services providers, their customers, and asset investors. Financial services providers integrated in Pagaya’s network, which are referred to as Pagaya’s “Partners,” range from high-growth financial technology companies to incumbent financial institutions, auto finance providers and brokers. Partners utilize Pagaya’s network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.
In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, Pagaya believes underlying approaches to the determination of credit fitness for financial products are often outdated and overly manual. In Pagaya’s experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, Pagaya believes financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as Pagaya’s AI technology and network.
Pagaya is a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results. Partners utilize Pagaya’s centralized AI and data network to evaluate their customers’ applications in real time. Pagaya believes this solution measures risk and predicts behavior more accurately than legacy approaches, and Pagaya’s performance continuously improves as more information flows through its network. Further, Partners integrate seamlessly through Application Programming Interfaces (“APIs”), providing them with access to Pagaya’s proprietary technology with minimal latency and no significant upfront investment.
Pagaya was founded in 2016 and is organized under the laws of the State of Israel. The mailing address of Pagaya’s principal executive office is Azrieli Sarona Bldg, 54th Floor, 121 Derech Menachem Begin, Tel-Aviv, 6701203, Israel and its phone number is +972 (3) 715 0920.
EJFA
EJFA is a blank check company incorporated on December 22, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
On March 1, 2021, EJFA consummated its initial public offering of 28,750,000 EJFA Units, which includes the exercise by the underwriters of their over-allotment option in the amount of 3,750,000 EJFA Units, at a price of $10.00 per EJFA Unit, generating aggregate gross proceeds of $287,500,000. Each EJFA Unit consists of one EJFA Class A Ordinary Share, and one-third of one EJFA Public Warrant. The EJFA Units sold in the EJFA IPO were registered under the Securities Act on a registration statement on Form S-1 (No. 333-252892), which the SEC declared effective on February 9, 2021. Simultaneously with the closing of the EJFA IPO, EJFA consummated the sale of 5,166,667 EJFA Private Placement Warrants to the Sponsor at a price of $1.50 per EJFA Private Placement Warrant, generating total proceeds of $7,750,000. Each EJFA Warrant entitles the holder to purchase one EJFA Class A Ordinary Share at an exercise price of $11.50 per EJFA Class A Ordinary Share, subject to adjustment.
The EJFA Units, EJFA Class A Ordinary Shares and EJFA Warrants are listed on the Nasdaq Capital Market under the symbols EJFAU, EJFA and EJFAW, respectively.

The mailing address of EJFA’s principal executive office is 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201, and its telephone number is (703) 879-3292. After the consummation of the transactions, EJFA’s principal executive office will be that of Pagaya.
The Merger Agreement (page 141)
The following summary of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of attached as Annex A to this proxy statement/prospectus.
Expected pro forma ownership
It is anticipated that, upon completion of the Transactions, the Pagaya Ordinary Shares issued to the EJFA Shareholders, including the Sponsor (and other holders of EJFA Class B Ordinary Shares), as Merger Consideration will represent an ownership interest (excluding EJFA Warrants, Pagaya Options and outstanding Pagaya Warrants) in Pagaya of approximately 5.3% and 1.1%, assuming the no redemption scenario and the maximum redemption scenario, respectively (representing approximately 1.5% and 0.3% of the voting power of the Pagaya Ordinary Shares under the no redemption and the maximum redemption scenario, respectively). Pagaya Ordinary Shares held by Pagaya Shareholders immediately prior to the Effective Time (but after giving effect to the Stock Split) will represent an ownership interest in Pagaya of approximately 89.5% and 93.5%, assuming the no redemption scenario and the maximum redemption scenario, respectively (representing approximately 97.1% and 98.2% of the voting power of the Pagaya Ordinary Shares under the no redemption and the maximum redemption scenario, respectively). These percentages include the Pagaya Ordinary Shares that will be held by the Sponsor and certain directors and advisors of EJFA and their permitted transferees but that will be subject to price-based transfer restrictions. These percentages do not account for the outstanding Pagaya Options, Pagaya Warrants, or EJFA Warrants. See the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal—Pro Forma Capitalization” for further information.
The Merger
At the Closing, Merger Sub will merge with and into EJFA, with EJFA surviving as a wholly-owned subsidiary of Pagaya (the “Surviving Company”). In addition, at the Effective Time, (i) each EJFA Unit will be automatically separated and become one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant, (ii) each EJFA Class B Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive one Pagaya Class A Ordinary Share, (iii) each EJFA Class A Ordinary Share issued and outstanding immediately prior to the Effective Time (after giving effect any EJFA Shareholder Redemption and other than Excluded Shares) will be converted into the right to receive one Pagaya Class A Ordinary Share, and (iv) each EJFA Warrant outstanding immediately prior to the Effective Time will be converted into one Pagaya Warrant. Immediately following the Merger, it is expected that the Surviving Company will merge with and into another wholly-owned subsidiary of Pagaya.
Pre-Closing Capital Restructuring
Prior to the Effective Time, subject to receiving the Pagaya Shareholder Approval, Pagaya intends to (i) effect the Preferred Share Conversion, pursuant to which Pagaya will convert the then issued and outstanding Pagaya Preferred Shares into Pagaya Ordinary Shares in accordance with Pagaya’s organizational documents, (ii) adopt the Pagaya A&R Articles, (iii) effect the Stock Split, pursuant to which Pagaya Ordinary Shares will split into such number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share will have a value of $10.00 per share, and (iv) effect the Reclassification, pursuant to which the Founders (in their capacity as shareholders of Pagaya) will receive Pagaya Class B Ordinary Shares, no par value, which will carry voting rights in the form of 10 votes per share of Pagaya and the other pre-Closing Pagaya Shareholders will receive Pagaya Class A Ordinary Shares, no par value, which will carry voting rights in the form of one vote per share of Pagaya, in accordance with the organizational documents of Pagaya.
The EJFA Board’s Reasons for the Merger (page 128)
The EJFA Board, in evaluating the Transactions, consulted with EJFA’s management and financial and legal advisors. In reaching its unanimous resolutions on September 14, 2021 (i) that the Merger Agreement and the Transactions are in the best interests of EJFA and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Merger and the Transactions, the EJFA Board considered a range of factors, including, but not limited to, the factors discussed below. In recommending to shareholders in this proxy statement/prospectus that they adopt the Merger Agreement and approve the Merger and the Transactions, the EJFA Board again considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Transactions, the EJFA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The EJFA Board viewed its decisions as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of EJFA’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”
The EJFA Board and EJFA’s management also considered the general criteria and guidelines that EJFA believed to be important in evaluating prospective target businesses as described in the prospectus for the EJFA IPO.
The EJFA Board also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for the EJFA IPO, EJFA stated that it intended to focus primarily on acquiring a company or companies that possess some or all of the following characteristics, although EJFA indicated that it may enter into a business combination with a target business that does not meet these criteria or guidelines:
•
a fundamentally sound business that has a durable business model with the ability to successfully navigate an economic downturn, changes in the industry landscape, social sustainability trends and evolving regulatory environment, yet is not deeply distressed nor has a negative industry outlook;

•	can benefit from the vast network, experience, reputation and guidance of the EJFA management team, advisors and board of directors as well as affiliation with, and endorsement of, EJFA;
•	has a defensible market position and demonstrated differentiated competitive advantages with high barriers to entry against new competitors;
•	has recurring, predictable revenues and a history of, or the near-term potential to, generate stable and sustainable free cash flow;
•	exhibits unrecognized value, desirable returns on capital, and a need for capital to achieve the company’s growth strategy;
•	has the potential for strong and continued growth both organically and through add-on acquisitions;
•
is at an inflection point and would benefit from a catalyst such as incremental capital, innovation through new operational practices and application of innovative financial services technologies, product creation or additional management expertise;

•
has publicly traded comparable companies that operate in a similar industry sector or that have similar operating metrics which may help establish that the valuation of our initial business combination is attractive relative to such public peers; and

•
is positioned to be a publicly traded company and can benefit from being a publicly traded company, with access to broader and more efficient capital markets, to drive improved financial performance and achieve the company’s business strategy.

In considering the Transactions, the EJFA Board determined that the Transactions were an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

The EJFA Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the Transactions, and to recommend to shareholders in this proxy statement/prospectus that they adopt the Merger Agreement and approve the Merger and the Transactions, including, but not limited to, the following material factors:
•
Redemption Rights. If the Transactions close, holders of EJFA Public Shares may have all or any portion of their shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal. This redemption option will allow each holder of EJFA Public Shares to choose whether or not to invest in Pagaya. This is an important decision, particularly given certain post-signing developments as noted in the negative factors, uncertainties and risks described below. If the Transactions fail to close, this redemption option will not be available until EJFA finds and closes an alternative transaction in the future, which could take substantial time and may never occur. Given the state of the market, there are a more limited number of targets available for SPACs, and it will be more difficult for EJFA to identify and close an alternative transaction.

•
Business Model. Pagaya is a financial technology company that the EJFA Board considers to be well-positioned to reshape the lending marketplace by using machine learning, big data analytics, and sophisticated AI-driven credit and analysis technology.

•
Competitive Landscape. Pagaya is an early mover in using machine learning and other sophisticated data analysis techniques to assist its Partners in credit decisions and therefore the EJFA Board believes that Pagaya enjoys a competitive advantage. The EJFA Board believes that Pagaya’s proprietary AI solutions and Partner relationships provide a strong differentiating factor from other competitors.

•
Technology and AI. Pagaya’s business is driven by its proprietary AI and deep bench of data scientists. Pagaya has a highly accomplished technology and data team with a track record of innovation that the EJFA Board believes is likely to further drive Pagaya’s success.

•
Pagaya Management Team. Led by its Co-Founder and Chief Executive Officer Gal Krubiner, Co-Founder and Chief Technology Officer Avital Pardo, Co-Founder and Chief Revenue Officer Yahav Yulzari, and Chief Financial Officer Michael Kurlander, the EJFA Board believes that Pagaya has built a strong management team with extensive experience in the fintech space.

•
Pagaya’s Business Performance. Pagaya has quickly achieved scale with its products and continues to demonstrate growth that the EJFA Board considers to be impressive, especially given that Pagaya’s business was founded only four years ago. Pagaya out-performed its 2021 projections for network volume by 11.4%. Additionally, Pagaya out-performed its 2021 projections for total revenue by 16.6%.

•
EJFA and Pagaya Combination Benefits. The EJFA Board believes that Pagaya’s public company status following the consummation of the Transactions, combined with the capital expected to be provided from the PIPE Investment, should provide Pagaya with substantial support for further scaling its network. The EJFA Board further believes that EJFA’s leadership in the financial services space will help Pagaya further grow and identify attractive partnerships.

•
Long-Term Intrinsic Value Potential. Because of the abovementioned factors, among others, the EJFA Board believes that Pagaya has attractive long term intrinsic value potential because of its growth potential, the importance of financial services in the U.S., the inefficiencies of such financial markets and Pagaya’s advanced technology.

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PIPE Commitments. At the time the Transactions were announced, Pagaya received a commitment for a $200 million PIPE Investment from the EJF Investor. Post-announcement, Pagaya received additional commitments for PIPE Investments from other investors which reduced the foregoing commitment of the EJF Investor. In total, Pagaya has $350 million in aggregate of binding commitments as of the date of this proxy statement/prospectus. The EJFA Board believes that Pagaya will be able to utilize the proceeds of the PIPE Investments to further invest in its business.

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Due Diligence. EJFA conducted due diligence examinations of Pagaya, including financial, accounting, tax, legal (including corporate governance, indebtedness, real property, intellectual property, executive compensation and labor, anti-trust/regulatory, litigation and asset management), industry, data science/artificial intelligence, management background and technical due diligence.

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Lock-Up. Following the Closing, all shares of the post-Closing combined company issued to the Pagaya Equity Holders (including those issued to the Co-Founders of Pagaya) will be subject to a lock-up period of between 90 days and 12 months depending, among other things, upon whether the shares of the post-Closing combined entity trade for over $12.50 for any 20 trading days within a 30 consecutive trading day period on the principal securities exchange or securities market on which the Pagaya Class A Ordinary Shares are then traded or quoted for purchase and sale (anticipated to be Nasdaq).

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Fairness Opinion. The Opinion delivered by Duff & Phelps to the EJFA Board to the effect that, as of September 14, 2021 and based upon and subject to the assumptions made, scope of analysis considered, matters evaluated and other qualifications and limitations set forth therein, the Merger Consideration to be paid to the EJFA Shareholders (excluding the Excluded Shareholders) pursuant to the Transactions was fair, from a financial point of view, to such EJFA Shareholders.

•
Other Alternatives. The EJFA Board believed, after a thorough review of other business combination opportunities reasonably available to EJFA, that the proposed Transactions represented the best potential business combination for EJFA that was currently available in the market at the time the Transactions were announced.

The EJFA Board also considered a variety of negative factors, uncertainties and risks, including, but not limited to, the following:
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Adjusted EBITDA Less than Previously Projected. Although Pagaya exceeded the projections set out in the section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information of Pagaya” for network volume and total revenue for the fiscal year ended December 31, 2021, it did not meet its projections for Adjusted EBITDA for that period. Specifically, Pagaya’s actual Adjusted EBITDA for the fiscal year ended December 31, 2021 was approximately 27% lower than the projected amounts for that period. In addition, for the quarter ended March 31, 2022, based on currently available information, Adjusted EBITDA is approximately $4 million, reflecting the impact of (i) costs related to hiring to support Pagaya’s future growth initiatives, including expanding its research and development team and significantly expanding its senior team to take advantage of incremental Partner opportunities, and (ii) recent changes in macroeconomic conditions, including rising interest rates and the increased cost of capital. For more information, please see the section of this proxy statement/prospectus entitled “Pagaya’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

•
Increased Uncertainty Regarding Future Adjusted EBITDA. Given that Pagaya’s actual Adjusted EBITDA for the fiscal year ended December 31, 2021 was less than previously projected, and that Pagaya’s actual expenses for that period and for the quarter ended March 31, 2022 were greater than previously projected, it is likely that Pagaya’s actual EBITDA for the fiscal year ending December 31, 2022 and other future periods will be less than previously projected. Pagaya expects full year 2022 revenue and other income and Adjusted EBITDA to be consistent with the financial performance currently expected for the quarter ended March 31, 2022, which would result in higher revenue and other income and significantly lower Adjusted EBITDA for 2022 than the prospective financial information dated as of September 15, 2021 set out in the section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information of Pagaya”.

•
Decline in Peer Valuations. At the time the Transactions were announced, the EJFA Board believed the valuation of the Transactions was attractive, including in comparison to competitor firms. However, since the Transactions were announced, the valuation of peer firms has declined dramatically and the overall macroeconomic landscape has changed meaningfully.

•
Uncertainty Regarding Post-Closing Trading Price and Float. Given the foregoing, the EJFA Board believes that there is a meaningful risk that Pagaya’s Class A Ordinary Shares may trade below $10.00 per share immediately post-Closing, and that a substantial percentage of holders of EJFA Public Shares may choose to redeem their shares rather than remain invested in Pagaya.

•
Lack of Operating History. Pagaya was founded only four years ago. Thus, although it has shown impressive performance over that period, Pagaya does not have a long and proven operating history. In particular, Pagaya has not operated its business during a credit downturn.

•
Valuation Depends on Future Performance. The valuation of Pagaya agreed to in the Transactions depended in large part on Pagaya’s performance in calendar years 2021, 2022 and 2023. Although the EJFA Board believed that this valuation was fair at the time the Transactions were announced, and received the Opinion from Duff & Phelps confirming, as of September 14, 2021 and based upon and subject to the assumptions made, scope of analysis considered, matters evaluated and other qualifications and limitations set forth therein, that from a financial point of view, the Merger Consideration to be paid to the EJFA Shareholders (excluding the Excluded Shareholders) in connection with the Merger is fair to such EJFA Shareholders, there is risk that, if Pagaya does not perform as was expected, the valuation used in the Transactions may not reflect the fair market value of Pagaya at the time of Closing.

•
Public Company Readiness. While the EJFA Board believes Pagaya has a strong management team, the management team has limited experience managing a public company. Additionally, Pagaya management and Pagaya’s infrastructure will need to mature quickly to support Pagaya as a public company.

•	Execution of Growth Plan. Pagaya has a strong pipeline with large regional and money center banks, but slower sales conversion could delay the continued strong growth rate.
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Access to Funding. Pagaya has secured diversified funding access with multiple Financing Vehicles, but these sources need to expand materially in the future to allow Pagaya to execute on its aggressive growth strategy across asset classes and with larger partners.

•
Consumer Credit and Macroeconomic Conditions. Consumer credit performance received a boost, with extended government support in the form of credits and unemployment payments, but performance in the coming years is dependent on a robust economic recovery.

•
Limitations of Due Diligence. Although EJFA conducted due diligence on Pagaya, the scope of its review was limited by the time available, the materials provided by Pagaya and the inherent uncertainties in any due diligence process. Accordingly, there can be no assurance that EJFA discovered all material issues that may be present with regard to Pagaya’s business, or that factors outside of EJFA’s or Pagaya’s control will not later arise.

•
Difficulty in Protecting, Maintaining and Enforcing Intellectual Property and other Proprietary Rights. Pagaya relies on AI and other proprietary data analysis techniques to assist its Partners in making credit decisions. This technology is core to Pagaya’s business. Pagaya may be unable to sufficiently, and it may be difficult and costly to, obtain, maintain, protect, or enforce its intellectual property and other proprietary rights effectively. As such, it is possible that competitors could develop similar or superior technology, or key personnel at Pagaya could leave the business and use their personal knowledge in a competitive fashion.

•
Changes in Regulations. EJFA conducted diligence prior to announcement of the Transactions into Pagaya’s operations based on the current regulatory landscape, but legislation and regulations that affect Pagaya’s core business may change.

•	Closing Conditions. The fact that the completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within EJFA’s control.
•	Liquidation of EJFA. The risks and costs to EJFA if the Transactions are not completed, including the risk of diverting management focus and resources from other business combination opportunities.
•	Litigation. The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.
•	Fees and Expenses. The fees and expenses associated with completing the business combination.
•	Additional Risks and Uncertainties. The EJFA Board also considered other risks of the type and nature described under the section of this proxy statement/prospectus entitled “Risk Factors.”
•
Interests of Certain Persons. Some directors, officers and advisors of EJFA (and their permitted transferees) and the Sponsor may have interests in the Transactions, including via EJFA founder shares or anticipated membership on the Pagaya Board following the consummation of the Merger. See the sections titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Special Meeting of EJFA Shareholders—Interests of EJFA’s Officers and the EJFA Board in the Transactions.” The EJF Investor will participate in the purchase of PIPE Shares from Pagaya at the closing of the Transactions, and certain of EJFA’s directors and officers are affiliated with the EJF Investor. This investment may create an actual or perceived conflict of interest. See the section titled “Questions and Answers about the Transactions and the Special Meeting —Q: What is the PIPE Investment?” EJFA’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the EJFA Board, the Merger Agreement and the transactions contemplated therein, including the Merger. The EJFA Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the EJFA IPO or included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by EJFA with any other target business or businesses or (iii) a significant portion of the Merger Consideration issuable to EJFA’s directors and executive officers was structured to be realized based on future share performance;
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Business Combination Opportunities. Each of EJFA’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. EJFA’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to EJFA and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in EJFA’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to EJFA. The EJFA Memorandum and Articles of Association provide that, to the maximum extent permitted by applicable law, EJFA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of EJFA, on the one hand, and EJFA, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and EJFA waives any claim or cause of action it may have in respect thereof. EJFA does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Merger; and

•
Other Risks. Various other risks associated with Pagaya’s business and the Merger, as described in the section of this proxy statement/prospectus entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

On September 14, 2021, the EJFA Board concluded that the potential benefits that it expected EJFA and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Transactions. Accordingly, the EJFA Board unanimously determined that the Merger Agreement and the Transactions were in the best interests of EJFA and its shareholders. Similarly, in recommending to shareholders in this proxy statement/prospectus that they adopt the Merger Agreement and approve the Merger and the Transactions, the EJFA Board again concluded that the potential benefits that it expected EJFA and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Transactions.
Interests of Certain Persons in the Business Combination (page 134)
In considering the recommendation of the EJFA Board to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, EJFA Shareholders should keep in mind that the Sponsor and EJFA’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of EJFA Shareholders generally. In particular:
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If the Merger with Pagaya or another business combination is not consummated by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), EJFA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding EJFA Public Shares for cash and, subject to the approval of its remaining shareholders and the EJFA Board, dissolving and liquidating. On the other hand, if the Merger is consummated, each outstanding EJFA Ordinary Share will be converted into one Pagaya Class A Ordinary Share, subject to adjustment as described herein.
•
If EJFA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EJFA for services rendered or contracted for or products sold to EJFA. If EJFA consummates a business combination, on the other hand, EJFA will be liable for all such claims.

•
The Sponsor and EJFA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EJFA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EJFA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, EJFA may not be able to reimburse these expenses if the Merger or another business combination is not completed by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association). As of the Record Date, the Sponsor and EJFA’s officers and directors and their affiliates had incurred approximately $1,914,370.00 of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of EJFA’s current directors and officers and the continuation of directors and officers liability insurance covering EJFA’s current directors and officers.

•
Subject to Pagaya’s consent in accordance with the Merger Agreement, the Sponsor and EJFA’s officers and directors (or their affiliates) may make loans from time to time to EJFA to fund certain capital requirements. Loans may be made after the date of this proxy statement/prospectus. If the Merger is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to EJFA outside of the Trust Account.

•
Emanuel Friedman will be a member of the Pagaya Board following the Closing and, therefore, in the future Mr. Friedman will receive any cash fees, stock options or stock awards that the Pagaya Board determines to pay to its non-executive directors.

•	The EJF Investor will participate in the purchase of PIPE Shares from Pagaya at the closing of the Transactions, and certain of EJFA’s directors and officers are affiliated with the EJF Investor.
•
Duff & Phelps, a Kroll Business, rendered the Opinion to the EJFA Board, for which it will receive a fee from EJFA. A portion of such fee was payable upon delivery of the Opinion and a portion is payable upon and subject to the Closing.

•
Pagaya, EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed the Expenses Excess Amount, a number of EJFA Class B Ordinary Shares will be forfeited for no consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.

•
Given the difference in the purchase price the Sponsor paid for EJFA Class B Ordinary Shares ($0.003 per share) and EJFA Private Placement Warrants ($1.50 per Warrant) as compared to the purchase price of the EJFA Units sold in the EJFA IPO ($10.00 per EJFA Unit), the Sponsor may earn a positive return on its investment even if the EJFA Public Shareholders experience a negative rate of return following the consummation of the business combination.

•
Certain directors and officers of EJFA, as well as certain partners and employees of EJF Capital, hold equity interests in the Sponsor, and thus have an interest in the business combination transaction that is not the same as the majority of EJFA Shareholders, who do not hold equity interests in the Sponsor.

•	In connection with the consummation of the business combination, the Sponsor, EJFA, Pagaya and certain equityholders of Pagaya will enter into a new Registration Rights Agreement, which will,

among other things, provide that the Sponsor and certain equity holders will have a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities (as defined below), provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations.
•
Each of EJFA’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. EJFA’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to EJFA and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in EJFA’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to EJFA. The EJFA Memorandum and Articles of Association provide that, to the maximum extent permitted by applicable law, EJFA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of EJFA, on the one hand, and EJFA, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and EJFA waives any claim or cause of action it may have in respect thereof. EJFA does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Merger.

These financial interests of the officers and directors may have influenced their decision to approve the Merger. You should consider these interests when evaluating the Transactions and the recommendation of the proposal to vote in favor of the Business Combination Proposal and the Merger Proposal to be presented to EJFA Shareholders.
Agreements Relating to the Merger Agreement (page 158)
In connection with the Merger, certain related agreements have been, or will be entered into on or prior to the Closing Date, including:
Subscription Agreements
In connection with the execution of the Merger Agreement, Pagaya and the EJF Investor entered into the EJF Subscription Agreement, pursuant to which the EJF Investor committed to purchase, in the aggregate, up to 20 million Pagaya Class A Ordinary Shares at $10.00 per share for an aggregate commitment amount of up to $200 million. The obligation of the parties to consummate the PIPE Investment under the EJF Subscription Agreement is conditioned upon, among other things, the conditions to the Closing having been satisfied. Subsequently, Pagaya also entered into additional subscription agreements with certain other investors, pursuant to which, on the terms and subject to the conditions set forth in such subscription agreements, such investors have agreed to purchase, and Pagaya has agreed to sell to them, 22.2 million Pagaya Class A Ordinary Shares at a purchase price of $10.00 per share, which shares reduced the foregoing commitment of the EJF Investor by 7.2 million shares. The closing of the PIPE Investment is expected to occur substantially concurrently with the Closing.
Side Letter Agreement
Concurrently with the execution of the Merger Agreement, Pagaya, EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed $45 million, a number of EJFA Class B Ordinary Shares equal to the quotient of (i) the Expenses Excess Amount divided by (ii) $10.00 (subject to equitable adjustment) will be forfeited for no consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.
Lockup Arrangements
The Merger Agreement contemplates that Pagaya will adopt the Pagaya A&R Articles, to be effective immediately prior to the Reclassification. The Pagaya A&R Articles contemplate certain lock-up arrangements to become effective as of the Effective Time. Pursuant to such lock-up arrangements, Pagaya Equity Holders, the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees may not directly or indirectly transfer their Lock-Up Shares during their applicable lock-up period described below, subject to certain exceptions, terms and conditions as set forth in the Pagaya A&R Articles.
Following the Closing, (i) the Lock-Up Shares held by Pagaya Equity Holders and their permitted transferees may not be transferred (except to a permitted transferee and subject to certain exceptions) until (a) with respect to 50% of the Pagaya Ordinary Shares held by each such Pagaya Equity Holder (or their permitted transferee) on the Closing Date, on the earlier of (1) the date that is six months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any 20 trading days within any 30 consecutive trading day period commencing on the Closing Date, and (b) with respect to the remaining 50% of the Pagaya Ordinary Shares held by such Pagaya Equity Holder (or their permitted transferee) on the Closing Date, on the earlier of (1) the date that is 12 months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any 20 trading days within any 30 consecutive trading day period commencing on the Closing Date and (ii) the Lock-Up Shares held by the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees may not be transferred (except to a permitted transferee and subject to certain exceptions) until the earlier of (a) the date that is 12 months following the Closing Date and (b) the date on which the VWAP equals or exceeds $12.50 for any 20 trading days within any 30 consecutive trading day period, except the lock-up restrictions will not be lifted pursuant to (i)(a)(2) above prior to the date that is 90 days following the Closing Date and will not be lifted pursuant to (i)(b)(2) or (ii)(b) above prior to the date that is 180 days following the Closing Date.
Pagaya Voting Agreement
Concurrently with the execution of the Merger Agreement, EJFA and certain of the pre-Closing Pagaya Shareholders entered into the Pagaya Voting Agreement, pursuant to which each of those Pagaya Shareholders have agreed to, among other things, at any Pagaya Shareholders meeting at which the matters described in (iv) and (v) below are considered, (i) appear or otherwise cause Pagaya securities that are held by such Pagaya Shareholders and related to which such Pagaya Shareholders are entitled to vote (collectively, the “Pagaya Voting Shares”) to be counted as present at such meeting for the purpose of establishing a quorum; (ii) vote or cause to be voted the Pagaya Voting Shares; (iii) execute a written consent or consents if Pagaya Shareholders are requested to vote their shares through the execution of an action by written consent; (iv) vote all Pagaya Voting Shares in favor of the Pagaya Shareholder Matters, and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Pagaya Equity Holders; and (v) vote all Pagaya Voting Shares against (A) any proposal or offer from any person (other than EJFA or any of its affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Pagaya, (2) the issuance or acquisition of shares or other equity securities of Pagaya, or (3) the sale, lease, exchange or other disposition of any significant portion of Pagaya’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of Pagaya set forth in the Merger Agreement or any other transaction agreement, or in any representation or warranty of Pagaya set forth in the Merger Agreement or any other transaction agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Pagaya’s conditions under the Merger Agreement or any other transaction agreement or change in any manner the voting rights of any class of shares of Pagaya (including any amendments to Pagaya’s governing documents), except as contemplated by the Pagaya Voting Agreement. In addition, the Pagaya Shareholders party to the Pagaya Voting Agreement agreed not to transfer, directly or indirectly, any of their Pagaya Voting Shares until the earlier of the Effective Time and the date on which the Merger Agreement is terminated in accordance with its terms, subject to certain exceptions.
EJFA Voting Agreement
Concurrently with the execution of the Merger Agreement, Pagaya and the Sponsor entered into the EJFA Voting Agreement, pursuant to which the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees have agreed to, among other things, at any meeting of EJFA Shareholders at which the matters described in (iv) and (v) below are considered, (i) appear or otherwise cause EJFA securities that are held by the Sponsor or such directors or advisors of EJFA or their permitted transferees and related to which such EJFA Shareholders are entitled to vote (collectively, the “EJFA Voting Shares”) to be counted as present at such meeting for the purpose of establishing a quorum; (ii) vote or cause to be voted the EJFA Voting Shares, (iii) execute a written consent or consents if EJFA Shareholders are requested to vote their shares through the execution of an action by written consent; (iv) vote all EJFA Voting Shares in favor of the EJFA Shareholder Proposals, including the EJFA Shareholder Matters, and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by equityholders of EJFA; and (v) vote all EJFA Voting Shares against (A) any proposal or offer from any person (other than Pagaya or any of its affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving EJFA, (2) the issuance or acquisition of shares or other equity securities of EJFA, or (3) the sale, lease, exchange or other disposition of any significant portion of EJFA’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of EJFA set forth in the Merger Agreement or any other transaction agreement, or in any representation or warranty of EJFA set forth in the Merger Agreement or any other transaction agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of EJFA’s conditions under the Merger Agreement or any other transaction agreement or change in any manner the voting rights of any class of shares of EJFA (including any amendments to EJFA’s governing documents), except as contemplated by the EJFA Voting Agreement. In addition, the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees have agreed not to transfer, directly or indirectly, any of their EJFA Voting Shares until the earlier of the Effective Time and the date on which the Merger Agreement is terminated in accordance with its terms, subject to certain exceptions.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Effective Time, each of Pagaya, the Sponsor and certain Pagaya Shareholders (the Sponsor and such Pagaya Shareholders, collectively, the “Shareholder Parties” and each a “Shareholder Party”) as of immediately prior to the Merger will enter into the Registration Rights Agreement, pursuant to which Pagaya will agree to file a registration statement, by no later than 30 days following the Closing Date, to register the resale of the Pagaya Class A Ordinary Shares, including such shares issuable upon the exercise of warrants, held by Shareholder Parties as of the Closing Date (the “Registrable Securities”). The Registration Rights Agreement provides the Shareholder Parties with a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations.
In connection with the execution of the Registration Rights Agreement, the Registration and Shareholder Rights Agreement, dated February 24, 2021, by and between the Sponsor and EJFA and the Registration Rights Agreement, dated March 17, 2021, by and between Pagaya and certain Pagaya Shareholders, will automatically terminate and be of no further force and effect as of the Closing Date. The Registration Rights Agreement will terminate on the earliest of (a) the tenth anniversary of the date of the Registration Rights Agreement, (b) any acquisition of Pagaya after the Merger, as a result of which the Registrable Securities are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act or (c) with respect to any Shareholder Party, on the date that such Shareholder Party no longer holds any Registrable Securities.
U.S. Federal Income Tax Considerations (page 162) and Certain Material Israeli Tax Considerations (page 170)
As described in the section of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” significant uncertainty exists as to the tax-free treatment of the Merger to U.S. Holders of EJFA Ordinary Shares and EJFA Public Warrants for U.S. federal income tax purposes.
For a description of Israeli tax consequences of the ownership and disposition of Pagaya Ordinary Shares and/or Pagaya Warrants, please see the information set forth in “Certain Material Israeli Tax Considerations.”
Holders of EJFA Ordinary Shares and EJFA Public Warrants should read carefully the information included under the sections of this proxy statement/prospectus entitled “U.S. Federal Income Tax Considerations” and “Certain Material Israeli Tax Considerations” for a more detailed discussion of U.S. federal tax considerations of the Merger, including the receipt of cash pursuant to the exercise of redemption rights, and the U.S. federal and

Israeli tax considerations of the ownership and disposition of Pagaya Ordinary Shares and Pagaya Warrants after the Merger. Holders of EJFA Ordinary Shares and EJFA Public Warrants should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Merger, and prospective holders of Pagaya Ordinary Shares and Pagaya Warrants should consult their own tax advisors to determine the tax consequences (including the application and effect of any state, local or other income and other tax laws) of any acquisition, holding, redemption and disposal of Pagaya Ordinary Shares or any acquisition, holding, exercise or disposal of Pagaya Warrants.
Special Meeting of EJFA Shareholders—Redemption Rights (page 114)
Holders of EJFA Public Shares may seek to redeem all or a portion of their shares for cash if the Merger is consummated. Any holder of EJFA Public Shares may demand that EJFA redeem such shares for a full pro rata portion of the Trust Account, calculated as of two Business Days prior to the anticipated consummation of the Merger. If an EJFA Shareholder properly seeks redemption as described in this section and the Merger is consummated, EJFA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Merger. Holders will be entitled to receive cash for these shares only if they properly demand redemption no later than two Business Days before the Special Meeting by delivering your share certificate (if any) and other redemption forms (either physically or electronically) to Continental Stock Transfer & Trust Company, the EJFA Transfer Agent, prior to the vote at the Special Meeting, and the Merger is consummated.
Any request to redeem such shares, once made, may be withdrawn at any time prior to the Special Meeting. Furthermore, if a holder of EJFA Public Shares delivered its share certificate and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the EJFA Transfer Agent return the certificate (physically or electronically).
Notwithstanding the foregoing, a holder of EJFA Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the EJFA Public Shares. Accordingly, all EJFA Public Shares in excess of 15% held by an EJFA Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without EJFA’s prior consent.
Holders of EJFA Class B Ordinary Shares will not have redemption rights with respect to such shares.
Appraisal Rights (page 281)
The Companies Act prescribes when EJFA Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, EJFA Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, EJFA Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of EJFA Shareholders–Redemption Rights”, and the EJFA Board is of the view that the redemption proceeds payable to EJFA Shareholders who exercise such redemption rights represents the fair value of those shares. See the section of this proxy statement/prospectus entitled “Appraisal Rights.”
Special Meeting of EJFA Shareholders—Record Date; Persons Entitled to Vote (page 112)
EJFA Shareholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned EJFA Ordinary Shares at the close of business on May 17, 2022 which is the Record Date for the Special Meeting. EJFA Shareholders will have one vote for each EJFA Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Neither the EJFA Public Warrants nor the EJFA Private Placement Warrants have voting rights. On the Record Date, there were 35,937,500 EJFA Ordinary Shares outstanding, of which 28,750,000 were EJFA Public Shares with the rest being EJFA Class B Ordinary Shares held by the Sponsor and directors and advisors of EJFA and their permitted transferees.

Proposal One – The Business Combination Proposal (page 119)
The EJFA Shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Transactions, whereby, among other things, Merger Sub will be merged with and into EJFA, with EJFA surviving the Merger as a wholly-owned subsidiary of Pagaya.
Proposal Two – The Merger Proposal (page 139)
The EJFA Shareholders will consider and vote upon a proposal to approve and authorize the Plan of Merger substantially in the form attached as Exhibit F to the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
Proposal Three – The Adjournment Proposal (page 140)
The EJFA Shareholders will consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if required, if the parties are not able to consummate the Transactions.
Recommendation of the EJFA Board (page 112)
The EJFA Board has determined that each of the Business Combination Proposal, the Merger Proposal and the Adjournment Proposal is in the best interests of EJFA and its shareholders and recommends that EJFA Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented. When you consider the recommendations of the EJFA Board, you should keep in mind that EJFA’s directors and officers may have interests in the Merger that conflict with, or are different from, your interests as an EJFA Shareholder. See the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”
Comparison of Rights of Pagaya Shareholders and EJFA Shareholders (page 258)
If the Transactions are successfully completed, EJFA Shareholders will become holders of Pagaya Ordinary Shares, and their rights as shareholders will be governed by Pagaya’s organizational documents and the laws of the State of Israel, which contain important differences from EJFA’s organizational documents and the corporate laws of the Cayman Islands. For more information, please see the section of this proxy statement/prospectus entitled “Comparison of Rights of Pagaya Shareholders and EJFA Shareholders.”
Emerging Growth Company Status (page F-42)
Each of EJFA and Pagaya is, and consequently, following the Merger, the post-Closing combined company is expected to be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the post-Closing combined company is expected to be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in the post-Closing combined company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the post-Closing combined company’s securities less attractive as a result, there may be a less active trading market for the post-Closing combined company’s securities and the prices of the post-Closing combined company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The post-Closing combined company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the post-Closing combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the post-Closing combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
The post-Closing combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the post-Closing combined company’s initial public offering, (b) in which Pagaya has annual total gross revenue of at least $1.07 billion, or (c) in which the post-Closing combined company is deemed to be a large accelerated filer, which means the market value of the post-Closing combined company’s ordinary equity that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which the post-Closing combined company has issued more than $1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Foreign Private Issuer Exemptions (page 238)
Pagaya expects to be a “foreign private issuer” under SEC rules following the consummation of the Merger. Consequently, Pagaya is expected to be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. As a result, Pagaya will not be required to file its annual report on Form 20-F until 120 days after the end of each fiscal year and Pagaya will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Pagaya in Israel or that is distributed or required to be distributed by Pagaya to its shareholders. Based on its foreign private issuer status, Pagaya will not be required to (i) file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act, (ii) comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information or (iii) comply with SEC rules relating to proxy solicitation in connection with shareholder meetings and presentation of shareholder proposals. In addition, among other matters, based on its foreign private issuer status, Pagaya officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pagaya Ordinary Shares.
Regulatory Matters (page 136)
The completion of the Transactions is not subject to any U.S. federal or state regulatory requirement or approval, other than with respect to U.S. federal securities laws, the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act (which waiting period expired on November 12, 2021) and filings with the Registrar of Companies in the Cayman Islands necessary to effectuate the Merger.
Anticipated Accounting Treatment of the Merger (page 214)
The Merger will be treated as follows:
•
The exchange of shares held by Pagaya Shareholders will be accounted for as a recapitalization in accordance with U.S. GAAP. The Merger is not within the scope of ASC 805 since EJFA does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Pagaya Ordinary Shares issued and the fair value of EJFA’s identifiable net assets will to be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Pagaya Ordinary Share issued to EJFA Shareholders is equal to the fair value of each individual Pagaya Ordinary Share issued to pre-Closing Pagaya Shareholders resulting from the $8.5 billion enterprise value assigned to Pagaya in the Merger Agreement.

•	The PIPE Investment will result in the issuance of Pagaya Class A Ordinary Shares, leading to an increase in Pagaya Ordinary Shares, par value and additional paid-in capital.

Proxy Solicitation Costs (page 115)
Proxies may be solicited by mail, telephone or in person. EJFA has engaged Morrow Sodali to assist in the solicitation of proxies.
If an EJFA Shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. An EJFA Shareholder also may change its vote by submitting a later-dated proxy or vote electronically at the Special Meeting as described in the section of this proxy statement/prospectus entitled “Questions and Answers about the Transactions and the Special Meeting—Q: May I change my vote after I have mailed my signed proxy card?”
Sources and Uses for the Business Combination (page 202)
The following table summarizes the estimated sources and uses for funding the Merger and the Transactions (all amounts in millions). These figures assume that no EJFA Public Shareholders exercise their redemption rights in connection with the Merger and the Transactions. If the actual facts are different from these assumptions, the below figures will be different.
Sources		Uses
Trust Account(1)	$287.6	Estimated fees, issuance and other expenses(3)	$91.1
PIPE Investment proceeds(2)	$350.0	Net cash to Pagaya balance sheet	$546.5
Total sources:	$637.6	Total uses:	$637.6
(1)
Cash available in the Trust Account excludes amounts in excess of $10.00 per share and estimated interest earned by the Closing Date and remaining operating cash, if any. In the case of maximum redemption, all funds in the Trust Account will be utilized to fund such redemption and there will be no remaining balance.

(2)	Assumes the issuance of 35,000,000 shares of Pagaya Class A Ordinary Shares at $10 per share for aggregate gross proceeds of $350.0 million in connection with the PIPE Investment.
(3)	Represents an estimate of Transaction expenses. Actual amount may vary and may include expenses unknown at this time.
Risk Factors (page 24)
Pagaya’s business and an investment in Pagaya Ordinary Shares are subject to numerous risks and uncertainties, including those highlighted in the section of this proxy statement/prospectus entitled “Risk Factors.” Some of those risks include:
•
We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and it may be difficult to evaluate our future prospects.

•
Our revenue growth rate and financial performance in recent periods may not be indicative of future performance and such growth may slow over time. In addition, the historical returns attributable to the Financing Vehicles should not be indicative of the future results of the Financing Vehicles and poor performance of the Financing Vehicles would cause a decline in our revenue, income and cash flow.

•	If we fail to effectively manage our growth, our business, financial condition, and results of operations could be adversely affected.
•
Our business and the performance of Financing Vehicles may be adversely affected by economic conditions and other factors that we cannot control. These factors include interest rates, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes, and pandemics, including the ongoing COVID-19 pandemic.

•
We are heavily dependent on our AI technology. If we are unable to continue to improve our AI technology or if our AI technology does not operate as we expect, contains errors or is otherwise ineffective, we could improperly evaluate products, not be able to process the volume we have historically, and our growth prospects, business, financial condition and results of operations could be adversely affected.

•
We rely on our Partners to originate assets facilitated with the assistance of our AI technology. Currently, a limited number of Partners account for a substantial portion of the total number of financial products facilitated with the assistance of our AI technology and, ultimately, our revenue.

•	If we are unable to both retain existing Partners and attract and onboard new Partners, our business, financial condition and results of operations could be adversely affected.
•
Our ability to raise capital from Asset Investors is a vital component of the products we offer to Partners. If we are unable to raise capital from Asset Investors at competitive rates, it would materially reduce our revenue and cash flow and adversely affect our financial condition.

•	The fees paid to us by Financing Vehicles comprise a key portion of our revenues, and a reduction in these revenues could have an adverse effect on our results of operations.
•
If we are unable to develop and maintain a diverse and robust funding component of our network, our growth prospects, business, financial condition and results of operations could be adversely affected. In addition, certain Financing Vehicles have redemption features and a substantial withdrawal of capital by one or more Asset Investors may have an adverse effect on the Financing Vehicles’ performance.

•
Our AI technology has not yet been extensively tested during different economic conditions, including down-cycles. We continue to build and refine our AI technology to offer new products and services as we expand into new markets, such as real estate and insurance, and if our AI technology does not perform as well in these new markets as it has in our existing business and we are unable to manage the related risks and effectively execute our growth strategy as we enter into these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected.

•	The industry in which we operate is highly competitive, and if we fail to compete effectively, we could experience price reductions, reduced margins or loss of revenues.
•
A significant portion of our current revenues are derived from Financing Vehicles that acquire consumer credit assets and related products, and as a result, we are particularly susceptible to fluctuations in consumer credit activity and the capital markets.

•
If we are unable to manage the risks associated with fraudulent activity, our brand and reputation, business, financial condition, and results of operations could be adversely affected and we could face material legal, regulatory and financial exposure (including fines and other penalties).

•
We are subject to risks related to our dependency on our Founders, key personnel, employees and independent contractors, including highly-skilled technical experts, as well as attracting, retaining and developing human capital in a highly competitive market.

•
We may need to raise additional funds in the future, including, but not limited to, through equity, debt, or convertible debt financings, to support business growth, and those funds may be unavailable on acceptable terms, or at all. As a result, we may be unable to meet our future capital requirements, which could limit our ability to grow and jeopardize our ability to continue our business.

•	Our risk management policies and procedures, and those of our third-party vendors upon which we rely, may not be fully effective in identifying or mitigating risk exposure.
•	We may be unable to sufficiently, and it may be difficult and costly to, obtain, maintain, protect, or enforce our intellectual property and other proprietary rights.
•
Our proprietary AI technology relies in part on the use of our Partners’ borrower data and third-party data, and if we lose the ability to use such data, or if such data contains gaps or inaccuracies, our business could be adversely affected.

•
Cyberattacks and security breaches of our technology, or those impacting our users or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.

•
The dual class structure of Pagaya Ordinary Shares has the effect of concentrating voting power with certain shareholders—in particular, our Founders—which will effectively eliminate your ability to influence the outcome of many important determinations and transactions, including a change in control.

•
Litigation, regulatory actions, consumer complaints and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses. If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, and our ability to consummate the Merger and conduct business could be materially adversely affected.

•	As the political and regulatory framework for AI technology and machine learning evolves, our business, financial condition and results of operations may be adversely affected.
•
If obligations by one or more Partners that utilize our network were subject to successful challenge that the Partner was not the “true lender,” such obligations may be unenforceable, subject to rescission or otherwise impaired, we or other program participants may be subject to penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business, financial condition and results of operations.

•
If loans originated by our Partners were found to violate the laws of one or more states, whether at origination or after sale by our Partner, assets acquired, directly or indirectly, by Financing Vehicles may be unenforceable or otherwise impaired, we (or Financing Vehicles) may be subject to, among other things, fines and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations.

•	Uncertainty and instability resulting from the conflict between Russia and Ukraine could adversely affect our business, financial condition and operations.
•	Conditions in Israel and relations between Israel and other countries could adversely affect our business.
•	Our management team has limited experience managing a public company.
•
The unaudited pro forma financial information included in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of our results if the Merger is completed. Additionally, the projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Pagaya’s future results.

SELECTED HISTORICAL FINANCIAL DATA OF PAGAYA
The following summary consolidated statement of operations data for the years ended December 31, 2021 and 2020, and consolidated balance sheet data as of December 31, 2021 and 2020, have been derived from our audited consolidated financial statements and related notes included elsewhere in this proxy statement / prospectus.
You should read the consolidated financial data below in conjunction with the selected title “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this proxy statement / prospectus. Our historical results are not necessarily indicative of the results to be expected for any other period in the future.
Consolidated Statements of Operations Data
	Year Ended December 31,
(In thousands, except share and per share data)	2021	2020
Revenue and Other Income	$474,588	$99,010
Costs and Operating Expenses(1)	480,397	77,757
Operating Income (Loss)	(5,809)	21,253
Other expense, net	(55,839)	(55)
Income (Loss) Before Income Taxes	(61,648)	21,198
Income tax expense	7,875	1,276
Net Income (Loss) and Comprehensive Income (Loss)	(69,523)	19,922
Net Income and Comprehensive Income Attributable to Noncontrolling Interests	21,628	5,452
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Pagaya Technologies Ltd. Shareholders	$(91,151)	$14,470

	Year Ended December 31,
(In thousands, except share and per share data)	2021	2020
Per share data:
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Pagaya Technologies Ltd. Shareholders	$(91,151)	$14,470
Less: Undistributed earnings allocated to participating securities	(19,558)	(9,558)
Less: Deemed dividend distribution	(23,612)
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders—basic	$(134,321)	$4,912
Weighted average ordinary shares outstanding—basic	1,045,255	1,022,959
Net income (loss) per share attributable to Pagaya Technologies Ltd. ordinary shareholders—basic	$(128.51)	$4.80
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders—diluted	$(134,321)	$4,608
Weighted-average ordinary shares outstanding—diluted	1,045,255	1,107,349
Net income (loss) per share attributable to Pagaya Technologies Ltd. ordinary shareholders—diluted	$(128.51)	$4.16
(1)	Amount includes share-based compensation expense as follows:
	Year Ended December 31,
	2021	2020
Research and Development	$27,042	$89
Selling and Marketing	18,458	4
General and Administrative	22,285	63
Total share-based Compensation	$ 67,785	$156
In connection with a secondary sale of Pagaya Ordinary Shares (the “Secondary Sale”), share-based compensation for the year ended December 31, 2021 included $56.8 million of expenses related to the amount paid in excess of the estimated fair value of Pagaya Ordinary Shares as of the date of the Transactions. See Note 13 to our condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.
Consolidated Balance Sheet Data	As of December 31,
(in thousands)	2021	2020
Total assets	$590,258	$204,272
Total liabilities	105,859	10,146
Redeemable convertible preferred shares	307,047	105,981
Total Pagaya Shareholders’ equity (deficit)	1,292	3,200
Non-Controlling interests	176,060	84,945
Total shareholders’ equity	177,352	88,145

SELECTED HISTORICAL FINANCIAL DATA OF EJFA
The following selected historical financial information of EJFA set forth below should be read in conjunction with the section of this proxy statement/prospectus entitled “EJFA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and EJFA’s historical audited financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.
EJFA’s statements of operations for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020, and its balance sheets as of December 31, 2021 and as of December 31, 2020, in each case as set forth below, are derived from EJFA’s audited statements of operations for the year ended December 31, 2021 and audited balance sheet as of December 31, 2021 and EJFA’s audited statements of operations for the period from December 22, 2020 (inception) through December 31, 2020 and audited balance sheet as of December 31, 2020, which are included elsewhere in this proxy statement / prospectus.
EJFA’s historical results are not necessarily indicative of the results that may be expected in the future and the results for the year ended December 31, 2021 are not necessarily indicative of the results to be expected for any other period.
	For the year ended December 31, 2021	For the period from December 22, 2020 (inception) Through December 31, 2020
Statement of Operations:
Net loss	$(8,160,112)	$(3,537)
Weighted-average ordinary shares subject to possible redemption outstanding, basic and diluted	24,023,973	—
Basic and diluted net loss per ordinary share subject to possible redemption	$(0.26)	—
Weighted-average non-redeemable ordinary shares outstanding, basic and diluted	7,033,390	6,250,000
Basic and diluted net loss per non-redeemable ordinary share	$(0.26)	$(0.00)
	As of December 31, 2021	As of December 31, 2020
Balance Sheet:
Total assets	$288,401,651	$276,751
Total liabilities	$7,439,857	$255,288
Ordinary shares subject to possible redemption, 28,750,000 and no shares at redemption value as of December 31, 2021 and December 31, 2020, respectively	$287,500,000	—
Total shareholders’ equity	$(38,801,716)	$21,463

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following selected unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) presents the pro forma effects of the Merger, the PIPE Investment, and the Transactions, as described in Note 1 to the accompanying notes to the unaudited pro forma condensed combined financial statements:
The Merger is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under the guidance in ASC 805, EJFA is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets are recorded.
The summary unaudited pro forma condensed combined balance sheet data as of December 31, 2021, combines the historical condensed consolidated balance sheet of Pagaya as of December 31, 2021 with the historical condensed consolidated balance sheet of EJFA as of December 31, 2021 on a pro forma basis as if the Merger, the PIPE Investment and the Transactions had been consummated on December 31, 2021.
The summary unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2021 combines the historical statement of operations of EJFA for the year ended December 31, 2021 with the historical consolidated statement of operations of Pagaya for the year ended December 31, 2021, on a pro forma basis as if the Merger, the PIPE Investment and the Transactions had been consummated on January 1, 2021.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-Closing combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information.
The Summary Pro Forma Information is based upon, and should be read in conjunction with, the historical financial statements and related notes of EJFA and Pagaya for the applicable periods included in this proxy statement/prospectus.
The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Closing combined company’s financial position or results of operations actually would have been had the Merger, the PIPE Investment and the Transactions had been consummated as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Closing combined company.
The Summary Pro Forma Information is presented in two scenarios: (1) assuming no redemptions, and (2) assuming maximum redemptions. The no redemptions scenario assumes that no EJFA Public Shareholders elect to exercise their right to redeem their EJFA Public Shares for a pro rata share of the funds in the Trust Account, and thus the full amount held in the Trust Account as of the Closing is available for the Merger. The maximum redemptions scenario assumes that the EJFA Public Shareholders holding 28.8 million EJFA Public Shares will exercise their redemption rights for their pro rata share of the funds in the Trust Account. In both scenarios, the amount of cash available is sufficient to satisfy the minimum cash condition in the Merger Agreement.

Selected Unaudited Pro Forma Condensed Combined Financial Information
(in thousands, except share and per share data)
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Balance Sheet Data as of December 31, 2021
Total assets	$1,127,523	$840,023
Total liabilities	$128,215	$128,215
Total shareholders’ equity	$999,308	$711,808
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2021
Total revenue and other income	$474,588	$474,588
Net loss	$(205,129)	$(205,129)
Net loss attributable to Class A and Class B ordinary shareholders—basic and diluted	$(269,927)	$(269,927)
Weighted-average Class A and Class B ordinary shares outstanding—basic and diluted	835,013,530	806,263,530
Net loss per share attributable to Class A and Class B ordinary shareholders—basic and diluted	$(0.32)	$(0.33)

UNAUDITED HISTORICAL COMPARATIVE AND PRO FORMA COMBINED
PER SHARE DATA OF EJFA AND PAGAYA
Comparative Per Share Data of EJFA
The following table sets forth the closing market prices per share of the EJFA Units, EJFA Public Shares and EJFA Public Warrants as reported by the Nasdaq Capital Market on September 14, 2021, the last trading day before the Merger was publicly announced, and on May 25, 2022, the last practicable trading day before the date of this proxy statement/prospectus.
Trading Date	EJFA Units (EJFAU)	EJFA Public Shares (EJFA)	EJFA Public Warrants (EJFAW)
September 14, 2021	$9.85	$9.69	$0.61
May 25, 2022	$10.05	$9.94	$0.40
The market prices of our securities could change significantly. Because the consideration payable in the Merger pursuant to the Merger Agreement will not be adjusted for changes in the market prices of the EJFA Public Shares, the value of the consideration may vary significantly from the value implied by the market prices of EJFA Public Shares on the date of the Merger Agreement, the date of this proxy statement/prospectus, and the date on which EJFA Shareholders vote on the approval of the Merger Agreement. EJFA Public Shareholders are urged to obtain current market quotations for EJFA Public Shares and EJFA Units before making their decision with respect to the approval of the Merger Agreement.
Comparative Per Share Data of Pagaya
Historical market price information regarding Pagaya is not provided because there is no public market for Pagaya Ordinary Shares.
Comparative Historical and Pro Forma Per Share Data
The following table sets forth summary historical comparative share information for EJFA and Pagaya and unaudited pro forma condensed combined per share information after giving effect to the Merger, assuming four redemption scenarios as follows: (1) assuming no redemptions, (2) assuming 50% redemptions (50.0% of the maximum redemptions) and (3) assuming maximum redemptions.
The no redemptions scenario assumes that no EJFA Public Shareholder elects to redeem their EJFA Public Shares for a pro rata share of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Merger.
The 50% redemption scenario assumes that the EJFA Public Shareholders holding an aggregate of 14,375,000 EJFA Public Shares (50.0% of the maximum redemption) exercise their redemption right for their pro rata share of the funds in the Trust Account.
The maximum redemptions scenario assumes that all EJFA Public Shareholders holding an aggregate of 28,750,000 EJFA Public Shares (100% of maximum redemption) will exercise their redemption right for their pro rata share of the funds in the Trust Account. In every scenario, the amount of cash available is sufficient to satisfy the minimum cash condition in the Merger Agreement.
The pro forma book value information reflects the Merger as if it had occurred on December 31, 2021. The weighted- average shares outstanding and net earnings (loss) per share information for the year ended December 31, 2021 reflect the Merger as if it had occurred on December 31, 2021.
This information is only a summary and should be read in conjunction with the historical financial statements of EJFA and Pagaya and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of EJFA and Pagaya is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined net loss per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor the income (loss) per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Pagaya shares and EJFA shares would have been had the companies been combined during the periods presented.
			Pro Forma Combined			Pagaya Equivalent Pro Forma Per Share Data(2)
	Pagaya (Historical)	EJFA (Historical)	Assuming No Redemptions	50% Redemption Scenario	Assuming Maximum Redemptions	Assuming No Redemptions	50% Redemption Scenario	Assuming Maximum Redemptions
As of and for the year ended December 31, 2021(2)
Book value per share(1)	$1.24	$(1.25)	$0.99	$0.83	$0.66	$184.22	$154.72	$124.16
Net loss attributable to ordinary shareholders - basic and diluted	$(134,321)
Weighted-average ordinary shares outstanding - basic and diluted	1,045,255
Net loss per share attributable to ordinary shareholders - basic and diluted	$(128.51)
Weighted-average non-redeemable ordinary shares outstanding - basic and diluted		24,023,973
Basic and diluted net loss per non-redeemable ordinary share		$(0.26)
Weighted-average ordinary shares subject to possible redemption outstanding - basic and diluted		7,033,390
Basic and diluted net loss per ordinary share subject to possible redemption		$(0.26)
Net loss per share attributable to Class A and Class B ordinary shareholders - basic and diluted			$(269,927)	$(269,927)	$(269,927)
As of and for the year ended December 31, 2020
Weighted-average Class A and Class B ordinary shares outstanding - basic and diluted			835,013,530	820,638,530	806,263,530
Net loss per share attributable to Class A and Class B ordinary shareholders - basic and diluted			$(0.32)	$(0.33)	$(0.33)	$(60.40)	$(61.46)	$(62.56)
(1)	Book value per share = Total equity divided by total ordinary shares outstanding on an as-converted basis.
(2)	The equivalent per share data for Pagaya is calculated by multiplying the combined pro forma per share data by the Per Share Merger Consideration set forth in the Merger Agreement.

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Certain factors may have a material adverse effect on our business, financial conditions and results of operations. The risks and uncertainties described below disclose both material and other risks and uncertainties, and are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses. If any of these risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the trading price of Pagaya Ordinary Shares following the Merger could decline, and you could lose part or all of your investment.
Unless otherwise noted or the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of Pagaya and its subsidiaries prior to the consummation of the Merger, which will continue to be the business of Pagaya and its subsidiaries following the consummation of the Merger, when it will become a public company.
Risks Related to the Operations of Our Business
We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and it may be difficult to evaluate our future prospects.
We were founded in 2016 and have experienced rapid growth in recent years in the markets we serve and we plan to continue to expand into new markets. Our limited operating history may make it difficult to make accurate predictions about our future performance. Assessing our business and future prospects may also be difficult because of the risks and difficulties we face. These risks and difficulties include our ability to:
•	maintain and increase the volume of financial products facilitated with the assistance of our AI technology;
•	enter into new and maintain existing relationships with Partners;
•	maintain cost-effective access to capital and a diversified asset funding strategy;
•	expand the use and applicability of our AI technology;
•	improve the effectiveness and predictiveness of our AI technology;
•	successfully build our brand and protect our reputation from negative publicity;
•
successfully adjust our proprietary AI technology, products and services in a timely manner in response to changing macroeconomic conditions, including consumer credit performance, fluctuations in the credit markets, the recent increase in interest rates and the wind-down of stimulus programs;

•
successfully compete with companies that are currently in, or may in the future enter, the business of providing technological services to enhance the access to credit for customers and funding services;

•	enter into new markets and introduce new products and services;
•	comply with and successfully adapt to complex and evolving legal and regulatory environments in our existing markets and ones we may enter in the future;
•	effectively secure and maintain the confidentiality of the information received, accessed, stored, provided and used across our systems;
•	successfully obtain and maintain funding and liquidity to support continued growth and general corporate purposes;
•	attract, integrate and retain qualified employees and independent contractors; and
•	effectively manage, scale and expand the capabilities of our teams, outsourcing relationships, third-party service providers, operating infrastructure and other business operations.

If we are not able to timely and effectively address these risks and difficulties as well as those described elsewhere in this “Risk Factors” section, our business and results of operations may be harmed.
Our revenue growth rate and financial performance in recent periods may not be indicative of future performance and such growth may slow over time. In addition, the historical returns attributable to the Financing Vehicles should not be indicative of the future results of the Financing Vehicles and poor performance of the Financing Vehicles would cause a decline in our revenue, income and cash flow.
We have grown rapidly over the last several years, and our recent revenue growth rate and financial performance may not be indicative of our future performance. Our revenue and other income was $99.0 million and $474.6 million in 2020 and 2021, respectively, representing a 379% growth rate. Our revenue for any previous quarterly or annual period may not be a reliable indicator of our revenue or revenue growth in future periods. As our business grows, our revenue growth rates may slow, or our revenue may decline, in future periods for a number of reasons, which may include slowing demand for our AI technology offerings, products and services, increasing competition, a decrease in our ability to access capital or the growth of our overall network, increasing regulatory costs and challenges, adverse changes in the macroeconomic environment and consumers’ ability to service their debt and our failure to capitalize on growth opportunities. Further, we believe our growth over the last several years has been driven in large part by the expansion across similar consumer credit assets, which will slow as we enter all consumer credit markets. The recent increase in interest rates has also led to a tighter market for credit and we may experience reduced access to capital and our revenue could be negatively impacted. In addition, we believe this growth has been driven in part by the transformative shift by consumers to e-commerce and the acceptance of online networks and digital solutions for the use of and access to financial products that we expect may slow down over time, and as a result, our financial performance may be adversely affected.
In addition, the historical and potential future returns of the Financing Vehicles are not directly linked to returns on Pagaya Ordinary Shares. Therefore, any positive performance of the Financing Vehicles will not necessarily result in positive returns on an investment in Pagaya Ordinary Shares. However, poor performance of the Financing Vehicles would cause a decline in our revenue, income and cash flow from such Financing Vehicles, and would likely negatively affect our ability to raise additional capital for the same or future Financing Vehicles, and would therefore have a negative effect on our performance and, in all likelihood, the returns on an investment in Pagaya Ordinary Shares. Moreover, we could experience losses on our investments of our own principal as a result of poor investment performance by the Financing Vehicles. The future rate of return for any current or future Financing Vehicles may vary considerably from the historical rate of return generated by any particular Financing Vehicle, or for the Financing Vehicles as a whole. Poor performance of the Financing Vehicles could make it more difficult for us to raise new capital. Asset Investors might decline to invest in future Financing Vehicles we raise, and Asset Investors in existing Financing Vehicles might withdraw their investments, as a result of poor performance of the Financing Vehicles in which they are invested. Accordingly, poor performance may deter future investment in Financing Vehicles and thereby decrease the capital invested in the Financing Vehicles and, ultimately, our fee revenue, income and cash flow.
If we fail to effectively manage our growth, our business, financial condition, and results of operations could be adversely affected.
Over the last several years, we have experienced rapid growth in our business and number of employees and independent contractors, and we expect to continue to experience growth in the future. For example, we have recently expanded our research and development team and our team focused on recruiting new Partners. This rapid growth has placed, and may continue to place, significant demands on our management, processes, systems and operational, technological and financial resources. Our ability to manage our growth effectively, integrate new employees, independent contractors and technologies into our existing business and attract new Partners and maintain relationships with existing Partners will require us to continue to retain, attract, train, motivate and manage employees and independent contractors and expand our operational, technological and financial infrastructure. From time to time, we rely on temporary independent contractor programs for various aspects of our business. Failure to effectively implement and manage such programs could result in misclassification or other employment-related claims or inquiries by governmental agencies. Continued growth could strain our ability to develop and improve our operational, technological, financial and management controls, reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain Partner and their customers’ satisfaction. Any of the foregoing factors could negatively affect our business, financial condition and results of operations.
Our business and the performance of Financing Vehicles may be adversely affected by economic conditions and other factors that we cannot control. These factors include interest rates, the wind-down of stimulus programs, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes, and pandemics, including the ongoing COVID-19 pandemic.
Uncertainty and negative trends in general economic conditions, including significant tightening of credit markets, historically have created a difficult operating environment for our industry. Many factors, including factors that are beyond our control, may impact our results of operations or financial condition and our overall success by affecting our access to capital. Challenges our Partners may face with low demand for their financial products or willingness or capacity of their customers to make payment on obligations, or the returns on other assets, may affect the success of the Financing Vehicles. For example, the personal loans acquired from our Partners are, for the most part, unsecured, and our Partners’ customers may not prioritize repayment of those loans in an economic downcycle. These factors include interest rates, the wind-down of stimulus programs, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics. We face a heightened level of interest rate risk as the U.S. Federal Reserve Board has begun tapering its quantitative easing program and begun to increase interest rates.
The global spread and unprecedented impact of COVID-19 has resulted in significant disruption and has created additional risks to us and our Partners’ businesses, the industry and the economy. On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. Since that time, COVID-19 has resulted in various federal and state governments imposing numerous restrictions at different times, including travel bans and restrictions, quarantines, stay-at-home orders, social distancing requirements and mandatory closure of “non-essential” businesses, as well as legislative and regulatory changes to laws or policies related to loan deferment, forbearance, or forgiveness.
In response to the economic impacts of COVID-19, governments around the world, including in the United States, provided significant fiscal and monetary stimuli, which have had the effect, among other things, of supporting overall levels of employment, consumer spending and savings levels, and the ability of consumers to service their debt. The wind-down of these stimulus programs may adversely affect economic conditions and consumer credit performance, which may reduce the demand for and pricing of consumer credit assets and negatively impact our growth, revenues and profitability. Further, the U.S. Federal Reserve Board announced on March 16, 2022, that it had raised the federal funds rate by 0.25% to 0.50% in part due to inflation and a strong labor market. This recent increase in interest rates has led to a tighter market for credit and we may experience reduced access to capital and our revenue could be negatively impacted. Increased interest rates could unfavorably impact demand for all refinancing loan activities and reduce demand across personal loans and home loans, including, but not limited to, any variable-rate loan products, as well as adversely impact the spending levels of borrowers and their ability and willingness to borrow money. The growth of the personal lending market has benefitted from historically low interest rates and as interest rates increase the growth of this market and our growth could be negatively impacted. Higher interest rates often lead to higher payment obligations, which may reduce the ability of borrowers to remain current on their obligations and therefore, lead to increased delinquencies, defaults, customer bankruptcies and charge-offs, and decreasing recoveries, all of which could have a material adverse effect on our business.
If there is an economic downturn that affects our current and prospective Partners and their customers, Asset Investors or the performance of the Financing Vehicles, or if we are unable to address and mitigate the risks associated with any of the foregoing, our business, financial condition and results of operations could be adversely affected. Additionally, our AI technology has not been extensively tested during economic downturns. For more information, see “Risk Factors—Our AI technology has not yet been extensively tested during different economic conditions, including down-cycles. We continue to build and refine our AI technology to offer new products and services as we expand into new markets, such as real estate, mortgages, credit cards and insurance, and if our AI technology does not perform as well in these new markets as it has in our existing business and we are unable to manage the related risks and effectively execute our growth strategy as we enter into these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected.”
We are heavily dependent on our AI technology. If we are unable to continue to improve our AI technology or if our AI technology does not operate as we expect, contains errors or is otherwise ineffective, our network may improperly evaluate products not be able to process the volume we have historically, and our growth prospects, business, financial condition and results of operations could be adversely affected.
Our ability to enable our Partners to increase the number of loans or other assets that they originate with the assistance of our AI technology will depend in large part on our ability to effectively evaluate the creditworthiness and likelihood of default of our Partners’ customers and, based on that evaluation, help our Partners offer competitively-priced loans or other assets as well as obtain higher approval rates. Further, our overall operating efficiency and margins will depend in large part on our AI technology’s ability to effectively evaluate the creditworthiness, likelihood of default and credit asset pricing for our Partners’ customers, which will affect our Partners’ business volume. In the ordinary course, we enter into contractual arrangements with our Partners with customary indemnification provisions (including for violation of law). Such indemnification provisions potentially assume regulatory liability and liability for claims by Partners or third parties if the AI technology contains errors or incorrectly evaluates Partners’ customers. We further assume liability as the investment manager, sponsor and/or administrator for the Financing Vehicles, including if the AI technology contains errors or incorrectly evaluates the Partners’ customers underlying the assets purchased by the Financing Vehicles. Such liability may result in claims by Asset Investors or regulatory action. For more information, see “Risk Factors—If we fail to comply with or facilitate compliance with, or our Partners fail to comply with the variety of federal, state and local laws to which we are subject, including those related to consumer protection, consumer finance, lending, fair lending, data protection, and investment advisory services, or if we are found to be operating without having obtained necessary state or local licenses, it may result in regulatory action, litigation, monetary payments or may otherwise negatively impact our reputation, business, and results of operations, and may prevent us from serving users in jurisdictions where those regulations apply.”, “Risk Factors—Risks Related to Our Legal and Regulatory Environment” and “Risk Factors—Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome. In addition, our business and operations could be negatively affected if they become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our share price.” In addition, we utilize the data gathered from various sources in our automated credit analysis process. The data that we gather is evaluated and curated by our AI technology. The ongoing development, maintenance and operation of our AI technology is expensive and complex, and may involve unforeseen difficulties including material performance problems, and undetected defects or errors, for example, with new capabilities incorporating AI. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our AI technology from operating properly. If our AI technology fails to adequately predict the creditworthiness of Partners’ applicants or customers, or to properly place loans or other assets for acquisition by Financing Vehicles due to the design of our models or programming or other errors or failures, other characteristics of our AI or for any other reasons, or any of the other components of the automated credit analysis process fails, our Partners may experience higher than forecasted loan and other losses that will in turn negatively impact the performance of the Financing Vehicles that acquire our Partners’ assets. Additionally, errors or inaccuracies in our AI technology could result in exposure to the credit risk of loans or other assets originated by Partners, whether it be exposure for us, Partners or Asset Investors, which may result in higher than expected losses or lower than desired returns of such loans or other assets.
Any of the foregoing could result in our Partners experiencing sub-optimally priced assets, incorrect approvals or denials of transactions, or higher than expected losses, or could require remediation and/or result in our Partners’ dissatisfaction with us, which in turn could adversely affect our ability to attract new Partners or cause our Partners to terminate their agreements with us and decrease our Partners’ financial product volume, and could also negatively impact the performance of Financing Vehicles, certain Asset Investors’ willingness to invest in future Financing Vehicles, and our ability to continue to create new Financing Vehicles, and our business, financial condition and results of operations may be adversely affected.

We rely on our Partners to originate assets facilitated with the assistance of our AI technology. Currently, a limited number of Partners account for a substantial portion of the total number of financial products facilitated with the assistance of our AI technology and, ultimately, our revenue. If these Partners were to cease or limit operations with us, our business, financial condition and results of operations could be adversely affected.
Currently, a majority of the loans or other assets that are facilitated with the assistance of our AI technology result from transactions with a small number of Partners who operate in the financial technology space. These Partners, taken together, originate substantially all of the loans or other assets facilitated with the assistance of our AI technology. The fees we receive when these loans or other assets are acquired from these Partners by Financing Vehicles account for substantially all of our revenue.
We have entered into several types of agreements with each of our Partners. Our commercial arrangements with these Partners are generally nonexclusive and are based on the type of asset class. For example, we enter into purchase agreements with our Partners, which provide the Financing Vehicles with the opportunity to acquire assets by the Partner assisted by our AI technology, that have a typical duration of one to three years with the option to extend for additional periods. The Financing Vehicles are not required to acquire specific types or amounts of assets from our Partners under such agreements. In addition, there are servicing agreements with our Partners covering the assets originated by such Partners that typically last for the life of the asset. As it relates to any specific asset, these servicing agreements require us to continue to use the Partner that originated the asset for the life of such asset. In addition, even during the term of our arrangement, our Partner could choose to reduce the volume of loans or other assets facilitated with the assistance of our AI technology or increase the volume that it chooses to fund and retain on its own balance sheet. We or any of our Partners may terminate our arrangement for various reasons, which may include material breaches and change in control, subject to payment of a termination fee in some cases, and Partners could decide to stop working with us, have disputes with us, ask to modify their commercial or legal terms in a manner disadvantageous to us or enter into exclusive or more favorable relationships with our competitors. In addition, capital and leverage requirements applicable to our Partners that are banks or other financial institutions subject to such requirements could result in decreased demand for our products. Further, our Partners’ respective regulators may require that they terminate or otherwise limit their business with us, or impose regulatory pressure limiting their ability to do business with us. We are a service provider to Partners, some of which are considered banks under the Federal Deposit Insurance Corporation (“FDIC”), and as such, we are subject to audit by such Partners in accordance with FDIC guidance related to management of vendors. We are also subject to the examination and enforcement authority of the FDIC under the Bank Service Company Act. If any of our Partners were to stop working with us, suspend, limit or cease their operations or otherwise terminate or modify adversely to us their relationship with us, the number of financial products originated by our Partners with the assistance of our AI technology could decrease, and our revenue and revenue growth rates and our business, financial condition and results of operations could be adversely affected.
If we are unable to both retain existing Partners and attract and onboard new Partners, our business, financial condition and results of operations could be adversely affected.
Substantially all of our revenue is generated through fees we receive when the loans and other financial products originated by our Partners with the assistance of our AI technology are acquired by Financing Vehicles. Currently, we have a small number of Partners that operate in the financial technology space who originate most of these loans and other assets. To continue to expand our market share in existing markets and grow into new markets we will need to attract and onboard new Partners on attractive commercial terms and also maintain and grow those relationships. We have both lead generation programs and referral programs to identify and develop new Partners but these programs may not succeed in the near term or may cease to be effective over time. If we are not successful in attracting and onboarding new Partners, our business, financial condition and results of operations could be adversely affected.
Our ability to raise capital from Asset Investors is a vital component of the products we offer to Partners. If we are unable to raise capital from Asset Investors at competitive rates, it would materially reduce our revenue and cash flow and adversely affect our financial condition.
We have relied upon the securitization market and committed asset-backed facilities to provide a significant portion of the funding component of our product. The ability of the Financing Vehicles to provide funding at competitive rates is essential to our business. An inability to access the securitization market or a significant reduction in liquidity in the secondary market for securitization transactions could have an adverse impact on the funding component of our product, financial position and results of operations.
Our ability to raise capital from Asset Investors for Financing Vehicles depends on a number of factors, including certain factors that are outside our control. Certain factors, such as the performance of the equity and bond markets and the asset allocation rules or investment policies to which such Asset Investors are then subject, could inhibit or restrict the ability of Asset Investors to make investments in Financing Vehicles or the asset classes in which Financing Vehicles invest.
Our ability to launch new Financing Vehicles could similarly be hampered if the appeal of those investments in the market were to decline. For example, there is a risk that the properties that we have invested in have some undiscovered flaw, or would otherwise require additional expenditures to make them rentable in excess of the expected amount, which could result in greater total renovation costs and a loss of revenue. Further, an investment in a share, unit, membership interest or limited partner interest in a Financing Vehicle is more illiquid, and the returns on such investment may be more volatile than an investment in securities for which there is a more active and transparent market. In periods of positive markets and low volatility, for example, investors may favor passive investment strategies such as index funds over our actively managed investment vehicles. Alternative investments could also fall into disfavor as a result of concerns about liquidity and short-term performance.
In connection with launching new Financing Vehicles or making further investments in existing Financing Vehicles, we may negotiate terms for such Financing Vehicles with existing and potential Asset Investors. The outcome of such negotiations could result in our agreement to terms that are materially less favorable to us than for prior Financing Vehicles or as compared to Financing Vehicles of our competitors, including with respect to fees and/or incentive fees, which could have an adverse impact on our revenues. Such terms could also restrict our ability to raise Financing Vehicles with investment objectives or strategies that compete with existing Financing Vehicles, add additional expenses and obligations for us or increase our potential liabilities, all of which could ultimately reduce our revenues. In addition, certain investors, including sovereign wealth funds and public pension funds, have demonstrated an increased preference for alternatives to the traditional financing vehicle structure. Such alternatives may not be as profitable for us as the traditional fund structure, and such a trend could have a material impact on the cost of our operations or profitability if we were to implement these alternative investment structures. In addition, certain investors, including public pension funds, have publicly criticized certain fee and expense structures, including network fees and transaction and advisory fees. Although we have no obligation to modify any of our fees with respect to our existing, we may experience pressure to do so in Financing Vehicles.
The fees paid to us by Financing Vehicles comprise a key portion of our revenues, and a reduction in these revenues could have an adverse effect on our results of operations. If we are unable to raise new and successor Financing Vehicles, the growth of the assets of such Financing Vehicles and related fees generated, our ability to deploy capital into investments and the potential for increasing our performance income would slow or decrease, all of which would materially reduce our revenues and cash flows and adversely affect our financial condition.
A key portion of our revenue from Financing Vehicles in any given period is dependent on the size of the assets of such Financing Vehicles in such period and fee rates charged. We may not be successful in producing investment returns and prioritizing services that will allow us to maintain our current fee structure, to maintain or grow the assets of such Financing Vehicles, or to generate performance income. A decline in the size or pace of growth of assets of Financing Vehicles or applicable fee rates will reduce our revenues. A decline in the size or pace of growth of the assets of Financing Vehicles or applicable fee rates may result from a range of factors, including:
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Volatile economic and market conditions, which could cause Asset Investors to delay making new commitments to alternative Financing Vehicles or limit the ability of our existing Financing Vehicles to deploy capital;

•	Competition may make fundraising and the deployment of capital more difficult, thereby limiting our ability to grow or maintain the assets of such Financing Vehicles;
•	Changes in our strategy or the terms of our network AI fees; and

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Poor performance of one or more of the Financing Vehicles, either relative to market benchmarks or in absolute terms, or compared to our competitors, may cause Asset Investors to regard the Financing Vehicles less favorably than those of our competitors, thereby adversely affecting our ability to raise more capital for existing Financing Vehicles or new or successor Financing Vehicles.

If we are unable to develop and maintain a diverse and robust funding component for our network, our growth prospects, business, financial condition and results of operations could be adversely affected. In addition, certain Financing Vehicles have redemption features and a substantial withdrawal of capital by one or more Asset Investors may have an adverse effect on the Financing Vehicles’ performance.
Our business depends on sourcing and maintaining diverse and robust funding to enable loans or other assets from our Partners to be acquired by a Financing Vehicle. The number of Asset Investors in new markets where a long-term track record of performance has not been developed is often very concentrated. Even for more mature markets, although the participating Asset Investors are often more diverse, only a limited number have committed or guaranteed their participation in existing Financing Vehicles. Were the availability of this funding to decrease, our ability to generate Network Volume and revenue will be adversely affected. Further, we have significant concentration in Asset Investors. Four of the largest Asset Investors together contributed approximately 66% of Network Capital during the 12 months ended December 31, 2021, compared to approximately 81% during the 12 months ended December 31, 2020. New capital from Asset Investors may be unavailable on reasonable terms or at all beyond the current maturity dates of Financing Vehicles.
Further, events of default or breaches of financial, performance or other covenants, or worse than expected performance of certain pools of obligations underpinning Financing Vehicles, could reduce the likelihood of affiliates sponsoring, managing or administering Financing Vehicles that acquire assets from our Partners. The performance of such assets is dependent on a number of factors, including the predictiveness of our AI technology and social and economic conditions. The availability and capacity of certain Asset Investors to participate in Financing Vehicles that acquire assets from our Partners also depend on many factors that are outside of our control, such as credit market volatility, politics and regulatory reforms. In the event of a sudden or unexpected disruption of Asset Investors’ participation in Financing Vehicles that acquire assets from our Partners, our network may not be able to maintain the necessary levels of funding to retain current volume of acquisition by Financing Vehicles of loans or other assets originated by our Partners without incurring substantially higher funding costs, which could adversely affect our business, financial condition and results of operations.
A substantial withdrawal of capital by one or more Asset Investors in any Financing Vehicle with redemption features may have an adverse effect on such Financing Vehicle’s performance. The adviser to such Financing Vehicle may find it difficult under such circumstances to adjust its asset allocation to the reduced amount of assets of such Financing Vehicle. Moreover, in order to provide sufficient funds to pay withdrawal amounts, the Financing Vehicles might be required to liquidate positions at an inopportune time or at prices that the adviser believes do not reflect the true value of such investments and that would adversely affect the applicable Asset Investors, or the adviser may not be able to liquidate such positions at all or it may determine it would be inappropriate to do so. If such withdrawals of capital were to continue over a protracted period of time, these issues may be magnified such that similar assets sold at subsequent withdrawal dates might receive even less favorable liquidation values. Withdrawals of capital through redemption may also make it more difficult for such Financing Vehicles to generate the same level of profits operating on a smaller capital base and may trigger defaults or termination events under one or more loans, credit facilities or other financing arrangements.
Our AI technology has not yet been extensively tested during different economic conditions, including down-cycles. We continue to build and refine our AI technology to offer new products and services as we expand into new markets, such as real estate, mortgages, credit cards and insurance, and if our AI technology does not perform as well in these new markets as it has in our existing business and we are unable to manage the related risks and effectively execute our growth strategy as we enter into these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected.
We continue to build and refine our AI technology to offer new products and services in new markets. We have added one new market per year since 2018 and recently entered the real estate market. We expect to continue to expand our offering to other markets. There are substantial risks and uncertainties associated with these efforts. We may invest significant time and resources to develop and market new lines of business and/or products and services and we may not achieve the return on our investment that we expect. Initial timetables for the introduction and development of new lines of business or new products or services may not be achieved and price and profitability targets may not prove feasible. Further, we may not be able to develop, commercially market and achieve market acceptance of any new products and services. In addition, our investment of resources to develop new products and services may either be insufficient or result in expenses that are excessive in light of the revenue actually derived from these new products and services. If the profile of consumers using any new products and services is different from that of those currently served by our Partners’ existing financial products, our AI technology may not be able to accurately evaluate the credit risk of such customers, and the affiliates sponsoring, managing or administering Financing Vehicles that are acquiring our Partners’ financial products may in turn experience higher levels of delinquencies or defaults. Failure to accurately predict demand or growth with respect to our new products and services could have an adverse impact on our reputation and business, and there is always a risk that new products and services will be unprofitable, increase our costs, decrease operating margins or take longer than anticipated to achieve target margins. In addition, any new products or services may raise new and potentially complex regulatory compliance obligations, which would increase our costs and may cause us to change our business in unexpected ways. Further, our development efforts with respect to these initiatives could distract management from current operations and divert capital and other resources from our existing business.
Furthermore, our AI technology may not perform as well in the real estate asset market and non-consumer credit asset markets as it has in the consumer markets. For example, the use of our AI technology to evaluate and facilitate the acquisition, renovation, lease and eventual realization of real estate assets is significantly different than its application toward the evaluation and origination of loans and financial products, due to the special characteristics of the real estate market and the inherent uniqueness of these assets. The purchase price, renovation time and costs, attainable rent and appreciation potential of real estate assets are affected by numerous parameters that are often specific to each asset, and attempting to predict them through AI-based, big-data analytics is prone to error. While we have adapted and calibrated our AI technology to account for such parameters and their irregularity among individual assets, it may not be able to accurately predict the creditworthiness of each such asset and the outcome of its purchase, renovation, lease or future realization. In addition, while we believe our AI technology will accurately evaluate risk in the non-consumer credit asset markets, our AI technology has not been extensively tested in these markets. If our AI technology is unable to accurately evaluate risk in these markets, our Partners and Financing Vehicles through which Asset Investors invest may experience greater than expected losses on such loans or other assets, which would harm our reputation and erode the trust we have built with our Partners and Asset Investors. Any of these factors could adversely affect our business, financial condition and results of operations.
We may also have difficulty with securing the adequate participation of Asset Investors for Financing Vehicles investing in any such new financial products and services by our Partners, and if we are unable to do so, our ability to develop and grow these new offerings and services will be impaired. If we are unable to effectively manage the foregoing risks, our growth prospects, business, financial condition and results of operations could be adversely affected. For example, in real estate investments, the yields available from properties depend on the amount of revenue generated and expenses incurred. If certain properties do not generate sufficient revenues to meet their acquisition and operating expenses, a Financing Vehicle’s cash flow and ability to pay distributions to its Asset Investors will be adversely affected.
Further, if we do not successfully manage the regulatory, business and market risks associated with our expansion into new markets and new products and effectively execute our growth strategy in these new lines of business, our growth prospects, business, financial condition and results of operations could be adversely affected. For example, the insurance markets are highly competitive and regulated. We are considered a managing general agent in the insurance business and are subject to the regulations governing managing general agents, including various licensing requirements. Accordingly, we may have a license revoked or be unable to obtain new licenses and therefore be precluded or temporarily suspended from carrying on or developing some or all of our activities in the insurance business or otherwise be fined or penalized in a given jurisdiction where we are operating in the insurance business.
In addition, Partners in our network recently began analyzing auto loans with the assistance of our AI technology to assist with their origination process for auto loans and acquisition of such loans by Financing Vehicles. We are continuing to invest in developing AI technology to support the origination of new financial products by our

Partners and service offerings, such as credit cards, mortgages, student loans, point-of-sale loans and the acquisition of such financial products by Financing Vehicles. New initiatives are inherently risky, as each involves unproven business strategies, addressing and complying with new regulatory requirements, industry expertise and new financial products and services with which we, and in some cases our Partners, have limited or no prior development or operating experience.
The industry in which we operate is highly competitive, and if we fail to compete effectively, we could experience price reductions, reduced margins or loss of revenues.
We operate in a highly competitive and dynamic industry. Our AI technology faces competition from a variety of players, including those that enable transactions and commerce via digital payments. Our primary competition consists of: other sources of consumer credit, including banks, non-bank lenders and other fintech networks, as well as a variety of technology companies that seek to help financial services providers with the digital transformation of their businesses and various “second-look” financing providers that offer lenders revenue when they approve applications that had otherwise been turned down. We expect competition to intensify in the future, both as emerging technologies continue to enter the marketplace and as large financial incumbents increasingly seek to innovate the services that they offer to compete with our network. Technological advances and the continued growth of e-commerce activities have increased consumers’ accessibility to more credit products and services and led to the expansion of competition in digital payment options that diminished the need for regular consumer credit such as pay-over-time solutions.
Some of our competitors are substantially larger than we are, which gives those competitors advantages we do not have, such as more diversified products, a broader Partner and investor base, the ability to reach more Partners and Asset Investors, the ability to cross-sell their financial products and cross-subsidize their offerings through their other business lines, operational efficiencies more versatile technology networks, broad-based local distribution capabilities and lower-cost funding. In addition, because many of our competitors are large financial institutions that fund themselves through low-cost insured deposits and originate and own the assets they produce, they have certain revenue and funding opportunities unavailable to us. Our competitors may also have longer operating histories, more extensive and broader consumer and merchant relationships, and greater brand recognition and brand loyalty than we have. For example, more established companies that possess large, existing Partner and investor bases, substantial financial resources, larger marketing teams and established distribution channels could enter the market.
Increased competition could require us to alter the pricing and terms we offer to our Partners. If we are unable to successfully compete, the demand for our AI technology and products could stagnate or substantially decline, and we could fail to retain or grow the number of Partners using our network, which would reduce the attractiveness of our network to Partners, and which would materially and adversely affect our business, results of operations, financial condition and future prospects.
Substantially all of our revenue is derived from a limited variety of consumer assets purchased exclusively in the United States, which is a highly competitive and saturated market, and we do not know how well our AI technology may perform in other markets.
While we are constantly expanding the types of products and services facilitated through our AI technology, the vast majority of our revenue is generated from a limited variety of consumer credit assets products that are currently originated by Partners exclusively in the United States, specifically personal consumer loans and auto loans. The market for these loans is characterized by a large number of operators offering unsecured short-term lending programs, including our Partners, and also by certain behavioral patterns that our AI technology is able to identify and factor, as well as a complex regulatory landscape. However, in order to continue growing, we may need to expand to markets abroad, which are less competitive and saturated than the United States, but which may also differ significantly from it in many facets, including cultural and social norms and economic preferences, and with which our AI technology has not yet coped. If we are unable to configure our AI technology and Financing Vehicles to cater to other markets outside the United States, our business, financial condition and results of operations could be adversely affected.

A significant portion of our current revenues are derived from Financing Vehicles that acquire consumer credit assets and related products, and as a result, we are particularly susceptible to fluctuations in consumer credit activity and the capital markets.
Currently, the majority of our Partners’ asset originations facilitated with the assistance of our AI technology are unsecured personal loans. The market for unsecured personal loans has grown rapidly in recent years, and it is unclear to what extent such market will continue to grow, if at all. A wide variety of factors could impact the market for unsecured personal loans, including macroeconomic conditions, competition, regulatory developments and changes in consumer credit activity. For example, FICO has recently changed its methodology in calculating credit scores in a manner that potentially penalizes borrowers who take out personal loans to pay off or consolidate credit card debt. This change could negatively affect the overall demand for unsecured personal loans. The personal lending market has also benefitted from historically low interest rates, as our Partners’ customers are attracted to relatively low borrowing costs. Our success will depend, in part, on the continued growth of the unsecured personal loan market, and if such market does not further grow or grows more slowly than we expect, our business, financial condition and results of operations could be adversely affected.
In addition, our Partners may, in the future, seek partnerships with competitors that are able to help them offer them a broader array of credit products, such as secured loans. Over time, in order to preserve and expand our relationships with our existing Partners, and enter into relationships with new Partners, it may become increasingly important for us to expand our offerings and be able to help our Partners offer a wider variety of products and services. We also may be susceptible to competitors that choose to offer higher yields to Asset Investors or offer to pay higher prices for loans or other assets acquired from our Partners. Competitors may elect to provide these incentives, even if they expect such pricing practices to lead to losses for them. Such practices by competitors could negatively affect the overall demand for personal loans facilitated with the assistance of our AI technology and, therefore, our business, financial condition and results of operations.
Further, the personal loans that are acquired from our Partners into Financing Vehicles are, for the most part, unsecured, and there is a risk that our Partners’ customers will not prioritize repayment of such loans, particularly in an economic downcycle. For example, if our Partners’ customers incur secured debt, such as a mortgage, a home equity line of credit or an auto loan, our Partners’ customers may choose to repay their obligations under such secured debt before repaying their unsecured loans, which could lead to higher default rates by our Partners’ customers with respect to their unsecured debt. This in turn could lead to losses for Financing Vehicles, which could lead to less demand from Asset Investors. If this leads to decreased demand by Asset Investors to participate in Financing Vehicles that acquire assets and other financial products facilitated with the assistance of our AI technology, our business, financial condition and results of operations could be adversely affected.
If our estimates, judgments or assumptions relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.
The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates, judgments and assumptions that affect the amounts reported and disclosed in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of certain assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements and accompanying notes include those related to revenue recognition, consolidation of variable interest entities (each, “VIE”), fair value of certain assets and liabilities, share-based compensation, and income taxes, including any valuation allowance for deferred tax assets. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of industry or financial analysts, which may result in a decline in the trading price of Pagaya Class A Ordinary Shares.
Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, or changes and challenges to existing standards or their interpretation, we might be required to change our accounting policies, alter our operational policies or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes or challenges to existing standards or in their interpretation may have an adverse effect on our reputation, business, financial condition, and profit and loss, or cause an adverse deviation from our revenue and operating profit and loss target, which may negatively impact our results of operations.
We are currently undergoing an internal corporate reorganization for the purpose of consolidating our U.S. businesses. We may from time to time undertake other internal corporate reorganizations that may adversely impact our business and results of operations.
We are currently undertaking and from time to time, we may undertake internal corporate reorganizations in an effort to simplify our organizational structure, streamline our operations or for other operational reasons. Such internal reorganization involves and may involve, among other things, the combination or dissolution of certain of our existing subsidiaries and the creation of new subsidiaries. These transactions could be disruptive to our business, result in significant expense, require regulatory approvals, and fail to result in the intended or expected benefits, any of which could adversely impact our business and results of operations. See the section of this proxy statement/prospectus entitled “Description of Pre-Closing Transactions—Pagaya Internal Reorganization.”
Our reputation and brand are important to our success. If we are unable to continue developing our reputation and brand, or if our brand or reputation is compromised, our ability to retain existing and attract new Partners and Asset Investors and our ability to maintain and improve our relationship with regulators of our industry could be adversely affected. As a result, our business, financial condition and results of operations may suffer.
We believe maintaining a strong brand and trustworthy reputation is critical to our success and our ability to attract new Partners and Asset Investors. Factors that affect our brand and reputation include, among other things: perceptions of AI, our industry and our Company, including the quality and reliability of our AI technology, the accuracy of our AI technology, perceptions regarding the application of AI to consumer lending or other markets specifically, the funding component of our business, privacy and security practices, litigation, regulatory activity, and the overall user experience of our Partners and their customers. Negative publicity or negative public perception of these factors, even if inaccurate, could adversely affect our brand and reputation.
Certain of the Partners’ arrangements have been criticized in government and media reports as “rent-a-charter” or “rent-a-bank” which has drawn the heightened attention of consumer advocacy groups, government officials and elected representatives. As a result, bank regulators have taken actions causing banks to exit third-party programs that the regulators determined involved unsafe and unsound practices. The payday and “short-term, small-dollar” loans that have been subject to more frequent criticism and challenge are different from assets facilitated with the assistance of our AI technology, in our view. If we are nevertheless associated because of the heightened attention with such payday or short-term, small-dollar consumer loans, or if we are associated with increased criticism of non-payday loan programs involving relationships between bank originators and non-bank lending networks and program managers, demand for loans or other assets could significantly decrease, which could cause our Partners to reduce their origination volumes or terminate their arrangements with us, impede our ability to attract new Partners or delay the onboarding of Partners, impede our ability to attract Asset Investors to participate in the funding component of our network or reduce the number of potential Partners that use our network. Any of the foregoing could adversely affect our results of operations and financial condition.
We may also become subject to lawsuits, including class action lawsuits, or other challenges such as government investigations, inquiries, enforcement or arbitration, against our Partners or us for obligations from our Partners through our AI technology. If there are changes in laws or in the interpretation or enforcement of existing laws affecting loans or other assets we place with the assistance our AI technology, or if we become subject to such lawsuits, investigations or inquiries, our business, financial condition and results of operations would be adversely affected.
Harm to our reputation can also arise from many other sources, including employee and independent contractor or former employee and independent contractor misconduct, misconduct or negligence by outsourced service providers or other counterparties, failure by us or our Partners to meet minimum standards of service and quality, and inadequate protection of borrower information and compliance failures and claims. If we are unable to protect our reputation and brand, our business, financial condition and results of operations would be adversely affected.

If we are unable to manage the risks associated with fraudulent activity, our brand and reputation, business, financial condition, and results of operations could be adversely affected and we could face material legal, regulatory and financial exposure (including fines and other penalties).
Fraud is prevalent in the financial services industry and is likely to increase as perpetrators become more sophisticated. We are subject to the risk of fraudulent activity associated with our Partners’ customers and third parties handling our Partners’ borrower information and, in limited situations, cover certain fraud losses of Partners and Asset Investors. Fraud rates could also increase in a down-cycle economy. While we perform initial and ongoing due diligence on our Partners’ fraud prevention and detection policies and procedures, we rely on our Partners to predict and otherwise validate or authenticate applicant-reported data and data derived from third-party sources and notify us if any fraud is detected. If such efforts are insufficient to accurately detect and prevent fraud, the level of fraud-related losses of products could increase, which would decrease confidence in our AI technology. There have been some instances of fraud by Partners’ customers in the past which have generally occurred at the origination of the asset in the normal course of business and are not material to the Company. If any such fraud is identified, the applicable Partner is typically required to repurchase the related asset.
A failure to accurately detect and prevent fraud may also lead to increased costs if we have to invest in developing new technology to defend against fraud, which, in turn may lead to decreased returns in Financing Vehicles and therefore decreased returns for Asset Investors. In addition, our Partners and Asset Investors may not be able to recover amounts disbursed on products made in connection with inaccurate statements, omissions of fact or fraud, which could erode the trust in our brand and negatively impact our ability to attract new Partners and Asset Investors.
High profile fraudulent activity within the financial services industry also could negatively impact our brand and reputation. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase our costs and also negatively impact our brand and reputation. Further, if there is any increase in fraudulent activity that increases the need for human intervention in screening application data, the level of automation on our network could decline and negatively affect our unit economics. If we are unable to manage these risks, our business, financial condition and results of operations could be adversely affected.
We are subject to risks related to our dependency on our Founders, key personnel, employees and independent contractors, including highly-skilled technical experts, as well as attracting, retaining and developing human capital in a highly competitive market.
Our success and future growth depend upon the continued services of our management team and other key employees and independent contractors, including highly-skilled technical experts. In particular, the Founders who are members of our leadership team are critical to our overall management, as well as the continued development of our products and services, our culture and our strategic direction. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, key employees and independent contractors, which could disrupt our business. The loss of one or more members of our senior management or key employees or independent contractors could harm our business, and we may not be able to find adequate replacements. We may not be able to retain the services of any members of our senior management, key employees or independent contractors, including high-skilled technical experts. From time to time, we rely on temporary independent contractor programs to scale our operations team. Failure to effectively implement and manage such programs could result in misclassification or other employment related claims or inquiries by governmental agencies. In addition, to execute our growth plan, we must attract and retain highly qualified personnel, including engineering and data analytics personnel. In order to continue to access top talent, we will likely continue to grow our footprint of office locations, which may add to the complexity and costs of our business operations. Competition for highly skilled technical experts, including engineering and data analytics personnel, is extremely intense, particularly in Israel where we are headquartered, which has experienced increased activity in technology startups. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining employees and independent contractors with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, prospective and existing employees and independent contractors often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees or independent contractors believe there is limited or less upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees and independent contractors. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed. We generally enter into non-competition agreements with our employees and independent contractors. These agreements prohibit our employees and independent contractors, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees and independent contractors work, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees and independent contractors developed while working for us.
The funding component of our business related to the Financing Vehicles is highly competitive.
The funding component of our business is highly competitive, with competition based on a variety of factors, including investment performance, the quality of assets provided to Asset Investors, investor liquidity and willingness to invest, vehicle terms (including fees), brand recognition and business reputation. The funding component of our business competes with a number of other specialized investment funds, hedge funds, funds of hedge funds, other managing pools of capital, securitizations by our Partners or other consumer credit originators, as well as corporate buyers, traditional asset managers, commercial banks, investment banks and other financial institutions (including sovereign wealth funds), and we expect that competition will continue to increase. For example, certain traditional asset managers have developed their own lending networks and are marketing other lending and credit strategies as alternatives to fund investments. Additionally, developments in financial technology, or fintech, such as distributed ledger technology, or blockchain, have the potential to disrupt the financial industry and change the way consumer lenders and other financial institutions do business. A number of factors serve to increase our competitive risks:
•	a number of our competitors in some of our businesses have greater financial, technical, marketing and other resources and more personnel than we do;
•	some Financing Vehicles may not perform as well as competitors’ Financing Vehicles or other available investment products;
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several of our competitors have significant amounts of capital, and many of them have similar investment objectives to ours, which may create additional competition for investment opportunities and may reduce the size and duration of pricing inefficiencies that many alternative investment strategies seek to exploit;

•
some of our competitors may be subject to less regulation and accordingly may have more flexibility to undertake and execute certain investments, including in certain industries or businesses, than we can and/or bear less compliance expense than we do;

•	some of our competitors may have more flexibility than us in raising certain types of Financing Vehicles under the contracts or terms they have negotiated with their investors; and
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some of our competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make.

We have historically competed primarily on the basis of the performance of Financing Vehicles, and not on the level of our fees or incentive fees relative to those of our competitors. However, there is a risk that fees and incentive fees in the alternative investment or securitization industry will decline, without regard to our historical performance. Fee or incentive fee income reductions on existing or future Financing Vehicles, without corresponding decreases in our cost structure, would adversely affect our business and revenues.
Maintaining our reputation is critical to attracting and retaining Asset Investors and for maintaining our relationships with our regulators. Negative publicity regarding our Company, our personnel or our Partners could give rise to reputational risk that could significantly harm our existing business and business prospects. Similarly, events could occur that damage the reputation of our industry generally, such as the insolvency or bankruptcy of large funds or lending networks or a significant number of funds or lending networks or highly publicized incidents of fraud or other scandals, any one of which could have a material adverse effect on our business, regardless of whether any of those events directly relate to the Financing Vehicles or the investments made by Financing Vehicles.

In addition, the attractiveness of Financing Vehicles relative to investments in other investment products could decrease depending on economic conditions. Furthermore, any new or incremental regulatory measures for the U.S. financial services and lending industries may increase costs and create regulatory uncertainty and additional competition for many Financing Vehicles. See “Risks Related to Our Legal and Regulatory Environment—As the political and regulatory framework for AI technology and machine learning evolves, our business, financial condition and results of operations may be adversely affected.”
This competitive pressure could adversely affect our ability to make successful investments and limit our ability to raise future Financing Vehicles, either of which would adversely impact our business and revenues.
Our failure to deal appropriately with conflicts of interest in the funding component of our business, related to our allocation of investment opportunities between Financing Vehicles could damage our reputation and adversely affect our businesses. Conflicts of interest may also arise in our allocation of costs and expenses, and we are subject to increased regulatory scrutiny and uncertainty with regard to those determinations.
As we have expanded and as we continue to expand the number and scope of our businesses, we increasingly confront potential conflicts of interest relating to the investment activities of the Financing Vehicles. Conflicts of interest continue to be a significant area of focus for regulators, investors and the media. Because of the variety of businesses and investment strategies that we pursue, we may face a higher degree of scrutiny compared with others that focus on fewer asset classes. We place assets across Financing Vehicles. In addition, certain Financing Vehicles may purchase an interest in one or more other Financing Vehicles. However, the risk that Asset Investors or regulators could challenge allocation decisions as inconsistent with our obligations under applicable law, governing agreements or our own policies cannot be eliminated. Further, the perception of non-compliance with such requirements or policies could harm our reputation with Asset Investors. A failure to appropriately deal with these, among other, potential conflicts, could negatively impact our reputation and ability to raise additional Financing Vehicles or result in potential litigation or regulatory action against us.
The investment activities or strategies used for certain Financing Vehicles may conflict with the transactions and strategies employed on behalf of other Financing Vehicles, and may affect the prices and availability of investments in which a Financing Vehicle may invest. Subject to any legal and regulatory obligations, the investment activities of our affiliates or a Financing Vehicle are carried out generally without reference to positions held by another Financing Vehicle and may have an effect on the value of the positions so held, or may result in an affiliate having an interest in an issuer adverse to that of a Financing Vehicle. Because the Financing Vehicles operate different businesses, the affiliates are subject to a number of potential and actual conflicts of interest, potentially greater regulatory oversight, and more legal and contractual restrictions than would be the case if the affiliates had only a single line of business.
In particular, Financing Vehicles may invest in the same types of assets in which the other Financing Vehicles currently invest and expect to continue to invest in the future. Although we anticipate that the Financing Vehicles will operate within a limited and defined set of parameters (e.g., time, scope and duration) when acquiring any such assets, a Financing Vehicle could encounter actual and potential conflicts to the extent that any such Financing Vehicle competes with others for investment opportunities or our resources (e.g., personnel). These activities can adversely affect the prices and availability of loans or other assets held by or potentially considered for purchase for the account of a Financing Vehicle.
Subject to the requirements of each Financing Vehicle’s governing documents, investment opportunities sourced by affiliates or Financing Vehicles will generally be placed among the accounts of the applicable Financing Vehicles in a manner that the applicable manager or sponsor believes to be appropriate given the factors that it believes to be relevant, such as each Financing Vehicle’s respective investment objectives, concentration limits, interest and asset coverage tests, collateral quality, liquidity and requirements tests, lender covenants, the amount of free cash each of them has available for investment, total capital and capital commitments, anticipated future cash flows and cash requirements, and other considerations and limitations of such Financing Vehicle.
We regularly make determinations to allocate costs and expenses both among Financing Vehicles and between such vehicles and their respective governing entities. Certain of those determinations are inherently subjective and virtually all of them are subject to regulatory oversight. Any determination or allegation of, or investigation into, a potential violation could cause reputational harm and a loss of investor confidence in our business. It could also result in regulatory lapses and applicable penalties, as well as increased regulatory oversight of our business. In addition, any determination to allocate fees to the applicable investment adviser or manager could negatively affect our net income, and ultimately decrease the value of Pagaya Ordinary Shares and our dividends to our shareholders.
We may need to raise additional funds in the future, including, but not limited to, through equity, debt, or convertible debt financings, to support business growth, and those funds may be unavailable on acceptable terms, or at all. As a result, we may be unable to meet our future capital requirements, which could limit our ability to grow and jeopardize our ability to continue our business.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products and services, enhance our AI technology, scale and improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity, debt or convertible debt financings to secure additional funds. If we raise additional funds by issuing equity securities or securities convertible into equity securities, our shareholders may experience dilution. Debt financing, such as credit facilities or corporate bonds, may involve covenants restricting our operations or our ability to incur additional debt. Debt financing may also require security arrangements including cash collateral agreements that restrict the availability of cash held as collateral which is the case for amounts we may borrow in the future under our existing Credit Agreement. In addition, future equity financing or replacement or refinancing of any debt financings may not be available on terms favorable to us or our shareholders, or at all, and the fact that debt holders are repaid first may reduce our ability to raise a later equity financing.
If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be unable to pursue certain business opportunities and our ability to continue to support our business growth and to respond to business challenges could be impaired and our business may be harmed. In addition, we may be unable to access capital to fund the purchases of additional products or other assets through raising new and successor Financing Vehicles. For additional information, see “—Risks Related to Management of Financing Vehicles—The funding component of our network depends in large part on our ability to raise capital from third party Asset Investors. A failure to raise capital from third party Asset Investors on attractive fee terms or at all, would impact our ability to collect Network Fees or deploy such capital into investments and potentially collect performance fee revenues, which would materially reduce our revenue and cash flow and adversely affect our financial condition.”
Any legal proceedings, investigations or claims against us could be costly and time-consuming to defend and could harm our reputation regardless of the outcome. In addition, our business and operations could be negatively affected if they become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our share price.
We are and may in the future become subject to legal proceedings, investigations and claims, including claims that arise in the ordinary course of business, such as claims brought by Asset Investors or Partners in connection with commercial disputes, claims by users, claims or investigations brought by regulators or employment claims made by our current or former employees and independent contractors. We are subject to claims in the ordinary course of business, including employment claims.
We are not currently a party to any pending or, to our knowledge, threatened litigation that will have a significant effect on our financial position or profitability. Any litigation, investigation or claim, whether meritorious or not, could harm our reputation, will increase our costs and may divert management’s attention, time and resources, which may in turn harm our business, financial condition and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims and might not continue to be available on terms acceptable to us. A claim brought against us for which we are uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position and results of operations.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, as well as the frequency of lawsuits against SPAC sponsors, has been increasing recently, especially in the context of SPAC business combinations. Volatility in the share price of the Pagaya

Class A Ordinary Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Pagaya Board’s attention and resources from Pagaya’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to Pagaya’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, Pagaya may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, Pagaya’s share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism
Although we currently maintain insurance coverage, such coverage may not be sufficient to cover the types or extent of claims or loss that may be incurred or received. In addition, we may not maintain or procure insurance coverage in connection with the Merger that is sufficient to cover the types or extent of claims or loss that may be incurred or received.
We currently maintain insurance in connection with our business, including, among other coverages, directors and officers liability insurance, errors and omissions/professional liability insurance, employment practices liability insurance, fiduciary liability insurance, and cyber insurance. The scope and limits of such insurance may not be sufficient to cover the types or extent of claims or loss that may be incurred or received. In addition, there may be risks for which Pagaya does not maintain or procure insurance coverage or for which the insurance coverage may not respond.
We are growing rapidly, and our insurance coverage may not be sufficient to protect us from any loss now or in the future and we may not be able to successfully claim our losses under our current insurance policies on a timely basis, or at all. Our inability to obtain and maintain appropriate insurance coverage could cause a substantial business disruption, adverse reputational impact, and regulatory scrutiny.
If we incur any loss that is not covered by our insurance policies, or the compensated amount is significantly less than our actual loss, our business, financial condition and results of operations could be materially and adversely affected.
Our risk management policies and procedures, and those of our third-party vendors upon which we rely, may not be fully effective in identifying or mitigating risk exposure. If our policies and procedures do not adequately protect us from exposure to these risks, we may incur losses that would adversely affect our financial condition, reputation and market share.
We have developed risk management policies and procedures and we continue to refine them as we conduct our business. Many of our procedures involve oversight of third-party vendors that provide us with critical services such as information technology systems and infrastructure, portfolio management, custody, market data expenses and fund accounting and administration and pricing services. Our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure. Further, as we expand into new lines of business, our risk management policies and procedures may not be able to adequately keep up with our current rapid rate of expansion, and may not be adequate or sufficient to mitigate risks. Moreover, we are subject to the risks of errors and misconduct by our employees and independent contractors, including fraud and non-compliance with policies. These risks are difficult to detect in advance and deter, and could harm our business, results of operations or financial condition. Although we maintain insurance and use other traditional risk-shifting tools, such as third-party indemnification, to manage certain exposures, they are subject to terms such as deductibles, coinsurance, limits and policy exclusions, as well as risk of counterparty denial of coverage, default or insolvency. If our policies and procedures do not adequately protect us from exposure, and our exposure is not adequately covered by insurance or other risk-shifting tools, we may incur losses that would adversely affect our business, financial condition and results of operations.
If there is a pledge of a substantial amount of Pagaya Ordinary Shares, a change of control could occur and could materially and adversely affect our financial condition, results of operation and cash flows.
Shareholders that beneficially own a significant interest in Pagaya may pledge a substantial portion of Pagaya Ordinary Shares that they own to secure loans made to them by financial institutions. If a shareholder defaults on any of its obligations under these pledge agreements or the related loan documents, these financial institutions may have the right to sell the pledged shares, subject to the lockup restrictions set forth in the Pagaya A&R

Articles. Such a sale could cause our share price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Because these shares may be pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of Pagaya, even when such a change of control may not be in the best interests of our shareholders, and it could also result in a default under certain material contracts to which we are a party, which could materially and adversely affect our financial condition, results of operations and cash flows.
Risks Related to Technology, Intellectual Property and Data
Regulators may assert, and courts may conclude, that certain AI technology leads to unintentional bias or discrimination.
Regulatory agencies have expressed concerns that certain AI technology may lead to unintentional bias or discrimination in an automated credit analysis process. Such concerns could subject us to legal or regulatory liability, reputational harm, and/or increase our legal and compliance expenses. For example, on March 29, 2021, the Consumer Financial Protection Bureau (the “CFPB”) and the federal prudential bank regulators issued a “Request for Information and Comment on Financial Institutions’ Use of Artificial Intelligence, Including Machine Learning.” These regulators asked for comments regarding, among other things, whether the use of AI technology and machine learning in consumer credit underwriting can lead to bias and discrimination. A number of publicly submitted comments have asserted that AI technology and machine learning in consumer credit underwriting can lead to discrimination in violation of, inter alia, the Equal Credit Opportunity Act and the Fair Housing Act. This request for information process may lead to a regulatory rulemaking that could restrict the use of AI technology and machine learning in consumer credit underwriting. The Equal Credit Opportunity Act and the Fair Credit Report Act require creditors to provide consumers with the reasons for denial of credit or other adverse action, and providing such reasons can be more difficult given the complexity of certain AI technology. In addition, the Federal Trade Commission (“FTC”) has brought enforcement actions related to the use of AI and automated credit analysis in circumstances where the FTC has determined that the use of such tools is insufficiently transparent to consumers. Our inability to comply, and enable our Partners and their customers to comply, with the requirements of existing laws or new interpretations of existing laws, or new regulatory rulemaking that restricts the use of AI technology in consumer credit underwriting or other markets, could adversely affect our business, financial condition, and results of operations. We may also be obligated to indemnify Partners or pay substantial settlement costs in connection with any such claim or litigation related to the use of our AI technology and automated credit analysis, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our AI technology could be costly and time consuming and divert the attention of our management and key personnel from our business operations.
We may be unable to sufficiently, and it may be difficult and costly to, obtain, maintain, protect, or enforce our intellectual property and other proprietary rights.
Our ability to operate our businesses depends, in part, upon our proprietary technology. We may be unable to protect our proprietary technology effectively, which would allow competitors to duplicate our AI technology and adversely affect our ability to compete with them. We rely on a limited combination of trade secret, trademark laws and other rights, as well as confidentiality procedures, contractual provisions and our information security infrastructure to protect our proprietary technology, processes and other intellectual property. The steps we take to protect our intellectual property rights may be inadequate. For example, a third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. The pursuit of a claim against a third party for infringement of our intellectual property could be costly, and any such efforts may not be successful. Our failure to secure, protect and enforce our intellectual property rights could adversely affect our brand and adversely impact our business.
Our proprietary technology, including our AI technology, may be alleged to infringe upon third-party intellectual property, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. If we are unsuccessful, such claim or litigation could result in a requirement that we pay significant damages or licensing fees, or we could in some circumstances be required to make changes to our business to avoid such infringement, which would negatively impact our financial performance. We may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to modify applications or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time consuming and divert the attention of our management and key personnel from our business operations.
Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as ours. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of our management, employees and independent contractors. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.
Furthermore, our technology may become obsolete or inadequate, and we may not be able to successfully develop, obtain or use new technologies to adapt our models and systems to compete with other technologies as they develop. If we cannot protect our proprietary technology from intellectual property challenges, or if our technology becomes obsolete or inadequate, our ability to maintain our model and systems or facilitate products could be adversely affected.
Our technology relies in part on third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to utilize our technology and increase our costs.
Our AI technology, including our computational infrastructure, relies on software licensed to us by third-party authors under “open-source” licenses. Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open-source software we use. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar solutions with less development effort and time and ultimately put us at a competitive disadvantage.
Although we monitor our use of open-source software to avoid subjecting our products to conditions we do not intend, the terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our services. Moreover, our processes for controlling our use of open-source software may not be effective. If we are held to have breached the terms of an open-source software license, we could be required to seek licenses from third parties to continue operating our network on terms that are not economically favorable or feasible, to re-engineer our network or the supporting computational infrastructure to discontinue use of certain code, or to make generally available, in source code form, portions of our proprietary code.
Further, in addition to risks related to license requirements, use of certain open source software carries greater technical and legal risks than does the use of third-party commercial software. For example, open source software is generally provided as-is without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our network depends upon the successful operation of open source software, any undetected errors or defects in open source software that we use could prevent the deployment or impair the functionality of our systems and harm our reputation. In addition, the public availability of such software may make it easier for attackers to target and compromise our network through cyber-attacks. Any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations.
Our proprietary AI technology relies in part on the use of our Partners’ borrower data and third-party data, and if we lose the ability to use such data, or if such data contains gaps or inaccuracies, our business could be adversely affected.
We rely on our proprietary AI technology, which includes statistical models built using a variety of datasets. Our AI technology relies on a wide variety of data sources, including data collected from our Partners’ customers and applicants, credit bureau data and our credit experience gained through monitoring the payment performance of our Partners’ customers over time. If we are unable to access and use data collected from our Partners’ customers and applicants, data received from credit bureaus, repayment data collected as part of the funding component of our network, or other third-party data used in our AI technology, or our access to such data is limited, our ability to accurately evaluate our Partners’ potential customers, detect fraud and verify applicant data would be compromised. Any of the foregoing could negatively impact the accuracy and effectiveness of our AI technology and the volume of products facilitated with the assistance of our network.
Third-party data sources on which we rely include the consumer reporting agencies regulated by the CFPB and other data sources. Such data is electronically obtained from third parties and used in our AI technology to process our Partners’ applicants. Data from national credit bureaus and other consumer reporting agencies and other information that we receive from third parties about a Partner’s applicant or borrower, may be inaccurate or may not accurately reflect the applicant’s or borrower’s creditworthiness for a variety of reasons, including inaccurate reporting by creditors to the credit bureaus, errors, staleness or incompleteness.
In addition, if third-party data used to improve our AI technology or train the AI model is inaccurate, or access to such third-party data is limited or becomes unavailable to us, the efficacy of our AI technology and our ability to continue to improve our AI technology would be adversely affected. Any of the foregoing could, for our Partners, result in sub-optimally and inefficiently evaluated assets, incorrect evaluation of transactions, or higher than expected losses, which in turn could adversely affect our ability to attract new Asset Investors and Partners or increase our Partners’ volume of financial products and adversely affect our business, financial condition and results of operations.
Cyberattacks and security breaches of our technology, or those impacting our users or third parties, could adversely impact our brand and reputation and our business, operating results and financial condition.
We are dependent on information technology systems and infrastructure to operate our business. In the ordinary course of our business, we collect, process, transmit and store large amounts of sensitive information, including personal information, credit information and other sensitive data of our Partners’ customers and other consumers providing their data to a Partner. It is critical that we do so in a manner designed to maintain the confidentiality, integrity and availability of such sensitive information. We also have arrangements in place with certain of our third-party vendors that require us to share consumer information. We rely on third parties to assist in our operations, and as a result, we manage a number of third-party vendors that may have access to our computer networks and sensitive or confidential information. In addition, many of those third parties turn to subcontractors or rely on their own service providers in outsourcing some of their responsibilities. As a result, our information technology systems, including the functions of third parties that are involved or have access to those systems, are large and complex, with many points of entry and access. While all information technology operations are inherently vulnerable to inadvertent or intentional security breaches, incidents, attacks and exposures, the size, complexity, accessibility and distributed nature of our information technology systems, and the large amounts of sensitive information stored on those systems make such systems potentially vulnerable to unintentional or malicious, internal and external attacks. Vulnerabilities may be exploited from inadvertent or intentional actions of our employees, independent contractors, third-party service providers, Partners, Asset Investors or by malicious third parties that may result in actual or attempted unauthorized access, mishandling or misuse of information, computer viruses or malware, cyberattacks that could lead to unauthorized persons obtaining confidential information, destruction of data, disruption or deterioration of service, sabotaged or damaged systems, as well as distributed denial of service attacks, data breaches and other infiltration, exfiltration or other similar events. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives (including, but not limited to, industrial espionage) and expertise, including organized criminal groups, “hacktivists,” nation states and others. In addition to the extraction of sensitive information, such attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information and systems. Further, our shift to a remote working environment due to the COVID-19 pandemic could increase the risk of a security breach. Significant disruptions of our, our Partners’ and third-party service providers’ and/or other business partners’ information technology systems or other similar data security incidents could adversely affect our business operations and result in the loss, misappropriation, or unauthorized access, use or disclosure of, or the prevention of access to, sensitive information, which could result in financial, legal, regulatory, business and reputational harm to us. Further, our systems, policies and procedures may not be able to adequately keep up with our rapid expansion, and may not be adequate or sufficient to mitigate risks. In addition, many governments have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity following a breach, which may cause our Partners’ customers and potential customers to lose confidence in the effectiveness of our data security measures related to our AI technology and business. Any security breach, whether actual or perceived, would harm our reputation and ability to attract new Partners and Asset Investors.
In addition, similar vulnerabilities may arise in the future as we continue to expand the features and functionalities of our network and introduce new products and services on our network, and we expect to continue investing substantially to protect against security vulnerabilities and incidents.
We rely on third-party service providers for a substantial portion of our business activities and for Financing Vehicles, and any disruption of service experienced by such third-party service providers or our failure to manage and maintain existing relationships or identify other high-quality, third-party service providers could harm our reputation, business, results of operations and growth prospects. We also depend on third-party property managers to manage our real property investments on a day-to-day basis, and there can be no assurance that they will operate such investments successfully.
We rely on a variety of third-party service providers in connection with a substantial portion of the operation of our business and Financing Vehicles. Any performance issues, errors, bugs or defects in third-party software or services could result in errors, defects or a failure of our solutions, which could materially and adversely affect our reputation, business, financial condition and results of operations. Many of our third-party service providers attempt to impose limitations on their liability for such performance issues, errors, bugs or defects, and if enforceable, we may have additional liability to our Partners, Asset Investors or to other third parties that could harm our reputation and increase our operating costs. Additionally, in the future, we might need to license other software or services to enhance our solutions and meet evolving Partner and Asset Investor demands and requirements, which may be unavailable to us on commercially reasonable terms or at all. Any limitations on our ability to use or obtain third-party software or services could significantly increase our expenses and otherwise result in delays, a reduction in functionality or errors or failures of our solutions until equivalent technology or content is either developed by us or, if available, identified, obtained through purchase or licensed and integrated into our solutions, which could adversely affect our business. In addition, third-party software and services may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs, all of which may increase our expenses and materially and adversely affect our business, financial condition and results of operations. We will need to maintain our relationships with third-party service providers and obtain software and services from such providers that do not contain any material errors or defects. Any failure to do so could adversely affect our ability to deliver effective solutions to Partners and Asset Investors and adversely affect our business.
Although the manager monitors the performance of each real property investment, it is primarily the responsibility of third-party property managers to manage the properties on a day-to-day basis. A Financing Vehicle’s results of operations, including its ability to make payments on any indebtedness, depend in large part on the ability of these third-party property managers to operate and lease the properties on economically favorable terms. There can be no assurance that the third-party property management firms employed by a Financing Vehicle will be able to operate each investment successfully. Moreover, the risks of dependence on third-party property management firms are different by property type and by investment stage (for example, properties in development or redevelopment have a greater dependence on the leasing abilities of a third-party manager or leasing agent). Property managers may receive fee based upon gross revenues and such fee arrangements may create an incentive for the relevant investment to be managed in a manner that is not consistent with the applicable Financing Vehicle’s objectives.
Under applicable employment laws, we may not be able to enforce covenants not to compete.
We generally enter into non-competition agreements as part of our employment agreements with our employees. These agreements generally prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors, Partners or Asset Investors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the protection of a company’s trade secrets or other proprietary knowhow.
Risks Related to Dual Class Structure
The dual class structure of Pagaya Ordinary Shares has the effect of concentrating voting power with certain shareholders—in particular, our Founders—which will effectively eliminate your ability to influence the outcome of many important determinations and transactions, including a change in control.
Pagaya Class A Ordinary Shares, which are the shares that are being listed, have one vote per share, and Pagaya Class B Ordinary Shares have 10 votes per share. At the Closing, the Founders, and any Permitted Class B Owners, are expected to receive all of the Pagaya Class B Ordinary Shares that will be issued and outstanding. By virtue of their holdings of Pagaya Class B Ordinary Shares, the Founders are expected to, in the aggregate, hold approximately 80.1% of Pagaya’s voting power immediately following the Closing in the no redemption scenario. In addition, the Founders hold Pagaya Options which, if exercised in full and assuming no dilution of their holdings, would be expected to result in the Founders’ holding, in the aggregate, approximately 83.3% of Pagaya’s voting power immediately following the Closing in the no redemption scenario. This percentage may increase if additional shares are issued to our Founders based on increases in the market capitalization of Pagaya following the Closing as a result of the vesting of stock options. See “Risk Factors—Risks Related to EJFA.” All outstanding Pagaya Class B Ordinary Shares held by a Founder and any Permitted Class B Owners will automatically be converted into an equal number of Pagaya Class A Ordinary Shares (and therefore will have one rather than ten votes per share) on the earliest to occur of (i) (A) (1) such Founder’s employment as an officer of Pagaya being terminated not for cause, (2) such Founder resigning as an officer of Pagaya, (3) death or Permanent Disability (as defined in the Pagaya A&R Articles) of such Founder or such Founder’s bankruptcy; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Pagaya Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability, then such Pagaya Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Pagaya Class B Ordinary Shares and shall not convert into an equal number of Pagaya Class A Ordinary Shares or (4) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Pagaya Class B Ordinary Shares and (B) such Founder no longer serving on the Pagaya Board; (ii) 90 days after such Founder is terminated for cause, subject to certain exceptions, or (iii) the earliest to occur of (A) such time as the Founders and their permitted transferees first collectively hold less than 10% of the total issued and outstanding ordinary share capital of Pagaya and (B) the 15th anniversary of the Closing. See the section titled “Description of Pagaya Securities—Pagaya Ordinary Shares—Pagaya Class B Ordinary Shares” for further discussion of the terms of the Pagaya A&R Articles that will be in effect immediately prior to the Closing, including the circumstances under which a Founder’s Pagaya Class B Ordinary Shares will convert into Pagaya Class A Ordinary Shares. Accordingly, except with respect to the limited matters as to which Israeli corporate law requires approval by a majority of votes cast by shareholders other than controlling shareholders, and although such Founders are not parties to any voting agreement (other than the Pagaya Voting Agreement which will terminate upon the earlier of the Effective Time and the date on which the Merger Agreement is terminated) or similar arrangement and are free to act independently of one another and without coordination or collaboration, such Founders will collectively effectively control all matters submitted to the Pagaya Shareholders for the foreseeable future, including the election of directors, amendments of our organizational documents, compensation matters, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.
The Founders may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control is likely to have the effect of limiting the likelihood of an unsolicited merger proposal, unsolicited tender offer, or proxy contest for the removal of directors. As a result, our governance structure and the adoption of the Pagaya A&R Articles may have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

The dual class structure of Pagaya Ordinary Shares may adversely affect the trading market for Pagaya Class A Ordinary Shares.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of Pagaya Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual class or multi-class share structures in certain of their indices. In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P Mid Cap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares from being added to these indices. Beginning in 2017, MSCI Inc. (“MSCI”), a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. As a result, our dual class capital structure would make us ineligible for inclusion in indices that exclude companies with multi-class share structures, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in Pagaya Class A Ordinary Shares. We cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make Pagaya Class A Ordinary Shares less attractive to investors and, as a result, the market price of Pagaya Class A Ordinary Shares could be adversely affected.
Risks Related to Our Legal and Regulatory Environment
Litigation, regulatory actions, consumer complaints and compliance issues could subject us to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.
In the ordinary course of business, we may be named as a defendant in various legal actions, including litigation, involving our Partners’ financial products. All such legal actions are inherently unpredictable and, regardless of the merits of the claims, litigation is often expensive, time-consuming, disruptive to our operations and resources, and distracting to management. Generally, litigation involving our Partner’s financial products arises from the dissatisfaction of a consumer with the products or services offered by our Partners; however, some of this litigation, may arise from other matters, including claims of violation of laws related to do-not-call and credit reporting. Our involvement in any such matter also could cause significant harm to our or our Partners’ reputations and divert management attention from the operation of our business, even if the matters are ultimately determined in our favor. If resolved against us, legal actions could result in excessive verdicts and judgments, injunctive relief, equitable relief, and other adverse consequences that may affect our financial condition and how we operate our business.
In addition, a number of participants in the consumer financial services industry have been the subject of putative class action lawsuits, state attorney general actions, other state or local regulatory or enforcement actions, and federal regulatory enforcement actions, including actions relating to alleged unfair, deceptive or abusive acts or practices, violations of state licensing and lending laws, including state usury and disclosure laws, actions alleging discrimination on the basis of race, ethnicity, gender or other prohibited bases, and allegations of noncompliance with various state and federal laws and regulations relating to originating and collecting consumer finance loans and other consumer financial services and products. In the current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in us undertaking significant time-consuming and expensive operational and compliance improvement efforts, which may delay or preclude our or our Partners’ ability to provide certain new products and services, including the use of our AI technology by Partners. There is no assurance that these regulatory matters or other factors will not, in the future, affect how we conduct our business and, in turn, have a material adverse effect on our business. In particular, legal proceedings brought under state consumer protection and anti-discrimination statutes or under any of the various federal consumer financial services statutes, including those prohibiting discrimination in lending and unfair, deceptive, and abusive acts or practices, may result in a separate fine assessed for each statutory and regulatory violation or substantial damages from class action lawsuits, potentially in excess of the amounts we earned from the underlying activities.

Many of the consumer and credit assets that the Financing Vehicles acquire are governed by agreements that include arbitration clauses. If these arbitration agreements were to become unenforceable for any reason, or such clauses are not included, we could experience an increase to our consumer litigation costs and exposure to potentially damaging class action lawsuits, with a potential material adverse effect on our business and results of operations.
In addition, from time to time, through our operational and compliance controls, we identify compliance issues that require us to make operational changes and, depending on the nature of the issues, could result in financial remediation. These self-identified issues and remediation payments could be significant, depending on the issues and impact, and could generate litigation or regulatory investigations that subject us to additional risk.
If we fail to comply with or facilitate compliance with, or our Partners fail to comply with the variety of federal, state and local laws to which we or they are subject, including those related to consumer protection, consumer finance, lending, fair lending, data protection, and investment advisory services, or if we or our Partners are found to be operating without having obtained necessary state or local licenses, it may result in regulatory action, litigation, monetary payments or may otherwise negatively impact our reputation, business, and results of operations, and may prevent us from serving users in jurisdictions where those regulations apply.
Our Partners and prospective Partners are highly regulated and are generally required to comply with stringent regulations in connection with performing business functions that our products and services address. Additionally, we facilitate compliance with these regulatory requirements. While we currently operate our business in an effort to ensure our business itself is not subject to extensive regulation, there is a risk that certain regulations could become applicable to us, including as we expand the functionality and use of our AI technology and network. In addition, we and our Partners, vendors, and other service providers must comply with laws and regulatory regimes that apply to us directly and our Partners, vendors, and other service providers indirectly, including through certain of our products and services, and in areas such as consumer finance and lending, investment advisory and securities law, and data protection, use and cybersecurity, and through our relationships with our Partners and the Financing Vehicles.
We must comply with regulatory regimes or facilitate compliance with regulatory regimes on behalf of our Partners that are independently subject to supervision by federal and state financial services and consumer protection regulators, including those applicable to consumer credit transactions, account servicing and debt collection, and the purchase and sale of whole loans and other related transactions. Certain state laws generally regulate interest rates, fees and other charges, require certain disclosures and regulate various loan terms and conditions. In addition, other federal and state laws may apply to loan originations, underwriting, allocation of finance assets originated by our Partners, the servicing and collection of loans and other obligations, the purchase and sale of whole loans or other obligations or securitization vehicles.
Certain states have adopted laws regulating and requiring licensing by parties that engage in certain activities relating to consumer finance transactions, including facilitating, offering and assisting with such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing for consumer debt collection or purchasing or selling consumer loans or other obligations. The application of some consumer finance licensing laws to our AI technology, the networks of our Partners and the related activities we perform is unclear or debatable, which increases the risk that we may be deemed noncompliant with such licensing laws. In addition, state licensing requirements may evolve over time, including, in particular, recent trends toward increased licensing requirements and regulation of parties engaged in loan solicitation activities. If we or our Partners were found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, our business could be harmed or limited, we could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), criminal penalties and other penalties or consequences, and the obligations from our Partners could be rendered void or unenforceable, in whole or in part, any of which could have a material adverse effect on our business.

In particular, certain statutes, laws, regulations and rules to which we, our Partners, the Financing Vehicles or their respective service providers are or may be subject, and with which we facilitate or may facilitate compliance, include:
•
foreign, U.S. federal and state lending statutes and regulations that require certain parties, including our Partners, to hold licenses or other government approvals or filings in connection with specified activities, and impose requirements related to marketing and advertising, transaction disclosures and terms, fees and interest rates, usury, credit discrimination, credit reporting, servicemember relief, debt collection, repossession, unfair or deceptive business practices and consumer protection, as well as other state laws relating to privacy, information security, conduct in connection with data breaches and money transmission;

•
the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discouraging or discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act, and similar state and municipal fair lending laws;

•
foreign, U.S. federal and state securities laws, including, among others, the Securities Act, the Exchange Act, the Investment Advisers Act, and the Investment Company Act rules and regulations adopted under those laws, and similar foreign, state laws and regulations which govern securities law, advisory services, Financing Vehicles or how we generate or purchase consumer credit assets, other loan product regulations, the Israeli Joint Investments in Trust Law, 5754-1994, the Israeli Securities Law, the Israeli Law for Regulation of Investment Advice, Investment Marketing and Portfolio Management, 5755-1995, the Israeli Law for Supervision of Financial Services (Regulated Financial Services), 5776-2016, the Israeli Banking (Licensing) Law, 5741-1981;

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foreign, U.S. federal and state laws and regulations addressing privacy, cybersecurity, data protection, and the receipt, storing, sharing, use, transfer, disclosure, protection, and processing of certain types of data, including, among others, Fair Credit Reporting Act (the “FCRA”), Gramm-Leach-Bliley Act (the “GLBA”), Children’s Online Privacy Protection Act, Personal Information Protection and Electronic Documents Act, Controlling the Assault of Non-Solicited Pornography and Marketing (the “CAN-SPAM”), Canada’s Anti-Spam Law, Telephone Consumer Protection Act (the “TCPA”), Federal Trade Commission Act (the “FTC Act”), California Consumer Privacy Act (the “CCPA”) and General Data Protection Regulation (the “GDPR”);

•
the FCRA and Regulation V promulgated thereunder, which imposes certain obligations on users of consumer reports and those that furnish information to consumer reporting agencies, including obligations relating to obtaining or using consumer reports, taking adverse action on the basis of information from consumer reports, the accuracy and integrity of furnished information, addressing risks of identity theft and fraud and protecting the privacy and security of consumer reports and consumer report information and other related data use laws and regulations;

•
the GLBA and Regulation P promulgated thereunder, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy notices and practices with respect to information sharing with affiliated and unaffiliated entities as well as to safeguard personal borrower information, and other privacy laws and regulations;

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the U.S. credit risk retention rules promulgated under the Dodd-Frank Act, which require a securitizer of securitization vehicles to retain an economic interest in the credit risk of the assets collateralizing the securitization vehicles;

•	the Truth in Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their consumer credit obligations, require creditors to comply with certain practice restrictions, limit the ability of a creditor to impose certain terms, impose disclosure requirements in connection with credit card applications and solicitations, and impose disclosure requirements in connection with credit advertising;
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Section 5 of the FTC Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service, and analogous state laws prohibiting unfair, deceptive, unconscionable, unlawful or abusive acts or practices;

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the Credit Practices Rule, which (i) prohibits creditors from using certain contract provisions that the Federal Trade Commission has found to be unfair to consumers; (ii) requires creditors to advise consumers who co-sign obligations about their potential liability if the primary obligor fails to pay; and (iii) prohibits certain late charges;

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the FDIC guidance related to model risk management and management of vendors and other bank specific requirements pursuant to the terms of service agreements with banks and the examination and enforcement authority of the FDIC under the Bank Service Company Act;

•	U.S. federal and state regulation and licensing requirements related to the auto insurance and finance industries, including related to being a manager general agent;
•	the U.S. Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;
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the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations, requires creditors to reduce the interest rate to 6% on loans to military members under certain circumstances, and imposes restrictions on enforcement of loans to servicemembers, so that military members can devote full attention to military duties;

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the Military Lending Act, which requires those who lend to “covered borrowers,” including members of the military and their dependents, to only offer Military Annual Percentage Rates (“APRs”) (a specific measure of all-in-cost-of-credit) under 36%, prohibits arbitration clauses in loan agreements, and prohibits certain other loan agreement terms and lending practices in connection with loans to military servicemembers, among other requirements, and for which violations may result in penalties including voiding of a loan agreement;

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the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including a prohibition on a creditor requiring a consumer to repay a credit agreement in preauthorized (recurring) electronic fund transfers and disclosure and authorization requirements in connection with such transfers;

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the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and which require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations;

•	the Right to Financial Privacy Act and similar state laws enacted to provide the financial records of financial institution customers a reasonable amount of privacy from government scrutiny;
•	the Bank Secrecy Act and the USA PATRIOT Act, which relate to compliance with anti-money laundering, borrower due diligence and record-keeping policies and procedures;
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the regulations promulgated by the Office of Foreign Assets Control (“OFAC”) under the U.S. Treasury Department related to the administration and enforcement of sanctions against foreign jurisdictions and persons that threaten U.S. foreign policy and national security goals, primarily to prevent targeted jurisdictions and persons from accessing the U.S. financial system; and

•	other foreign, U.S., federal, state and local statutes, rules and regulations.

We and our Partners may not always have been, and may not always be, in compliance with these and other applicable statutes, regulations, rules and other laws. Compliance with these requirements is costly, time-consuming and limits our operational flexibility. Additionally, Congress, the states and regulatory agencies, as well as local municipalities, could further regulate consumer financial services in ways that make it more difficult or costly for us to operate our AI technology and offer related services or facilitate the allocation of obligations from our Partners. These laws also are often subject to changes that could severely limit the operations of our business model. For example, in 2019, a bill was introduced in the U.S. Senate that would create a notional cap of the lesser of 15% Annual Percentage Rate (“APR”) or the maximum rate permitted by the state in which the consumer resides. Although such a bill may never be enacted into law, if such a bill were to be enacted, it would greatly restrict the number of loans that could be placed through our network. Further, changes in the regulatory application or judicial interpretation of the laws and regulations applicable to financial institutions also could impact the manner in which we conduct our business. The regulatory environment in which financial institutions operate has become increasingly complex, and following the financial crisis that began in 2008, supervisory efforts to enforce relevant laws, regulations and policies have become more intense. Additionally, states are increasingly introducing and, in some cases, passing laws that restrict interest rates and APRs on loans similar to the assets acquired by the Financing Vehicles. For example, California has enacted a “mini-CFPB,” which increases its oversight over partnership relationships and strengthens state consumer protection authority of state regulators to police debt collections and unfair, deceptive or abusive acts and practices. Additionally, voter referenda have been introduced and, in some cases, passed restrictions on interest rates and/or APRs. If such legislation or bills were to be adopted, or state or federal regulators seek to restrict regulated financial institutions such as our Partners from engaging in business with us in certain ways, our Partners’ ability to originate assets in certain states, and the ability of Financing Vehicles to purchase such assets, could be greatly reduced, and as a result, our business, financial condition and results of operations would be adversely affected.
In addition, we are currently subject to a variety of, and may in the future become subject to, additional foreign, federal, state, and local laws that are continuously changing, including laws related to: the real estate brokerage, auto insurance, real estate ownership and services industries, mortgages, credit cards, and data security, cybersecurity, privacy, and consumer protection. These laws can be costly to comply with, require significant management attention, and could subject us to claims, government enforcement actions, civil and criminal liability, or other remedies, including revocation of licenses and suspension of business operations.
Where applicable, we seek to comply with applicable law. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that our compliance policies and procedures will be effective. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. Nevertheless, if we, our Partners or the Financing Vehicles are found to not comply with applicable laws, we could become subject to greater scrutiny by regulatory agencies, face other sanctions or be required to obtain a license in such jurisdiction, which may have an adverse effect on our ability to continue to facilitate or acquire assets or make our network available to Partners and their customers in particular states, which may harm our business. In addition, non-compliance could subject us to damages, litigation, class action lawsuits, regulatory action, investigations, administrative enforcement actions, monetary payments to our Partners or Asset Investors, rescission rights held by investors in securities offerings and civil and criminal liability, all of which would harm our business and reputation.
Changes in laws or regulations relating to privacy, cybersecurity, data protection, or the protection, use or transfer of personal information, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection, or the protection or transfer of personal information, could adversely affect our business.
We, our Partners, vendors, and other service providers, receive, collect, use, disclose, transmit, and store a large volume of personally identifiable information and other sensitive data relating to individuals, such as our Partners’ customers, Asset Investors and our employees. Our use, receipt, and other processing of data in our business subjects us to numerous state, federal and foreign laws and regulations, addressing privacy, cybersecurity, data protection, and the receipt, storing, sharing, use, transfer, disclosure, protection, and processing of certain types of data. Such regulations include, for example, the GLBA, Children’s Online Privacy Protection Act, Personal Information Protection and Electronic Documents Act, CAN-SPAM, Canada’s Anti-

Spam Law, TCPA, FCRA, FTC Act, and the CCPA. These laws, rules, and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation, and changes in interpretation or enforcement, and may be inconsistent from one jurisdiction to another.
For example, the FTC, has announced a Notice of Proposed Rulemaking relating to proposed amendments to the GLBA’s Safeguards Rule, which requires financial services providers, like our Partners, to develop, implement, and maintain a comprehensive information security program. The proposed amendments provide more prescriptive security controls that financial services providers would be required to implement, such as specific access and authentication controls, risk assessment requirements, and oversight by appointment of a Chief Information Security Officer who would be required to provide annual written reports to the board of directors. In addition, the FTC has brought enforcement actions against third-party service providers of financial services providers directly and against financial services providers for failures by service providers to implement appropriate controls to safeguard consumers’ personal information.
As another example, the CCPA went into effect on January 1, 2020, and, among other things, requires new disclosures to California consumers and affords such consumers new data privacy rights, including, among other things, the right to request a copy from a covered company of the personal information collected about them, the right to request deletion of such personal information, and the right to opt out of certain sales of personal information. The California Attorney General can enforce the CCPA, including seeking an injunction and civil penalties of up to $7,500 per violation. The CCPA also provides a private right of action for certain data breaches that is expected to increase data breach litigation. Additionally, a new privacy law, the California Privacy Rights Act (the “CPRA”), was approved by California voters in the November 3, 2020 election, and significantly modifies the CCPA, including expanding California consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. Some observers have noted the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could also increase our potential liability and adversely affect our business. For example, the CCPA has encouraged “copycat” or other similar laws to be considered and proposed in other states across the country, such as in Virginia, Colorado, New Hampshire, Illinois and Nebraska. On March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act (the “CDPA”), and on July 8, 2021, Colorado enacted the Colorado Privacy Act (the “CPA”), comprehensive privacy statutes that become effective on January 1, 2023 and July 1, 2023, respectively, and share similarities with the CCPA, CPRA, and legislation proposed in other states.
The CCPA, CPRA, CDPA, CPA and other changes in laws or regulations relating to privacy, cybersecurity, data protection, and information security, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of laws or regulations like the GLBA, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing our network, require significant changes to our operations, or even prevent us from providing our network in jurisdictions in which we currently operate and in which we may operate in the future. Certain other state laws impose similar privacy obligations and we also expect that more states may enact legislation similar to the CCPA, CPRA, CDPA and CPA, which provide consumers with new privacy rights and increase the privacy and security obligations of entities handling certain personal information of such consumers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions, and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data, and could result in increased compliance costs and/or changes in business practices and policies. In addition, some jurisdictions, such as New York, Massachusetts, and Nevada have enacted more generalized data security laws that apply to certain data that we process. We cannot yet fully determine the impact these or future laws, rules, regulations, and industry standards may have on our business or operations. Any such laws, rules, regulations, and industry standards may be inconsistent among different jurisdictions, subject to differing interpretations, or may conflict with our current or future practices. Additionally, our Partners’ customers may be subject to differing privacy laws, rules, and legislation, which may mean that they require us to be bound by varying contractual requirements applicable to certain other jurisdictions. Adherence to such contractual requirements may impact our receipt, use, processing, storage, sharing, and disclosure of various types of information including financial information and other personal information, and may mean we become bound by, or voluntarily comply with, self-regulatory or other industry standards relating to these matters that may further change as laws, rules, and regulations evolve. Complying with these requirements and changing our policies and practices may be onerous and costly, and we may not be able to respond quickly or effectively to regulatory, legislative and other developments. These changes may in turn impair our ability to offer our existing or planned products and services and/or increase our cost of doing business.
Additionally, we have incurred, and may continue to incur, significant expenses in an effort to comply with privacy, cybersecurity, data protection, and information security standards and protocols imposed by law, regulation, industry standards, or contractual obligations. In particular, with laws and regulations such as the FCRA, GLBA, CCPA, CPRA, CDPA, CPA and potentially other laws and regulations that may be proposed or amended, imposing new and relatively burdensome obligations, and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so.
As our business grows, we may become subject to privacy and data security laws from other jurisdictions outside of the United States and Israel, potentially including the GDPR. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data of European persons. Among other things, the GDPR imposes requirements regarding the security of personal data and notification of data processing obligations to competent national data processing authorities, provides for lawful bases on which personal data can be processed, provides for an expansive definition of personal data and requires changes to informed consent practices. In addition, the GDPR provides for heightened scrutiny of transfers of personal data from the European Economic Area, to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws, and imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of an enterprise’s consolidated annual worldwide gross revenue). The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations. If we expand our business into Europe and/or the United Kingdom, which has enacted data protection laws substantially implementing the GDPR, we will need to comply with the GDPR and data protection laws of the United Kingdom. This will involve significant resources and expense and may also impair our ability to offer our existing or planned features, products and services and/or increase our cost of doing business.
Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, cybersecurity, data protection, and information security, it is possible that our interpretations of the law, practices, or our network could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Our failure, or the failure by our Partners, vendors, service providers, or Partners’ customers, to comply with applicable laws or regulations or any other obligations relating to privacy, cybersecurity, data protection, or information security, or any compromise of security that results in unauthorized access to, or use or release of personal information or other data relating to consumers or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing Partners from working with us, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition, and results of operations. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm our reputation and brand and adversely affect our business, financial condition, and results of operations.
A heightened regulatory and enforcement environment in the financial services industry may have an adverse impact on our Partners and our business.
Since the enactment of the Dodd-Frank Act, a number of substantial regulations affecting the supervision and operation of the financial services industry within the United States have been adopted, including those that establish the CFPB. The CFPB has issued guidance that applies to, and conducts direct examinations of, “supervised banks and nonbanks” as well as “supervised service providers”. In addition, the CFPB regulates consumer financial products and services. Certain of our Partners are also subject to regulation by federal and state authorities and, as a result, could pass through some of those compliance obligations to us.
To the extent this oversight or regulation negatively impacts our Partners, our business, financial condition, and results of operations could be adversely affected because, among other matters, our Partners could have less capacity to purchase products and services from us, could decide to avoid or abandon certain lines of business, or could seek to pass on increased costs to us by re-negotiating their agreements with us. Additional regulation, examination, and oversight of us could require us to modify the manner in which we contract with or provide products and services to our Partners, require us to invest additional time and resources to comply with such oversight and regulations, or limit our ability to update our existing products and services, or require us to develop new ones. Any of these events, if realized, could adversely affect our business, financial condition, and results of operations. The heightened enforcement environment includes a recent initiative by the Department of Justice Civil Rights Division, the CFPB and bank regulators to focus on “digital redlining” resulting from purportedly biased underwriting algorithms.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, and our ability to consummate the Merger and conduct business could be materially adversely affected.
If the Company were deemed to be an “investment company” under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business. The Investment Company Act contains substantive legal requirements that regulate the manner in which an “investment company” is permitted to conduct its business activities.
The Investment Company Act defines an “investment company” as, in pertinent part, an issuer that holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or, absent an applicable exemption, owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. However, an issuer engaged primarily, directly or through a wholly-owned subsidiary or subsidiaries (that themselves are not investment companies or relying on an exclusion from the definition of “investment company” set out in Sections 3(c)(1) or 3(c)(7)), in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities is excluded from the definition of “investment company.”
The Company currently holds interests in securitization transactions in order to satisfy U.S. risk retention requirements, which in the aggregate exceed 40% of our assets (exclusive of U.S. government securities and cash items) reflected on our balance sheet. Nonetheless, we believe that we are engaged primarily in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities and we have conducted, and intend to continue to conduct, our business in a manner that does not result in us being characterized as an investment company. We believe that we are engaged primarily in the business of developing and implementing proprietary AI technology and related software solutions to assist Partners to originate loans and other assets with more effective credit decision-making processes, and sponsoring, managing and/or administering Financing Vehicles; and we are not in the business of investing, reinvesting or trading in securities. We also believe that our primary source of income is fees earned in exchange for the provision of services and not income on investment securities. However, to avoid being deemed an investment company, we may decide to forego attractive opportunities to expand our business.
If we are deemed to be an investment company under the Investment Company Act, including as a result of changes in our business in the future (although no such changes are currently anticipated), we may be required to institute burdensome compliance requirements, restricting our activities in a way that could adversely affect our business, financial condition and results of operations. The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the Investment Company Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to continue to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. However, if anything were to happen that would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted. Compliance with the requirements of the Investment Company Act applicable to registered investment companies may make it difficult for us to continue our current operations and could materially and adversely affect our business, financial condition and results of operations. If we were ever deemed to be in noncompliance with the Investment Company Act, we could also be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties, cease-and-desist orders or other adverse consequences, as well as private rights of action, any of which could materially adversely affect our business.
The SEC oversees and directly regulates the activities of a subsidiary that is a registered investment adviser under the Investment Advisers Act.
The Investment Advisers Act imposes specific restrictions on an investment adviser’s ability to conduct its investment advisory business and operations. Our registered investment adviser and certain other parts of our business are subject to additional requirements that cover, among other things, disclosure of information about our business to Partners and Asset Investors; maintenance of written compliance policies and procedures; conflicts of interest; agency and principal transactions; maintenance of extensive books and records; restrictions on the types of fees we may charge, including network AI fees; solicitation arrangements; maintaining effective compliance programs; custody of client assets; client privacy; advertising; and proxy voting. Under the Investment Advisers Act, an investment adviser (whether or not registered under the Investment Advisers Act) has fiduciary duties to its clients. The SEC has interpreted these duties to impose standards, requirements and limitations on, among other things, trading for proprietary, personal and client accounts; conflicts of interest; allocations of investment opportunities among clients or other services that help managers make investment decisions; execution of transactions; and recommendations to clients. One of our subsidiaries is subject to regular examinations by the SEC and as a newly registered investment adviser in 2021, it has not yet undergone a routine examination. Any adverse findings resulting from such examination may result in administrative enforcements or significant reputational harm. Failure to comply with the obligations imposed by the Investment Advisers Act could result in investigations, sanctions, restrictions on the activities of us or our personnel and reputational damage.
We and the Financing Vehicles rely on complex exemptions from statutes in conducting the funding component of our business.
We regularly rely on exemptions from various requirements of the Securities Act, the Exchange Act, the Investment Company Act, the Commodity Exchange Act and the U.S. Employee Retirement Income Security Act of 1974, as amended, in conducting the funding component of our business with the Financing Vehicles. The requirements imposed by regulators are designed primarily to ensure the integrity of the financial markets and to protect Asset Investors and are not designed to protect our shareholders. Consequently, these regulations often serve to limit our activities and impose burdensome compliance requirements. These exemptions are highly complex, the application to our business and Financing Vehicles can be ambiguous and may in certain circumstances depend on compliance by third parties whom we do not control. If for any reason these exemptions were to become unavailable to us, or their applicability challenged, we could become subject to regulatory action or third party claims and our business could be materially and adversely affected.
Securitizations expose us to certain risks, and we can provide no assurance that we will be able to access the securitization market in the future, which could materially and adversely affect our ability to execute on our business plan.
We have sponsored the securitizations, and may in the future sponsor securitizations, of certain assets acquired from our Partners by the Financing Vehicles. In asset-backed securities transactions, a special purpose entity (or “SPE”), which we administer, purchases pools of assets from certain of our Partners. Concurrently, each securitization SPE typically issues notes and certificates pursuant to the terms of indentures and trust agreements. The securities issued by the SPEs in securitization vehicles transactions are each secured by the pool of assets owned by the applicable SPE. We may retain equity interests in the SPEs, which are residual interests in that they entitle the equity owners of such SPEs, including us, to a certain proportion of the residual cash flows, if any, from the loans and any assets remaining in such SPEs once the securities are satisfied and paid in full. Further, we, as securitization sponsor or through a majority-owned affiliate, will hold either an eligible horizontal interest in the most subordinate class of securities or an eligible vertical interest of a portion of each class of securities offered to satisfy U.S. risk retention requirements, and we may purchase securities in excess of the amount required pursuant to U.S. risk retention rules. As a result of challenging credit and liquidity conditions, the value of the subordinated securities that we retain or other transaction participants purchase in such SPEs might be reduced or, in some cases, eliminated.

During periods of financial disruption, such as the financial crisis that began in 2008 and the COVID-19 pandemic that began in early 2020, the securitization market has been constrained or has contracted, and this could occur again in the future. In addition, other matters, such as (i) accounting standards applicable to securitization transactions and (ii) capital and leverage requirements applicable to banks and other regulated financial institutions holding asset-backed securities, could result in decreased investor demand for securities issued through our securitization transactions, or increased competition from other institutions that undertake securitization transactions. In addition, compliance with certain regulatory requirements, including the Dodd-Frank Act, the Investment Company Act and the so-called “Volcker Rule,” may affect the type of securitizations that we are able to complete or limit our ability to effect securitization transactions entirely. Recent deterioration in the securitization markets and potential future declines may materially impact our revenues, income and cash flow. Moreover, certain of our recent Financing Vehicles have had substantially higher delinquencies when compared to similar securitizations of our 2020 vintage, as demonstrated by our three most recent 2021 securitizations for which data is publicly available. This may result in a decline in our revenue, income and cash flow and our ability to continue to finance our operations through these channels.
If it is not possible or economical for us to securitize consumer credit assets in the future, we would need to seek alternative financing to support our business and the products and services we provide to our Partners. Such funding may be unavailable on commercially reasonable terms, or at all. If the cost of such purchasing consumer credit assets were to be higher than that of our securitizations, the fair value of the consumer credit assets would likely be reduced, which would negatively affect the investment performance of certain of the Financing Vehicles and our results of operations. If we are unable to access such alternative financing, our ability to direct the purchase of consumer credit assets by securitization vehicles and our results of operations, financial condition and liquidity would be materially adversely affected.
Pursuant to the terms of the securitization transaction documents, we may be entitled to excess amounts, if any, generated by the sale of securitization notes and certificates to Asset Investors, which represents a significant source of our earnings. We cannot assure you that the Financing Vehicles will continue to purchase consumer credit assets or that they will continue to purchase assets in transactions that generate the same excess cash flow, spreads and/or fees that have historically been purchased.
Potential Asset Investors may also reduce the prices they are willing to pay for the securitization notes and/or certificates they purchase during periods of economic slowdown or recession to compensate for any increased risks. A reduction in the sale price of the securitization notes and/or certificates would negatively impact our operations and returns. Any sustained decline in demand for consumer credit assets, or any increase in delinquencies, defaults or losses that result from economic downturns, may also reduce the price we receive on securitization notes and/or certificates.
We are subject to anti-corruption, anti-bribery, anti-money laundering, economic and trade sanctions and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business, financial condition and results of operations.
We may be subject to certain economic and trade sanctions laws and regulations, export control and import laws and regulations, including those that are administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the Israeli Ministry of Defense, the Israeli Ministry of Finance, and other relevant governmental authorities.
We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the United Kingdom Bribery Act 2010, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 5737-1977, the Israeli Prohibition on Money Laundering Law, 5760-2000 and other anti-bribery laws in countries in which we conduct our activities. These laws generally prohibit companies, their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. In addition, the FCPA’s accounting provisions require us to maintain accurate books and records and a system of internal accounting controls. We have policies, procedures, systems, and controls designed to promote compliance with applicable anti-corruption laws.
As we increase and scale our business, we may engage with business partners and third-party intermediaries to market our solutions and obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, Partners, Asset Investors and agents, even if we do not authorize such activities.
Our Partners may have customers, or Asset Investors may be, in jurisdictions that are subject to economic and financial sanctions programs or trade embargoes maintained by the United States (including sanctions administered by OFAC), Israel (including the Israeli Trade with the Enemy Ordinance, 1939, the Israeli Defense Export Control Law, 5767-2007, the Israeli Import and Export Order (Control of Dual-Purpose Goods, Services and Technology Exports), 5767-2006 and other sanctions laws and specialized lists), the European Union, the United Kingdom, and other applicable jurisdictions. These sanctions generally prohibit the sale of products or provision of services to jurisdictions subject to a full embargo (“Sanctioned Countries”) and to sanctioned parties. We have taken steps to avoid having transactions with those in Sanctioned Countries and have implemented various control mechanisms designed to prevent unauthorized dealings with Sanctioned Countries or sanctioned parties going forward. Although we have taken precautions to prevent our solutions from being provided, deployed or used in violation of sanctions laws, due to the remote nature of our solutions and the potential for manipulation using virtual private networks (“VPNs”), we cannot assure you that our policies and procedures relating to sanctions compliance will prevent any violations. If we are found to be in violation of any applicable sanctions regulations laws and regulations, it could result in significant fines or penalties and possible incarceration for responsible employees and managers, as well as reputational harm and loss of business.
Despite our compliance efforts and activities, there can be no assurance that our employees or representatives will comply with the relevant laws and we may be held responsible. Non-compliance with anti-corruption, anti-money laundering, export control, economic and trade sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are initiated, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, financial condition and results of operations could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. As a general matter, enforcement actions and sanctions could harm our business, financial condition and results of operations.
As the political and regulatory framework for AI technology and machine learning evolves, our business, financial condition and results of operations may be adversely affected.
The political and regulatory framework for AI technology and machine learning is evolving and remains uncertain. It is possible that new laws and regulations will be adopted in the United States, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our network and the way in which we use AI technology and machine learning, including with respect to lending laws, fair lending laws and model risk management guidance. In the last year, the CFPB has increased its focus on financial institutions that rely on AI technology in their business and has sent requests for information to various companies to better understand the use of AI technology and machine learning by financial institutions. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations. In addition, a number of U.S. lawmakers have stated that algorithmic underwriting technologies may result in disparate impact discrimination and urged consumer regulatory agencies to increase enforcement actions where necessary to ensure that consumer lending technology is not being used to discriminate or exacerbate existing biases. Accordingly, we face a risk that the use of machine learning in our models, or one or more variables in our model, could be deemed to have resulted in a “disparate impact” on protected groups. Such a result would require us to revise the loan decisioning model in a manner that might generate lower approval rates or higher credit losses.
If obligations by one or more Partners that utilize our network were subject to successful challenge that the Partner was not the “true lender,” such obligations may be unenforceable, subject to rescission or otherwise impaired, we or other program participants may be subject to penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business, financial condition and results of operations.
Obligations are originated by our Partners in reliance on the fact that our Partners or their bank partners (if applicable) are the “true lenders” for such obligations rather than us or our Partners (if applicable). That true lender status determines various program details, including that we do not hold licenses required solely for being the party that extends credit to consumers, among other requirements. Because the obligations facilitated with the assistance of our AI technology are originated by our Partners or their bank partners, many state consumer financial regulatory requirements, including usury restrictions (other than the restrictions of the state in which a partner originating a particular obligation is located) and many licensing requirements and substantive requirements under state consumer credit laws, are treated as inapplicable based on principles of federal preemption or express exemptions provided in relevant state laws for certain types of financial institutions or obligations they originate.
Certain recent litigation and regulatory enforcement activities have challenged, or are currently challenging, the characterization of certain Partners or their bank partners as the “true lender” in connection with programs involving origination relationships between a bank partner and non-bank lending network or program manager. For example, the Colorado Administrator has entered into a settlement agreement with certain banks and nonbanks that addresses this true lender issue. Specifically, the settlement agreement sets forth a safe harbor indicating that a bank is the true lender if certain specific terms and conditions are met. However, other states could also bring lawsuits based on these types of relationships. For example, on June 5, 2020, the Washington, DC Attorney General filed a lawsuit against online lender Elevate Credit International Limited (“Elevate”) for allegedly deceptively marketing high-cost loans with interest rates above the Washington, DC usury cap. The usury claim is based on an allegation that Elevate, which was not licensed in Washington, DC, and not its partner bank, originated these loans, and were therefore in violation of the state’s usury laws.
Pursuant to the Congressional Review Act, Congress and the executive branch have repealed the Office of the Comptroller of the Currency’s (the “OCC”) True Lender Rule, which deemed a national bank that funded a loan or was named as the lender in an agreement the “true lender.” Under the Congressional Review Act, the OCC is barred from promulgating a substantially similar rule. Accordingly, how regulators and courts will apply and interpret laws relevant to the “true lender” issue is unclear.
There have been no formal proceedings against us or the Financing Vehicles or indication of any such proceedings to date, but there can be no assurance that the Colorado Administrator will not make assertions similar to those made in its present actions with respect to the obligations facilitated with the assistance of our network in the future.
It is also possible that other state agencies or regulators could make similar assertions. If a court, or a state or federal enforcement agency, were to deem us, rather than our Partners, to be the “true lender” for obligations originated by our Partners on our network, and if for this reason (or any other reason), the obligations were deemed subject to and in violation of certain state consumer finance laws, we (or the Financing Vehicles) could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas) and other penalties or consequences, and the obligations could be rendered void or enforceable in whole or in part, any of which could have a material adverse effect on our business (directly, or as a result of adverse impact on our relationships with our Partners, Asset Investors or other commercial counterparties).
If assets originated by our Partners were found to violate the laws of one or more states, whether at origination or after sale by our Partner, assets acquired, directly or indirectly, by the Financing Vehicles may be unenforceable or otherwise impaired, we (or the Financing Vehicles) may be subject to, among other things, fines and penalties, and/or our commercial relationships may suffer, each of which would adversely affect our business and results of operations.
When establishing the interest rates and structures (and the amounts and structures of certain fees constituting interest under federal banking law, such as origination fees, late fees and non-sufficient funds fees) that are charged by our Partners on assets originated with the assistance of our AI technology, our Partners (or their bank partners) rely on certain authority under federal law to export the interest rate permitted in the state where each Partner (or its bank partners) is located to their customers in all other states. Further, certain of our Partners and Asset Investors rely on the ability of subsequent holders to continue charging such rate with such fee structures and enforce other contractual terms agreed to by our Partners (or their bank partners), which are permissible under federal banking laws following the acquisition of the assets. The current annual percentage rates of the assets facilitated with the assistance of our technology network typically range up to 36%. In some states, the interest rates of certain loans exceed the maximum interest rate permitted for consumer loans made by non-bank lenders to customers residing in, or that have nexus to, such states. In addition, the rate structures for assets may not be permissible in all states for non-bank lenders and/or the amount or structures of certain fees charged in connection with assets may not be permissible in all states for non-bank lenders.
Usury, fee and disclosure-related claims involving loans may be brought or raised in multiple ways. Program participants may face litigation, government enforcement or other challenge, for example, based on claims that bank lenders did not establish loan terms that were permissible in the state such participants were located or did not correctly identify the home or host state in which they were located for purposes of interest exportation authority under federal law. Alternatively, we, our non-bank Partners or Asset Investors may face litigation, government enforcement or other challenge, for example, based on claims that rates and fees were lawful at origination, but that subsequent purchasers were unable to enforce the loan pursuant to its contracted-for terms, or that certain disclosures were not provided at origination because while such disclosures are not required of banks, they may be required of non-bank lenders.
In Madden v. Midland Funding, LLC, 786 F.3d 246 (2d Cir. 2015), cert. denied, 136 S. Ct. 2505 (June 27, 2016), for example, the U.S. Court of Appeals for the Second Circuit held that the non-bank purchaser of defaulted credit card debt could not rely on preemption standards under the National Bank Act applicable to the originator of such debt in defense of usury claims.
The extent to which other courts will apply the Second Circuit’s Madden decision remains subject to clarification. For example, the Colorado Administrator of the Colorado Uniform Consumer Credit Code (the “UCCC”), reached a settlement with respect to complaints against two online lending platforms, including with respect to the role of partners and sale of assets to investors. The complaints included, among other claims, allegations, grounded in the Second Circuit’s Madden decision, that the rates and fees for certain loans could not be enforced lawfully by non-bank purchasers of bank-originated loans. Under the settlement, these banks and non-partners committed to, among other things, limit the APR on loans to Colorado consumers to 36% and to take other actions to ensure that the banks were in fact the true lenders. The nonbanks also agreed to obtain and maintain a Colorado lending license. In Colorado, this settlement should provide a helpful model for what constitutes an acceptable partnership model. However, the settlement may also invite other states to initiate their own actions, and set their own regulatory standards through enforcement.
As noted above, federal prudential regulators have also taken actions to address the Madden decision. On May 29, 2020, the OCC issued a final rule clarifying that, when a national bank or savings association sells, assigns, or otherwise transfers a loan, interest permissible before the transfer continues to be permissible after the transfer. That rule took effect on August 3, 2020. Similarly, the FDIC finalized on June 25, 2020 its 2019 proposal declaring that the interest rate for a loan is determined when the loan is made, and will not be affected by subsequent events. A number of states have filed suits seeking to invalidate these rules on the grounds that the OCC and FDIC exceeded their authority when promulgating those rules. The outcome of that litigation is uncertain.
There are factual distinctions between our programs and the circumstances addressed in the Second Circuit’s Madden decision, as well as the circumstances in the Colorado Uniform Consumer Credit Code settlement, credit card securitization litigation, and similar cases. As noted above, there are also bases on which the Madden decision’s validity might be subject to challenge or the Madden decision may be addressed by federal regulation or legislation. Nevertheless, there can be no guarantee that a Madden-like claim will not be brought successfully against us, the Financing Vehicles.
If a borrower or any state agency were to successfully bring a claim against us, our Partners, a Financing Vehicle and/or the managers or administrators of such vehicles or Asset Investors for a state usury law or fee restriction violation and the rate or fee at issue on the loan was impermissible under applicable state law, we, our Partners, Financing Vehicles and/or administrators or such Asset Investors may face various commercial and legal repercussions, including that such parties would not receive the total amount of interest expected, and in some cases, may not receive any interest or principal, may hold assets that are void, voidable, rescindable, or otherwise impaired, or may be subject to monetary, injunctive or criminal penalties. Were such repercussions to apply to us, we may suffer direct monetary loss or may be a less attractive candidate for our Partners, Financing Vehicle administrators or Asset Investors to enter into or renew relationships. We may also be subject to payment of damages in situations where we agreed to provide indemnification to our Partners or Financing Vehicles, as well as fines and penalties assessed by state and federal regulatory agencies.

The CFPB has at times taken expansive views of its authority to regulate consumer financial services, creating uncertainty as to how the agency’s actions or the actions of any other new government agency could adversely affect our business, financial condition and results of operations.
The CFPB has broad authority to create and modify regulations under federal consumer financial protection laws and regulations, such as the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act (“ECOA”) and Regulation B, the Fair Credit Reporting Act and Regulation V, the Electronic Funds Transfer Act and Regulation E, among other laws, and to enforce compliance with those laws. The CFPB supervises banks, thrifts and credit unions with assets over $10 billion and examines certain of our Partners. Further, the CFPB is charged with the examination and supervision of certain participants in the consumer financial services market, including payday lenders, private education lenders, and larger participants in other areas of financial services. The CFPB is also authorized to prevent “unfair, deceptive or abusive acts or practices” through its rulemaking, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including our financial products. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus. The CFPB may also request reports concerning our organization, business conduct, markets and activities and conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, including through its complaint system, that we were engaging in activities that pose risks to consumers.
There is uncertainty about the future of the CFPB and as to how its strategies and priorities, including for both its examination and enforcement processes, will impact our business and our results of operations going forward. Evolving views regarding the use of machine learning and alternative variables in assessing credit risk could result in the CFPB taking actions that result in requirements to alter or cease offering affected financial products and services, making them less attractive and restricting our ability to offer them. The CFPB could implement regulations that restrict our effectiveness in providing our financial products and services or reduce the profitability of those products and services.
Although we have committed resources to enhancing our compliance programs, future actions by the CFPB (and/or other regulators) against us, our Partners or our competitors could discourage the use of our services or those of our Partners, which could result in reputational harm, a loss of our Partners, our Partners’ customers or Asset Investors, or discourage the use of our or their services and adversely affect our business. If the CFPB changes regulations that were adopted in the past by other regulators and transferred to the CFPB by the Dodd-Frank Act, or modifies through supervision or enforcement past regulatory guidance or interprets existing regulations in a different or stricter manner than they have been interpreted in the past by us, the industry or other regulators, our compliance costs and litigation exposure could increase materially. This is particularly true with respect to the application of ECOA and Regulation B to credit risk models that rely upon machine learning and alternative variables, an area of law where regulatory guidance is currently uncertain and still evolving, and for which there are not well-established regulatory norms for establishing compliance. If future regulatory or legislative restrictions or prohibitions are imposed that affect our ability to offer certain of our products or that require us to make significant changes to our business practices, and if we are unable to develop compliant alternatives with acceptable returns, these restrictions or prohibitions could have a material adverse effect on our business. If the CFPB were to pursue an enforcement action against us or one or more of our Partners, this could also directly or indirectly adversely affect our business, financial condition and results of operations.
Our compliance and operational costs and litigation exposure could increase if and when the CFPB amends or finalizes any proposed regulations, including the regulations discussed above or if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret or enforce existing regulations in a manner different or stricter than have been previously interpreted.
We may be subject to regulatory risks related to our operation in Israel.
While we operate and manage significant business activities from our headquarters in Israel, and source part of the financing for the Financing Vehicles from Israeli Asset Investors, we do not deliberately target the Israeli consumer market, do not actively promote or market our services or products to Israeli consumers, and do not solicit funding from non-accredited Israeli investors, except with respect to a limited number of non-accredited Israeli investors available under applicable Israeli securities laws. We believe it is not required to hold any specific licenses in Israel and have not applied for any such licenses, since we believe that our activity is either not regulated under Israeli law or performed in reliance on applicable exemptions from the relevant regulation. Nevertheless, in view of the complexity and novelty of our business model and the fact that investment funds activity is not specifically regulated in Israel, uncertainty exists with respect to various regulatory matters, and we are exposed to the risk that an Israeli regulatory authority or agency (including the Israel Securities Authority, the Israel Capital Markets, Insurance and Savings Authority or the Bank of Israel) determines that our conduct is not in compliance with local laws or regulations or requires local licensing, including pursuant to the Israeli Regulation of Investment Advice, Investment Marketing and Portfolio Management Law, 5755-1995, the Joint Investments in Trust Law, 5754-1994, the Law for the Regulation of the Activity of Credit Rating Companies, 5774-2014, the Supervision of Financial Services (Regulated Financial Services) Law, 5776-2016, or the Banking (Licensing) Law, 5741-1981.
Failure to comply with relevant licensing or other regulatory requirements could lead to reputational damage to Pagaya, limit our ability to grow or continue to operate our business in Israel, negatively impact our relationships with Israeli regulators and expose us to the risk of fines, penalties and sanctions.
Uncertainty and instability resulting from the conflict between Russia and Ukraine could adversely affect our business, financial condition and operations.
In late February 2022, Russian military forces launched significant military action against Ukraine, and continued sustained conflict and disruption in the region is likely. It is not possible to predict the broader or longer-term consequences of this conflict, which could include further sanctions, embargoes, regional instability, geopolitical shifts and adverse effects on macroeconomic conditions, security conditions, currency exchange rates and financial markets. In response to Russia’s invasion of Ukraine, the United States, the United Kingdom, the European Union and several other countries have imposed or are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These and any additional sanctions, as well as any counter responses by the governments of Russia or other jurisdictions, and prolonged unrest, intensified military activities and/or the implementation of more extensive sanctions could adversely affect the global financial markets generally and levels of economic activity as well as increase financial markets volatility.
While the Company does not have any employees, staff, consultants, operations, materials or equipment located in Ukraine, Russia or Belarus, some of our customers, suppliers and Partners may have employees, staff, consultants, operations, materials or equipment located in Ukraine, Russia or Belarus which could adversely affect our business or the services being provided to us.
Cyber security organizations in many countries have published warnings of increased cybersecurity threats to businesses, and external events, like the conflict between Russia and Ukraine, may increase the likelihood of cybersecurity attacks. The Company or its customers, suppliers and Partners may be subject to retaliatory cyberattacks perpetrated by Russia or others at its direction in response to economic sanctions and other actions taken against Russia as a result of its invasion of Ukraine. In response to the conflict between Russia and Ukraine, the Company has blocked all incoming internet traffic from Russia, Ukraine and Belarus, including the ability to log-in to Pagaya systems from such countries (and has provided unique access to one employee of a subcontractor via a dedicated solution). In addition, the Company is taking additional extensive measures of monitoring any potential abnormal behavior coming from Russia, Ukraine or Belarus that may directly or indirectly affect the Company. Any failure or security breach of information systems or data could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to the Company's reputation or a loss of confidence in the Company's security measures, which could also adversely affect our business.
These and other global and regional conditions may adversely affect our business, financial condition and results of operations.
Risks Related to Our Operations in Israel
Conditions in Israel and relations between Israel and other countries could adversely affect our business.
We are incorporated under the laws of the State of Israel, and our major corporate office and certain of our facilities are located in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region directly affect our business and operations and could materially and adversely affect our ability to continue to operate from Israel. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. In the event that our facilities are damaged as a result of hostile action or hostilities otherwise disrupt the ongoing operation of our facilities, our ability to continue our operations could be materially adversely affected.
In recent years, Israel has been engaged in sporadic armed conflicts with terrorist groups, including those that control the Gaza Strip and other regions close to Israel. In addition, Iran has threatened to attack Israel and may be developing nuclear weapons. Some of these hostilities were accompanied by missiles being fired from the Gaza Strip, Lebanon and Syria against civilian targets in various parts of Israel, including areas in which our employees and independent contractors are located, which negatively affected business conditions in Israel. Any hostilities involving Israel, regional political instability or the interruption or curtailment of trade between Israel and its trading partners could materially and adversely affect our operations and results of operations.
Our commercial insurance does not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of property damage and certain direct and indirect damages that are caused by terrorist attacks or acts of war, such coverage would likely be limited, may not be applicable to our business (either due to the geographic location of our offices or the type of business that we operate) and may not reinstate our loss of revenue or economic losses more generally. Furthermore, we cannot assure you that this government coverage will be maintained or that it will sufficiently cover our potential damages, or whether such coverage would be timely provided. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.
Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. These restrictive laws and policies, or significant downturn in the economic or financial condition of Israel, could materially and adversely affect our operations and product development, and could cause our sales to decrease.
A large concentration of our staff resides in Israel and many of our employees and independent contractors in Israel are required to perform military reserve duty, which may disrupt their work for us.
Many of our employees and independent contractors, including certain of our Founders and certain members of our management team, operate from our headquarters that are located in Tel Aviv, Israel. In addition, a number of our officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations.
In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of our management, and given the current shortage of talent in Israel due to the recent acceleration of activity in startups, especially in the technology space. Such disruption could materially and adversely affect our business, financial condition and results of operations.
Your rights and responsibilities as our shareholder will be governed by Israeli law, which differs in some respects from the law governing the rights and responsibilities of shareholders of U.S. corporations.
We were incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by the Pagaya A&R Articles as in effect from time to time and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.
Provisions of Israeli law and the Pagaya A&R Articles may delay, prevent, or make undesirable an acquisition of all or a significant portion of our shares or assets.
Provisions of Israeli law and the Pagaya A&R Articles could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for Pagaya Ordinary Shares. Among other things:
•	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;
•
Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;
•	the dual class structure of Pagaya Ordinary Shares concentrates voting power with certain Pagaya Shareholders—in particular, our Founders;
•	the Pagaya A&R Articles divide our directors into three classes, each of which is elected once every three years;
•
the Pagaya A&R Articles generally require a vote of a majority of the voting power represented at a general meeting of the Pagaya Shareholders in person or by proxy and voting thereon, as one class (a “simple majority”), and the amendment of a limited number of provisions—such as the provision regarding the size of the Pagaya Board, the provision dividing our directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a Pagaya Shareholder to require Pagaya to include a matter on the agenda for a general meeting of the Pagaya Shareholders and the provisions relating to the election and removal of members of the Pagaya Board and empowering the Pagaya Board to fill vacancies on the Pagaya Board—require a supermajority vote of the holders of 75% of the total voting power of Pagaya Shareholders if no Pagaya Class B Ordinary Shares remain outstanding (or a simple majority so long as Pagaya Class B Ordinary Shares remain outstanding);

•
the Pagaya A&R Articles do not permit a director who is a member of one of the three staggered classes to be removed other than in the annual general meeting in which the term of such class expires, except in special circumstances of incapacity or ineligibility (and in the case of other directors, such as those appointed by the Pagaya Board to fill vacancies, do not permit a director to be removed by shareholders except by a vote of the holders of at least 75% of the total voting power of Pagaya Shareholders if no Pagaya Class B Ordinary Shares remain outstanding, or a simple majority so long as Pagaya Class B Ordinary Shares remain outstanding); and

•	the Pagaya A&R Articles provide that director vacancies may be filled by the Pagaya Board.
Further, Israeli tax considerations may make potential transactions undesirable to us or some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.

The Pagaya A&R Articles contain a forum selection clause for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to bring claims and proceedings against us, our directors, officers, and other employees and independent contractors. It may be difficult to enforce a U.S. judgment against Pagaya or its officers or directors or employees in Israel or the United States or to assert a U.S. securities laws claim in Israel or serve process on our officers, directors and employees.
The Pagaya A&R Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Except as set forth in the preceding sentence, the Pagaya A&R Articles also provide that unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Pagaya A&R Articles, the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Pagaya A&R Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and Pagaya Shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Pagaya A&R Articles.
Risks Related to Being a Public Company
Our management team has limited experience managing a public company.
Our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. As a result, these executives may not successfully or efficiently manage their new roles and responsibilities, and our transition to being a public company is subject to significant regulatory oversight, reporting obligations under U.S. and international securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could result in less time being devoted to our management, growth and the achievement of our operational goals.
In addition, we may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. We are in the process of upgrading our finance and accounting systems and related controls to an enterprise system suitable for a public company, and a delay could impact our ability or prevent us from timely reporting our operating results or timely filing reports with the SEC. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. We may need to significantly expand our employee and independent contractor base in order to support our operations as a public company, increasing our operating costs. Failure to adequately comply with the requirements of being a public company, could adversely affect our business, financial condition and results of operation.
Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to our effectiveness, which could have a significant and adverse effect on our business and reputation. Our current controls and any new controls that we develop may be inadequate because of changes in conditions in our business. Further, weaknesses in our internal controls may be discovered in the future. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended and anticipate that we will continue to expend significant resources, including accounting-related costs, and to provide significant management oversight. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
As a public company that qualifies as a foreign private issuer, we will become subject to certain of the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act and other requirements by Nasdaq. The Exchange Act requires the filing of annual reports on Form 20-F and current reports on Form 6-K with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur. Our management team and many of our other employees and independent contractors will need to devote substantial time to compliance and may not effectively or efficiently manage its transition into a public company. See “—Our management team has limited experience managing a public company.”
As a result of these rules and regulations, we will incur substantial legal and financial compliance costs and some activities will become more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.
In addition to the above, we expect that compliance with these requirements will increase our legal and financial compliance costs. We have made, and will continue to make, changes to our financial management control systems and other areas to manage our obligations as a public company, including corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. Implementation of such changes is costly, time-consuming and, even if implemented, may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could negatively affect the trading price of our securities.
As a “foreign private issuer” under applicable securities laws and regulations, we are permitted to, and may, file less or different information with the SEC than a listed public company incorporated in the United States, and will follow certain home country governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.
We are, and will after the consummation of the Merger be, considered a “foreign private issuer” under the Exchange Act and are therefore exempt from certain rules under the Exchange Act. Moreover, we are not required to file certain periodic reports at all, and we are not required to file other periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. issuers with securities registered under the Exchange Act. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Accordingly, after the business combination, if you continue to hold our securities, you may receive less or different information about us than you currently receive with regard to EJFA or that you would receive about a U.S. issuer.
In addition, as a “foreign private issuer” with ordinary shares to be listed on Nasdaq, we are permitted to follow certain home country corporate governance practices in lieu of certain Nasdaq requirements. A “foreign private issuer” must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. We currently intend to follow the corporate governance requirements of Nasdaq. However, we cannot make any assurances that we will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow us to follow our home country practice. Unlike the requirements of Nasdaq, there are currently no mandatory corporate governance requirements in Israel that would require us to (i) have a majority of our board of directors be independent, (ii) establish a nominating/governance committee, or (iii) hold regular executive sessions where only independent directors may be present. Such Israeli home country practices may afford less protection to holders of Pagaya Ordinary Shares.
We could lose our status as a “foreign private issuer” under applicable securities laws and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. Holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a “foreign private issuer” in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file with the SEC periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.
We are an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, Pagaya Ordinary Shares may be less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find Pagaya Class A Ordinary Shares less attractive because we will rely on these exemptions, including delaying adoption of new or revised accounting standards until such time as those standards apply to us and reduced disclosure obligations regarding executive compensation. If some investors find Pagaya Class A Ordinary Shares less attractive as a result, there may be a less active trading market and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the EJFA IPO, (b) in which we have total annual gross revenues of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of Pagaya Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last day of the second fiscal quarter of such fiscal year, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
The price of Pagaya Class A Ordinary Shares and Pagaya Warrants may be volatile.
Upon the Closing, the price of Pagaya Class A Ordinary Shares, as well as Pagaya Warrants, may fluctuate due to a variety of factors, including:
•	changes in the industries in which we and our Partners operate;
•	developments involving our competitors;
•	changes in laws and regulations affecting our business;
•	variations in our operating performance and the performance of our competitors in general;
•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	publication of research reports by securities analysts about us or our competitors or our industry;
•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•	actions by shareholders, including the sale by investors in the PIPE Investment of any of their Pagaya Ordinary Shares;
•	additions and departures of key personnel;
•	commencement of, or involvement in, litigation by or against Pagaya;

•	changes in our capital structure, such as future issuances of equity securities or the incurrence of debt;
•	the volume of Pagaya Class A Ordinary Shares available for public sale; and
•
general economic and political conditions, such as interest rates, unemployment levels, conditions in the housing market, immigration policies, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics.

These market and industry factors may materially reduce the market price of Pagaya Class A Ordinary Shares and Pagaya Warrants regardless of our operating performance.
We do not intend to pay cash dividends for the foreseeable future.
Following the Merger, we currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends to shareholders in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in the Companies Law and in future agreements and financing instruments, business prospects and such other factors as our board of directors deems relevant. As a result, you may not receive any return on an investment in Pagaya Class A Ordinary Shares unless you sell Pagaya Class A Ordinary Shares for a price greater than that which you paid for them. See the section of this proxy statement/prospectus entitled “Price Range of Securities and Dividends.”
If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, our share price and trading volume could decline.
The trading market for Pagaya Class A Ordinary Shares will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade Pagaya Class A Ordinary Shares or publish inaccurate or unfavorable research about our business, the price of Pagaya Class A Ordinary Shares may decline. If few analysts cover us, demand for Pagaya Class A Ordinary Shares could decrease, and Pagaya Class A Ordinary Shares and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.
The unaudited pro forma financial information included in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of our results if the Merger is completed. Additionally, the projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Pagaya’s future results.
We and EJFA currently operate as separate companies and have had no prior history as a combined entity, and we and our operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Merger been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Merger. The unaudited pro forma financial information does not reflect future events that may occur after the Merger and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from EJFA’s and our historical financial statements and certain adjustments and assumptions have been made regarding us after giving effect to the Merger. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of our estimated financial position and results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing. Any potential decline in our financial condition or results of operations may cause significant variations in our share price.

This proxy statement/prospectus contains projections and forecasts prepared by Pagaya and provided to EJFA and Duff & Phelps in September 2021 prior to the execution of the Merger Agreement, dated September 15, 2021. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to such parties involved in the Merger or toward complying with SEC guidelines or U.S. GAAP. Accordingly, such projections and forecasts should not be viewed as public guidance. The projections and forecasts were prepared based on numerous variables and assumptions that existed at the time the Merger Agreement was executed. These variables and assumptions are inherently uncertain and may be beyond the control of Pagaya and EJFA. Important factors that may affect actual results and results of Pagaya’s operations following the Merger, or could lead to such projections and forecasts not being achieved include, but are not limited to: Partner and Asset Investor demand for Pagaya’s products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. These projections and forecasts should not be relied upon as an indicator of actual past or future results.
Risks Related to Tax
If the Merger does not qualify as a reorganization under section 368(a) of the Code, then the Merger will generally be taxable to U.S. Holders.
There are significant factual and legal uncertainties as to whether the Merger will qualify as a tax-free reorganization within the meaning of section 368(a) of the Code. Under section 368(a) of the Code and Treasury Regulations promulgated thereunder, an acquiring corporation must either continue, directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance as to how the foregoing requirement applies in the case of an acquisition of a corporation with investment-type assets, such as EJFA. The Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a tax-free reorganization within the meaning of section 368(a) of the Code, and neither us nor EJFA intends to request a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax treatment of the Merger. Accordingly, no assurance can be given that the IRS will not challenge a tax-free treatment of the Merger or that such a challenge will not be sustained by a court.
If, at the Effective Time, any requirement of section 368(a) of the Code is not met, then a U.S. Holder (as defined in the section of this proxy statement/prospectus titled “U.S. Federal Income Tax Considerations”) will generally recognize gain or loss in an amount equal to the difference between the fair market value (as of the closing date of the Merger) of Pagaya Ordinary Shares and Pagaya Warrants received in the Merger, over such holder’s aggregate adjusted tax basis in the corresponding EJFA Ordinary Shares and EJFA Public Warrants surrendered by such holder in the Merger.
The tax consequences of the Merger are complex and will depend on the particular circumstances of EJFA Shareholders. For a more detailed discussion of the U.S. federal income tax considerations of the Merger for U.S. Holders, see the section of this proxy statement/prospectus titled “U.S. Federal Income Tax Considerations—Effects of the Merger.” U.S. Holders whose EJFA Ordinary Shares or EJFA Public Warrants are being exchanged in the Merger should consult their tax advisors to determine the tax consequences thereof.
The Merger and the other Transactions are or could constitute taxable events in Israel.
The Merger is a taxable event in Israel. The EJFA Shareholders and holders of EJFA Warrants that are not Israeli residents should, generally, be exempt from Israel tax while those that are Israeli residents should be taxed on real capital gains resulting from the exchange of their shares or warrants. We, Merger Sub, our respective affiliates and any other person making a payment under the Merger Agreement will be required to deduct and withhold from the Merger Consideration any amount required to be deducted and withheld with respect to the making of such payment under applicable legal requirements. According to the Merger Agreement, there will be no withholding with respect to any EJFA Shareholder or holder of EJFA Warrants that owns less than 5% of EJFA Ordinary Shares (expected to be determined in accordance with Rule 13d-3 of the Exchange Act) and is not an Israeli tax resident, provided that such EJFA Shareholder or holder of EJFA Warrants completes an appropriate declaration of tax residence. We have applied for a tax ruling from the ITA exempting us, Merger Sub and our respective agents from any obligation to withhold Israeli tax from the Merger Consideration payable or otherwise deliverable to EJFA Shareholders and holders of EJFA Warrants that are non-residents of Israel, and deferring the taxable event to the time of the sale of the shares or warrants. If such ruling is not obtained, any EJFA Shareholder or holder of EJFA Warrants, whether or not an Israeli tax resident, that owns at least 5% of EJFA Ordinary Shares (on the basis described above) will be subject to tax withholding in Israel, unless an exemption certificate from the ITA is provided by such EJFA Shareholder or holder of EJFA Warrants.
No assurance can be given that the tax ruling will be obtained or that the ITA will not treat the Merger as a taxable event. The tax consequences of the Merger are complex and will depend on each shareholder’s particular circumstances. For a more detailed discussion, see the section of this proxy statement/prospectus entitled “Certain Material Israeli Tax Considerations.”
There can be no assurances that we will not be a passive foreign investment company for any taxable year, which could subject U.S. Holders to significant adverse U.S. federal income tax consequences.
If we are or become a PFIC within the meaning of section 1297 of the Code for any taxable year during which a U.S. Holder holds Pagaya Ordinary Shares or Pagaya Warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. A non-U.S. corporation will generally be treated as a “passive foreign investment company,” or a PFIC, for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income (such as interest, dividends, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income) or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income.
We do not believe that we were a PFIC for our prior taxable year and do not expect to be a PFIC for U.S. federal income tax purposes for the current taxable year. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets (including goodwill) from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that we will not be treated as a PFIC for any taxable year.
If we were to be treated as a PFIC, a U.S. Holder of Pagaya Ordinary Shares or Pagaya Warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred and additional reporting requirements. See “U.S. Federal Income Tax Considerations—Ownership and disposition of Pagaya securities—Passive foreign investment company considerations.”
If we become a controlled foreign corporation for U.S. federal income tax purposes, there could be adverse U.S. federal income tax consequences to certain U.S. shareholders.
If a U.S. person is treated as owning (directly, indirectly, or constructively) at least 10 percent of the value or voting power of Pagaya Ordinary Shares, such person may be treated as a “U.S. shareholder” with respect to each of us and any of our direct and indirect foreign affiliates that is a “controlled foreign corporation” (“CFC”) for U.S. federal income tax purposes. If we have a U.S. subsidiary, certain of our non-U.S. subsidiaries could be treated as CFCs (regardless of whether or not we are treated as a CFC). A U.S. shareholder of a CFC may be required to report annually and include in its U.S. taxable income its pro rata share of “subpart F income,” “global intangible low-taxed income,” and investments in U.S. property by CFCs, regardless of whether we make any distributions. Individual U.S. shareholders of a CFC are generally not allowed certain tax deductions or foreign tax credits that are allowed to corporate U.S. shareholders. Failure to comply with applicable reporting obligations may subject a U.S. shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. We cannot provide any assurance that we will assist investors in determining whether we or any of our non-U.S. subsidiaries is treated as a CFC or whether any investor is treated as a U.S. shareholder with respect to any such CFC or furnish to any U.S. shareholders information that may be necessary to comply with the aforementioned reporting and tax paying obligations. Each U.S. investor should consult its advisors regarding the potential application of these rules to an investment in Pagaya Ordinary Shares.

We and the Financing Vehicles are subject to tax laws, tariffs and potential tax audits in multiple jurisdictions that could affect our financial results.
We and the Financing Vehicles are subject to tax laws, tariffs and potential tax audits in multiple jurisdictions. The application and interpretation of these laws in different jurisdictions affect our international operations in complex ways and are subject to change, and some changes may be retroactively applied. Our tax liabilities in the different countries where we operate depend, in part, on transfer pricing and administrative charges among us and our subsidiaries. These arrangements require us to make judgments with which tax authorities may disagree, potentially resulting in the assessment of material additional taxes, penalties, interest or other charges to resolve these issues.
The combination of the above factors may lead to an increased likelihood of tax audits with respect, among other things, to: (i) tax residence, (ii) trade or business activities and/or permanent establishment status in various jurisdictions, (iii) transfer pricing, (iv) CFC legislation, (v) taxation of dividends and capital gains derived upon interests held in companies located in low-tax jurisdictions, (vi) withholding tax application on cross-border payments, and (vii) anti-hybrid mismatches. In any such case, depending on the specific circumstances, tax audits and/or tax litigations with the tax authorities could result in tax liabilities and fines and penalties of significant amounts, which could be in excess of the amounts we provide for in our financial statements for tax liabilities.
Transactions, including those with Financing Vehicles, that we have structured in light of current tax rules could have material and adverse consequences for us if tax rules change or if tax authorities apply or interpret the rules differently than we do. Changes in tax laws, their application and interpretation or imposition of any new or increased tariffs, duties and taxes could increase our tax burden and materially and adversely affect our sales, profits and financial condition and could have an adverse effect on our business, net assets, or results of operations. Such factors could also cause us to expend significant time and resources and/or cause investors to lose confidence in our reported financial information.
Risks Related to EJFA
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its Pagaya Class A Ordinary Shares in the future following the consummation of the Merger or any alternative business combination. Certain events following the consummation of any initial business combination, including the Merger, may cause an increase in the share price, and may result in a lower value realized now than an EJFA Shareholder might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Pagaya Class A Ordinary Shares after the consummation of the Merger, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
EJFA has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect its ability to report its results of operations and financial condition accurately and in a timely manner.
After consultation with its independent registered public accounting firm, EJFA’s management and its audit committee concluded that its previously issued financial statements as of March 1, 2021, March 31, 2021 and June 30, 2021 should be restated because of a misapplication in the guidance around complex accounting for financial instruments and should no longer be relied upon.
EJFA’s management is responsible for establishing and maintaining adequate internal controls over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. EJFA’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

EJFA has identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments. Specifically, this weakness is related to the EJFA Warrants and redeemable equity instruments EJFA issued in connection with the EJFA IPO in March 2021. As a result of this material weakness, EJFA’s management has concluded that its internal controls over financial reporting were not effective as of December 31, 2021. This material weakness resulted in a material misstatement of its derivative warrant liabilities, EJFA Class A Ordinary Shares subject to possible redemption, additional paid-in capital, accumulated deficit and related financial disclosures as of March 1, 2021, March 31, 2021 and June 30, 2021.
EJFA has taken a number of measures to remediate the material weakness; however, if EJFA is unable to remediate its material weakness in a timely manner or EJFA identifies additional material weaknesses, EJFA may be unable to provide required financial information in a timely or reliable manner and EJFA may incorrectly report financial information. Since following Closing, EJFA’s financial statements will be consolidated with Pagaya’s financial statements, any misstatement in EJFA’s reporting of its financial condition or results of operations may impact Pagaya’s financial statements as well. Likewise, if EJFA’s financial statements are not filed on a timely basis, EJFA could be subject to sanctions or investigations by the Nasdaq Capital Market, where the EJFA Ordinary Shares are listed, the SEC or other regulatory authorities. In such a case, there could result a material adverse effect on its business results of operations and financial condition and its ability to complete a business combination, including the Merger. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect EJFA’s reputation or investor perceptions of EJFA, which could have a negative effect on the trading price of its shares. In addition, EJFA may incur additional costs to remediate the material weakness in its internal control over financial reporting.
EJFA can give no assurance that the measures EJFA has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls or otherwise.
EJFA may face litigation and other risks as a result of the material weakness in its internal control over financial reporting.
After consultation with its independent registered public accounting firm, EJFA’s management and audit committee concluded that its previously issued financial statements, as of March 1, 2021, March 31, 2021 and June 30, 2021, should be restated because of a misapplication in the guidance around complex accounting for financial instruments and should no longer be relied upon. As part of the restatement, EJFA identified a material weakness in its internal controls over financial reporting.
As a result of such material weakness, the restatement, the change in accounting for the complex financial instruments, and other matters raised or that may in the future be raised by the SEC, other regulators or other parties, EJFA may face potential litigation or other disputes, which may include, among others, claims invoking the U.S. federal and state securities laws, contractual claims or other claims arising from, among others, the restatement and material weakness in its internal control over financial reporting and the preparation of its financial statements. As of May 25, 2022, EJFA has no knowledge of any such litigation or dispute. However, EJFA can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on its business, results of operations and financial condition or its ability to complete a business combination, including the Merger.
If, after EJFA distributes the funds in the Trust Account to EJFA Public Shareholders, EJFA files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against EJFA that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the EJFA Board may be viewed as having breached its fiduciary duties to EJFA’s creditors, thereby exposing the members of the EJFA Board and EJFA to claims of punitive damages.
If, after EJFA distributes the funds in the Trust Account to EJFA Public Shareholders, EJFA files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against EJFA that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “voidable preference” or subject to challenge under the relevant “fraudulent trading” provisions. As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the EJFA Shareholders. In addition, in the event that such payments are made at the time when EJFA is insolvent, the EJFA Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and EJFA to claims of punitive damages, by paying EJFA Public Shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the funds in the Trust Account to EJFA Public Shareholders, EJFA files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against EJFA that is not dismissed, the claims of creditors in such proceeding will have priority over the claims of the EJFA Shareholders, and the per-share amount that would otherwise be received by the EJFA Shareholders in connection with EJFA’s liquidation may be reduced.
If, before distributing the funds in the Trust Account to EJFA Public Shareholders, EJFA files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against EJFA that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in EJFA’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the EJFA Shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by the EJFA Shareholders in connection with EJFA’s liquidation may be reduced.
If third parties bring claims against EJFA, the funds held in the Trust Account could be reduced and the per-share redemption amount received by EJFA Shareholders may be less than $10.00 per share.
EJFA’s placing of funds in the Trust Account may not protect those funds from third party claims against EJFA. Although EJFA will seek to have all third parties, vendors, service providers (other than EJFA’s public accounting firm) and other entities with which EJFA does business execute agreements with EJFA waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the EJFA Public Shareholders (and EJFA has obtained such waiver from Pagaya as part of the Merger Agreement), such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against EJFA’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, EJFA’s management will consider whether competitive alternatives are reasonably available to EJFA and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of EJFA under the circumstances. Marcum LLP, EJFA’s independent registered public accounting firm, and the underwriters of the EJFA IPO, except with respect to the deferred underwriting commission in the case of liquidation, will not execute agreements with EJFA waiving such claims to the monies held in the Trust Account.
Examples of possible instances where EJFA may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with EJFA and will not seek recourse against the Trust Account for any reason. Upon redemption of the EJFA Public Shares, if EJFA has not completed its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, EJFA will be required to provide for payment of claims of creditors that were not waived that may be brought against EJFA within the 10 years following redemption. Accordingly, the per-share redemption amount received by EJFA Public Shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to EJFA if and to the extent any claims by a third party (other than Marcum LLP, EJFA’s independent registered public accounting firm) for services rendered or products sold to EJFA, or a prospective target business with which EJFA have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under EJFA’s indemnity of the underwriters of the EJFA IPO against certain liabilities, including liabilities under the Securities Act. However, EJFA has not asked the Sponsor to reserve for such indemnification obligations, nor has EJFA independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and EJFA believes that the Sponsor’s only assets are securities of EJFA. Therefore, EJFA cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Merger and redemptions could be reduced to less than $10.00 per EJFA Public Share. In such event, EJFA may not be able to consummate the Merger, and EJFA Public Shareholders would receive such lesser amount per EJFA Public Share in connection with any redemption of the EJFA Public Shares. None of EJFA’s officers or directors will indemnify EJFA for claims by third parties including, without limitation, claims by third parties, vendors and prospective target businesses.
The EJFA Warrants may have an adverse effect on the market price of the EJFA Class A Ordinary Shares.
EJFA issued warrants to purchase 8,333,333 EJFA Class A Ordinary Shares as part of the units offered in the EJFA IPO and, simultaneously with the closing of the EJFA IPO, EJFA issued in a private placement an aggregate 4,666,667 EJFA Private Placement Warrants, each exercisable to purchase one EJFA Class A Ordinary Share at $11.50 per share.
Subsequently, EJFA issued and sold an additional 3,750,000 units pursuant to the underwriter’s over-allotment option at a price of $10.00 per EJFA Unit and sold an additional 500,000 EJFA Private Placement Warrants. The warrants will entitle the holders to purchase EJFA Class A Ordinary Shares. Such warrants, when exercised, will increase the number of issued and outstanding EJFA Class A Ordinary Shares and reduce the value of the EJFA Class A Ordinary Shares. Therefore, the EJFA Warrants may increase the cost of the Merger.
If EJFA Public Shareholders or a “group” of EJFA Public Shareholders are deemed to hold in excess of 15% of EJFA Class A Ordinary Shares, such EJFA Public Shareholders will lose the ability to redeem all such EJFA Class A Ordinary Shares in excess of 15% of EJFA Class A Ordinary Shares.
The EJFA Memorandum and Articles of Association provide that an EJFA Public Shareholder, together with any affiliate of such EJFA Public Shareholder or any other person with whom such EJFA Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its EJFA Class A Ordinary Shares with respect to more than an aggregate of 15% of the EJFA Class A Ordinary Shares (the “Excess Shares”) without EJFA’s prior consent. However, this limitation on redeeming Excess Shares would not restrict the EJFA Public Shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Transactions. An EJFA Public Shareholder’s inability to redeem the Excess Shares will reduce its influence over EJFA’s ability to complete the Transactions and such EJFA Public Shareholder could suffer a material loss on its investment in EJFA if it sells Excess Shares in open market transactions. Additionally, EJFA Public Shareholder’s will not receive redemption distributions with respect to the Excess Shares if EJFA completes the Transactions. As a result, such EJFA Public Shareholder will continue to hold that number of EJFA Class A Ordinary Shares exceeding 15% and, in order to dispose of such EJFA Class A Ordinary Shares, would be required to sell such EJFA Class A Ordinary Shares (or the Pagaya Class A Ordinary Shares issued in exchange of such shares upon completion of the Transactions) in open market transactions, potentially at a loss.
EJFA Public Shareholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate its investment, an EJFA Public Shareholder may be forced to sell its EJFA Class A Ordinary Shares potentially at a loss.
EJFA Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) EJFA’s completion of an initial business combination, and then only in connection with EJFA Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any EJFA Class A Ordinary Shares properly tendered in connection with a shareholder vote to amend the EJFA Memorandum and Articles of Association (A) to modify the substance or timing of EJFA’s obligation to allow redemption in connection with EJFA’s initial business combination or to redeem 100% of the EJFA Public Shares if EJFA does not complete EJFA’s initial business combination by March 1, 2023 or (B) with respect to any other specified provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the EJFA Public Shares if EJFA has not completed an initial business combination by March 1, 2023 or during any Extension Period, subject to the applicable law and as further described herein. In no other circumstances will an EJFA Public Shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the funds held in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.
If EJFA is unable to consummate the business combination with Pagaya or another business combination by March 1, 2023 (or such later date as EJFA Shareholders may approve), EJFA will cease all operations except for the purpose of liquidating, winding up and dissolving and EJFA will redeem its EJFA Class A Ordinary Shares and liquidate the Trust Account, in which case EJFA Shareholders may only receive approximately $10.00 per share and the EJFA Public Warrants and the EJFA Private Placement Warrants will expire worthless. In such event, third parties may also bring claims against EJFA and, as a result, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by EJFA Shareholders could be less than $10.00 per share.
If EJFA is unable to consummate the Merger or another business combination within the required time period, EJFA will (i) cease all operations except for the purpose of winding up and dissolution, (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to EJFA to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding EJFA Public Shares, which redemption will completely extinguish EJFA Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of EJFA’s remaining shareholders and the EJFA Board, wind-up and subsequently dissolve, subject (in each case) to EJFA’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, EJFA Public Shareholders may only receive $10.00 per share. In certain circumstances, EJFA Public Shareholders may receive less than $10.00 per share on the redemption of their shares.
Pagaya may redeem the unexpired Pagaya Warrants issued upon conversion of EJFA Warrants prior to their exercise at a time that is disadvantageous to holders, thereby making such warrants worthless. Additionally, the exercise price for the warrants is $11.50 per share, and the warrants may expire worthless unless the share price is higher than the exercise price during the exercise period.
Pagaya will have the ability to redeem outstanding Pagaya Warrants issued upon conversion of EJFA Warrants at any time after they become exercisable and prior to their expiration at a price of $0.01 per warrant; provided that the last reported sales price of the Pagaya Class A Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment in compliance with the terms of the Warrant Agreement) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Pagaya sends the notice of such redemption to the warrant holders. If and when the Pagaya Warrants become redeemable by Pagaya, Pagaya may exercise Pagaya’s redemption right even if Pagaya is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Pagaya may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants. Redemption of the outstanding warrants as described above could force warrant holders to (i) exercise their warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) sell their warrants at the then-current market price when they might otherwise wish to hold their warrants or (iii) accept the nominal redemption price which, at the time the outstanding Pagaya Warrants issued upon conversion of EJFA Warrants are called for redemption, is likely to be substantially less than the market value of the warrants.
In addition, Pagaya will have the ability to redeem outstanding Pagaya Warrants issued upon conversion of EJFA Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant; provided that the last reported sales price of the Pagaya Class A Ordinary Shares equals or exceeds $10.00 per share (subject to adjustment in compliance with the terms of the Warrant Agreement) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which Pagaya sends the notice of redemption to the warrant holders; provided, further that holders will be able to exercise their warrants prior to redemption for a number of Pagaya Class A Ordinary Shares determined based on the redemption date and the fair market value of the Pagaya Class A Ordinary Shares.
Historical trading prices for EJFA Class A Ordinary Shares have exceeded the $10.00 per share threshold at which the EJFA Warrants would become redeemable. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case holders would lose any potential embedded value from a subsequent increase in the value of the Pagaya Class A Ordinary Shares had their warrants remained outstanding.
The Pagaya Warrants to be issued upon conversion of EJFA Private Placement Warrants will be identical to the Pagaya Warrants to be issued upon conversion of EJFA Public Warrants except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by Pagaya, (ii) they will be non-transferable, non-assignable and non-salable until 30 days after the consummation of the Merger (except, among other limited exceptions, to EJFA’s officers and directors and other persons or entities affiliated with the initial purchasers of the EJFA Private Placement Warrants), and (iii) they may be exercised by the holders for cash or on a cashless basis. If the Pagaya Warrants to be issued upon conversion of EJFA Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, such warrants will be redeemable by Pagaya in all redemption scenarios and exercisable by the holders on the same basis as all the Pagaya Warrants to be issued upon conversion of EJFA Public Warrants. If the holders of the Pagaya Warrants to be issued upon conversion of EJFA Public Warrants exercise their warrants on a cashless basis, we will not receive cash proceeds from the exercise of such warrants.
Holders of EJFA Class A Ordinary Shares may continue to hold any Pagaya Warrants to be issued upon conversion of EJFA Warrants that they own, which would result in additional dilution to non-redeeming holders upon the exercise of the Warrants.
Holders of EJFA Class A Ordinary Shares who redeem their EJFA Class A Ordinary Shares may continue to hold any Pagaya Warrants issued upon conversion of EJFA Warrants that they own, which would result in additional dilution to non-redeeming holders upon the exercise of the Pagaya Warrants issued upon conversion of EJFA Warrants. Assuming maximum redemption of the EJFA Public Shares, 9,583,333 Pagaya Warrants issued upon conversion of EJFA Warrants would be retained with an aggregate market value of $3,833,333.20, based on the market price of $0.40 per warrant as of May 25, 2022. As a result, the redeeming holders of EJFA Public Shares would recoup their entire investment and continue to hold Pagaya Warrants issued upon conversion of EJFA Warrants with an aggregate market value of $3,833,333.20, while non-redeeming holders of EJFA Public Shares would suffer additional dilution in their percentage ownership and voting interest of Pagaya upon the exercise of the Pagaya Warrants held by the redeeming holders.
Because EJFA is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests through the U.S. federal courts, and your ability to protect your rights through the U.S. federal courts may be limited.
Because EJFA is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests through the U.S. federal courts and your ability to protect your rights through the U.S. federal courts may be limited. EJFA is currently an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon EJFA’s directors or officers, or enforce judgments obtained in the U.S. courts against EJFA’s directors or officers. EJFA’s corporate affairs are governed by the EJFA Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take legal action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to EJFA under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of the EJFA Shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a U.S. federal court.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against EJFA judgments of courts of the United States predicated upon the civil liability provisions of the U.S. federal securities laws or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against EJFA predicated upon the civil liability provisions of the U.S. federal securities laws or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The EJFA Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the EJFA Board or controlling shareholders than they would as public shareholders of a U.S. company.
Risks Related to the Merger
The consummation of the Merger is subject to the satisfaction of certain closing conditions, including a minimum cash condition and the receipt of the requisite approval of the Pagaya Shareholders and EJFA Shareholders.
The Merger and the other Transactions are subject to a number of conditions, including the condition that EJFA have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions. The obligation of each party to effect the Merger and the other Transactions is also subject to the condition that there is no legal prohibition against consummation of the Transactions, that the Pagaya Ordinary Shares be approved for listing on Nasdaq subject only to official notice of issuance thereof, receipt of the requisite approval of EJFA’s and Pagaya’s respective shareholders, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the waiting period or periods under the HSR Act applicable to the Transactions will have expired or been terminated (which waiting period expired on November 12, 2021), the truth and accuracy of the other party’s representations and warranties in the Merger Agreement, subject to certain materiality standards set forth therein and subject to exceptions set forth in the Pagaya Disclosure Letter (as defined below) and the EJFA Disclosure Letter (as defined below), the non-occurrence of any material adverse effect with respect to the other party from the date of the Merger Agreement, compliance by the other party in all material respects with all agreements, obligations and covenants required by the Merger Agreement and delivery to each party of a certificate executed by an authorized executive officer of the other party certifying as to certain of these conditions. The Merger is also subject to a condition in favor of Pagaya that the minimum cash condition is satisfied (which minimum cash condition is less than the amount committed as part of the PIPE Investment). There are no assurances that all conditions to effecting the Merger and the other Transactions will be satisfied or that the conditions will be satisfied in the time frame expected.
If the conditions to effect the Merger and the other Transactions are not satisfied (or are not waived, to the extent waivable), either EJFA or Pagaya, as applicable, may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement under certain circumstances. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination.”
The Merger may be completed even though material adverse effects may result from the announcement of the Transactions, industry-wide changes and other causes.
In general, either EJFA or Pagaya may refuse to consummate the Merger if there is a material adverse effect affecting the other party that occurs after the execution of the Merger Agreement. However, certain types of changes do not permit either party to refuse to consummate the Transactions, even if such change could be said to have a material adverse effect on EJFA or Pagaya, including the following events (except, in certain cases, where the change has a disproportionate effect on a party as compared to its peers in the industry or market in which it operates):
•
acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, Pagaya or EJFA, as applicable, operates;

•	earthquakes, hurricanes, tornados, wildfires, or other natural disasters;
•	epidemics, pandemics, including the COVID-19 pandemic, or other public health emergencies;
•	changes directly attributable to the execution or performance of the Merger Agreement, the public announcement or pendency of the Transactions;
•
changes in applicable legal requirements, changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability by any governmental entity;

•	changes in U.S. GAAP, or any official interpretation of U.S. GAAP;
•	general economic, regulatory, business or tax conditions;
•	events, changes or conditions generally affecting participants in the industries and markets in which EJFA or Pagaya, as applicable, operates;
•	failure to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position; or
•
any actions required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement, taken with the prior written consent of the other party or taken by, or at the written request of, the other party.

Furthermore, EJFA or Pagaya may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the Merger is still consummated, the market trading price of the Pagaya Ordinary Shares and the Pagaya Warrants may suffer.
EJFA and Pagaya have and will continue to incur significant, non-recurring transition costs in connection with and following the Merger.
EJFA and Pagaya have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. Pagaya may also incur additional costs to retain key employees and independent contractors. All expenses incurred in connection with the Transactions, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the post-Closing combined company following the Closing, subject to a dollar for dollar adjustment in the Sponsor’s pro forma ownership of the post-Closing combined company for EJFA Transaction Costs in the amount of any Expenses Excess Amount (or an equivalent amount of cash of any Expenses Excess Amount), as set forth in the Side Letter Agreement, and any filing fees required by governmental entities required in connection with the execution and delivery of the Merger Agreement and the performance by the parties thereunder will be borne 50% by EJFA and 50% by Pagaya.
If the benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of EJFA’s securities prior to the Merger, or of Pagaya’s securities following the Merger, may decline.
If the benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of EJFA Class A Ordinary Shares prior to the consummation of the Merger may decline. The trading prices of the EJFA Class A Ordinary Shares at the time of the Merger may vary significantly from their trading prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which EJFA Shareholders vote to approve the Merger. Because the number of Pagaya Class A Ordinary Shares to be issued pursuant to the Merger Agreement will not be adjusted to reflect any changes in the market price of the EJFA Class A Ordinary Shares, the trading price of Pagaya Class A Ordinary Shares issued in the Merger may be higher or lower than the values of these shares on earlier dates.
In addition, following the Merger, fluctuations in the trading price of Pagaya Class A Ordinary Shares could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for Pagaya Class A Ordinary Shares. Accordingly, the valuation ascribed to Pagaya in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for Pagaya’s securities develops and continues, the trading price of Pagaya Class A Ordinary Shares following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Pagaya’s control. Any of the factors listed below could have a material adverse effect on your investment in Pagaya Class A Ordinary Shares and Pagaya Class A Ordinary Shares may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Pagaya Class A Ordinary Shares may not recover and may experience a further decline.
Factors affecting the trading price of Pagaya Class A Ordinary Shares may include:
•	actual or anticipated fluctuations in Pagaya’s quarterly and annual financial results or the quarterly or annual financial results of companies perceived to be similar to Pagaya;
•	changes in the market’s expectations about Pagaya’s operating results;
•	success of competitors;
•	Pagaya’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning Pagaya or the industries in which Pagaya operates in general;
•	operating and share price performance of other companies that investors deem comparable to Pagaya;
•	Pagaya’s ability to market new and enhanced products and services on a timely basis;
•	changes in laws and regulations affecting Pagaya’s business;
•	commencement of, or involvement in, litigation involving Pagaya;
•	changes in Pagaya’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	volume of Pagaya Ordinary Shares available for public sale;
•	any major change in the Pagaya Board or management;
•	sales of substantial amounts of Pagaya Class A Ordinary Shares by Pagaya’s directors, executive officers or significant shareholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism; and
•	occurrence of natural disasters, pandemics or other unanticipated catastrophes.
Broad market and industry factors may materially harm the trading price of Pagaya Class A Ordinary Shares irrespective of Pagaya’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of Pagaya Class A Ordinary Shares, may not be predictable. A loss of investor confidence in the market for the equity of other companies that investors perceive to be similar to Pagaya could depress its share price regardless of its business, prospects, financial conditions, or results of operations. A decline in the trading price of Pagaya Class A Ordinary Shares also could adversely affect Pagaya’s ability to issue additional securities and its ability to obtain additional financing in the future.
Subsequent to the consummation of the Merger, Pagaya may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Pagaya’s financial condition and Pagaya’s share price, which could cause you to lose some or all of your investment.
Although EJFA has conducted due diligence on Pagaya, there can be no assurance that the due diligence EJFA has conducted on Pagaya revealed all material issues that may be present with regard to Pagaya’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of EJFA’s or Pagaya’s control will not later arise, and the Merger Agreement does not provide for indemnification after the Closing, whether in respect of liability relating to the period before the Closing or arising after the Closing. As a result of unidentified issues or factors outside of EJFA’s or Pagaya’s control, Pagaya may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner inconsistent with the preliminary risk analysis conducted by EJFA. Even though these charges may be non-cash items that would not have an immediate impact on Pagaya’s liquidity, the fact that Pagaya reports charges of this nature could contribute to negative market perceptions about Pagaya or Pagaya’s securities. In addition, charges of this nature may cause Pagaya to violate certain covenants to which Pagaya may be subject. Accordingly, any EJFA Shareholders who remain shareholders following the Merger could suffer a reduction in the value of their Pagaya Ordinary Shares from any such write-down or write-downs. Such EJFA Shareholders are unlikely to have a remedy for such reduction in value.
Pagaya’s directors and officers and EJFA’s directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to effectiveness of the Merger. As a result, in order to protect EJFA’s directors and officers, the post-Merger entity is required to purchase additional insurance with respect to any such claims.
Delays in completing the Merger may substantially reduce the expected benefits of the Merger.
Satisfying the conditions to, and completion of, the Merger may take longer than, and could cost more than, EJFA and Pagaya expect. Any delay in completing or any additional conditions imposed in order to consummate the Merger may materially and adversely affect the benefits that EJFA and Pagaya expect to achieve from the Merger.
The Pagaya securities to be received by EJFA’s Shareholders as a result of the Merger will have different rights from EJFA securities.
Following consummation of the Merger, EJFA’s Shareholders will no longer be securityholders of EJFA but will instead be securityholders of Pagaya. There will be important differences between your current rights as an EJFA Shareholder and your rights as a Pagaya Shareholder. See the section of this proxy statement/prospectus entitled “Comparison of Rights of Pagaya Shareholders and EJFA Shareholders” for a discussion of the different rights associated with the Pagaya securities.
EJFA may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the business combination from being completed.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combinations or merger agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on EJFA’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger or any other part of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, EJFA is not aware of any securities class action lawsuits or derivative lawsuits that have been filed in connection with the Merger or any other part of the Transactions.
The Sponsor and certain other EJFA Shareholders have agreed to vote in favor of the Merger, regardless of how the EJFA Public Shareholders vote.
The Sponsor and all other holders of EJFA Class B Ordinary Shares have agreed to vote all of their EJFA Ordinary Shares in favor of all of the EJFA Shareholder Proposals, including the Business Combination Proposal and the Merger Proposal. Pursuant to the terms of the EJFA Voting Agreement, the Sponsor and all other holders of EJFA Class B Ordinary Shares have agreed to vote all of their respective EJFA Ordinary Shares (i) in favor of (A) the EJFA Shareholder Matters, and (B) any other matter reasonably necessary for the consummation of the Transactions and considered and voted upon by the EJFA Shareholders; and (ii) against any (A) proposal or offer from any person (other than from Pagaya or any of its affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving EJFA, (2) the issuance or acquisition of shares or other equity securities of EJFA, or (3) the sale, lease, exchange or other disposition of any significant portion of EJFA’s properties or assets; (B) action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of EJFA set forth in the Merger Agreement or any other Transaction Agreement, or that could reasonably be expected to result in any representation or warranty of EJFA set forth in the Merger Agreement or any other Transaction Agreement becoming inaccurate; and (C) action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of EJFA’s conditions under the Merger Agreement or any other Transaction Agreement or change in any manner the voting rights of any class of shares of EJFA (including any amendments to EJFA’s governing documents). As of the date of this proxy statement/prospectus, the Sponsor and other holders of EJFA Class B Ordinary Shares collectively own approximately 20% of the issued and outstanding EJFA Ordinary Shares. Accordingly, the agreement of the Sponsor and other holders of EJFA Class B Ordinary Shares increases the likelihood that EJFA will receive the requisite shareholder approval for the EJFA Shareholder Matters (the “EJFA Shareholder Approval”).
EJFA may be forced to close the Merger even if the EJFA Board determines it is no longer in the best interest of EJFA.
The EJFA Shareholders are protected from a material adverse effect on Pagaya arising between the date of the Merger Agreement and the Closing primarily by (i) the right to redeem their EJFA Public Shares for a pro rata portion of the funds held in the Trust Account, calculated as of two Business Days prior to the consummation of the Transactions, and (ii) the closing condition in the Merger Agreement that there be no material adverse effect for Pagaya. However, if an event occurs and the EJFA Board determines it is no longer in the best interest of EJFA to close the Merger but the event does not constitute a material adverse effect under the Merger Agreement, then EJFA may be forced to close the Merger even if the EJFA Board determines it is no longer in EJFA’s best interest to do so (as a result of such event) which could have a significant negative impact on EJFA’s business, financial condition or results of operations.
Additionally, if requested by Pagaya, EJFA is obligated to postpone or adjourn (in the case of an adjournment, with the approval of the Special Meeting) the Special Meeting (up to three times in total) in order to seek withdrawals of redemption requests from EJFA Shareholders if EJFA or Pagaya reasonably expects that the minimum cash condition would not be satisfied at the Closing or in order to solicit additional proxies from the EJFA Shareholders for purposes of obtaining approval of the EJFA Shareholder Matters. EJFA is also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.
Some of EJFA’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Merger without regard to the interests of EJFA Public Shareholders or in determining whether Pagaya is appropriate for EJFA’s initial business combination.
The personal and financial interests of the Sponsor or EJFA’s officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Merger, their support for completing the Merger and Pagaya’s operation following the Merger.
The Sponsor and certain of EJFA’s directors and advisors and their permitted transferees own 7,187,500 EJFA Class B Ordinary Shares in the aggregate, which were initially acquired by the Sponsor prior to the EJFA IPO for an aggregate purchase price of $25,000, or approximately $0.003 per share. Additionally, certain of EJFA’s directors and officers have pecuniary interests in the EJFA Class B Ordinary Shares held by the Sponsor through their ownership interest in the Sponsor. Such EJFA Class B Ordinary Shares had an aggregate market value of approximately $71,443,750.00, based on the last sale price of $9.94 per share of EJFA Class A Ordinary Shares on the Nasdaq Capital Market on May 25, 2022. In addition, the Sponsor purchased an aggregate of 5,166,667 EJFA Private Placement Warrants simultaneously with the EJFA IPO, each such EJFA Private Placement Warrant exercisable for one EJFA Class A Ordinary Share at $11.50 per share, for a purchase price of $7,750,000.50, or $1.50 per warrant. The EJFA Memorandum and Articles of Association require EJFA to complete an initial business combination (which will be the Merger should it occur) within 24 months from the closing of the EJFA IPO, or March 1, 2023 (the “Combination Period”) (unless EJFA submits for approval, and its shareholders approve, an extension of such date). If the Merger is not completed and EJFA is forced to wind up, dissolve and liquidate in accordance with the EJFA Memorandum and Articles of Association, the 7,187,500 EJFA Class B Ordinary Shares currently held by the Sponsor and certain of EJFA’s directors and advisors and their permitted transferees and the EJFA Private Placement Warrants held by the Sponsor would be worthless (as the holders have waived liquidation rights with respect to such EJFA Class B Ordinary Shares). The Sponsor and EJFA’s other directors and officers may therefore opt to engage in a business combination prior to the expiry of the Combination Period to avoid such consequence, even if such business combination may not be in the best interest of the other EJFA Shareholders.

Pre-existing relationships between participants (or their affiliates) in the Merger, the other Transactions and the PIPE Investment could give rise to actual or perceived conflicts of interest in connection with the Merger.
Certain of the participants in the Merger, the other Transactions and the PIPE Investment or their affiliates have pre-existing relationships that could give rise to conflicts of interest in connection with the Merger and the Transactions. For example: the anticipated appointment of Emanuel Friedman, the Chairman of the EJFA Board, as a member of the Pagaya Board; the continued indemnification of former and current directors and officers of EJFA and the continuation of directors’ and officers’ liability insurance after the Closing; the fact that the Sponsor and certain directors and advisors of EJFA and their permitted transferees have waived their right to redeem any of their EJFA Ordinary Shares in connection with a shareholder vote to approve the EJFA Shareholder Matters (and that none of the Sponsor or any such EJFA directors or advisors received any separate consideration for such waiver); the fact that the Sponsor beneficially owns or has an economic interest in the EJFA Private Placement Warrants that the Sponsor purchased in a private placement simultaneously with the EJFA IPO, for which the Sponsor has no redemption rights in the event an initial business combination is not effected in the required time period; the fact that the Sponsor and certain directors and advisors of EJFA paid an aggregate of $25,000 for EJFA Class B Ordinary Shares (i.e., the EJFA founder shares), which immediately prior to the Effective Time will convert into 7,187,500 Pagaya Class A Ordinary Shares, assuming there is no Expenses Excess Amount, and such securities will have a significantly higher value at the time of the Merger and the other Transactions, estimated at approximately $71,443,750.00 based on the reported closing price of $9.94 per EJFA Class A Ordinary Share on the Nasdaq Capital Market on May 25, 2022; the fact that the Sponsor paid $7,750,000.50 for the 5,166,667 EJFA Private Placement Warrants, and each EJFA Warrant will be assumed by Pagaya at the Closing and will be exercisable commencing 30 days following the Closing for one Pagaya Class A Ordinary Share at $11.50 per share; and if the Trust Account is liquidated, including in the event EJFA is unable to complete an initial business combination within the Combination Period, the Sponsor has agreed that it will be liable to EJFA if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which it has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per EJFA Class A Ordinary Share and (ii) the actual amount per EJFA Class A Ordinary Share sold as part of the EJFA Units in the EJFA IPO held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per EJFA Class A Ordinary Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the EJFA IPO against certain liabilities, including liabilities under the Securities Act.
Even if such relationships do not create actual conflicts, the perception of conflicts in the press or the financial community generally could create negative publicity with respect to the Merger, which could adversely affect the business generally.
The exercise of EJFA’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Merger may result in a conflict of interest when determining whether changes to the terms of the Merger or waivers of conditions are appropriate and in EJFA’s best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, may require EJFA to consent to certain actions taken by Pagaya or to waive rights that EJFA is entitled to under the Merger Agreement in connection with the Merger. Such events could arise because of changes in the course of Pagaya’s business, a request by Pagaya to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Pagaya’s business and would entitle EJFA to terminate the Merger Agreement. In any of such circumstances, it would be at EJFA’s discretion, acting through the EJFA Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for EJFA and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, EJFA does not believe there will be any amendments that EJFA’s directors and executive officers would be likely to approve after the EJFA Shareholder

Approval has been obtained. While certain changes could be made without further shareholder approval, EJFA will circulate a new or amended proxy statement/prospectus and resolicit the EJFA Shareholders if changes to the terms of the Transactions that would have a material impact on its shareholders are required prior to the shareholder vote on the Merger Proposal.
A significant portion of the total outstanding shares of Pagaya will be restricted from immediate resale after the Closing but may be sold into the market after the expiration of applicable restrictions. This could cause the market price of Pagaya Class A Ordinary Shares to drop significantly, even if the business is doing well.
Sales of a substantial number of shares of Pagaya Class A Ordinary Shares in the public market could occur at any time after the Closing. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Pagaya Class A Ordinary Shares. Upon consummation of the Merger, the PIPE Investors will own approximately 7.2% of the outstanding Pagaya Class A Ordinary Shares assuming no EJFA Public Shareholders redeem their EJFA Class A Ordinary Shares in connection with the Merger and assuming there is no Expenses Excess Amount or approximately 7.7% of the outstanding Pagaya Class A Ordinary Shares assuming that 28.75 million EJFA Class A Ordinary Shares (the maximum number of EJFA Class A Ordinary Shares that could be redeemed in connection with the Merger) are redeemed in connection with the Merger and assuming there is no Expenses Excess Amount. While the PIPE Investors, the Sponsor, certain directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees and Pagaya Equity Holders will be subject to certain restrictions regarding the transfer of the Pagaya Class A Ordinary Shares, these shares may be sold after the expiration of the applicable lock-up restrictions. Under the Registration Rights Agreement, Pagaya is required to file one or more registration statements shortly after the Closing to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements become available for use, the market price of the Pagaya Class A Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
EJFA Public Shareholders who do not redeem their EJFA Public Shares will experience immediate dilution as a consequence of the issuance of additional Pagaya Ordinary Shares in connection with the Transactions related to the PIPE Investment, the exercise of EJFA Public Warrants and EJFA Private Placement Warrants, the conversion of EJFA Class B Ordinary Shares and future issuances pursuant to the 2022 Plan. Having a minority share ownership position may reduce the influence that EJFA’s current shareholders have on the management of Pagaya. See Note 4 to our unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus for further details.
EJFA Public Shareholders who do not redeem their EJFA Public Shares will experience immediate dilution as a consequence of the issuance of additional Pagaya Ordinary Shares in connection with the Transactions and may experience dilution from several additional sources to varying degrees in connection with and after the Merger, including as set forth below.
•
Approximately 608 million Pagaya Ordinary Shares are anticipated to be held by pre-Closing Pagaya Shareholders immediately after consummation of the Transactions. This represents approximately 89.5%, 91.4% or 93.5% of the number of Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively, and 97.1%, 97.7% or 98.2% of the total voting power of Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively. For additional information about the high vote Pagaya Class B Ordinary Shares that are expected to be held by the Founders after consummation of the Transactions, see “—Risks Related to Dual Class Structure”.

•
Approximately 12.4 million Pagaya Ordinary Shares (including 5.2 million Pagaya Ordinary Shares issued upon the exercise of EJFA Private Placement Warrants and the conversion of 7.2 million EJFA Class B Ordinary Shares held by the Sponsor and certain directors and advisors of EJFA and their permitted transferees) are anticipated to be held by the Sponsor immediately after consummation of the Transactions. This represents approximately 1.8%, 1.8% or 1.9% of the number of Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively, and 0.5%, 0.5% or 0.5% of the total voting power of Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively.
•
Up to 35 million Pagaya Class A Ordinary Shares are anticipated to be issued to the PIPE Investors pursuant to the PIPE Investment, at a price of $10.00 per share. This represents approximately 5.2%, 5.3% or 5.4% of the number of shares of the Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively, and 1.4%, 1.4% or 1.5% of the total voting power of Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively.

•
Approximately 38.3 million Pagaya Ordinary Shares (including 9.6 million Pagaya Ordinary Shares issued upon the exercise of EJFA Public Warrants) are anticipated to be held by the EJFA Public Shareholders immediately after consummation of the Transactions. This represents approximately 5.6%, 3.6% or 1.5% of the number of Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively, and 1.6%, 1.0% or 0.4% of the total voting power of Pagaya Ordinary Shares that will be outstanding following the consummation of the Transactions, assuming the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario, respectively.

Pagaya will reserve 10% of the number of outstanding shares of the Pagaya Class A Ordinary Shares on a fully diluted basis (as of immediately following the Merger) pursuant to the 2022 Plan and expects to grant equity awards under the 2022 Plan. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the 2022 Plan.
The issuance of additional shares of the Pagaya Class A Ordinary Shares (or other equity securities of equal or senior rank) including through the exercise of warrants or options, will have the following effects for EJFA Public Shareholders who elect not to redeem their shares:
•	your proportionate ownership interest in Pagaya will decrease; and/or
•	the relative voting strength of each previously outstanding Pagaya Class A Ordinary Share will be diminished.
Additionally, the market price of the Pagaya Class A Ordinary Shares may decline. See Note 4 to our unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus for further details.
Even if EJFA and Pagaya consummate the Merger, there is no guarantee that the Pagaya Warrants will ever be in the money, and they may expire worthless and the terms of the Pagaya Warrants may be amended.
Upon consummation of the Merger, the EJFA Warrants will become Pagaya Warrants. The exercise price for the Pagaya Warrants will be $11.50 per ordinary share. There is no guarantee that the Pagaya Warrants, following the Merger, will ever be in the money prior to their expiration, and as such, the Pagaya Warrants may expire worthless.
During the pendency of the Merger, both EJFA and Pagaya will be prohibited from facilitating or engaging in alternative acquisition proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
During the pendency of the Merger, EJFA and Pagaya will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement, in part, because of the inability of the EJFA Board under the Merger Agreement to change its recommendation in connection with the Merger and the other Transactions except in the event that, prior to receipt of the EJFA Shareholder Approval, the EJFA Board determines in good faith that it is required to do so in order to comply with fiduciary duties under legal requirements of the Cayman Islands. Even if the EJFA Board changes its recommendation, EJFA is still obligated to hold the Special Meeting and is not permitted to terminate the Merger Agreement upon a Change in Recommendation.

Pursuant to the Merger Agreement, it is prohibited for EJFA and Pagaya to (i) solicit, initiate or knowingly encourage any inquiries or proposals by, or provide any non-public information to, any person (other than Pagaya, EJFA and their respective representatives, as applicable) concerning any alternative acquisition proposal; (ii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any person (other than Pagaya, EJFA and their respective representatives, as applicable) concerning any alternative acquisition proposal; or (iii) enter into any agreement regarding any alternative acquisition proposal.
Certain covenants in the Merger Agreement impede the ability of EJFA to make acquisitions or complete certain other transactions pending consummation of the Merger. As a result, EJFA may be at a disadvantage to other special purpose acquisition companies during that period. In addition, if the Merger is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.
We cannot assure you that the Pagaya Class A Ordinary Shares will be approved for listing on Nasdaq or that Pagaya will be able to comply with the continued listing standards of Nasdaq.
In connection with the Closing, Pagaya intends to list the Pagaya Class A Ordinary Shares on Nasdaq under the ticker symbol “PGY”. Pagaya’s eligibility for listing may depend on the number of EJFA Public Shares that are redeemed. If, after the Merger, Nasdaq delists the Pagaya Class A Ordinary Shares from trading on its exchange for failure to meet the listing standards and Pagaya is unable to list such securities on another national securities exchange, Pagaya expects such securities could be quoted on an over-the-counter market. If this were to occur, Pagaya and its shareholders could face significant material adverse consequences including, but not limited to:
•	a limited availability of market quotations for Pagaya’s securities;
•	reduced liquidity for Pagaya’s securities;
•
a determination that the Pagaya Class A Ordinary Shares are a “penny stock,” which will require brokers trading the Pagaya Class A Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Pagaya Class A Ordinary Shares;

•	a limited amount of news and analyst coverage; and/or
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The ability to successfully effect the Merger and the Transactions and Pagaya’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Pagaya, all of whom are expected to stay with Pagaya following the Closing. The loss of such key personnel could negatively impact the operations and financial results of the combined business.
The ability to successfully effect the Merger and the Transactions and Pagaya’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Pagaya. There can be no assurance that any of Pagaya’s key management personnel or other key employees and independent contractors will continue their employment in connection with the Transactions. It is possible that Pagaya will lose key personnel, the loss of which could negatively impact the operations and profitability of Pagaya. Pagaya’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of Pagaya’s officers could have a material adverse effect on Pagaya’s business, financial condition, or operating results. The services of such personnel may not continue to be available to Pagaya. While Pagaya generally enters into non-competition agreements with Pagaya’s employees and independent contractors, Pagaya may be unable to enforce these agreements under the laws of the jurisdictions in which Pagaya’s employees and independent contractors work, and it may be difficult for Pagaya to restrict Pagaya’s competitors from benefiting from the expertise Pagaya’s former employees and independent contractors developed while working for Pagaya. For example, Israeli labor courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the protection of a company’s trade secrets or other intellectual property. Furthermore, following the Closing, the key personnel of Pagaya may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Pagaya to have to expend time and resources helping them become familiar with such requirements.

In connection with the Merger, EJFA, the Sponsor, other initial shareholders, directors, executive officers and advisors of EJFA and their affiliates, Pagaya, as well as shareholders, directors, executive officers and advisors of Pagaya and their affiliates, may elect to purchase shares (or additional shares) of EJFA or EJFA Public Warrants from EJFA Public Shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of the Pagaya Class A Ordinary Shares.
In connection with the Merger, EJFA, the Sponsor, other initial shareholders, directors, executive officers and advisors of EJFA and their affiliates, Pagaya, as well as shareholders, directors, executive officers and advisors of Pagaya and their affiliates, may purchase shares (or additional shares) of EJFA or EJFA Public Warrants in privately negotiated transactions or in the open market either prior to or in connection with the completion of the initial business combination, subject to applicable restrictions under the securities laws, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares of EJFA or EJFA Public Warrants in such transactions.
In the event that EJFA, the Sponsor, other initial shareholders, directors, executive officers and advisors of EJFA and their affiliates, Pagaya, as well as shareholders, directors, executive officers and advisors of Pagaya and their affiliates purchase shares in privately negotiated transactions from EJFA Public Shareholders that have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares may be to vote such shares in favor of the EJFA Shareholder Matters and thereby increase the likelihood of obtaining the required EJFA Shareholder Approval, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of EJFA Public Warrants may be to reduce the number of EJFA Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Transactions. Any such purchases of EJFA securities may result in the completion of the initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of the EJFA Class A Ordinary Shares or EJFA Public Warrants (or, after the consummation of the Merger, Pagaya Class A Ordinary Shares or Pagaya Warrants) and the number of beneficial holders of securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of the securities on Nasdaq.
If a shareholder fails to receive notice of EJFA’s offer to redeem EJFA Class A Ordinary Shares in connection with the Merger, such shares may not be redeemed.
Pagaya and EJFA must comply with the proxy rules when conducting redemptions in connection with the Merger. Despite compliance with these rules, if an EJFA Shareholder fails to receive the proxy solicitation, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement/prospectus describes the various procedures that must be complied with in order to validly redeem or tender EJFA Class A Ordinary Shares. In the event that an EJFA Shareholder fails to comply with these procedures, its shares may not be redeemed.
The grant of registration rights to certain of the Pagaya Shareholders and the EJF Investor and the future exercise of such rights may adversely affect the market price of the Pagaya Class A Ordinary Shares.
Upon the consummation of the Merger, the Registration Rights Agreement will be entered into between Pagaya, the Sponsor and certain pre-Closing equityholders of Pagaya named therein, replacing EJFA’s and Pagaya’s existing registration rights agreements. Pursuant to the Registration Rights Agreement, the Sponsor and the Pagaya Shareholders party thereto and their permitted transferees will have customary registration rights (including demand rights and piggy-back rights, subject to cooperation and cut-back provisions) with respect to Pagaya Class A Ordinary Shares and any Pagaya Class A Ordinary Shares issuable upon the exercise of warrants and any other equity security of Pagaya issued or issuable with respect to any such Pagaya Class A Ordinary Shares in connection with certain transactions. Further, pursuant to the Registration Rights Agreement and the EJF Subscription Agreement, Pagaya agrees that Pagaya will (i) file within 30 days after the Closing a registration statement with the SEC for a secondary offering of the registrable securities under the Registration Rights Agreement and the PIPE Shares, respectively, and (ii) use commercially reasonable efforts to have such registration statement declared effective as soon as reasonably practicable after the filing thereof. In addition, the EJF Subscription Agreement provides the EJF Investor with certain piggyback rights. Pagaya will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Pagaya Class A Ordinary Shares.

You may not have the same benefits as an investor in an underwritten public offering.
Pagaya will become a publicly listed company upon the consummation of the Merger. The Merger and the Transactions described in this proxy statement/prospectus are not an underwritten initial public offering of Pagaya’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Like other business combinations and spin-offs, in connection with the Merger, you will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, which distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence includes engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence having been undertaken in underwritten public offerings. In contrast, we and EJFA have each engaged a financial advisor (rather than underwriters) in connection with the Merger, and Duff & Phelps provided the EJFA Board with a fairness opinion in connection with the Transactions. See the section of this proxy statement/prospectus entitled “Fairness Opinion of Duff & Phelps” for additional information about the Opinion. While such financial advisors or their respective affiliates may act as underwriters in underwritten public offerings, the role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities and therefore do not face the same potential liability under the U.S. securities laws as underwriters. As a result, financial advisors typically do not undertake the same level of, or any, due diligence investigation of the issuer as is typically undertaken by underwriters.
In addition, because there are no underwriters engaged in connection with the Merger, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of the Pagaya Class A Ordinary Shares on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of Pagaya Class A Ordinary Shares or helping to stabilize, maintain or affect the public price of the Pagaya Class A Ordinary Shares following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Pagaya Class A Ordinary Shares that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of Pagaya’s securities could result in a more volatile price for the Pagaya Class A Ordinary Shares following the Closing.
Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of the Pagaya Class A Ordinary Shares on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Pagaya Class A Ordinary Shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the Pagaya Class A Ordinary Shares following the Closing.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Pagaya became a publicly listed company through an underwritten initial public offering instead of upon consummation of the Merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS;
MARKET, RANKING AND OTHER INDUSTRY DATA
This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Pagaya’s, EJFA’s or the post-Closing combined company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements include, without limitation, Pagaya’s or EJFA’s expectations concerning the outlook for their or the post-Closing combined company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the post-Closing combined company as set forth in the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal”. Forward-looking statements also include statements regarding the expected benefits of the Merger.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
•	the risk that the Merger may not be completed in a timely manner or at all;
•	the effect of the announcement or pendency of the Merger on Pagaya’s business;
•	the failure to satisfy the conditions to the consummation of the Merger;
•	the incurrence of significant costs in connection with and following the Merger;
•	the inability to complete the Transactions;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the amount of EJFA Shareholder redemption requests made by EJFA Public Shareholders;
•	the effect of the announcement or pendency of the Merger on Pagaya’s business;
•	risks that the Merger disrupts current plans and operations of Pagaya;
•	potential litigation or conflicts relating to the Merger;
•	the ability to implement business plans and other expectations after the consummation of the Merger;
•	market interest rates;
•	difficult market or political conditions in which Pagaya competes;
•	the uncertain future prospects and rate of growth of Pagaya due to its relatively limited operating history;
•	the ability of Pagaya to improve, operate and implement its AI technology, including as it expands into new businesses;
•
competition in retaining and attracting and onboarding new Partners and raising capital from Asset Investors through Financing Vehicles given the current limited number of Partners that account for a substantial portion of the total number of the financial products facilitated with the assistance of Pagaya’s AI technology;

•	potential difficulties in retaining Pagaya’s current management team and other key employees and independent contractors, including highly-skilled technical experts;
•	Pagaya’s estimates of its future financial performance;

•	changes in the political, legal and regulatory framework for AI technology and machine learning;
•	the impact of health epidemics, including the ongoing COVID-19 pandemic;
•	conditions related to Pagaya’s operations in Israel;
•	risks related to data security and privacy;
•	changes to accounting principles and guidelines;
•	potential litigation relating to the Merger;
•	following the Closing, the ability to maintain the listing of Pagaya’s securities on Nasdaq;
•	the price of Pagaya’s securities may be volatile;
•	unexpected costs or expenses; and
•	the other matters described in the section titled “Risk Factors.”
In addition, the Merger is subject to the satisfaction of the conditions to the consummation of the Merger set forth in the Merger Agreement and the absence of events that could give rise to the termination of the Merger Agreement. Forward-looking statements also include the possibility that the Merger does not close, and risks that the Merger disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Pagaya.
Pagaya and EJFA caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this proxy statement/prospectus. Neither Pagaya nor EJFA undertakes any obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that Pagaya or EJFA will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Merger, in EJFA’s or Pagaya’s public filings with the SEC or, upon and following the consummation of the Merger, in Pagaya’s public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information”.
Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Pagaya’s management, which in turn are based upon Pagaya’s management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Pagaya is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Pagaya’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this proxy statement/prospectus. Additionally, any projections contained herein were prepared solely for internal use and not with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Pagaya’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and presents, to the best knowledge and belief of Pagaya’s management, the expected course of action and the expected future financial performance of Pagaya.

PAGAYA’S BUSINESS

Our Vision

Enable better financial outcomes for our partners and their customers

PAGAYA

TECH

16mm+

Training data points[1]

100%

Fully automated process

VOLUME

1 app/sec

Volume of application evaluation[2]

27mm+

Applications evaluated, last 12 months[2]

GROWTH

208%

Network volume growth, FY 2021 vs FY 2020[3]

379%

Revenue growth, FY 2021 vs FY 2020

SCALE

$4.9bn

Network volume, FY 2021[3]

$475mm

Revenue, FY 2021

(1)	From 2016 to December 31, 2021.
(2)	Application evaluation refers to applications that Partners choose to process with the assistance of the Pagaya network, as of December 31, 2021.
(3)	Network Volume is defined as the gross dollar amount of assets that are originated by Partners with the assistance of Pagaya’s AI technology and are acquired by the Financing Vehicles.

Our Business
Pagaya makes life-changing financial products and services available to more people.
We have built, and we are continuing to scale, a leading AI and data network for the benefit of financial services providers, their customers, and asset investors. Financial services providers integrated in our network, which we refer to as our “Partners,” range from high-growth financial technology companies to incumbent financial institutions, auto finance providers and brokers. Partners utilize our network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.
In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, we believe underlying approaches to the determination of credit fitness for financial products are often outdated and overly manual. In our experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, we believe financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as our AI technology and network.
We are a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results. Partners utilize our centralized AI and data network to evaluate their customers’ applications in real time. We believe this solution measures risk and predicts behavior more accurately than legacy approaches, and our performance continuously improves as more information flows through our network. Further, Partners integrate seamlessly through APIs, providing them with access to our proprietary technology with minimal latency and no significant upfront investment.
We believe our solution drives a “win-win-win” for Partners, their customers and potential customers, and Asset Investors. First, by utilizing our network, Partners can approve a greater share of customer applications, which we believe drives superior revenue growth, enhanced brand affinity, opportunities to promote other financial products and decreased unit-level customer acquisition costs. Partners realize these benefits without taking on incremental risk or requiring incremental funding. Second, Partners’ customers benefit from enhanced and more convenient access to financial products. Third, Asset Investors gain exposure to assets originated by Partners with the assistance of our AI technology and acquired by the Financing Vehicles through our network.
We believe the scale of our opportunity speaks for itself. Our network currently operates in very large addressable market segments, including the personal, auto, credit card, and point-of-sale loan markets, as well as the real estate asset market. Collectively in these markets, financial services providers originate approximately $4 trillion of assets each year. We are actively pursuing expansion within these markets and entry into new ones.
Our growth further benefits from broader trends in technology and finance. Advancements in computing power have enabled sophisticated machines to study and analyze data in ways that humans cannot. For financial services, applications have migrated to digital channels and we believe consumers have come to expect rapid decisions. Against this backdrop, we believe legacy underwriting processes, rooted in rules-based approaches and manual human reviews, are uncompetitive. We believe our network enables Partners to bridge this gap.

We have achieved significant scale to date. Our models and algorithms have been trained using over 16 million data points since inception through December 31, 2021, and our network currently processes approximately one application per second. We have retained 100% of our Partners since inception and diversified Asset Investor relationships, while rapidly expanding into new markets.

(1)	For Partners who have utilized our network for at least six months; Increase measured relative to Partner’s second month volume.
(2)	For Partners who have utilized our network for at least 12 months; Increase measured relative to Partner’s second month volume.
We source capital from Asset Investors who invest through funds and securitization vehicles managed, sponsored or administered by Pagaya (together, “Financing Vehicles”), which fund this Network Volume. We earn revenue primarily in the form of fees that we are paid when Network Volume is generated. Some Asset Investors are also related parties and any agreements with such related parties are described in the section of this proxy statement/prospectus entitled “Certain Relationships and Related Person Transactions” beginning on page 242.
We have significantly grown our Network Volume and revenues. Our revenues and other income increased by 379% to $474.6 million for the year ended December 31, 2021, from $99.0 million for the year ended December 31, 2020. For the years ended December 31, 2021 and December 31, 2020, we generated a net loss of $128.5 million and net income of $4.8 million, respectively, and Adjusted EBITDA of $46.0 million and $16.2 million, respectively. For the quarter ended March 31, 2022, based on currently available information, revenue and other income is approximately $171 million. Adjusted EBITDA for the period is approximately $4 million, reflecting the impact of (i) costs related to hiring to support our future growth initiatives, including expanding our research and development team and significantly expanding our senior team to take advantage of incremental Partner opportunities, and (ii) recent changes in macroeconomic conditions, including rising interest rates and the increased cost of capital. We expect full year 2022 revenue and other income and Adjusted EBITDA to be consistent with the financial performance currently expected for the quarter ended March 31, 2022, which would result in higher revenue and other income and significantly lower Adjusted EBITDA for 2022 than the prospective financial information, dated as of September 15, 2021, set out in the section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information of Pagaya”. These preliminary estimates are the responsibility of management and have been prepared in good faith on a basis consistent with prior periods. However, we have not completed our financial procedures for the quarter, and our actual results could differ from these estimates. In addition, Ernst & Young Global Limited, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to these preliminary estimates and does not express an opinion or any other form of assurance with respect to these preliminary estimates.

Our Market Opportunity

Note: Represents estimated annual U.S. market origination volumes;
(1)	Estimated origination volumes based on Q4 2020 annualized originations in The TransUnion “Consumer Credit Origination, Balance and Delinquency Trends: Q4 2020” report.
(2)	Estimated origination volumes based on McKinsey & Company US Lending at the Point of Sale report.
(3)	Represents homeowners and auto insurance net written premiums in 2020, as per the Insurance Information Institute.
(4)	Estimated origination volumes based on Q4 2019 annualized originations in The TransUnion “Consumer Credit Origination, Balance and Delinquency Trends: Q4 2020” report.
We are addressing a vast and expanding market opportunity. Our network currently operates in the personal, auto, credit card and point-of-sale loan markets, as well as the real estate asset market. Collectively in these markets, financial services providers originate approximately $4 trillion of assets each year.
We believe we benefit from a number of tailwinds as we seek to expand our relationships with existing Partners and onboard new Partners. Financial services providers are increasingly partnering with technology companies to drive enhanced financial inclusivity and improved customer experience. More than 48% of banks and 42% of credit unions have partnered with technology companies over the past three years to address specific needs, according to the Credit Union Executive Society.
Our Technology Solution
Our network deploys sophisticated data science, machine learning and AI technology to drive better results for Partners, their customers, and Asset Investors.
We believe we have aggregated one of the world’s largest data sets focused on the U.S. credit consumer, comprised of over 16 million training data points. Our network utilizes this data to improve on traditional credit metrics and rules-based underwriting approaches, which are based on a limited number of factors. As is characteristic of AI and machine learning, our data advantage grows through a flywheel effect: incremental training data points, such as new applications and markets, provide more data to enhance intelligence and enable better results.
Additionally, we believe we have one of the world’s largest AI and data science networks focused on consumer credit assets. We employ approximately 260 research and development specialists responsible for continually building and refining our models and related technology.

Our network is designed to offer seamless integration with Partners. Onboarding requires no significant upfront investment and connecting is virtually seamless via modern APIs. Once connected, our network provides an automated solution for 100% of transactions, whereby Partners’ customer applications are evaluated with minimal latency and Network Volume is generated in real time.

Our AI and data network has been demonstrated to be highly scalable within existing markets and into new ones. We have expanded rapidly: personal loans in 2018; auto loans in 2019; credit card and point-of-sale loans in 2020; and real estate assets in 2021. We are actively evaluating new markets, and we believe our technology will continue to facilitate our expansion.
Advantages for Partners, Their Customers and Asset Investors
Benefits to Partners
Enhanced financial inclusion and customer satisfaction. Partners utilize our network to extend financial products to a greater number of customers. We believe that this allows our Partners to be more inclusive and provide a better customer experience.

Revenue growth without incremental risk, funding or capital requirements. Partners earn revenue when they generate Network Volume, acquired by Financing Vehicles, while generally not assuming additional balance sheet risk.
Expanded customer ecosystem. When Partners convert a greater share of their application volume, they improve the retention of existing relationships and build relationships with new customers, which they can in turn offer additional financial products and services.
Ability to offer new financial products. Partners can utilize our technology to bring new products to market rather than building them in house, which we believe allows Partners to bring products to market more quickly and cost-efficiently.
Network effects. Partners benefit from the AI and data advantages of our network, which we believe a single firm operating on its own could not replicate given their data is limited to their own experience and their investment dollars also support brand, marketing and front-end user experience upgrades.
Benefits to Partners’ Customers
Enhanced and more convenient access to financial products. Partners are able to serve more customers by using our AI and technology enabling their customers to better fulfill their financial needs and dreams.
Reduced dependence on higher cost credit alternatives. We believe our network generally provides a lower-cost product and superior experience than alternative financing sources, allowing a Partner’s customer to obtain a better quality financial product.
Customer can choose their desired brand. When a customer chooses to apply with one of our Partners they are making a brand decision. We believe that Partners are able to work with a greater number of customers when utilizing our technology, allowing more of their customers into their preferred brand ecosystem.
Benefits to the Asset Investors
Access to assets originated with the assistance of our network. Financing Vehicles include assets that meet specific investment criteria without Asset Investors incurring the cost of building their own analytic capabilities to evaluate the assets themselves.
Access to multiple markets. Asset Investors can deploy capital across multiple Financing Vehicles focused on different asset types.
Scaled capital deployment. A significant and growing amount of Network Volume is generated providing the opportunity to invest at scale.
Our Growth Strategies
Expand Our Relationships with Our Existing Partners
While we evaluated one application every second and enabled $4.9 billion of Network Volume for the year ended December 31, 2021, this represents less than 1% of the overall addressable market. In our experience, Partners, on average, grow their volumes on our network significantly over time. After utilizing our network, Partners’ volume on our network has historically increased by approximately three times after six months and approximately six times after 12 months, as measured relative to the Partners’ second month’s volume on the network. As our AI technology continues to learn from new data points added to our network, our Partners are able to convert a greater proportion of their customer application volume, and thus increase their overall volume. In addition, Partner retention since inception is 100%. We believe that this is reflective of the value we add by driving better outcomes for our Partners and their customers through increased conversion. Our Network Volume grows as Partners grow their volumes and as we, over time, comprise a greater proportion of our Partners’ volumes.
Add New Partners to Our Network
Adding new Partners to our network is a key driver of our growth. A powerful driver of Partner growth is the addition of larger banking partners and auto lenders. We have designed our network to minimize friction in technology integration through an API plugin. Our AI technology also provides our Partners with an automated process with virtually zero latency, which we believe is valuable for our Partners.

While we believe that we have opportunities for onboarding Partners of a variety of profiles, one area of focus for us in the near-term is the opportunity to partner with larger banks in the United States. This is a significant potential opportunity, with 64 banks that each have at least $50 billion in assets and $18 trillion in combined industry assets. We believe that we have an attractive value proposition for these banks, including increased sales through improved access to credit for customers, the ability to offer additional financial products with no incremental capital requirements, deepened brand loyalty by offering customers packaged financial services, and operational efficiencies due to our easy integration with API-based infrastructure.
Enter New Markets
We have added one new market to our offerings every year since 2018, with the launch of personal loans in 2018, auto loans in 2019, credit card / point-of-sale loans in 2020 and real estate asset acquisition and renovation in 2021. Although, our pace in future years may be different, we believe this illustrates the adaptability of our business model. We believe that there are significant further opportunities to utilize our AI technology to improve outcomes for financial services providers and their customers. Since our inception, we have been able to scale new market offerings increasingly quickly. While reaching $500 million of annualized Network Volume in personal loans took 36 months from launch, we achieved the same milestone in 18 months in auto loans, and in real estate loans we have achieved annualized Network Volume in excess of $200 million six months from launch. We believe that our existing diversification across four markets and our strong track record in launching and scaling new products give us an advantage expanding into new markets in the future.
Continue Enhancing Our AI
As our AI technology and network see more volume, our models and algorithms become smarter and our data asset set expands, in turn, allowing us to provide greater value to our Partners and their customers. Our models and algorithms are continuously processing new and deeper data: as of the year ended December 31, 2021, the Pagaya network evaluated one application every second, and evaluated more than 27 million applications in the last 12 months. We believe our network is designed to process data at significantly greater scale, and that as our network accelerates, so too will the pace of our AI development.
Our Competitive Advantages
Scaled R&D Infrastructure
We believe we were among the first, and are presently among the largest, technology companies devoting sophisticated data science, machine learning and AI techniques in our areas of focus. We believe that our ability to effectively enhance the credit decision-making process across financial products is driven in part by our innovative technology and our investment in research and development. We employ approximately 260 research and development specialists, many with Ph.Ds in data science or related fields. Our research and development specialists and technologists more broadly comprise approximately 42% of our global headcount as of December 31, 2021. We believe that our investment in research and development is core to building and maintaining our competitive advantage. Since our inception, we have considered ourselves, at our core, a technology company that is bringing data science, machine learning and AI expertise to empower our Partners.
Significant Accumulated Data and Experience
As a business driven by data science and AI, we believe that our accumulated experience and data asset are critical drivers of our competitive advantage. The models and algorithms that drive our AI are trained on more than 16 million data points and five years of machine learning. As Pagaya processes more applications and observes the performance of assets over time, our models and algorithms can train on a larger and richer dataset. This continuous upgrade and refinement of our AI model is driven by the data moving through our network: as of the year ended December 31, 2021, the Pagaya network evaluated approximately one application every second, and evaluated more than 27 million applications in the last 12 months. As we grow and increase volumes, both by onboarding new Partners and by growing volumes with our existing Partners, we anticipate that the volume of new data to our models and algorithms will also increase. We believe that this creates a virtual flywheel effect for our network, as additional Partner onboarding provides richer data for our models and algorithms and enhances the collective power of our AI technology and network, likely driving incremental insight, uplift and volumes for the benefit of all Partners utilizing the network.

Culture of Growth and Innovation
We believe that our entrepreneurial culture of innovation and collaboration is an important driver of our growth, and that this culture has been led by our Founders and management team. Our management team brings a breadth of experience from a variety of fields, including AI, machine learning, investment management and banking. Professional development and training are key components of our culture and in developing our talent and are areas of focus for our management team. For example, we have created Pagaya Pro: a research fellowship that takes top-tier candidates with technical backgrounds and provides them with the tools needed to process, analyze and make smart predictions when working with big data. This program provides us with an additional talent pipeline for research and development specialists who can continue to drive our growth.
Industry Overview
Siloed Data and Technology Infrastructure Hinder Financial Services Providers
We believe that legacy systems create inefficient outcomes for financial services providers and their customers. Today, consumers desire convenient access to a broad array of financial products, yet a substantial number of consumers are left behind by financial services providers. Financial services providers are primarily reliant on their own data history and experience coupled with traditional lagging indicator credit factors such as credit bureau data.
For example, the FICO score, which was invented in 1989, is used by over 90% of financial services providers to determine who is approved for credit and at what interest rate. While a FICO score is rarely used in isolation, many credit models are similarly rules-based systems with limited inputs. A recent study found that bank credit models commonly incorporate eight to 15 variables, with the more sophisticated models using as many as 30.
In fact, financial services providers view the data available to them as insufficient for making informed decisions: in a recent Aite Group survey of banks, credit unions and fintech firms, 48% of financial services providers reported feeling less confident making consumer lending decisions based on traditional credit scores and reports compared with a year prior.
Lenders’ Tech Investment Prioritizes Brand and User Experience Over Decision-Making and Automation
While financial services providers invest in the development and growth of their businesses, there are a number of competing priorities for these investment dollars. At their core, financial services providers are consumer-facing businesses and are required to feed their funnel with more applications from new customers. For this reason, investments in brand and user experience are often prioritized over investments in improvements for underwriting systems, credit decision-making and automation. According to Deloitte and Gartner, traditional banks spend only 7% of their revenues on technology, representing less than 65% of their marketing budgets.
Fintech Partnerships Are Accelerating
Financial services providers are increasingly seeking partners to help them drive better results for their customers. To remain competitive, 48% of banks and 42% of credit unions have partnered with fintech startups over the past three years to address specific technology needs. Among banks planning to partner with fintech firms, 86% cite that improving the consumer experience is the top priority, followed by 42% and 38% for reducing operating expenses and reducing fraud, respectively.
Consumer Credit is a Vast Addressable Market
From the fact that we operate and have quickly scaled in several different markets of consumer credit, we believe that our addressable market includes all consumer credit, as well as other areas of finance. The vast addressable market represented by consumer credit presents an enormous opportunity for Pagaya. Specifically, annual origination volumes for personal loans, auto loans, point-of-sale loans and credit card loans are $81 billion, $693 billion, $53 billion and $183 billion, respectively. Our $4.9 billion of Network Volume for the year ended December 31, 2021 represents less than 1% of this overall addressable market. Beyond consumer lending, we believe that there are even larger markets that our AI technology and network are well positioned to penetrate. For example, there were $339 billion of annual homeowners and auto insurance net written premiums in 2020 and $2.6 trillion of mortgage originations in 2019 (annualized based on the mortgage originations as of the three months ended December 31, 2019).

Investment in Automation
As banking becomes more open, financial services providers are seeking to leverage transaction data to improve verification of consumer assets, income, employment, identity and credit history. In addition, financial services providers are investing in technology to help them harness this data to drive automated workflows that reduce the number of manual tasks. A digital-only experience is increasingly required to engage with customers. We believe that our technology allows our Partners to provide this desired experience to a greater number of their customer base.
Our Team
Our people are a key reason for our success and are essential for our continued growth. Our team-oriented approach, entrepreneurial culture and overall growth trajectory, together with our competitive compensation and benefits, enable us to successfully retain our employees and to effectively recruit new talent aligned with our vision. As of December 31, 2021, we had a total of 618 “Pagayans,” or team members, across the globe. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We have not experienced any work stoppages, and we consider our relations with our employees to be good.
We are deeply committed to diversity, inclusion and belonging. Our core goals in this area include becoming an equitable employer of the future, creating an open and equitable consumer banking ecosystem, and demonstrating social impact and community investment. To achieve these goals, we cultivate diverse talent pipelines, partner with organizations committed to promoting racial equity and greater accessibility in the financial services ecosystem.
Our Competition
Consumer lending and other financial products are a vast and very competitive market, and we compete to varying degrees with all other sources of consumer credit, including banks, non-bank lenders and fintech businesses.
We also compete with a variety of technology companies that seek to help financial services providers with the digital transformation of their businesses, particularly with respect to all-digital lending. Finally, we compete with various “second-look” financing providers that offer lenders revenue when they approve applications that had otherwise been turned down. These second-look financing providers operate across markets in which we currently operate or plan to operate in the future.
In sourcing Asset Investors, we compete with asset originators that utilize capital markets for financing. This includes other fintech lenders and asset management firms in the asset-backed security and securitized products spaces. We may also face competition from other financial institutions, such as banks, investment funds and credit unions, which provide their balance sheet as a source for funding assets.
We believe the following competitive factors are key strengths of our business:
•	Larger datasets to train and inform our models
•	Continuously improving AI technology
•	Streamlined, tech-enabled access to multiple markets
•	API-based integration and minimal latency for customers
•	Light balance sheet and low-risk funding model
•	Lean/nimble organization without the bureaucracy of large financial institutions
•	Scaled data science network
•	Deep Partner relationships with 100% historical retention
IP
Our proprietary technology, sophisticated deep learning methodologies, human capital, unpatented trade secrets, pending trademarks and domain names are key to our success.

We rely on trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to protect our proprietary technology. We also rely on a number of pending registered trademarks to protect our brand. In addition, we require our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property created or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.
Our intellectual property portfolio includes 22 pending trademarks. We have limited trademark registrations outside the United States. We are also a party to various license agreements with third parties that typically grant us the right to use certain third-party technology in conjunction with our AI technology.
Facilities
Our corporate headquarters is located in leased office space at Azrieli Sarona Building, 54th floor, Derech Menachem Begin 121, Tel Aviv, Israel. We also lease offices in New York, New York, Los Angeles, California, Boston, Massachusetts and Atlanta, Georgia. None of our facilities are owned by Pagaya. We believe that our current facilities are adequate to meet our current needs, and we believe we can acquire suitable additional or alternative space as needed.
Legal Proceedings
From time to time, we may become involved in legal proceedings or be subject to claims arising in the normal course of business. We may also become involved in other judicial, regulatory and arbitration proceedings concerning matters arising in connection with the conduct of our businesses. We are not presently party to any litigation that, if determined adversely to us, we believe would be likely to have a material adverse effect on our business, financial condition, results of operations, or cash flows.
Future litigation may be necessary, among other things, to defend ourselves or our Partners in connection with determining the scope, enforceability, and validity of third-party proprietary rights or to establish our proprietary rights. The results of any litigation cannot be predicted with certainty, particularly in the areas of unsettled and evolving law in which we operate, and an unfavorable resolution in any legal proceedings could materially affect our future business, financial condition, or results of operations. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
Government Regulation
Our Partners and prospective Partners are highly regulated and are generally required to comply with stringent regulations in connection with performing business functions that our products and services address. Additionally, we facilitate compliance with these regulatory requirements. While we currently operate our business in an effort to ensure our business itself is not subject to extensive regulation, there is a risk that certain regulations could become applicable to us, including as we expand the functionality and use of our AI technology and network. In addition, we and our Partners, vendors, and other service providers must comply with laws and regulatory regimes that apply to us directly and our Partners, vendors, and other service providers indirectly, including through certain of our products and services, and in areas such as consumer finance and lending, investment advisory and securities law, and data protection, use and cybersecurity, and through our relationships with our Partners and the Financing Vehicles.
In particular, certain statutes, laws, regulations and rules to which we, our Partners, the Financing Vehicles or their service providers are subject to, and we facilitate compliance with, include, among others:
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foreign, U.S. federal and state lending statutes and regulations that require certain parties, including our Partners, to hold licenses or other government approvals or filings in connection with specified activities, and impose requirements related to marketing and advertising, transaction disclosures and terms, fees and interest rates, usury, credit discrimination, credit reporting, servicemember relief, debt collection, repossession, unfair or deceptive business practices and consumer protection, as well as other state laws relating to privacy, information security, conduct in connection with data breaches and money transmission;

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the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit creditors from discouraging or discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act, and similar state and municipal fair lending laws;

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foreign, U.S. federal and state securities laws, including, among others, the Securities Act, the Exchange Act, the Investment Advisers Act, and the Investment Company Act rules and regulations adopted under those laws, and similar foreign, state laws and regulations, which govern securities law, advisory services, Financing Vehicles or how we purchase consumer credit assets, the Israeli Joint Investment Law, the Israeli Securities Law and loan product regulations;

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foreign, U.S. federal and state laws and regulations addressing privacy, cybersecurity, data protection, and the receipt, storing, sharing, use, transfer, disclosure, protection, and processing of certain types of data, including, among others, FCRA, GLBA, Children’s Online Privacy Protection Act, Personal Information Protection and Electronic Documents Act, CAN-SPAM, Canada’s Anti-Spam Law, TCPA, FTC Act, California Consumer Privacy Act, or CCPA and GDPR;

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the Fair Credit Reporting Act and Regulation V promulgated thereunder, which imposes certain obligations on users of consumer reports and those that furnish information to consumer reporting agencies, including obligations relating to obtaining or using consumer reports, taking adverse action on the basis of information from consumer reports, the accuracy and integrity of furnished information, addressing risks of identity theft and fraud and protecting the privacy and security of consumer reports and consumer report information and other related data use law and regulations;

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the Gramm-Leach-Bliley Act and Regulation P promulgated thereunder, which includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy notices and practices with respect to information sharing with affiliated and unaffiliated entities as well as to safeguard personal borrower information, and other privacy laws and regulations;

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the U.S. credit risk retention rules promulgated under the Dodd-Frank Act, which require a securitizer of securitization vehicles to retain an economic interest in the credit risk of the assets collateralizing the securitization vehicles;

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the Truth in Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their consumer credit obligations, require creditors to comply with certain practice restrictions, limit the ability of a creditor to impose certain terms, impose disclosure requirements in connection with credit card applications and solicitations, and impose disclosure requirements in connection with credit advertising;

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Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service, and analogous state laws prohibiting unfair, deceptive, unconscionable, unlawful or abusive acts or practices;

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the Credit Practices Rule, which (i) prohibits creditors from using certain contract provisions that the Federal Trade Commission has found to be unfair to consumers; (ii) requires creditors to advise consumers who co-sign obligations about their potential liability if the primary obligor fails to pay; and (iii) prohibits certain late charges;

•
the FDIC guidance related to model risk management and management of vendors and other bank specific requirements pursuant to the terms of service agreements with banks and the examination and enforcement authority of the FDIC under the Bank Service Company Act;

•	U.S. federal and state regulation and licensing requirements related to the auto insurance and finance industries, including related to being a manager general agent;

•	the U.S. Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;
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the Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations, requires creditors to reduce the interest rate to 6% on loans to military members under certain circumstances, and imposes restrictions on enforcement of loans to servicemembers, so that military members can devote full attention to military duties;

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the Military Lending Act, which requires those who lend to “covered borrowers,” including members of the military and their dependents, to only offer Military APRs (a specific measure of all-in-cost-of-credit) under 36%, prohibits arbitration clauses in loan agreements, and prohibits certain other loan agreement terms and lending practices in connection with loans to military servicemembers, among other requirements, and for which violations may result in penalties including voiding of a loan agreement;

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the Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts, including a prohibition on a creditor requiring a consumer to repay a credit agreement in preauthorized (recurring) electronic fund transfers and disclosure and authorization requirements in connection with such transfers;

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the Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures and which require creditors and loan servicers to obtain a consumer’s consent to electronically receive disclosures required under federal and state laws and regulations;

•	the Right to Financial Privacy Act and similar state laws enacted to provide the financial records of financial institution customers a reasonable amount of privacy from government scrutiny;
•	the Bank Secrecy Act and the USA PATRIOT Act, which relate to compliance with anti-money laundering, borrower due diligence and record-keeping policies and procedures;
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the regulations promulgated by the Office of Foreign Assets Control (“OFAC”) under the U.S. Treasury Department related to the administration and enforcement of sanctions against foreign jurisdictions and persons that threaten U.S. foreign policy and national security goals, primarily to prevent targeted jurisdictions and persons from accessing the U.S. financial system; and

•	other foreign, U.S., federal, state and local statutes, rules and regulations.
In addition to the laws, regulations, and rules that apply to our Partners, and that we facilitate compliance with, we, in our capacity as a service provider to financial services providers, and our Partners, vendors, and other service providers, may be deemed to be subject to certain laws, regulations, and rules through our relationships with our Partners and Asset Investors. We are also subject to a variety of laws, rules, and regulations relating to the real estate and auto insurance industries, and data security, cybersecurity, privacy, and consumer protection. See “Risk Factors—Risks Related to Our Legal and Regulatory Environment” for additional information and a discussion of our regulatory risks.

FAIRNESS OPINION OF DUFF & PHELPS
Opinion of Duff & Phelps, the EJFA Board’s Financial Advisor
On August 24, 2021, EJFA retained Duff & Phelps to serve as an independent financial advisor to the EJFA Board, specifically to provide to the EJFA Board a fairness opinion in connection with the proposed Merger. On September 14, 2021, Duff & Phelps delivered its opinion, dated September 14, 2021 (the “Opinion”), to the EJFA Board (solely in their capacity as members of the EJFA Board) that, as of the date of the Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Opinion, the Merger Consideration to be received by the holders of the ordinary shares of EJFA other than the Sponsor, EJFA, Pagaya and their respective wholly-owned subsidiaries and any other Company Voting Agreement Signatories (as defined in the Merger Agreement) pursuant to the Merger Agreement was fair to such shareholders, from a financial point of view.
In selecting Duff & Phelps, the EJFA Board considered, among other things, the fact that Duff & Phelps is a global leader in providing fairness opinions to boards of directors, with experience in the valuation of companies in the financial technology sector. Duff & Phelps is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.
The full text of the Opinion is attached to this proxy statement/prospectus as Annex J and is incorporated into this document by reference. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The EJFA Shareholders are urged to read the Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Duff & Phelps in connection with such Opinion as well as other qualifications contained in such Opinion.
Duff & Phelps’ Opinion was approved by its fairness opinions committee. The Opinion was provided for the information of, and directed to, the EJFA Board for its information and assistance in connection with its consideration of the financial terms of the Merger.
In connection with its Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances to enable it to render its Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
•	reviewed certain publicly available business and financial information relating to EJFA that Duff & Phelps deemed to be relevant;
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reviewed EJFA’s unaudited interim financial statements for March 31, 2021 included in EJFA’s Form 10-Q filed with the SEC on May 18, 2021 and EJFA’s unaudited interim financial statements for June 30, 2021 included in EJFA’s Form 10-Q filed with the SEC on August 16, 2021;

•
reviewed consolidated audited financial statements for Pagaya for the years ended December 31, 2019 and December 31, 2020 with a Report of Independent Auditor to the Pagaya Shareholders, dated as of March 15, 2021;

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reviewed consolidated unaudited financial information for Pagaya for the quarters ended March 31, 2021 and June 30, 2021, which Pagaya’s management identified as being the most current financial statements available and on which Duff & Phelps was instructed to rely by the management of EJFA;

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reviewed capitalization information for Pagaya, prepared by Pagaya, pro forma for the Merger (including the Capital Restructuring) and the PIPE Investment, provided to Duff & Phelps by the management of EJFA and on which Duff & Phelps was instructed to rely by the management of EJFA, including the number of Pagaya Class A Ordinary Shares to be issued in the PIPE Investment and outstanding upon completion of the Capital Restructuring (including the Stock Split);

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reviewed other internal documents relating to the history, financial conditions and prospects, current and future operations, and probable future outlook of Pagaya, including financial projections for the years 2021 through 2025 prepared by Pagaya senior management (provided, that the 2024 and 2025 financial information that Duff & Phelps was provided was extrapolated based on 2022-2023 growth rates for purposes of assessing the valuation of Pagaya and Duff & Phelps was instructed to rely upon such extrapolated financial information by the management of EJFA), provided to Duff & Phelps by the management of EJFA and on which Duff & Phelps was instructed to rely by the management of EJFA (the “Financial Projections”), as described in more detail in the section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information of Pagaya”;
•
reviewed a letter dated September 14, 2021 from the management of EJFA and Pagaya which made certain representations as to historical financial statements, Financial Projections and the underlying assumptions thereof for EJFA and Pagaya;

•	reviewed industry reports that Duff & Phelps deemed relevant;
•	reviewed Pagaya’s company presentation dated August 2021;
•	reviewed a draft of the Merger Agreement, dated September 13, 2021;
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discussed the information referred to above and the background and other elements of the proposed Merger with the management of EJFA and certain members of the EJFA Board (in their capacity as members of the EJFA Board);

•	discussed with EJFA management the plans and intentions with respect to the management and operation of Pagaya and EJFA following the consummation of the Merger;
•
discussed with EJFA management and certain members of the EJFA Board (in their capacity as members of the EJFA Board) their assessment of the strategic rationale for, and the potential benefits of, the Merger;

•	participated in due diligence calls with EJFA management and Pagaya management discussing the operations of Pagaya including, but not limited to the Financial Projections;
•	reviewed the historical trading price and trading volume of EJFA’s common shares, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant, as further described below in the section of this proxy statement/prospectus entitled “Fairness Opinion of Duff & Phelps”; and

•	conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
In performing its analyses and rendering the Opinion with respect to the proposed Merger and the Merger Agreement, Duff & Phelps, with EJFA’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including EJFA and Pagaya and their respective management, including all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Duff & Phelps, and Duff & Phelps did not independently verify such information;

•
relied upon the fact that the EJFA Board and EJFA have been advised by counsel as to all legal matters with respect to the proposed Merger, including whether all procedures required by law to be taken in connection with the proposed Merger have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections, and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expressed no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions;

•	assumed that information supplied by and representations made by EJFA and Pagaya management are substantially accurate regarding EJFA, Pagaya and the Merger;
•	assumed that the representations and warranties made in the Merger Agreement are substantially accurate;

•	assumed that the adjustments in Sections 3.4(a) and 3.4(b) of the Merger Agreement will not result in any material adjustment to the Merger Consideration;
•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
•	assumed that the Capital Restructuring and PIPE Investment will occur as contemplated by the draft documents reviewed by Duff & Phelps and as described by management of Pagaya and EJFA;
•
assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of EJFA or Pagaya since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in a timely manner in accordance with the Merger Agreement without any material amendments thereto or any material waivers of any terms or conditions thereof; and

•
assumed that the consummation of the Merger will comply in all respects with all applicable foreign, federal, state and local statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on EJFA, Pagaya, or the contemplated benefits expected to be derived in the Merger.

Given EJFA’s nature as a special purpose acquisition company, for purposes of the Opinion and Duff & Phelps’ analysis, and with EJFA’s consent, Duff & Phelps assumed a value of $10.00 per EJFA Class A Ordinary Share and EJFA Class B Ordinary Share in calculating the value of such ordinary shares, with such $10.00 value being based on the EJFA IPO and EJFA’s approximate cash per outstanding EJFA Class A Ordinary Shares (excluding, the dilutive impact of the EJFA Class B Ordinary Shares or any EJFA Public Warrants or EJFA Private Placement Warrants), notwithstanding any differences between such two classes of stock.
Further, for purposes of the Opinion and Duff & Phelps’ analysis, and with EJFA’s consent, Duff & Phelps assumed the accuracy and completeness of the capitalization information for Pagaya, prepared by Pagaya, pro forma for the Merger (including the Capital Restructuring) and the PIPE Investment, including the number of Pagaya Class A Ordinary Shares to be issued in the PIPE Investment and outstanding upon completion of the Capital Restructuring (including the Stock Split).
To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its Opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.
Duff & Phelps prepared its Opinion effective as of the date thereof. The Opinion was necessarily based upon market, economic, financial and other conditions as they then existed and could be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof, including the significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illness including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (the “Pandemic Effects”), and the Pandemic Effects could have a material impact on Duff & Phelps’ analyses and its Opinion.
Duff & Phelps did not evaluate EJFA’s or Pagaya’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps was not requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the PIPE Investment, the assets, businesses or operations of EJFA, or any alternatives to the Merger, (ii) negotiate the terms of the Merger, and therefore, Duff & Phelps assumed that such terms are the most beneficial terms, from EJFA’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (iii) advise the EJFA Board or any other party with respect to alternatives to the Merger.
In rendering its Opinion, Duff & Phelps assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Duff & Phelps is not expressing, and did not in its Opinion express, any view or rendering any opinion regarding the tax consequences of the Merger to EJFA, Pagaya, or their respective shareholders.
Duff & Phelps is not expressing, and did not in its Opinion express, any opinion as to the market price or value of EJFA’s ordinary shares or securities or Pagaya’s common shares or securities (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of EJFA’s credit worthiness, as tax advice or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering its Opinion, Duff & Phelps was not expressing any opinion, and does not express opinion, with respect to the amount or nature of any compensation to any of EJFA’s or Pagaya’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.
Duff & Phelps’ Opinion was furnished for the use and benefit of the EJFA Board in connection with its consideration of the Merger and was not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of the Opinion in its entirety and the description of the Opinion herein in this proxy statement/prospectus and in any other filing EJFA is required to make with the SEC in connection with the Merger, provided that such inclusion is required by applicable law.
The Opinion (i) did not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (ii) did not address or express any view on any transaction related to the Merger, including the Capital Restructuring or the PIPE Investment; (iii) was not a recommendation as to how the EJFA Board or any EJFA Shareholder or Pagaya Shareholder should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (iv) did not indicate that the Merger Consideration is the best possibly attainable by EJFA under any circumstances; instead, it merely stated whether the Merger Consideration was within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion was based. Duff & Phelps’ Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party or person.
Except for its Opinion, Duff & Phelps did not express any view or opinion as to (i) any other term, aspect or implication of (a) the Merger (including, without limitation, the form or structure of the Merger) or the Merger Agreement or (b) any other agreement, transaction document or instrument contemplated by the Merger Agreement or to be entered into or amended in connection with the Merger, including in each case the Capital Restructuring or the PIPE Investment or (ii) the fairness, financial or otherwise, of the Merger to, or of any Merger Consideration to be paid to or received by, the holders of any class of securities of EJFA or Pagaya (including, without limitation, the fairness or the potential dilutive or other effects of the Merger, the PIPE Investment, or the Capital Restructuring). Duff & Phelps’ Opinion did not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any Merger Consideration among or within any classes or groups of security holders or other constituents of EJFA or any other party or person). Duff & Phelps also did not address, or express a view with respect to, any acquisition of control or effective control of EJFA by any shareholder or group of Pagaya Shareholders (including, without limitation, the issuance of Pagaya Class B Ordinary Shares with a higher number of votes per share as the Pagaya Class A Ordinary Shares to certain persons as part of the contemplated transactions or any voting, control, consent rights or similar rights, preferences or privileges as among or in comparison to any classes or groups of security holders or other constituents of EJFA, Pagaya or any other party). Duff & Phelps’ Opinion did not in any way address the appropriate capital structure of Pagaya, whether Pagaya should be issuing debt or equity securities or a combination of both in the Merger, or the form, structure or any aspect or terms of any debt or equity financing for the Merger (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing, or whether or not Pagaya, EJFA, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger.
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its Opinion to the EJFA Board. This summary is qualified in its entirety by reference to the full text of the Opinion, attached as Annex J to this proxy statement/prospectus. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the EJFA Board, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its Opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the Opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its Opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Discounted Cash Flow Analysis
The Discounted Cash Flow Analysis (the “DCF Analysis”) approach is a valuation technique that provides an estimation of the value of a business based on the cash flows that a business can be expected to generate. The DCF Analysis begins with an estimation of the annual cash flows the subject business is expected to generate over a discrete projection period. The estimated cash flows for each of the years in the discrete projection period are then converted to their present value equivalents using a rate of return appropriate for the risk of achieving the projected cash flows. The present value of the estimated cash flows are then added to the present value equivalent of the residual/terminal value of the business at the end of the discrete projection period to arrive at an estimate of value.
Duff & Phelps performed a DCF Analysis of the estimated future unlevered free cash flows attributable to Pagaya for the fiscal years ending December 31, 2021 through December 31, 2025, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. In applying the DCF Analysis, Duff & Phelps relied on the Financial Projections prepared by Pagaya (provided, that the 2024 and 2025 financial information in the Financial Projections that Duff & Phelps was provided was extrapolated based on 2022-2023 growth rates for purposes of assessing the valuation of Pagaya and Duff & Phelps was instructed to rely upon such extrapolated financial information by the management of EJFA). Duff & Phelps estimated the net present value of all unlevered free cash flows for Pagaya after fiscal year 2025 (the “Terminal Values”) by applying a revenue multiple range to Pagaya’s projected 2025 revenue in the Financial Projections. Duff & Phelps discounted the unlevered free cash flows in the discrete period and the Terminal Values in 2025 back to the present to obtain a range of the estimated current enterprise value of Pagaya.
Market Approach
The “Market Approach” is a valuation technique that provides an estimation of value by applying a valuation multiple to a specific financial metric for the subject company. The valuation multiples are either observed or derived from 1) market prices of actively traded, public companies, publicly available historical financial information and consensus equity research analyst estimates of future financial performance or 2) prices paid in actual mergers, acquisitions or other transactions. The valuation process includes, but is not limited to, a comparison of various quantitative and qualitative factors between the subject business and other similar businesses.
Duff & Phelps utilized the Market Approach to (i) select a range of 2021 revenue multiples to calculate the Terminal Values for the DCF Analysis and (ii) select a range of 2022 revenue multiples to estimate a range of current enterprise values-to-projected 2022 revenue for Pagaya.
Duff & Phelps selected two groups of companies that it deemed relevant in its analysis:
(i)
Selected Financial Technology Companies involving companies in the financial technology sector with similar projected 2021 revenue growth as Pagaya’s revenue growth in 2025 under the Financial Projections. Duff & Phelps used this group of six companies to select a range of 2021 revenue multiples to apply to Pagaya’s projected revenue in 2025. The resulting Terminal Values were used in Duff & Phelps’ DCF Analysis; and

(ii)
Selected High Growth Consumer-Lending-Focused Financial Technology Platforms involving companies with similar operating businesses, end markets, revenue models and projected financial performance as Pagaya. Duff & Phelps used this group of eight publicly traded companies to select a range of 2022 revenue multiples to apply to Pagaya’s projected revenue in 2022. The resulting values were an indication of the current enterprise value of Pagaya. Duff & Phelps also used this group to test the implied enterprise value-to-revenue multiples of Pagaya’s projected revenue in 2021 and 2023 and the implied enterprise value-to-EBITDA multiples of Pagaya’s projected EBITDA in 2021, 2022 and 2023.

Duff & Phelps noted that the public companies that it selected for purpose of its analysis were not directly comparable to Pagaya. While none of the selected public companies is, of course, identical to Pagaya, Duff & Phelps deemed Upstart Holdings, Inc. (“Upstart”), Open Lending Corporation (“Open Lending”) and Affirm Holdings, Inc. (“Affirm”) to be most comparable to Pagaya given the similarity of revenue mix, overlap and size of addressable markets and similarity in funding partners, among other factors. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of Pagaya and the Merger cannot rely solely upon a quantitative review of the selected public companies, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of Pagaya. Therefore, the selected public companies analyses are subject to certain limitations.
The tables below summarize certain observed historical and projected financial performance and trading multiples of the selected public companies. The estimates for 2021, 2022, and 2023 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to EJFA’s fiscal year ends for which information was available.
Selected Financial Technology Companies
ENTERPRISE VALUE AS MULTIPLE OF
	LTM Revenue	2021 Revenue	2022 Revenue	2023 Revenue
BTRS Holdings Inc.	11.51x	11.01x	9.44x	7.59x
Coupa Software Incorporated	31.70x	28.81x	23.39x	18.87x
Alkami Technology, Inc.	19.50x	17.18x	13.69x	11.01x
nCino, Inc.	29.88x	27.17x	21.97x	17.44x
Q2 Holdings, Inc.	11.47x	10.42x	8.71x	7.26x
PayPal Holdings, Inc.	13.72x	12.70x	10.35x	8.56x
Mean	19.63x	17.88x	14.59x	11.79x
Median	16.61x	14.94x	12.02x	9.79x
LTM = Latest Twelve Months
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Selected High Growth Consumer-Lending-Focused Financial Technology Platforms
ENTERPRISE VALUE AS MULTIPLE OF
	LTM Revenue	2021 Revenue	2022 Revenue	2023 Revenue
Affirm Holdings, Inc.	43.99x	39.75x	27.44x	20.36x
LendingClub Corporation	8.40x	NM	NM	NM
Open Lending Corporation	30.49x	24.41x	18.55x	15.25x
Sezzle Inc.	32.99x	24.36x	15.17x	10.59x
SoFi Technologies, Inc.	18.69x	15.64x	10.31x	7.26x
Sunlight Financial Holdings Inc.	12.78x	10.92x	8.37x	6.67x
Upstart Holdings, Inc.	54.55x	34.05x	24.08x	19.13x
Zip Co Limited	21.86x	10.03x	6.60x	4.91x
Mean	27.97x	22.74x	15.79x	12.03x
Median	26.17x	24.36x	15.17x	10.59x
LTM = Latest Twelve Months
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.
Selected Financial Technology Companies Operating Metrics
	REVENUE GROWTH
	2020	YTD 2021(1)	2021	2022	2023	2021- 2023 CAGR
BTRS Holdings Inc.	12.6%	29.0%	18.5%	16.6%	24.5%	13.2%
Coupa Software Incorporated	39.0%	41.2%	30.6%	23.2%	24.0%	15.2%
Alkami Technology, Inc.	52.5%	40.3%	33.9%	25.5%	24.4%	16.0%
nCino, Inc.	47.8%	37.9%	29.1%	23.6%	26.0%	15.9%
Q2 Holdings, Inc.	27.7%	26.4%	23.8%	19.5%	20.0%	12.8%
PayPal Holdings, Inc.	20.7%	24.2%	20.0%	22.7%	20.9%	14.1%
Mean	33.4%	33.2%	26.0%	21.9%	23.3%	14.5%
Median	33.3%	33.4%	26.4%	23.0%	24.2%	14.6%
	EBITDA MARGIN
	2020	2021	2022	2023
BTRS Holdings Inc.	-4.8%	-14.3%	-10.0%	-2.2%
Coupa Software Incorporated	-14.2%	-23.7%	-21.2%	-16.6%
Alkami Technology, Inc.	-22.6%	-17.4%	-8.6%	-0.6%
nCino, Inc.	-17.2%	-18.2%	-13.2%	-10.1%
Q2 Holdings, Inc.	-8.3%	-5.7%	-4.5%	-3.0%
PayPal Holdings, Inc.	21.5%	22.7%	22.7%	23.2%
Mean	-7.6%	-9.4%	-5.8%	-1.5%
Median	-11.3%	-15.9%	-9.3%	-2.6%
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
(1)	YTD growth represents year-to-date June 30, 2021 compared to year-to-date June 30, 2020
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

Selected High Growth Consumer-Lending-Focused Financial Technology Platforms Operating Metrics
	REVENUE GROWTH
	2020	YTD 2021(1)	2021	2022	2023	2021- 2023 CAGR
Affirm Holdings, Inc.	70.8%	68.9%	43.9%	44.8%	34.8%	25.0%
LendingClub Corporation	-55.8%	22.2%	141.1%	40.8%	22.3%	19.9%
Open Lending Corporation	17.3%	166.2%	100.2%	31.6%	21.6%	17.0%
Sezzle Inc.	272.1%	159.2%	111.6%	60.6%	43.2%	32.0%
SoFi Technologies, Inc.	27.8%	120.8%	68.9%	51.7%	42.1%	29.2%
Sunlight Financial Holdings Inc.	30.8%	119.1%	63.7%	30.5%	25.4%	17.9%
Upstart Holdings, Inc.	26.6%	265.9%	213.5%	41.4%	25.9%	21.2%
Zip Co Limited	91.0%	NM	117.9%	52.0%	34.4%	26.9%
Mean	60.1%	131.8%	107.6%	44.2%	31.2%	23.6%
Median	29.3%	120.8%	105.9%	43.1%	30.1%	23.1%
	EBITDA MARGIN
	2020	2021	2022	2023
Affirm Holdings, Inc.	-33.3%	-16.3%	-4.3%	-3.9%
LendingClub Corporation	-27.8%	NM	NM	NM
Open Lending Corporation	61.2%	68.1%	68.1%	67.4%
Sezzle Inc.	-46.8%	-50.6%	-33.9%	-25.3%
SoFi Technologies, Inc.	-25.7%	-14.5%	-2.8%	5.2%
Sunlight Financial Holdings Inc.	34.3%	40.7%	47.9%	51.8%
Upstart Holdings, Inc.	8.3%	13.4%	9.2%	14.0%
Zip Co Limited	-31.0%	-20.9%	-11.4%	-7.0%
Mean	-7.6%	2.8%	10.4%	14.6%
Median	-26.7%	-14.5%	-2.8%	5.2%
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
(1)	YTD growth represents year-to-date June 30, 2021 compared to year-to-date June 30, 2020
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.
Summary Financial Analyses
Discounted Cash Flow Analysis
Based on the data shown in the tables above, Duff & Phelps selected a range of multiples to apply to Pagaya’s projected 2025 revenue to obtain a range of Terminal Values to incorporate into the DCF Analysis. In particular, Duff & Phelps analyzed 2021 revenue growth, 2021 EBITDA margins, and multiples of enterprise value-to-2021 projected revenue for the Selected Financial Technology Companies compared to projected 2025 revenue growth and 2025 EBITDA margins for Pagaya, based on the Financial Projections. Such analysis informed the selection of terminal multiples of projected 2025 revenue for Pagaya. Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected Pagaya’s size, revenue mix, revenue growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies. Based on these analyses, Duff & Phelps’ selected a terminal revenue multiple range of 15.50x to 19.50x of Pagaya’s projected 2025 revenue which was utilized in the DCF Analysis to estimate the enterprise value range of Pagaya.
Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Duff & Phelps considered a number of factors in determining the discount rate range, including the results of published studies on discount rates. Duff & Phelps also considered (1) Pagaya’s limited operational history and stage in the cycle of management’s business plan, (2) Pagaya’s projected financial performance and growth, and (3) the risks facing Pagaya in order to achieve the projected results, including regulatory risk, execution risk, and competitive risks, among others. Based on these factors and the published discount rate studies, Duff & Phelps used discount rates ranging from 25.0% to 30.0% to discount the projected unlevered free cash flows and the Terminal Values. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ DCF Analysis resulted in an estimated enterprise value range for Pagaya of $11.1 billion to $16.3 billion. Duff & Phelps further estimated the range of total equity value of Pagaya on a post-Merger basis (for purposes of this section, “New Pagaya”) by adding pro forma cash and cash equivalents of $628 million (which assumes no redemptions) and subtracting the fair value of EJFA Public Warrants and EJFA Private Placement Warrants, which is estimated as the greater of (a) $13.1 million, as reported on EJFA’s June 30, 2021 balance sheet in its 10-Q filing on August 16, 2021 or (b) the intrinsic value of the EJFA Public Warrants and EJFA Private Placement Warrants, which is conditioned on the enterprise value estimate for Pagaya. This resulted in an estimated total equity value range for New Pagaya of $11.7 billion to $16.8 billion. Finally, the equity value range of New Pagaya attributable to the EJFA Public Shareholders was estimated by taking the estimated total equity value range of New Pagaya and multiplying it by 3.1%, which, as of the date of Duff & Phelps’ Opinion, was the anticipated pro forma ownership of New Pagaya by EJFA Public Shareholders provided to Duff & Phelps by the management of EJFA and on which Duff & Phelps was instructed to rely by the management of EJFA. This pro forma ownership calculation was based on estimates as of the date of Duff & Phelps’ opinion of approximately 869.0 million shares to be issued to the former owners of Pagaya in the pre-Closing conversion and reclassification of Pagaya capital stock, 35.0 million shares to be issued to the investors in the PIPE Investment, approximately 28.8 million EJFA Class A Ordinary Shares held by existing EJFA Public Shareholders (which assumes no redemptions) and approximately 7.2 million EJFA Class B Ordinary Shares held by Sponsor and certain directors and advisors of EJFA and their permitted transferees (the “Pro Forma Ownership Assumptions”). This resulted in an estimated equity value range for New Pagaya attributable to EJFA Public Shareholders of $364 million to $523 million. Duff & Phelps then divided the estimated equity value range for New Pagaya attributable to EJFA Public Shareholders by pro forma EJFA Public Shareholders’ shares.
Based on the foregoing analysis, Duff & Phelps’ DCF Analysis resulted in an estimated per share value range for New Pagaya of $12.66 to $18.19.
Market Approach
Based on the data shown in the tables above, Duff & Phelps also selected a range of multiples to apply to Pagaya’s projected 2022 revenue to obtain a range of current enterprise values for Pagaya using the Market Approach. In particular, Duff & Phelps analyzed 2022 revenue growth, 2022 EBITDA margins and multiples of enterprise value-to-2022 projected revenue for the Selected High Growth Consumer-Lending-Focused Financial Technology Platforms as a group and individually for Upstart, Open Lending and Affirm compared to projected 2022 revenue growth and 2022 EBITDA margins for Pagaya, based on the Financial Projections. Rather than applying the average or median multiple from these analyses, Duff & Phelps selected multiples that, in its judgement, reflected Pagaya’s size, revenue mix, revenue growth outlook, capital requirements, profit margins, and other characteristics relative to the selected public companies as a group and to Upstart, Open Lending and Affirm, in particular. Based on these analyses, Duff & Phelps’ selected a 2022 revenue multiple range of 19.00x to 23.00x to Pagaya’s projected 2022 revenue to estimate the current enterprise value range of Pagaya.
Duff & Phelps’ Market Approach resulted in an estimated enterprise value range for Pagaya of $12.9 billion to $15.6 billion. Duff & Phelps further estimated the range of total equity value of New Pagaya by adding pro forma cash and cash equivalents of $628 million (which assumes no redemptions) and subtracting the fair value of EJFA Public Warrants and EJFA Private Placement Warrants, which is estimated as the greater of (a) $13.1 million, as reported on EJFA’s June 30, 2021 balance sheet in its 10-Q filing on August 16, 2021 or (b) the intrinsic value of the EJFA Public Warrants and EJFA Private Placement Warrants, which is conditioned on the enterprise value estimate for Pagaya. This resulted in an estimated total equity value range for New Pagaya of $13.5 billion to $16.1 billion. Finally, the equity value range of New Pagaya attributable to the EJFA Public Shareholders was estimated by taking the estimated total equity value range of New Pagaya and multiplying it by 3.1%, which, as of the date of Duff & Phelps’ Opinion, was the anticipated pro forma ownership of New Pagaya by EJFA Public Shareholders provided to Duff & Phelps by management of EJFA and on which Duff & Phelps was instructed to rely by the management of EJFA (such pro forma ownership calculation based on the Pro Forma Ownership Assumptions). This resulted in an estimated equity value range for New Pagaya attributable to EJFA Public Shareholders of $419 million to $502 million. Duff & Phelps divided the estimated equity value range for New Pagaya attributable to EJFA Public Shareholders by pro forma EJFA Public Shareholders’ shares.
Based on the foregoing analysis, Duff & Phelps’ Market Approach analysis resulted in an estimated per share value range for New Pagaya of $14.58 to $17.45.
Conclusion
Based on Duff & Phelps’ analyses, Duff & Phelps noted the range of estimated per share values for the post-Closing combined company, New Pagaya, is above the assumed value of $10 per share for the EJFA Public Shareholders based on Duff & Phelps’ DCF Analysis and based on Duff & Phelps’ Market Approach analysis.
Duff & Phelps’ Opinion was only one of the many factors considered by the EJFA Board in its evaluation of the Merger and should not be viewed as determinative of the views of the EJFA Board.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its Opinion to the EJFA Board, EJFA agreed to pay Duff & Phelps a fee of $800,000. $200,000 of the fee was payable upon delivery of the Opinion and the remaining $600,000 is payable upon consummation of the Merger.
No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the Opinion.
Furthermore, Duff & Phelps is entitled to be paid additional fees at a percentage of Duff & Phelps’ standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of its opinion. EJFA has also agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and reasonable fees and expenses of outside counsel retained by Duff & Phelps in connection with the engagement. EJFA has also agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement.
The terms of the fee arrangements with Duff & Phelps, which EJFA believes are customary in transactions of this nature, were negotiated at arm’s length, and the EJFA Board is aware of these fee arrangements.
Disclosure of Prior Relationships
During the two years preceding the date of Duff & Phelps’ Opinion, Duff & Phelps has not had any material relationship with any party to the Merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; noting that Duff & Phelps valued EJFA’s warrant liability and has provided valuation services to EJFA’s affiliate, EJF Capital LLC (“EJF Capital”), for which such prior engagements Duff & Phelps received customary fees, expense reimbursement and indemnification, which did not exceed $100,000 in aggregate.
Duff & Phelps may seek to provide EJFA, Pagaya and their respective affiliates and equity holders with financial advisory and other services unrelated to the Merger in the future, for which services Duff & Phelps would expect to receive compensation.
Pagaya and EJFA Accounting Policies
Pagaya and EJFA note that Duff & Phelps provided the Opinion based on the Financial Projections and, among other things and as outlined above, certain other financial information provided by the Company prior to the date of the Opinion. Since the date of the Opinion, Pagaya has revised its accounting policies. While such revisions do not have an impact on cash flow or the business of Pagaya, giving effect to such policies would materially change the form of the Financial Projections if the Financial Projections were again calculated as of the date of this proxy statement/prospectus using the revised accounting policies.

DESCRIPTION OF PRE-CLOSING TRANSACTIONS
Pagaya Internal Reorganization. Prior to the Closing, Pagaya intends to (i) migrate certain employees and certain of its business lines, including (a) its SEC-registered investment adviser business line and (b) its securitization business line, from its direct, wholly-owned subsidiary Pagaya US Holding Company LLC (f/k/a Pagaya Investments US LLC), a Delaware limited liability company (“Pagaya USHoldco”), to newly-formed Delaware limited liability companies, which will be wholly-owned subsidiaries of Pagaya USHoldco, and (ii) transfer its interests in certain of its directly, wholly-owned U.S.-based business lines, including (a) its insurance business line, (b) its real estate business line, (c) its lead generation business line and (d) its auto loans business line, to Pagaya USHoldco and its subsidiaries, as applicable.
Pagaya USHoldco has formed three limited liability companies: Pagaya Investments US LLC (f/k/a, Pagaya US II LLC), a Delaware limited liability company (“RIA NewCo”), Pagaya Technologies US LLC, a Delaware limited liability company (“Employee NewCo”) and Pagaya Structured Products LLC, a Delaware limited liability company (“Securitization NewCo”). Securitization NewCo has formed one limited liability company: RRRR Structured Holdings Repo Seller LLC, a Delaware limited liability company. Pagaya USHoldco has (i) assigned its interests in certain applicable investment advisory agreements with Pagaya USHoldco-managed funds to RIA NewCo, and (ii) RIA NewCo has succeeded to Pagaya USHoldco’s registration as a registered investment adviser under the Investment Advisers Act by amending Pagaya USHoldco’s Form ADV. As of January 1, 2022, (i) the employment of Pagaya USHoldco’s employees located in the United States was transferred to Employee NewCo and (ii) Securitization NewCo will generally serve as the sponsor and/or administrator with respect to Pagaya’s securitization business going forward.
As of April 1, 2022, Pagaya contributed its interests in three direct, wholly-owned subsidiaries to Pagaya USHoldco: (i) TISCo1 LLC, a Delaware limited liability company (“InsuranceCo”), and the indirect parent of Tangent Insurance Services LLC, a Delaware limited liability company, (ii) PLG 1 LLC, a Delaware limited liability company (“Lead GenCo”), and the indirect parent of PLG 2 LLC, a Delaware limited liability company, and (iii) PAPA Owner LLC, a Delaware limited liability company (“Real EstateCo”), and the direct parent of Park Avenue Property Advisors LLC, a Delaware limited liability company. Pagaya also contributed its interests in Pagaya Auto Loans Manager Ltd., an exempted company incorporated in the Cayman Islands with limited liability (“Auto Loans Ltd”), as well its limited partnership interests in Pagaya Auto Loans Manager LP, an exempted limited partnership incorporated in the Cayman Islands with limited liability (together with Auto Loans Ltd, the “Auto Loan Entities”), to RIA NewCo. As a result, InsuranceCo, Lead GenCo and Real EstateCo became direct, wholly-owned subsidiaries of Pagaya USHoldco and indirect, wholly-owned subsidiaries of Pagaya, and the Auto Loan Entities became direct, wholly-owned subsidiaries of RIA NewCo and indirect, wholly-owned subsidiaries of Pagaya.

SPECIAL MEETING OF EJFA SHAREHOLDERS
General
EJFA is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the EJFA Board for use at the Special Meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting of EJFA’s Shareholders
The Special Meeting will be held on June 17, 2022 at 9:30 a.m., Eastern Time at the law offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, NY 10017 and online by means of a live audio webcast or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Due to health concerns stemming from the COVID-19 pandemic, and to support the health and well-being of our shareholders, we encourage shareholders to attend the Special Meeting virtually. You are cordially invited to attend and participate in the Special Meeting online by means of a live audio webcast. You may attend the Special Meeting webcast by accessing the web portal located at https://www.cstproxy.com/ejfacquisition/2022 and following the instructions set forth on your proxy card.
Purpose of the Special Meeting
At the Special Meeting, EJFA is asking its shareholders:
Proposal No. 1—The Business Combination Proposal—to consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the Transactions, whereby, among other things, Merger Sub will be merged with and into EJFA, with EJFA surviving the Merger as a direct ,wholly-owned subsidiary of Pagaya;
Proposal No. 2—The Merger Proposal—to consider and vote upon a proposal to approve and authorize the Plan of Merger; and
Proposal No. 3—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if required, if the parties are not able to consummate the Transactions.
Recommendation of the EJFA Board
The EJFA Board has determined that each of the proposals outlined above is in the best interests of EJFA and its shareholders and recommended that EJFA Shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal and “FOR” the Adjournment Proposal, if presented.
Record Date; Persons Entitled to Vote
EJFA Shareholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned EJFA Ordinary Shares at the close of business on May 17, 2022 which is the Record Date for the Special Meeting. Shareholders will have one vote for each EJFA Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Neither the EJFA Public Warrants nor the EJFA Private Placement Warrants have voting rights. On the Record Date, there were 35,937,500 EJFA Ordinary Shares outstanding, of which 28,750,000 were EJFA Public Shares.
Quorum
A quorum is the minimum number of EJFA Ordinary Shares whose holders must be present to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the voting power of the issued and outstanding EJFA Ordinary Shares entitled to vote at the meeting are represented at the Special Meeting in person, by webcast or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The EJFA Class A Ordinary Shares and EJFA Class B Ordinary Shares vote together as a single class on all matters to be considered at the Special Meeting.

Vote Required
The proposals to be presented at the Special Meeting will require the following votes:
Business Combination Proposal—The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Merger Proposal—The approval of the Merger Proposal will require the affirmative vote of the holders of at least two thirds of the EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Adjournment Proposal—The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Brokers are not entitled to vote on the Business Combination Proposal or the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Voting Your Shares
If you are a holder of record of EJFA Ordinary Shares, there are two ways to vote your EJFA Ordinary Shares at the Special Meeting:
By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of the EJFA Board. Proxy cards received after a matter has been voted upon at the Special Meeting will not be counted.
In Person. You may attend the Special Meeting in person or by webcast and vote electronically using the ballot provided to you at the meeting or during the webcast. You may attend the Special Meeting webcast by accessing the web portal located at https://www.cstproxy.com/ejfacquisition/2022 and following the instructions set forth on your proxy card. See “Questions and Answers about the Transactions and the Special Meeting—Q:When and where will the Special Meeting take place?” for more information. If you attend in person you will receive a ballot that you may use to cast your vote.
Revoking Your Proxy
If you are a holder of record of EJFA Ordinary Shares and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card to EJFA’s Corporate Secretary with a later date so that it is received prior to the vote at the Special Meeting;
•	you may notify EJFA’s Corporate Secretary in writing, prior to the vote at the Special Meeting, that you have revoked your proxy; or
•
you may attend the live webcast of the Special Meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your EJFA Ordinary Shares in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares
If you are an EJFA Shareholder and have any questions about how to vote or direct a vote in respect of your EJFA Ordinary Shares, you may contact Morrow Sodali, EJFA’s proxy solicitor, at:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: EJFA.info@investor.morrowsodali.com
Redemption Rights
Holders of EJFA Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal or Merger Proposal. Any holder of EJFA Public Shares may demand that EJFA redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $10.01 per share as of May 17, 2022, the Record Date, assuming no deductions for dissolution expenses), calculated as of two Business Days prior to the anticipated consummation of the Merger. If an EJFA Shareholder properly seeks redemption as described in this section and the Merger is consummated, EJFA will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Merger.
Notwithstanding the foregoing, a holder of EJFA Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the EJFA Public Shares. Accordingly, all EJFA Public Shares in excess of 15% held by an EJFA Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without EJFA’s prior consent.
Holders of EJFA Class B Ordinary Shares will not have redemption rights with respect to such shares.
Holders of EJFA Public Shares may demand redemption by delivering their share certificates (if any) and other redemption forms, either physically or electronically using Depository Trust Company’s DWAC System, to the EJFA Transfer Agent up to two Business Days prior to the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated and delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker approximately $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Merger is not consummated this may result in an additional cost to shareholders for the return of their shares.
The EJFA Transfer Agent can be contacted at the following address:
Continental Stock Transfer & Trust Company
1 State Street—30th Floor New York,
New York 10004
Email: cstmail@continentalstock.com
Any request to redeem such shares, once made, may be withdrawn at any time prior to the Special Meeting. Furthermore, if a holder of EJFA Public Shares delivered its share certificate and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the EJFA Transfer Agent return the certificate (physically or electronically).
If the Merger is not approved or completed for any reason, then the EJFA Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, the EJFA Transfer Agent will promptly return any shares tendered for redemption by EJFA Public Shareholders. If EJFA would be left with less than $5,000,001 of net tangible assets as a result of the holders of EJFA Public Shares properly demanding redemption of their shares for cash, EJFA will not be able to consummate the Merger.

The closing price of EJFA Class A Ordinary Shares on May 17, 2022 the Record Date, was $9.87. The cash held in the Trust Account on such date was approximately $287,837,329.91 million ($10.01 per EJFA Public Share). Prior to exercising redemption rights, shareholders should verify the market price of EJFA Class A Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. EJFA cannot assure its shareholders that they will be able to sell their EJFA Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a holder of EJFA Public Shares exercises such holder’s redemption rights, then such holder will be exchanging its EJFA Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than two (2) Business Days before the Special Meeting by delivering your share certificate (if any) and other redemption forms (either physically or electronically) to EJFA’s transfer agent prior to the vote at the Special Meeting, and the Merger is consummated.
For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Considerations”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Appraisal Rights
The Companies Act prescribes when EJFA Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, EJFA Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, EJFA Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of EJFA Shareholders—Redemption Rights”, and the EJFA Board is of the view that the redemption proceeds payable to EJFA Shareholders who exercise such redemption rights represents the fair value of those shares. See the section of this proxy statement/prospectus entitled “Appraisal Rights.”
Proxy Solicitation Costs
EJFA is soliciting proxies on behalf of the EJFA Board. This solicitation is being made by mail but also may be made by telephone. EJFA and its directors, officers and employees may also solicit proxies online. EJFA will file with the SEC all scripts and other electronic communications as proxy soliciting materials. EJFA will bear the cost of the solicitation.
EJFA has hired Morrow Sodali to assist in the proxy solicitation process. EJFA will pay to Morrow Sodali a fee of $35,000.00, plus disbursements, and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses.
EJFA will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. EJFA will reimburse them for their reasonable expenses.
EJFA’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Other Matters
As of the date of this proxy statement/prospectus, the EJFA Board does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of EJFA’s Officers and the EJFA Board in the Transactions
In considering the recommendation of the EJFA Board to vote in favor of approval of the Business Combination Proposal and the Merger Proposal, EJFA Shareholders should keep in mind that the Sponsor and EJFA’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of EJFA Shareholders generally. In particular:
•
If the Merger with Pagaya or another business combination is not consummated by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), EJFA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding EJFA Public Shares for cash and, subject to the approval of its remaining shareholders and the EJFA Board, dissolving and liquidating. On the other hand, if the Merger is consummated, each outstanding EJFA Ordinary Share will be converted into one Pagaya Class A Ordinary Share, subject to adjustment as described herein.

•
If EJFA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EJFA for services rendered or contracted for or products sold to EJFA. If EJFA consummates a business combination, on the other hand, EJFA will be liable for all such claims.

•
The Sponsor and EJFA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EJFA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EJFA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, EJFA may not be able to reimburse these expenses if the Merger or another business combination is not completed by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association). As of the Record Date, the Sponsor and EJFA’s officers and directors and their affiliates had incurred approximately $1,914,370.00 of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of EJFA’s current directors and officers and the continuation of directors and officers liability insurance covering EJFA’s current directors and officers. The Sponsor and the current officers and directors of EJFA do not have any employment or consulting agreements with Pagaya.

•
Subject to Pagaya’s consent in accordance with the Merger Agreement, the Sponsor and EJFA’s officers and directors (or their affiliates) may make loans from time to time to EJFA to fund certain capital requirements. Loans may be made after the date of this proxy statement/prospectus. If the Merger is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to EJFA outside of the Trust Account.

•
Emanuel Friedman will be a member of the Pagaya Board following the Closing and, therefore, in the future Mr. Friedman will receive any cash fees, stock options or stock awards that the Pagaya Board determines to pay to its non-executive directors.

•	The EJF Investor will participate in the purchase of PIPE Shares from Pagaya at the closing of the Transactions, and certain of EJFA’s directors and officers are affiliated with the EJF Investor.
•
Duff & Phelps, a Kroll Business, rendered the Opinion to the EJFA Board, for which it will receive a fee from EJFA. A portion of such fee was payable upon delivery of the Opinion and a portion is payable upon and subject to the Closing.

•
Pagaya, EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed the Expenses Excess Amount, a number of EJFA Class B Ordinary Shares will be forfeited for no Merger Consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.

•
Given the difference in the purchase price the Sponsor paid for EJFA Class B Ordinary Shares ($0.003 per share) and EJFA Private Placement Warrants ($1.50 per Warrant) as compared to the purchase price of the EJFA Units sold in the EJFA IPO ($10.00 per EJFA Unit), the Sponsor may earn a positive return on its investment even if the EJFA Public Shareholders experience a negative rate of return following the consummation of the business combination.

•
Certain directors and officers of EJFA, as well as certain partners and employees of EJF Capital, hold equity interests in the Sponsor, and thus have an interest in the business combination transaction that is not the same as the majority of EJFA Shareholders, who do not hold equity interests in the Sponsor.

•
In connection with the consummation of the business combination, the Sponsor, EJFA, Pagaya and certain equityholders of Pagaya will enter into a new Registration Rights Agreement, which will, among other things, provide that the Sponsor and certain equity holders will have a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations.

•
Each of EJFA’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. EJFA’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to EJFA and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not have been resolved in EJFA’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to EJFA. The EJFA Memorandum and Articles of Association provide that, to the maximum extent permitted by applicable law, EJFA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of EJFA, on the one hand, and EJFA, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and EJFA waives any claim or cause of action it may have in respect thereof. EJFA does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Merger.

These financial interests of the officers and directors may have influenced their decision to approve the Merger. You should consider these interests when evaluating the Transactions and the recommendation of the proposal to vote in favor of the Business Combination Proposal and Merger Proposal to be presented to EJFA Shareholders.
Purchases of EJFA Ordinary Shares
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding EJFA or its securities, the Sponsor, EJFA’s officers and directors, Pagaya, Pagaya’s officers and directors, the Pagaya Shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire EJFA Ordinary Shares or vote their shares in favor of the Business Combination Proposal, the Merger Proposal and other proposals. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Merger where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with Pagaya’s consent, the transfer of shares or warrants owned by the Sponsor for nominal value to such investors or holders.
Entering into any such arrangements may have a depressive effect on EJFA’s Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of EJFA Ordinary Shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, EJFA’s officers and directors, Pagaya, Pagaya’s officers and directors, the Pagaya Shareholders or any of their respective affiliates. EJFA will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal, the Merger Proposal and other proposals or the satisfaction of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

PROPOSAL ONE—THE BUSINESS COMBINATION PROPOSAL
The following is a discussion of the proposed Transactions and the Merger Agreement. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. EJFA Shareholders are urged to read this entire proxy statement/prospectus carefully, including the Merger Agreement, for a more complete understanding of the Transactions.
General
Transaction Structure
The Merger Agreement provides for Pagaya to acquire EJFA through the merger of Merger Sub with and into EJFA, with EJFA surviving the Merger as a wholly-owned subsidiary of Pagaya (such company, as the surviving entity of the Merger, the “Surviving Company”). Immediately following the Merger, it is expected that the Surviving Company will merge with and into another wholly-owned subsidiary of Pagaya.
Pro Forma Capitalization
The pro forma enterprise valuation of Pagaya upon consummation of the Transactions is estimated to be approximately $8.5 billion, with no material debt expected to be outstanding. In the no redemption scenario and assuming that there is no Expenses Excess Amount, we estimate that, upon consummation of the Transactions at the Effective Time, the existing Pagaya Shareholders will own approximately 89.5% of the Pagaya Ordinary Shares (representing 97.1% of the voting power of the Pagaya Ordinary Shares), the existing EJFA Shareholders (including the Sponsor (and other holders of EJFA Class B Ordinary Shares)) will own approximately 5.3% of the Pagaya Ordinary Shares (representing 1.5% of the voting power of the Pagaya Ordinary Shares) and the PIPE Investors will own approximately 5.2% of the Pagaya Ordinary Shares (representing 1.4% of the voting power of the Pagaya Ordinary Shares). In the maximum redemption scenario and assuming that there is no Expenses Excess Amount, we estimate that, upon consummation of the Transactions at the Effective Time, the existing Pagaya Shareholders will own approximately 93.5% of the Pagaya Ordinary Shares (representing 98.2% of the voting power of the Pagaya Ordinary Shares), the existing EJFA Shareholders (including the Sponsor (and other holders of EJFA Class B Ordinary Shares)) will own approximately 1.1% of the Pagaya Ordinary Shares (representing 0.3% of the voting power of the Pagaya Ordinary Shares) and the PIPE Investors will own approximately 5.4% of the Pagaya Ordinary Shares (representing 1.5% of the voting power of the Pagaya Ordinary Shares). Gal Krubiner, Avital Pardo and Yahav Yulzari, the Founders, will hold up to 194.9 million Pagaya Class B Ordinary Shares (subject to the assumptions described elsewhere in this proxy statement/prospectus), each of which has 10 votes per share on matters presented to the Pagaya Shareholders for vote (including the election of directors) and will therefore have 80.1% of the voting power of the Pagaya Ordinary Shares in the no redemption scenario or 81.0% of the voting power of the Pagaya Ordinary Shares in the maximum redemption scenario, in each case, assuming that there is no Expenses Excess Amount. All percentages are presented on an issued and outstanding basis, without accounting for outstanding options or warrants.
Merger Consideration
Immediately prior to the Effective Time, Pagaya will affect the Stock Split of each Pagaya Ordinary Share into such number of Pagaya Ordinary Shares calculated in accordance with the Merger Agreement (with the Founders (in their capacity as Pagaya Shareholders) receiving Pagaya Class B Ordinary Shares, which will carry voting rights in the form of 10 votes per share, and the other Pagaya Shareholders receiving Pagaya Class A Ordinary Shares, which will carry voting rights in the form of one vote per share). Each Pagaya Class A Ordinary Share and each Pagaya Class B Ordinary Share will have a value of $10.00 per share immediately after giving effect to the Stock Split on the basis of the Company Value set out in the Merger Agreement (with an assumed ratio of 187:1.00 as calculated as of August 31, 2021, which is subject to change until the Closing).
Pursuant to the Merger Agreement, at the Effective Time (i) each EJFA Class B Ordinary Share issued and outstanding immediately prior to the Effective Time and each EJFA Class A Ordinary Share issued and outstanding immediately prior to the Effective Time will no longer be outstanding and will be automatically cancelled and cease to exist and each former holder of EJFA Ordinary Shares will cease to have any rights with respect to such shares, and each EJFA Ordinary Share issued and outstanding at the Effective Time (other than the Excluded Shares) will be converted into the right to receive one Pagaya Class A Ordinary Share, subject to adjustment as described herein; and (ii) issued and outstanding EJFA Warrants will automatically and irrevocably be assumed by Pagaya and converted into a corresponding Pagaya Warrant exercisable for Pagaya Class A Ordinary Shares. At the Effective Time, the EJFA Class A Ordinary Shares and the EJFA Public Warrants comprising each issued and outstanding EJFA Unit, consisting of one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant, will be automatically separated and the holder thereof will be deemed to hold one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant. No fractional EJFA Public Warrants will be issued in connection with such separation such that if a holder of such EJFA Units would be entitled to receive a fractional EJFA Public Warrant upon such separation, the number of EJFA Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of EJFA Public Warrants and no cash will be paid in lieu of such fractional EJFA Public Warrants.
Organizational Chart
Set forth below is an organizational chart that reflects the transaction structure

Background of the Merger
EJFA is a blank check company that was incorporated as a Cayman Islands exempted company on December 22, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed business combination with Pagaya is the result of an extensive search for a potential transaction. The terms of the Transactions are the result of extensive arms’-length negotiations between representatives of EJFA and representatives of Pagaya over the course of approximately four months. The following is a brief description of the background of these negotiations, the Merger Agreement and the Transactions, and does not purport to catalog every communication among representatives of EJFA, Pagaya and other parties to the Transactions.
On March 1, 2021, EJFA completed the EJFA IPO, for which UBS Investment Bank (“UBS”) and Barclays Capital Inc. (“Barclays”) served as book-running managers. UBS and Barclays will receive deferred underwriting commissions of $10,062,500 from the EJFA IPO in connection with the consummation of EJFA’s initial business combination. Prior to the consummation of the EJFA IPO, neither EJFA nor anyone on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination transaction with EJFA.
In evaluating potential businesses and assets to acquire, EJFA, together with EJFA’s advisors and the Sponsor, generally surveyed the landscape of potential acquisition opportunities based on its knowledge of, and familiarity with, the mergers and acquisitions marketplace. As disclosed in the prospectus for the EJFA IPO, EJFA concentrated its efforts in identifying businesses in the financial services industry, with particular emphasis on businesses that offer a differentiated technology network, customer acquisition models and/or products for interfacing with the financial services sector, traditional asset managers, wealth and alternative asset managers with unique business strategies, and specialty finance companies which generally exhibit higher margins, higher growth rates, and less regulatory burdens versus traditional banks. Further, EJFA followed general criteria and guidelines it believed would be important in evaluating a prospective target, including seeking out businesses that it believes (i) are fundamentally sound businesses that have a durable business model with the ability to successfully navigate an economic downturn, and changes in the industry landscape, social sustainability trends and evolving regulatory environment yet are not deeply distressed nor have a negative industry outlook; (ii) can benefit from the vast network, experience, reputation and guidance of the EJFA management team, advisors and the EJFA Board as well as affiliation with, and endorsement of, EJFA; (iii) have a defensible market position and demonstrate differentiated competitive advantages with high barriers to entry against new competitors; (iv) have recurring, predictable revenues and a history of generating, or the near-term potential to generate, stable and sustainable free cash flow; (v) exhibit unrecognized value, desirable returns on capital, and a need for capital to achieve the businesses’ growth strategy; (vi) are at an inflection point and would benefit from a catalyst such as incremental capital, innovation through new operational practices and application of innovative financial services technologies, product creation or additional management expertise; (vii) have publicly traded comparable companies which operate in a similar industry sector or which have similar operating metrics which may help establish an appropriate valuation; and (viii) are positioned to be publicly traded and can benefit from being publicly traded, with access to broader and more efficient capital markets, to drive improved financial performance and achieve the business strategy. The foregoing criteria were not exhaustive. Any evaluation relating to the merits of a particular business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that EJFA’s management and the EJFA Board deemed relevant.
Following the EJFA IPO, EJFA commenced a search for prospective businesses and assets to acquire. While EJFA was open to pursuing an initial business combination target in any industry, EJFA’s investment strategy focused on the financial services industry. EJFA targeted financial services companies with products, services and technologies that support, enable or compete in the regulated and unregulated sectors where EJF Capital, an affiliate of EJFA and the Sponsor, has historically invested, including banking, insurance, asset management, specialty lending and real estate finance. EJFA’s goal was to identify a target with an established business that had an enterprise value of at least $1 billion.
During the search process, EJFA conducted a thorough evaluation of potential targets and developed a comprehensive database with more than 150 actionable targets (including Pagaya) and engaged with 57 of those potential targets (including Pagaya). EJFA then performed financial and industry due diligence, meeting with 39 advisors and financial sponsors, and held meetings with the management teams of 50 potential targets (including Pagaya, as discussed below). During the course of its evaluation of potential targets, EJFA entered into 27 non-disclosure agreements (“NDAs”) (including with Pagaya), none of which restricted EJFA’s ability to pursue other opportunities. EJFA also submitted letters of intent (“LOIs”) to four targets, including Pagaya, though these other three potential targets did not proceed to detailed negotiations, or signing an LOI or exclusivity agreement with EJFA. The three targets (other than Pagaya) to which EJFA submitted letters of intent but did not proceed with detailed negotiations were a direct-to-consumer personal and property insurance provider, an infrastructure asset manager and a tech-enabled asset manager.
During the course of this search process, representatives of EJFA regularly updated members of the EJFA Board on the status of its search processes.
On April 21, 2021, the Pagaya Board met via teleconference and was joined by representatives of J.P. Morgan, Pagaya’s financial advisor. Representatives of J.P. Morgan discussed with the Pagaya directors certain key considerations in evaluating strategic alternatives available to Pagaya, including a “de-SPAC” transaction with a special purpose acquisition company, an initial public offering and potential debt or equity investments in Pagaya. Following this discussion, the Pagaya Board supported continued exploration of potential strategic alternatives including the strategic alternatives discussed in the immediately preceding sentence, including discussions with potential special purpose acquisition company counterparties.
On April 22, 2021, Kevin Stein, Chief Executive Officer of EJFA, contacted representatives of J.P. Morgan via email to request an introduction to Pagaya to discuss Pagaya’s interest in exploring a potential business combination transaction with EJFA.
On April 29, 2021, as he had not yet secured an introduction to Pagaya through J.P. Morgan, Mr. Stein had conversations with representatives of UBS, EJFA’s financial advisor, regarding EJFA’s interest in meeting Pagaya.
On May 3, 2021, an Israeli-based representative of UBS made contact with Pagaya’s management team and arranged for an introductory meeting for EJFA with Gal Krubiner, Pagaya’s Chief Executive Officer and a Founder, which took place on May 11, 2021.
On May 11, 2021, an in-person meeting at Pagaya’s New York office between Mr. Krubiner and other representatives of Pagaya and Mr. Stein was convened to discuss a business combination between EJFA and Pagaya. During the meeting, Mr. Krubiner outlined certain of Pagaya’s expectations regarding a potential transaction, including that Pagaya was targeting a business combination that would yield total cash proceeds to the combined company of approximately $500-600 million, including cash from the Trust Account and from PIPE investments (a “PIPE Financing”), a sponsor commitment to participate in the PIPE Financing and an implied valuation target for Pagaya of between $7 billion and $8 billion. The attendees also discussed related timing, procedural and structuring considerations.
On May 13, 2021, the EJFA Board held its regular first quarter meeting via videoconference, and members of EJFA’s management team identified Pagaya as a potential target company for a business combination. Several advisors of EJFA also took part in the meeting to hear the EJFA management team’s report and ask questions regarding the potential targets and the special purpose acquisition company market in general.
On May 19, 2021, members of EJFA’s management team, along with Emanuel J. Friedman, Chairman of the EJFA Board, Mr. Krubiner and several other representatives of Pagaya management held a videoconference as a follow-up to the in-person meeting of May 11, 2021 to introduce Mr. Friedman to additional members of Pagaya’s team and for the EJFA management team to obtain information about Pagaya’s business. During the meeting, the Pagaya team noted that Pagaya was considering, among other alternatives, seeking to partner with a special purpose acquisition company that would have or could obtain commitments from its sponsor or others to fund a PIPE Financing.
On May 24, 2021, EJFA and Pagaya executed an NDA that did not restrict EJFA’s or Pagaya’s ability to pursue other opportunities and contained customary restrictions on disclosure of confidential information. The parties then began exchanging information, such as certain projected financial information prepared by Pagaya’s management, as described in more detail in the section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information of Pagaya”, and a presentation detailing Pagaya’s business prepared by Pagaya.
On May 28, 2021, EJFA delivered to Pagaya an initial non-binding LOI prepared by EJFA in respect of a potential business combination. This initial non-binding LOI indicated that it was subject to further due diligence and included the following terms, among others: (i) an initial equity value for Pagaya of $8.0 billion on a pre-transaction, debt-free, cash-free basis, (ii) the parties would target a $400 to $600 million PIPE Financing, including a commitment by an affiliate or designee of the Sponsor to fund up to $150 million of the PIPE Financing, and (iii) the board of directors of the post-Closing combined company would include at least one director designated by the Sponsor.
On June 1, 2021, after reviewing the first proposed non-binding LOI with Pagaya’s management, Mr. Krubiner wrote to Mr. Stein via email confirming that Pagaya would like to further discuss a potential business combination with EJFA.
On June 7, 2021, representatives of EJFA’s management team held a videoconference with representatives of J.P. Morgan in attendance. The session included a discussion of Pagaya’s business, market conditions and certain financial and business due diligence requests for information.
On June 8, 2021, members of EJFA’s management team (including Mr. Stein), along with Mr. Friedman and Neal Wilson, Vice Chairman and a director of EJFA, had a meeting with Mr. Krubiner and other members of Pagaya’s management team in Washington, DC, during which they further discussed the terms for a potential business combination. These terms included (i) that Pagaya would be deemed to have an equity value of $8.0 billion; (ii) that the parties would target a PIPE Financing of $250 million, including a commitment by an affiliate of EJFA to fund up to $150 million of the PIPE Financing, and (iii) other items related to a potential business combination, including post-Closing combined company governance and the allocation of the proceeds from the PIPE Financing.
On June 9, 2021, Messrs. Friedman and Wilson sent Mr. Krubiner a letter providing that an affiliate of EJFA would commit to fund $150 million of the PIPE Financing in a potential business combination with Pagaya, subject to due diligence to be conducted by EJFA and its advisors as well as definitive documentation of the proposed transaction.
On June 10, 2021, Pagaya provided EJFA with access to a virtual data room containing certain limited due diligence materials, and on August 22, 2021, Pagaya provided EJFA with access to more comprehensive information in a virtual data room. From early June through mid-September, Pagaya provided information to EJFA regarding Pagaya and its subsidiaries and their collective business operations. Additionally, during this period, EJFA, with support from the Sponsor and EJFA’s advisors, including EJFA’s U.S. legal counsel, Simpson Thacher & Bartlett LLP (“STB”), and UBS, conducted due diligence. This further diligence included document review, question-and-answer sessions with specific area specialists in the Pagaya organization, follow-up due diligence requests and responses, site visits and discussion sessions with members of Pagaya’s management team, including sessions that occurred on June 24, 2021, August 20, 2021, August 26, 2021, August 27, 2021 and September 3, 2021.
On June 14, 2021, at the request of Pagaya, EJFA sent representatives of Pagaya and representatives of J.P. Morgan a second proposed non-binding LOI prepared by EJFA proposing the following terms, among others: (i) Pagaya would be deemed to have an equity value of $7.5 billion to $8.0 billion; (ii) the parties would target a PIPE Financing of $350 to $500 million, including that EJF Capital would commit to fund up to $150 million of the PIPE Financing (subject to due diligence to be conducted by EJFA and its advisors as well as definitive documentation of the proposed transaction), and certain pre-Closing Pagaya Shareholders would commit to fund at least $100 million of the PIPE Financing; and (iii) the board of directors of the post-Closing combined company would include at least one director designated by the Sponsor.
On June 17, 2021, members of EJFA’s management team and representatives of UBS held a videoconference with J.P. Morgan, during which representatives of J.P. Morgan, at the direction of Pagaya, noted to EJFA that the second proposed non-binding LOI sent by EJFA on June 14, 2021 was competitive, but that Pagaya was not in a rush to transact, and that Pagaya would likely make a decision in early July on whether to move forward with a potential business combination.
On June 21, 2021, Mr. Stein attended a telephonic meeting with J.P. Morgan during which J.P. Morgan, at the direction of Pagaya, expressed that Pagaya remained interested in a potential business combination with EJFA, and would provide a markup of the draft LOI that EJFA sent to Pagaya.

On June 28, 2021, Mr. Friedman, Mr. Wilson, Mr. Stein and Brian Brooks, an independent director of EJFA, along with Mr. Krubiner, Yahav Yulzari, Chief Revenue Officer and a Founder of Pagaya, and Avital Pardo, Chief Technology Officer and a Founder of Pagaya, held a videoconference, with representatives of J.P. Morgan in attendance, during which the EJFA team was introduced to Mr. Yulzari and Mr. Pardo.
On July 2, 2021, representatives of J.P. Morgan, at the direction of Pagaya, sent Pagaya’s response to the second proposed non-binding LOI to Mr. Stein, including the following terms, among others: (i) Pagaya would be deemed to have an equity value of $7.5 billion to $8.0 billion; (ii) the parties would target a reduced PIPE Financing of $300 to $350 million, including that EJF Capital would commit to fund up to $150 million of the PIPE Financing (subject to due diligence to be conducted by EJFA and its advisors as well as definitive documentation of the proposed transaction) and the parties may agree to upsize the target amount of the PIPE Financing; (iii) the board of directors of the post-Closing combined company would include at least one director designated by the Sponsor; and (iv) an outline of a mechanism for a dual class stock structure and a super-majority board approval requirement, for a period of three years after the Closing, to remove the Founders from their management positions.
On July 7, 2021, EJFA sent a third proposed non-binding LOI, which proposed the following terms, among others: (i) Pagaya would be deemed to have an equity value of $7.5 billion to $8.0 billion; (ii) the parties would target a PIPE Financing of $300 to $350 million, maintaining that EJF Capital would commit to fund up to $150 million of the PIPE Financing, and certain pre-Closing Pagaya Shareholders would commit to fund at least $100 million of the PIPE Financing; (iii) certain shares held by the Sponsor would be released from transfer restrictions depending upon the performance of the post-Closing combined company stock price; (iv) the board of directors of the post-Closing combined company would include at least one director designated by the Sponsor; and (v) the governance documentation would include a dual class structure, with the Founders holding shares with 10 votes per share, with such shares held by the Founders subject to transfer limitations and a super-majority board approval requirement, for a period of three years after the Closing, to remove the Founders from their management positions.
On July 9, 2021, Mr. Stein held a videoconference with Pagaya with representatives of J.P. Morgan in attendance, where EJFA was provided an update on Pagaya’s second quarter performance and the planned timing of the Pagaya Board meeting to decide whether or not to pursue a business combination with EJFA.
On July 14, 2021, Messrs. Friedman, Stein and Avi Zeevi, the Chairman of the Pagaya Board, held an introductory meeting via videoconference. During this meeting, the parties discussed EJFA’s investors, along with a discussion regarding, among other things, provisions relating to certainty of closing the Merger.
Throughout August 2021, members of EJFA’s management team (including Messrs. Friedman, Stein and Mayrhofer and Ms. Ceresini) conducted interviews of several financial advisors, including Duff & Phelps, regarding the EJFA Board’s intention to have a financial advisor conduct a fairness analysis and render a fairness opinion regarding the Merger Consideration that EJFA Shareholders would receive in a business combination with Pagaya. After considering the qualifications of Duff & Phelps as a financial advisor, as well as the total fees of $800,000 and the reimbursement of reasonable expenses up to $50,000 that Duff & Phelps would be entitled to for its engagement, the EJFA Board approved the engagement of Duff & Phelps as its financial advisor to evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to the EJFA Shareholders in the Merger. See the section of this proxy statement/prospectus entitled “Fairness Opinion of Duff & Phelps” for additional information about the Opinion.
On August 3, 2021, Messrs. Friedman and Stein met with the Pagaya Board via videoconference to discuss the potential business combination, during which they described EJFA’s interest in a business combination with Pagaya and the proposed terms of such transaction.
On August 4, 2021, during the regular third quarter meeting of the EJFA Board held via videoconference, members of the EJFA management team provided the EJFA Board with updates relating to the potential business combination with Pagaya, including an overview of Pagaya’s history, technology, strategy, and performance relative to public peers, as well as a description of the presentation that Messrs. Friedman and Stein gave to the Pagaya Board on August 3, 2021. The EJFA Board also reviewed the due diligence performed by EJFA on Pagaya and a discussion among the EJFA Board and attending members of the EJFA management team ensued, followed by a discussion among the EJFA Board sitting in executive session.

On August 13, 2021, Pagaya notified EJFA via email that after discussion among Pagaya’s management, the Pagaya Board and its advisors, Pagaya decided to move forward with a potential business combination transaction with EJFA.
On August 13, 2021, representatives of UBS and Mr. Stein held a telephonic meeting with representatives of Pagaya and J.P. Morgan in attendance, during which the participants discussed timing for the potential business combination and the various work streams necessary to get to signing, including due diligence and preparation of an investor presentation. The participants also discussed proposed terms for the transaction, including: (i) that Pagaya believed that its equity value should be within the range of $8.0 billion to $10.0 billion based on the implied price to earnings multiples of its peers; (ii) that no proceeds from a potential business combination would be paid to pre-Closing Pagaya Shareholders and, instead, all proceeds would be received by Pagaya; and (iii) that the parties would target a $200 million PIPE Financing. Pagaya and EJFA agreed that the terms of a potential transaction were far enough along that they would move directly to definitive documentation and would not sign an LOI.
Beginning in mid-August and regularly thereafter until the Merger Agreement was signed, representatives of EJFA and Pagaya, including their respective financial advisors, and, including in attendance at various meetings, Messrs. Friedman, Wilson, Stein, Mayrhofer, Krubiner and Michael Kurlander, Chief Financial Officer of Pagaya, held numerous telephonic, videoconference and in-person meetings, during which the participants discussed the status of the various work streams of the potential business combination, key action items, due diligence matters, public company readiness, and open transaction issues.
On August 17, 2021, representatives of Skadden, Arps, Slate, Meagher & Flom LLP, U.S. legal counsel to Pagaya (“Skadden”), circulated an initial draft Merger Agreement to STB.
On August 20, 2021, Mr. Stein sent an email updating the EJFA Board on the potential business combination with Pagaya, including the status of the various work streams of the potential business combination (such as due diligence requests, public company readiness and on-site diligence meetings), proposed transaction timing and the timing of the next meeting of the EJFA Board at which the EJFA management team would present additional updates.
On August 22, 2021, STB sent Skadden via email a list of open issues on the initial draft Merger Agreement circulated by Skadden on August 17, 2021, including among other key issues to be discussed: (i) the transferability by the Founders of post-Closing high-vote shares of Pagaya; (ii) the proposed structure of the PIPE Financing; (iii) the inclusion of a closing condition regarding obtaining desired rulings from the ITA; (iv) restrictions on Pagaya’s operations between the signing of the Merger Agreement and the Closing; and (v) the ability of each of the Pagaya Board and EJFA Board to change its recommendation to its shareholders during the period between signing and Closing, and each party’s termination rights related thereto.
On August 22, 2021, Skadden sent to STB via email drafts of ancillary Transaction Agreements, including the EJFA Voting Agreement, the Pagaya Voting Agreement and the EJF Subscription Agreement. From August 22, 2021 through September 15, 2021, representatives of STB and Skadden exchanged drafts of these ancillary Transaction Agreements and negotiated the terms of such agreements.
On August 23, 2021, Messrs. Stein and Mayrhofer, Mr. Akshay Dave, Managing Director in Portfolio Management of EJF Capital, and representatives of UBS held an in-person due diligence session with representatives of Pagaya at Pagaya’s offices in New York, New York, with representatives of J.P. Morgan in attendance. Cam Dyer, an independent director of the EJFA Board, representatives of EJF Capital and certain diligence advisors attended by video conference.
On August 24, 2021, representatives of STB and Skadden held a videoconference, during which the participants discussed the issues list that had been circulated to Skadden on August 22, 2021.
On August 25, 2021, Mr. Friedman and Mr. Krubiner held a meeting, during which Messrs. Friedman and Krubiner discussed the status of the potential business combination.
On August 27, 2021, Mr. Stein sent an email to the EJFA Board, updating the EJFA Board on the potential business combination transaction with Pagaya.
On August 29, 2021, representatives of STB circulated a revised draft Merger Agreement to representatives of Skadden.

On September 1, 2021, members of EJFA’s management team, representatives of STB and representatives of UBS and the members of the EJFA Board held a videoconference, during which members of the EJFA management team provided the EJFA Board with updates relating to the potential business combination transaction with Pagaya (including the current state of discussions between the parties, an updated overview Pagaya’s business, the due diligence being conducted and the results of such due diligence, and EJFA management’s investment thesis with respect to Pagaya) and the latest considerations relating to such transaction. Representatives of STB provided the EJFA Board with an overview of the EJFA Board’s fiduciary duties in the context of the potential transaction, and UBS discussed with the EJFA Board its views on how the market would value Pagaya, Pagaya’s competitive landscape, and how Pagaya compared to its publicly traded peer group and certain other publicly traded companies.
From September 1, 2021 through September 13, 2021, members of EJFA’s management team, representatives of STB, representatives of UBS, members of Pagaya’s management team, representatives of Skadden and representatives of J.P. Morgan held update calls daily regarding the status of outstanding legal issues and updates from the parties on business items.
On September 2, 2021, representatives of Skadden circulated a revised draft Merger Agreement to representatives of STB.
On September 3, 2021, members of EJFA’s management team and members of the EJFA Board held a videoconference, during which the EJFA management team further described Pagaya’s business model to the EJFA Board, continuing the discussion from the September 1, 2021 meeting of the EJFA Board, thoroughly discussing the evolution of Pagaya’s business model and the network Pagaya has created through its AI, investors and Partners, as well as Pagaya’s AI and AI capabilities more generally.
On September 4, 2021, Mr. Friedman held an in-person meeting in New York with Mr. Krubiner, during which they discussed the fundamentals of Pagaya’s business and next steps in the potential business combination.
On September 4, 2021, STB sent Skadden via email a list of open issues on the draft Merger Agreement circulated by Skadden on September 2, 2021, noting, among others, the following key open issues: (i) the transferability by the Founders of post-Closing high-vote shares of Pagaya; (ii) the proposed terms of the PIPE Financing; (iii) the inclusion of a closing condition regarding obtaining desired rulings from the ITA; and (iv) restrictions on Pagaya’s operations between signing of the Merger Agreement and Closing.
On September 5, 2021, representatives of STB, Herzog Fox & Neeman, Israeli legal counsel to EJFA (“Herzog”), Skadden and Goldfarb Seligman & Co., Israeli legal counsel to Pagaya (“Goldfarb”), held a telephone call, during which the participants discussed the draft Pagaya A&R Articles. Also on September 5, 2021, representatives of STB and Skadden held a videoconference, during which the participants discussed the issues list that had been circulated to representatives of Skadden on September 4, 2021.
On September 8 and 9, 2021, members of EJFA’s and Pagaya’s management teams (including Messrs. Friedman, Wilson, Stein, Mayrhofer, Krubiner and Kurlander), representatives of STB and Skadden, representatives of UBS and representatives of J.P. Morgan held meetings in person at EJFA’s offices in Arlington, Virginia and via videoconference, during which the participants conducted question-and-answer sessions with regard to open diligence questions, and also discussed and negotiated open business and legal issues on the draft transaction documents, including that, subject to approval by the boards of directors of each of the parties, Pagaya would have an enterprise value of $9.0 billion.
On September 9, 2021, Messrs. Friedman and Wilson held a meeting with Mr. Krubiner, during which they had a general discussion regarding the terms of the potential business combination and various open business points.
On September 9, 2021, members of EJFA’s management team, the EJFA Board and Messrs. Krubiner and Kurlander held a meeting in person at EJFA’s offices in Arlington, Virginia and via videoconference, during which Messrs. Krubiner and Kurlander presented information about Pagaya to the EJFA Board. Following the presentation, the EJFA Board and Messrs. Krubiner and Kurlander engaged in a question-and-answer session.
On September 9, 2021, representatives of STB, Herzog, Skadden and Goldfarb held a videoconference, during which the participants discussed the draft Merger Agreement that had been circulated to representatives of STB on September 2, 2021.

From September 10, 2021 through September 14, 2021, members of EJFA’s and Pagaya’s management teams, representatives of UBS and representatives of J.P. Morgan held daily meetings in person at EJFA’s offices in Arlington, Virginia and via videoconference, during which the participants revised the investor presentation.
On September 10, 2021, representatives of STB circulated a revised draft Merger Agreement to representatives of Skadden.
On September 10, 2021, EJFA’s management team sent an email to the EJFA Board, updating the EJFA Board on the timing and progress of the proposed transaction with Pagaya.
On September 12, 2021, representatives of Skadden circulated a revised draft Merger Agreement to representatives of STB. Later that day, representatives of STB circulated a revised draft Merger Agreement to representatives of Skadden.
On September 12, 2021, following Pagaya management’s consultation with members of the Pagaya Board, Pagaya and EJFA agreed upon an enterprise value of $8.5 billion.
On September 13, 2021, members of the EJFA Board and EJFA’s management team, representatives of STB and representatives of UBS attended in person at EJFA’s offices in Arlington, Virginia and via videoconference a meeting of the board of directors of the EJF Investor. It was proposed that the EJF Investor would subscribe for shares of Pagaya in the proposed PIPE Financing, and, at the meeting of the board of directors of the EJF Investor, Messrs. Friedman, Wilson, Stein, Dave and others described Pagaya’s business and the investment opportunity to the board of directors of the EJF Investor.
On September 13, 2021, members of EJFA’s management team, representatives of UBS and members of the EJFA Board attended in person at EJFA’s offices in Arlington, Virginia and via videoconference an optional director session of the EJFA Board to discuss the valuation of Pagaya, during which the representatives of UBS presented their latest findings with regard to such valuation.
On September 13, 2021, members of Pagaya’s management team, representatives of Skadden, representatives of Goldfarb, representatives of J.P. Morgan and the Pagaya Board attended via videoconference a meeting of the Pagaya Board. During this meeting, members of Pagaya’s management team described the Financial Projections and the Pagaya Board approved the Financial Projections. Representatives of Goldfarb then discussed with the Pagaya Board the fiduciary duties of directors. Members of Pagaya’s management team and representatives of Skadden and J.P. Morgan then provided an update on the status of the Transaction Agreements, including discussions between EJFA’s management and representatives of Pagaya on various business points, such as the valuation of Pagaya. Representatives of Skadden also gave an overview of the negotiated terms of the Merger Agreement and the Transaction Agreements and the Pagaya Board discussed the Transactions. The representatives of J.P. Morgan reviewed the key financial terms of the transactions contemplated by the Transaction Agreements. Finally, representatives of Skadden described the draft board resolutions approving the Transactions.
On September 13, 2021, representatives of Skadden circulated a revised draft Merger Agreement to representatives of STB.
In the morning on September 14, 2021, members of EJFA’s management team, representatives of STB, representatives of UBS and the EJFA Board attended in person at EJFA’s offices in Arlington, Virginia and via videoconference a meeting of the EJFA Board. During this meeting, Mr. Stein provided an update on the status of the Transaction Agreements, including the outcome of discussions between EJFA’s management and representatives of Pagaya on various business points, such as the valuation of Pagaya, certain economic terms of the transaction and the structure of the post-Closing lock-up on the Sponsor’s equity. Messrs. Stein and Mayrhofer also gave an overview of the negotiated terms of the Merger Agreement and the Transaction Agreements, described several open issues for consideration by the EJFA Board (such as the final structure of the PIPE Financing to be made by one or more affiliates of EJFA or other third-party investors), presented their views on the terms of the proposed transaction and Pagaya more generally as an investment opportunity, and gave a detailed summary of the results of the due diligence that had been completed by EJFA and its advisors. The representatives of UBS reviewed the key financial terms of the transactions contemplated by the Transaction Agreements, including the valuation, and a comparison against peer group companies, of Pagaya that UBS considered to be relevant, presenting a final draft of a valuation presentation that UBS had previewed to members of EJFA’s management team and members of the EJFA Board at the optional director session on September 13, 2021. Finally, the representatives of STB reminded the EJFA Board of their fiduciary duties in connection with the Merger, and then provided an overview of the key terms of the Transaction Agreements that had been negotiated.
Over the course of the day on September 14, 2021, representatives of Skadden and STB exchanged several revised drafts of the Merger Agreement and the other Transaction Agreements.
In the evening on September 14, 2021, members of EJFA’s management team, representatives of STB, representatives of Duff & Phelps and the members of the EJFA Board attended in person at EJFA’s offices in Arlington, Virginia and via videoconference a meeting of the EJFA Board. During this meeting, Mr. Stein provided an update on the status of the Transaction Agreements, including the outcome of discussions between EJFA’s management and representatives of Pagaya since the EJFA Board’s meeting in the morning (including regarding the mechanics and sequencing of seeking third-party PIPE Financing). Messrs. Stein and Mayrhofer presented their views on the revised terms of the Transaction Agreements and Pagaya more generally as an investment opportunity. Additionally, the representatives of Duff & Phelps rendered their oral opinion that, as of September 14, 2021 and based upon and subject to the assumptions made, scope of analysis considered, matters evaluated and other qualifications and limitations set forth in the written fairness opinion provided by Duff & Phelps, the Merger Consideration to be received by the EJFA Shareholders (excluding the Excluded Shareholders) pursuant to the Merger Agreement is fair to such shareholders, from a financial point of view. After discussion, the EJFA Board then unanimously approved the Transactions.
On September 15, 2021, the parties finalized the Transaction Agreements (or, where applicable, forms thereof) with respect to the Merger based on the terms agreed upon by the parties and approved by the Pagaya Board and EJFA Board, respectively, including the EJFA Voting Agreement, the Pagaya Voting Agreement, the EJF Subscription Agreement, the Side Letter Agreement and the Merger Agreement, including the respective exhibits thereto.
On September 15, 2021, the Pagaya Board unanimously approved by written consent resolutions approving the Transactions.
On September 15, 2021, EJFA, Pagaya and Merger Sub, executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, Pagaya and EJFA also entered into the Side Letter Agreement, the EJF Investor and Pagaya entered into the EJF Subscription Agreement, and Pagaya and the Sponsor entered into the applicable voting agreement, in each case, with the applicable other parties thereto. See the section of this proxy statement/prospectus entitled “Agreements Relating to the Merger Agreement” for additional information. There were no discussions among EJFA, Pagaya or directors or officers of EJFA or Pagaya regarding post-closing employment or benefits for directors or officers prior to entering into the Merger Agreement, except in respect of the 2022 Plan.
On September 15, 2021, EJFA and Pagaya issued a joint press release announcing the execution of the Merger Agreement, which EJFA filed with a Current Report on Form 8-K. On September 16, 2021, EJFA filed a Current Report on Form 8-K filing the executed Merger Agreement, EJF Subscription Agreement, EJFA Voting Agreement and the Pagaya Voting Agreement and forms of other Transaction Agreements, and EJFA and Pagaya filed under Rule 425 the investor presentation prepared by members of EJFA’s and Pagaya’s management teams regarding Pagaya and the Transactions.
Between October 18, 2021 and December 8, 2021, Pagaya entered into additional Subscription Agreements with certain additional PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, such additional PIPE Investors collectively subscribed for 22.2 million Pagaya Class A Ordinary Shares for $10.00 per share, for an aggregate subscription price equal to $222.0 million.
The EJFA Board’s Reasons for the Merger
The EJFA Board, in evaluating the Transactions, consulted with EJFA’s management and financial and legal advisors. In reaching its unanimous resolutions on September 14, 2021 (i) that the Merger Agreement and the Transactions are in the best interests of EJFA and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Merger and the Transactions, the EJFA Board considered a range of factors, including, but not limited to, the factors discussed below. In recommending to shareholders in this proxy statement/prospectus that they adopt the Merger Agreement and approve the Merger and the Transactions, the EJFA Board again considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Transactions, the EJFA Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The EJFA Board viewed its decisions as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of EJFA’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”
The EJFA Board and EJFA’s management also considered the general criteria and guidelines that EJFA believed to be important in evaluating prospective target businesses as described in the prospectus for the EJFA IPO.
The EJFA Board also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for the EJFA IPO, EJFA stated that it intended to focus primarily on acquiring a company or companies that possess some or all of the following characteristics, although EJFA indicated that it may enter into a business combination with a target business that does not meet these criteria or guidelines:
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a fundamentally sound business that has a durable business model with the ability to successfully navigate an economic downturn, changes in the industry landscape, social sustainability trends and evolving regulatory environment, yet is not deeply distressed nor has a negative industry outlook;

•	can benefit from the vast network, experience, reputation and guidance of the EJFA management team, advisors and board of directors as well as affiliation with, and endorsement of, EJFA;
•	has a defensible market position and demonstrated differentiated competitive advantages with high barriers to entry against new competitors;
•	has recurring, predictable revenues and a history of, or the near-term potential to, generate stable and sustainable free cash flow;
•	exhibits unrecognized value, desirable returns on capital, and a need for capital to achieve the company’s growth strategy;
•	has the potential for strong and continued growth both organically and through add-on acquisitions;
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is at an inflection point and would benefit from a catalyst such as incremental capital, innovation through new operational practices and application of innovative financial services technologies, product creation or additional management expertise;

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has publicly traded comparable companies that operate in a similar industry sector or that have similar operating metrics which may help establish that the valuation of our initial business combination is attractive relative to such public peers; and

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is positioned to be a publicly traded company and can benefit from being a publicly traded company, with access to broader and more efficient capital markets, to drive improved financial performance and achieve the company’s business strategy.

In considering the Transactions, the EJFA Board determined that the Transactions were an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.
The EJFA Board considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Merger Agreement and the Transactions, and to recommend to shareholders in this proxy statement/prospectus that they adopt the Merger Agreement and approve the Merger and the Transactions, including, but not limited to, the following material factors:
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Redemption Rights. If the Transactions close, holders of EJFA Public Shares may have all or any portion of their shares redeemed for cash, regardless of whether they vote for or against the Business Combination Proposal. This redemption option will allow each holder of EJFA Public Shares to choose whether or not to invest in Pagaya. This is an important decision, particularly given certain post-signing developments as noted in the negative factors, uncertainties and risks described below. If the Transactions fail to close, this redemption option will not be available until EJFA finds and closes an alternative transaction in the future, which could take substantial time and may never occur. Given the state of the market, there are a more limited number of targets available for SPACs, and it will be more difficult for EJFA to identify and close an alternative transaction.
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Business Model. Pagaya is a financial technology company that the EJFA Board considers to be well-positioned to reshape the lending marketplace by using machine learning, big data analytics, and sophisticated AI-driven credit and analysis technology.

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Competitive Landscape. Pagaya is an early mover in using machine learning and other sophisticated data analysis techniques to assist its Partners in credit decisions and therefore the EJFA Board believes that Pagaya enjoys a competitive advantage. The EJFA Board believes that Pagaya’s proprietary AI solutions and Partner relationships provide a strong differentiating factor from other competitors.

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Technology and AI. Pagaya’s business is driven by its proprietary AI and deep bench of data scientists. Pagaya has a highly accomplished technology and data team with a track record of innovation that the EJFA Board believes is likely to further drive Pagaya’s success.

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Pagaya Management Team. Led by its Co-Founder and Chief Executive Officer Gal Krubiner, Co-Founder and Chief Technology Officer Avital Pardo, Co-Founder and Chief Revenue Officer Yahav Yulzari, and Chief Financial Officer Michael Kurlander, the EJFA Board believes that Pagaya has built a strong management team with extensive experience in the fintech space.

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Pagaya’s Business Performance. Pagaya has quickly achieved scale with its products and continues to demonstrate growth that the EJFA Board considers to be impressive, especially given that Pagaya’s business was founded only four years ago. Pagaya out-performed its 2021 projections for network volume by 11.4%. Additionally, Pagaya out-performed its 2021 projections for total revenue by 16.6%.

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EJFA and Pagaya Combination Benefits. The EJFA Board believes that Pagaya’s public company status following the consummation of the Transactions, combined with the capital expected to be provided from the PIPE Investment, should provide Pagaya with substantial support for further scaling its network. The EJFA Board further believes that EJFA’s leadership in the financial services space will help Pagaya further grow and identify attractive partnerships.

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Long-Term Intrinsic Value Potential. Because of the abovementioned factors, among others, the EJFA Board believes that Pagaya has attractive long term intrinsic value potential because of its growth potential, the importance of financial services in the U.S., the inefficiencies of such financial markets and Pagaya’s advanced technology.

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PIPE Commitments. At the time the Transactions were announced, Pagaya received a commitment for a $200 million PIPE Investment from the EJF Investor. Post-announcement, Pagaya received additional commitments for PIPE Investments from other investors which reduced the foregoing commitment of the EJF Investor. In total, Pagaya has $350 million in aggregate of binding commitments as of the date of this proxy statement/prospectus. The EJFA Board believes that Pagaya will be able to utilize the proceeds of the PIPE Investments to further invest in its business.

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Due Diligence. EJFA conducted due diligence examinations of Pagaya, including financial, accounting, tax, legal (including corporate governance, indebtedness, real property, intellectual property, executive compensation and labor, anti-trust/regulatory, litigation and asset management), industry, data science/artificial intelligence, management background and technical due diligence.

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Lock-Up. Following the Closing, all shares of the post-Closing combined company issued to the Pagaya Equity Holders (including those issued to the Co-Founders of Pagaya) will be subject to a lock-up period of between 90 days and 12 months depending, among other things, upon whether the shares of the post-Closing combined entity trade for over $12.50 for any 20 trading days within a 30 consecutive trading day period on the principal securities exchange or securities market on which the Pagaya Class A Ordinary Shares are then traded or quoted for purchase and sale (anticipated to be Nasdaq).

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Fairness Opinion. The Opinion delivered by Duff & Phelps to the EJFA Board to the effect that, as of September 14, 2021 and based upon and subject to the assumptions made, scope of analysis considered, matters evaluated and other qualifications and limitations set forth therein, the Merger Consideration to be paid to the EJFA Shareholders (excluding the Excluded Shareholders) pursuant to the Transactions was fair, from a financial point of view, to such EJFA Shareholders.

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Other Alternatives. The EJFA Board believed, after a thorough review of other business combination opportunities reasonably available to EJFA, that the proposed Transactions represented the best potential business combination for EJFA that was currently available in the market at the time the Transactions were announced.

The EJFA Board also considered a variety of negative factors, uncertainties and risks, including, but not limited to, the following:
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Adjusted EBITDA Less than Previously Projected. Although Pagaya exceeded the projections set out in the section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information of Pagaya” for network volume and total revenue for the fiscal year ended December 31, 2021, it did not meet its projections for Adjusted EBITDA for that period. Specifically, Pagaya’s actual Adjusted EBITDA for the fiscal year ended December 31, 2021 was approximately 27% lower than the projected amounts for that period. In addition, for the quarter ended March 31, 2022, based on currently available information, Adjusted EBITDA is approximately $4 million, reflecting the impact of (i) costs related to hiring to support Pagaya’s future growth initiatives, including expanding its research and development team and significantly expanding its senior team to take advantage of incremental Partner opportunities, and (ii) recent changes in macroeconomic conditions, including rising interest rates and the increased cost of capital. For more information, please see the section of this proxy statement/prospectus entitled “Pagaya’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

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Increased Uncertainty Regarding Future Adjusted EBITDA. Given that Pagaya’s actual Adjusted EBITDA for the fiscal year ended December 31, 2021 was less than previously projected, and that Pagaya’s actual expenses for that period and for the quarter ended March 31, 2022 were greater than previously projected, it is likely that Pagaya’s actual EBITDA for the fiscal year ending December 31, 2022 and other future periods will be less than previously projected. Pagaya expects full year 2022 revenue and other income and Adjusted EBITDA to be consistent with the financial performance currently expected for the quarter ended March 31, 2022, which would result in higher revenue and other income and significantly lower Adjusted EBITDA for 2022 than the prospective financial information, dated as of September 15, 2021, set out in the section of this proxy statement/prospectus entitled “Unaudited Prospective Financial Information of Pagaya”.

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Decline in Peer Valuations. At the time the Transactions were announced, the EJFA Board believed the valuation of the Transactions was attractive, including in comparison to competitor firms. However, since the Transactions were announced, the valuation of peer firms has declined dramatically and the overall macroeconomic landscape has changed meaningfully.

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Uncertainty Regarding Post-Closing Trading Price and Float. Given the foregoing, the EJFA Board believes that there is a meaningful risk that Pagaya’s Class A Ordinary Shares may trade below $10.00 per share immediately post-Closing, and that a substantial percentage of holders of EJFA Public Shares may choose to redeem their shares rather than remain invested in Pagaya.

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Lack of Operating History. Pagaya was founded only four years ago. Thus, although it has shown impressive performance over that period, Pagaya does not have a long and proven operating history. In particular, Pagaya has not operated its business during a credit downturn.

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Valuation Depends on Future Performance. The valuation of Pagaya agreed to in the Transactions depended in large part on Pagaya’s performance in calendar years 2021, 2022 and 2023. Although the EJFA Board believed that this valuation was fair at the time the Transactions were announced, and received the Opinion from Duff & Phelps confirming, as of September 14, 2021 and based upon and subject to the assumptions made, scope of analysis considered, matters evaluated and other qualifications and limitations set forth therein, that from a financial point of view, the Merger

Consideration to be paid to the EJFA Shareholders (excluding the Excluded Shareholders) in connection with the Merger is fair to such EJFA Shareholders, there is risk that, if Pagaya does not perform as was expected, the valuation used in the Transactions may not reflect the fair market value of Pagaya at the time of Closing.
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Public Company Readiness. While the EJFA Board believes Pagaya has a strong management team, the management team has limited experience managing a public company. Additionally, Pagaya management and Pagaya’s infrastructure will need to mature quickly to support Pagaya as a public company.

•	Execution of Growth Plan. Pagaya has a strong pipeline with large regional and money center banks, but slower sales conversion could delay the continued strong growth rate.
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Access to Funding. Pagaya has secured diversified funding access with multiple Financing Vehicles, but these sources need to expand materially in the future to allow Pagaya to execute on its aggressive growth strategy across asset classes and with larger partners.

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Consumer Credit and Macroeconomic Conditions. Consumer credit performance received a boost, with extended government support in the form of credits and unemployment payments, but performance in the coming years is dependent on a robust economic recovery.

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Limitations of Due Diligence. Although EJFA conducted due diligence on Pagaya, the scope of its review was limited by the time available, the materials provided by Pagaya and the inherent uncertainties in any due diligence process. Accordingly, there can be no assurance that EJFA discovered all material issues that may be present with regard to Pagaya’s business, or that factors outside of EJFA’s or Pagaya’s control will not later arise.

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Difficulty in Protecting, Maintaining and Enforcing Intellectual Property and other Proprietary Rights. Pagaya relies on AI and other proprietary data analysis techniques to assist its Partners in making credit decisions. This technology is core to Pagaya’s business. Pagaya may be unable to sufficiently, and it may be difficult and costly to, obtain, maintain, protect, or enforce its intellectual property and other proprietary rights effectively. As such, it is possible that competitors could develop similar or superior technology, or key personnel at Pagaya could leave the business and use their personal knowledge in a competitive fashion.

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Changes in Regulations. EJFA conducted diligence prior to announcement of the Transactions into Pagaya’s operations based on the current regulatory landscape, but legislation and regulations that affect Pagaya’s core business may change.

•	Closing Conditions. The fact that the completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within EJFA’s control.
•	Liquidation of EJFA. The risks and costs to EJFA if the Transactions are not completed, including the risk of diverting management focus and resources from other business combination opportunities.
•	Litigation. The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger.
•	Fees and Expenses. The fees and expenses associated with completing the business combination.
•	Additional Risks and Uncertainties. The EJFA Board also considered other risks of the type and nature described under the section of this proxy statement/prospectus entitled “Risk Factors.”
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Interests of Certain Persons. Some directors, officers and advisors of EJFA (and their permitted transferees) and the Sponsor may have interests in the Transactions, including via EJFA founder shares or anticipated membership on the Pagaya Board following the consummation of the Merger. See the sections titled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Special Meeting of EJFA Shareholders—Interests of EJFA’s Officers and the EJFA Board in the Transactions.” The EJF Investor will participate in the purchase of PIPE Shares from Pagaya at the closing of the Transactions, and certain of EJFA's directors and officers are affiliated with the EJF Investor. This investment may create an actual or perceived conflict of interest. See the section titled “Questions and Answers about the Transactions and the Special Meeting —Q:

What is the PIPE Investment?” EJFA’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the EJFA Board, the Merger Agreement and the transactions contemplated therein, including the Merger. The EJFA Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the EJFA IPO or included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by EJFA with any other target business or businesses or (iii) a significant portion of the Merger Consideration issuable to EJFA’s directors and executive officers was structured to be realized based on future share performance;
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Business Combination Opportunities. Each of EJFA’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. EJFA’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to EJFA and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in EJFA’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to EJFA. The EJFA Memorandum and Articles of Association provide that, to the maximum extent permitted by applicable law, EJFA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of EJFA, on the one hand, and EJFA, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and EJFA waives any claim or cause of action it may have in respect thereof. EJFA does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Merger; and

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Other Risks. Various other risks associated with Pagaya’s business and the Merger, as described in the section of this proxy statement/prospectus entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

On September 14, 2021, the EJFA Board concluded that the potential benefits that it expected EJFA and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Transactions. Accordingly, the EJFA Board unanimously determined that the Merger Agreement and the Transactions were in the best interests of EJFA and its shareholders. Similarly, in recommending to shareholders in this proxy statement/prospectus that they adopt the Merger Agreement and approve the Merger and the Transactions, the EJFA Board again concluded that the potential benefits that it expected EJFA and its shareholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Transactions.
Miscellaneous
Under the terms of Duff & Phelps’s engagement, EJFA has agreed to pay Duff & Phelps for its financial advisory services in connection with the Merger an aggregate fee currently estimated to be approximately $800,000, a portion of which became payable upon delivery of the Opinion and a portion of which will become payable only if the Merger is consummated. In addition, EJFA has agreed to indemnify Duff & Phelps against certain claims and liabilities related to or arising out of its engagement.
EJFA selected Duff & Phelps as its financial advisor in connection with the Merger based on Duff & Phelps’s reputation and experience. Duff & Phelps is a nationally recognized investment banking firm which provides capital raising, mergers and acquisitions transaction and other strategic advisory services to corporate users. The Opinion was approved by a Duff & Phelps fairness opinion committee.
Satisfaction of 80% Test
It is a requirement under the EJFA Memorandum and Articles of Association and Nasdaq rules that any business or businesses acquired by EJFA have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial business combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Merger Agreement with Pagaya was approximately $287.575 million and 80% thereof represents approximately $230 million. In determining whether the 80% requirement was met, rather than relying on any one factor, the EJFA Board concluded that it was appropriate to base such valuation on all of the qualitative factors described in this section and the sections of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal—The EJFA Board’s Reasons for the Merger” and “Proposal One—The Business Combination Proposal—Recommendation of the EJFA Board” as well as quantitative factors, such as the anticipated implied enterprise value of the post-Closing combined company being approximately $8.5 billion with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Transactions described herein, the EJFA Board determined that the foregoing 80% fair market value requirement was met. The EJFA Board believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the EJFA Board to vote in favor of approval of the Business Combination Proposal, EJFA Shareholders should keep in mind that the Sponsor and EJFA’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of EJFA Shareholders generally. In particular:
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If the Merger with Pagaya or another business combination is not consummated by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), EJFA will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding EJFA Public Shares for cash and, subject to the approval of its remaining shareholders and the EJFA Board, dissolving and liquidating. On the other hand, if the Merger is consummated, each outstanding EJFA Ordinary Share will be converted into one Pagaya Class A Ordinary Share, subject to adjustment as described herein.

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If EJFA is unable to complete a business combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by EJFA for services rendered or contracted for or products sold to EJFA. If EJFA consummates a business combination, on the other hand, EJFA will be liable for all such claims.

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The Sponsor and EJFA’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EJFA’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EJFA fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, EJFA may not be able to reimburse these expenses if the Merger or another business combination is not completed by March 1, 2023 (or such later date as may be approved by EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association). As of the Record Date, the Sponsor and EJFA’s officers and directors and their affiliates had incurred approximately $1,914,370.00 of unpaid reimbursable expenses.

•
The Merger Agreement provides for the continued indemnification of EJFA’s current directors and officers and the continuation of directors and officers liability insurance covering EJFA’s current directors and officers.

•
Subject to Pagaya’s consent in accordance with the Merger Agreement, the Sponsor and EJFA’s officers and directors (or their affiliates) may make loans from time to time to EJFA to fund certain capital requirements. Loans may be made after the date of this proxy statement/prospectus. If the Merger is not consummated, the loans will not be repaid and will be forgiven except to the extent there are funds available to EJFA outside of the Trust Account.

•
Emanuel Friedman will be a member of the Pagaya Board following the Closing and, therefore, in the future Mr. Friedman will receive any cash fees, stock options or stock awards that the Pagaya Board determines to pay to its non-executive directors.

•	The EJF Investor will participate in the purchase of PIPE Shares from Pagaya at the closing of the Transactions, and certain of EJFA’s directors and officers are affiliated with the EJF Investor.
•
Duff & Phelps, a Kroll Business, rendered the Opinion to the EJFA Board, for which it will receive a fee from EJFA. A portion of such fee was payable upon delivery of the Opinion and a portion is payable upon and subject to the Closing.

•
Pagaya, EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed the Expenses Excess Amount, a number of EJFA Class B Ordinary Shares will be forfeited for no Merger Consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.

•
Certain directors and officers of EJFA, as well as certain partners and employees of EJF Capital, hold equity interests in the Sponsor, and thus have an interest in the business combination transaction that is not the same as the majority of EJFA Shareholders, who do not hold equity interests in the Sponsor.

•
In connection with the consummation of the business combination, the Sponsor, EJFA, Pagaya and certain equityholders of Pagaya will enter into a new Registration Rights Agreement, which will, among other things, provide that the Sponsor and certain equity holders will have a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations.

•
Each of EJFA’s directors and officers presently has fiduciary or contractual obligations to other entities pursuant to which such officer or director is required to present a business combination opportunity to such entity. EJFA’s directors and officers also may have become aware of business combination opportunities which may have been appropriate for presentation to EJFA and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should have been presented. These conflicts may not have been resolved in EJFA’s favor and such potential business combination opportunities may have been presented to other entities prior to their presentation to EJFA. The EJFA Memorandum and Articles of Association provide that, to the maximum extent permitted by applicable law, EJFA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter (i) which may be a business combination opportunity for an entity related to a director or officer of EJFA, on the one hand, and EJFA, on the other, or (ii) the presentation of which would breach an existing legal obligation of a director or officer to another entity, and EJFA waives any claim or cause of action it may have in respect thereof. EJFA does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors or waiver of corporate opportunity materially affected its search for an acquisition target nor will materially impact its ability to complete the proposed Merger.

These financial interests of the officers and directors may have influenced their decision to approve the Merger. You should consider these interests when evaluating the Transactions and the recommendation of the proposal to vote in favor of the Business Combination Proposal to be presented to EJFA Shareholders.
Anticipated Accounting Treatment of the Merger
The Merger will be treated as follows:
•	The exchange of shares held by Pagaya Shareholders will be accounted for as a recapitalization in accordance with U.S. GAAP.
•
The Merger is not within the scope of ASC 805 since EJFA does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Pagaya Ordinary Shares issued and the fair value of EJFA’s identifiable net assets will be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Pagaya Ordinary Share issued to EJFA Shareholders is equal to the fair value of each individual Pagaya Ordinary Share issued to pre-Closing Pagaya Shareholders resulting from the $8.5 billion enterprise value assigned to Pagaya in the Merger Agreement.

•	The PIPE Investment will result in the issuance of Pagaya Class A Ordinary Shares, leading to an increase in Pagaya Ordinary Shares, par value and additional paid-in capital.
Regulatory Matters
The completion of the Transactions is not subject to any federal or state regulatory requirement or approval, other than with respect to U.S. federal securities laws, the filing of required notifications and the expiration or termination of the required waiting periods under the HSR Act (which waiting period expired on November 12, 2021) and filings with the Registrar of Companies in the Cayman Islands necessary to effectuate the Merger.
Vote Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting. The Transactions will not be consummated if EJFA has less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions.
Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
The approval of the Business Combination Proposal is a condition to the consummation of the Transactions. If the Business Combination Proposal is not approved, the other proposals (except an Adjournment Proposal, as described below) will not be presented to the EJFA Shareholders for a vote.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that EJF Acquisition Corp.’s (“EJFA”) entry into the Agreement and Plan of Merger, dated as of September 15, 2021 (the “Merger Agreement”), by and among EJFA, Pagaya Technologies Ltd. (“Pagaya”) and Rigel Merger Sub Inc. (“Merger Sub”), a copy of which is attached as Annex A to this proxy statement/prospectus, pursuant to which, among other things, Merger Sub will merge with and into EJFA, with EJFA surviving the merger as a wholly-owned subsidiary of Pagaya, which will become the parent/public company following the business combination, in accordance with the terms and subject to the conditions of the Merger Agreement, and the transactions contemplated by the Merger Agreement, be approved, ratified and confirmed in all respects.”
Recommendation of the EJFA Board
THE EJFA BOARD UNANIMOUSLY RECOMMENDS THAT THE EJFA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
Resale of Pagaya Class A Ordinary Shares
The Pagaya Class A Ordinary Shares to be issued to EJFA Shareholders in connection with the Merger will be freely transferable under the Securities Act except for (i) certain shares subject to lock-up or other transfer restrictions in connection with the Transactions, and (ii) shares issued to any shareholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of EJFA immediately prior to the Effective Time or an “affiliate” of Pagaya following the Merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Pagaya or EJFA (as appropriate) and may include the executive officers, directors and significant Pagaya Shareholders or EJFA Shareholders (as appropriate).
Stock Exchange Listing of Pagaya Class A Ordinary Shares and Warrants
Pagaya will use commercially reasonable efforts to cause, prior to the Effective Time, the Pagaya Class A Ordinary Shares and the Pagaya Warrants issuable in accordance with the Merger Agreement, including in the Merger, to be approved for listing on Nasdaq (and EJFA will reasonably cooperate in connection therewith)

under the symbols “PGY” and “PGYWW”, respectively, subject to official notice of issuance. Approval of the listing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by Pagaya and EJFA) of the Pagaya Class A Ordinary Shares as well as the Pagaya Warrants (subject to official notice of issuance) is a condition to each party’s obligation to consummate the Merger.
Delisting and Deregistration of EJFA Ordinary Shares
If the Merger is completed, the EJFA Class A Ordinary Shares and EJFA Public Warrants will be delisted from the Nasdaq Capital Market and will be deregistered under the Exchange Act.
Post-Closing Combined Company Status as a Foreign Private Issuer under the Exchange Act
As of the date hereof, Pagaya expects to qualify as a “foreign private issuer” (under SEC rules) following the consummation of the Merger. Consequently, upon consummation of the Merger, the post-Closing combined company will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The post-Closing combined company will be required to file its annual report on Form 20-F for the year ending December 31, 2022 with the SEC by April 30, 2023. In addition, the post-Closing combined company will furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by the post-Closing combined company in Israel or that is distributed or required to be distributed by the post-Closing combined company to its shareholders.
Based on its foreign private issuer status, the post-Closing combined company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act. The post-Closing combined company will also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information, nor with SEC rules relating to proxy solicitation in connection with shareholder meetings and presentation of shareholder proposals. In addition, among other matters, the post-Closing combined company officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pagaya Class A Ordinary Shares.
Given the substantial number of Pagaya Class A Ordinary Shares that Pagaya will issue in the Merger to EJFA Shareholders who are U.S. residents and the prospective increased U.S.-oriented profile of the post-Closing combined company’s officers and directors, assets and business administration, it is possible that the post-Closing combined company will lose its status as a foreign private issuer after the Merger. If that happens, the post-Closing combined company will no longer be exempt from such rules and, among other things, will be required to file quarterly reports on Form 10-Q containing interim financial statements as if it were a company incorporated in the United States, as well as annual reports on Form 10-K. The post-Closing combined company’s qualification for foreign private issuer status will be tested again as of June 30, 2022 (the final Business Day of the second fiscal quarter in 2022) to determine whether the post-Closing combined company will instead be subject to the reporting requirements applicable to U.S. companies registered under the Exchange Act beginning at the start of 2023. If it no longer meets the definition of a “foreign private issuer” as of that test date, the post-Closing combined company will be required to (a) file its annual report for the year ended December 31, 2022 on Form 10-K (rather than on Form 20-F) within the timeframe set for such filing by U.S. domestic filers of similar filer classification, (b) begin to file a quarterly report on Form 10-Q for the quarter ending March 31, 2023, and (c) continue to file quarterly reports with the SEC thereafter. If the post-Closing combined company maintains its qualification as a foreign private issuer as of June 30, 2022, it will be required to re-examine such qualification on June 30 of each following year. Upon determining on June 30 of any given year that such qualification had been lost, the consequences above will apply from the beginning of the following year.
Post-Closing Combined Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications
As of the date hereof, Pagaya is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, it is expected that the post-Closing combined company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in the post-Closing combined company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the post-Closing combined company’s securities less attractive as a result, there may be a less active trading market for the post-Closing combined company’s securities and the prices of the post-Closing combined company’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The post-Closing combined company is expected to elect not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the post-Closing combined company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the post-Closing combined company’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
The post-Closing combined company will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the post-Closing combined company’s initial public offering, (b) in which the post-Closing combined company’s has total annual gross revenue of at least $1.07 billion, or (c) in which the post-Closing combined company is deemed to be a large accelerated filer, which means the market value of the post-Closing combined company’s common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which the post-Closing combined company has issued more than $1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

PROPOSAL TWO—THE MERGER PROPOSAL
The Merger Proposal, if approved, will authorize the Plan of Merger.
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the Effective Time, Merger Sub will be merged with and into EJFA, with EJFA surviving the Merger as a wholly-owned subsidiary of Pagaya. See the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal” for a description of the Merger and its structure as it relates to the Transactions.
A copy of the Plan of Merger substantially in the form to be adopted is attached as Exhibit F to the Merger Agreement, which is attached to this proxy statement/prospectus as Exhibit F to Annex A.
Required Vote
The approval of the Merger Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two thirds of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
The approval of the Merger Proposal is a condition to the consummation of the Transactions.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that the Plan of Merger be authorized, approved and confirmed in all respects, that EJF Acquisition Corp. be and is hereby authorized to enter into the Plan of Merger, and that the merger of Rigel Merger Sub Inc. with and into EJF Acquisition Corp., with EJF Acquisition Corp. surviving the merger as a wholly-owned subsidiary of Pagaya Technologies Ltd., be authorized, approved and confirmed in all respects.”
Recommendation
THE EJFA BOARD UNANIMOUSLY RECOMMENDS THAT EJFA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL THREE—THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the EJFA Board to adjourn the Special Meeting to a later date or dates, if necessary. The Adjournment Proposal, to the extent that it is voted on at the Special Meeting, may be proposed as the first resolution at the Special Meeting. In no event will EJFA solicit proxies to adjourn the Special Meeting or consummate the Transactions beyond the date by which it may properly do so under the EJFA Memorandum and Articles of Association and the laws of the Cayman Islands. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the meeting and is not approved by the shareholders, the EJFA Board may not be able to adjourn the Special Meeting to a later date or dates. In such event, the Transactions may not be completed.
Required Vote
The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of EJFA Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on a particular proposal.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Special Meeting to a later date or dates be approved: (A) to the extent necessary to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to shareholders, (B) in order to solicit additional proxies from shareholders in favor of one or more of the proposals at the Special Meeting, or (C) to seek withdrawals of redemption requests from shareholders.”
Recommendation
THE EJFA BOARD UNANIMOUSLY RECOMMENDS THAT EJFA SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Merger. The legal rights and obligations of the parties to the Merger Agreement are governed by the specific language of the Merger Agreement, and not this summary.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure letters, which are referred to herein as the “Pagaya Disclosure Letter,” in the case of Pagaya’s disclosure letter, and the “EJFA Disclosure Letter,” in the case of EJFA’s disclosure letter, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Merger Agreement rather than for the purpose of establishing matters as facts. EJFA and Pagaya do not believe that either the Pagaya Disclosure Letter or the EJFA Disclosure Letter contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger Agreement may be, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about EJFA or Pagaya or any other matter.
Overview of the Transactions Contemplated by the Merger Agreement
Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that Pagaya will acquire EJFA by Merger Sub merging with and into EJFA, with EJFA continuing as the Surviving Company. As a result of the Merger, EJFA will become a wholly-owned subsidiary of Pagaya. At the Effective Time, the effect of the Merger will be as provided in the Merger Agreement, the Plan of Merger and the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of each of Merger Sub and EJFA will vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of Merger Sub and EJFA will become debts, liabilities, obligations and duties of the Surviving Company.
Closing of the Transactions
Unless EJFA and Pagaya otherwise mutually agree or the Merger Agreement is otherwise terminated pursuant to its terms, the Closing will take place no later than the second Business Day after the date on which all of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing). See “—Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to the Closing.
If the Closing does not occur by July 15, 2022 (the “Outside Date”), the Merger Agreement may be terminated by either EJFA or Pagaya. However, a party may not terminate the Merger Agreement pursuant to the provision described in this paragraph if such party’s action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such termination date and such action or failure to act constitutes a breach of the Merger Agreement. See “—Termination”.
Effects of the Transactions on Equity Interests of EJFA and Pagaya
Preferred Share Conversion
On the Closing Date, immediately prior to the Stock Split and the Effective Time, each Pagaya Preferred Share will be converted into one or more Pagaya Ordinary Shares, in accordance with Pagaya’s organizational documents.

Stock Split; Reclassification
Immediately following the Preferred Share Conversion but prior to the consummation of the PIPE Investment, each Pagaya Ordinary Share (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding immediately prior to the Effective Time will be converted (or made exchangeable or exercisable) into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share will have a value of $10.00 per share. Such conversion is referred to as the Stock Split. As part of such conversion, the Founders will each receive Pagaya Class B Ordinary Shares, which will carry voting rights in the form of 10 votes per share of Pagaya, and the other Pagaya Shareholders will receive Pagaya Class A Ordinary Shares, which will carry voting rights in the form of one vote per share of Pagaya, in accordance with Pagaya’s organizational documents. Such differentiation between the two classes of shares is referred to as the Reclassification, and together with the Preferred Share Conversion and the Stock Split, are referred to collectively as the Capital Restructuring. No fraction of a Pagaya Ordinary Share will be issued by virtue of the Stock Split, and each Pagaya Shareholder that would otherwise be so entitled to a fraction of a Pagaya Ordinary Share (after aggregating all fractional Pagaya Ordinary Shares that otherwise would be received by such shareholder) will instead be entitled to receive such number of Pagaya Ordinary Shares to which such shareholder would otherwise be entitled, rounded to the nearest whole Pagaya Ordinary Share.
Pursuant to the Merger Agreement, each Pagaya Option issued and outstanding as of the effective time of the Stock Split (the “Split Effective Time”) will, automatically and without any action on the part of any holder of such Pagaya Option or beneficiary thereof, become an option to purchase Pagaya Class A Ordinary Shares (each a “Continuing Pagaya Option”) subject to substantially the same terms and conditions as were applicable to such Pagaya Option immediately before the Split Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Pagaya Option shall be exercisable for that number of Pagaya Ordinary Shares equal to the product (rounded down to the nearest whole Pagaya Ordinary Share) of (1) the number of Pagaya Ordinary Shares, subject to the Pagaya Option immediately before the Split Effective Time multiplied by (2) the Split Factor; and (B) the per share exercise price for each Pagaya Ordinary Share issuable upon exercise of the Continuing Pagaya Option shall be equal to the quotient obtained by dividing (i) the exercise price per Pagaya Ordinary Share of such Pagaya Option immediately before the Split Effective Time by (ii) the Split Factor. However, the exercise price and the number of Pagaya Ordinary Shares purchasable under each Continuing Pagaya Option will, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder. Furthermore, (a) in the case of any Pagaya Option to which Section 422 of the Code applies, the exercise price and the number of Pagaya Ordinary Shares purchasable under such Continuing Pagaya Option will be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and (b) in the case of any Pagaya Option to which Section 102 of the ITO applies, the exercise price and the number of Pagaya Ordinary Shares purchasable under each Continuing Pagaya Option will be determined in a manner consistent with the 2022 Plan and in compliance with the requirements of the ITA.
Pagaya A&R Articles
On the Closing Date, immediately prior to the Reclassification, Pagaya will adopt the Pagaya A&R Articles.
Conversion of EJFA Securities
Pursuant to the Merger Agreement, each (i) EJFA Class B Ordinary Share issued and outstanding immediately prior to the Effective Time other than Excluded Shares, at the Effective Time and by virtue of the Merger and upon the terms and subject to the conditions set forth in the Merger Agreement, will no longer be outstanding and will be converted into the right of the holder thereof to receive one Pagaya Class A Ordinary Shares after giving effect to the Capital Restructuring, (ii) EJFA Class A Ordinary Share issued and outstanding immediately prior to the Effective Time other than Excluded Shares, at the Effective Time and by virtue of the Merger and upon the terms and subject to the conditions set forth in the Merger Agreement, will no longer be outstanding and will be converted into the right of the holder thereof to receive one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring and (iii) EJFA Warrant outstanding and unexercised immediately prior to the Effective Time will automatically and irrevocably be assumed by Pagaya and converted into a corresponding Pagaya Warrant exercisable for Pagaya Class A Ordinary Shares in accordance with the terms of the Amended and Restated Warrant Agreement (as defined in the Merger Agreement) entered into immediately prior to the Effective Time.

Immediately prior to the Effective Time, the EJFA Class A Ordinary Shares and the EJFA Public Warrants comprising each issued and outstanding EJFA Unit will be automatically separated and the holder thereof will be deemed to hold one EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant. No fractional EJFA Public Warrants will be issued in connection with such separation such that if a holder of such EJFA Units would be entitled to receive a fractional EJFA Public Warrant upon such separation, the number of EJFA Public Warrants to be issued to such holder upon such separation will be rounded down to the nearest whole number of EJFA Public Warrants.
At the Effective Time, by virtue of the Merger and without any action on the part of EJFA or any holders of EJFA Class A Ordinary Shares or EJFA Class B Ordinary Shares, all Excluded Shares will automatically be cancelled, and no Merger Consideration or other consideration will be delivered or deliverable in exchange therefor.
Conversion of Merger Sub Securities
At the Effective Time, all outstanding ordinary shares of Merger Sub will be cancelled in exchange for the right to receive, in the aggregate, one ordinary share of the Surviving Company, which will constitute the only outstanding ordinary share of the post-Closing combined company.
Covenants and Agreements
Conduct of Pagaya Business Prior to the Closing Date
Pagaya has agreed in the Merger Agreement that, during the period from the date of the Merger Agreement until the earlier of the Merger Agreement’s termination pursuant to its terms or the Closing, Pagaya will, and will cause its direct and indirect subsidiaries to, carry on in the ordinary course of business except to the extent otherwise agreed in writing by EJFA (such consent not to be unreasonably withheld, conditioned or delayed) or required by applicable legal requirements or any governmental entity or as reasonably necessary in light of COVID-19, or as expressly permitted by the Merger Agreement or any of the other agreements entered into as part of the Transactions or as set forth in the Pagaya Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the restrictions on Pagaya and its subsidiaries listed in the following paragraph will constitute a breach of the Merger Agreement unless such action or failure to take action would constitute a breach of such provision listed below and a breach of the restrictions in the prior sentence.
In addition to the general covenant above, Pagaya has agreed in the Merger Agreement that, except as EJFA has consented to in writing, as required by applicable legal requirements or any governmental entity or as reasonably necessary in light of COVID-19, as expressly required, permitted or contemplated by the Merger Agreement or any of the other agreements entered into as part of the Transactions, or as set forth in the Pagaya Disclosure Letter, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing, Pagaya will not, and will cause each of its subsidiaries not to, do any of the following:
•
except for transactions solely among Pagaya and any of its subsidiaries, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, other equity securities or property) in respect of any share capital or other equity security of Pagaya or any of its subsidiaries (other than distributions made by any direct or indirect, wholly-owned subsidiaries of Pagaya to Pagaya or any of its other direct or indirect, wholly-owned subsidiaries) or (ii) grant, issue or sell, or authorize the grant, issuance or sale of, any share capital or equity security of Pagaya or any of its subsidiaries, other than grants to directors, officers, independent contractors and employees (including new hires) made subject to the terms of the Pagaya Share Plans;

•	grant any cash bonus, cash change in control award, cash transaction bonus, or analogous cash payment to any of the Founders or their affiliates in excess of $20 million in the aggregate;
•
amend its governing or organizational documents in any material respect other than to provide for grants of equity or equity-based compensation awards to directors, officers, independent contractors and employees made subject to the terms of the Pagaya Share Plans;

•
create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money incurred after the date of the Merger Agreement in excess of $500 million other than (i) indebtedness not to exceed $1.5 billion in the aggregate, for nonrecourse, warehouse-type debt incurred by Pagaya or any subsidiaries of Pagaya in the ordinary course of business (any such indebtedness, “Warehouse Debt”), (ii) guarantees of Warehouse Debt of any subsidiaries of Pagaya or guarantees by any subsidiaries of Pagaya of Warehouse Debt of Pagaya, (iii) any transaction between Pagaya or any of its direct or indirect, wholly-owned subsidiaries, on the one hand, and any other direct or indirect, wholly-owned subsidiary of Pagaya, on the other hand, (iv) indebtedness of Pagaya or any of its subsidiaries with liquidity providers, payment processors, funds, pooled investment vehicles or accounts managed, advised or sponsored by Pagaya or any of its subsidiaries that may be necessary for the ordinary course operation of the business of Pagaya or any of its subsidiaries and (v) any indebtedness, any guarantees of indebtedness or risk retention interest held by any funds, pooled investment vehicles or accounts managed, advised or sponsored by Pagaya or any of its subsidiaries in the ordinary course of business;
•
split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of Pagaya or any of its subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of Pagaya or any of its subsidiaries, except for (i) acquisitions of any share capital of Pagaya in connection with the “net-settlement” exercise of Pagaya Options, (ii) the acquisition by Pagaya or any of its subsidiaries of any restricted shares (other than pursuant to the foregoing subsection (i)) of Pagaya or its subsidiaries in connection with the forfeiture or cancellation thereof, and (iii) transactions between Pagaya and any wholly-owned subsidiary of Pagaya or between wholly-owned subsidiaries of Pagaya;

•	effect, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up of Pagaya;
•
(i) enter into or modify in any material respect any contract or other legally binding commitment between Pagaya or any of its subsidiaries, on the one hand, and a former, current or future direct or indirect equityholder, controlling persons, shareholders, optionholders, member, general or limited partner, affiliates, representative or a successor or assign of any such person, in each case of Pagaya or any of its subsidiaries, (each, a “Related Party”), on the other hand, other than such a contract or other legally binding commitment on arms-length terms or (ii) make any payment, distribution, loan or other transfer of value to any Related Party, other than (a) payments to employees in the ordinary course of business and (b) payments pursuant to the agreements set forth on the relevant section of the Pagaya Disclosure Letter;

•	change (or request to change) any material method of accounting for tax purposes other than in the ordinary course of business; or
•	agree in writing or otherwise agree, commit or resolve to take any of the actions prohibited by the foregoing restrictions.
Conduct of EJFA Business Prior to the Completion of the Closing Date
EJFA has agreed in the Merger Agreement that, during the period from the date of the Merger Agreement until the earlier of the Merger Agreement’s termination pursuant to its terms or the Closing, EJFA will carry on in the ordinary course of business except to the extent otherwise agreed in writing by Pagaya (such consent not to be unreasonably withheld, conditioned or delayed) or required by applicable legal requirements or any governmental entity or as reasonably necessary in light of COVID-19, or as expressly required, permitted or contemplated by the Merger Agreement or any of the other agreements entered into as part of the Transactions or as set forth in the EJFA Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to the restrictions on EJFA specifically listed in the following paragraph will constitute a breach of the Merger Agreement unless such action or failure to take action would constitute a breach of such provision listed below and a breach of the restrictions in the prior sentence.
In addition to the general covenant above, EJFA has agreed in the Merger Agreement that, except as Pagaya has consented to in writing, as required by legal requirements or any governmental entity or as reasonably necessary in light of COVID-19, as expressly required, permitted or contemplated by the Merger Agreement or any of the other agreements entered into as part of the Transactions, or as set forth in the EJFA Disclosure Letter, during the period from the date of the Merger Agreement and continuing until the earlier of the termination the Merger Agreement pursuant to its terms or the Closing, EJFA will not do any of the following:
•
declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any shares, warrant or other equity security or split, combine or reclassify any shares, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares or warrant, or effect any like change in capitalization;

•	purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of EJFA, Pagaya or any of the subsidiaries of Pagaya listed as such in the Pagaya Disclosure Letter;
•	acquire or establish any subsidiary;
•
grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such or equity securities or convertible or exchangeable securities;

•	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of EJFA;
•	amend its organizational or governing documents in any material respect;
•
voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties of EJFA;

•
(i) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money, other than intercompany debt and debt to effect any securitizations; (ii) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (iii) make a loan or advance to, or capital contribution or investment in, any person; (iv) issue any promissory notes to the Sponsor to the extent permitted by the Merger Agreement to meet the working capital needs of EJFA (such notes, “EJFA Working Capital Notes”); or (v) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

•	except as required by U.S. GAAP (or any interpretation thereof) or applicable legal requirements, make any change in accounting methods, principles or practices;
•	except in the ordinary course of business, (i) make, change or revoke any material tax election; or (ii) change (or request to change) any material method of accounting for tax purposes;
•	create any liens on any material property or material assets of EJFA;
•	liquidate, dissolve, reorganize or otherwise wind up the business or operations of EJFA;
•
enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of EJFA’s officers, directors, shareholders or other affiliates (other than EJFA’s subsidiaries), other than (i) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (ii) reimbursement for reasonable expenses;

•
hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement, in each case, other than in the ordinary course of business;

•	modify or amend the Trust Agreement, or enter into or amend any other agreement related to the Trust Account;

•
incur (or otherwise take any action that would reasonably be expected to incur) EJFA Transaction Costs in excess of $45 million; provided, that EJFA will not be in breach of this clause to the extent the Sponsor performs its obligations under the Side Letter Agreement;

•
other than in the ordinary course of business (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer other employee, consultant, freelancer, independent contractor or sub-contractor of EJFA, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of EJFA, or (iii) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of EJFA; or

•	agree in writing or otherwise agree, commit or resolve to take any of the actions prohibited by the foregoing restrictions.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements of EJFA, including, among other things, covenants and agreements relating to:
•
prior to the date on which this proxy statement/prospectus is declared effective by the SEC under the Securities Act (the “Proxy Statement/Prospectus Clearance Date”), setting the Record Date for determining the EJFA Shareholders entitled to attend the Special Meeting;

•	timely commencing a “broker search” in accordance with Rule 14a-12 of the Exchange Act;
•
promptly following the Proxy Statement/Prospectus Clearance Date, filing the definitive version of this proxy statement/prospectus with the SEC and causing this proxy statement/prospectus to be mailed to each EJFA Shareholder of record as of the Record Date;

•
as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly calling, giving notice of and holding the Special Meeting for the purpose of obtaining the EJFA Shareholder Approval, which meeting shall be held not more than 30 days after the Proxy Statement/Prospectus Clearance Date and in any event prior to the Outside Date;

•
using commercially reasonable efforts to obtain the EJFA Shareholder Approval, including by soliciting proxies as promptly as practicable in accordance with applicable legal requirements for the purpose of seeking the EJFA Shareholder Approval;

•
including in this proxy statement/prospectus the recommendation by the EJFA Board that the EJFA Shareholders vote to approve the Merger Agreement and the Transactions (including the Merger) and any other matters required by applicable legal requirements;

•
obligating the EJFA Board (and any committees or subgroups of the EJFA Board) not to (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, any previous recommendation of the Transactions or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any alternative acquisition proposal (in either case, a “Change in Recommendation”), except if, prior to receipt of the EJFA Shareholder Approval, the EJFA Board determines in good faith that it is required to do so in order to comply with fiduciary duties under applicable legal requirements of the Cayman Islands;

•
not postponing or adjourning the Special Meeting except (i) after consultation with Pagaya, to ensure that any supplement or amendment to this proxy statement/prospectus that the EJFA Board has determined in good faith is required by applicable legal requirements is disclosed and promptly disseminated to the EJFA Shareholders prior to the Special Meeting to the extent required by applicable legal requirements; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in this proxy statement/prospectus), there are insufficient EJFA Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; (iii) to seek withdrawals of redemption requests from the EJFA Shareholders if EJFA or Pagaya reasonably expects that the Available Cash Condition (as defined below) would not be satisfied at the Closing; or (iv) in order to solicit additional proxies from the EJFA Shareholders for purposes of obtaining approval of the EJFA Shareholder Matters; provided that in the event of a postponement or adjournment pursuant to the foregoing clauses (i) or (ii) the Special Meeting will be reconvened as promptly as practicable, to the extent permitted under the EJFA Memorandum and Articles of Association, following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of Pagaya, in no event will EJFA adjourn the Special Meeting for more than fifteen days later than the most recently adjourned meeting or to a date that is beyond four Business Days prior to the Outside Date; and, provided, further, that in no event will EJFA be required to postpone or adjourn the Special Meeting more than three times;
•
from the date of the Merger Agreement until the Closing, affording Pagaya and its financial advisors, accountants, counsel and other representatives reasonable access during EJFA’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of EJFA, as Pagaya may reasonably request solely for purposes of facilitating the consummation of the Transactions provided that such access (i) will be subject to the confidentiality agreement between the parties, (ii) will be conducted in a manner not to materially interfere with the business or operations of EJFA, and (iii) may be limited to the extent EJFA reasonably determines, in light of COVID-19 and related measures, that such access could jeopardize the health and safety of any employee of EJFA or the Sponsor;

•
from the date of the Merger Agreement, using its commercially reasonable efforts to ensure that EJFA remains listed as a public company on, and for EJFA Class A Ordinary Shares and EJFA Public Warrants (but, in the case of EJFA Public Warrants, only to the extent issued as of the date of the Merger Agreement) to be listed on, the Nasdaq Capital Market;

•
prior to the Closing Date, cooperating with Pagaya and using commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the EJFA Class A Ordinary Shares and EJFA Public Warrants to be delisted from the Nasdaq Capital Market and deregistered under the Exchange Act as soon as practicable following the Effective Time;

•
reasonably cooperating in connection with Pagaya’s efforts to cause the Pagaya Class A Ordinary Shares and the Pagaya Warrants issuable in accordance with the Merger Agreement, including in the Merger, to be approved for listing on Nasdaq;

•
from the date of the Merger Agreement through the Closing, using commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable legal requirements;

•
(i) causing the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the termination letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”); and (ii) making all appropriate arrangements to cause Continental to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to each EJFA Shareholder who properly elects to have such EJFA Shareholder’s EJFA Class A Ordinary Shares redeemed for cash in accordance with the provisions of EJFA’s governing and organizational documents; (B) to pay all EJFA Transaction Costs and (C) immediately thereafter, paying all remaining amounts then available in the Trust Account to EJFA in accordance with the Trust Agreement;

•
purchasing a pre-paid “tail” or “runoff” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement, covering each person that is covered by EJFA’s directors’ and officers’ liability insurance policies in effect as of the date of the Merger Agreement on terms and conditions, including retentions and amounts, no less favorable in the aggregate than those of EJFA’s directors’ and officers’ liability insurance policies in effect on the date of the Merger Agreement for the six year period following the Closing;

•	reasonably cooperating as necessary with Pagaya with respect to Pagaya’s filing any tax return or other document with respect to any Transfer Taxes (as defined below);
•	on the Closing Date, providing Pagaya with a Foreign Investment in Real Property Tax Act certificate;

•
prior to the Effective Time, the EJFA Board taking all reasonable steps as may be required or permitted to cause any disposition of the EJFA Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Merger by each director and officer of EJFA who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to EJFA to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters; and

•	at the Closing, repaying all amounts owed under the EJFA Working Capital Notes, if any
The Merger Agreement contains other covenants and agreements of Pagaya, including, among other things, covenants and agreements relating to:
•
Pagaya and/or its subsidiary Pagaya USHoldco, agreeing to, as promptly as reasonably practicable following the date of the Merger Agreement, send a notice to each Advisory Client (as defined in the Merger Agreement) informing such Advisory Client of the transactions contemplated by the Merger Agreement and use their respective commercially reasonable efforts to seek the consent of each such Advisory Client, in accordance with the requirements of its Advisory Contract (as defined in the Merger Agreement) and applicable law, to the “assignment” (as defined in the Investment Advisers Act) of such Advisory Contract resulting from the change in ownership of Pagaya USHoldco upon the consummation of the Transactions (it being understood that, except to the extent the applicable Advisory Contract or applicable law requires consent to such assignment to be obtained in writing, the implied or “negative” consent of the applicable Advisory Client to such assignment will be deemed sufficient);

•
filing with the SEC (i) a registration statement on Form F-4 for the purpose of registering under the Securities Act the offer and sale of the Pagaya Class A Ordinary Shares to be issued as Merger Consideration and the Pagaya Warrants and (ii) this proxy statement/prospectus;

•
as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly calling, giving notice of and holding a special meeting of the Pagaya Shareholders (the “Pagaya Special Meeting”) for the purpose of obtaining the approval of the Pagaya Shareholder Matters, which meeting shall be held not more than 30 days after the Proxy Statement/Prospectus Clearance Date and in any event prior to the Outside Date;

•
using commercially reasonable efforts to obtain the Pagaya Shareholder Approval, including by soliciting proxies as promptly as practicable in accordance with applicable legal requirements for the purpose of seeking the Pagaya Shareholder Approval;

•	at the appropriate time prior to or during the Pagaya Special Meeting, the Pagaya Board recommending that the Pagaya Shareholders approve the Pagaya Shareholder Matters;
•
obligating the Pagaya Board (and any committees or subgroups of the Pagaya Board) not to make a Change in Recommendation, except if, prior to receipt of the Pagaya Shareholder Approval, the Pagaya Board is required to do so by their fiduciary duties under Israeli Law;

•
preparing and filing with the ITA an application to receive the Merger Consideration Tax Ruling (as defined in the Merger Agreement) and the Capital Restructuring Tax Ruling (as defined in the Merger Agreement) (the “Specified Tax Approvals”) as promptly as practicable (and in any event within 10 Business Days) following the date of the Merger Agreement; using commercially reasonable efforts to obtain the Specified Tax Approvals; not filing any Specified Filings (as defined below) without first consulting with EJFA’s Israeli counsel and granting it the opportunity to review, comment on and approve such filing; and keeping EJFA and its Israeli counsel reasonably updated of any discussions, meetings, significant conference calls, material correspondences and any exchange of drafts with the ITA relating to the Specified Filings or the Specified Tax Approvals;

•
if either the Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling is obtained, promptly providing to EJFA a copy of such Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling, as applicable, including a copy of any executed consent letter delivered to the ITA in accordance with the provisions of such Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling, as applicable;

•
affording EJFA and its financial advisors, accountants, counsel and other representatives reasonable access during Pagaya’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of Pagaya and its direct and indirect subsidiaries, as EJFA may reasonably request solely for purposes of facilitating the consummation of the Transactions;

•
using its commercially reasonable efforts to cause: (i) Pagaya’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (ii) Pagaya to satisfy all applicable initial listing requirements of Nasdaq; and (iii) the Pagaya Class A Ordinary Shares and the Pagaya Warrants issuable in accordance with the Merger Agreement, including in the Merger, to be approved for listing on Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the Proxy Statement/Prospectus Clearance Date, and in any event prior to the Effective Time;

•
waiving any past, present or future right, title, interest or claim of any kind that Pagaya has or may have in the future in or to the Trust Account and agreeing not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, the Merger Agreement and any negotiations, contracts or agreements with EJFA, other than (i) Pagaya’s right to pursue a claim against EJFA pursuant to the Merger Agreement for legal relief against assets of EJFA held outside the Trust Account or (ii) Pagaya’s future claims pursuant to the terms of the Merger Agreement for specific performance or other equitable relief in connection with the Transactions;

•	providing rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of EJFA until the six-year anniversary of the Closing;
•
agreeing to bear and pay any transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of the Merger Agreement and the Transactions (collectively “Transfer Taxes”), and, unless otherwise required by applicable legal requirements, timely filing any tax return or other document with respect to such taxes or fees (and reasonably cooperating with EJFA with respect thereto as necessary);

•	agreeing not to amend the EJF Subscription Agreement or waive any provision thereto in any manner that is material and adverse to EJFA without the prior written consent of EJFA;
•
prior to the Closing Date, approving and adopting, subject to receipt of the Pagaya Shareholder Approval, the 2022 Plan substantially in the form attached to the Merger Agreement and, as soon as reasonably practicable following the Closing, filing an effective registration statement on Form S-8 (or other applicable form) with respect to the Pagaya Ordinary Shares issuable under the 2022 Plan;

•
using commercially reasonable efforts to, as promptly as reasonably practicable, but in no event later than 90 days, following the date of the Merger Agreement in the case of the 2020 and 2019 financials, and in no event later than April 30, 2022 in the case of the 2021 financials (if 2021 financials will be required to be included in the registration statement) (in each case, the “PCAOB Deadline”), obtain from a “big four” accounting firm Public Company Accounting Oversight Board (the “PCAOB”) compliant audited financial statements for Pagaya’s fiscal years ending December 31, 2021 (if required to be included in this registration statement), December 31, 2020 and December 31, 2019 that satisfy SEC filing requirements for this registration statement (including this proxy statement/prospectus) and are prepared in accordance with U.S. GAAP (the “PCAOB Financials”), and agreeing that the auditor engaged to audit the PCAOB Financials is an independent registered public accounting firm with respect to Pagaya within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB;

•
agreeing not to use the proceeds from the Transactions for the repurchase of Pagaya Ordinary Shares held by existing Pagaya Shareholders prior to the Effective Time or the payment of dividends to such Pagaya Shareholders, in each case if such repurchase of Pagaya Ordinary Shares or payment of dividends, as applicable, does not apply pro rata to all post-Closing Pagaya Shareholders, including the EJFA Shareholders; and

•
prior to the Proxy Statement/Prospectus Clearance Date, providing Pagaya with a duly completed director questionnaire with respect to the Sponsor Director (as defined below) in form and substance reasonably acceptable to Pagaya along with a biography of the Sponsor Director suitable for inclusion in this proxy statement/prospectus.

The Merger Agreement contains other covenants and agreements of EJFA and Pagaya, including, among other things, covenants and agreements relating to:
•
jointly preparing (i) a registration statement on Form F-4 for the purpose of registering under the Securities Act the offer and sale of the Pagaya Class A Ordinary Shares to be issued as Merger Consideration and the Pagaya Warrants and (ii) this proxy statement/prospectus;

•
using commercially reasonable efforts to (i) cause this registration statement (including this proxy statement/prospectus), when filed, to comply in all material respects with all applicable legal requirements, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning this registration statement (including this proxy statement/prospectus), (iii) have this registration statement declared effective under the Securities Act as promptly as practicable after the date on which this registration statement is initially filed with the SEC and (iv) keep this registration statement effective for so long as necessary to complete the Reclassification and the Merger;

•
supplementing this registration statement if, at any time prior to the Special Meeting, any information relating to EJFA or Pagaya, or any of their respective affiliates, officers or directors, is discovered by EJFA or Pagaya which is required to be set forth in an amendment or supplement to this registration statement so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information will promptly inform the other parties and each of EJFA and Pagaya will cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the EJFA Shareholders;

•
making all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and using commercially reasonable efforts to promptly provide the other party with all information in its possession concerning the business, management, operations and financial condition of such party reasonably requested by the other party for inclusion in this registration statement;

•
causing each party’s own officers and employees to be reasonably available, during such party’s normal business hours, to the other party and its counsel, auditors and other advisors in connection with the drafting of this registration statement and responding in a timely manner to comments on this registration statement from the SEC;

•
using commercially reasonable efforts to (and EJFA will direct the Sponsor to use commercially reasonable efforts to) take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions;

•
as promptly as practicable following the date of the Merger Agreement, making, and, if applicable, EJFA will direct the Sponsor to make, all filings, notices, waiver requests, applications and other submissions to any governmental entity (the “Required Regulatory Filings”) that are necessary or advisable in connection with all consents, approvals, orders, authorizations, clearances, licenses, waivers and exemptions that are necessary, proper or advisable to be obtained with respect to the Transactions (the “Required Regulatory Approvals”);

•
promptly and in good faith responding to all information requested of them by any governmental entity in connection with such Required Regulatory Filings and otherwise reasonably cooperating in good faith with each other and such governmental entities in connection with the Required Regulatory Filings and obtaining the Required Regulatory Approvals;

•	promptly furnishing (and EJFA will direct the Sponsor to promptly furnish) to the other party such information and assistance as the other may reasonably request in connection with its preparation of any Required Regulatory Filings (including, in the case of EJFA, providing any required information concerning the Sponsor) and taking all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any applicable waiting periods with respect to any Required Regulatory Approval as soon as practicable;
•
unless prohibited by any applicable legal requirement or governmental entity, promptly furnishing (and EJFA will direct the Sponsor to promptly furnish) to the other party, copies of any notices or substantive written communications received by such party or any of its affiliates from any governmental entity with respect to the Transactions, and each party will permit counsel to the other party an opportunity to review in advance, and each party will consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its affiliates to any governmental entity concerning the Transactions; provided that none of the parties will enter into any binding agreement with any governmental entity with respect to the Transactions without the written consent of the other parties;

•
to the extent not prohibited by any applicable legal requirement, agreeing to provide to the other party and its counsel (and, if applicable, EJFA to direct the Sponsor to provide to Pagaya and its counsel), the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its affiliates (including, in the case of EJFA, the Sponsor), agents or advisors, on the one hand, and any governmental entity, on the other hand, concerning or in connection with the Transactions;

•
agreeing not to (and EJFA will direct the Sponsor not to) willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Required Regulatory Approvals;

•
reasonably cooperating with each other with respect to obtaining the Specified Tax Approvals; cooperating with respect to all filings, notices, waiver requests, applications and other submissions to the ITA that are necessary or advisable in connection with the Specified Tax Approvals (the “Specified Filings”); and promptly furnishing (and EJFA will direct the Sponsor to promptly furnish) to the other party such information and assistance as such other party may reasonably request in connection with its preparation of any Specified Filings (including by providing any required information concerning the Sponsor);

•
not (and EJFA will direct the Sponsor not to) willfully taking any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Specified Tax Approvals;

•	if the Capital Restructuring Tax Ruling is not timely obtained, cooperating in good faith to effectuate the alternative Capital Restructuring as set forth in the Pagaya Disclosure Letter;
•
complying promptly with the notification and reporting requirements of the HSR Act, substantially complying with any Antitrust Information or Document Requests (as defined in the Merger Agreement), requesting early termination of any waiting period under the HSR Act (unless any announcement from the applicable governmental entities to the effect that early termination of any waiting period under the HSR Act is temporarily suspended remains in effect) and exercising commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act (which waiting period expired on November 12, 2021) and (ii) prevent the entry, in any legal proceeding brought by an Antitrust Authority (as defined in the Merger Agreement) or any other person, of any order which would prohibit, make unlawful or delay the consummation of the Transactions;

•	promptly after the execution of the Merger Agreement, issuing a mutually agreed upon joint press release announcing the execution of the Merger Agreement;
•	keeping certain information confidential in accordance with the existing confidentiality agreement between Pagaya and EJFA;
•
reasonably cooperating in good faith to create and implement a mutually agreed upon communications plan regarding the Transactions promptly following the date of the Merger Agreement, and agreeing not to make public announcements without the prior written consent of the other party, except (i) for routine disclosures to governmental entities made by Pagaya in the ordinary course of business; (ii) if such announcement or other communication is required by applicable legal requirements (provided that, to the extent permitted by applicable legal requirements, the disclosing party first will, to the extent reasonably practicable, allow such other parties to review such public announcement or communication and have the opportunity to comment thereon and the disclosing party will consider such comments in good faith); (iii) subject to the terms of the Merger Agreement, each party and its affiliates may make announcements regarding the status and terms (including price terms) of the Merger Agreement and the transactions contemplated thereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other party; (iv) in the case of Pagaya, communications to banks, customers or suppliers of Pagaya or any of its direct or indirect subsidiaries as Pagaya determines in good faith to be reasonably appropriate for purposes of seeking any consents and approvals required in connection with the Transactions and are made subject to an obligation of confidentiality; (v) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with the terms of the Merger Agreement; (vi) announcements and communications to governmental entities in connection with registrations, declarations and filings relating to the Transactions required to be made under the Merger Agreement; and (vii) to enforce any of their respective rights or comply with any of their respective obligations under the Merger Agreement or any other agreement entered into in relation to the Transactions;
•
using commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to: (i) cause the closing conditions set forth in the Merger Agreement to be satisfied prior to the Outside Date; (ii) defend any claim, legal complaint, action, suit, audit, non-routine regulatory examination, assessment, mediation or arbitration, or any proceeding or investigation (in each case, whether civil, criminal or administrative or at law or in equity) by or before any governmental entity or arbitral or mediation body, challenging the Merger Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (iii) execute and deliver any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions;

•
during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms or the Closing, agreeing not to, and agreeing to cause their respective subsidiaries not to, and agreeing to direct their representatives not to, directly or indirectly, other than as contemplated by the Merger Agreement: (i) solicit, initiate or knowingly encourage any inquiries or proposals by, or provide any non-public information to, any person (other than Pagaya, EJFA and their respective representatives) concerning any Alternative Acquisition Proposal (as defined in the Merger Agreement); (ii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any person (other than Pagaya, EJFA and their respective representatives) concerning any Alternative Acquisition Proposal; or (iii) enter into any agreement regarding any Alternative Acquisition Proposal;

•
promptly notifying the other parties if a party or, to its knowledge, any of its representatives receives any inquiry, proposal, offer or submission with respect to an Alternative Acquisition Proposal (including the identity of the entity or person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of the Merger Agreement;

•
(i) taking all action necessary so that the Pagaya Board immediately after the Effective Time will include (a) Emanuel Friedman (the “Sponsor Director”) and (b) a number of additional directors to be determined by Pagaya before the Closing in consultation with EJFA, consistent with applicable SEC and exchange rules and applicable legal requirements, and (ii) acknowledging and agreeing that the

Pagaya Board immediately after the Effective Time will initially be a classified board with three classes of directors and that each of the Founders will serve in a class of directors with an initial term effective from the Closing until the third annual meeting of the Pagaya Shareholders held following the Closing; and
•	immediately prior to the Effective Time, entering into with Continental, as transfer agent, the Warrant Agreement.
Representations and Warranties
Under the Merger Agreement, Pagaya and Merger Sub made customary representations and warranties to EJFA relating to, among other things: organization and qualification; validly existing subsidiaries; capitalization; authorization; absence of conflicts; governmental consents and filings; compliance with laws; requisite approvals and permits; financial statements; absence of undisclosed liabilities; absence of certain changes; litigation; employee benefit plans; labor relation matters; real property and tangible property; tax matters; environmental matters; governmental grants and benefits; intellectual property; privacy and data security; material contracts and commitments; insurance; transactions with affiliates; supplied information; anti-bribery and anti-corruption; anti-money laundering; international trade and sanctions; investment adviser matters; broker’s fees; board approval and the requisite shareholder approval; foreign private issuer status; emerging growth company status; and status under the Investment Company Act of 1940, as amended.
Under the Merger Agreement, EJFA made customary representations and warranties to Pagaya relating to, among other things: organization and qualification; absence of subsidiaries; capitalization; authorization; absence of conflicts; governmental consents and filings; compliance with laws; SEC filings; absence of certain changes; litigation; business activities; material contracts; Nasdaq listing; the Trust Account; tax matters; accuracy of provided information; employee benefit plans; insurance; intellectual property; title to assets; financing; board approval and the requisite shareholder approval; affiliate transactions; broker’s and finder’s fees; residency; and EJFA Working Capital Notes.
None of the representations, warranties, covenants, or agreements in the Merger Agreement or in any instrument delivered according to the Merger Agreement survive the Closing and all rights, claims, and causes of action with respect thereto terminate at the Closing other than (i) any covenant or agreement of the parties that is required to be performed or complied with after the Closing and (ii) any liability with respect to intentional fraud.
Material Adverse Effect for Pagaya and EJFA
Under the Merger Agreement, certain representations and warranties of Pagaya, Merger Sub, and EJFA are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Pagaya and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” for Pagaya means any state of facts, development, change, circumstance, occurrence, event or effect (“Effect”) that, (a) individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of Pagaya and its direct and indirect subsidiaries, taken as a whole or (b) would, or would reasonably be expected to, prevent Pagaya from consummating the Transactions before the Outside Date.
In the case of clause (a) in the above paragraph, however, none of the following (or the effect of any of the following), alone or in combination, will be taken into account in determining whether a Material Adverse Effect for Pagaya has occurred or would reasonably be expected to occur:
(i)
acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, hostilities, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, Pagaya or any of its subsidiaries operate;

(ii)	earthquakes, hurricanes, tornados, wildfires, or other natural disasters;
(iii)	epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies;

(iv)
changes directly attributable to the execution of the Merger Agreement, the public announcement of the Transactions, the performance of the Merger Agreement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees or other third-parties related thereto) (provided, that this clause (iv) will not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of a party’s obligations hereunder or the consummation of the transactions contemplated by the Merger Agreement);

(v)
changes in applicable legal requirements, changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability, by any governmental entity after the date of the Merger Agreement;

(vi)	changes in U.S. GAAP (or any official interpretation thereof) after the date of the Merger Agreement;
(vii)	general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates);
(viii)	events, changes or conditions generally affecting participants in the industries and markets in which Pagaya or any of its subsidiaries operate;
(ix)
any failure of Pagaya or any of its subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) will be taken into account in determining whether a Material Adverse Effect for Pagaya has occurred or would reasonably be expected to occur); and

(x)
any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement, (B) taken with the prior written consent of EJFA or (C) taken by, or at the written request of, EJFA;

provided, however, that in the case of the foregoing clauses (i), (iii), (v), (vi), (vii) and (viii), such Effects may be taken into account in determining whether a Material Adverse Effect for Pagaya has occurred to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate impact on Pagaya or any of its subsidiaries, taken as a whole, as compared to other participants in the industries or markets in which Pagaya or any of its subsidiaries operate.
Under the Merger Agreement, certain representations and warranties of EJFA are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” for EJFA means any Effect that, (a) individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of EJFA or (b) would, or would reasonably be expected to, prevent EJFA from consummating the Transactions before the Outside Date.
In the case of clause (a) in the above paragraph, however, none of the following (or the effect of any of the following), alone or in combination, will be taken into account in determining whether a Material Adverse Effect for EJFA has occurred or would reasonably be expected to occur:
(i)
acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, hostilities, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, EJFA operates;

(ii)	earthquakes, hurricanes, tornados, wildfires, or other natural disasters;
(iii)	epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies;
(iv)	changes directly attributable to the execution of the Merger Agreement, the public announcement of the Transactions, the performance of the Merger Agreement or the pendency of the Transactions

(including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees or other third-parties related thereto) (provided, that this clause (iv) will not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of a party’s obligations thereunder or the consummation of the transactions contemplated by the Merger Agreement);
(v)
changes in applicable legal requirements, changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability, by any governmental entity after the date of the Merger Agreement;

(vi)	changes in U.S. GAAP (or any official interpretation thereof) after the date of the Merger Agreement;
(vii)	general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates);
(viii)	events, changes or conditions generally affecting participants in the industries and markets in which EJFA operates;
(ix)
any failure of EJFA to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) shall be taken into account in determining whether a Material Adverse Effect for EJFA has occurred or would reasonably be expected to occur); and

(x)
any actions (A) required to be taken, or required not to be taken, pursuant to the terms of the Merger Agreement, (B) taken with the prior written consent of Pagaya or (C) taken by, or at the written request of, Pagaya;

provided, however, that in the case of the foregoing clauses (i), (iii), (v), (vi), (vii) and (viii), such Effects may be taken into account in determining whether a Material Adverse Effect for EJFA has occurred to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate impact on EJFA as compared to other participants in the industries or markets in which EJFA operates.
Conditions to Closing
The consummation of the Merger and the other Transactions is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to Each Party’s Obligation
The respective obligations of each party to the Merger Agreement to effect the Merger and the other Transactions are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:
•	receipt of the required approval by the EJFA Shareholders and the required approval by the Pagaya Shareholders;
•
EJFA having at least $5,000,001 of net tangible assets after giving effect to the redemptions of EJFA Class A Ordinary Shares prior to the Closing pursuant to the EJFA Memorandum and Articles of Association upon the Closing;

•	the absence of any injunction or other order of any governmental entity of competent jurisdiction prohibiting, enjoining or making illegal the consummation of the Transactions;
•
effectiveness of this proxy statement/prospectus in accordance with the provisions of the Securities Act, the absence of any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to this proxy statement/prospectus;

•
the approval for listing on Nasdaq (or any other public stock market or exchange in the United States as may be agreed by Pagaya and EJFA) of the Pagaya Ordinary Shares issuable as the Merger Consideration, as well as the Pagaya Warrants to be issued in connection with the Closing, subject only to notice of official issuance thereof; and

•	expiration or termination of the waiting period or periods under the HSR Act applicable to the Transactions (which waiting period expired on November 12, 2021).
The obligations of Pagaya and Merger Sub to consummate, or cause to be consummated, and effect the Merger and the other Transactions are subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by applicable legal requirements, in writing, exclusively by Pagaya:
•	the accuracy of the representations and warranties of EJFA (subject to certain materiality standards set forth in the Merger Agreement);
•	material performance or compliance by EJFA with its pre-Closing agreements, obligations and covenants;
•	the absence of a Material Adverse Effect for EJFA;
•
EJFA’s delivery of a certificate, signed by an authorized executive officer of EJFA and dated as of the Closing Date, certifying that the conditions set forth in the three preceding bullet points have been satisfied; and

•
the funds contained in the Trust Account (after giving effect to the EJFA Shareholder Redemption), together with the aggregate amount of proceeds from the purchase of Pagaya Ordinary Shares by the EJF Investor and any other PIPE investors executing a subscription agreement at or prior to the Closing, equaling or exceeding $200 million (the “Available Cash Condition”).

The obligations of EJFA to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by applicable legal requirements, in writing, exclusively by EJFA:
•	the accuracy of the representations and warranties of Pagaya and Merger Sub (subject to certain materiality standards set forth in the Merger Agreement);
•	material performance or compliance by each of Pagaya and Merger Sub with its pre-Closing agreements, obligations and covenants;
•	the absence of a Material Adverse Effect for Pagaya; and
•
Pagaya’s delivery of a certificate, signed by an authorized executive officer of Pagaya and dated as of the Closing Date, certifying that the conditions set forth in the three preceding bullet points have been satisfied.

The conditions of each of the parties to Closing do not limit their right to terminate the Merger Agreement in accordance its terms, as summarized below.
Termination
The Merger Agreement may be terminated prior to completing the Merger:
•	by mutual written consent of EJFA and Pagaya;
•
by either EJFA or Pagaya, if the closing of the Transactions has not occurred by the Outside Date, except that the right to so terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of the Merger Agreement;

•
by either EJFA or Pagaya, if a governmental entity has issued any final non-appealable order or decree, or any applicable requirement of law is in effect, in any case having the effect of making the Transactions illegal or permanently prohibiting the Transactions, including the Merger;

•	by Pagaya, if EJFA has breached any of its covenants or representations and warranties and has not cured such breach within the time periods provided for in the Merger Agreement;
•	by EJFA, if Pagaya has breached any of its covenants or representations and warranties and has not cured such breach within the time periods provided for in the Merger Agreement;

•
by either EJFA or Pagaya, if, at the Special Meeting (including any adjournments or postponements thereof), the Merger Agreement, the Merger, and the other EJFA Shareholder Proposals contemplated by the Merger Agreement are not duly adopted by the EJFA Shareholders by the requisite vote under applicable legal requirements and EJFA’s organizational documents;

•
by either EJFA or Pagaya, if, at the Pagaya Special Meeting (including any adjournments thereof), the Merger Agreement, the Merger, and the other Pagaya Shareholder Matters contemplated by the Merger Agreement are not duly adopted by the Pagaya Shareholders by the requisite vote under applicable legal requirements and Pagaya’s organizational documents; and

•	by EJFA, if Pagaya has not delivered to EJFA the PCAOB compliant audited financial statements of Pagaya by the relevant PCAOB Deadline.
Miscellaneous
Enforcement of Agreement
The parties have agreed that each party shall be entitled to enforce specifically the terms and provisions of the Merger Agreement and to immediate injunctive relief to prevent breaches of the Merger Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.
Amendments
The Merger Agreement may be amended by the parties thereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties. No modification, termination, rescission, discharge, or cancellation of the Merger Agreement will be effective unless in writing signed by the party against whom it is sought to be enforced, or will affect the right of any party to enforce any claim or right thereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.
Governing Law
The Merger Agreement and the consummation the Transactions, and any action arising out of the Merger Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of the Merger Agreement and the consummation of the Transactions, is governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that transactions contemplated by the provision of the Merger Agreement concerning the effect of the Merger shall be governed by and in accordance with the laws of the Cayman Islands to the extent required by applicable legal requirements.

AGREEMENTS RELATING TO THE MERGER AGREEMENT
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of these agreements relating to the Merger Agreement, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such agreements relating to the Merger Agreement in their entirety prior to voting on the proposals presented at the Special Meeting.
Subscription Agreements
In connection with the execution of the Merger Agreement, Pagaya and the EJF Investor entered into the EJF Subscription Agreement, pursuant to which the EJF Investor committed to purchase, in the aggregate, up to 20 million Pagaya Class A Ordinary Shares at $10.00 per share for an aggregate commitment amount of up to $200 million. Subsequently, Pagaya also entered into additional subscription agreements with certain other investors, pursuant to which, on the terms and subject to the conditions set forth in such subscription agreements, such investors have agreed to purchase, and Pagaya has agreed to sell to them, 22.2 million Pagaya Class A Ordinary Shares at a purchase price of $10.00 per share, which shares reduced the foregoing commitment of the EJF Investor by 7.2 million shares. The price per share to be paid by the PIPE Investors pursuant to the Subscription Agreements assumes that Pagaya has effected certain capital restructurings, including the Stock Split.
The closing of the PIPE Investment is expected to occur substantially concurrently with the Closing and is conditioned upon, among other things, (a) no applicable governmental authority having enacted, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreements illegal or otherwise restraining or prohibiting consummation of the transactions contemplated by the Subscription Agreements; (b) all conditions precedent to Pagaya’s obligation to effect the Merger as set forth in the Merger Agreement having been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that, by their nature, may only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the party entitled to the benefit thereof under the Merger Agreement as of the Closing); (c) the representations and warranties made by each party in the Subscription Agreements must be true and correct in all material respects as of the Closing, other than (x) those representations and warranties that are qualified by materiality, material adverse effect or similar qualification, which must be true and correct in all respects as of the Closing and (y) those representations and warranties expressly made as of an earlier date, which must be true and correct in all material respects (or, if qualified by materiality, material adverse effect or similar qualification, as the case may be, which representations must be true and correct in all respects) as of such date; (d) solely with respect to Pagaya’s obligation to close, each PIPE Investor must have wired the subscription amount in accordance with the Subscription Agreements; (e) solely with respect to Pagaya’s obligation to close, each PIPE Investor having provided to Pagaya the documents required by the Subscription Agreements; (f) with respect to each PIPE Investor’s obligation to close, Pagaya having performed, satisfied and complied with, in all material respects, all of its covenants, agreements and conditions required by the Subscription Agreements that are required to be performed, satisfied and complied with by Pagaya on or before the Closing; (g) solely with respect to each PIPE Investor’s obligation to close, the terms of the Merger Agreement must not have been amended or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits the PIPE Investors reasonably expect to receive under the Subscription Agreements; (h) there having been no amendment, waiver or modification to any other subscription agreement that materially benefits any other PIPE investor thereunder unless each of the remaining other PIPE Investors has been offered substantially the same benefits; (i) the Pagaya Class A Ordinary Shares to be issued pursuant to the Subscription Agreements will have been approved for listing on Nasdaq, subject to official notice of issuance, and no suspension of the qualification of such Pagaya Class A Ordinary Shares for offering or sale or trading on Nasdaq and no initiation or threatening of any proceedings for any of such purposes or delisting, may have occurred.
The Subscription Agreements provide for certain registration rights. In particular, Pagaya is required to, within 30 days following the Closing Date, submit to or file with the SEC a registration statement registering the resale of the PIPE Shares. Additionally, Pagaya is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as is reasonably practicable after the filing thereof, but no later than the earlier of (i) the ninetieth calendar day following the filing date thereof if the SEC notifies Pagaya that it will “review” such registration statement and (ii) the tenth Business Day after the date Pagaya is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, except that Pagaya’s obligations to include the PIPE Shares in the registration statement are contingent upon the PIPE Investors furnishing in writing to Pagaya such information regarding the PIPE Investors or their permitted assigns, the securities of Pagaya held by the PIPE Investors and the intended method of disposition of the PIPE Shares (which will be limited to non-underwritten public offerings) as may be reasonably requested by Pagaya to effect the registration of the PIPE Shares, and the PIPE Investors will execute such customary documents in connection with such registration as Pagaya may reasonably request (including providing that Pagaya will be entitled to postpone and suspend the effectiveness or use of the registration statement, if applicable, during any customary blackout or similar period). Pagaya must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (x) the date the PIPE Investor ceases to hold any PIPE Shares, (y) the date all PIPE Shares held by the PIPE Investor may be sold without restriction under Rule 144, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pagaya to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (z) two years from the date of effectiveness of the registration statement. Each of the PIPE Investors and Pagaya is entitled to bring an action for specific performance to cause the other party to enforce the provisions of the Subscription Agreements.
The Subscription Agreements will terminate upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) the mutual written agreement of each of the parties to the Subscription Agreements, (c) if the closing conditions set forth in the Subscription Agreements are not satisfied, or are not capable of being satisfied, on or prior to the Closing and (d) July 15, 2022.
Side Letter Agreement
Concurrently with the execution of the Merger Agreement, Pagaya, EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed the Expenses Excess Amount, a number of EJFA Class B Ordinary Shares equal to the quotient of (i) the Expenses Excess Amount, divided by (ii) $10.00 (subject to equitable adjustment) will be forfeited for no Merger Consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.
Lockup Arrangements
The Merger Agreement contemplates that Pagaya will adopt the Pagaya A&R Articles, to be effective as of the Closing. The Pagaya A&R Articles contemplate certain lock-up arrangements to become effective as of the Effective Time. Pursuant to such lock-up arrangements, the Pagaya Equity Holders, the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees may not directly or indirectly transfer their Lock-Up Shares during their applicable lock-up period described below, subject to certain exceptions, terms and conditions as set forth in the Pagaya A&R Articles.
Following the Closing, (i) the Lock-Up Shares held by the Pagaya Equity Holders and their permitted transferees may not be transferred (except to a permitted transferee and subject to certain exceptions) until (a) with respect to 50% of the Pagaya Ordinary Shares held by each such Pagaya Equity Holder (or their permitted transferee) on the Closing Date, on the earlier of (1) the date that is six months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any 20 trading days within any 30 consecutive trading day period commencing on the Closing Date, and (b) with respect to the remaining 50% of the Pagaya Ordinary Shares held by such Pagaya Equity Holder (or their permitted transferee) on the Closing Date, on the earlier of (1) the date that is 12 months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any 20 trading days within any 30 consecutive trading day period commencing on the Closing Date and (ii) the Lock-Up Shares held by the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees may not be transferred (except to a permitted transferee and subject to certain exceptions) until the earlier of (a) the date that is 12 months following the Closing Date and (b) the date on which the VWAP equals or exceeds $12.50 for any 20 trading days within any 30 consecutive trading day period, except the lock-up restrictions will not be lifted pursuant to (i)(a)(2) above prior to the date that is 90 days following the Closing Date and will not be lifted pursuant to (i)(b)(2) or (ii)(b) above prior to the date that is 180 days following the Closing Date. Notwithstanding the foregoing, the pledge of Lock-Up Shares by a holder of such Lock-Up Shares that creates a mere security interest in such Lock-Up Shares pursuant to a bona fide loan or indebtedness transaction for so long as such holder continues to exercise the power (whether exclusive or shared) to vote or direct the voting of such Lock-Up Shares by proxy, voting agreement or otherwise, over such pledged Lock-Up Shares does not constitute a transfer within the meaning of the Pagaya A&R Articles.
Pagaya Voting Agreement
Concurrently with the execution of the Merger Agreement, EJFA and certain of the pre-Closing Pagaya Shareholders entered into the Pagaya Voting Agreement, pursuant to which each of those Pagaya Shareholders have agreed to, among other things, at any Pagaya Shareholders meeting at which the matters described in (iv) and (v) below are considered, (i) appear or otherwise cause the Pagaya Voting Shares to be counted as present at such meeting for the purpose of establishing a quorum; (ii) vote or cause to be voted the Pagaya Voting Shares; (iii) execute a written consent or consents if Pagaya Shareholders are requested to vote their shares through the execution of an action by written consent; (iv) vote all Pagaya Voting Shares in favor of the Pagaya Shareholder Matters and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the Pagaya Equity Holders; and (v) vote all Pagaya Voting Shares against (A) any proposal or offer from any person (other than EJFA or any of its affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Pagaya, (2) the issuance or acquisition of shares or other equity securities of Pagaya, or (3) the sale, lease, exchange or other disposition of any significant portion of Pagaya’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of Pagaya set forth in the Merger Agreement or any other transaction agreement, or in any representation or warranty of Pagaya set forth in the Merger Agreement or any other transaction agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Pagaya’s conditions under the Merger Agreement or any other transaction agreement or change in any manner the voting rights of any class of shares of Pagaya (including any amendments to Pagaya’s governing documents), except as contemplated by the Pagaya Voting Agreement. In addition, the Pagaya Shareholders party to the Pagaya Voting Agreement agreed not to transfer, directly or indirectly, any of their Pagaya Voting Shares until the earlier of the Effective Time and the date on which the Merger Agreement is terminated in accordance with its terms, subject to certain exceptions. The Pagaya Voting Shares constitute a majority of the total Pagaya voting securities and a Preferred Majority. Assuming the execution of and performance under Pagaya Voting Agreement by the Pagaya Shareholders party thereto, Pagaya will have received sufficient votes to obtain the Pagaya Shareholder Approval and to approve the Pagaya Shareholder Matters (other than, with respect to the adoption of the Pagaya A&R Articles, the written consent of each Pagaya Shareholder that is named in the Current Pagaya Articles as having the right to appoint a member of the Pagaya Board or as having the right to appoint an observer to the Pagaya Board, and Pagaya will obtain Pagaya Voting Agreements or consents of such Pagaya Shareholders no later than the date of the Pagaya Special Meeting).
EJFA Voting Agreement
Concurrently with the execution of the Merger Agreement, Pagaya and the Sponsor entered into the EJFA Voting Agreement, pursuant to which the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees have agreed to, among other things, at any EJFA Shareholders meeting at which the matters described in (iv) and (v) below are considered, (i) appear or otherwise cause EJFA Voting Shares to be counted as present at such meeting for the purpose of establishing a quorum; (ii) vote or cause to be voted the EJFA Voting Shares, (iii) execute a written consent or consents if EJFA Shareholders are requested to vote their shares through the execution of an action by written consent; (iv) vote all EJFA Voting Shares in favor of the EJFA Shareholder Proposals, including the EJFA Shareholder Matters, and any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by equityholders of EJFA; and (v) vote all EJFA Voting Shares against (A) any proposal or offer from any person (other than Pagaya or any of its affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving EJFA, (2) the issuance or acquisition of shares or other equity securities of EJFA, or (3) the sale, lease, exchange or other disposition of any significant portion of EJFA’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of EJFA set forth in the Merger Agreement or any other transaction agreement, or in any representation or warranty of EJFA set forth in the Merger Agreement or any other transaction agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of EJFA’s conditions under the Merger Agreement or any other transaction agreement or change in any manner the voting rights of any class of shares of EJFA (including any amendments to EJFA’s governing documents), except as contemplated by the EJFA Voting Agreement. In addition, the Sponsor and the directors and advisors of EJFA holding EJFA Class B Ordinary Shares and their permitted transferees have agreed not to transfer, directly or indirectly, any of their EJFA Voting Shares until the earlier of the Effective Time and the date on which the Merger Agreement is terminated in accordance with its terms, subject to certain exceptions.
Registration Rights Agreement
The Merger Agreement contemplates that, at the Effective Time, each of Pagaya, the Sponsor and certain pre-Closing Pagaya Shareholders (the Sponsor and such Pagaya Shareholders, collectively, the “Shareholder Parties” and each a “Shareholder Party”) as of immediately prior to the Merger will enter into the Registration Rights Agreement, pursuant to which Pagaya will agree to file a registration statement, by no later than 30 days following the Closing Date, to register the resale of the Registrable Securities. The Registration Rights Agreement provides the Shareholder Parties with a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations. The Registration Rights Agreement further provides customary registration rights to the Shareholder Parties (including demand rights and piggy-back rights, subject to cooperation and cut-back provisions) with respect to Pagaya Class A Ordinary Shares and any Pagaya Class A Ordinary Shares issuable upon the exercise of warrants and any other equity security of Pagaya issued or issuable with respect to any such Pagaya Class A Ordinary Shares.
In connection with the execution of the Registration Rights Agreement, the Registration and Shareholder Rights Agreement, dated February 24, 2021, by and between the Sponsor and EJFA, and the Registration Rights Agreement, dated March 17, 2021, by and between Pagaya and certain Pagaya Shareholders, will automatically terminate and be of no further force and effect as of the Closing Date. The Registration Rights Agreement also provides that Pagaya will pay certain expenses relating to such registration statements and will indemnify the Shareholder Parties against certain liabilities. The Registration Rights Agreement will terminate on the earliest of (a) the tenth anniversary of the date of the Registration Rights Agreement, (b) any acquisition of Pagaya after the Merger, as a result of which the Registrable Securities are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act or (c) with respect to any Shareholder Party, on the date that such Shareholder Party no longer holds any Registrable Securities.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of U.S. federal income tax considerations of the Merger generally applicable to U.S. Holders (as defined below) of EJFA Ordinary Shares and EJFA Public Warrants (collectively “EJFA securities”). The following also summarizes U.S. federal income tax considerations generally applicable to the ownership and disposition by U.S. Holders of Pagaya Ordinary Shares and Pagaya Warrants received pursuant to the Merger (collectively “Pagaya securities”) and to U.S. Holders that elect to have their EJFA Ordinary Shares redeemed for cash. This discussion is based on the Code, Treasury Regulations, published positions of the IRS, court decisions and other applicable authorities, all as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion applies only to EJFA securities or Pagaya securities, as the case may be, that are held as capital assets within the meaning of the Code (generally, property held for investment). The following does not purport to be a complete analysis of all potential tax effects arising in connection with the closing of the Merger, the ownership and disposition of Pagaya securities or the redemptions of EJFA Ordinary Shares. Pagaya has not sought and will not seek any rulings from the IRS regarding any matter discussed herein. There can be no assurance that the IRS will not assert, or that a court will not sustain, a position contrary to any of those set forth below.
This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•	banks, insurance companies, and other financial institutions;
•	tax-exempt entities or governmental organizations;
•	tax-qualified retirement plans;
•	regulated investment companies and real estate investment trusts;
•	brokers, dealers, or traders in securities that elect to use a mark-to-market method of accounting;
•	persons that elect to mark their securities to market;
•	certain expatriates and former citizens or residents of the United States;
•	persons that have a functional currency other than the U.S. Dollar;
•	persons holding EJFA securities or Pagaya securities, as the case may be, as part of a hedging, integrated, straddle, conversion or constructive sale transaction for U.S. federal income tax purposes;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to EJFA securities or Pagaya securities, as the case may be, being taken into account in an applicable financial statement;

•	founders, sponsors, officers or directors of EJFA or holders of EJFA Private Placement Warrants;
•
persons that actually or constructively own, directly or indirectly (or have at any time during the five-year period ending on the date of the Merger owned), 5% or more (by vote or value) of the outstanding EJFA securities or, after the Merger, actually or constructively, directly or indirectly, own 5% or more (by vote or value) of the Pagaya securities;

•	“CFCs”; and
•	“passive foreign investment companies.”
This discussion does not address the estate or gift taxes or the alternative minimum tax, or any state, local or non-U.S. tax considerations or any tax considerations other than U.S. federal income tax considerations. In addition, this summary does not address any tax considerations relevant to investors that directly or indirectly hold any interests in Pagaya prior to the Merger. Moreover, this discussion is limited to tax considerations relevant to holders that acquire Pagaya Ordinary Shares in connection with the Merger or as a result of exercising a Pagaya Warrant and holders holding EJFA Warrants prior to and through the Merger.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of EJFA securities or Pagaya securities, as the case may be, that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (i) a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds EJFA securities or Pagaya securities, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership and certain determinations made at the owner or participant level. Accordingly, partners and partnerships considering an investment in the EJFA securities or Pagaya securities should consult their tax advisors regarding the U.S. federal income tax considerations to them of an investment in the EJFA securities or Pagaya securities.
For purposes of this discussion, because each EJFA Unit consisting of one share of EJFA Ordinary Shares and one-third of one EJFA Public Warrant is separable at the option of the holder, EJFA is treating each such share of EJFA Ordinary Shares and one-third of one EJFA Public Warrant as separate instruments and is assuming that the EJFA Unit itself will not be treated as an integrated instrument. Under this treatment the separation of an EJFA Unit in connection with the consummation of the Merger will generally not be subject to tax for U.S. federal income tax purposes.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER AND U.S. FEDERAL INCOME TAX TREATMENT OF A REDEMPTION BY HOLDERS OF EJFA SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER, THE OWNERSHIP AND DISPOSITION OF PAGAYA SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO EJFA ORDINARY SHARES TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
Effects of the Merger
Uncertainty regarding the characterization of the Merger as a reorganization under section 368(a) of the Code
To qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (a “reorganization”), a transaction must satisfy certain requirements, including, among others, that either the acquiring corporation continue, either directly or indirectly through certain controlled corporations, a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d). Due to the absence of guidance regarding application of the foregoing in the case of an acquisition of a corporation with investment-type assets, such as EJFA, the qualification of the Merger as a reorganization is subject to significant uncertainty. The Closing is not conditioned upon the receipt of an opinion of counsel that the Merger will qualify as a reorganization, and neither EJFA nor Pagaya intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Merger. As indicated in the Merger Agreement, including the recitals thereto, Pagaya and EJFA currently intend to take the position that the Merger qualifies as a reorganization, to the extent permitted by applicable law. Nevertheless, the facts and circumstances of the proposed transaction render the issue highly uncertain and, notwithstanding the position that Pagaya and EJFA intend to take, no assurance can be given that the Merger qualifies as a reorganization, that the IRS will not challenge the Merger’s qualification as a reorganization, or that a court will not sustain such a challenge by the IRS. U.S. Holders of EJFA securities should consult their tax advisors regarding the proper U.S. federal income tax treatment of the Merger, including with respect to its qualification as a reorganization.
Tax consequences to U.S. Holders exchanging EJFA securities for Pagaya securities
If the Merger qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder will generally not recognize gain or loss if, pursuant to the Merger, the U.S. Holder (i) exchanges EJFA Ordinary Shares for Pagaya Ordinary Shares, (ii) exchanges EJFA Public Warrants for Pagaya Warrants or (iii) exchanges EJFA Ordinary Shares for Pagaya Ordinary Shares and exchanges EJFA Public Warrants for Pagaya Warrants.
In such a case, the aggregate tax basis of the Pagaya Ordinary Shares received by a U.S. Holder in the Merger will generally be equal to the aggregate adjusted tax basis of EJFA Ordinary Shares surrendered in exchange therefor. The tax basis in a Pagaya Warrant received by a U.S. Holder in the Merger will generally be equal to the adjusted tax basis of the EJFA Public Warrant exchanged therefor. The holding period of the Pagaya Ordinary Shares or Pagaya Warrants received by a U.S. Holder in the Merger will generally include the period during which such U.S. Holder held the EJFA Ordinary Shares or EJFA Public Warrants exchanged therefor. It is unclear whether the redemption rights with respect to the EJFA Ordinary Shares may suspend the running of the applicable holding period for this purpose.
If, at the Effective Time, the Merger does not satisfy the requirements for reorganization treatment under Section 368(a) of the Code, a U.S. Holder of EJFA securities will generally recognize gain or loss in an amount equal to the difference, if any, between the fair market value as of the Closing Date of the Merger of Pagaya securities received by such holder in the Merger over such holder’s adjusted tax basis in the EJFA securities surrendered by such holder in the Merger. Any gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the EJFA securities exceeds one year at the time of the Merger. Long-term capital gain of non-corporate U.S. Holders (including individuals) is generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. Holder’s initial tax basis in the Pagaya securities received in the Merger will equal the fair market value of such securities upon receipt. A U.S. Holder’s holding period in the Pagaya securities received in the Merger, if any, will begin on the day following the Closing Date and will not include the holding period for the EJFA securities surrendered in exchange therefor.
Ownership and disposition of Pagaya securities
Taxation of dividends and other distributions on Pagaya Ordinary Shares
Distributions of cash or other property to a U.S. Holder with respect to such U.S. Holders Pagaya Ordinary Shares will generally be treated as dividends for U.S. federal income tax purposes to the extent paid out of Pagaya’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its Pagaya Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Pagaya Ordinary Shares. Because Pagaya does not intend to determine its earnings and profits under U.S. federal income tax principles, distributions made by Pagaya will generally be reported as dividends. In the case of corporate U.S. Holders, such dividends will generally be subject to tax at regular U.S. graduated income tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.
In the case of non-corporate U.S. Holders, such dividends will generally be subject to tax at preferential long-term capital gains rates only if (i) Pagaya Ordinary Shares are readily tradable on an established securities market in the United States or (ii) Pagaya is eligible for the benefits of the income tax treaty between the United States and Israel (the “Treaty”), in each case, provided that Pagaya is not treated as a PFIC at the time the dividend was paid or in the previous year and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for any dividends paid with respect to Pagaya Ordinary Shares.
Subject to certain exceptions, dividends on Pagaya Ordinary Shares will generally be treated as non-U.S. source income and will generally constitute “passive category” income for U.S. foreign tax credit limitation purposes.

Subject to generally applicable restrictions and conditions (including a minimum holding period requirement), a U.S. Holder may be entitled to a U.S. foreign tax credit in respect of any non-U.S. income taxes withheld on such dividends. Alternatively, the U.S. Holder may deduct such taxes in computing taxable income for U.S. federal income tax purposes, provided that the U.S. Holder does not elect to claim a U.S. foreign tax credit for any non-U.S. income taxes paid or accrued for the relevant taxable year. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.
Possible constructive distributions
The terms of each Pagaya Warrant provide for an adjustment to the number of Pagaya Ordinary Shares for which the Pagaya Warrant may be exercised or to the exercise price of the Pagaya Warrant in certain events, as discussed under the section of this proxy statement/prospectus entitled “Description of Pagaya Warrants.” An adjustment that has the effect of preventing dilution is generally not treated as a constructive distribution. Nevertheless, a U.S. Holder of a Pagaya Warrant will generally be treated as receiving a constructive distribution from Pagaya if, for example, the adjustment increases the holder’s proportionate interest in Pagaya’s assets or earnings and profits (e.g., through an increase in the number of Pagaya Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of Pagaya Ordinary Shares. Any such constructive distribution will generally be subject to tax as described above under “—Taxation of dividends and other distributions on Pagaya Ordinary Shares.” in the same manner as if the U.S. Holder of such Pagaya Warrant had received a cash distribution from Pagaya in an amount equal to the fair market value of such increased interest.
Disposition of Pagaya securities
Upon a sale, exchange, or other taxable disposition of Pagaya securities, a U.S. Holder will generally recognize capital gain or loss. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pagaya Ordinary Shares or warrants sold or exchanged in such disposition.
Any gain or loss recognized by a U.S. Holder on the disposition of Pagaya securities will generally be capital gain or loss and will generally be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period in its Pagaya securities exceeds one year. Long-term capital gains of individuals and certain other non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.
Any gain or loss realized by a U.S. Holder on the disposition of Pagaya securities will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. As a consequence, Israeli taxes (including withholding taxes), if any, imposed on any such gain may not be creditable against the U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit limitations of the Code unless such Israeli taxes can be credited (subject to applicable limitations) against U.S. federal income tax due on other income that is treated as derived from non-U.S. sources for U.S. foreign tax credit purposes. Moreover, there are special rules under the Treaty, which may impact a U.S. Holder’s ability to claim a U.S. foreign tax credit. Alternatively, the U.S. Holder may deduct such taxes in computing taxable income for U.S. federal income tax purposes, provided that the U.S. Holder does not elect to claim a U.S. foreign tax credit for any non-U.S. income taxes paid or accrued for the relevant taxable year. The rules governing the U.S. foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.
Acquisition of Pagaya Ordinary Shares pursuant to a Pagaya Warrant
Subject to the PFIC rules discussed below, a U.S. Holder will generally not recognize gain or loss upon the exercise of a Pagaya Warrant for cash. A Pagaya Ordinary Share acquired pursuant to the exercise of a Pagaya Warrant for cash will generally have a tax basis equal to the U.S. Holder’s tax basis in the Pagaya Warrant, increased by the amount paid to exercise the Pagaya Warrant.
It is unclear whether a U.S. Holder’s holding period for the Pagaya Ordinary Share will commence on the date of exercise of the Pagaya Warrant or the day following the date of exercise of the Pagaya Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the Pagaya Warrant. If a Pagaya Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s tax basis in the Pagaya Warrant.
The tax consequences of a cashless exercise of a Pagaya Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either case, a U.S. Holder’s tax basis in the Pagaya Ordinary Share received will generally equal the U.S. Holder’s tax basis in the Pagaya Warrant. If a cashless exercise is not a realization event, it is unclear whether a U.S. Holder’s holding period for the Pagaya Ordinary Share received on exercise would be treated as commencing on the date of exercise of the Pagaya Warrant or the following day. If a cashless exercise is treated as a recapitalization, the holding period of the Pagaya Ordinary Share received will include the holding period of the Pagaya Warrant.
It is also possible that a cashless exercise of a Pagaya Warrant could be treated as a taxable exchange in which gain or loss is recognized. In such an event, a U.S. Holder will be deemed to have surrendered Pagaya Warrants with an aggregate fair market value equal to the exercise price for the total number of Pagaya Warrants to be exercised. The U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the fair market value of the Pagaya Warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the Pagaya Ordinary Shares received will equal the sum of the U.S. Holder’s tax basis in the Pagaya Warrants exercised and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Pagaya Ordinary Shares would commence on the date of exercise of the Pagaya Warrants or the day following the date of exercise of the Pagaya Warrants.
Pagaya expects a U.S. Holder’s cashless exercise of warrants (including after Pagaya provides notice of its intent to redeem Pagaya Warrants for cash) to be treated as a recapitalization for U.S. federal income tax purposes. However, there can be no assurance regarding which, if any, of the alternative tax characterizations and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pagaya Warrants.
If Pagaya redeems Pagaya Warrants for cash pursuant to the redemption provisions of the Pagaya Warrants or if Pagaya purchases Pagaya Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such Pagaya Warrants by the U.S. Holder, which will generally be subject to tax as described above under “—Disposition of Pagaya securities.”
Passive foreign investment company considerations
Definition of a PFIC
A non-U.S. corporation will generally be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year is passive income (the “income test”) or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) produce or are held for the production of passive income (the “asset test”). For this purpose, a corporation is generally treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by a corporation is considered to be passive income and cash held by a corporation is considered to be a passive asset.
PFIC status of Pagaya
Following the Merger, the asset test and the income test will be applied based on the assets and activities of the combined business. Based on the anticipated assets and income of the post-Closing combined company, it is expected that Pagaya will generally not be a PFIC in taxable years following the Merger. Because PFIC status is based on income, assets and activities for the entire taxable year, however, it is not possible to determine Pagaya’s PFIC status for any taxable year until after the close of the taxable year. Accordingly, there can be no assurance that Pagaya will not be considered a PFIC for any taxable year.

Application of PFIC rules to Pagaya securities
If (i) Pagaya is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) in the case of Pagaya Ordinary Shares, the U.S. Holder did not make a timely and effective QEF Election (as defined below) for Pagaya’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Pagaya Ordinary Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or a Mark-to-Market Election (as defined below), then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:
•	any gain recognized by the U.S. Holder on the sale or other disposition of its Pagaya securities; and
•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Pagaya securities during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for such securities).

Under the Default PFIC Regime:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its securities;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Pagaya is a PFIC, will be subject to tax as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder included in such U.S. Holder’s holding period will be subject to tax at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder included in such U.S. Holder’s holding period.

QEF Election and Mark-to-Market Election
In general, if Pagaya is determined to be a PFIC, a U.S. Holder may avoid the Default PFIC Regime with respect to its Pagaya Ordinary Shares (but not Pagaya Warrants) by making a timely and effective “qualified electing fund” election under Section 1295 of the Code (a “QEF Election”) for such holder’s First PFIC Holding Year. In order to comply with the requirements of a QEF Election with respect to Pagaya Ordinary Shares, a U.S. Holder must receive certain information from Pagaya. Because Pagaya does not intend to provide such information, however, the QEF Election will not be available to U.S. Holders with respect to Pagaya Ordinary Shares.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election (a “Mark-to-Market Election”) with respect to such shares for such taxable year. A U.S. Holder that makes a valid Mark-to-Market Election for such holder’s First PFIC Holding Year will generally not be subject to the Default PFIC Regime with respect to its Pagaya Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year that Pagaya is treated as a PFIC, the excess, if any, of the fair market value of its Pagaya Ordinary Shares at the end of its taxable year over the adjusted basis in its Pagaya Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Pagaya Ordinary Shares over the fair market value of its Pagaya Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election). The U.S. Holder’s basis in its Pagaya Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any additional gain recognized on a sale or other taxable disposition of the Pagaya Ordinary Shares in a taxable year in which Pagaya is treated as a PFIC will be treated as ordinary income. Special tax rules may also apply if a U.S. Holder makes a Mark-to-Market Election for a taxable year after such holder’s First PFIC Holding Year. Currently, a Mark-to-Market Election may not be made with respect to Pagaya Warrants.

The Mark-to-Market Election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq. U.S. Holders should consult their tax advisors regarding the availability and tax considerations relevant to a Mark-to-Market Election with respect to Pagaya Ordinary Shares in their particular circumstances.
If Pagaya is determined to be a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders will generally be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if Pagaya receives a distribution from, or disposes of all or part of Pagaya’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A Mark-to-Market Election will generally not be available with respect to such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the tax considerations relevant to the deemed ownership of lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may be required to file an IRS Form 8621 with such U.S. Holder’s U.S. federal income tax return (whether or not a QEF Election or a Mark-to-Market Election is made) and provide such other information as may be required by the U.S. Treasury Department. The rules governing PFICs and QEF Elections and Mark-to-Market Elections are complex and their application is affected by various factors in addition to those described above. Accordingly, U.S. Holders of Pagaya securities should consult their tax advisors concerning the application of the PFIC rules to Pagaya securities in their particular circumstances.
THE PFIC RULES ARE COMPLEX AND THEIR APPLICATION IS AFFECTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE PFIC RULES TO THEM, INCLUDING WITH RESPECT TO WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSIDERATIONS RELEVANT TO THEM OF ANY SUCH ELECTION, THE APPLICATION OF THE PFIC RULES TO WARRANTS, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Exercise of redemption rights
The U.S. federal income tax consequences to a U.S. Holder of EJFA Ordinary Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its EJFA Ordinary Shares will generally depend on whether the redemption qualifies as a sale of EJFA Ordinary Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code (each as discussed below), as well as on whether such holder has made a timely QEF Election or Mark-to-Market Election.
It is expected that a redeeming U.S. Holder will generally be treated as selling its EJFA Ordinary Shares. The redemption of EJFA Ordinary Shares will generally qualify as a sale of the EJFA Ordinary Shares that is redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in EJFA or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only EJFA Ordinary Shares actually owned by such U.S. Holder, but also EJFA Ordinary Shares that is constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to EJFA Ordinary Shares owned directly, EJFA Ordinary Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any EJFA Ordinary Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include any EJFA Ordinary Shares that could be acquired pursuant to the exercise of EJFA Warrants.
The redemption of EJFA Ordinary Shares will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of EJFA outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than (i) 80% of the percentage of EJFA outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption and (ii) 50% of the total combined voting power of EJFA Ordinary Shares. There will be a complete termination of such U.S. Holder’s interest if either (i) all EJFA Ordinary Shares actually or constructively owned by such U.S. Holder is redeemed or (ii) all EJFA Ordinary Shares actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of EJFA Ordinary Shares owned by certain family members and such U.S. Holder does not constructively own any other EJFA Ordinary Shares. The redemption of EJFA Ordinary Shares will be not essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in EJFA. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a meaningful reduction.
If the redemption qualifies as a sale of EJFA Ordinary Shares by the U.S. Holder under Section 302 of the Code, the U.S. Holder will generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the EJFA Ordinary Shares redeemed. Such gain or loss will generally be treated as a capital gain or loss, and will be treated as a long-term capital gain or loss if the U.S. Holder’s holding period in the EJFA securities exceeds one year at the date of the redemption and if such EJFA Ordinary Shares were held as a capital asset. A U.S. Holder’s tax basis in such EJFA Ordinary Shares will generally equal the U.S. Holder’s cost of such shares.
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to EJFA Ordinary Shares under Section 301 of the Code and will generally constitute a dividend for U.S. federal income tax purposes to the extent paid out of EJFA’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A distribution in excess of such current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the U.S. Holder’s EJFA Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the EJFA Ordinary Shares. After the application of the foregoing rules, any remaining tax basis a U.S. Holder has in the redeemed EJFA Ordinary Shares will be added to the adjusted tax basis in such holder’s remaining EJFA Ordinary Shares. If there is no such remaining EJFA Ordinary Shares, a U.S. Holder should consult its tax advisor as to the allocation of any remaining basis.
Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of EJFA Ordinary Shares. U.S. Holders should consult their tax advisors with respect to any applicable reporting requirements.
ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR EJFA ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS
The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of the Pagaya Class A Ordinary Shares and Pagaya Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
Israeli tax considerations
The following is a brief summary of certain material Israeli income tax laws applicable to Pagaya, and certain Israeli Government programs that may benefit Pagaya. This section also contains a discussion of certain material Israeli tax consequences concerning the ownership and disposition of Pagaya Class A Ordinary Shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel, trusts or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Pagaya cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations. The discussion is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which amendments or changes could affect the tax consequences described below.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PAGAYA CLASS A ORDINARY SHARES AND PAGAYA WARRANTS, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.
General corporate tax structure in Israel
Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is currently 23%, which has been the rate since 2018. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technological Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to taxation at the corporate tax rate.
Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the “Industry Encouragement Law”, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.
The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident company that derives 90% or more of its income in any tax year, other than income from certain government loans, from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under Section 3A of the ITO. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.
The following are the principal tax benefits available to Industrial Companies:
•
amortization of the cost of purchased patents, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

•	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies; and
•	expenses related to a public offering are deductible in equal amounts over three years commencing with the year of the offering.
Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.

Tax benefits and grants for research and development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures related to scientific research and development projects, including capital expenditures, in the year in which they are incurred. Expenditures are deemed related to scientific research and development projects if:
•	the expenditures are approved by the relevant Israeli government ministry, which depends on the field of research;
•	the research and development must be for the promotion of the company; and
•	the research and development is carried out by or on behalf of the company seeking such tax deduction.
The amount of such deductible expenses is reduced by the sum of any funds received through government grants to finance such scientific research and development projects. No deduction under these research and development deduction rules is allowed if the deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the ITO. Expenditures that do not qualify under the conditions above are deductible in equal amounts over three years.
From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all or most of the research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not able to deduct research and development expenses during the year of the payment, we may be able to deduct research and development expenses in equal amounts over a period of three years commencing with the year of the payment of such expenses.
Law for the Encouragement of Capital Investments, 5719-1959
The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the “Investment Law”, provides certain incentives and tax benefits to eligible companies. Generally, an investment program that is implemented in accordance with the provisions of the Investment Law, which may be classified as an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Special Preferred Enterprise, a Preferred Technological Enterprise, or a Special Preferred Technological Enterprise, is entitled to benefits as discussed below. These benefits may include cash grants from the Israeli government and tax benefits, based upon, among other things, the geographic location in Israel of the facility of the company. In order to qualify for these incentives, Pagaya is required to comply with the requirements of the Investment Law.
The Investment Law was significantly amended effective as of April 1, 2005 (the “2005 Amendment”), as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). Pursuant to the 2005 Amendment, tax benefits granted in accordance with the provisions of the Investment Law prior to its revision by the 2005 Amendment remain in force but any benefits granted subsequently are subject to the provisions of the amended Investment Law. Similarly, the 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduced new benefits for Technological Enterprises, alongside the existing tax benefits.
Tax benefits under the 2011 Amendment
The 2011 Amendment cancelled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not wholly-owned by a governmental entity, and that, among other things, has Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Such corporate tax rate was reduced from 15% or 10% to 12.5% or 7%, respectively, in 2013, 16% or 9%, respectively, in 2014-2016, and 16% or 7.5%, respectively, commencing in 2017. Income derived by a Preferred

Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, subject to certain conditions and during a benefits period of 10 years, to a further reduced tax rate of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.
Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations – 0%, (unless the dividends are subsequently distributed to individuals or a non-Israeli company, in which case the rates detailed in the foregoing clauses (ii) and (iii) will apply), (ii) Israeli resident individuals – 20%, and (iii) non-Israeli residents (individuals and corporations) – 20%, subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate.
Pagaya currently does not intend to implement the 2011 Amendment.
New tax benefits under the 2017 Amendment that became effective on January 1, 2017
The 2017 Amendment provides new tax benefits for two types of “Technological Enterprises,” as described below, which are in addition to the previously existing tax benefit programs under the Investment Law.
The 2017 Amendment provides that a Preferred Company satisfying certain conditions will qualify as a “Preferred Technological Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technological Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technological Enterprise located in Development Zone A. In addition, a Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 12% on capital gains derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.
The 2017 Amendment further provides that a Preferred Company with group consolidated revenues of at least NIS 10 billion will qualify as a “Special Preferred Technological Enterprise,” and will enjoy a reduced corporate tax rate of 6% on “Preferred Technological Income” regardless of the company’s geographic location within Israel. It should be noted that the proportion of income that may be considered Preferred Technological Income and enjoy the tax benefits described above is calculated according to a nexus formula, which is based on the proportion of qualifying expenditures on intellectual property compared to overall expenditures. In addition, a Special Preferred Technological Enterprise will enjoy a reduced corporate tax rate of 6% on capital gains derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technological Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least 10 years, subject to the receipt of certain approvals as specified in the Investment Law.
Dividends paid out of Preferred Technological Income, which are distributed by a Preferred Technological Enterprise or a Special Preferred Technological Enterprise, are generally subject to tax at the rate of 20% or such lower rate as may be provided in an applicable tax treaty (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate). However, if such dividends are paid to an Israeli company, no tax is required to be withheld. If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more of the Israeli company and other conditions are met, the tax rate will be 4%. Dividends paid out to individuals may be subject to an additional surtax of 3%, as described below. In November 2021, an approval from the ITA was received stating Pagaya is entitled to the tax benefits under the 2017 Amendment, subject to certain approvals and subject to certain limitations on the income eligible for such tax benefits.
Taxation of our shareholders
Capital gains tax on sales of our Pagaya Class A Ordinary Shares
Israeli law generally imposes a capital gains tax on the sale of any capital assets by Israeli residents, as defined for Israeli tax purposes. Israeli law also generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares in Israeli companies, by both Israeli residents and non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The ITO distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain equivalent to the increase of the relevant asset’s purchase price attributable to an increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary surplus is currently not subject to tax in Israel. The real gain is the excess of the total capital gain over the inflationary surplus.
Capital gains taxes applicable to Israeli resident shareholders
An Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2021). An Israeli resident individual will generally be subject to capital gains tax at the rate of 25%. However, if the individual shareholder claims deduction of interest expense and linkage differences in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone, or together with such person’s related party or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to exercise these rights, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the ITO are taxed at the marginal tax rates applicable to business income (up to 47% in 2021) plus an additional surtax of 3% as described below. Certain Israeli institutions that are exempt from tax under Section 9(2) or Section 129C(a)(1) of the ITO (such as exempt trust funds and pension funds) may be exempt from capital gains tax from the sale of the shares.
Capital gains taxes applicable to non-Israeli resident shareholders
A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax if, among other conditions, the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) alone, or together with such Israeli residents’ related party or another person who collaborates with such Israeli resident on a permanent basis, hold, directly or indirectly, more than 25% of the means of control in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “U.S.-Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and who is entitled to claim the benefits afforded to such a resident by the U.S.-Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the company’s voting power during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In any such case, the sale, exchange or disposition of our Pagaya Class A Ordinary Shares by the U.S. Resident would be subject to Israeli tax, unless exempt under Israeli domestic law as described above. However, under the U.S.-Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the U.S.-Israel Tax Treaty or in the United States federal income tax laws applicable to foreign credits.
In some instances where our shareholders may be liable for Israeli tax on the sale of their Pagaya Class A Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source.

Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or to obtain a specific exemption from the ITA to confirm their status as non-Israeli residents, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.
A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid by January 31 and July 31 of each tax year for sales of securities traded on a stock exchange made during the last six months of the preceding year or during the first six months of the current year, respectively. However, if all tax due was withheld at source according to applicable provisions of the ITO and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay surtax (as further explained below). Capital gains are also reportable on an annual income tax return.
Taxation of Israeli shareholders on receipt of dividends
An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends that may be paid on our Pagaya Class A Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding 12-month period, the applicable tax rate is 30%. Individuals may also be required to pay surtax with respect to dividends received, as further explained below. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise. If the recipient of the dividend is an Israeli resident corporation, such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is subject to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the ITO is exempt from tax on dividends.
Taxation of non-Israeli shareholders on receipt of dividends
Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends that may be paid on our Pagaya Class A Ordinary Shares at the rate of 25%, or 30% if the recipient of the dividends is a “substantial shareholder” at the time of distribution or at any time during the preceding 12-month period, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not). The withholding rates may be reduced if the dividend is distributed from income attributed to a Preferred Enterprise or Technological Enterprise or if a reduced rate is provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced withholding rate. For example, under the U.S.-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Pagaya Class A Ordinary Shares who is a U.S. Resident is 25%. However, the maximum withholding tax rate on dividends (not generated by a Preferred Enterprise or Technological Enterprise) that are paid to a United States corporation holding shares representing 10% or more of our outstanding voting power throughout the tax year in which the dividend is distributed as well as during the previous tax year is generally 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. Notwithstanding the foregoing, dividends distributed from income attributed to an Approved Enterprise, Benefited Enterprise or Preferred Enterprise are not entitled to such reduction under the U.S.-Israel Tax Treaty but are subject to a withholding tax rate of 15% for a shareholder that is a U.S. corporation, provided that the conditions related to the outstanding voting rights and the gross income for the previous year (as set forth in the previous sentences) are met. If the dividend is attributable partly to income derived from a Preferred Enterprise or Technological Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will generally be exempt from filing a tax return in Israel, provided that (1) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to surtax (see below) in accordance with Section 121B of the ITO.
Surtax
Subject to the provisions of any applicable tax treaty, individuals who are subject to tax in Israel (whether or not any such individual is an Israeli resident) are also subject to a surtax at the rate of 3% on annual income (including, but not limited to, dividends, interest and capital gains) exceeding NIS 663,240 for 2022, which amount is linked to the annual change in the Israeli consumer price index.
Estate and Gift Tax
Israeli law presently does not impose estate or gift taxes.

INFORMATION ABOUT THE COMPANIES
About Pagaya
Pagaya makes life-changing financial products and services available to more people.
Pagaya has built, and is continuing to scale, a leading AI and data network for the benefit of financial services providers, their customers, and asset investors. Financial services providers integrated in Pagaya’s network, which are refer to as Pagaya’s “Partners,” range from high-growth financial technology companies to incumbent financial institutions, auto finance providers and brokers. Partners utilize Pagaya’s network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners are eligible to be acquired by Financing Vehicles.
In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, Pagaya believes underlying approaches to the determination of credit fitness for financial products are often outdated and overly manual. In Pagaya’s experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, Pagaya believes financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as Pagaya’s AI technology and network.
Pagaya is a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results. Partners utilize Pagaya’s centralized AI and data network to evaluate their customers’ applications in real time. Pagaya believes this solution measures risk and predicts behavior more accurately than legacy approaches, and Pagaya’s performance continuously improves as more information flows through its network. Further, Partners integrate seamlessly through APIs, providing them with access to Pagaya’s proprietary technology with minimal latency and no significant upfront investment.
Pagaya was founded in 2016 and is organized under the laws of the State of Israel. The mailing address of Pagaya’s principal executive office is Azrieli Sarona Bldg, 54th Floor, 121 Derech Menachem Begin, Tel-Aviv, 6701203, Israel and its phone number is +972 (3) 715 0920.
About Merger Sub
Merger Sub is a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Pagaya. Merger Sub was formed solely for the purpose of effecting the Merger and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Pagaya.
About EJFA
EJFA is a blank check company, incorporated as a Cayman Islands exempted company on December 22, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
EJFA’s objective is to generate attractive and sustainable long-term returns for shareholders by identifying compelling opportunities and enhancing value through improving operational and financial performance once a business combination is made.
Through the Sponsor, EJFA is affiliated with EJF Capital, an alternative asset manager, with approximately $9 billion in net assets under management, including $3.3 billion of collateral management assets. While EJFA has been open to pursuing an initial business combination target in any industry, EJFA’s thesis-driven investment strategy has focused its efforts in the financial services industry. EJFA has targeted financial services companies with products, services and technologies that support, enable or compete in the regulated and unregulated sectors where EJF Capital has historically invested including banking, insurance, asset management, specialty lending and real estate finance.
EJFA concentrated its efforts in identifying businesses with an equity value of approximately at least $1 billion.
EJFA sought to acquire established businesses that it believes are fundamentally sound but that could potentially benefit from financial, operational, strategic or managerial redirection to maximize value.
The mailing address of EJFA’s principal executive office is 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201, and its telephone number is (703) 879-3292.

EJFA’S BUSINESS
References in this “EJFA’s Business” section to the “Company,” “EJF Acquisition Corp.,” “EJFA,” “our,” “us” or “we” refer to EJF Acquisition Corp.
Introduction
EJFA is a blank check company incorporated on December 22, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. Prior to executing the Merger Agreement, EJFA’s efforts were limited to organizational activities, completion of the EJFA IPO and the evaluation of possible business combinations. EJFA has generated no operating revenues to date and does not expect that it will generate operating revenues prior to the consummation of the Merger.
EJFA IPO and simultaneous private placement
On March 1, 2021, we consummated the EJFA IPO of 28,750,000 EJFA Units, which includes the exercise by the underwriters of their over-allotment option in the amount of 3,750,000 EJFA Units, at a price of $10.00 per EJFA Unit, generating aggregate gross proceeds of $287,500,000. Each EJFA Unit consists of one EJFA Class A Ordinary Share, and one-third of one EJFA Public Warrant. UBS Securities LLC and Barclays Capital Inc. acted as the representatives of the several underwriters in the EJFA IPO. The EJFA Units sold in the EJFA IPO were registered under the Securities Act on a registration statement on Form S-1 (No. 333-252892), which the SEC declared effective on February 9, 2021. Simultaneously with the closing of the EJFA IPO, we consummated the sale of 5,166,667 EJFA Private Placement Warrants to the Sponsor at a price of $1.50 per EJFA Private Placement Warrant, generating total proceeds of $7,750,000. Each EJFA Warrant entitles the holder to purchase one EJFA Class A Ordinary Share at an exercise price of $11.50 per EJFA Class A Ordinary Share, subject to adjustment.
Offering proceeds held in trust
Following the EJFA IPO and the sale of the EJFA Private Placement Warrants, a total of $287,500,000 was placed in the Trust Account. We incurred $16,473,310 in offering costs, consisting of $5,750,000 of underwriting discount, $10,062,500 of deferred underwriting discount, and $660,810 of other offering costs.
As of December 31, 2021, we had cash and marketable securities held in the Trust Account of $287,610,757, net of redemptions. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred underwriting commissions and less taxes payable), to complete the EJFA IPO. We may withdraw interest from the Trust Account to pay our taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of December 31, 2021, we had cash of $381,400 held outside of the Trust Account. We have used the funds held outside the Trust Account primarily to identify and evaluate target businesses (culminating in the selection of Pagaya as the target of our initial business combination), perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and eventually structure, negotiate, and consummate the Merger.
We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay its income taxes, if any. Except as described in the prospectus for the EJFA IPO and described in the subsection herein entitled “EJFA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination (including the Merger) or our redemption of 100% of the outstanding EJFA Public Shares upon our failure to consummate a business combination within the required time period.
Fair market value of target business
The target business or businesses that EJFA acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its initial business combination (excluding funds in the amount of the deferred underwriting commissions and the taxes payable on the interest earned on the Trust Account), although EJFA may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. EJFA has determined that this test was met in connection with the proposed business combination with Pagaya as described in the section of this proxy statement/prospectus entitled “Proposal One—The Business Combination Proposal—Satisfaction of 80% Test” above.
Shareholder approval of the Merger
Under the EJFA Memorandum and Articles of Association, EJFA must seek shareholder approval of an initial business combination at a meeting called for such purpose at which shareholders may seek to have their shares redeemed for cash, regardless of whether they vote for or against the Merger or do not vote at all, subject to the limitations described in the prospectus for the EJFA IPO. Accordingly, in connection with the Merger, the EJFA Shareholders may seek to have their shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus. See “Special Meeting of EJFA Shareholders—Redemption Rights.”
If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Sponsor, initial shareholders, directors, officers, advisors or their affiliates may purchase our EJFA Class A Ordinary Shares or EJFA Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the EJFA IPO. There is no limit on the number of shares our initial shareholders, directors, officers, advisors or their affiliates may purchase or on the price they may pay in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase EJFA Public Shares or EJFA Public Warrants in such transactions.
In the event that the Sponsor, initial shareholders, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from EJFA Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.
The purpose of any such purchases of shares could be to (i) vote such shares in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of EJFA Public Warrants could be to reduce the number of EJFA Public Warrants outstanding or to vote such EJFA Public Warrants on any matters submitted to the EJFA Warrantholders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our EJFA Class A Ordinary Shares or EJFA Public Warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our sponsor, officers, directors and/or their affiliates anticipate that they may identify the EJFA Public Shareholders with whom our initial shareholders, officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders (in the case of EJFA Class A Ordinary Shares) following our mailing of a joint proxy statement/prospectus in connection with our initial business combination. To the extent that the Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling EJFA Public Shareholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our initial business combination, whether or not such EJFA Public Shareholder has already submitted a proxy with respect to our initial business combination but only if such EJFA Public Shares have not already been voted at the general meeting related to our initial business combination. Our sponsor, officers, directors, advisors or any of their affiliates may select which EJFA Public Shareholders to purchase EJFA Public Shares from based on a negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other U.S. federal securities laws. Our sponsor, officers, directors and/or their affiliates will not make purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
Liquidation if no merger
The EJFA Memorandum and Articles of Association provide that we will have only 24 months from the closing of the EJFA IPO to consummate an initial business combination, which is March 1, 2023. If we do not consummate an initial business combination within the completion window, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, redeem the EJFA Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to the EJFA to pay tax obligations, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of EJFA Public Shares then in issue, which redemption will completely extinguish EJFA Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of EJFA’s remaining members and the directors, liquidate and dissolve, subject in the case of the foregoing sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The EJFA Memorandum and Articles of Association provide that, if a resolution of our EJFA Public Shareholders is passed pursuant to the Companies Act to commence the voluntary liquidation of our company, we will follow the foregoing procedures, subject to applicable Cayman Islands law.
The Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete our initial business combination by March 1, 2023 (or such later date as may be approved by the EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association). However, for any EJFA Public Shares acquired in or after the EJFA IPO, the Sponsor or management team will be entitled to liquidating distributions from the Trust Account with respect to such EJFA Public Shares if we fail to complete our initial business combination within the allotted 24-month time period.
The Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the EJFA Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our EJFA Public Shares if we do not complete our initial business combination within 24 months from the closing of the EJFA IPO or (B) with respect to any other specified provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide EJFA Public Shareholders with the opportunity to redeem their EJFA Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding EJFA Public Shares. However, we may not redeem our EJFA Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of EJFA Public Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our EJFA Public Shares at such time.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1 million of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the EJFA IPO and the sale of the EJFA Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by EJFA Public Shareholders upon our dissolution would be approximately $10.00. The funds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of EJFA Public Shareholders. We cannot assure you that the actual per-share redemption amount received by EJFA Public Shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all third parties, vendors, service providers and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of EJFA Public Shareholders (and have obtained such waiver from Pagaya as part of the Merger Agreement), there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of EJFA under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum LLP, our independent registered public accounting firm, and the underwriters of the EJFA IPO, except with respect to the deferred underwriting commission in the case of liquidation, will not execute agreements with us waiving such claims to the monies held in the Trust Account. If the Merger is not completed as planned, making such a request of alternative potential target businesses may make our acquisition proposal less attractive to them, and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than Marcum LLP, our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per EJFA Public Share and (ii) the actual amount per EJFA Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the EJFA IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per EJFA Public Share in connection with any redemption of your EJFA Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by third parties, vendors and prospective target businesses.
In the event that the funds in the Trust Account are reduced below the lesser of (i) $10.00 per EJFA Public Share and (ii) the actual amount per EJFA Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of the EJFA IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1 million from the proceeds of the EJFA IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, EJFA Public Shareholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1 million, we may fund such excess with funds from the funds not to be held in the Trust Account. In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1 million, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.
If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of EJFA Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to EJFA Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by EJFA Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by EJFA Public Shareholders. Furthermore, the EJFA Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying EJFA Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
EJFA Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of EJFA Public Shares if we do not complete our initial business combination within 24 months from the closing of the EJFA IPO (or such later date as may be approved by the EJFA Shareholders in an amendment to the EJFA Memorandum and Articles of Association), (ii) in connection with a shareholder vote to amend the EJFA Memorandum and Articles of Association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of EJFA Public Shares if we do not complete our initial business combination within 24 months from the closing of the EJFA IPO or (B) with respect to any other specified provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective EJFA Public Shares for cash upon the completion of our initial business combination. In no other circumstances will an EJFA Public Shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, an EJFA Public Shareholder’s voting in connection with the business combination alone will not result in an EJFA Public Shareholder’s redeeming its EJFA Public Shares to us for an applicable pro rata share of the Trust Account. Such EJFA Public Shareholder must have also exercised its redemption rights described above. These provisions of the EJFA Memorandum and Articles of Association, like all provisions of the EJFA Memorandum and Articles of Association, may be amended with a shareholder vote.

Facilities
EJFA currently utilizes office space at 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201, leased from the Sponsor and the members of our management team as our executive offices. We consider our current office space adequate for our current operations.
Employees
EJFA currently has four officers: Neal Wilson, our Vice Chairman, Kevin Stein, our Chief Executive Officer; Thomas Mayrhofer, our Chief Financial Officer; and Erika Gray, our Chief Accounting Officer and Secretary. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. Thus far, they have devoted all the time that was necessary to identify and evaluate potential business combinations and to select and engage with Pagaya in the Merger Agreement and the Transactions contemplated by such agreement. If the Merger is not completed as planned, the amount of time they will continue to devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees after the consummation of the Merger.
Directors and executive officers
EJFA’s directors and executive officers are as follows:
Name	Age	Title
Emanuel J. Friedman	76	Chairman of the Board
Neal Wilson	56	Vice Chairman, Director
Kevin Stein	60	Chief Executive Officer, Director
Thomas Mayrhofer	50	Chief Financial Officer
Erika Gray	34	Chief Accounting Officer and Secretary
Brian P. Brooks	52	Independent Director
Joan C. Conley	65	Independent Director
Campbell R. Dyer	48	Independent Director
Robert Wolf	60	Independent Director
Emanuel J. Friedman, 76, has served as Chairman of EJFA’s board of directors since February 2021. Mr. Friedman co-founded EJF, which has been at the forefront of regulatory, event-driven investing in financials and real estate. Over the course of his 40+ year career in capital markets and asset management, Mr. Friedman has structured and built numerous innovative investment strategies that have focused on some of the most powerful trends in the financial sector driven by regulatory change. Prior to forming EJF, Mr. Friedman was a founder and the former Co-Chairman and Co-Chief Executive Officer of Friedman, Billings, Ramsey & Co., Inc. (“FBR”). At FBR, Mr. Friedman assisted in designing property and mortgage REIT vehicles. Throughout the 1990s, Mr. Friedman was active in building out FBR’s alternative asset management platform. He was also instrumental in the creation of hedge, private equity and venture capital funds at FBR, and maintains an extensive network of contacts within the collateralized debt obligations (“CDO”), hedge fund and private equity fund communities. Mr. Friedman received his BA in Education from the University of North Carolina at Chapel Hill and his JD from Georgetown University.
In connection with certain activities relating to a private investment in public equity transaction handled by FBR’s broker-dealer subsidiary in 2001, the SEC and the NASD (now FINRA) announced on December 20, 2006, a settlement with Mr. Friedman. Mr. Friedman was held responsible, as a control person of FBR, for its violations of Sections 10(b) and 15(f) of the Exchange Act and Rule 10b-5 promulgated thereunder as well as for violations of NASD Conduct Rule 2110. In addition, the SEC charged Mr. Friedman with a violation of Section 5 of the Securities Act. Mr. Friedman consented to the entry of a final judgment permanently enjoining him from violating Section 5 of the Securities Act, and as a control person, from violating Sections 10(b) and 15(f) of the Exchange Act and Rule 10b-5 promulgated thereunder. Mr. Friedman also paid fines totaling $1.25 million and was barred from associating with a broker or dealer in a supervisory capacity with a right to reapply in two years. Mr. Friedman does not believe that the outcome of this settlement prevents him from performing his duties as chairman of the EJFA Board.

Neal Wilson, 56, has served as EJFA’s Vice Chairman and a member of the EJFA Board since February 2021. In addition to serving as the Co-Chief Executive Officer for EJF Capital and Co-Chief Investment Officer of EJF’s Private Credit and Private Equity businesses, Mr. Wilson currently serves as the Chief Executive Officer of EJF Investments Manager LLC, the external manager to a closed-end fund listed on the London Stock Exchange (LSE: EJFI). Prior to forming EJF, Mr. Wilson served as a senior managing director for both the Alternative Asset Investments and Private Wealth Management groups at FBR. Prior to joining FBR, he was a senior securities attorney at Dechert LLP and a Branch Chief in the Division of Enforcement at the SEC in Washington, D.C. He served on the boards of trustees of Sidwell Friends School (Washington, DC) and Hood College for five and nine years, respectively. He chaired the endowment investment committee at Hood College during his entire tenure on the board and served on the endowment investment committee of Sidwell Friends for over 10 years. He also served as a member of the board of trustees for the Montgomery County (Maryland) Public Schools Employee Pension for nine years until 2013 and in 2014 received a Distinguished Service Award from Montgomery County for his contributions. Mr. Wilson served as Co-Chair and Honorary Chair, in 2014 and 2020, respectively, of the Bridges Gala for the Marriott Foundation for People with Disabilities’ Bridges from School to Work Program. He received his BA from Columbia University and his JD from the University of Pennsylvania.
Kevin Stein, 60, has served as EJFA’s Chief Executive Officer and a member of the EJFA Board since February 2021. Mr. Stein has been affiliated with EJF Capital since 2018 and is a Senior Managing Director in EJF’s Private Equity Group. Mr. Stein currently serves on the boards of Dime Community Bancshares, Inc. (Nasdaq: DCOM), where he serves as Audit Committee Chairman, and Ocwen Financial Corp (NYSE: OCN), where he serves as Chair of the Risk Committee. He was previously Chief Executive Officer and Co-Founder of Resolution Analytica Corp., a buyer of commercial deficiency judgments from depositories, and a Senior Managing Director KCK-US, Inc., a family office focused on private investments in financial services. Prior to joining KCK-US, Inc., he was Managing Director of the Financial Institutions Group of Barclays advising banks, specialty finance companies and financial sponsors. Mr. Stein was a Partner and Group Head of the Depository Investment Banking Practice of FBR Capital Markets & Co. From 1994 to 2004, he was a member of the management team of GreenPoint Financial Corporation (“GreenPoint”), a $25 billion retail bank and housing finance company based in New York. During his tenure at GreenPoint, Mr. Stein’s roles included Executive Vice President of Mortgage Banking, Chief Information Officer and Division Director of Retail Banking. Prior to joining GreenPoint, he was an Associate Director of the Federal Deposit Insurance Corporation, Division of Resolutions, leading failed bank resolution activities. Mr. Stein is Audit Committee Chairman and since 1996, a Director of Bedford Stuyvesant Restoration Corporation, the first community development corporation in the United States. He received his MBA from Carnegie Mellon University and his BS from Syracuse University.
Thomas Mayrhofer, 50, has served as EJFA’s Chief Financial Officer since February 2021. Mr. Mayrhofer joined EJF Capital in 2018, currently serves as EJF Capital’s Chief Operating Officer and is a member of the Executive Committee. Mr. Mayrhofer has 20 years of experience in the financial services industry. Prior to joining EJF Capital, Mr. Mayrhofer was a Partner and Managing Director at Carlyle. In addition to holding the position of Chief Financial Officer of Carlyle’s Corporate Private Equity Segment, Mr. Mayrhofer served on the Investment Committee for Carlyle’s Buyout and Growth Capital funds. Prior to joining Carlyle, Mr. Mayrhofer worked at Arthur Andersen LLP. He graduated from The College of William & Mary with a BBA in Accounting and serves on the Advisory Board for William & Mary’s Accounting Programs.
Erika Gray, 34, has served EJFA’s Chief Accounting Officer and Secretary since February 2021. Ms. Gray joined EJF Capital in 2018, currently serves as EJF Capital’s Chief Financial Officer and is a member of the Executive Committee. Ms. Gray joined EJF Capital from Ernst & Young where she worked eight years in the Financial Services Audit practice. Ms. Gray graduated from Wake Forest University with a BS and MS in Accounting.
Brian P. Brooks, 52, has served as a Director since February 2021. Mr. Brooks has served as the Chief Executive Officer of the BitFury Group since October 2021. From June 2021 to August 2021, Mr. Brooks served as Chief Executive Officer of Binance.US. From May 2020 to January 2021, Mr. Brooks served as Acting U.S. Comptroller of the Currency, where he was the administrator of the federal banking system and the chief executive of the 3,500-employee federal agency responsible for chartering and supervising banks comprising 70 percent of all banking activity in the United States. Mr. Brooks’ other board services include: a director of Springcoin, Inc., a blockchain-enabled digital credit bureau; a director of Interfirst Mortgage, a Chicago-based mortgage originator; and a director of Valor Latitude Acquisition Corp., a special purpose acquisition company focused on Latin American fintech opportunities. Mr. Brooks previously served as a director of the Federal National Mortgage Association (“Fannie Mae”), a $3.2 trillion asset public company that is the world’s largest investor in a single-family and multifamily mortgage assets. He also previously served as a director of Avant Holding Company, Inc., a marketplace lending and loan origination technology platform. From 2018 to 2020, Mr. Brooks served as Chief Legal Officer of Coinbase Global, Inc., from 2014 to 2018, as Executive Vice President, General Counsel, and Corporate Secretary of Fannie Mae, and from 2011 to 2014, as Vice Chairman of OneWest Bank, N.A. Prior to joining OneWest Bank, N.A., he served as managing partner of O’Melveny & Myers LLP’s Washington, D.C. office. Mr. Brooks received his BA from Harvard University and his JD from the University of Chicago.
Joan C. Conley, 65, has served as a Director since February 2021. Ms. Conley has served as a Senior Advisor on Corporate Governance & ESG Programs at Nasdaq, Inc., since December 2020. In December 2020, Ms. Conley retired from her role as the Senior Vice President and Corporate Secretary following nineteen years at Nasdaq, Inc., where she was responsible for the Nasdaq Global Corporate Governance Program and the Nasdaq Global Ethics and Corporate Compliance Program and the Nasdaq Educational Foundation. In her former role at Nasdaq, Inc., Ms. Conley also served as Managing Director of the Nasdaq Educational Foundation from 1994 to 2020 and as a founding Board Member of the Nasdaq Entrepreneurial Center from 2014 to 2020. Prior to joining Nasdaq, Inc. in 2001, Ms. Conley was the Senior Vice President and Corporate Secretary at the NASD from 1994 to 2001 and the Director of Human Resources from 1986 to 1994. In July 2021, Joan was elected to the Board of Tigo Energy, a private company providing smart module technology for the solar industry. Ms. Conley is also a member of the Society of Corporate Governance Professionals, the Advisory Board of the Harvard Law School Corporate Governance Forum and a member of the Economic Club of Washington D.C. Ms. Conley has served on the board and audit committees of several non-profit organizations in Washington D.C. Ms. Conley received her BA in Economics from Dominican University and her MS in Industrial & Labor Relations from Loyola University of Chicago.
Campbell “Cam” R. Dyer, 48, has served as a Director since February 2021. Mr. Dyer is a private equity investor focused on technology-enabled businesses. Until January 1, 2022, Mr. Dryer was a Senior Advisor of Carlyle, which he joined in July 2002 and where he was previously the Global Co-Head of the Technology, Media and Telecommunications and Business Services Sector. Mr. Dyer also serves on the board of directors of Cadence Rx, a pharmacy benefit management services technology platform. Mr. Dyer also serves on the Advisory Boards of Crosslake Technologies, a leading provider of tech due diligence and advisory services to private equity firms and their portfolio companies, Melior Equity Partners (formerly Carlyle Cardinal Ireland Fund), a private investment firm focused on control investments based in Ireland, and WSC & Company, a private investment firm focused on acquiring businesses through the traditional search fund model. Mr. Dyer recently served on the boards of ProKarma, Inc., APC Workforce Solutions, LLC, ION Group, Dealogic, and CommScope Holding Company, Inc. Prior to joining Carlyle in 2002, Mr. Dyer worked at Bain & Company and Bowles Hollowell Connor & Co. Mr. Dyer received his BS from Washington & Lee University and his MBA from Harvard Business School.
Robert Wolf, 60, has served as a Director since February 2021. Mr. Wolf is the founder of 32 Advisors LLC, a holding company which includes the direct investing arm 32 Ventures and the bi-partisan economic insights platform Strategic Worldviews. Prior to forming 32 Advisors LLC in 2012, Mr. Wolf spent 18 years at UBS Group AG (“UBS AG”), a global financial services firm. At UBS AG, Mr. Wolf held several senior positions including Chairman and CEO of UBS AG Americas and President and Chief Operating Officer of UBS AG Investment Bank. He joined UBS AG in 1994 after spending 10 years at Salomon Brothers, Inc. Mr. Wolf held three Presidential appointments under President Obama; as a member of the Economic Recovery Advisory Board from 2009 to 2011, the Council on Jobs and Competitiveness from 2011 to 2013 and the Export Council from 2014 to 2016. In 2012, Mr. Wolf was on the Homeland Security Advisory Council’s Border Infrastructure Task Force. Mr. Wolf currently serves on the board of directors of the Obama Foundation, the Undergraduate Executive Board of the Wharton School, and is a member of the Partnership for NYC. He formerly served as Vice Chairman of the Robert F. Kennedy Center for Justice & Human Rights, on the board of trustees of the Children’s Aid Society, on the Athletics Board of Overseers at the University of Pennsylvania. Mr. Wolf received his BS from the Wharton School at the University of Pennsylvania.

Committees of the Board of Directors
The EJFA Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. EJFA’s audit committee, nominating and corporate governance committee and compensation committee are comprised solely of independent directors. Subject to phase-in rules, the Nasdaq Capital Market listing standards and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the Nasdaq Capital Market listing standards require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter approved by the EJFA Board and has the composition and responsibilities described below. The charter of each committee is available on EJFA’s website at www.ejfacquisition.com under the “Investor Relations” section. Information on EJFA’s website is not incorporated by reference into this joint proxy/prospectus.
Audit Committee
Brian P. Brooks, Campbell R. Dyer and Robert Wolf serve as members of the EJFA audit committee and Campbell R. Dyer serves as chair of the EJFA audit committee. Mr. Dyer is independent of and unaffiliated with the Sponsor and EJFA’s underwriters. Under the Nasdaq Capital Market listing standards and applicable SEC rules, all the directors on the audit committee must be independent.
Mr. Dyer is financially literate and the EJFA Board has determined that Mr. Dyer qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
EJFA has adopted an audit committee charter, which details the principal functions of the audit committee, including:
•
assisting board oversight of (1) the integrity of EJFA’s financial statements, (2) EJFA’s compliance with legal and regulatory requirements, (3) EJFA’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of EJFA’s internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss EJFA’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing EJFA’s specific disclosures under “EJFA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and EJFA’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding EJFA’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Joan C. Conley and Robert Wolf serve as members of the compensation committee and Robert Wolf serves as chair of the compensation committee. Under the Nasdaq Capital Market listing standards, all the directors on the compensation committee must be independent.
EJFA has adopted a compensation committee charter, details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to EJFA’s chief executive officer’s compensation, evaluating EJFA’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of EJFA’s chief executive officer’s based on such evaluation;

•
reviewing and making recommendations to EJFA’s board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of EJFA’s other officers;

•	reviewing EJFA’s executive compensation policies and plans;
•	implementing and administering EJFA’s incentive compensation equity-based remuneration plans;
•	assisting management in complying with EJFA’s proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for EJFA’s officers and employees;
•	producing a report on executive compensation to be included in EJFA’s annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of the Sponsor of up to $10,000 per month, for up to 24 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of the EJFA Public Shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the Nasdaq Capital Market and the SEC.
Nominating and Corporate Governance Committee
The member of EJFA’s nominating and corporate governance committee is Joan C. Conley. Ms. Conley serves as chair of the nominating and corporate governance committee. Under the Nasdaq Capital Market listing standards, all the directors on the nominating and corporate governance committee must be independent.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of EJFA’s corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of EJFA; and
•	reviewing on a regular basis EJFA’s overall corporate governance and recommending improvements as and when necessary.
The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the EJFA Board considers educational background, diversity of professional experience, knowledge of EJFA’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the EJFA Shareholders. Prior to EJFA’s initial business combination, the EJFA Shareholders will not have the right to recommend director candidates for nomination to the EJFA Board.
Only holders of EJFA Class B Ordinary Shares will have the right to vote for the election of, and to remove, directors prior to or in connection with the completion of EJFA’s initial business combination, which directors will be proposed by the EJFA Board following a nomination by the nominating and corporate governance committee.
Executive officer and director compensation
If the Merger is consummated, Emanuel Friedman is expected to be named to the Pagaya Board. As such, he may receive any cash fees, stock options or stock awards that the Pagaya Board determines to pay to its directors.
Legal proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against EJFA or any members of its management team in their capacity as such.
EJFA has received a letter from a putative stockholder of EJFA dated April 29, 2022 (the “Letter”) alleging that this proxy statement/prospectus omits material information concerning the Merger. The Letter seeks the issuance of corrective disclosures in an amendment or supplement to this proxy statement/prospectus.
Periodic reporting and audited financial statements
EJFA has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC.

EJFA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
References in this “EJFA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “EJF Acquisition Corp.,” “EJFA,” “our,” “us” or “we” refer to EJF Acquisition Corp.
The following discussion and analysis of the EJFA’s financial condition and results of operations should be read in conjunction with the unaudited interim condensed financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Cautionary Note Regarding Forward-Looking Statements
The following discussion and analysis includes forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other SEC filings.
Overview
We are a blank check company incorporated on December 22, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.
Recent Events
On September 15, 2021 we entered into the Merger Agreement, which, among others, provides for the business combination with Pagaya. See the section of this proxy statement/prospectus titled “Proposal Two—The Merger Proposal.”
Liquidity and Capital Resources
On March 1, 2021, we consummated the EJFA IPO of 28,750,000 EJFA Units, which includes the exercise by the underwriters of their over-allotment option in the amount of 3,750,000 EJFA Units, at a price of $10.00 per EJFA Unit, generating aggregate gross proceeds of $287,500,000. Simultaneously with the closing of the EJFA IPO, we consummated the sale of 5,166,667 EJFA Private Placement Warrants to the Sponsor at a price of $1.50 per EJFA Private Placement Warrant, generating total proceeds of $7,750,000.
Following the EJFA IPO and the sale of the EJFA Private Placement Warrants, a total of $287,500,000 was placed in the Trust Account. We incurred $16,473,310 in offering costs, consisting of $5,750,000 of underwriting discount, $10,062,500 of deferred underwriting discount, and $660,810 of other offering costs.
At December 31, 2021, we had cash and marketable securities held in the Trust Account of $287,610,757. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred underwriting commissions and less taxes payable) to complete the Merger. We may withdraw interest from the Trust Account to pay our taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete the Merger, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
At December 31, 2021, we had cash of $381,400 held outside of the Trust Account. We intend to use the funds held outside of the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate, and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination (including the Merger), the Sponsor, officers, directors, or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into private placement warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the EJFA Private Placement Warrants.
Prior to the completion of the initial business combination, Pagaya does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Pagaya does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in Pagaya’s Trust Account. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception through December 31, 2021 were organizational activities, those necessary to prepare for the EJFA IPO, described below, and, subsequent to the EJFA IPO, identifying a target company for a business combination, including identifying and engaging with Pagaya. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held after the EJFA IPO. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting, and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.
For the year ended December 31, 2021, we had net loss of $8,160,112, which consisted of $110,758 of interest earned on marketable securities held in the Trust Account and operating account, and unrealized gain on warrant liability of $1,843,618, offset by offering costs allocated to warrant liability of $862,470, excess of EJFA Private Placement Warrants fair value over purchase price of $8,009,617, and operating costs of $1,495,252. For the period from December 22, 2020 (inception) through December 31, 2020, we had net loss of approximately $3,537, which consists of formation and operation costs.
Critical Accounting Estimates
The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable EJFA Class A Ordinary Shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable EJFA Class A Ordinary Shares are affected by charges against additional paid in capital and accumulated deficit.
Ordinary Shares Subject to Possible Redemption
We account for EJFA Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. EJFA Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, EJFA Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed balance sheets.
Offering Costs Associated with the EJFA IPO
We complied with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the EJFA IPO. We allocate the offering costs between the EJFA Ordinary Shares and EJFA Public Warrants using relative fair value method, with the offering costs allocated to the EJFA Public Warrants expensed immediately. Offering costs associated with the EJFA Class A Ordinary Shares have been charged to shareholders’ equity.
Net Income Per Ordinary Share
We have two classes of shares, which are referred to as EJFA Class A Ordinary Shares and EJFA Class B Ordinary Shares. Earnings and losses are shared pro rata between the two classes of shares. The 14,750,000 EJFA Class A Ordinary Shares underlying outstanding warrants were excluded from diluted earnings per share for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per common share is the same as basic net income per common share for the periods.
Derivative Financial Instruments
We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Off-Balance Sheet Arrangements
As of December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act.
Commitments and Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities as of December 31, 2021.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $10,062,500, in aggregate. The underwriters’ deferred commissions will be paid to the underwriters from the funds held in the Trust Account upon and concurrently with the completion of our initial business combination. The deferred underwriting fees will be waived by the underwriters solely in the event that we do not complete a business combination, subject to the terms of the underwriting agreement.
The following table illustrates the deferred underwriting fee payable at each redemption level identified below:
	As of May 1, 2022
	No Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Unredeemed EJFA Public Shares	28,750,000	14,375,000	0
Trust Proceeds	$287,500,000	$143,750,000	$5,000,001
Deferred Underwriting Fees	$10,062,500	$10,062,500	$10,062,500
Effective Deferred Underwriting Fee (%)	3.50%	7.00%	201.25%
On September 14, 2021, we entered into an agreement with UBS (“UBS Agreement”), acting as lead financial advisor and capital markets advisor to EJFA in connection with EJFA’s proposed Merger with Pagaya. Pursuant to the UBS Agreement, the transaction fee equals $10,000,000. EJFA and UBS agreed that UBS will reduce the transaction fee in the event the percentage of EJFA’s outstanding redeemable shares redeemed at the time of closing of the Merger exceeds 50% (“Transaction Fee Adjustment”). The Transaction Fee Adjustment shall be calculated on a pro rata basis upon breach of the 50% redemption calculation and shall not exceed 25% of the transaction fee or $2,500,000. In the event that a business combination is not consummated for any reason, EJFA shall not have any liability to UBS for the transaction fee.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the EJFA IPO or until we are no longer an “emerging growth company,” whichever is earlier.

PAGAYA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with the “Selected Consolidated Financial Data” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2021 and 2020, and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In this section “we,” “us,” “our” and “the Company” refer to Pagaya.
Company Overview
Pagaya makes life-changing financial products and services available to more people.
We have built, and we are continuing to scale, a leading AI and data network for the benefit of financial services providers, their customers, and asset investors. Financial services providers integrated in our network, which we refer to as our “Partners,” range from high-growth financial technology companies to incumbent financial institutions, auto finance providers and brokers. Partners utilize our network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.
In recent years, investments in digitization have improved the front-end delivery of financial products, upgrading customer experience and convenience. Notwithstanding these advances, we believe underlying approaches to the determination of credit fitness for financial products are often outdated and overly manual. In our experience, providers of financial services tend to utilize a limited number of factors to make decisions, operate with siloed technology infrastructure and have data limited to their own experience. As a result, we believe financial services providers approve a smaller proportion of their application volume than is possible with the benefit of modern technology, such as our AI technology and network.
We are a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results. Partners utilize our centralized AI and data network to evaluate their customers’ applications in real time. We believe this solution measures risk and predicts behavior more accurately than legacy approaches, and our performance continuously improves as more information flows through our network. Further, Partners integrate seamlessly through APIs, providing them with access to our proprietary technology with minimal latency and no significant upfront investment.
Business Combination and Public Company Costs
On September 15, 2021, EJFA, Pagaya and Merger Sub entered into the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into EJFA, with EJFA surviving the Merger as a wholly-owned subsidiary of Pagaya. As a result of the Merger, and upon consummation of the Transactions, the EJFA Shareholders will become Pagaya Shareholders.
Pursuant to the Merger Agreement, at the Effective Time, (a) each EJFA Class B Ordinary Share, issued and outstanding immediately prior to the Effective Time, will be automatically converted into the right of the holder thereof to receive one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring, (b) each EJFA Class A Ordinary Share issued and outstanding immediately prior to the Effective Time, will be converted into the right of the holder thereof to receive one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring and (c) issued and outstanding warrants of EJFA sold to the public and to the Sponsor, in a private placement in connection with the EJFA IPO, will automatically and irrevocably be assumed by Pagaya and converted into a corresponding warrant exercisable for Pagaya Class A Ordinary Shares in accordance with the terms of the Warrant Agreement entered into immediately prior to the Effective Time.
At the Closing, immediately prior to the Stock Split and the Effective Time, each Pagaya Preferred Share will be converted into Pagaya Ordinary Shares in accordance with Pagaya’s organizational documents. Immediately following the Conversion but prior to the consummation of the PIPE Investment, Pagaya will convert each

Pagaya Ordinary Share that is issued and outstanding immediately prior to the Effective Time (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement such that each Pagaya Ordinary Share will have a value of $10.00 per share. The Founders will each receive Pagaya Class B Ordinary Shares, which will carry voting rights in the form of 10 votes per share of Pagaya, and the other Pagaya Shareholders will receive Pagaya Class A Ordinary Shares, which will carry voting rights in the form of one vote per share of Pagaya, in accordance with Pagaya’s organizational documents.
The Merger and the other Transactions are subject to a number of conditions, including the condition that EJFA have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Transactions. The obligation of each party to effect the Merger and the other Transactions is also subject to the satisfaction of conditions that there is no legal prohibition against consummation of the Transactions, that the Pagaya Ordinary Shares be approved for listing on Nasdaq subject only to official notice of issuance thereof, receipt of the requisite approval of EJFA Shareholders and Pagaya Shareholders, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the waiting period or periods under the HSR Act applicable to the Transactions will have expired or been terminated (which waiting period expired on November 12, 2021), the truth and accuracy of the other party’s representations and warranties in the Merger Agreement, subject to certain materiality standards set forth therein and subject to exceptions set forth in the Pagaya Disclosure Letter and the EJFA Disclosure Letter, the non-occurrence of any material adverse effect with respect to the other party from the date of the Merger Agreement, compliance by the other party in all material respects with all agreements, obligations and covenants required by the Merger Agreement and delivery to each party of a certificate executed by an authorized executive officer of the other party certifying as to certain of these conditions. The Merger is also subject to satisfaction of a condition in favor of Pagaya that the minimum cash condition is satisfied (which minimum cash condition is less than the amount committed as part of the PIPE Investment). There are no assurances that all conditions to effecting the Merger and the other Transactions will be satisfied or that the conditions will be satisfied in the time frame expected.
If the conditions to effect the Merger and the other Transactions are not satisfied (or are not waived, to the extent waivable), either EJFA or Pagaya, as applicable, may, subject to the terms and conditions of the Merger Agreement, terminate the Merger Agreement under certain circumstances. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination.”
Under both the no redemption and maximum redemption scenarios, the Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Pagaya has been determined to be the accounting acquirer. The post-Closing combined company will be the successor SEC registrant, meaning that Pagaya’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.
As a consequence of the Merger, the Pagaya Class A Ordinary Shares will be registered under the Exchange Act and listed on Nasdaq, which will require Pagaya to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Pagaya expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Our Economic Model
Pagaya’s revenues are primarily derived from Network Volume. Network Volume represents the assets that our Partners, which range from high-growth financial technology companies to incumbent financial services firms, originate with the assistance of our AI technology and are acquired by the Financing Vehicles through our network. We source capital from Asset Investors who invest in Financing Vehicles. We earn revenue, primarily in the form of fees, when Network Volume is acquired by the Financing Vehicles. These fees reflect the premium that Financing Vehicles pay for assets originated using our AI technology. We also earn a smaller portion of our revenues from fees related to the establishment and administration of certain Financing Vehicles.

We incur costs when Network Volume is acquired by the Financing Vehicles. These costs, which we refer to as “Production costs,” compensate our Partners for acquiring, originating and servicing assets. Accordingly, the amount and growth of our Production costs are highly correlated to Network Volume.
Additionally, we have built, and we are continuing to scale, what we believe to be one of the world’s largest data science and AI organizations focused on allowing our Partners to better evaluate risk. Headcount, technology overhead and development expenses related to this network represent the significant portion of our expenses outside of Production costs.
Key Factors Affecting Our Performance
Expanded Usage of Our Network by Our Existing Partners
We continually seek to grow Network Volume, which represents a key source of our growth. Our AI technology enables our Partners to convert a larger proportion of their application volume into assets originated by the Partners than they could do on their own, expanding their ecosystem and generating incremental revenues. As such, our Partners have historically scaled rapidly upon utilizing our network. Since our inception in 2016, our Partners’ volume on our network has increased by a median of 3 times after six months and 6 times after 12 months, when measured relative to the Partner’s second month volume. Additionally, since inception, we have experienced 100% retention of our Partners.
Adoption of Our Network by Partners
We devote significant time, and have a sales force that focuses on, recruiting new Partners to our network. We recently significantly expanded our senior team to take advantage of incremental Partner opportunities, which is reflected in increased costs in recent periods. We currently expect the pace of hiring to moderate over future periods. We believe that our success in adding new Partners to our network is driven by our distinctive value proposition: driving significant revenue uplift to our Partners at limited incremental cost or credit risk to our Partners. Our success in adding new Partners has contributed to our overall Network Volume growth and driven our ability to rapidly scale new markets including auto loans and real estate.
Continued Improvements to Our AI Technology
Our historical growth has been significantly influenced by improvements to our AI technology, which are in turn driven both by the deepening of our proprietary data asset and the strengthening of our AI technology. As our existing Partners expand their usage of our network, and new Partners join our network, our data asset increases. Our technology improvements thus benefit from a flywheel effect that is characteristic of AI technology, in that improvements are derived from a continually increasing base of training data for our models. As more data leads to improved AI technology and models, we have found that, and we expect to continue to experience, our AI technology leads to more efficient pricing and greater Network Volume.
In addition to the accumulation of data, we make improvements to our models by leveraging the experience of our research and development specialists. Our research and development team is central to accelerating the sophistication of our AI technology and has expanded into new markets and use cases. We are reliant on the success of this team to make these improvements to our models over time. We recently added staff to our research and development team and expect to continue to grow this team opportunistically and increase our strength in this area. We believe that advances in our AI technology will be key to our continued growth.
Availability of Funding from the Asset Investors
We earn the significant majority of our revenues when we generate Network Volume. The availability and growth of funding from the Asset Investors in the Financing Vehicles is critical to our growth, as Financing Vehicles only acquire an asset if funding is available for that specific asset. The recent rise in interest rates and the wind-down of stimulus programs has led to a tighter market for credit and an increased cost of capital. Although our ability to obtain funding has not been significantly impacted to date, if these macroeconomic trends continue, we may experience reduced access to capital and our revenue and profitability could be negatively impacted.
Performance of Assets Originated by Partners with the Assistance of Our AI Technology
The availability of funding from the Asset Investors is a function of investor demand for consumer credit assets, as well as the performance of assets originated by our Partners using our AI technology and acquired by the Financing Vehicles. We believe that Asset Investors view our AI technology as an important component in delivering assets that meet their investment criteria. The wind-down of stimulus programs and recent rapid increase in interest rates adversely impacted consumer credit performance across the industry, including certain of our securitizations. In particular, certain of our recent Financing Vehicles have had substantially higher delinquencies when compared to similar securitizations of our 2020 vintage, as demonstrated by our three most recent 2021 securitizations for which data is publicly available. This may result in a decline in our revenue, income and cash flow and our ability to continue to finance our operations through these channels. We continuously modify our AI technology to improve its effectiveness and predictiveness, including in response to changing macroeconomic conditions, such as recent changes in consumer credit performance and fluctuations in the credit markets. To the extent that assets acquired by the Financing Vehicles underperform Asset Investors’ expectations, the availability of funding may be adversely affected.
Impact of Macroeconomic Cycles
We expect economic cycles to affect our financial performance and related metrics. Economic conditions, such as the wind-down of stimulus programs and recent increase in interest rates, may impact consumer demand for financial products our Partners offer, our Partners’ ability to convert customer application volume, as well as the availability of funding from the Asset Investors through the Financing Vehicles. The growth of the personal lending market has benefitted from historically low interest rates and as interest rates increase the growth of this market and our growth and profitability could be negatively impacted. In addition, a potential economic downturn may also adversely affect the performance of assets that the Financing Vehicles acquire through our network, for example the personal loans acquired from our Partners are, for the most part, unsecured, and our Partners’ customers may not prioritize repayment of those loans in an economic downcycle. In addition, with respect to auto loans, prices for cars have been historically high, and if this trend does not continue, the full recovery of the value of a defaulting auto loan is less likely, which could adversely affect our ability to grow our auto loan business. At the same time, such events, including the COVID-19 pandemic, provide key data that we can utilize to improve our AI technology, and these events may also help to validate the outcomes our network drives for both Partners and Asset Investors.

Key Operating Metrics
We collect and analyze operating and financial data of our business to assess our performance, formulate financial projections and make strategic decisions. In addition to total revenues, net operating income (loss), and other results under U.S. GAAP, the following table sets forth key operating metrics we use to evaluate our business.
	Year Ended December 31,
	2021	2020	Change
	(in millions)
Network Volume	$4,904	$1,591	$3,313
Network Volume
We believe the Network Volume metric to be a good proxy for our overall scale and reach as a network, as we generate revenue primarily on the basis of Network Volume. Network Volume is driven by our relationships with our Partners, and we believe that this has benefited from continuous improvements to our AI technology, enabling our technology to more effectively identify more assets for acquisition by the Asset Investors through the Financing Vehicles. Network Volume is comprised of assets originated by various Partners across a number of markets in which we are active, including personal loans, auto loans, real estate assets, credit card receivables and point of sale receivables.
Components of Results of Operations
Revenue
We generate revenue from network AI fees, contract fees, interest income and investment income. Network AI fees and contract fees are presented together as Revenue from Fees in the consolidated financial statements. Revenue from Fees is recognized after applying the five-step model consistent with ASC 606 and reflects the consideration we expect to receive in exchange for the services provided.
Network AI fees. Network AI fees are earned and collected from Financing Vehicles upon the generation of Network Volume and upon their establishment. These fees reflect the premium Financing Vehicles pay for Network Volume originated by our Partners with the assistance of our AI technology.
Contract Fees. Contract fees primarily include administration and management fees, and performance fees. Administration and management fees are contracted upon the establishment of individual pools of capital and are earned and collected over their remaining lives. Performance fees are earned when certain Financing Vehicles exceed contractual return hurdles and a significant reversal in the amount of cumulative revenue recognized is not expected to occur.
We also earn a small portion of our revenue from interest income and investment income associated with our ownership interest in certain Financing Vehicles.
Costs and Operating Expenses
Costs and operating expenses consist of research and development, sales and marketing expense, general and administrative expenses and Production costs. Salaries and personnel-related costs, including benefits, bonuses, share-based compensation, and outsourcing comprise a significant component of several of these expense categories. A portion of our compensation expense is denominated in the Israeli New Shekel (“NIS”), which could result in variability in our operating expenses that are presented in U.S. Dollars.
Production Costs
Production costs are primarily comprised of fees paid to our Partners when Network Volume is acquired by the Financing Vehicles. Accordingly, the amount and growth of our Production costs are highly correlated to Network Volume. Additionally, but to a lesser extent, Production costs also include expenses we incur to renovate single family residence assets.
Research and Development
Research and development expenses primarily comprise costs associated with the maintenance and ongoing development of our network and technology including personnel, allocated costs, and other development-related expenses. Research and development costs are expensed as incurred. We expect these costs to increase as we continue to hire new employees in order to support our anticipated growth. We believe continued investments in research and development are important to attain our strategic objectives and expect research and development costs to increase in absolute dollars. As we intend to continue scaling our research and development initiatives, these expenses are expected to grow in proportion to our total revenue and other income.
Sales and Marketing
Sales and marketing expenses are comprised primarily of salaries and personnel-related costs, as well as the costs of professional services, advertising promotional activities and allocated overhead. Sales and marketing expenses are expensed as incurred. We expect that sales and marketing expenses will increase as a percentage of revenue in relation to the expansion of sales and marketing efforts to drive growth and diversification. Furthermore, sales and marketing expenses in absolute dollars and as a percentage of total revenue and other income may fluctuate from period to period based on total revenue and other income levels and the timing of our investments in our sales and marketing functions as these investments may vary in scope and scale over future periods depending on our strategic business plan, opportunities that may present themselves in various markets, and other eventualities.
General and Administrative
General and administrative expenses are primarily comprised of personnel-related costs for our executive, finance, legal and other administrative functions, professional fees for external legal, accounting and other professional services and allocated overhead costs. General and administrative expenses are expensed as incurred. We expect that our general and administrative expenses will increase in absolute dollars for the foreseeable future as we grow our business. We also anticipate additional costs and expenses associated with maintaining a publicly listed company.
Other Expense, net
Other expense, net primarily consists of changes in the fair value of the redeemable convertible preferred share warrant liability, as well as the change in the fair value of the option pertaining to Pagaya Class D Preferred Shares.
Income Tax Expense
We account for taxes on income in accordance with ASC 740, “Income Taxes.” We are eligible for certain tax benefits in Israel under the Law for the Encouragement of Capital Investments, 1959, or the Investment Law at a reduced tax rate of 12%. Accordingly, as we generate taxable income in Israel, our effective tax rate is expected to be lower than the standard corporate tax rate for Israeli companies, which is 23%. Our taxable income generated outside of Israel or derived from other sources in Israel, which is not eligible for tax benefits, will be subject to the regular corporate tax rate in their respective tax jurisdictions.
Net Income and Comprehensive Income Attributable to Noncontrolling Interests
Net income attributable to noncontrolling interests in our consolidated statements of operations is a result of our investments in certain of our consolidated variable interest entities (“VIEs”) and consists of the portion of the net income of these consolidated entities that is not attributable to us.

Results of Operations
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.
	Year Ended December 31,
	2021	2020
Revenue
Revenue from Fees	$445,866	$91,740
Other Income
Interest income	28,877	6,993
Investment (loss) income	(155)	277
Total Revenue and Other Income	474,588	99,010
Costs and Operating Expenses
Production costs	232,324	49,085
Research and development	66,211	12,332
Sales and marketing	49,627	5,668
General and administrative	132,235	10,672
Total Costs and Operating Expenses	480,397	77,757
Operating Income (Loss)	(5,809)	21,253
Other expense, net	(55,839)	(55)
Income (Loss) Before Income Taxes	(61,648)	21,198
Income tax expense	7,875	1,276
Net Income (Loss) and Comprehensive Income (Loss)	(69,523)	19,922
Net Income and Comprehensive Income Attributable to Noncontrolling Interests	21,628	5,452
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Pagaya Technologies Ltd. shareholders	$(91,151)	$14,470
The following table sets forth share-based compensation for the periods indicated below (in thousands):
	Year Ended December 31,
	2021	2020
Research and Development	$27,042	$89
Selling and Marketing	18,458	4
General and Administrative	22,285	63
Total share-based Compensation in operating expenses	$67,785	$156
In connection with the Secondary Sale, share-based compensation for the year ended December 31, 2021 included $56.8 million of expense related to the amount paid in excess of the estimated fair value of a Pagaya Ordinary Share as of the date of the transactions. See Note 13 to our condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for further details.
Comparison of Years Ended December 31, 2021 and 2020
Total Revenue and Other Income
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Revenue from Fees	$445,866	$91,740	$354,126	386.0%
Interest income	28,877	6,993	21,884	313.0%
Investment income	(155)	277	(432)	(156.0)%
Total Revenue and Other Income	$474,588	$99,010	$375,578	379.0%

Total revenue and other income, increased by $375.6 million, or 379%, to $474.6 million for the year ended December 31, 2021 from $99.0 million for the year ended December 31, 2020. The largest driver of the increase was growth in Revenue from Fees.
Revenue from Fees increased by $354.1 million, or 386%, to $445.9 million for the year ended December 31, 2021 from $91.7 million for the year ended December 31, 2020. The increase is directly correlated with the growth in Network Volume, which increased by approximately 208% from $1.6 billion for the year ended December 31, 2020. Network Volume is a function of supply from existing and new Partners, as well as market demand for credit assets. Market demand for credit assets, as represented by capital inflows to Financing Vehicles, grew 167% to $5.6 billion as of December 31, 2021, from $2.1 billion as of December 31, 2020.
Interest income increased by $21.9 million, or 313%, to $28.9 million for the year ended December 31, 2021 from $7.0 million for the year ended December 31, 2020. Interest income generated from our risk retention holdings held in the Company’s consolidated VIEs increased by $20.2 million, or 296% as compared to 2020.
Investment income (loss) decreased by approximately $0.5 million, or 156%, to $(0.2) million for the year ended December 31, 2021 from $0.3 million for year ended December 31, 2020. The increase was attributable to the performance of our investments.
Costs and Operating Expenses
	Year Ended December 31,
	2021	2020
	(in thousands)
Production costs	$232,324	$49,085
Research and development	66,211	12,332
Sales and marketing	49,627	5,668
General and administrative	132,235	10,672
Total Costs and Operating Expenses	$480,397	$77,757
Production Costs
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Production costs	$232,324	$49,085	$183,239	373.0%
Percentage of total revenue and other income	49.0%	50.0%
Production costs increased by $183.2 million, or 373%, to $232.3 million for the year ended December 31, 2021 from $49.1 million for the year ended December 31, 2020. This increase was primarily due to a growth in Network Volume. Our Production costs as a percentage of total revenue and other income is consistent year over year, which were 50% and 49% for the year ended December 31, 2021, and 2020, respectively.

Research and Development
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Research and development	$66,211	$12,332	$53,879	437.0%
Percentage of total revenue and other income	14.0%	12.0%
Research and development costs increased by $53.9 million, or 437%, to $66.2 million for the year ended December 31, 2021 from $12.3 million for the year ended December 31, 2020. This increase was primarily due to a $44.6 million increase in personnel-related expenses from the growth in employee headcount, $4.5 million in server costs, $1.9 million in professional services, and $2.9 million in overhead allocation costs. Headcount in research and development increased by 106.4% between December 31, 2020 and December 31, 2021. Research and development costs as a percentage of total revenue and other income increased over this period due to increased employee compensation as our business scaled.
Sales and Marketing
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Sales and marketing	$49,627	$5,668	$43,959	776.0%
Percentage of total revenue and other income	10.0%	6.0%
Sales and marketing costs increased by $43.9 million, or 776%, to $49.6 million for the year ended December 31, 2021 from $5.7 million for the year ended December 31, 2020. This increase was primarily due to a $37.2 million increase in personnel-related expenses due to the growth in employee headcount, $2.5 million in professional services, $1.2 million in marketing-related expenses and $3.0 million in overhead allocation costs.
General and Administrative
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
General and administrative	$132,235	$10,672	$121,563	1,139.0%
Percentage of total revenue and other income	28.0%	11.0%
General and administrative costs increased by $121.5 million, or 1,139%, to $132.3 million for the year ended December 31, 2021 from $10.7 million for the year ended December 31, 2020. This increase was primarily due to $7.6 million in expenses related to the Transactions, $48.5 million related to public company readiness, legal and other business-related professional services, a $41.9 million increase in personnel-related costs due to the growth in employee headcount, $2.4 million in computer maintenance and communications expenses, $2.3 million in occupancy expenses and $18.8 million in other miscellaneous expenses, including, but not limited to, recruiting, car rental, travel costs and overhead costs allocation.
Other Expense, net
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Other expense, net	$(55,839)	$55	$55,784	101.425.0%
Percentage of total revenue and other income	(11.8%)	0.1%

Other expense, net increased by $55.8 million, or 101.425%, to $55.8 million for the year ended December 31, 2021 from $0.1 million for the year ended December 31, 2020. The increase was primarily due to $53.2 million increase in fair value remeasurement of warrants and $2.6 million in other miscellaneous expenses.
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Income tax expense	7,875	$1,276	$6,599	517%
Effective income tax rate	(12.8)%	6.0%
Income tax expense increased by $6.6 million, or 517%, to $7.9 million for the year ended December 31, 2021 from $1.3 million for the year ended December 31, 2020. The increase was mainly due to the increase in taxable income on our operations. For additional information, refer to Note 14 within the consolidated financial statements appearing elsewhere in this proxy statement/prospectus.
Net Income and Comprehensive Income Attributable to Noncontrolling Interests
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands, except percentages)
Net Income and comprehensive income attributable to noncontrolling interests	$21,628	$5,452	$16,176	297%
Percentage of total revenue and other income	5.0%	6.0%
Net Income and comprehensive income attributable to noncontrolling interests increased by $16.1 million, or 297%, to $21.6 million for the year ended December 31, 2021 from $5.5 million for the year ended December 31, 2020. The increase was driven by the net income generated from our VIEs as a result of our risk retention holdings.
Reconciliation of Non-U.S. GAAP Financial Measures
To supplement our consolidated financial statements prepared and presented in accordance with U.S. GAAP, we use the non-U.S. GAAP financial measure Adjusted EBITDA to provide investors with additional information about our financial performance and to enhance the overall understanding of our past performance and future proxy statement/prospectus. We are presenting this non-U.S. GAAP financial measure because we believe it provides an additional tool for investors to use in comparing our core financial performance with the performance of other companies over multiple periods.
However, this non-U.S. GAAP financial measure has limitations in its usefulness to investors because it has no standardized meaning prescribed by U.S. GAAP and is not prepared under any comprehensive set of accounting rules or principles. In addition, this non-U.S. GAAP financial measure may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, this non-U.S. GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our consolidated financial statements prepared and presented in accordance with U.S. GAAP.
To address these limitations, we provide a reconciliation of Adjusted EBITDA to net income (loss) attributable to Pagaya Shareholders. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with its respective related U.S. GAAP financial measures.

Adjusted EBITDA
Adjusted EBITDA for the years ended December 31, 2021 and 2020 is summarized below (in thousands):
	Year Ended December 31,
	2021	2020	Change	% Change
	(in thousands)
Adjusted EBITDA	$45,949	$16,165	29,784	184.0%
Adjusted EBITDA is defined as net income (loss) attributable to Pagaya Shareholders excluding share-based compensation expense, interest expense, depreciation expense, change in fair value of warrant liability, non-recurring expenses associated with this transaction, and provision for income taxes.
These items are excluded from our Adjusted EBITDA measure because they are non-cash in nature, or because the amount and timing of these items is unpredictable, is not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful.
We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as providing a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this proxy statement/prospectus because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluation of performance, and performance of strategic planning and annual budgeting. However, this non-U.S. GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for, or superior to, financial information presented in accordance with U.S. GAAP and may be different from similarly titled non-U.S. GAAP measures used by other companies.
The following table presents a reconciliation of net income (loss) attributable to Pagaya Shareholders, the most directly comparable U.S. GAAP measure, to Adjusted EBITDA (in thousands):
	Year Ended December 31,
	2021	2020
	(in thousands)
Net (loss) income attributable to shareholders	$(91,151)	$14,470
Adjusted to exclude the following:
Depreciation and amortization	815	290
Share-based compensation	67,785	156
Fair value adjustments to our warrant liability	53,019	489
Non-recurring expenses(1)	7,606	(516)
Provision for income tax	7,875	1,276
Adjusted EBITDA	45,949	$16,165
(1)
Non-recurring expenses include expenses related to the Transactions and public company readiness expenses for the year ended December 31, 2021 and gain from the extinguishment of the ability to purchase an additional 341,473 of Series D preferred shares at $149.35 per share for a period of 180 days (the “Option”) and issuance costs of the Option and redeemable convertible preferred share warrants for the year ended December 31, 2020.

Liquidity and Capital Resources
Sources and Uses of Funds
We have $111.9 million of accumulated deficit as of December 31, 2021. Our retained earnings were $2.9 million as of December 31, 2020. We have financed the majority of the operating and capital needs through the private sales of equity securities.
As of December 31, 2021, the principal sources of liquidity were cash and cash equivalents of $190.8 million and cash flow provided by financing activities.

Our primary requirements for liquidity and capital resources are to finance risk retention requirements, invest in research and development, attract, recruit and retain a strong employee base to support our growth strategy. We believe that our sources of liquidity and capital resources will be sufficient to meet our business needs for the foreseeable future.
Future Sources of Liquidity and Capital Risks
There are numerous risks to the financial results, liquidity and capital raising, some of which may not be quantified in the Company’s current liquidity forecasts. The principal factors that could impact liquidity and capital needs are a prolonged inability to adequately access capital market funding, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced products and the continuing market adoption of the Company’s network. We intend to support our liquidity and capital position by pursuing diversified new securitizations to provide committed liquidity in case of prolonged market fluctuations.
We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products, and technologies. We may be required to seek additional equity or debt financing. In the event that we require additional financing, we may not be able to raise such financing on terms acceptable to us or at all. Additionally, as a result of any of these actions, we may be subject to restrictions and covenants in the agreements governing these transactions that may place limitations on us and may be required to pledge collateral as security. If we are unable to raise additional capital or generate cash flows necessary to expand operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations and financial condition. It is also possible that the actual outcome of one or more of our plans could be materially different than expected or that one or more of the significant judgments or estimates could prove to be materially incorrect.
Future Capital Requirements
During the normal course of business, we enter into certain lease contracts under lease terms with various expiration dates; the expiration date of each of our current leases occurs at some point between the date of this proxy statement/prospectus and the year ended December 31, 2036. As of December 31, 2021, the total remaining non-cancellable contractual obligations are approximately $49.0 million.
Cash Flow
The following table presents summarized consolidated cash flow information for the periods presented (in thousands):
	Year Ended December 31,
	2021	2020
	(in thousands)
Net cash provided by operating activities	$49,811	$4,257
Net cash used in investing activities	$(140,740)	$(122,757)
Net cash provided by financing activities	$289,624	$119,502
Operating Activities
Our primary uses of cash in operating activities are for research and development, sales and marketing, general and administrative, and Production costs. On December 31, 2021, we had 618 employees compared to 195 on December 31, 2020. During the year ended December 31, 2021, we increased our headcount and personnel-related costs across the business to support our growth expansion strategy. We expect our headcount to continue to increase given our focus on growth and expansion.
Net cash provided by operating activities increased by $45.5 million, or 1,058%, to $49.8 million net cash provided by operating activities for the year ended December 31, 2021 from $4.3 million net cash used in operating activities for the year ended December 31, 2020. The increase was mainly due to a $122.0 million increase in non-cash charges and a $12.9 million decrease in net cash used in operating assets and liabilities, offset by a $89.4 million decrease of net income.

Investing Activities
Our primary uses of cash in investing activities are primarily comprised of cash used in equity method investments and purchase of tangible fixed assets (property, equipment, and software) in support of research and development programs.
Net cash used in investing activities increased by $17.9 million, or 15%, to $140.7 million for the year ended December 31, 2021 from $122.8 million for the year ended December 31, 2020. The increase was primarily due to a $99.7 million increase in investment in loans and securities, a $23.0 million increase in investment in equity method investments and a $5.5 million increase in additions to property, equipment and software, offset by a $101.8 million decrease in bank deposits and a $0.5 million decrease in amounts received from equity method investments.
Financing Activities
Our main source of cash from financing activities is proceeds from the issuance of “redeemable convertible” preferred shares.
Net cash provided by financing activities increased by $170.1 million, or 142%, to $289.6 million for the year ended December 31, 2021 from $119.5 million for the year ended December 31, 2020. The increase was primarily due to a $107.8 million increase in proceeds from the issuance of redeemable convertible preferred shares, a $76.4 million increase in proceeds received from noncontrolling interests, a $37.9 million in proceeds from secured borrowings associated with executing a master repurchase agreement and a $20.8 million increase in proceeds from issuance of ordinary share warrants, offset by a $61.6 million increase in distribution made to noncontrolling interests and a $12.0 million increase in payment of deferred offering costs.
Indebtedness
On December 23, 2021, we entered into that certain Credit Agreement, by and among Pagaya, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which initially provided for a $150.0 million senior secured revolving credit facility (the “Revolving Credit Facility”). On March 15, 2022, we entered into Amendment No. 1 to Credit Agreement (the “Amendment No. 1”), pursuant to which Silicon Valley Bank provided an increase to the commitments under the Revolving Credit Facility in a principal amount of $30.0 million, which resulted in the aggregate principal amount of commitments under the Revolving Credit Facility increasing to $180.0 million. This is our inaugural multi-lender credit facility and we expect to refine our credit arrangements in the future. Proceeds of borrowings under the Revolving Credit Facility may be used to finance the Company’s working capital needs, permitted acquisitions or for general corporate purposes of the Company and its subsidiaries. The Revolving Credit Facility matures on December 23, 2023. As of May 1, 2022, approximately $25.0 million of revolving borrowings were outstanding under the Revolving Credit Facility and at this time, we do not anticipate the need for any material borrowings.
Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Company’s option, (i) a base rate, (determined based on the prime rate but, in any event, not less than the adjusted term Secured Overnight Financing Rate (the “SOFR Rate”)) plus a margin of 1.50%, (ii) an adjusted term SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50% or (iii) an adjusted daily simple SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50%. The Company may voluntarily prepay borrowings under the Revolving Credit Facility at any time and from time to time without premium or penalty, subject only to the payment of customary “breakage” costs. No amortization payments are required to be made in respect of borrowings under the Revolving Credit Facility.
Obligations under the Credit Agreement are secured by a first priority lien on cash collateral in an amount equal to 110% of the principal amount of any loans borrowed under the Credit Agreement, which will be maintained in a deposit account subject to a control agreement in favor of the administrative agent (the “Cash Collateral”). The Credit Agreement contains customary negative covenants, however, as long as the Company is not in default and no event of default under the Credit Agreement has occurred nor is continuing, and the Company maintains the required Cash Collateral and the Company is in compliance with the financial covenants in the Credit Agreement, these covenants will not apply. The negative covenants include, among other things, limitations on the ability of the Company and certain of its subsidiaries, to incur indebtedness, grant liens, engage in certain fundamental changes, make certain dispositions and investments or enter into sale and leaseback transactions. The Credit Agreement also includes affirmative covenants customary for a credit facility of its type. The Credit

Agreement includes events of default related to, among other things, failure to pay amounts due under the Credit Agreement, breaches of representations, warranties or covenants, defaults under material indebtedness, certain events of bankruptcy or insolvency and judgment defaults, in each case, subject to customary cure periods where appropriate.
The Credit Agreement requires the Company to comply with certain financial covenants, including maintaining (i) a minimum tangible net worth and (ii) liquidity of not less than $80.0 million.
The foregoing descriptions of the Credit Agreement, including Amendment No. 1, are qualified in their entirety by reference to the full and complete terms thereof, which are attached as Exhibit 10.15 and Exhibit 10.16, respectively, to this proxy statement/prospectus and are incorporated herein by reference.
Off-Balance Sheet Arrangements
In the ordinary course of business, we engage in activities with unconsolidated VIEs, including our sponsored securitization vehicles, which we contractually administer. To comply with risk retention regulatory requirements, we retain at least 5% of the credit risk of the securities issued by these securitization vehicles. From time to time, we may, but are not obligated to, repurchase collateral of the securitization vehicles. Such repurchases can occur, at the Company’s discretion, when a securitization vehicle’s remaining collateral is below certain thresholds as provided in each securitization vehicle’s respective indenture. For additional information, refer to Note 6 within Pagaya’s audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus.
Recent Accounting Pronouncements
See Note 2 within Pagaya’s audited consolidated financial statements for the years ended December 31, 2021 and 2020 included in this proxy/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus.
Critical Accounting Policies and Estimates
Our significant accounting policies and their effect on our financial condition and results of operations are more fully described in our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. We have prepared our financial statements in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. These estimates are prepared using our best judgment, after considering past and current events and economic conditions. While management believes the factors evaluated provide a meaningful basis for establishing and applying sound accounting policies, management cannot guarantee that the estimates will always be consistent with actual results. In addition, certain information relied upon by us in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third-parties. Actual results may differ from these estimates. See “Risk Factors” for a discussion of the possible risks that may affect these estimates.
We believe that the accounting policies discussed below are critical to our financial results and the understanding of our past and future performance, as these policies relate to the more significant areas involving management’s estimates and assumptions. We consider an accounting estimate to be critical if: (1) it requires us to make assumptions because the information was not available at the time or it included matters that were highly uncertain at the time we were making our estimate and (2) changes in the estimate could have a material impact on our financial condition or results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this proxy statement/prospectus. In addition, a quantitative sensitivity analysis is provided where that information is reasonably available, can be reliably estimated and provides material information to investors. The amounts used to assess sensitivity (e.g., 10 percent, etc.) are included to allow users of the financial statements to understand a general direction of cause and effect of changes in the estimates and do not represent management’s predictions of variability. For all of these estimates, it should be noted that future events rarely develop exactly as forecasted, and estimates require regular review and adjustment.

Revenue Recognition
The Company adopted ASC 606, which follows a five-step model to recognize revenue consisting of identifying contracts with customers, the performance obligations promised in those contracts, determining and allocating the transaction price to the obligations, and recognizing revenue when the Company satisfies its obligations. The timing of revenue recognition varies by service and is described above in “Components of Results of Operation” and within the notes to the audited financial statements.
We consider revenue recognition a critical accounting policy given the focus on revenue by management and our investors. Currently, given the nature of our services offered and the performance obligation, there are no significant judgments or estimates required to recognize revenue.
Investments in Loans and Securities
Investments in loans and securities are classified as held-to-maturity and presented at amortized costs based on projected cash flow using the internal rate of return method. The Company analyzes each security to determine its classification and whether it has the intent and ability to hold until maturity on a continual basis. When analyzing intent, the Company considers circumstances that have in the past led, or may in the future lead, to a decision to sell a particular security.
Consolidation and Variable Interest Entities (VIEs)
The Company has variable interests in certain related securitization vehicles that it sponsors, and it consolidates the financial results of those vehicles where the Company has a controlling interest in them. In order to have a controlling interest, the Company evaluates whether it has both the power to direct the activities of the VIEs that most significantly impact their economic performance and the obligation to absorb the losses or receive benefits of the VIE that could potentially be significant.
In performing the evaluation, we are required to apply judgment, including in identifying the activities that most significantly impact a VIE’s economic performance and determining significance of our obligation to absorb losses or receive benefits. The factors we consider in assessing significance include: the design and capitalization structure of the VIE; subordination of interests; payment priority; relative share of interests held within the VIE’s capital structure; and the nature of or reason behind our interest in the entity.
Recoverability of Our Net Deferred Tax Asset
The evaluation of the recoverability of our deferred tax asset and the need for a valuation allowance requires us to weigh all positive and negative evidence to reach a conclusion, that it is more likely than not, that all or some portion of the deferred tax asset will be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it is to support a conclusion that a valuation allowance is not needed.
We consider a number of factors to reliably estimate future taxable income so we can determine the extent of our ability to realize net operating losses, foreign tax credits, realized capital loss, and other carryforwards. These factors include forecasts of future income for each of our businesses and actual and planned business and operational changes, both of which include assumptions about future macroeconomic and company-specific conditions and events. We subject the forecasts to stresses of key assumptions and evaluate the effect on tax attribute utilization.
Although we believe that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to losses or gains that could be material. To the extent actual results differ from estimated amounts recorded, such differences will impact the income tax provision in the period in which the determination is made.
Fair Value of Pagaya Ordinary Shares
The fair value of the Pagaya Ordinary Shares underlying the stock option awards is determined by the Pagaya Board. Given the absence of a public trading market, the Pagaya Board considers numerous objective and subjective factors to determine the fair value of Pagaya Ordinary Shares at each meeting at which awards are approved. These factors include, but are not limited to: (i) contemporaneous third-party valuations of Pagaya

Ordinary Shares; (ii) the rights, preferences, and privileges of redeemable convertible preferred shares relative to Pagaya Ordinary Shares; (iii) the lack of market ability of Pagaya Ordinary Shares; (iv) the stage and development of the Company’s business; (v) general economic conditions; (vi) recent secondary transactions and (vii) the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying Pagaya Ordinary Shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework is used.
Following the consummation of the Merger, it will not be necessary to determine the fair value of Pagaya Ordinary Shares, as the Pagaya Class A Ordinary Shares will be traded in the public market.
Warrants to Purchase Ordinary Shares and Redeemable Convertible Preferred Shares
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”).
Warrants to Purchase Redeemable Convertible Preferred Shares
Warrants to purchase shares of redeemable convertible preferred shares are classified as a liability as the underlying redeemable convertible preferred shares are considered redeemable and may require us to transfer assets upon exercise by the holders. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our redeemable convertible preferred share warrant liability are recognized in our consolidated statements of operations and comprehensive income (loss). The fair value of the warrants to purchase redeemable convertible preferred shares (preferred warrants) was calculated using an Option pricing method. The critical accounting estimates for the valuation of preferred warrants were (a) fair value of the redeemable convertible preferred share, (b) volatility-based on peer companies’ volatility and (c) probability of vesting for Series D warrants-based on management’s expectation of achievement of certain vesting conditions. The fair value of our redeemable convertible preferred shares was determined based on various objective and subjective factors. These factors included, but are not limited to: (i) contemporaneous third-party valuations of ordinary shares which indicated the rights, preferences, and privileges of redeemable convertible preferred shares relative to ordinary shares including a waterfall allocation which depicted fair value of ordinary share and preferred share; (ii) recent preferred share transactions and (iii) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions, among other things.
Warrants to Purchase Pagaya Ordinary Shares
Warrants to purchase ordinary shares are classified as equity and recorded within additional paid in capital as it is indexed to Pagaya Ordinary Shares. Change in fair value, if any, is not recognized in the consolidated Statements of Operations and Comprehensive Income (loss). The critical accounting estimate in determining the fair value the ordinary share warrant is fair value of ordinary share which has been discussed above. The warrants to purchase ordinary shares have been valued using Monte Carlo valuation methodology as these ordinary share warrants contain performance and market conditions. The key assumptions include (a) expected life based on the contract term, (b) expected stock price volatility based on peer companies’ volatility, (c) the expected dividend yield based on company’s historical experience and (d) the risk-free interest rate based on implied yield available on U.S. Treasury zero-coupon issues approximating the expected life.
Quantitative and Qualitative Discussions of Market Risk
We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in credit risks, liquidity risks, and interest rates. We are exposed to market risk directly through investments in loans and securities held on our consolidated balance sheets and access to the securitization markets. As the Company holds their investments to maturity, such fluctuations to date have not been significant.

Credit Risk
Credit risk refers to the risk of loss arising from individual borrower default due to inability or unwillingness to meet their financial obligations. The performance of certain financial instruments, including investments in loans, securitization notes, and residual certificates, on our consolidated balance sheets are dependent on the credit performance of the underlying loans and the amount of collections on the loans. To manage this risk, we monitor borrower payment performance and utilize our AI technology to price loans in a manner that we believe is reflective of their credit risk.
Liquidity Risk
Liquidity risk refers to the marketability of an investment and whether it can be bought or sold quickly enough to meet debt obligations. As the notes are not rated and have restrictions relating to their transfer, resale may be difficult or impossible. Although the Company intends to hold on to the investments until maturity, this still constitutes a market risk.
Interest Rate Risk
The interest rates charged on the loans originated by third parties are subject to change by the platform sellers or originators. Higher interest rates could negatively impact collections on the underlying loans, leading to increased delinquencies, defaults, and our customers’ bankruptcies, all of which could have a substantial adverse effect on our business. This would also impact future loans and securitizations.
Foreign Exchange Risk
Pagaya does not believe that foreign currency exchange rates have had, or currently have, a material effect on its business.
Our inability or failure to manage these market risks could harm our business, financial condition or results of operations.

UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OF PAGAYA
Prior to approval by the EJFA Board and the execution of the Merger Agreement and related agreements, Pagaya provided EJFA with the Financial Projections. At the direction and with the approval of EJFA management, Duff & Phelps relied on the Financial Projections in performing its financial analysis and for purposes of its use and reliance in connection with the Opinions summarized above under “Fairness Opinion of Duff & Phelps”.
This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP with respect to forward looking financial information. As a private company, Pagaya does not, as a matter of course, make public projections as to future performance, revenues, earnings or other results of operations. The Financial Projections were prepared solely for internal use, capital budgeting and other management purposes. The Financial Projections are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or equity or debt holders. The Financial Projections should not be viewed as public guidance.
The Financial Projections are being included in this proxy statement because they were made available to the EJFA Board and its financial advisor, for their respective evaluation of the proposed transaction, and, at the direction and with approval of EJFA management, for Duff & Phelps’ use and reliance upon in connection with its opinion to the EJFA Board summarized above under “Fairness Opinion of Duff & Phelps”. In its presentation to the EJFA Board, EJFA management presented the Financial Projections. As discussed above under above under “Fairness Opinion of Duff & Phelps”, the Financial Projections provided to the EJFA Board included estimates for revenue and Adjusted EBITDA (which was previously referred to as adjusted operating income) in each case for each of the calendar years 2021, 2022, and 2023. The 2024 and 2025 financial information in the Financial Projections prepared by Pagaya that Duff & Phelps was provided was extrapolated based on 2022-2023 growth rates for purposes of assessing the valuation of Pagaya and Duff & Phelps was instructed to rely upon such extrapolated financial information by the management by EJFA.
The Financial Projections were prepared in good faith by Pagaya’s management, based on their reasonable best estimates and assumptions with respect to the expected future financial performance of Pagaya at the time the Financial Projections were prepared and speak only as of that time. Pagaya believes that the assumptions used to derive its forecasts were both reasonable and supportable as of that time. In preparing these models, Pagaya’s management relied on a number of factors, including the executive team’s experience, the historical performance and track record of Pagaya. The Financial Projections for revenue reflect the consistent application of the accounting policies of Pagaya and should be read in conjunction with the accounting policies included in Note 2 to Pagaya’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Adjusted EBITDA included in the prospective financial information is considered a non-U.S. GAAP financial measure. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-U.S. GAAP financial measures as used by Pagaya may not be comparable to similarly titled amounts used by other companies. The non-U.S. GAAP financial measures were relied upon by Duff & Phelps for purposes of its financial analysis and opinion and by the EJFA Board in connection with its consideration of the proposed transaction. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-U.S. GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-U.S. GAAP financial measures, which would otherwise require a reconciliation of a non-U.S. GAAP financial measure to a U.S. GAAP financial measure. Reconciliations of non-U.S. GAAP financial measures were not relied upon by Duff & Phelps for purposes of its financial analysis and opinion or by the EJFA Board in connection with its consideration of the proposed transaction. Accordingly, we have not provided a reconciliation of such financial measures.
Pagaya’s actual results for the year ended December 31, 2021 have differed from the Financial Projections. Pagaya’s results may differ from the Financial Projections in future periods as well. None of Pagaya, EJFA or their respective affiliates, advisors, officers, directors, partners or representatives undertake any obligation to update or otherwise revise or reconcile the Financial Projections to reflect circumstances existing after the date the Financial Projections were generated, including in respect of the potential impact of the COVID-19 pandemic (or any escalation thereof), or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Financial Projections are shown to be in error, in each case, except as may be required under applicable law. We will not refer back to the Financial Projections in our future periodic reports filed under the Exchange Act. The Financial Projections do not take into account the possible financial and other effects on Pagaya of the Merger and do not attempt to predict or suggest future results of the Surviving Corporation. The Financial Projections do not give effect to any of the Merger, the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, the effect on Pagaya of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that may have been taken if the Merger Agreement had not been executed. Further, the Financial Projections do not take into account the effect of any possible failure of the Merger to occur.
None of Pagaya, EJFA, Pagaya’s and EJFA’s affiliates, advisors, officers, directors or other representatives have made or makes any representation to any EJFA Shareholder or any other person regarding Pagaya’s ultimate performance compared to the information contained in the Financial Projections or that the Financial Projections will be achieved. Pagaya has made no representation to EJFA in the Merger Agreement or otherwise concerning the accuracy or reliability of the Financial Projections. While presented with numerical specificity, the Financial Projections were based on numerous variables and assumptions known to Pagaya and EJFA at the time of preparation. These variables and assumptions are inherently uncertain and many are beyond the control of Pagaya or EJFA. Important factors that may affect actual results and cause the Financial Projections to not be achieved include, but are not limited to, risks and uncertainties relating to the businesses of Pagaya (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the competitive environment, changes in technology, general business and economic conditions and other factors described or referenced under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” Various assumptions underlying the Financial Projections may prove to not have been, or may no longer be, accurate. Pagaya’s results for the year ended December 31, 2021 were different from the Financial Projections, and actual results for periods subsequent to December 31, 2021 may be significantly higher or lower than projected in the Financial Projections. The Financial Projections also reflect assumptions as to certain business strategies or plans that are subject to change. As a result, the inclusion of the Financial Projections in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the Financial Projections. For all of these reasons, the forward-looking financial information described below and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.
The prospective financial information included in this document, including the Financial Projections, has been prepared by, and is the responsibility of, Pagaya’s management. Neither Pagaya’s independent registered public accounting firms or Ernst & Young Global Limited, nor any other independent accountants, have audited reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information contained herein. Accordingly, Ernst & Young Global Limited does not express an opinion or any other form of assurance with respect thereto. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, PAGAYA DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION, INCLUDING THE FINANCIAL PROJECTIONS. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF PAGAYA, EJFA NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PAGAYA SHAREHOLDER, EJFA SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The following table presents a summary of the Financial Projections. Dollar totals are in millions and fiscal years end on December 31.
Financial Projections ($ amounts in millions)	2021P	2022P	2023P
Total Network Volume(1)	$4.4	$7.6	$12.7
Total Revenue	$407	$679	$1,086
Adjusted EBITDA(2)	63	112	190
(1)	“Network Volume” refers to the gross dollar amount of assets that are originated by Partners with the assistance of Pagaya’s AI technology and are acquired by Financing Vehicles.
(2)
“Adjusted EBITDA” means net income (loss) attributable to Pagaya Shareholders excluding share-based compensation expense, interest expense, depreciation expense, change in fair value of warrant liability, warrant expense, non-recurring expenses associated with this transaction, and provision for income taxes. Prior to the changes in the accounting policies of Pagaya (as further described in the section of this proxy statement/prospectus entitled “Fairness Opinion of Duff & Phelps”) and at the time the Financial Projections were provided by Pagaya and the Opinion was provided by Duff & Phelps, “Adjusted EBITDA” was referred to as “adjusted operating income.”

For purposes of certain valuation methods, 2024 and 2025 financial information was extrapolated from previous year growth rates. The 2024 and 2025 financial information in the Financial Projections prepared by Pagaya that Duff & Phelps was provided was extrapolated based on 2022-2023 growth rates, and Duff & Phelps was instructed to rely upon such extrapolated financial information by the management of EJFA. Such 2024 and 2025 financial information reflected total Network Volumes (as defined in the “Financial Projections” table immediately above) of $18,488,000,000 in 2024 and $24,958,000,000 in 2025, total revenues of $1,571,000,000 in 2024 and $2,121,000,000 in 2025, and EBITDA of $314,000,000 in 2024 and $488,000,000 in 2025.
The Financial Projections are based on information as of the time that the Financial Projections were prepared, and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Pagaya’s control, such as the risks and uncertainties contained in the section “Risk Factors”.
The Pagaya prospective financial information was prepared using several assumptions, including the following assumptions that Pagaya management believed to be material:
•
projected revenue is based on a variety of operational assumptions including, among others, continued development of our technology adoption of additional solutions by our customers, timing for release of new solutions and assumptions about their expected adoption, the continued growth of our markets and

•
other key assumptions impacting profitability projections including headcount, research and development costs, sales and marketing costs and excluding costs associated with public company operations and compliance.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of Pagaya and EJFA adjusted to give effect to the Merger, the PIPE Investment and the Transactions. The unaudited pro forma combined condensed financial information has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021, combines the historical balance sheet of Pagaya as of December 31, 2021 with the historical condensed consolidated balance sheet of EJFA as of December 31, 2021 on a pro forma basis as if the Merger, the PIPE Investment and the Transactions, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on December 31, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of Pagaya for the year ended December 31, 2021, and the historical condensed statement of operations of EJFA for the year ended December 31, 2021, on a pro forma basis as if the Merger, the PIPE Investment and the Transactions, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2021.
The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the post-Closing combined company would have been had the Merger taken place on December 31, 2021, nor is it indicative of the financial condition of Pagaya, post combination, as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position of the post-Closing combined company would have been had the Merger, the PIPE Investment and other related Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Pagaya post combination. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.
EJFA derived the unaudited pro forma condensed combined financial information from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•	the historical audited consolidated financial statements of Pagaya as of and for the year ended December 31, 2021;
•	the historical audited condensed financial statements of EJFA as of and for the year ended December 31, 2021;
•
other information relating to Pagaya and EJFA included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination”; and

•
the sections titled “Pagaya’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “EJFA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Merger, the PIPE Investment and other related Transactions
Pursuant to the Merger Agreement, Merger Sub will merge with and into EJFA (the “Merger”), with EJFA surviving the Merger. As a result of the Merger, and upon consummation of the Merger and the Transactions, EJFA will become a wholly-owned subsidiary of Pagaya, with the equityholders of EJFA becoming equityholders of Pagaya.

The Merger will occur based on the following information summarized below (See Section entitled “The Merger Agreement and Related Agreements” for a detailed description):
•	Conversion of EJFA securities—At the Effective Time,
•	each EJFA Class B Ordinary Share issued and outstanding will be converted into one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring,
•	each EJFA Class A Ordinary Share issued and outstanding will be converted into one Pagaya Class A Ordinary Share after giving effect to the Capital Restructuring and
•	each EJFA Warrant issued and outstanding will automatically and irrevocably be assumed by Pagaya and converted into a corresponding Pagaya Warrant for Pagaya Class A Ordinary Shares.
•
Preferred Share Conversion—Immediately prior to the Stock Split, each Pagaya Preferred Share will be converted into one Pagaya Class A Ordinary Share, with no par value, in accordance with the Current Pagaya Articles.

•
Reclassification of Pagaya’s Ordinary Shares into Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares —immediately following the conversion of the Pagaya Preferred Shares but prior to the consummation of the PIPE Investment, Pagaya will convert each Pagaya Ordinary Share that is issued and outstanding immediately prior to the Effective Time (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) into a number of Pagaya Ordinary Shares calculated in accordance with the terms of the Merger Agreement with the three Founders (in their capacity as shareholders of Pagaya), each receiving Pagaya Class B Ordinary Shares, which will carry voting rights in the form of 10 votes per share of Pagaya, and the other shareholders of Pagaya receiving Pagaya Class A Ordinary Shares, which will carry voting rights in the form of one vote per share of Pagaya, in accordance with Pagaya’s organizational documents.

•
Stock Split—Immediately following the Reclassification and prior to the consummation of the PIPE Investment, Pagaya will effect a share split to cause the value of the outstanding Pagaya Ordinary Shares immediately prior to the Effective Time to equal $10.00 per share. Each outstanding and unexercised option to purchase Pagaya ordinary shares (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) issued, whether or not then vested or fully exercisable, will be adjusted by multiplying such number of Pagaya Ordinary Shares by a “split factor” that is equal to the result of (i) the Company Value divided by (ii) the total number of issued and outstanding Pagaya Ordinary Shares, plus the total number of Pagaya Ordinary Shares underlying any outstanding Pagaya Options (and any warrant, right or other security convertible into or exchangeable or exercisable therefor) to acquire Pagaya Ordinary Shares, with the result of such calculation divided by (iii) $10.00, all as further described in and as calculated in accordance with the Merger Agreement and Pagaya’s capitalization table as of the date of the Merger Agreement and as of May 1, 2022. The exact Split Factor will not be known until on or about the closing of the Merger. However, for purposes hereof, the Split Factor is estimated to be equal to approximately 186.9 based on Pagaya’s capitalization table as of the date of the Merger Agreement and as of May 1, 2022.

•
PIPE Investment – Prior to the effective date, Pagaya will consummate the PIPE Investment in accordance with the terms of the subscription agreements, pursuant to which the PIPE Investors will purchase an aggregate of 35.0 million Pagaya Class A Ordinary Shares for a purchase price of $10.00 per share, for an aggregate purchase price of $350.0 million. The closing of the PIPE Investment is conditioned upon the consummation of the Merger, among other customary conditions. The Merger is also subject to a condition in favor of Pagaya that the minimum cash condition is satisfied (which minimum cash condition less than the amount committed as part of the PIPE Investment).

•
Side letter—EJFA and the Sponsor entered into the Side Letter Agreement, which provides that, solely in the event the EJFA Transaction Costs exceed $45 million (the amount of such excess, the “Expenses Excess Amount”), a number of EJFA Class B Ordinary Shares equal to the quotient of (i) the Expenses Excess Amount divided by (ii) $10.00 (subject to equitable adjustment) will be forfeited for no consideration and cancelled by EJFA and no longer outstanding, except that the Sponsor may pay, in whole or in part, the EJFA Transaction Costs in cash prior to the Effective Time without further liability to EJFA, in which case the Expenses Excess Amount will be reduced on a dollar-for-dollar basis by the amount so paid by the Sponsor.
•
Pursuant to the terms of the Private Placement Warrants Purchase Agreement, dated February 24, 2021, between EJFA and Sponsor, EJFA Private Placement Warrants will become exercisable at any time commencing 30 days after the consummation of the Merger and will expire five years after the consummation of the Merger or earlier upon redemption or liquidation, as described in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Merger
The Merger will be treated as follows:
•	The exchange of shares held by Pagaya Shareholders will be accounted for as a recapitalization in accordance with U.S. GAAP.
•
The Merger is not within the scope of ASC 805 (“Business Combinations”) since EJFA does not meet the definition of a business in accordance with ASC 805. Any difference between the fair value of Pagaya Ordinary Shares issued and the fair value of EJFA’s identifiable net assets will be recorded as additional paid-in capital. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Pagaya Ordinary Share issued to EJFA Shareholders is equal to the fair value of each individual Pagaya Ordinary Share issued to pre-Closing Pagaya Shareholders resulting from the $8.5 billion enterprise value assigned to Pagaya in the Merger Agreement.

•	The PIPE Investment will result in the issuance of Pagaya Class A Ordinary Shares, leading to an increase in ordinary shares, par value and additional paid-in capital.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information contained herein assumes that the EJFA Shareholders approve the Merger. EJFA’s Public Shareholders may elect to redeem their EJFA Public Shares for cash even if they vote to approve the Merger. Neither EJFA nor Pagaya can predict how many of the EJFA Public Shareholders will exercise their right to redeem their EJFA Class A Ordinary Shares for cash. Therefore, the unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of EJFA Class A Ordinary Shares:
•
Assuming No Redemptions: This scenario assumes that no EJFA Public Shareholders exercise their redemption rights with respect to their EJFA Public Shares for a pro rata share of the funds in the Trust Account and there is no Expenses Excess Amount.

•
Assuming Maximum Redemptions: This scenario assumes that EJFA Public Shareholders holding 28.8 million EJFA Public Shares will exercise their redemption rights for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account. The Merger Agreement provides that the consummation of the Merger is conditioned on EJFA having funds at the closing of the Merger of at least $200.0 million. This scenario assumes that there is no Expenses Excess Amount.

The following summarizes the unaudited pro forma Pagaya Ordinary Shares outstanding under the no and maximum redemption scenarios:
	Assuming no redemption		Assuming maximum redemption
	Shares	%	Shares	%
Existing Pagaya Shareholders(1)	608,436,975	89.5%	608,436,975	93.5%
EJFA—Public Shareholders	28,750,000	4.2%	—	—%
EJFA—Founder Shares	7,187,500	1.1%	7,187,500	1.1%
PIPE Investors	35,000,000	5.2%	35,000,000	5.4%
Pro forma Ordinary Shares outstanding(2)	679,374,475	100%	650,624,475	100%
(1)
Excludes approximately 134.2 million Pagaya Options and Pagaya Warrants outstanding or reserved for future issuance that do not represent legally outstanding Pagaya Ordinary Shares at Closing. It also excludes 119.4 million Pagaya Ordinary Shares which will vest upon close of the transaction. It also excludes approximately 143.2 million Pagaya Ordinary Shares issuable upon vesting of certain Pagaya Warrants and options on restricted shares upon consummation of the Merger.

(2)	Excludes EJFA Warrants as they are not exercisable until 30 days after the closing of the Merger.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2021
(in thousands)
			Assuming No Redemptions			Assuming Maximum Redemptions
	As of December 31, 2021	As of December 31, 2021			As of December 31, 2021			As of December 31, 2021
	Pagaya (Historical)	EJFA (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$190,778	$381	$548,440	(A)	$739,599	$(287,500)	(C)	$452,099
Restricted cash	7,000	—	—		7,000	—		7,000
Short-term deposits	5,020	—	—		5,020	—		5,020
Fee receivable	32,332	—	—		32,332	—		32,332
Investments in loans and securities	5,142	—	—		5,142	—		5,142
Prepaid expenses and other current assets	6,263	356	—		6,619	—		6,619
Total current assets	246,535	737	548,440		795,712	(287,500)		508,212

Restricted cash, noncurrent	6,797	—	—		6,797	—		6,797
Fee receivable, noncurrent	19,208	—	—		19,208	—		19,208
Prepaid expenses, noncurrent	—	54	—		54	—		54
Investments in loans and securities, noncurrent	277,582	—	—		277,582	—		277,582
Equity method investments	14,841	—	—		14,841	—		14,841
Cash and investments held in Trust Account	—	287,611	(287,611)	(B)	—	—		—
Property and equipment, net	7,648	—	—		7,648	—		7,648
Deferred tax asset, net	5,681	—	—		5,681	—		5,681
Deferred offering costs	11,966	—	(11,966)	(O)	—	—		—
Total noncurrent assets	343,723	287,665	(299,577)		331,811	—		331,811
Total assets	$590,258	$288,402	$248,863		$1,127,523	$(287,500)		$840,023

Liabilities, Redeemable Convertible Preferred Shares And Shareholders’ Equity
Current liabilities
Accounts payable	$11,580	$—	$—		$11,580	$—		$11,580
Accrued expenses and other liabilities	17,093	6,079	(5,926)	(G)	17,246	—		17,246
Due to related party	—	1,361	(1,359)	(G)	2	—		2
Total current liabilities	28,673	7,440	(7,285)		28,828	—		28,828

Redeemable convertible preferred shares warrant liability	27,469	—	—		27,469	—		27,469
Warrant liability	—	22,201	—		22,201	—		22,201
Deferred underwriters’ discount	—	10,062	(10,062)	(D)	—	—		—
Secured borrowing	37,905	—	—		37,905	—		37,905
Income taxes payable	11,812	—	—		11,812	—		11,812

			Assuming No Redemptions			Assuming Maximum Redemptions
	As of December 31, 2021	As of December 31, 2021			As of December 31, 2021			As of December 31, 2021
	Pagaya (Historical)	EJFA (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined	Additional Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Total noncurrent liabilities	77,186	32,263	(10,062)		99,387	—		99,387
Total liabilities	$105,859	$39,703	$(17,347)		$128,215	$—		$128,215

Commitments and contingencies
Ordinary shares subject to possible redemption, 28,750,000 shares as of December 31, 2021	—	287,500	(287,500)	(I)	—	—		—
Redeemable convertible preferred shares, NIS 0.01 par value, 2,206,243 shares authorized at December 31, 2021 and 1,722,210 shares issued and outstanding at December 31, 2021; liquidation preference of $403,962 at December 31, 2021	307,047	—	(307,047)	(J)	—	—		—

Shareholders’ equity
Ordinary shares, NIS 0.01 par value; 8,258,757 shares authorized at December 31, 2021; 1,040,081 shares issued and outstanding at December 31, 2021	3	—	(3)	(K)	—	—		—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized	—	—	49	(K)	49	(3)	(C)	46
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2021	—	1	19	(K)	20	—		20
Additional paid-in capital	113,167	—	937,493	(H)	1,050,660	(287,497)	(C)	763,163
Accumulated deficit	(111,878)	(38,802)	(76,801)	(N)	(227,481)	—		(227,481)
Total shareholders’ equity	1,292	(38,801)	860,757		823,248	(287,500)		535,748
Non-controlling interest	176,060	—	—		176,060	—		176,060
Total shareholders’ equity	177,352	(38,801)	860,757		999,308	(287,500)		711,808
Total Liabilities, Redeemable Convertible Preferred Shares And Shareholders’ Equity	$590,258	$288,402	$248,863		$1,127,523	$(287,500)		$840,023

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)
			Assuming No Redemptions and Maximum Redemptions
	For the Year Ended December 31, 2021	For the Year Ended December 31 2021			For the Year Ended December 31, 2021
	Pagaya (Historical)	EJFA (Historical)	Pro Forma Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Revenue from Fees	$445,866	$—	$—		$445,866
Other Income
Interest income	28,877	—	—		28,877
Investment income	(155)	—	—		(155)
Total Revenue and Other Income	474,588	—	—		474,588
Costs and Operating Expenses:
Formation and operating costs	—	8,010	—		8,010
Research and development	66,211	—	44,109	(CC)(EE)	110,320
Sales and marketing	49,627	—	31,166	(CC)(EE)	80,793
General and administrative	132,235	—	69,438	(CC)(DD)(EE)	201,673
Production costs	232,324	—	—		232,324
Total Costs and Operating Expenses	480,397	8,010	144,714		633,121
Operating Loss	(5,809)	(8,010)	(144,714)		(158,533)
Other income (Loss)
Interest income on marketable securities held in trust	—	111	(111)	(AA)	—
Offering cost allocated to warrants	—	(862)	—		(862)
Excess of private placement warrants fair value over purchase price	—	(1,242)	—		(1,242)
Change in fair value of warrant liability	—	1,843	—		1,843
Other expense, net	(55,839)	—	—		(55,839)
Loss Before Income Taxes	(61,648)	(8,160)	(144,825)		(214,633)
Income tax expense (benefit)	7,875	—	(17,379)	(BB)	(9,504)
Net Loss and Comprehensive Loss	$(69,523)	$(8,160)	$(127,446)		$(205,129)
Net Income and Comprehensive Income attributable to noncontrolling interests	21,628	—	—		21,628
Net loss and comprehensive loss attributable to Pagaya Technologies Ltd. Shareholders	(91,151)	(8,160)	(127,446)		(226,757)
Less: Undistributed earnings allocated to participated securities	(19,558)	—	—		(19,558)
Less: Deemed dividend distribution	(23,612)	—	—		(23,612)
Net Loss attributable to Pagaya Technologies Ltd. Ordinary Shareholders—basic	$(134,321)	$(8,160)	$(127,446)		$(269,927)

			Assuming No Redemptions	Assuming Maximum Redemptions
Per share data:
Net loss attributable to Pagaya Technologies Ltd. ordinary shareholders—basic and diluted	$(134,321)
Weighted-average ordinary shares outstanding—basic and diluted	1,045,255
Net loss per share attributable to Pagaya Technologies Ltd. ordinary shareholders—basic and diluted	$(128.51)
Weighted-average ordinary shares subject to possible redemption outstanding—basic and diluted		24,023,973
Basic and diluted net loss per ordinary share subject to possible redemption		$(0.26)
Weighted-average non-redeemable ordinary shares outstanding—basic and diluted		7,033,390
Basic and diluted net loss per non-redeemable ordinary share		$(0.26)
Net loss attributable to Pagaya Class A and Class B ordinary shareholders—basic and diluted			$(269,927)	$(269,927)
Weighted-average Pagaya Class A and Class B ordinary shares outstanding—basic and diluted			835,013,530	806,263,530
Net loss per share attributable to Pagaya Class A and Class B ordinary shareholders—basic and diluted			$(0.32)	$(0.33)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The Merger will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America. Pagaya has been determined to be the accounting acquirer, primarily due to the fact that Pagaya Shareholders will continue to control the post-Closing combined company.
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger, the PIPE Investment and the Transactions, and has been prepared for informational purposes only.
The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021, combines the historical balance sheet of Pagaya as of December 31, 2021 with the historical condensed balance sheet of EJFA as of December 31, 2021 on a pro forma basis as if the Merger, the PIPE Investment and the Transactions contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on December 31, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of Pagaya for the year ended December 31, 2021, and the historical condensed statement of operations of EJFA for the year ended December 31, 2021, on a pro forma basis as if the Merger, the PIPE Investment and the Transactions, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2021.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
•	the historical audited consolidated financial statements of Pagaya as of and for the year ended December 31, 2021;
•	the historical audited financial statements of EJFA as of and for the year ended December 31, 2021;
•
other information relating to Pagaya and EJFA included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination”; and

•
the sections titled “Pagaya’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “EJFA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger, the PIPE Investment and other related Transactions.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger, the PIPE Investment and the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-Closing combined company. They should be read in conjunction with the historical financial statements and notes thereto of EJFA and Pagaya.

The following represents the aggregate Merger Consideration under the no redemption and maximum redemption scenarios:
	Assuming no redemption		Assuming maximum redemption
(in thousands, except for share amounts)(a)	Consideration	Shares Issued	Consideration	Shares Issued
Share Consideration to EJFA Public Shareholders	$287,500	28,750,000	$—	—
PIPE Investment	$350,000	35,000,000	$350,000	35,000,000
(a)	The value of ordinary shares is reflected at $10 per share.
2. Accounting Policies
Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-Closing combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. Therefore, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
The pro forma financial information reflects transaction related adjustments management believes are necessary to present fairly Pagaya’s pro forma results of operations and financial position following the closing of the Merger, the PIPE Investment and related Transactions as of and for the periods indicated.
The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-Closing combined company filed consolidated income tax returns during the periods presented.
Pagaya and EJFA did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:
(A)	Represents transaction accounting pro forma adjustments to the cash balance to reflect in case of no redemption the following:
	(In thousands)
Reclassification and liquidation of Investments held in Trust Account	$287,611	(B)
Payment of the estimated merger transaction cost	(61,824)	(E)
Payment of deferred underwriters’ fee	(10,062)	(D)
Payment of EJFA’s other accrued liabilities	(7,285)	(G)
Payment of special bonus	(10,000)	(P)
Proceeds from PIPE investment	350,000	(F)
Total	$548,440	(A)

(B)
Reflects the liquidation and reclassification of $287.6 million of Investments held in the Trust Account to cash and cash equivalents account that becomes available upon the closing of the Merger, assuming no redemptions.

(C)
Represents the maximum redemptions scenario in which 28.8 million EJFA Class A redeemable shares are redeemed for $287.5 million in cash. The amount is allocated between EJFA Class A Ordinary Shares $3 thousand at par value of $0.0001 per share and additional paid-in capital $287.5 million at a redemption price of approximately $10.00 per share.

(D)	Reflects the payment of $10.1 million of deferred underwriters’ fees incurred during EJFA’s IPO due upon the closing of the Merger.
(E)
Reflects the total preliminary estimated advisory, legal, and accounting fees and other professional fees of approximately $73.8 million, including payment of $61.8 million of preliminary estimated transaction costs. Of this, $56.0 million costs are expected transaction costs in connection with the consummation of the Merger, PIPE Investment and the Transactions, and are deemed to be direct and incremental costs of the Merger, PIPE Investment and the Transactions, which have been recorded as a reduction to additional paid-in capital. The balance of $17.8 million was adjusted in accumulated deficit as such transaction costs are not directly related to the Merger, PIPE Investment and the Transactions.

(F)
Reflects the proceeds of $350.0 million from the issuance and sale of 35.0 million Pagaya Class A Ordinary Shares at $10.00 per share pursuant to the PIPE Investment. The PIPE placement fees have been included within the above estimated transaction costs and will be recorded as a reduction to additional paid-in capital.

(G)	Reflects the settlement of EJFA’s historical liabilities that will be settled upon the closing of the Merger.
(H)	Represents pro forma adjustments to additional paid-in capital to reflect in case of no redemption the following:
	(In thousands)
Payment of the estimated merger transaction cost—capitalizable	$(56,000)	(E)
Issuance of Pagaya Class A Ordinary Shares—PIPE Investment, net par value	349,996	(F)
Reclassification of EJFA Ordinary Shares subject to redemption, net par value	287,497	(I)
Conversion of Pagaya preferred shares to Pagaya Ordinary Shares	307,025	(J)
Recapitalization of Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares as part of the Merger	(36)	(K)
Incremental share-based compensation upon consummation of the Merger	105,603	(L)
Elimination of EJFA’s accumulated deficit	(56,592)	(M)
Total	$937,493	(H)
(I)
Reflects the reclassification of the EJFA Class A Ordinary Shares subject to possible redemption of $287.5 million to permanent equity allocated between the EJFA Class A Ordinary Shares $3 thousand at par value of $0.0001 per share and additional paid-in capital $287.5 million, immediately prior to the closing of the Merger.

(J)
Reflects the conversion of Pagaya redeemable convertible preferred shares of $307.0 million into Pagaya Ordinary Shares with $306.9 million recorded within additional paid-in capital and remaining $22 thousand recorded within ordinary shares, par value.

(K)
Reflects the recapitalization entry whereby Pagaya Ordinary Shares converted into Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares, pursuant to the Merger terms, including reflection of the Stock-Split. The ordinary share par value increased as a result of the recapitalization and the offset has been recorded within additional paid-in capital. This adjustment also reflects par value of the Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares issued as part of the PIPE Investment and the Transactions.

(L)
In March and December 2021, Pagaya granted an aggregate of 119.4 million options to purchase restricted shares (the “Awards”) to certain employees that will vest upon the earlier of the following vesting conditions to occur of (i) a Transaction (defined as (a) a sale of all or substantially all assets or shares of Pagaya; or (b) a merger, consolidation, amalgamation or like transaction; or (c) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction) and (ii) a Public Event (defined as an IPO or a de-SPAC transaction) (each, an “Qualifying Event”). The Qualifying Event, further, contains additional market-based vesting condition driven by the total value of Pagaya.
The preliminary estimated fair value of these Awards issuable to employees is $164.9 million, of which $116.9 million (including day 1 share-based compensation expense of $105.6 million) was recorded as share-based compensation expense in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021.
The preliminary estimated fair values of the Awards were determined by using a Monte Carlo simulation model implemented in a risk-neutral valuation framework. The fair values of the Awards are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the closing of the Merger. Assumptions used in the preliminary valuation, which are subject to change at the closing of the Merger, were as follows:
•	Share Price: The grant date fair value of the Pagaya Class A Ordinary Share.
•	Expected volatility: The volatility was determined using the peer companies.
•
Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the Awards.

•	Expected term: The expected term assumes period until the closing of the Merger plus the 10 year term of the Awards.
•	Expected dividend yield: The expected dividend yield is zero as Pagaya has never declared or paid cash dividends and has no current plans to do so during the expected term.
In addition, this adjustment reflects additional share-based compensation of $1.0 million for acceleration of certain share-based awards.
(M)	Reflects elimination of EJFA’s accumulated deficit balance of $56.6 million which consists of a balance of $38.8 million and incremental non-capitalizable EJFA transaction costs of $17.8 million.
(N)	Reflects the pro forma adjustments to accumulated deficit/retained earnings—
	(In thousands)
Incremental share-based compensation upon consummation of the Merger	$(105,603)	(L)
Payment of special bonus	(10,000)	(P)
Payment of the estimated Merger transaction cost—non-capitalizable	(17,790)	(M)
Elimination of EJFA accumulated deficit	56,592	(M)
Total	$(76,801)	(N)
(O)	Reflects the reclassification of deferred offering costs to additional paid in capital.
(P)
Reflects the $3 million payment of a special bonus that is contingent upon the closing of the Merger and up to an additional $7 million in payments of special bonuses that are contingent upon the closing of the Merger and certain other conditions.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
(AA) Reflects the elimination of interest income on the Trust Account.
(BB) Reflects tax impact of the interest income elimination using the corporate tax rate of approximately 12%.
(CC) Reflects the incremental stock-based compensation expense upon acceleration of certain Awards, a portion of which vest upon the closing of the Merger. Refer (L) above for additional information.
(DD) Reflects the addition of preliminary estimated transaction costs incurred due to the Merger.

(EE) Reflects the $3 million payment of a special bonus that is contingent upon the closing of the Merger and up to an additional $7 million in payments of special bonuses that are contingent upon the closing of the Merger and certain other conditions.
4. Loss per Share
Represents the net loss per share attributable to Pagaya calculated using the historical weighted-average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2021. As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted-average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented. The weighted-average shares outstanding of Pagaya Class A and Class B Ordinary Shares also includes 119.4 million of Pagaya Ordinary Shares which vest upon the consummation of the Merger. Under the maximum redemption scenario, the EJFA Ordinary Shares assumed to be redeemed at the request of EJFA’s ordinary shareholders are eliminated as of January 1, 2021.
The unaudited pro forma condensed combined loss per share has been prepared assuming two alternative levels of redemption:
	For the Year Ended December 31, 2021
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(269,927)	$(269,927)
Weighted-average shares outstanding of Class A and Class B Ordinary Shares	835,013,530	806,263,530
Net Income (loss) per Share of Class A and Class B—Basic and Diluted	$(0.32)	$(0.33)
Weighted-average shares outstanding—Basic and diluted
Pagaya Shareholders	764,076,030	764,076,030
EJFA—Public Shareholders	28,750,000	—
EJFA—Founder Shares	7,187,500	7,187,500
PIPE Investors	35,000,000	35,000,000
Total	835,013,530	806,263,530
The following potential outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:
Pagaya Options for Pagaya Ordinary Shares	54,539,274
Pagaya Warrants	17,879,542
Pagaya Options for restricted shares	143,222,820
EJFA Public Warrants and EJFA Private Placement Warrants	14,750,000

DIRECTOR AND EXECUTIVE COMPENSATION
Directors
Under the Companies Law, the compensation of a public company’s directors requires the approval of its compensation committee, the subsequent approval of its board of directors and, unless exempted under regulations promulgated under the Companies Law, the approval of its shareholders at a general meeting. If the compensation of a public company’s directors is inconsistent with its stated compensation policy, then, those provisions that must be included in the compensation policy according to the Companies Law must have been considered by the compensation committee and board of directors, and the shareholder approval will require a special majority under which, in addition to the approval of a simple majority of all votes present and voting at such meeting (excluding abstentions), either:
•
at least a majority of the votes cast by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting (excluding abstentions), are in favor of the compensation package; or

•
the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

Executive Officers other than the Chief Executive Officer
The Companies Law requires that the compensation of a public company’s executive officers (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the shareholders (by a special majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the company’s stated compensation policy). However, if the shareholders of the company do not approve a compensation arrangement with an executive officer that is inconsistent with the company’s stated compensation policy, the compensation committee and board of directors may, in special circumstances, override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision after taking into consideration the objection of the general meeting.
Chief Executive Officer
Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the compensation committee; (ii) the board of directors, and (iii) the shareholders (by a special majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the company’s stated compensation policy). The approval of each of the compensation committee and the board of directors must generally be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Companies Law and that shareholder approval is obtained (by a special majority vote as discussed above with respect to the approval of director compensation that is inconsistent with the company’s stated compensation policy). In addition, if the shareholders of the company do not approve the compensation arrangement of the chief executive officer, the compensation committee and board of directors may, in special circumstances, override the shareholders’ decision if each of the compensation committee and the board of directors provides detailed reasons for their decision after taking into consideration the objection of the general meeting. The compensation committee may also waive the shareholder approval requirement with regard to the approval of the engagement terms of a candidate for the chief executive officer position if it determines that the compensation arrangement is consistent with the company’s stated compensation policy, that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to engage the chief executive officer candidate, as specified by the compensation committee in its reasoning for such decision.
Aggregate compensation of executive officers and directors
The aggregate cash compensation paid to Pagaya’s executive officers and directors for the year ended December 31, 2021 was approximately $8.632 million. This amount is comprised of salaries, bonuses and social benefits. In addition, we incurred approximately $58.890 million of share-based compensation expense related to equity awards held by our executive officers and directors in 2021.
For the year ended December 31, 2021, certain executive officers received $4.045 million in annual discretionary bonuses, based on each executive’s fulfilment of their respective personal business objectives and company financial objectives, as was determined by the Pagaya Board or a committee thereof, as applicable.
The social benefits include approximately $16,818 set aside or accrued to provide pension, severance, retirement, paid leave or similar benefits and expenses, but do not include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and cost of other benefits commonly reimbursed or paid by companies in Israel.
As of December 31, 2021, options to purchase 268,422,966 Pagaya Ordinary Shares (after giving effect to the Preferred Share Conversion, Reclassification and Stock Split) granted to Pagaya’s executive officers and directors were outstanding under its equity incentive plans at a weighted-average exercise price of $1.50 per ordinary share. Options held by executive officers and directors have a term of 10 years after the grant date. In 2021, additional options to purchase 246,329,999 Pagaya Ordinary Shares (after giving effect to the Preferred Share Conversion, Reclassification and Stock Split) were granted under the 2016 Plan (as defined below) and the 2021 Plan (as defined below) to Pagaya’s executive officers and directors at a weighted-average exercise price of $1.63. For more information on the changes in share capital, see Note 11 of the consolidated financial statements included elsewhere in this proxy statement/prospectus.
Pagaya intends to approve a non-employee director compensation package that will be in effect upon the Closing.
Equity Incentive Plans
2016 Equity Incentive Plan and 2021 Equity Incentive Plan
Pagaya currently maintains the Pagaya Technologies Ltd. 2016 Equity Incentive Plan (the “2016 Plan”) and the Pagaya Technologies Ltd. 2021 Equity Incentive Plan (the “2021 Plan” and, together with the 2016 Plan, the “Pagaya Share Plans”). The purpose of the Pagaya Share Plans is to attract and retain the best available personnel, to provide additional incentives to Pagaya’s employees, director and consultants and to promote the success of Pagaya and its subsidiaries.
Authorized Shares
As of December 31, 2021, 26,215,580 Pagaya Ordinary Shares (after giving effect to the Preferred Share Conversion, Reclassification and Stock Split) were reserved and available for issuance under the 2016 Plan. As of December 31, 2021, 14,338,987 Pagaya Ordinary Shares (after giving effect to the Preferred Share Conversion, Reclassification and Stock Split) were reserved and available for issuance under the 2021 Plan. Pagaya Ordinary Shares subject to options granted under the Pagaya Share Plans that expire, are terminated, cancelled or forfeited will again become available for grant under the Pagaya Share Plans. Similarly, Pagaya Ordinary Shares subject to an award of restricted shares or restricted share units (“RSUs”) that are cancelled or forfeited or Pagaya Ordinary Shares withheld in settlement of a tax withholding obligation associated with an award, or in satisfaction of the exercise price payable upon exercise of an award, will again become available for future grants under the Pagaya Share Plans. If any award or portion thereof is settled for cash, the ordinary shares attributable to such cash settlement will again become available for grant.
Administration
The Pagaya Share Plans are administered by the Pagaya Board, or a committee appointed by the Pagaya Board. The Pagaya Share Plans provide the administrator the authority to interpret the terms of the Pagaya Share Plans and any award granted thereunder and take all actions and make all other determinations as necessary for the administration of the Pagaya Share Plans.
Eligibility
Awards may be granted to employees, director and consultants and to persons to whom offers of employment or engagement as employees or consultants have been extended.

Grant
All awards granted pursuant to the Pagaya Share Plans are evidenced by an award agreement, in a form approved, from time to time, by the administrator, in its sole discretion. The award agreement sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable.
Exercise
An award under the Pagaya Share Plans may be exercised by providing Pagaya with a written notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law.
Awards
The Pagaya Share Plans provide for the grant of stock options (including incentive stock options and nonstatutory stock options), restricted shares and RSUs.
Stock Options. Stock options may be granted under the Pagaya Share Plans. Options granted under the Pagaya Share Plans to Pagaya’s employees who are U.S. residents may be in the form of nonstatutory stock options or may be granted with the intent to qualify as “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code. ISOs may be granted only to employees of Pagaya, its parent corporation (if any) or a subsidiary. To the extent that the aggregate fair market value of the Pagaya Ordinary Shares for which ISOs are exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess ISOs will be treated as nonstatutory stock options.
The Pagaya Share Plans provide for granting options under the Israeli tax regime, subject to restrictions imposed by applicable law, in compliance with Section 102 of the ITO (“102 Options”), and Section 3(i) of the ITO. Section 102 of the ITO allows employees, directors and officers who are not controlling shareholders and are considered ITO residents to receive favorable tax treatment for compensation in the form of shares, options or certain other types of equity awards. Pagaya’s non-employee service providers and controlling shareholders may only be granted options under section 3(i) of the ITO, which does not provide for similar tax benefits. A “controlling shareholder” for purposes of Section 102 of the ITO includes any person holding, together with his or her relatives and affiliates, 10% or more of a company’s outstanding share capital or other means of control.
All options will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator. The per share exercise price for shares to be issued upon exercise of options will be such price as is determined by the administrator at any time at its sole discretion, subject to any applicable laws. The exercise price for Pagaya Ordinary Shares subject to a stock option shall be as determined by the administrator in its sole discretion, and may consist of (i) cash, (ii) check, (iii) by tendering previously acquired ordinary shares owned by the participant, (iv) through any cashless exercise procedure approved by the administrator (including the withholding of shares otherwise issuable upon exercise), (v) by any combination of these methods or (vi) with any other form of consideration approved by the administrator and permitted by applicable law.
Other than by will, the laws of descent and distribution or as otherwise determined by the administrator, neither the stock options nor any right in connection with such stock options are assignable or transferable.
Restricted Shares. Restricted shares may be granted under the Pagaya Share Plans pursuant to an award agreement. The administrator will determine, at its sole discretion, the eligible recipients to whom, and the time or times at which, awards of restricted shares will be made, the number of Pagaya Ordinary Shares to be awarded, the exercise price, if any, to be paid by the participant for the acquisition of restricted shares, the restricted period and all other conditions of the awards of restricted shares. During the period as may be set by the administrator commencing on the date of grant, the participant will not be permitted to sell, transfer, pledge, assign or otherwise dispose shares of restricted shares awarded under the Pagaya Share Plans.
RSUs. RSUs may be granted under the Pagaya Share Plans pursuant to an award agreement. RSUs represent the right to receive from Pagaya, upon the satisfaction of all applicable terms and conditions, one Pagaya Ordinary Share. Unless the administrator determines otherwise at any time and subject to applicable laws, the participant will not have any shareholder rights with respect to the Pagaya Ordinary Shares subject to an RSU award until that award vests and any Pagaya Ordinary Shares are actually issued thereunder. Unless the administrator determines otherwise at any time and subject to applicable laws, a participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber RSUs awarded under the Pagaya Share Plans.
Termination of employment
Except as set forth in an applicable award agreement or as otherwise provided by the administrator, upon the termination of a grantee’s employment or service with Pagaya or its affiliates, all unvested awards will forfeit and vested options will be exercisable for three months following the grantee’s termination date, or 12 months in the case of a termination due to the grantee’s death or disability, provided that the applicable award agreement may not provide for an exercise period that is shorter than 6 months in the event of a grantee’s death or disability. Upon a termination of a grantee’s employment or service with Pagaya and its affiliates for cause, all awards, whether vested or unvested, will immediately terminate.
Transaction; Adjustment
In the event of a Transaction, (for purposes of this section, as such term is defined in the Pagaya Share Plans), unless otherwise determined by the administrator in its sole and absolute discretion, any award then outstanding will be assumed or be substituted by Pagaya, or by a successor company, under terms as determined by the administrator or the terms of the Pagaya Share Plans applied by the successor company to such assumed or substituted awards. Notwithstanding the foregoing, in the event of a Transaction, the administrator may in its sole discretion: (i) provide for any participant to have the right to exercise the award in respect of Pagaya Ordinary Shares covered by the award which would otherwise be exercisable or vested, under such terms and conditions as determined by the administrator, and the cancellation of all unexercised and unvested awards, unless the administrator provides for the participant to have the right to exercise the award, (ii) provide for the acceleration of vesting of awards or (iii) provide for the cancellation of each outstanding award, and payment to the participant in connection with such cancellation of an amount in cash, shares of Pagaya, the acquirer or of a corporation or other business entity which is a party to the Transaction.
In the event of a dissolution or liquidation of Pagaya, all outstanding awards will terminate immediately prior to the consummation of such dissolution or liquidation. The administrator may declare that any award will terminate as of a different specified date and give each participant the right to exercise his or her award as to all or any part of the Pagaya Ordinary Shares (including Pagaya Ordinary Shares as to which the award would not otherwise be exercisable).
The Pagaya Share Plans provide for appropriate adjustments to be made to the Pagaya Share Plans and to outstanding awards under the Pagaya Share Plans in the event of a stock split, reverse stock split, stock dividend (if determined by the board upon the issuance of the stock dividend), combination or reclassification of Pagaya Ordinary Shares, or any other increase or decrease in the number of issued Pagaya Ordinary Shares effected without receipt of consideration by Pagaya.
2022 Share Incentive Plan
Pagaya intends to adopt a new share incentive plan (the “2022 Plan”), in connection with the consummation of the Merger, under which it may grant equity-based incentive awards to attract, motivate and retain the talent for which it competes. After the adoption of the 2022 Plan, Pagaya will no longer grant any awards under the Pagaya Share Plans, however, outstanding awards that were granted under each such plan will remain outstanding and governed by the terms of the applicable plan.
Authorized shares
The maximum number of Pagaya Ordinary Shares available for issuance under the 2022 Plan is equal to 10% of the total outstanding number of Pagaya Ordinary Shares as of immediately after Closing, post-conversion and post-money, calculated on a fully-diluted basis including all equity awards, warrants and other convertible securities outstanding as of such time (the “Share Reserve”). The Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth anniversary of the Effective Date (as such term is defined in the 2022 Plan) in an amount equal to the lesser of (i) 5% of the total number of Pagaya Ordinary Shares outstanding on December 31st of the calendar year immediately preceding the applicable Evergreen Date and (ii) a number of Pagaya Ordinary Shares determined by the Pagaya Board. No more than the number of Pagaya Ordinary Shares in the Share Reserve as of immediately after Closing may be granted under the 2022 Plan as ISOs. If shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2022 Plan shall not be available for subsequent awards under the 2022 Plan.
Administration
The Pagaya Board, or a duly authorized committee of the Pagaya Board, will administer the 2022 Plan. Under the 2022 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2022 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including, but not limited to, the restrictions applicable to restricted shares or restricted share units, and the conditions under which restrictions applicable to such restricted shares or restricted share units will lapse, the performance goals and periods applicable to awards, the exercise price of an option award and base price of each share appreciation right, the fair market value of a Pagaya Class A Ordinary Share, the vesting schedule applicable to an award or the method of payment for an award. The administrator may also accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2022 Plan and take all other actions and make all other determinations necessary for the administration of the 2022 Plan.
The administrator has the authority to suspend, terminate, modify or amend the 2022 Plan at any time.
Eligibility
Under the 2022 Plan, eligible participants include officers, employees, non-employee directors or consultants of Pagaya and its affiliates who have been selected as an eligible participant by the administrator.
Grant
All awards granted pursuant to the 2022 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Each award will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.
Awards
General. The 2022 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), Pagaya Class A Ordinary Shares, restricted shares, restricted share units, share appreciation rights and other share-based awards.
Pagaya has adopted a sub-plan for Israeli participants, which provides for granting awards in compliance with Section 102 (“Section 102”) and Section 3(i) of the ITO. Section 102 allows employees, directors and officers who are not controlling shareholders and who are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may be granted options only under Section 3(i) of the ITO, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the ITO, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.”
Options. Options may be granted to eligible participants anywhere in the world, under various tax regimes. Each option that is granted under the 2022 Plan to Pagaya’s employees who are U.S. Residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options.
The exercise period of any stock option may not exceed 10 years from the date of grant and, except as provided in the applicable award agreement, the exercise price may not be less than 100% of the fair market value of a Pagaya Class A Ordinary Share on the date the option is granted. If an ISO is granted to a participant who owns more than 10% of the voting power of all classes of shares of Pagaya, its parent corporation or a subsidiary, the exercise period of the ISO may not exceed five years from the date of grant and the exercise price may not be less than 110% of the fair market value of a Pagaya Class A Ordinary Share on the date the ISO is granted. The exercise price for Pagaya Class A Ordinary Shares subject to a stock option may be paid in cash, or as determined by the administrator in its sole discretion, (i) through any cashless exercise procedure approved by the administrator (including the withholding of shares otherwise issuable upon exercise, referred to as “net exercise,” with a fair market value up to or equal to (but not exceeding) the applicable aggregate exercise price with the remainder paid in cash or other form of payment permitted by the award agreement), (ii) by tendering unrestricted Pagaya Class A Ordinary Shares owned by the participant, (iii) with any other form of consideration approved by the administrator and permitted by applicable law or (iv) by any combination of these methods.
If a participant disposes of any shares acquired pursuant to the exercise of an ISO before the later of (i) two years after the date of grant and (ii) one year after the date of exercise of the ISO, the participant must notify Pagaya in writing immediately after the date of such disposition. Pagaya may, if determined by the administrator, retain possession of any shares acquired pursuant to the exercise of an ISO as agent for the participant until the end of the period described in the preceding sentence, subject to complying with any instructions form the participant as to the sale of such shares.
Except as provided in the applicable award agreement, a participant will have no rights to dividends, dividend equivalents or distributions or other rights of a shareholder with respect to the Pagaya Class A Ordinary Shares subject to a stock option until the participant has given written notice of exercise and paid the exercise price and applicable withholding taxes.
The vesting of an option shall be affected, in the sole discretion of the administrator, by leaves of absence, including unpaid and unprotected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service status of a participant.
The rights of a participant upon a termination of employment or service will be set forth in the applicable award agreement. In the absence of a specified provision in the applicable award agreement pertaining to accelerated vesting upon a participant’s death, the vesting of such options shall be accelerated for a period equivalent to twelve (12) months following any participant’s death and any portion of the options that would not have vested in the twelve (12) months following a participant’s death shall remain unvested and shall not be exercisable.
Additionally, in the absence of a specified period in the applicable award agreement or other determination by the administrator, vested options will remain exercisable (a) for one (1) year for any participant whose employment is terminated by the Company other than for Cause (as such term is defined in the 2022 Plan), due to the participant’s death or disability or by the participant for Good Reason (as such term is defined in the 2022 Plan) and whose termination occurs two (2) years of more after the after the commencement of that participant’s employment or service (but, in each case, no later than the expiration date of such option) and (b) for ninety (90) days for any participant whose termination occurs in any other circumstance. Notwithstanding anything in the foregoing to the contrary, in the event the participant's termination of employment or service is for Cause, all options held by such participant, whether or not vested, shall immediately be forfeited as of the date of termination.
Share Appreciation Rights (“SARs”). SARs may be granted either alone (a “Free-Standing SAR”) or in conjunction with all or part of any option granted under the 2022 Plan (a “Related Right”). A Free-Standing SAR will entitle its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a Pagaya Class A Ordinary Share over the base price of the Free-Standing SAR (which, except as provided in the applicable award agreement, shall be no less than 100% of the fair market value of the related Pagaya Class A Ordinary Shares on the date of grant). A Related Right will entitle its holder to receive, at the time of exercise of the Related Right and surrender of the applicable portion of the related stock option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a Pagaya Class A Ordinary Share over the exercise price of the related option. The exercise period of a Free-Standing SAR may not exceed 10 years from the date of grant. The exercise period of a Related Right will expire upon the expiration of its related option, but in no event will be exercisable more than 10 years after the grant date.
Except as provided in the applicable award agreement, the holder of a SAR will have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Pagaya Class A Ordinary Shares subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

The rights of the holder of a Free-Standing SAR upon a termination of employment or service will be set forth in the applicable award agreement. Related Rights will be exercisable at such times and subject to the terms and conditions applicable to the related option.
Restricted Shares and Restricted Share Units. Restricted shares and RSUs may be granted under the 2022 Plan. The administrator will determine the vesting schedule and purchase price, if any, to be paid by the participant for the acquisition of restricted shares or RSUs. If the restrictions, performance goals or other conditions determined by the administrator are not satisfied, the restricted shares and RSUs will be forfeited. RSUs may be settled either in cash or in Pagaya Class A Ordinary Shares, at the discretion of the administrator. The rights of restricted shares and RSU holders upon a termination of employment or service will be set forth in the award agreements.
Unless the award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a shareholder, including the right to vote and receive dividends declared with respect to such shares, provided that except as provided in the applicable award agreement, any dividends declared during the restricted period with respect to such restricted shares will become payable only if (and to the extent) the underlying restricted shares vest. Except as provided in the applicable award agreement, RSUs will generally not be entitled to dividends prior to vesting, but, if the award agreement provides for them, may be entitled to receive dividend equivalents at the time (and to the extent) that shares of Pagaya Class A Ordinary Shares in respect of the RSUs are delivered to the participant.
The vesting of a restricted share or RSU may, in the sole discretion of the administrator be suspended and an award may be terminated due to leaves of absence, including unpaid and unprotected leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service status of a participant.
The rights of a participant upon a termination of employment or service will be set forth in the applicable award agreement. In the absence of a specified provision in the applicable award agreement pertaining to accelerated vesting upon a participant’s death, the vesting of a portion of such restricted shares or RSUs that would have vested during the twelve (12) months following such participant’s death shall accelerate as of such participant's death and any portion of the restricted shares or RSUs that would not have vested in the twelve (12) months following a participant’s death shall remain unvested and automatically forfeit upon the participant's death.
Exercise
An award under the 2022 Plan may be exercised by providing Pagaya with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2022 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to Pagaya or the trustee.
Transferability
Until such time as the awards are fully vested and/or exercisable in accordance with the 2022 Plan or an award agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any award or any agreement or commitment do any of the foregoing will be valid, except with the prior written consent of the administrator.
Termination of employment
In the event of termination of a grantee’s employment or service with Pagaya or any of its affiliates, awards will be subject to such terms and conditions as set forth in the participant’s award agreement.
Changes in Capitalization; Change in Control
The 2022 Plan provides for appropriate adjustments to be made to the plan and to outstanding awards under the 2022 Plan in the event of (i) a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or extraordinary distribution, share split, reverse share split, subdivision or consolidation, (iii) combination or exchange of shares, (iv) other change in corporate structure (each such event a “Change in Capitalization”) or (v) a Change in Control (as such term is defined in the 2022 Plan). Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the administrator may, in its sole discretion, provide for the cancellation of any outstanding award in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the Pagaya Class A Ordinary Shares, cash or other property covered by such award, reduced by the aggregate exercise price or base price thereof, if any.
In the event (a) a Change in Control occurs and (b) either (x) an outstanding award is not assumed or substituted in connection therewith or (y) an outstanding award is assumed or substituted in connection therewith and the participant’s employment or service is terminated by Pagaya, its successor an affiliate thereof without Cause (as such term is defined in the 2022 Plan) or by the participant for Good Reason (if applicable) on or after the effective date of the Change in Control but prior to 12 months following the Change in Control, then: (i) any unvested or unexercisable portion of any award carrying a right to exercise will become fully vested and exercisable and (ii) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the 2022 Plan will lapse and such awards will be deemed fully vested and performance conditions imposed with respect to such awards will be deemed to be achieved at target performance levels.
Clawback
All awards granted under the 2022 Plan, including the gross amount of any proceeds, gains or other economic benefit actually or constructively received by a grantee in respect of an award, will be subject to applicable recoupment policies adopted by Pagaya, whether or not such policy was in place at the time of grant of an award.
Compensation Committee
The compensation committee will be responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Pagaya and its subsidiaries, establishing the general compensation policies of Pagaya and its subsidiaries and reviewing, approving and overseeing the administration of the employee benefits plans of Pagaya and its subsidiaries. The compensation committee will also be responsible for:
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recommending to the board of directors with respect to the approval of the compensation policy for “office holders” (a term used under the Companies Law, which essentially means directors and executive officers) and, once every three years, regarding any extensions to a compensation policy that has been in effect for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically recommending to the board of directors with respect to any amendments or updates of the compensation plan;
•	resolving whether or not to approve arrangements with respect to the terms of office and employment of office holders; and
•	exempting, under certain circumstances, from the requirement of approval by the general meeting of shareholders, transactions with the chief executive officer of Pagaya.
The charter of the compensation committee will be available without charge at https://investor.pagaya.com.
Following the closing of the Merger, the members of the compensation committee are expected to be Avi Zeevi, Amy Pressman and Dan Petrozzo, with Amy Pressman serving as the chair of the compensation committee. The Pagaya Board is expected to determine that each member of the compensation committee is “independent” as defined under Nasdaq listing standards. The compensation committee has the authority to retain compensation consultants, outside counsel and other advisers.
Compensation Policy under the Companies Law
In general, under the Companies Law, a public company must have a compensation policy approved by the board of directors after receiving and considering the recommendations of the compensation committee. In addition, a compensation policy must be approved at least once every three years, first, by the issuer’s board of directors, upon recommendation of its compensation committee, and second, by a simple majority of all votes present and voting at a shareholder meeting (excluding abstentions), provided that either:
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at least a majority of the votes cast by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting (excluding abstentions) are in favor of the compensation package; or

•
the total number of votes cast by non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the compensation package does not exceed 2% of the aggregate voting rights in the company.

In the event that the shareholders fail to approve the compensation policy in a duly convened meeting as provided above, the Pagaya Board may nevertheless override that decision, provided that the compensation committee and then the Pagaya Board decide, on the basis of detailed reasons and after further review of the compensation policy, that approval of the compensation policy is for the benefit of the company despite the failure of the shareholders to approve the policy.
If a company that adopts a compensation policy in advance of its initial public offering (or in this case, prior to the Closing) describes the policy in its prospectus for such offering, then that compensation policy shall be deemed validly adopted in accordance with the Companies Law and will remain in effect for a term of five years from the date the company becomes a public company.
The compensation policy must serve as the basis for decisions concerning the financial terms and other compensation terms of employment or engagement of office holders, including exculpation, insurance, indemnification or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must address certain factors, including: advancement of the company’s objectives, business plan and long-term strategy; creation of appropriate incentives for office holders considering, among other things, the company’s risk management policy; size and the nature of its operations; and with respect to variable compensation components, the contribution of the office holder to advancing the company’s targets and increasing its profits with a long-term view and based on the position of the office holder. The compensation policy must furthermore consider the following additional factors:
•	the education, skills, experience, expertise and accomplishments of the relevant office holder;
•	the office holder’s position, responsibilities and prior compensation agreements with him or her;
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the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company, in particular the ratio between such cost, on the one hand, and the average and median cost of employment of such other employees of the company and its contractors, on the other hand, as well as the impact of such disparities on the work relationships in the company;

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if the terms of employment include variable components — the possibility of reducing variable components at the discretion of the board of directors and the possibility of setting a limit on the value of non-cash variable equity-based components; and

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if the terms of employment include severance compensation — the term of employment or office of the office holder, the terms of his or her compensation during such period, the company’s performance during such period, his or her individual contribution to the achievement of the company goals and the maximization of its profits and the circumstances under which he or she is leaving the company.

The compensation policy must also include, among other things:
•	with regard to variable components of compensation:
1.
with the exception of office holders who report directly to the chief executive officer, provisions determining the variable components on the basis of long-term performance and on measurable criteria; however, the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, if such amount is not higher than three monthly salaries per annum, while taking into account such office holder’s contribution to the company; and

2.
the ratio between variable and fixed components, as well as the limit on the values of variable components at the time of their grant; provided, however, that non-cash variable equity components shall have a value cap/limit measured on its date of grant.

•
a condition under which the office holder will return to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of his or her terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and
•	a limit on retirement grants.
Pagaya’s compensation policy, which will become effective immediately after the consummation of the Merger, is designed to promote retention and motivation of directors and executive officers, incentivize superior individual excellence and align the interests of our directors and executive officers with our long-term performance, while simultaneously discouraging them from taking excessive risks in their pursuit of such goals. To that end, a portion of an executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. On the other hand, our compensation policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm Pagaya in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation.
The compensation policy also addresses Pagaya’s executive officers’ individual characteristics (such as their respective positions, education, scope of responsibilities and contribution to the attainment of its goals) as the basis for compensation variation among its executive officers and considers the internal ratios between compensation of its executive officers and directors and other employees. Pursuant to Pagaya’s compensation policy, the compensation that may be granted to an executive officer may include base salary, annual bonuses and other cash bonuses (such as a signing bonus and special bonuses), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary. In addition, the total variable compensation components (cash bonuses and equity-based compensation) may not exceed 95% of each executive officer’s total compensation package with respect to any given calendar year.
An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to Pagaya’s executive officers (other than its chief executive officer) may be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by the chief executive officer and may be based entirely on a discretionary evaluation, subject to the approval of the compensation committee and the Pagaya Board. Furthermore, Pagaya’s chief executive officer will be entitled to set performance objectives for the office holders, including those who also serve as directors, and for those office holders who are also directors such performance objectives will be further approved by the compensation committee and by the Pagaya Board.
The measurable performance objectives of Pagaya’s chief executive officer will be determined annually by the compensation committee and the Pagaya Board and will include the weight to be assigned to each achievement in the overall evaluation. A less significant portion of the chief executive officer’s annual cash bonus may be based on a discretionary evaluation of the chief executive officer’s overall performance by the compensation committee and the Pagaya Board based on quantitative and qualitative criteria.
The equity-based compensation under the compensation policy for Pagaya’s executive officers is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus. Primary objectives include enhancing the alignment between the executive officers’ interests and Pagaya’s long-term interests and those of its shareholders and strengthening the retention and the motivation of executive officers in the long-term. Pagaya’s compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with its share incentive plan then in place. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of the awarded executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the executive officer.
In addition, the compensation policy contains compensation recovery provisions which allows Pagaya under certain conditions to recover bonuses paid in excess, enables its chief executive officer to approve immaterial changes in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance our compensation policy) and allows Pagaya to exculpate, indemnify and insure its executive officers and directors subject to certain limitations as set forth therein.
The compensation policy also provides for compensation to the members of the Pagaya Board either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, subject to the exemptions afforded by the Companies Regulations (Relief for Public Companies Whose Securities are Listing for Trading on a Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time, if Pagaya at any time is required or elects to appoint external directors, after having opted out of such requirement pursuant to the anticipated composition of its shareholdings immediately following the Closing, or (ii) in accordance with the amounts determined in the compensation policy and subject to applicable law.
Pagaya’s compensation policy, which was approved by the Pagaya Board and the Pagaya Shareholders on and respectively, will become effective upon the Closing and is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

MANAGEMENT FOLLOWING THE MERGER
Management and board of directors
The following table provides information about those persons who are expected to serve as directors and executive officers of Pagaya following the consummation of the Merger. The address for each of the directors and executive officers is Azrieli Sarona Bldg, 54th floor, Derech Menachem Begin 121, Tel-Aviv, Israel 6701203. For biographical information concerning the executive officers and directors, see below.
Name	Age	Title
Gal Krubiner	33	Chief Executive Officer, Co-Founder and Director
Avital Pardo	36	Chief Technology Officer, Co-Founder and Director
Yahav Yulzari	36	Chief Revenue Officer, Co-Founder and Director
Michael Kurlander	44	Chief Financial Officer
Richmond Glasgow	36	General Counsel
Avi Zeevi	71	Director
Dan Petrozzo	57	Director
Harvey Golub	83	Director
Mircea Ungureanu	44	Director
Amy Pressman	58	Director
Emanuel J. Friedman	76	Director
Gal Krubiner, 33, has served as the Chief Executive Officer and a director since co-founding the Company in 2016. Mr. Krubiner brings extensive experience to the investments and wealth management industry with a specialization in innovative and sophisticated credit structured products. Prior to co-founding Pagaya, Mr. Krubiner focused on structuring and distributing sophisticated credit and asset-backed securities products with UBS AG from 2012 to 2016, as well as holding other positions specializing in investment, entrepreneurism, and financial markets. Mr. Krubiner earned a B.A. in Applied Science, Economics & Statistics from Tel Aviv University.
Avital Pardo, 36, has served as Chief Technology Officer and a director of the Company since co-founding the Company in 2016. Mr. Pardo was instrumental in designing the Company’s AI-based credit model and system. Prior to joining the Company, Mr. Pardo was one of the first employees at Fundbox and focused on the Algorithms from 2014 to 2015. Mr. Pardo earned a B.A. in Mathematics and Physics and a Master of Science, Mathematics from the Hebrew University.
Yahav Yulzari, 36, has served as Chief Revenue Officer and a director of the Company since co-founding the Company in 2016. Mr. Yulzari oversees the Company’s growth and global commercial activities. He is a former real estate entrepreneur. Prior to his entrepreneurship endeavors, Mr. Yulzari was a professional goalkeeper in the Israeli football league and he was on the national under 21 team.
Michael Kurlander, 44, has served as Chief Financial Officer of the Company since June 2021. Mr. Kurlander has over 20 years of experience in the financial industry and is responsible for all financial functions within the Company. Prior to joining the Company, he worked Citadel from 2017 to 2021 where he was a Managing Director, US Treasurer and Deputy Global Treasurer. Prior to that, he worked at Goldman Sachs from 2000 to 2017 where he was a Vice President in Accounting, Managing Director in Corporate Treasury and Global Operations, and most recently was the Chief Operating Officer of GS Bank USA. Mr. Kurlander earned a B.S. in Accounting from the University of Maryland and an M.B.A. from Columbia Business School.
Richmond Glasgow, 36, has served as General Counsel of the Company since January 2021. Mr. Glasgow previously held the positions of Chief Compliance Officer since October 2019 and Head of Legal since May 2019. Mr. Glasgow is responsible for the legal and regulatory aspects of the Company’s business activities. Mr. Glasgow has over a decade of legal experience across North America, Asia and Australia, including over five years at Skadden, Arps, Slate, Meagher & Flom LLP from 2013 to 2019. Mr. Glasgow earned a Bachelor of Civil Law from the University of Oxford, and a Juris Doctor from the University of Melbourne. Mr. Glasgow also earned a Bachelor of Commerce (Economics) and a Bachelor of Engineering (Civil) from the University of Melbourne.

Avi Zeevi, 71, has served as a director of the Company since 2016. Mr. Zeevi has also served as chairman of the board of directors of Payoneer since 2008 (NASDAQ: PAYO). Mr. Zeevi is a FinTech entrepreneur and investor. He is a co-founder of the Viola group—a private equity investment group with over $3B of assets under management, and co-founder and general partner of Viola Ventures, a venture capital firm. Mr. Zeevi is also a co-founder and the chairman of the investment committee of Viola FinTech. Mr. Zeevi has more than 40 years of experience as an entrepreneur, executive and investor. Mr. Zeevi has experience in the global financial industry through his involvement in several fintech companies including: MINT Systems, Decalog and Actimize, where he served as an active chairman from 2001 and until it was sold to NICE Systems (NASDAQ: NICE). Mr. Zeevi is also a board member of a number of private companies. Mr. Zeevi is a board member at The Center for Educational Technology (CET) which is dedicated to the advancement of the education system in Israel, in the Jewish world and around the globe. He is also a member of the Board of Governors of the Technion—the Israel Institute of Technology. Mr. Zeevi received his B.Sc in Industrial Engineering from the Technion, Israel Institute of Technology.
Dan Petrozzo, 57, has served as a director of the Company since 2018. Mr. Petrozzo is also a partner at Oak HC/FT where he focuses on growth equity and early-stage venture opportunities in Fintech. He currently serves on the boards of Ethic, Ocrolus and Panorays and is a board observer at NextCapital. Mr. Petrozzo was previously senior vice president at Intralinks where he was responsible for customer success and technology operations. He joined Intralinks from Verilume, a cloud computing company he co-founded. Mr. Petrozzo is a former partner and Global Head of Technology for investment management at Goldman Sachs. He was also Chief Information Officer at Fidelity Investments, Co-Chief Information Officer at Morgan Stanley and Global Head of Equity Prime Services Technology at Deutsche Bank AG. Mr. Petrozzo received his B.A. from Moravian College and his J.D. from Seton Hall University Law School.
Harvey Golub, 83, has served as a director of the Company since 2018. Mr. Golub currently serves as the chairman of Dynasty Financial Partners and as a member of the advisory board of Miller Buckfire & Company and Marblegate Asset Management LLC. He is also on the boards of the American Enterprise Institute and the Manhattan Institute for Policy Research, as well as the board of trustees of Jupiter Medical Center. Mr. Golub has over 35 years of experience guiding companies’ organizational visions and strategies. He has held management and c-suite roles at American Express and IDS Financial Services and was a director at McKinsey & Co. He has also served on the boards of American International Group, Campbell Soup Company, the Reader’s Digest Association, Dow Jones & Company, Hess Corporation, RHJ International and several private companies. Mr. Golub received his B.S. from the New York University.
Mircea Ungureanu, 44, has served as a director of the Company since 2020. He currently serves as a portfolio manager for GIC Private Limited (“GIC”), which he joined in 2008. Mr. Ungureanu has over 20 years of experience in the finance and accounting fields. Prior to joining GIC, he was a senior portfolio and trading analyst at GMAC ResCap from 2002 to 2007. Mr. Ungureanu was also a senior auditor and assurance advisor at Ernst & Young from 1999 to 2002. Mr. Ungureanu received his B.S. in Statistics and B.B.A. in Finance from the University of Minnesota Duluth and his M.S.A. in Accountancy from the University of Notre Dame.
Amy Pressman, 58, has served as a director of the Company since 2021. She is co-founder of Medallia, the leader in customer experience management software. She served as a director of MDLA until it was taken private in November 2021. She is also a director of OpenGov, the leader in cloud-based software for state and local governments. Before starting Medallia, Ms. Pressman worked as a business strategy consultant for Boston Consulting Group. She has also worked as an independent consultant for technology-based companies in Silicon Valley, a legislative aide on Capitol Hill, and a Peace Corps Volunteer. Ms. Pressman received her BA from Harvard University and her MBA from Stanford Graduate School of Business.
Emanuel J. Friedman, 76, has served as Chairman of EJFA’s board of directors since February 2021. Mr. Friedman co-founded EJF, which has been at the forefront of regulatory, event-driven investing in financials and real estate. Over the course of his 40+ year career in capital markets and asset management, Mr. Friedman has structured and built numerous innovative investment strategies that have focused on some of the most powerful trends in the financial sector driven by regulatory change. Prior to forming EJF, Mr. Friedman was a founder and the former Co-Chairman and Co-Chief Executive Officer of Friedman, Billings, Ramsey & Co., Inc. (“FBR”). At FBR, Mr. Friedman assisted in designing property and mortgage REIT vehicles. Throughout the 1990s, Mr. Friedman was active in building out FBR’s alternative asset management platform. He was also instrumental in the creation of hedge, private equity and venture capital funds at FBR, and maintains an extensive network of contacts within the CDO (“collateralized debt obligations”), hedge fund and private equity fund communities. Mr. Friedman received his BA in Education from the University of North Carolina at Chapel Hill and his JD from Georgetown University.
In connection with certain activities relating to a private investment in public equity transaction handled by FBR’s broker-dealer subsidiary in 2001, the SEC and the NASD (now FINRA) announced on December 20, 2006, a settlement with Mr. Friedman. Mr. Friedman was held responsible, as a control person of FBR, for its violations of Sections 10(b) and 15(f) of the Exchange Act and Rule 10b-5 promulgated thereunder as well as for violations of NASD Conduct Rule 2110. In addition, the SEC charged Mr. Friedman with a violation of Section 5 of the Securities Act. Mr. Friedman consented to the entry of a final judgment permanently enjoining him from violating Section 5 of the Securities Act, and as a control person, from violating Sections 10(b) and 15(f) of the Exchange Act and Rule 10b-5 promulgated thereunder. Mr. Friedman also paid fines totaling $1.25 million and was barred from associating with a broker or dealer in a supervisory capacity with a right to reapply in two years. Mr. Friedman does not believe that the outcome of this settlement prevents him from performing his duties as chairman of the EJFA Board, and will not prevent him from performing his duties as a member of the Pagaya Board.
Family Relationships
There are no family relationships between any of Pagaya’s executive officers and directors.
Arrangements for Election of Directors and Members of Management
Following the Merger, there will be no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.
Foreign Private Issuer Exemptions
After the Closing, Pagaya will be considered a “foreign private issuer” under U.S. securities laws and the rules of Nasdaq. Under the applicable U.S. securities laws, “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. Accordingly, the Pagaya Shareholders may not receive the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
In addition, Pagaya is an “emerging growth company” as defined in the JOBS Act and has elected to comply with certain reduced public company reporting requirements.
Board of Directors
Under the Pagaya A&R Articles, the authorized number of directors will consist of such number of directors (not less than 3 nor more than 10, including the external directors if any are required to be elected) as may be fixed from time to time by resolution of the general meeting in accordance with the Pagaya A&R Articles. Pursuant to the Pagaya A&R Articles, the directors of the Pagaya Board will be elected by the Pagaya Shareholders at Pagaya’s annual general meeting of shareholders (except for situations in which the Pagaya Board fills a vacancy, as discussed below).
In addition, the directors are divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors will initially serve until Pagaya’s first annual general meeting of shareholders following the Closing; Class II directors will initially serve until Pagaya’s second annual general meeting of shareholders following the Closing; and Class III directors will initially serve until Pagaya’s third annual general meeting of the Pagaya Shareholders following the Closing. Commencing with Pagaya’s first annual general meeting of shareholders following the Closing, directors of each class the term of which is then expiring will be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. As of the Closing, (i) Class I directors will consist of the following individuals: Emanuel J. Friedman, Harvey Golub and Mircea Ungureanu; (ii) Class II directors will consist of the following individuals: Avi Zeevi, Amy Pressman and Dan Petrozzo; and (iii) Class III directors will consist of the following individuals: Avital Pardo, Yahav Yulzari and Gal Krubiner. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class will be apportioned by the Pagaya Board as nearly equal as possible. No decrease in the number of directors will shorten the term of any incumbent directors.
In addition, the Pagaya A&R Articles allows the Pagaya Board to appoint by resolution of the Pagaya Board any person to be a director either to fill (i) a vacancy resulting from death, resignation, disqualification, removal or other causes or (ii) any newly created directorship resulting from any increase in the number of directors. Where the Pagaya Board appoints a person as a director to fill such vacancy or newly created directorship, the term will not exceed the term that remained when the director whose departure from the Pagaya Board created such vacancy ceased to hold office.
Each director will hold office until the annual general meeting of Pagaya Shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.
Under the Pagaya A&R Articles, the approval of the holders of at least 75% of the total voting power of Pagaya Shareholders will generally be required to remove any of our directors from office or amend the provision requiring the approval of at least 75% of the total voting power of Pagaya Shareholders to remove any of our directors from office; provided that (i) if any Pagaya Class B Ordinary Shares remain outstanding, then the required majority shall be a majority of the total voting power of Pagaya Shareholders, and (ii) no amendment or replacement of the provisions of the Pagaya A&R Articles relating to the removal of directors from office or amendment of the provisions relating to the removal of directors from office shall shorten the term of any incumbent director.
External Directors
Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors. In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the Pagaya Board.
Chairperson of the board
The Pagaya A&R Articles to be effective immediately prior to the Reclassification provide that the Pagaya Board may elect a chairperson and determine the period for which he or she is to hold such office. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the chief executive officer, unless approved by a special majority of the company’s shareholders. The shareholders’ approval may be effective for a period of five years immediately following an initial public offering, and subsequently, for additional periods of up to three years.
In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.
Director independence
Under Nasdaq rules, a foreign private issuer may follow its home country practice in lieu of certain of Nasdaq corporate governance requirements, including the requirement to have a majority of its board consist of independent directors. The Companies Law does not require that a majority of the Pagaya Board consist of independent directors.

Committees of the Pagaya Board
The Pagaya Board will have the following standing committees: an audit committee, a compensation committee, a nominating and governance committee and a risk committee.
Audit committee
The audit committee will be responsible, among its other duties and responsibilities, for overseeing Pagaya’s accounting and financial reporting processes, audits of financial statements, qualifications and independence of the independent registered public accounting firm, the effectiveness of internal control over financial reporting and the performance of the internal audit function and independent registered public accounting firm. The audit committee will review and assess the qualitative aspects of Pagaya’s financial reporting, processes to manage business and financial risks, and compliance with significant applicable legal, ethical and regulatory requirements. The audit committee will be directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.
In addition, consistent with the requirement under the Companies Law that the board of directors of a public company must appoint an Internal Auditor, the audit committee will be responsible for identifying irregularities in our business administration, including by consulting with the Internal Auditor as described below or with our independent registered public accounting firm, and suggesting corrective measures to the Pagaya Board; and reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between Pagaya and its officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of Pagaya’s business and deciding whether to approve such acts and transactions if so required under the Companies Law. The audit committee will also be responsible for recommending to the Pagaya Board the retention and termination of an Internal Auditor, as well as approving the Internal Auditor’s engagement fees and the yearly or periodic work plan proposed by the Internal Auditor. The role of the Internal Auditor will be, among other things, to review Pagaya’s compliance with applicable law and proper business procedure. Under the Companies Law, the Internal Auditor must meet specific standards of independence from Pagaya’s 5% shareholders and directors or certain senior officers (collectively, “Office Holders”) (and their relatives), and from Pagaya’s independent registered public accounting firm. Pagaya will appoint an Internal Auditor following the consummation of the Merger.
As discussed above, as a foreign private issuer whose securities will be listed on Nasdaq, Pagaya will be permitted to follow certain home country corporate governance practices in lieu of the requirements of Nasdaq rules pursuant to Nasdaq Rule 5615(a)(3), which provides for such exemption to compliance with Nasdaq Rule 5600 Series, including an exemption to the requirement that each member of the audit committee must be an independent director as defined under Nasdaq Rule 5605(a)(2); however, the members of the audit committee must still satisfy the independence requirements of Rule 10A-3(b)(1) under the Exchange Act. The Pagaya Board is expected to determine that each member of the audit committee is “independent” as defined under Nasdaq rules and Exchange Act rules and regulations. The audit committee will at all times be composed of directors who are “financially sophisticated,” as defined under Nasdaq’s listing standards.
Following the consummation of the Merger, the members of the audit committee are expected to be Avi Zeevi, Mircea Ungureanu, Harvey Golub and Dan Petrozzo, with Avi Zeevi serving as chair of the audit committee. The board of directors is expected to determine that Avi Zeevi qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the rules. In making this determination, the board will consider Avi Zeevi’s formal education and previous and current experience in financial and accounting roles. The charter of the audit committee will be available without charge at: https://investor.pagaya.com.
Compensation committee
The compensation committee will be responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of Pagaya, establishing the general compensation policies of Pagaya and reviewing, approving and overseeing the administration of the employee benefits plans of Pagaya.
In accordance with the Companies Law, the responsibilities of the compensation committee will also be, among others, as follows: making recommendations to the Pagaya Board with respect to the approval of the

Compensation Policy for Office Holders and, five years after the Closing and thereafter once every three years, with respect to any extensions to the Compensation Policy; reviewing the implementation of the Compensation Policy and periodically making recommendations to the Pagaya Board with respect to any amendments or updates to the Compensation Policy; and resolving whether to approve arrangements with respect to the terms of office and employment of Office Holders (which under the Companies Law will also require the approval of the Pagaya Board and, in certain cases, the Pagaya Shareholders).
The Pagaya Board is expected to determine that each member of the compensation committee is “independent” as defined under Nasdaq listing standards.
Following the closing of the Merger, the members of the compensation committee are expected to be Avi Zeevi, Amy Pressman and Dan Petrozzo, with Amy Pressman serving as chair of the compensation committee. The charter of the compensation committee will be available without charge at: https://investor.pagaya.com.
The nominating and governance committee
The nominating and governance committee will be responsible for (i) overseeing and assisting the Pagaya Board in reviewing and recommending nominees for election as directors, (ii) assessing the performance of the members of the Pagaya Board and (iii) establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to the Pagaya Board a set of corporate governance guidelines applicable to Pagaya.
The Pagaya Board is expected to determine that each member of the nominating and governance committee is “independent” as definded under Nasdaq listing standards.
Following the closing of the Merger, the members of the nominating and governance committee are expected to be Amy Pressman, Harvey Golub and Avi Zeevi, with Avi Zeevi serving as chair of the nominating and governance committee. The charter of the nominating and governance committee will be available without charge at: https://investor.pagaya.com.
Risk Committee
The risk committee will be responsible for, among its other duties and responsibilities, (i) assessing and providing oversight to management relating to the identification and assessment of the material risks Pagaya faces, including strategic, operational, regulatory, informational and external risks inherent to Pagaya’s business and (ii) overseeing the implementation of risk management strategies, programs and policies.
Following the closing of the Merger, the members of the risk committee are expected to be Harvey Golub, Dan Petrozzo and Mircea Ungureanu, with Dan Petrozzo serving as chair of the risk committee. The charter of the risk committee will be available without charge at: https://investor.pagaya.com.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain relationships and related person transactions—EJFA
On December 24, 2020, EJFA issued to the Sponsor an aggregate of 7,187,500 founder shares in exchange for a capital contribution of $25,000, or approximately $0.003 per share. The Sponsor subsequently transferred certain of the founder shares to certain of EJFA’s directors and advisors for the same per share price originally paid for such shares.
Simultaneously with the consummation of the EJFA IPO, EJFA consummated the private placement of an aggregate of 4,666,667 EJFA Private Placement Warrants at a price of $1.50 per EJFA Private Placement Warrant, generating total proceeds of $7.0 million. The issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The EJFA Private Placement Warrants are identical to the EJFA Public Warrants except that the EJFA Private Placement Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by EJFA (ii) may not (including the EJFA Class A Ordinary Shares issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the business combination, (iii) may be exercised by the holders on a cashless basis and (iv) will be entitled to registration rights. In connection with the consummation of the sale of additional Units pursuant to the underwriters’ over-allotment option on March 1, 2021, EJFA sold an additional 500,000 EJFA Private Placement Warrants to the Sponsor, generating additional gross proceeds of approximately $0.75 million.
EJFA currently utilizes office space at 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201 leased from the Sponsor as EJFA’s executive offices. EJFA has paid the Sponsor or an affiliate thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon consummation of the business combination or EJFA’s liquidation, EJFA will cease paying these monthly fees. As of December 31, 2021, EJFA had accrued $102,000 of administrative service fees.
No compensation of any kind, including finder’s and consulting fees, will be paid by EJFA to the Sponsor, EJFA’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of a business combination. However, the Sponsor and these individuals were reimbursed for out-of-pocket expenses incurred in connection with activities on EJFA’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. EJFA’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, EJFA’s officers and directors, or any of EJFA’s or their respective affiliates.
On December 24, 2020, the Sponsor agreed to loan EJFA up to $300,000 to cover expenses related to the EJFA IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the EJFA IPO. As of March 1, 2021, the total amount borrowed under the Note was $200,000 and EJFA repaid it in full upon the closing of the EJFA IPO.
In order to finance transaction costs in connection with an intended business combination, the Sponsor or an affiliate of the Sponsor, or certain of EJFA’s officers and directors, may, but are not obligated to, loan EJFA funds as may be required through the EJFA Working Capital Notes. If EJFA completes a business combination, EJFA would repay any EJFA Working Capital Notes. In the event that a business combination does not close, EJFA may use a portion of the working capital held outside the Trust Account to repay any EJFA Working Capital Notes but no proceeds held in the Trust Account would be used to repay any EJFA Working Capital Notes. Up to $1,500,000 of any EJFA Working Capital Notes may be converted into EJFA Private Placement Warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. These warrants would be identical to the EJFA Private Placement Warrants. Except as set forth above, the terms of such EJFA Working Capital Notes, if any, have not been determined and no written agreements exist with respect to such loans. Under the terms of Article VI of the Merger Agreement, specifically the interim operating covenants, EJFA requires the consent of Pagaya to obtain any EJFA Working Capital Notes. Prior to the consummation of the business combination, EJFA does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as EJFA does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in EJFA’s Trust Account.
Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of EJFA Working Capital Notes prior to the business combination will be made using funds held outside the Trust Account.

After the business combination, members of EJFA’s management team who remain with the post-Closing combined company may be paid consulting, management or other fees from the post-Closing combined company with any and all amounts being fully disclosed to the Pagaya Shareholders.
EJFA has entered into a registration rights agreement with respect to the founder shares and EJFA Private Placement Warrants, which is filed as an exhibit to the registration statement on Form F-4 of which this joint proxy statement/prospectus is a part.
Policy for Approval of Related Party Transactions
The audit committee of the EJFA Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which EJFA was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of EJFA’s total assets at year-end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) EJFA’s directors, nominees for director or officers; (ii) any record or beneficial owner of more than 5% of any class of EJFA’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
Pursuant to the policy, the audit committee considers (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes EJFA’s code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of EJFA and its shareholders and (v) the effect that the transaction may have on a director’s status as an independent member of the EJFA Board and on his or her eligibility to serve on the EJFA Board’s committees. EJFA’s management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, EJFA may consummate related party transactions only if the audit committee approves or ratifies the transactions in accordance with the guidelines set forth in the policy. The policy does not permit any director or officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.
Certain relationships and related person transactions—Pagaya
Subject to the provisions of the Companies Law and the Current Pagaya Articles, Pagaya may enter into any contract or otherwise transact any business with any Pagaya director, or other Office Holder (as defined in the Companies Law) in which contract or business such Pagaya director or other Office Holder has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Pagaya director or other Office Holder has a personal interest, directly or indirectly. Unless and to the extent provided otherwise in the Companies Law, a Pagaya director or other Office Holder may not participate in deliberations concerning, nor vote upon a resolution approving, a transaction with Pagaya in which he or she has a personal interest.
Rights of appointment
The current Pagaya Board consists of eight directors. Pursuant to the Current Pagaya Articles, certain of the Pagaya Shareholders have rights to appoint members of the Pagaya Board. All rights to appoint directors will terminate upon the Closing.
Agreements with Pagaya’s directors and officers
Employment agreements
Pagaya has entered into or will enter into written employment or service agreements with each of its executive officers. The agreements provide the terms of each individual’s employment or service with Pagaya, as applicable, which have been determined by the Pagaya Board.

Each employment and services agreement contains provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations.
Either Pagaya or the executive officer may terminate the applicable executive officer’s employment or service by giving written notice to the other party. Pagaya may also terminate an executive officer’s employment or services agreement for cause (as defined in the applicable employment or services agreement). The Current Pagaya Articles require the consent of the other two Founders in order to terminate a Founder’s employment or services, or a decision by a majority of the Board if the termination is for cause, and the Pagaya A&R Articles provide that, until the third anniversary following the Closing, a Founder can be terminated, whether or not for cause, only by a supermajority of at least 75% of the directors then in office, and thereafter such termination shall require a decision of the Pagaya Board by regular majority of the directors present and voting on such matter.
Options
Pagaya has granted the Pagaya Options to purchase Pagaya Ordinary Shares to its executive officers and certain of its directors.
See the section of this proxy statement/prospectus entitled “Security Ownership of Certain Beneficial Owners and Management of Pagaya, EJFA and the Post-Closing Combined Company” for a description of options granted to an entity controlled by Pagaya’s chief executive officer and its executive director. Pagaya describes its Pagaya Share Plans under the section of this proxy statement/prospectus entitled “Director and Executive Compensation—Equity Incentive Plans.”
Exculpation, indemnification and insurance
The Pagaya A&R Articles permit the Company to exculpate, indemnify and insure certain of its office holders in accordance with Israeli law, subject to the limitations specified in the Companies Law, the Pagaya A&R Articles and any required shareholder approval.
Housing
Pursuant to that certain Employment Agreement, by and between Mr. Krubiner, a director and the Chief Executive Officer of Pagaya, and Pagaya, dated as of April 25, 2016, as amended July 23, 2018, March 19, 2019, June 1, 2020 and March 30, 2021, Mr. Krubiner has access to an apartment leased on behalf of Pagaya and Pagaya bears the costs and expenses of any and all taxes payable or accrued in connection with such lease.
Secondary Sales
Pagaya did not purchase, sell or issue any shares or receive any consideration in any of the secondary transactions listed in this subsection, and its role was limited to providing certain information and representations and warranties to the parties to the secondary transactions.
In August 2021, certain Pagaya Shareholders, including the Founders, participated in a secondary sale of Pagaya Ordinary Shares. Pursuant to secondary share purchase agreements, dated as of August 27, 2021, by and among Pagaya, certain investors as purchasers and certain of the Founders as sellers, certain of the Founders sold 24,624 Pagaya Ordinary Shares (comprised of 7,714 Pagaya Ordinary Shares sold by each of Mr. Krubiner and Mr. Yulzari and 9,196 Pagaya Ordinary shares sold by Mr. Pardo) to such purchasing investors for $1,147.6049 per share, amounting to $28.3 million total consideration to the Founders. Mr. Krubiner is the chief executive officer and a director of Pagaya. Mr. Pardo is the Chief Technology Officer and a director of Pagaya. Mr. Yulzari is the Chief Revenue Officer and a director of Pagaya.
Additionally, in August 2021, certain Pagaya Shareholders, including the shareholders of Pagaya affiliated with the Viola group (the “Viola Group Shareholders”), participated in a secondary sale of Pagaya Class A Preferred Shares and Pagaya Class D Preferred Shares. Pursuant to separate secondary share purchase agreements, dated as of August 27, 2021, by and among Pagaya, certain investors as purchasers and the Viola Group Shareholders as sellers, the Viola Group Shareholders sold 12,393 Pagaya Preferred Shares to such purchasing investors for $1,147.6049 per share, amounting to $14.2 million total consideration to the Viola Group Shareholders. Mr. Zeevi, the Chairman of the Pagaya Board, is a co-founder of the Viola group.

In July 2021, certain Pagaya Shareholders, including the Founders, participated in a secondary sale of Pagaya Ordinary Shares. Pursuant to separate secondary share purchase agreements, dated as of July 28, 2021, by and among Pagaya, certain investors as purchasers and the Founders as sellers, the Founders sold 74,375 Pagaya Ordinary Shares (comprised of 18,594 Pagaya Ordinary Shares sold by each of Mr. Krubiner and Mr. Yulzari and 37,187 Pagaya Ordinary Shares sold by Mr. Pardo) to such purchasing investors for $1,147.6049 per share, amounting to $85.4 million total consideration to the Founders.
Additionally, in July 2021, certain Pagaya Shareholders, including the Viola Group Shareholders, participated in a secondary sale of Pagaya Class A Preferred Shares and Pagaya Class D Preferred Shares. Pursuant to separate secondary share purchase agreements, dated as of July 28, 2021, by and among Pagaya, certain investors as purchasers and the Viola Group Shareholders as sellers, the Viola Group Shareholders sold 37,431 Pagaya Preferred Shares to such purchasing investors for $1,147.6049 per share, amounting to $43.0 million total consideration to the Viola Group Shareholders.
In March 2021, certain Pagaya Shareholders, including the Founders, participated in a secondary sale of Pagaya Shares. Pursuant to separate secondary share purchase agreements, dated as of March 17, 2021, by and among Pagaya, certain investors as purchasers and the Founders as sellers, the Founders sold 103,162 Pagaya Shares (comprised of 29,475 Pagaya Shares sold by each of Mr. Krubiner and Mr. Yulzari and 44,212 Pagaya Shares sold by Mr. Pardo) to such purchasing investors for $838.49 per share, amounting to $86.5 million total consideration to the Founders.
Additionally, in March 2021, certain Pagaya Shareholders, including the Viola Group Shareholders, participated in a secondary sale of 37,568 Pagaya Preferred Shares. Pursuant to separate secondary share purchase agreements, dated as of March 17, 2021, by and among Pagaya, certain investors as purchasers and the Viola Group Shareholders as sellers, the Viola Group Shareholders sold Pagaya Preferred Shares to such purchasing investors for $838.49 per share, amounting to $31.5 million total consideration to the Viola Group Shareholders.
Series E Preferred Share Investment
In March 2021, Pagaya sold 187,347 Pagaya Class E Preferred Shares to certain investors, including 7,397 Pagaya Class E Preferred Shares to Radiance Star Pte. Ltd. (“Radiance”), at $838.49 per share amounting to $157.1 million total consideration from all investors (including $6.2 million in consideration from Radiance), pursuant to the Series E Preferred Share Purchase Agreement, dated as of March 17, 2021, by and among Pagaya, Radiance and certain other investors (the “Class E Purchase Agreement”). For more details on the terms of the Pagaya Class E Preferred Shares, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
In connection with, and in receipt of the consideration paid pursuant to, the Class E Purchase Agreement, on March 7, 2021, Pagaya and Radiance entered into a warrant to purchase ordinary shares agreement (the “Warrant Purchase Agreement”). Pursuant to the Warrant Purchase Agreements, Radiance received 3,170 warrants to purchase Pagaya Ordinary Shares (the “Ordinary Warrants”), at an exercise price of $0.001, subject to certain vesting terms. For more details on the terms of the Ordinary Warrants, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Mircea Ungureanu, a director of Pagaya, serves as a portfolio manager for GIC, which shares with Radiance the power to vote and the power to dispose of all of the equity holdings in Pagaya.
Series D Preferred Share Investment
In November 2020, Pagaya and the Founders reached an agreement to sell its Founders 245,392 Class D Preferred shares at $149.35 per share, subject to the actual payment and shareholder approval. Subsequently, in March 2021, Pagaya closed the sale of 245,392 Pagaya Class D Preferred Shares to the Founders (of which 70,112 were issued to each of Mr. Krubiner and Mr. Yulzari and 105,168 were issued to Mr. Pardo) at $149.35 per share amounting to $36.7 million total consideration from the Founders (reflecting $10.5 million in consideration from each of Mr. Krubiner and Mr. Yulzari and $15.7 million in consideration from Mr. Pardo), pursuant to the Second Series D Preferred Share Purchase Agreement, dated as of March 3, 2021, by and among Pagaya and the Founders. For more details on the terms of the Pagaya Class D Preferred Shares, see Note 32 to Pagaya’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

In June 2020, Pagaya sold 341,473 Pagaya Class D Preferred Shares to certain investors, including 117,172 Pagaya Class D Preferred Shares to Radiance and 5,022 Pagaya Class D Preferred Shares to Golub Investments, L.P. (“Golub Investments”), at $149.35 per share amounting to $51.0 million total consideration from all investors (including $17.5 million in consideration from Radiance and $0.75 million in consideration from Golub), pursuant to the Series D Preferred Share Purchase Agreement, dated as of May 22, 2020, by and among Pagaya, Radiance and certain other investors (the “Class D Purchase Agreement”). For more details on the terms of the Pagaya Class D Preferred Shares, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Mr. Golub, a director of Pagaya, is the founder of Golub Investments.
In connection with the Class D Purchase Agreement, and in receipt of the consideration paid pursuant thereto, on June 1, 2020, Pagaya and Radiance entered into a warrant to purchase class D preferred agreement (the “Class D Warrant Purchase Agreement”). Pursuant to the Class D Warrant Purchase Agreement, among certain other investors, Radiance received 23,434 warrants to purchase Pagaya Class D Preferred Shares (the “Class D Warrants”) at an exercise price of $0.01, subject to certain vesting terms. For more details on the terms of the Pagaya Class D Preferred Shares, see Note 26 to Pagaya’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
In connection with the Class D Warrant Purchase Agreement, on June 1, 2020, Pagaya and Radiance entered into a letter agreement (the “Letter Agreement”). Pursuant to the Letter Agreement, Pagaya agreed to provide Radiance the right to purchase up to a certain amount of qualified securities in certain offerings by Pagaya and to provide Radiance with notice of any fund offerings or securities offerings.
Registration Rights Agreement
In March 2021, Pagaya entered into a registration rights agreement (the “RRA”) with certain holders of Pagaya Preferred Shares and Pagaya Ordinary Shares, including the Founders, Radiance and Golub Investments. The RRA provides certain holders of Pagaya Preferred Shares and Pagaya Ordinary Shares with certain registration rights, including the right to demand that Pagaya file a registration statement or the right to request that such holders’ shares be covered by a registration statement that Pagaya files. The RRA will terminate upon the consummation of the Transactions. At the Effective Time, each of Pagaya, the Sponsor and certain Pagaya Shareholders as of immediately prior to the Merger will enter into the Registration Rights Agreement, the form of which is attached hereto as Annex H, pursuant to which Pagaya will agree to file a registration statement, by no later than 30 days following the Closing Date, to register the resale of the Registrable Securities (as defined in the Registration Rights Agreement). The Registration Rights Agreement also provides the Pagaya Shareholder parties thereto with a demand right for Pagaya to conduct an underwritten offering of the Registrable Securities, provided that the total offering price of all securities proposed to be sold in such offering exceeds $75 million in the aggregate and subject to certain limitations. The Registration Rights Agreement further provides customary registration rights to the Pagaya Shareholder parties thereto (including demand rights and piggy-back rights, subject to cooperation and cut-back provisions) with respect to Pagaya Class A Ordinary Shares and any Pagaya Class A Ordinary Shares issuable upon the exercise of warrants and any other equity security of Pagaya issued or issuable with respect to any such Pagaya Class A Ordinary Shares. The Registration Rights Agreement will terminate on the earliest of (a) the tenth anniversary of the date of the Registration Rights Agreement, (b) any acquisition of Pagaya after the Merger, as a result of which the Registrable Securities are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act or (c) with respect to any Pagaya Shareholder party to the Registration Rights Agreement, on the date that such Pagaya Shareholder no longer holds any Registrable Securities. For more information on the Registration Rights Agreement, see the section of this proxy statement/prospectus entitled “Agreements Relating to the Merger Agreement—Registration Rights Agreement.”
Investors’ Rights Agreement
In March 2021, Pagaya entered into a fifth amended and restated investors’ rights agreement (the “IRA”), with certain holders of Pagaya Preferred Shares and Pagaya Ordinary Shares, including the Founders, Radiance and Golub Investments. The IRA provides, among other things, certain holders of Pagaya Preferred Shares and Pagaya Ordinary Shares to observer rights. The IRA will terminate upon the consummation of the Transactions.

Indemnification Agreements
We have entered into or will enter into indemnification agreements with each of our directors and executive officers, subject to the mandatory limitations imposed by the specific indemnification provisions contained in the Companies Law. These indemnification agreements require us, among other things (and subject to the Companies Law), to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers. The limitation of liability and indemnification provisions may discourage Pagaya Shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other Pagaya Shareholders. Further, a Pagaya Shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
Insurance
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Program Management Agreement
On May 20, 2021, American European Insurance Company (“AEIC”), an insurance company organized under the laws of the State of New Hampshire (NAIC No. 23337), entered into a Program Management Agreement (the “Program Management Agreement”) with Tangent Insurance Services, LLC (“Tangent”), a Delaware limited liability company and a wholly owned subsidiary of Pagaya. AEIC is a wholly-owned subsidiary of American European Group, Inc. (“AEG”). The Glick family, which has an interest in Saro, LP, a New Jersey limited partnership with that is an investor in Pagaya, also has an interest in AEG. Sam Levinson, a controlling individual of Saro, LP, is a director of AEG.
Pursuant to the Program Management Agreement, AEIC authorizes and appoints Tangent as its managing general agent for the sale of private passenger auto policies as underwritten by AEIC in the State of Arizona. As consideration for Tangent’s services, Tangent is entitled to a commission of 27% of direct written premium. AEIC will retain the greater of $250,000 or premium equal to 5% of direct written premium, annually, commencing upon the sale of the first policy, as an underwriter fee, which is AEIC’s sole and full compensation for all policies.
As of May 25, 2022, no private passenger auto policy has been sold by Tangent and it is still in a preparatory phase.
Vect Investment
On January 12, 2022, Pagaya entered into a simple agreement for future equity (the “SAFE”) and related documents with Vect Sol Ltd., a company incorporated under the laws of the State of Israel (“Vect”). The founder of Vect is Pagaya’s Architect and Engineering Lead.
Pursuant to the SAFE, Pagaya invested $1.2 million (the “Purchase Amount”) on February 1, 2022 in Vect in exchange for the right to (i) in the event there is an equity financing of Vect, preferred shares of Vect, (ii) in the event there is a liquidity event of Vect, either a cash payment equal to the Purchase Amount (subject to downward adjustment in the event that there are not enough funds to pay Pagaya and holders of other simple agreements for future equity) or ordinary shares of Vect, at the election of Pagaya, and (iii) in the event there is a dissolution event of Vect, a cash payment equal to the Purchase Amount (subject to downward adjustment in the event that there are not enough funds to pay Pagaya and holders of other simple agreements for future equity). In the event that no equity financing is consummated prior to February 1, 2024 (or February 1, 2025 if extended by the parties) and the SAFE has not otherwise expired or terminated in accordance with its terms, then Pagaya has the right to receive preferred shares of Vect.

DESCRIPTION OF PAGAYA SECURITIES
A summary of the material provisions governing Pagaya’s share capital immediately following the consummation of the Merger is described below. This summary is not complete and should be read together with the Pagaya A&R Articles, a copy of which is attached as Annex C to this proxy statement/prospectus.
General
This section summarizes the material rights of Pagaya Shareholders under Israeli law, and the material provisions of the Pagaya A&R Articles that will become effective upon the Closing.
Share Capital
The authorized and issued and outstanding share capital of Pagaya upon the Closing is expected to be as follows:
	Authorized	Issued and Outstanding
Pagaya Class A Ordinary Shares(1)	8,000,000,000	484,440,079
Pagaya Class B Ordinary Shares(2)	2,000,000,000	194,934,397
(1)
Based on the current outstanding shares and assuming no options or warrants will be exercised at Closing, and based on the conversion ratio, excluding all 14,750,000 EJFA Warrants and assuming the no redemption scenario.

(2)	Based on the current outstanding shares and assuming no options or warrants will be exercised at Closing, and based on the conversion ratio.
All of the outstanding Pagaya Ordinary Shares are validly issued, fully paid and non-assessable. The Pagaya Ordinary Shares are not redeemable and do not have any preemptive rights.
Other than with respect to Pagaya Class B Ordinary Shares, the Pagaya Board may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. Pagaya may also issue and redeem redeemable securities on such terms and in such manner as the Pagaya Board shall determine.
The following descriptions of share capital and provisions of the Pagaya A&R Articles to be effective immediately prior to the Reclassification are summaries and are qualified by reference to the Pagaya A&R Articles. The Pagaya A&R Articles to be effective immediately prior to the Reclassification will be filed with the SEC as an exhibit to this registration statement. The description of the Pagaya Ordinary Shares reflects changes to Pagaya’s capital structure that will occur upon the Closing.
Registration Number and Purposes of Pagaya
Pagaya is registered with the Israeli Registrar of Companies. Pagaya’s registration number is 51-542127-9. Pagaya’s affairs following the Closing will be governed by the Pagaya A&R Articles, applicable Israeli law and specifically, the Companies Law. Pagaya’s purpose as set forth in the Pagaya A&R Articles is to engage in any lawful act or activity.
Pagaya Ordinary Shares
Pagaya Class A Ordinary Shares
Voting Rights
Holders of Pagaya Class A Ordinary Shares will be entitled to cast one vote per each Pagaya Class A Ordinary Share held as of the applicable Record Date. Generally, holders of both classes of Pagaya Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by Pagaya Shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Pagaya A&R Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Pagaya Class B Ordinary Shares, or a supermajority of the overall voting power once no Pagaya Class B Ordinary Shares remain outstanding.

Transfer of Shares
Fully paid Pagaya Class A Ordinary Shares are issued in registered form and may be freely transferred under the Pagaya A&R Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of Pagaya Class A Ordinary Shares by non-residents of Israel is not restricted in any way by the Pagaya A&R Articles or the laws of the State of Israel, except for ownership by nationals of some countries that at the time are, or have been, in a state of war with Israel.
Dividend Rights
Pagaya may declare a dividend to be paid to the holders of Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares, in proportion to their respective shareholdings, provided that if a distribution is paid in the form of shares or rights to acquire shares, such shares or rights paid to a shareholder shall correspond to the class of shares held by such shareholder. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Pagaya A&R Articles will not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by its board of directors.
Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to the company’s most recently reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. Accordingly, the “previous two years” for purposes of determining the maximum distribution are the 24 months ending at the end of the period to which the qualifying financial statements relate. If Pagaya does not meet such criteria, then it may distribute dividends only with court approval. In each case, Pagaya is only permitted to distribute a dividend if its board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent Pagaya from satisfying its existing and foreseeable obligations as they become due.
Liquidation Rights
Upon a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed to the holders of Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future.
Repurchase
Pagaya Class A Ordinary Shares may be repurchased subject to compliance with the Companies Law, in such manner and under such terms as the Pagaya Board may determine from time to time, or, where a repurchase agreement exists between Pagaya and a certain shareholder, according to the terms of such agreement.
Pagaya Class B Ordinary Shares
Issuance of Pagaya Class B Ordinary Shares
Pagaya Class B Ordinary Shares may be issued only to, and registered in the names of, a Founder or any person or entity that, through contract, proxy or operation of law, has irrevocably been delegated the sole and exclusive right to vote the Pagaya Class B Ordinary Shares held by the Permitted Class B Owners.
Voting Rights and Protective Provisions
Holders of Pagaya Class B Ordinary Shares will be entitled to cast 10 votes per each Pagaya Class B Ordinary Share held as of the applicable Record Date. Generally, holders of both classes of Pagaya Ordinary Shares vote together as a single class on all matters (including the election of directors), and an action is approved by Pagaya Shareholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, except where the Companies Law or the Pagaya A&R Articles require a special majority of non-controlling and disinterested shareholders, a separate majority or unanimous vote of the Pagaya Class B Ordinary Shares or a supermajority of the overall voting power once no Pagaya Class B Ordinary Shares remain outstanding.
Specific actions set forth in the Pagaya A&R Articles may not be effected by Pagaya without the prior affirmative vote of 100% of the outstanding Pagaya Class B Ordinary Shares, voting as a separate class. Such actions include the following:
•
directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of the Pagaya A&R Articles inconsistent with, or otherwise alter, any provision of the Pagaya A&R Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Pagaya Class B Ordinary Shares;

•	reclassify any outstanding Pagaya Class A Ordinary Shares into shares having the right to more than one vote for each share thereof, except as required by law;
•
issue any Pagaya Class B Ordinary Shares (other than Pagaya Class B Ordinary Shares originally issued by Pagaya after the Closing Date pursuant to the exercise or conversion of options or warrants that, in each case, are outstanding as of the Closing Date);

•	authorize, or issue any shares of, any class or series of the Pagaya’s share capital having the right to more than one vote for each share thereof; and
•	modify the rights attached to the Pagaya Class B Ordinary Shares.
Dividend Rights
Holders of Pagaya Class B Ordinary Shares will participate pro rata with the holders of Pagaya Class A Ordinary Shares, in proportion to their respective shareholdings, in any dividend declared by the board of directors. See “Pagaya Class A Ordinary Shares—Dividend Rights” above.
Liquidation Rights
Upon a liquidation, merger, share exchange, reorganization, sale of all or substantially all assets or other similar transaction involving Pagaya upon the consummation of which holders of Pagaya Ordinary Shares would be entitled to exchange their Pagaya Ordinary Shares for cash, securities or other property, and in the case of liquidation after satisfaction of liabilities to creditors, Pagaya’s assets will be distributed to the holders of Pagaya Class B Ordinary Shares and Pagaya Class A Ordinary Shares, in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights which may be authorized in the future. See “Pagaya Class A Ordinary Shares—Liquidation Rights” above.
Transfers
Holders of Pagaya Class B Ordinary Shares are restricted from transferring such shares other than to a Permitted Class B Owner.
Conversion
Each Pagaya Class B Ordinary Share shall be convertible into one Pagaya Class A Ordinary Share at the option of the holder, at any time.
In addition, each Pagaya Class B Ordinary Share will automatically be converted into a Pagaya Class A Ordinary Share upon the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 10% of the total issued and outstanding ordinary share capital of Pagaya, and (2) the fifteenth (15th) anniversary of the Closing.
Moreover, the Pagaya Class B Ordinary Shares held by a Founder and by any Permitted Class B Owners affiliated with such Founder will automatically be converted into Pagaya Class A Ordinary Shares upon the earliest to occur of:

1.
(1)(a) such Founder’s employment or engagement as an officer of Pagaya being terminated not for Cause (as defined in the Pagaya A&R Articles), (b) such Founder’s resigning as an officer of Pagaya, (c) death or Permanent Disability (as defined in the Pagaya A&R Articles) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Pagaya Class B Ordinary Shares to one or more of the other Founders or Permitted Class B Owners affiliated with one or more of the other Founders in the event of death or Permanent Disability, then such Pagaya Class B Ordinary Shares that are transferred to another Founder or Permitted Class B Owner affiliated with one or more of the other Founders shall remain Pagaya Class B Ordinary Shares and shall not convert into an equal number of Pagaya Class A Ordinary Shares or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Pagaya Class B Ordinary Shares; and (2) such Founder no longer serving as a member of the Pagaya Board;

2.
90 days following the date on which such Founder first receives notice that his employment as an officer of Pagaya is terminated for Cause (as defined in the Pagaya A&R Articles), subject to extensions or cancellation under specified circumstances; or

3.	a transfer of such Pagaya Class B Ordinary Shares to any person or entity other than a Permitted Class B Owner.
Repurchase
The Pagaya Class B Ordinary Shares will not be subject to repurchase.
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on Pagaya Class A Ordinary Shares, proceeds from the sale of the Pagaya Class A Ordinary Shares or interest or other payments to non-residents of Israel.
Shareholder Meetings
Under Israeli law, Pagaya is required to hold an annual general meeting of its shareholders once every calendar year and no later than fifteen months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Pagaya A&R Articles as special general meetings. The Pagaya Board may call special general meetings of its shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that the Pagaya Board is required to convene a special general meeting of its shareholders upon the written request of (i) any two or more of its directors, (ii) one-quarter or more of the serving members of its board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Pagaya’s issued and outstanding shares and 1% or more of Pagaya’s outstanding voting power or (b) 5% or more of Pagaya’s outstanding voting power.
Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting, including proposing nominees to the company’s board. The Pagaya A&R Articles contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which as a company listed on an exchange outside Israel may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:
•	amendments to the articles of association;
•	appointment, terms of service and termination of services of auditors;
•	appointment of directors, including external directors (if applicable);
•	approval of certain related party transactions;

•	increases or reductions of authorized share capital;
•	a merger; and
•
the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Pagaya A&R Articles, shareholders will not be permitted to take action by way of written consent in lieu of a meeting.
Quorum
Pursuant to the Pagaya A&R Articles, the quorum required for Pagaya’s general meetings of shareholders will consist of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of its shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Pagaya qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of its shares. Notwithstanding the foregoing, a quorum for a general meeting shall also require the presence in person or by proxy of at least one shareholder holding Pagaya Class B Ordinary Shares if such shares are outstanding. The requisite quorum may be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any one or more shareholders present in person or by proxy and holding any number of shares shall constitute a quorum, unless a meeting was called pursuant to a request by Pagaya Shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described under “Shareholder Meetings.”
Vote Requirements
The Pagaya A&R Articles provide that all resolutions of Pagaya Shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Pagaya A&R Articles. Under the Companies Law, certain actions require the approval of a special majority, including:
(i)	an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest;
(ii)	the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary); and
(iii)
certain compensation-related matters described above under “Director and Executive Compensation—Compensation Committee” and “Director and Executive Compensation—Compensation Policy under the Companies Law.”

For this purpose, the Companies Law defines “controlling shareholder” to include any shareholder or group of shareholders holding together 25% or more of the company’s voting power, if there is no other shareholder or group of shareholders holding together more than 50% of the company’s voting power.
Under the Pagaya A&R Articles, the alteration of the rights, privileges, preferences or obligations of any class of Pagaya’s shares (to the extent there are classes other than Pagaya Ordinary Shares) requires the approval of a simple majority of the class so affected, in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. However, certain changes to the rights of the Pagaya Class B Ordinary Shares require the approval of 100% of the holders of the outstanding Pagaya Class B Ordinary Shares; see “—Pagaya Ordinary Shares—Pagaya Class B Ordinary Shares—Voting Rights and Protective Provisions” above.

Under the Pagaya A&R Articles, the approval of (i) a majority of the total voting power of the shareholders if Pagaya Class B Ordinary Shares remain outstanding and (ii) if no Pagaya Class B Ordinary Shares remain outstanding, a supermajority of at least 75% of the total voting power of the shares is generally required to remove any of its directors from office (provided that such approvals cannot shorten the term of an incumbent director who was elected under the staggered board composition), to amend such provision regarding the removal of any of its directors from office, or certain other provisions regarding the board, shareholder proposals, and the size of the Pagaya Board. Other exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Companies Law, which requires the approval of a majority of the shareholders present and represented at the meeting and holding at least 75% of the voting rights represented at the meeting and voting on the resolution. A scheme of arrangement may also require approval by separate class votes.
Access to Corporate Records
Under the Companies Law, all shareholders generally have the right to review minutes of Pagaya’s general meetings, Pagaya’s shareholder register (including with respect to material shareholders), Pagaya’s articles of association, Pagaya’s annual financial statements, other documents as provided in the Companies Law, and any document Pagaya is required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in Pagaya's possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Pagaya may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise impair its interests.
Anti-Takeover Provisions; Acquisitions under Israeli Law
Full Tender Offer
A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the issued and outstanding share capital held by offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class)—all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law, despite the fact (in the case of alternative (b)) that the shareholders who did accept the tender offer did not constitute a majority of the issued and outstanding share capital held by the disinterested offerees. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares.
Special Tender Offer
The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control).
In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a company who intentionally obstructs an existing or foreseeable special tender offer or impairs the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer, without incurring such liability.
If a special tender offer is accepted, then shareholders who did not respond or who had objected to the offer may accept the offer within four days of the last day set for the acceptance of the offer, and they will be considered to have accepted the offer from the first day it was made.
In the event that a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the company and may not enter into a merger with the company for a period of one year from the date of the offer, unless the purchaser or such controlling or commonly-controlled person or entity undertook to effect such an offer or merger as part of the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares.
Merger
The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards either merging company’s creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.
For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding directly or indirectly 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding directly or indirectly the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by such person or entity holding 25% or more of the voting rights or the right to appoint 25% or more of the directors, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.
Under the Companies Law, each merging company must deliver to its secured creditors the business combination proposal and inform its unsecured creditors of the business combination proposal and its content. Upon the request of a creditor of either party to the Merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of either merging company, and may further give instructions to secure the rights of creditors.
In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days have passed from the date that shareholder approval of both merging companies is obtained.
Anti-Takeover Measures
Certain provisions in the Pagaya A&R Articles, such as those relating to the dual class structure of the Pagaya Ordinary Shares, to the election of our directors in three classes and to the removal of directors, may have the effect of delaying or making an unsolicited acquisition of Pagaya more difficult. For example, the Companies Law allows Pagaya to create and issue shares having rights different from those attached to Pagaya Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the consummation of the Merger, no preferred shares will be authorized under the Pagaya A&R Articles. In the future, if Pagaya authorizes, creates and issues a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent its shareholders from realizing a potential premium over the market value of Pagaya Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to the Pagaya A&R Articles which requires the prior approval of the holders of a majority of the voting power of Pagaya participating or otherwise represented in the shareholders’ meeting, provided that a quorum is present or otherwise represented at the meeting, and provided further, that in the event that such class of preferred shares shall have the right to more than one vote for each share thereof, such authorization and designation shall also require the affirmative vote of 100% of the outstanding Pagaya Class B Ordinary Shares, voting as a separate class. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Pagaya A&R Articles, as described above under the paragraphs titled “—Shareholder Meetings,” “—Quorum” and “—Vote Requirements.”
Borrowing Powers
Pursuant to the Companies Law and the Pagaya A&R Articles, the Pagaya Board may exercise all powers and take all actions that are not required under law or under the Pagaya A&R Articles to be exercised or taken by its shareholders, including the power to borrow money for company purposes.
Changes in Capital
The Pagaya A&R Articles to be effective immediately prior to the Reclassification enables it to increase or reduce its share capital, provided that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Pagaya Class B Ordinary Shares. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by the Pagaya Shareholders at a general meeting of shareholders, provided that modification to the rights attached to the Pagaya Class B Ordinary Shares shall require approval of shareholders holding 100% of the then issued Pagaya Class B Ordinary Shares. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both the Pagaya Board and an Israeli court.

Exclusive Forum
The Pagaya A&R Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Except as set forth in the preceding sentence, the Pagaya A&R Articles also provide that, unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Pagaya A&R Articles, the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Pagaya A&R Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and the rules and regulations thereunder, and Pagaya Shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Pagaya A&R Articles.

COMPARISON OF RIGHTS OF PAGAYA SHAREHOLDERS AND EJFA SHAREHOLDERS
The rights of the Pagaya Shareholders and the relative powers of the Pagaya Board are governed by the laws of the State of Israel and the Pagaya A&R Articles. As a result of the Merger, securities held by the EJFA securityholders will be canceled and automatically converted into the right to receive Pagaya Ordinary Shares and/or Pagaya Warrants. Each Pagaya Ordinary Share will be issued in accordance with, and subject to the rights and obligations of, the Pagaya A&R Articles. Because Pagaya is, and will remain, at the Effective Time, a company organized under the laws of the State of Israel, the rights of the EJFA Shareholders will be governed by Israeli law and the Pagaya A&R Articles.
Many of the principal attributes of Pagaya Ordinary Shares and EJFA Ordinary Shares will be similar. However, there are differences between the rights of Pagaya Shareholders under Israeli law and the rights of the EJFA Shareholders under the laws of the Cayman Islands. In addition, there are differences between the Pagaya A&R Articles as such will be in effect from and after the consummation of the Merger and the EJFA Memorandum and Articles of Association.
The following is a summary comparison of the material differences between the rights of EJFA Shareholders under the EJFA Memorandum and Articles of Association, the laws of the Cayman Islands and the rights of Pagaya Shareholders under Israeli law and the Pagaya A&R Articles. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or Nasdaq listing requirements or of Pagaya’s or EJFA’s governance or other policies.
The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Companies Law, the Pagaya A&R Articles, the Companies Act and the EJFA Memorandum and Articles of Association. You are also urged to carefully read the relevant provisions of the Companies Law and the Companies Act for a more complete understanding of the differences between being a Pagaya Shareholder and a EJFA Shareholder.
	Pagaya	EJFA
Authorized and Outstanding Capital Share	Upon the Closing, Pagaya’s authorized capital shall include two classes of shares: Pagaya Class A Ordinary Shares, no par value, and Pagaya Class B Ordinary Shares, no par value.
EJFA’s authorized share capital is $55,500 divided into 500,000,000 EJFA Class A Ordinary Shares, 50,000,000 EJFA Class B Ordinary Shares and 5,000,000 preference shares of a par value of $0.0001 each.

Special Meetings of Shareholders
Pursuant to the Companies Law, the Pagaya Board may whenever it thinks fit convene a special general meeting, and, as provided in the Companies Law, it shall be obliged to do so upon (i) the demand of two directors or one quarter of the serving directors; (ii) the demand of one or more shareholders holding at least five percent of Pagaya’s issued and outstanding share capital and one percent or more of Pagaya voting rights; or (iii) the demand of one or more shareholders holding at least five percent of Pagaya’s voting rights.

The Companies Act does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association. The EJFA Memorandum and Articles of Association allow the directors to call general meetings and do not allow shareholders to call general meetings otherwise than in circumstances where there are no directors appointed.

Voting	Generally, holders of Pagaya Class A Ordinary Shares and Pagaya Class B Ordinary Shares vote together as one	Generally, the holders of EJFA Class A Ordinary Shares and EJFA Class B Ordinary Shares shall vote as

	Pagaya	EJFA

class on all matters (including the election of directors), provided that holders of Pagaya Class A Ordinary Shares will be entitled to cast one vote per Pagaya Class A Ordinary Share, while holders of Pagaya Class B Ordinary Shares will be entitled to cast 10 votes per Class B share. See “Description of Pagaya Securities—Pagaya Ordinary Shares—Pagaya Class B Ordinary Shares—Conversion“ and “Description of Pagaya Securities—Anti-Takeover Measures” for further information regarding the voting rights and limitations associated with the Pagaya Class B Ordinary Shares.
a single class. Each shareholder will be entitled to cast one vote per share.

Action by Written Consent	The Companies Law prohibits shareholder action by written consent in public companies such as Pagaya.	The EJFA Memorandum and Articles of Association permit shareholders to approve resolutions by way of unanimous written resolution.

Quorum
The quorum required for Pagaya’s general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent at least 33 1⁄3% of the total outstanding voting power of Pagaya’s shares, except that if (i) any such general meeting was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting Pagaya qualifies as a “foreign private issuer,” the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of Pagaya’s shares. Notwithstanding the foregoing, a quorum for any general meeting shall also require the presence in person or by proxy of at least one shareholder holding Pagaya Class B Ordinary Shares if such shares are outstanding.

The requisite quorum shall be present within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned

One or more shareholders holding at least a majority of the paid up voting share capital of EJFA present in person or by proxy and entitled to vote at that meeting shall be a quorum for a general meeting of EJFA.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the shareholder or shareholders present and entitled to vote shall form a quorum.

	Pagaya	EJFA

for lack of a quorum shall be adjourned either (i) to the same day in the next week, at the same time and place as the original meeting, (ii) to such day and at such time and place as indicated in the notice to the original meeting with regard to an adjourned meeting, or (iii) to such day and at such time and place as the chairperson of the original meeting shall determine. At the reconvened meeting, one or more shareholders present in person or by proxy and holding any number of shares shall constitute a quorum, unless a meeting was called pursuant to a request by the Pagaya Shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

Notice of Meetings
Pursuant to the Companies Law, Pagaya Shareholder meetings generally require prior notice of not less than 21 days and, for certain matters specified in the Companies Law, not less than 35 days. Pursuant to the Pagaya A&R Articles, Pagaya is not required to deliver or serve prior notice of general meetings of Pagaya Shareholders or of any adjournments thereof to any Pagaya Shareholder, and notice by Pagaya which is published on its website and on the SEC’s EDGAR database or similar publication via the internet shall be deemed to have been duly given on the date of such publication to all Pagaya Shareholders.

The EJFA Memorandum and Articles of Association provide that at least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting.

Advance Notice Provisions
Pursuant to the Companies Law, the holder(s) of at least one percent of Pagaya’s voting rights may propose any matter appropriate for deliberation at a Pagaya Shareholder meeting to be included on the agenda of a Pagaya Shareholder meeting,

Members seeking to bring business before the annual general meeting of EJFA or to nominate candidates for appointment as directors at the annual general meeting must (1) deliver notice to the principal executive officer of EJFA not less

	Pagaya	EJFA

including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a Pagaya Shareholder meeting, or, if Pagaya publishes a preliminary notice at least 21 days prior to publicizing the convening of a Pagaya Shareholder meeting stating its intention to convene such meeting and the agenda thereof, within fourteen days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Pagaya A&R Articles.

than 120 days and not more than 150 days prior to the date of EJFA’s annual general meeting or, if EJFA did not hold an annual general meeting during the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the directors with such deadline being a reasonable time before EJFA begins to print and send its related proxy materials, (2) have continuously held Shares equal to at least $2,000 in market value, or 1% of EJFA’s shares entitled to be voted on the proposal at the meeting for at least one year by the date of such notice or deadline, and (3) continue to hold those shares through the date of the annual general meeting.

Charter Amendments
According to the Pagaya A&R Articles, all Pagaya Shareholder resolutions, including amendments to the Pagaya A&R Articles, generally require a majority of the voting power represented at the meeting and voting thereon. In addition, if no Pagaya Class B Ordinary Shares remain outstanding, the affirmative vote of the holders of at least 75% of the voting power of the Pagaya Shareholders shall be required to amend or alter Article 26 (relating to shareholder proposals); Article 39 (relating to the number of directors); Article 40 (relating to the election and removal of directors); and Articles 42 and 43 (relating to board vacancies).
Pursuant to the Companies Act, the EJFA Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.

Size of Board, Election of Directors
The Pagaya A&R Articles provide that the number of directors shall be not less than three nor more than ten, including any external directors, if any are elected. There are currently 8 directors serving on the Pagaya Board.

Pursuant to the EJFA Memorandum and Articles of Association, there shall be a board of directors consisting of not less than one person and the maximum number of directors is unlimited. The directors are divided into three (3) classes designated as Class I, Class II and Class III, respectively. The directors

Pagaya	EJFA

Under the Pagaya A&R Articles, the Pagaya Board will be divided into three classes, each consisting, as nearly as possible, of one third of the total number of directors (other than external directors, if applicable), with staggered three-year terms. At each annual general meeting commencing with the annual general meeting to be held in 2023, the directors of only one class (in succession, beginning with the first class, and except for any external director who may be elected under the Companies Law, whose term is determined in accordance with the Companies Law, as discussed below) will be brought up for election or reelection, to serve until the third annual general meeting next succeeding his or her election or reelection (unless removed earlier due to circumstances or events prompting immediate removal under the Companies Law or the Pagaya A&R Articles), and until his or her respective successor shall have been elected and qualified.

Under the Companies Law, a public company must have at least two external directors who meet certain independence and non-affiliation criteria. In addition, although not required by Israeli law, Pagaya may classify a director as an “independent director” pursuant to the Companies Law if he or she meets certain conditions provided in the Companies Law. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions (primarily that the company does not have a 50% controlling shareholder), “opt out” of the Companies Law requirement to appoint external directors. In accordance with these regulations, and having determined that its Founders, both individually and as a group, are not controlling shareholders, the Pagaya Board has are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors.

Commencing at EJFA’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Additional directors and any vacancies in the board of directors, including unfilled vacancies resulting from the removal of directors, may be filled by (i) prior to the closing of an initial business combination the passing of an ordinary resolution of the holders of the EJFA Class B Ordinary Shares (only), or (ii) following the closing of an initial business combination, an ordinary resolution (of all the Shareholders entitled to vote). In addition, directors may appoint any person to be a director, either to fill a vacancy or as an additional director; provided that the appointment does not cause the number of directors to exceed any number fixed as the maximum number of directors.

All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

	Pagaya	EJFA
elected to “opt out” of the Companies Law requirement to appoint external directors.

Removal of Directors
The Pagaya Shareholders may remove any director from office, and elect a new director instead, by a vote of: (i) so long as any Pagaya Class B Ordinary Shares remain outstanding, a majority of the total voting power of the Pagaya Shareholders, and (ii) if no Pagaya Class B Ordinary Shares remain outstanding, at least 75% of the total voting power of the Pagaya Shareholders, provided that no such resolution may shorten the term of an incumbent director who was elected under the staggered board composition.

Prior to the closing of a business combination, the EJFA Public Shareholders may by ordinary resolution of the holders of the EJFA Class B Ordinary Shares remove any Director.

Following the closing of a business combination, the EJFA Public Shareholders may by ordinary resolution (of all of the shares in issue) appoint any person to be a director of EJFA or may by ordinary resolution (of all of the shares in issue) remove any director of EJFA.

Board Vacancies and Newly Created Directorships
The Pagaya A&R Articles provide that in the event that one or more vacancies are created on the Pagaya Board, however arising, including a situation in which the number of directors is less than the maximum number permitted, the continuing directors may continue to act in every matter and the board of directors may appoint directors to temporarily fill any such vacancy.

In the event that the vacancy creates a situation where the number of directors is less than three, the continuing directors may only act (i) in an emergency, or (ii) to fill the office of a director which has become vacant, or (iii) in order to call a general meeting of the Pagaya Shareholders for the purpose of electing directors to fill any and all vacancies. Each director appointed as a result of a vacancy shall hold office for the remaining period of time during which the director whose service has ended would have held office.

Pursuant to the EJFA Memorandum and Articles of Association, the directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Articles as the maximum number of directors.

Corporate Opportunity	Under the Companies Law, directors and officers of a company are bound by a fiduciary duty toward the company, and are obliged to act in	The EJFA Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a

	Pagaya	EJFA

good faith and in the best interests of the company at all times. Such fiduciary duty requires, among other things, to (i) refrain from any activity competitive with the business of the company, (ii) refrain from exploiting any business opportunity of the company for personal gain or for the benefit of others, and (iii) disclose to the company any information pertinent to its affairs and which came into the possession of the director or officer in their capacity as such.

director or an officer shall have any duty, except to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same of similar business activities or lines of business as EJFA; and (ii) EJFA renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director of officer, on the one hand, and EJFA, on the other.

Exclusive Forum
The Pagaya A&R Articles provide that unless Pagaya consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Except as set forth in the preceding sentence, the Pagaya A&R Articles also provide that, unless Pagaya consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Pagaya, (ii) any action asserting a breach of a fiduciary duty owed by any of Pagaya’s directors, officers or other employees to Pagaya or its shareholders or (iii) any action asserting a claim arising pursuant to any provision of the Pagaya A&R Articles, the Companies Law or the Israeli Securities Law. This exclusive forum provision is intended to apply to claims arising under Israeli law and would not apply to claims brought pursuant to the Securities Act, the Exchange Act or any other claim for which U.S. federal courts would have exclusive jurisdiction. Such exclusive forum provision in the Pagaya A&R Articles will not relieve Pagaya of its duties to comply with U.S. federal securities laws and
No equivalent provision.

	Pagaya	EJFA

the rules and regulations thereunder, and Pagaya Shareholders will not be deemed to have waived Pagaya’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with Pagaya or its directors, officers or other employees, which may discourage lawsuits against Pagaya, its directors, officers and employees. However, the enforceability of similar forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in the Pagaya A&R Articles.

Limitation of Liability
The Pagaya A&R Articles provide that Pagaya may, subject and pursuant to the provisions of the Companies Law or other applicable law, exempt Pagaya directors and officers, in advance, from and against all liability for damages due to any breach of such director’s or officer’s duty of care to Pagaya. The Companies Law prohibits a company from relieving its directors and officers in advance from liability for breach of the duty of care in respect of a dividend distribution, among other things.

The EJFA Memorandum and Articles of Association provide that no EJFA director or officer shall be liable: (a) for the acts, receipts, neglects, defaults or omissions of any other director or officer or agent of EJFA; or (b) for any loss on account of defect of title to any property of EJFA; or (c) on account of the insufficiency of any security in or upon which any money of EJFA shall be invested; or (d) for any loss incurred through any bank, broker or other similar person; or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such indemnified person’s part; or (f) for any liability, obligation or duty to EJFA that may arise as a consequence of such indemnified person becoming aware of any business opportunity and failing to present such business opportunity to EJFA; or (g) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such indemnified person’s office or in relation thereto; unless the same shall happen through such indemnified

	Pagaya	EJFA
person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.

Indemnification and Advancement
The Pagaya A&R Articles provide that Pagaya may, subject and pursuant to the provisions of the Companies Law, the Israeli Securities Law, and the Israeli Economic Competition Law, 5748-1988, or any other applicable law, indemnify (both retroactively and in advance) and insure a director or officer of Pagaya for all liabilities and expenses incurred by him or her arising from or as a result of any act (or omission) carried out by him or her as a director or officer of Pagaya and which is indemnifiable or insurable pursuant to applicable law, to the fullest extent permitted by law. The Companies Law provides that undertakings to indemnify a director or officer for such liabilities in advance be limited to specified foreseeable events and to reasonable maximum amounts or criteria.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own actual fraud, willful default, or dishonesty.

DESCRIPTION OF PAGAYA WARRANTS
Pursuant to the Merger Agreement, at the Effective Time, each EJFA Public Warrant and EJFA Private Placement Warrant will automatically and irrevocably be assumed by Pagaya and converted into a corresponding Pagaya Warrant exercisable for Pagaya Class A Ordinary Shares. The following provides a summary of the material provisions governing such Pagaya Warrants.
Warrants
Public Shareholders’ Warrants
Each whole EJFA Public Warrant outstanding immediately prior to the Effective time will be converted into a Pagaya Warrant. Each Pagaya Warrant issued upon conversion of an EJFA Public Warrant will entitle the registered holder to purchase one Pagaya Class A Ordinary Share, subject to adjustment as discussed below, at any time commencing 30 days after the Effective Time. Pursuant to the Warrant Agreement, a holder of a Pagaya Warrant issued upon conversion of an EJFA Public Warrant may exercise its warrants only for a whole number of shares of Pagaya Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a holder of a Pagaya Warrant issued upon conversion of an EJFA Public Warrant. No fractional warrants will be issued and only whole warrants will trade. The Pagaya Warrants issued upon conversion of the EJFA Public Warrants will expire five years after the consummation of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Pagaya will not be obligated to deliver any Pagaya Class A Ordinary Shares pursuant to the exercise of a Pagaya Warrant issued upon conversion of an EJFA Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Pagaya Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to Pagaya satisfying its registration obligations. No warrant will be exercisable and Pagaya will not be obligated to issue a share of Pagaya Class A Ordinary Shares upon exercise of a warrant unless the share of Pagaya Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless (unless Pagaya permits holders to exercise their warrants on a “cashless basis” under the circumstances specified in the Warrant Agreement and in accordance with Section 3(a)(9) of the Securities Act, provided that such exemption is available, but in no event will Pagaya be required to net cash settle any warrant).
Redemption of Warrants for Cash
Pagaya will be able to call the warrants for redemption for cash:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Pagaya Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Pagaya Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this proxy statement/prospectus) for any 20 trading days within a 30 trading day period ending three Business Days before Pagaya sends to the notice of redemption to the warrant holders.

If and when the Pagaya Warrants issued upon exchange of the EJFA Public Warrants become redeemable by Pagaya for cash, Pagaya will be able to exercise its redemption right even if Pagaya is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Pagaya will establish the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pagaya issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Pagaya Class A

Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Pagaya Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this proxy statement/prospectus) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants when the per share price of Pagaya Class A Ordinary Shares equals or exceeds $10.00
Once the warrants become exercisable, Pagaya may redeem the outstanding warrants:
•	in whole and not in part;
•
for cash at a price of at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table included in the Warrant Agreement, based on the redemption date and the “fair market value” of the Pagaya Class A Ordinary Shares as described in the Warrant Agreement; and

•
if, and only if, the last reported sale price of the Pagaya Class A Ordinary Shares equals or exceeds $10.00 per share (subject to adjustment in compliance with the terms of the Warrant Agreement) for any 20 trading days within a 30 trading-day period ending on, and including, the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis.
Redemption Procedures and Cashless Exercise
If Pagaya calls the warrants for redemption as described above under “—Redemption of Warrants for Cash,” Pagaya’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Pagaya’s management will consider, among other factors, Pagaya’s cash position, the number of warrants that are outstanding and the dilutive effect on Pagaya Shareholders of issuing the maximum number of shares of Pagaya Class A Ordinary Shares issuable upon the exercise of the Pagaya Warrants. If Pagaya’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Pagaya Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pagaya Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of Pagaya Class A Ordinary Shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Pagaya Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Pagaya’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Pagaya Class A Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. This may be an attractive option to Pagaya if Pagaya does not need the cash from the exercise of the warrants after the Merger. If Pagaya calls its warrants for redemption and Pagaya’s management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above.
A holder of a warrant may notify Pagaya in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the transfer agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Pagaya Class A Ordinary Shares outstanding immediately after giving effect to such exercise.
If the number of outstanding Pagaya Class A Ordinary Shares is increased by a share capitalization payable in Pagaya Class A Ordinary Shares, or by a split-up of Pagaya Ordinary Shares or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of Pagaya Class A Ordinary

Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Pagaya Ordinary Shares. A rights offering to holders of Pagaya Ordinary Shares entitling holders to purchase Pagaya Class A Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Pagaya Class A Ordinary Shares equal to the product of (i) the number of Pagaya Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pagaya Class A Ordinary Shares) and (ii) the quotient of (x) the price per share of Pagaya Class A Ordinary Shares paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pagaya Class A Ordinary Shares, in determining the price payable for Pagaya Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted-average price of Pagaya Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Pagaya Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Pagaya, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Pagaya Class A Ordinary Shares on account of such Pagaya Class A Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pagaya Class A Ordinary Share in respect of such event.
If the number of outstanding Pagaya Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Pagaya Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Pagaya Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Pagaya Class A Ordinary Shares.
Whenever the number of Pagaya Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction, (x) the numerator of which will be the number of Pagaya Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pagaya Class A Ordinary Shares so purchasable immediately thereafter.
In addition, if (x) Pagaya issues additional Pagaya Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per Pagaya Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Pagaya Board and, in the case of any such issuance to the Sponsor, directors or officers of EJFA or their respective affiliates, without taking into account any EJFA Class B Ordinary Shares held by the Sponsor, directors or officers of EJFA or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Merger on the date of the consummation of the Merger (net of redemptions), and (z) the VWAP of Pagaya Class A Ordinary Shares during the 10 trading day period starting on the trading day prior to the Closing (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Pagaya Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “—Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Pagaya Class A Ordinary Shares (other than those described above or that solely affects the par value of such Pagaya Class A Ordinary Shares), or in the case of any merger or consolidation of Pagaya with or into another corporation (other than a consolidation or merger in which Pagaya is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Pagaya Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pagaya as an entirety or substantially as an entirety in connection with which Pagaya is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Pagaya Class A Ordinary Shares immediately prior thereto purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Pagaya Class A Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holders of the warrants would have received if such holders had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Pagaya Class A Ordinary Shares in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pagaya, for the number of warrants being exercised. The warrant holders will not have the rights or privileges of holders of Pagaya Class A Ordinary Shares or any voting rights until they exercise their warrants and receive Pagaya Class A Ordinary Shares. After the issuance of Pagaya Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Pagaya will, upon exercise, round down to the nearest whole number the number of Pagaya Class A Ordinary Shares to be issued to the warrant holder.
Pagaya has agreed that, subject to applicable law, any action, proceeding or claim against Pagaya arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Pagaya has irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.
Private Placement Warrants
The EJFA Private Placement Warrants issued to the Sponsor will be considered private warrants and will be exchanged for Pagaya Warrants. The private warrants (including the Pagaya Class A Ordinary Shares issuable upon exercise of the private warrants) will be exercisable for cash or on a cashless basis, at the holder’s option and will be non-transferable, non-assignable and non-salable until 30 days after the consummation of the Merger (except, among other limited exceptions, to EJFA’s officers and directors and other persons or entities affiliated with the initial purchasers of the private warrants) and they will not be redeemable by Pagaya so long as they are held by the Sponsor or its permitted transferees. The initial purchasers, or their permitted transferees, will have the option to exercise the private warrants on a cashless basis. Except as described in this section, the private warrants will have terms and provisions that are identical to those of the Pagaya Warrants issued upon exchange of the EJFA Public Warrants described above. If the private warrants are held by holders other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by Pagaya and exercisable by the holders on the same basis as the Pagaya Warrants issued upon exchange of the EJFA Public Warrants described above.

If a holder of a private warrant elects to exercise it on a cashless basis, he, she or it would pay the exercise price by surrendering his, her or its warrants for that number of Pagaya Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Pagaya Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of the Pagaya Class A Ordinary Shares (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average closing price of the Pagaya Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the transfer agent.
The Sponsor has agreed not to transfer (other than certain permitted transfers) any of the Pagaya Warrants issuable to the Sponsor as Merger Consideration in respect of the EJFA Private Placement Warrants (including the Pagaya Class A Ordinary Shares issuable upon exercise of any of these warrants) for a certain period of time after the Closing, as described under “Agreements Relating to the Merger Agreement—Lockup Arrangements.”
Other provisions
In the event that Pagaya elects to redeem the warrants, a notice of redemption shall be mailed by first class mail, postage prepaid, or delivered electronically through the facilities of DTC by Pagaya not less than 30 days prior to the redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the books of the warrant agent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
PAGAYA, EJFA AND THE POST-CLOSING COMBINED COMPANY
The following table sets forth information regarding the beneficial ownership of Pagaya’s voting securities as of May 1, 2022, by:
•	each person known by Pagaya to beneficially own more than 5% of the outstanding shares of Pagaya, taking into account the Preferred Share Conversion;
•	each of Pagaya’s current executive officers and directors; and
•	all of Pagaya’s current executive officers and directors as a group.
Unless otherwise indicated, Pagaya believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Pagaya Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, Pagaya deems ordinary shares that a shareholder has the right to acquire, including the Pagaya Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of May 1, 2022, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional ordinary shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.
The calculation of the percentage of beneficial ownership is based on 679,374,475 outstanding Pagaya Ordinary Shares, as of May 1, 2022, taking into effect the Preferred Share Conversion.
	Ordinary Shares
Name and Address of Beneficial Owner(1)	Class A Ordinary Shares	Class A %	Class B Ordinary Shares	Class B %	% of Total Voting Power
Five Percent Holders:
Viola Ventures(3)	100,841,797	20.82%	—	—	4.14%
Oak HC/FT(4)	65,676,146	13.56%	—	—	2.70%
Internet Fund VI Pte. Ltd(5)	79,312,888	15.75%	—	—	3.23%
Saro, L.P.(6)	41,188,084	8.48%	—	—	1.69%
Clal Insurance Company Ltd.(7)	43,027,079	8.88%	—	—	1.77%
Gal Krubiner(8)			129,614,526	49.19%	27.14%
Yahav Yulzari(9)			129,614,526	49.19%	27.14%
Avital Pardo(10)			174,299,584	58.80%	32.72%
Current Directors and Executive Officers of Pagaya:
Harvey Golub(11)	2,808,267	*	—	—	*
Gal Krubiner(8)	—	—	129,614,526	49.19%	27.14%
Yahav Yulzari(9)	—	—	129,614,526	49.19%	27.14%
Daniel Petrozzo(12) **	2,468,935	*	—	—	*
Avital Pardo(10)	—	—	174,299,584	58.80%	32.72%
Avi Zeevi(13) **	1,696,470	*	—	—	*
Mircea Vladimir Ungureanu	—	—	—	—	—
Amy Pressman(14)	—	—	—	—	—
Michael Kurlander(15)	—	—	—	—	*
Richmond Glasgow(16)	476,297	*	—	—	*
All Directors and Executive Officers of Pagaya as a Group (10 persons)	9,146,439	1.85%	433,528,636	100%	81.93%
* Less than one percent.
** Subject to finalization of grant
(1)	Unless otherwise noted, the business address of each beneficial owner is c/o Pagaya Technologies Ltd., Azrieli Sarona Bldg, 54th floor, Derech Menachem Begin 121, Tel-Aviv, Israel 6701203.

(2)	Prior to the Effective Time, all outstanding Pagaya Preferred Shares will automatically be converted into Pagaya Ordinary Shares in accordance with Pagaya’s organizational documents.
(3)
Represents 42,870,680 Pagaya Ordinary Shares held by Viola Ventures IV(A), L.P.; 44,791,565 Pagaya Ordinary Shares held by Viola Ventures IV(B), L.P.; 2,468,001 Pagaya Ordinary Shares held by Viola Ventures IV Principals Fund, L.P.; 660,725 Pagaya Ordinary Shares held by Viola Ventures IV CEO Program, L.P.; 7,318,423 Pagaya Ordinary Shares held by Viola IV P, L.P.; and 2,732,403 Pagaya Ordinary Shares held by Viola Credit Five Fund, L.P. Investment and voting power of the shares is exercised by Shlomo Dovrat, Harel Beit-On and Avi Zeevi. The business address of each of the foregoing persons is Ackerstein Towers, Bldg. D, 12 Abba Eban Blvd., Herzliya 46120, Israel.

(4)
Represents 65,676,146 Pagaya Ordinary Shares. Investment and voting power of the shares is exercised by Ann Lamont, Andrew Adams and Patricia Kemp. The business address of Oak HC/FT is Pickwick Plaza, Greenwich, Connecticut 06830, USA.

(5)
Represents (i) 60,211,293 Pagaya Ordinary Shares, and (ii) warrants to acquire 19,101,596 Pagaya Ordinary Shares. The warrants are subject to performance-based vesting. Internet Fund VI Pte. Ltd. is a Singapore private limited company and investment company that focuses on investing in internet, technology and software companies. It is managed by Tiger Global Singapore Pte. Ltd., which is an affiliate of Tiger Global Management, LLC, a Delaware limited liability company. All such shares are controlled by Chase Coleman and Scott Shleifer. The registered address of Tiger Global is 8 Temasek Boulevard, #32-02 Suntec Tower Three Singapore 038988.

(6)
Represents (i) 39,946,422 Pagaya Ordinary Shares, and (ii) warrants to acquire 1,241,662 Pagaya Ordinary Shares. Investment and voting power of the shares is exercised by Simon Glick and Sam Levinson. Includes up to 1,241,662 shares subject to performance-based vesting. The business address of Saro, LP is 810 7th Ave, 28th floor, New York, NY 10019, USA.

(7)
Represents 43,027,079 Pagaya Ordinary Shares. Clal Insurance Enterprises Holdings Ltd., by virtue of its control of Clal Insurance Company Ltd., may be deemed to beneficially own the Pagaya Ordinary Shares beneficially owned by Clal Insurance Company Ltd. Clal Insurance Enterprises Holdings Ltd. is governed by its board of directors, and the directors on the board are Haim Samet, Yair Bar-Touv, Sami Moalem, Shmuel Schwartz, Varda Alshech, Hana Mazal Margaliot, Ronny Maliniak and Maya Liquornik. The business address of Clal Insurance Company Ltd. is 36 Raoul Wallenberg Street, Tel Aviv 6136902, Israel.

(8)
Represents (i) 28,370,240 Pagaya Ordinary Shares, (ii) 32,699,892 Pagaya Ordinary Shares held in trust for Gal Krubiner by Hamilton Trust Company of South Dakota LLC, as Trustee of the Azure Sea Trust (in trust for Gal Krubiner), (iii) 65,922,423 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022, and (iv) 2,621,971 vested options to acquire Pagaya Ordinary Shares. Includes up to 65,922,423 shares subject to performance-based vesting.

(9)
Represents (i) 61,070,132 Pagaya Ordinary Shares, (ii) 65,922,423 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022, and (iii) 2,621,971 vested options to acquire Pagaya Ordinary Shares. Includes up to 65,922,423 shares subject to performance-based vesting.

(10)
Represents (i) 72,794,259 Pagaya Ordinary Shares, (ii) 98,883,354 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022 and (iii) 2,621,971 vested options to acquire Pagaya Ordinary Shares. Includes up to 98,883,354 shares subject to performance-based vesting.

(11)
Represents 2,808,267 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022. Includes up to 2,035,802 shares subject to performance-based vesting and 772,465 vested option to acquire Pagaya Ordinary Shares.

(12)
Represents (i) 772,465 Pagaya Ordinary Shares, and (ii) 1,696,470 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022. Includes up to 1,696,470 shares subject to performance-based vesting.

(13)	Represents 1,696,470 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022. Includes up to 1,696,470 shares subject to performance-based vesting.
(14)	Allocated equity based compensation is not exercisable within 60 days of May 1, 2022.
(15)	Allocated equity based compensation is not exercisable within 60 days of May 1, 2022.
(16)	Represents 476,297 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022.

EJFA beneficial ownership
The following table sets forth information regarding the beneficial ownership of the EJFA Ordinary Shares as of May 1, 2022, by:
•	each person known by EJFA to be the beneficial owner of more than 5% of the outstanding EJFA Ordinary Shares;
•	each of EJFA’s named executive officers and directors; and
•	all of EJFA’s executive officers and directors as a group.
Unless otherwise indicated, EJFA believes that all persons named in the table have sole voting and investment power with respect to all of the EJFA Ordinary Shares beneficially owned by them. The following table does not reflect record or beneficial ownership of the EJFA Private Placement Warrants as these warrants are not exercisable within 60 days of the date of May 1, 2022. Percentages are based on 28,750,000 EJFA Class A Ordinary Shares issued and outstanding and 7,187,500 EJFA Class B Ordinary Shares issued and outstanding.
	Ordinary Shares
Name and Address of Beneficial Owner(1)	Class A Ordinary Shares	Class A %	Class B Ordinary Shares	Class B %	% of Total Voting Power
Wilson Boulevard LLC (our Sponsor)(2)(3)	—	—	6,927,500	96.4%	19.3%
Emanuel J. Friedman(2)(4)	—	—	6,927,500	96.4%	19.3%
Neal Wilson	—	—	—	—	—
Kevin Stein	—	—	—	—	—
Thomas Mayrhofer	—	—	—	—	—
Erika Gray	—	—	—	—	—
Brian P. Brooks(2)	—	—	40,000	*	*
Joan C. Conley(2)	—	—	40,000	*	*
Campbell R. Dyer(2)	—	—	40,000	*	*
Robert Wolf(2)(5)	—	—	40,000	*	*
all officers and directors as a group (9 individuals)(2)	—	—	7,087,500	98.6%	19.7%
Citadel Advisors LLC(6)	2,449,339	8.5%	—	—	6.8%
Aristeia Capital, L.L.C.(7)	1,484,855	5.2%	—	—	4.1%
*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following is 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201.
(2)
Interests shown consist solely of EJFA Class B Ordinary Shares. Such shares will automatically convert into Pagaya Class A Ordinary Shares concurrently with or immediately following the consummation of the Merger on a one-for-one basis, subject to adjustment, as described in the section of this proxy statement/prospectus entitled “Description of Pagaya Securities.” Interests shown do not include any indirect interests attributable to any of our officers or directors as a result of any economic interests in EJF Capital. After the consummation of the Merger, the Sponsor and its affiliates are also expected to own the EJFA Private Placement warrants to purchase an additional 5,166,667 Pagaya Class A Ordinary Shares. The preceding table does not reflect record or beneficial ownership of the EJFA Private Placement Warrants as those warrants are not exercisable within 60 days of the date of May 1, 2022. Such EJFA Private Placement Warrants will not be exercisable until the earlier of (a) the date that is 12 months following the Closing Date and (b) the date on which the VWAP equals or exceeds $12.50 for any 20 trading days within any 30 consecutive trading day period, except such restrictions will not be lifted pursuant to (b) above prior to the date that is 180 days following the Closing Date. Assuming the exercise of all of the warrants held by the Sponsor and its affiliates (and none of the EJFA Public Warrants) the Sponsor and its affiliates would be deemed to own 12.4 million Pagaya Class A Ordinary Shares, which constitutes 1.8% of the Pagaya Ordinary Shares outstanding as of May 1, 2022 assuming no redemptions by EJFA Public Shareholders, or 1.9% of the Pagaya Class A Ordinary Shares outstanding as of May 1, 2022 assuming maximum redemptions by EJFA Public Shareholders, in each case on a fully diluted basis.

(3)
Wilson Boulevard LLC, the Sponsor, is the record holder of such shares. The managing member of the Sponsor is EJF Capital. EJF Capital may be deemed to have beneficial ownership of the shares. Certain of our officers and directors have invested in the LLC interests of the Sponsor.

(4)
The managing member of the Sponsor is EJF Capital. Mr. Friedman is the controlling member of EJF Capital and may be deemed to share beneficial ownership of the shares over which EJF Capital may be deemed to be a beneficial holder. Thus, the 6,927,500 EJFA Ordinary Shares reflected above for Mr. Friedman are the same 6,927,500 EJFA Ordinary Shares reflected in the table for the Sponsor.

(5)	Represents EJFA Class B Ordinary Shares held through a limited liability company controlled by Mr. Wolf.
(6)
Based on information contained in a Schedule 13G/A filed on February 14, 2022 by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel GP LLC (“CGP”), Citadel Securities LLC (“Citadel Securities”), CALC IV LP (“CALC4”), Citadel Securities GP LLC (“CSGP”) and Mr. Kenneth Griffin (collectively, the “Reporting Persons”) with respect to the EJFA Class A Ordinary Shares owned by Citadel Multi-Strategy Equities Master Fund Ltd., a Cayman Islands company (“CM”), and Citadel Securities. The Reporting Persons reported that they beneficially owned an aggregate of 2,449,339 EJFA Class A Ordinary Shares. Specifically, (i) Citadel Advisors beneficially owns 2,439,389 EJFA Class A Ordinary Shares, (ii) CAH beneficially owns 2,439,389 EJFA Class A Ordinary Shares, (iii) CGP beneficially owns 2,439,389 EJFA Class A Ordinary Shares, (iv) Citadel Securities beneficially owns 9,950 EJFA Class A Ordinary Shares, (v) CALC4 beneficially owns 9,950 EJFA Class A Ordinary Shares, (vi) CSGP beneficially owns 9,950 EJFA Class A Ordinary Shares and (vii) Mr. Griffin beneficially owns 2,449,339 EJFA Class A Ordinary Shares. Citadel Advisors is the portfolio manager for CM. CAH is the sole member of Citadel Advisors. CGP is the general partner of CAH. CALC4 is the non-member manager of Citadel Securities. CSGP is the general partner of CALC4. Mr. Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP and CSGP. The business address of the Reporting Persons in this note is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(7)
Based on information contained in a Schedule 13G filed on February 14, 2022 by Aristeia Capital, L.L.C. Aristeia Capital, L.L.C. is the investment manager of, and has voting and investment control with respect to the securities described herein held by, one or more private investment funds. The business address of Aristeia Capital, L.L.C. is One Greenwich Plaza, 3rd Floor, Greenwich, CT 06830.

The following table sets forth information regarding the beneficial ownership of Pagaya’s voting securities immediately after the consummation of the Merger by:
•	each person known by Pagaya who will beneficially own more than 5% of the outstanding shares of any class or series of Pagaya’s voting securities immediately after the consummation of the Merger;
•	each person who will be an executive officer or director of Pagaya upon the consummation of the business combination; and
•	all of Pagaya’s executive officers and directors as a group upon the consummation of the business combination.
Unless otherwise indicated, Pagaya believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Pagaya Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, a person is deemed to be a beneficial owner of a security if that person has sole or shared voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. In determining beneficial ownership percentages, Pagaya deems Pagaya Ordinary Shares that a shareholder has the right to acquire, including the Pagaya Ordinary Shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of November 15, 2021, if any, to be outstanding and to be beneficially owned by the person with such right to acquire additional Pagaya Ordinary Shares for the purposes of computing the percentage ownership of that person (including in the total when calculating the applicable beneficial owner’s percentage of ownership), but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.
The expected beneficial ownership of Pagaya Ordinary Shares post-Closing has been determined based upon the following: (i) in the no redemption scenario, that no holders of EJFA Class A Ordinary Shares exercise their redemption rights or in the maximum redemption scenario, that holders of EJFA Class A Ordinary Shares exercise their redemption rights such that the amount of redemptions results in EJFA having $5,000,001 in net tangible assets; (ii) none of the investors set forth in the table below has purchased or purchases Pagaya Class A Ordinary Shares (post-Closing); (iii) the Stock Split has been effected; (iv) 35,000,000 Pagaya Class A Ordinary Shares are issued to the PIPE Investors; (v) in the no redemption scenario, 28,750,000 Pagaya Ordinary Shares are issued to holders of EJFA Class A Ordinary Shares (other than the Sponsor) or in the maximum redemption scenario, zero Pagaya Class A Ordinary Shares are issued to holders of EJFA Class A Ordinary Shares (other than the Sponsor); (vi) in the no redemption scenario, 7,187,500 Pagaya Class A Ordinary Shares are issued to holders of EJFA Class B Ordinary Shares (including the Sponsor) or in the maximum redemption scenario, 7,187,500 Pagaya Class A Ordinary Shares are issued to holders of EJFA Class B Ordinary Shares (including the Sponsor); (vii) 413,502,579 Pagaya Class A Ordinary Shares and 194,934,397 Pagaya Class B Ordinary Shares will be held by current Pagaya Shareholders after giving effect to the Preferred Share Conversion, Reclassification and Stock Split, which represents 608,436,975 Pagaya Ordinary Shares outstanding immediately prior to the Merger multiplied by a split factor of 186.9x (as described in more detail under the section titled “Unaudited Pro Forma Condensed Combined Financial Information – Description of the Merger, the PIPE Investment and other related Transactions”); (viii) in the no redemption scenario, there will be an aggregate of 484,440,079 Pagaya Class A Ordinary Shares and 194,934,397 Pagaya Class B Ordinary Shares issued and outstanding following the Closing or in the maximum redemption scenario 455,690,079 Pagaya Class A Ordinary Shares and 194,934,397 Pagaya Class B Ordinary Shares issued and outstanding following the Closing; and (ix) an assumption that the EJFA Transaction Costs do not exceed the Expenses Excess Amount. See Note 4 to our unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus for further details.
Unless otherwise noted, the business address of each beneficial owner is c/o Pagaya Technologies Ltd., Azrieli Sarona Bldg, 54th Floor, 121 Derech Menachem Begin, Tel-Aviv 6701203, Israel.

Beneficial Owner(1)	Post-Merger Assuming No Redemption(2)					Post-Merger Assuming Maximum Redemption
	Pagaya Class A Ordinary Shares		Pagaya Class B Ordinary Shares		% of Total Voting Power	Pagaya Class A Ordinary Shares		Pagaya Class B Ordinary Shares		% of Total Voting Power
	Number	%	Number	%	%	Number	%	Number	%	%
Five Percent or More Holders:
Viola Ventures(3)	100,841,797	20.85%	—	—	4.14%	100,841,797	22.17%	—	—	4.19%
Oak HC/FT(4)	65,676,146	13.58%	—	—	2.70%	65,676,146	14.44%	—	—	2.73%
Internet Fund VI Pte. Ltd(5)	79,312,888	15.78%	—	—	3.23%	79,312,888	16.73%	—	—	3.27%
Saro, L.P.(6)	41,188,084	8.50%	—	—	1.69%	41,188,084	9.03%	—	—	1.79%
Clal Insurance Company Ltd.(7)	43,027,079	8.90%	—	—	1.77%	43,027,079	9.46%	—	—	1.79%
Gal Krubiner(8)	—	—	129,614,526	49.19%	27.14%	—	—	129,614,526	49.19%	27.46%
Yahav Yulzari(9)	—	—	129,614,526	49.19%	27.14%	—	—	129,614,526	49.19%	27.46%
Avital Pardo(10)	—	—	174,299,584	58.80%	32.72%	—	—	174,299,584	58.80%	33.09%
Post-Merger Directors and Officers of Pagaya:
Harvey Golub(11)	2,808,267	*	—	—	*	2,808,267	*	—	—	*
Gal Krubiner(8)	—	—	129,614,526	49.19%	27.14%	—	—	129,614,526	49.19%	27.46%
Yahav Yulzari(9)	—	—	129,614,526	49.19%	27.14%	—	—	129,614,526	49.19%	27.46%
Daniel Petrozzo(12)	2,468,935	*	—	—	*	2,468,935	*	—	—	*
Avital Pardo(10)	—	—	174,299,584	58.80%	32.72%	—	—	174,299,584	58.80%	33.09%
Avi Zeevi(13)	1,696,470	*	—	—	*	1,696,470	*	—	—	*
Mircea Vladimir Ungureanu	—	—	—	—	—	0	—	—	—	—
Amy Pressman(14)	—	—	—	—	—	0	—	—	—	—
Michael Kurlander(15)	—	*	—	—	*	0	*	—	—	*
Richmond Glasgow(16)	476,297	*	—	—	*	476,297	*	—	—	*
Emanuel J. Friedman	—	—	—	—	—	—	—	—	—	—
All Post-Merger Directors and Officers of Pagaya as a Group (12 Persons)	9,146,439	1.88%	433,528,636	100%	81.96%	9,146,439	2.00%	433,528,636	100%	82.85%
* LESS THAN 1%
(1)	Unless otherwise noted, the business address of each beneficial owner is c/o Pagaya Technologies Ltd., Azrieli Sarona Bldg, 54th floor, Derech Menachem Begin 121, Tel-Aviv, Israel 6701203.
(2)	Prior to the Effective Time, all outstanding Pagaya Preferred Shares will automatically be converted into Pagaya Ordinary Shares in accordance with Pagaya’s organizational documents.
(3)
Represents 42,870,680 Pagaya Ordinary Shares held by Viola Ventures IV(A), L.P.; 44,791,565 Pagaya Ordinary Shares held by Viola Ventures IV(B), L.P.; 2,468,001 Pagaya Ordinary Shares held by Viola Ventures IV Principals Fund, L.P.; 660,725 Pagaya Ordinary Shares held by Viola Ventures IV CEO Program, L.P.; 7,318,423 Pagaya Ordinary Shares held by Viola IV P, L.P.; and 2,732,403 Pagaya Ordinary Shares held by Viola Credit Five Fund, L.P. Investment and voting power of the shares is exercised by Shlomo Dovrat, Harel Beit-On and Avi Zeevi. The business address of each of the foregoing persons is Ackerstein Towers, Bldg. D, 12 Abba Eban Blvd., Herzliya 46120, Israel.

(4)
Represents 65,676,146 Pagaya Ordinary Shares. Investment and voting power of the shares is exercised by Ann Lamont, Andrew Adams and Patricia Kemp. The business address of Oak HC/FT is Pickwick Plaza, Greenwich, Connecticut 06830, USA.

(5)
Represents (i) 60,211,293 Pagaya Ordinary Shares, and (ii) warrants to acquire 19,101,596 Pagaya Ordinary Shares. The warrants are subject to performance-based vesting. Internet Fund VI Pte. Ltd. is a Singapore private limited company and investment company that focuses on investing in internet, technology and software companies. It is managed by Tiger Global Singapore Pte. Ltd., which is an affiliate of Tiger Global Management, LLC, a Delaware limited liability company. All such shares are controlled by Chase Coleman and Scott Shleifer. The registered address of Tiger Global is 8 Temasek Boulevard, #32-02 Suntec Tower Three Singapore 038988.

(6)
Represents (i) 39,946,422 Pagaya Ordinary Shares, and (ii) warrants to acquire 1,241,662 Pagaya Ordinary Shares. Investment and voting power of the shares is exercised by Simon Glick and Sam Levinson. Includes up to 1,241,662 shares subject to performance-based vesting. The business address of Saro, LP is 810 7th Ave, 28th floor, New York, NY 10019, USA.

(7)
Represents 43,027,079 Pagaya Ordinary Shares. Clal Insurance Enterprises Holdings Ltd., by virtue of its control of Clal Insurance Company Ltd., may be deemed to beneficially own the Pagaya Ordinary Shares beneficially owned by Clal Insurance Company Ltd. Clal Insurance Enterprises Holdings Ltd. is governed by its board of directors, and the directors on the board are Haim Samet, Yair Bar-Touv, Sami Moalem, Shmuel Schwartz, Varda Alshech, Hana Mazal Margaliot, Ronny Maliniak and Maya Liquornik. The business address of Clal Insurance Company Ltd is 36 Raoul Wallenberg Street, Tel Aviv 6136902, Israel.

(8)
Represents (i) 28,370,240 Pagaya Ordinary Shares, (ii) 32,699,892 Pagaya Ordinary Shares held in trust for Gal Krubiner by Hamilton Trust Company of South Dakota LLC, as Trustee of the Azure Sea Trust (in trust for Gal Krubiner), (iii) 65,922,423 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022, and (iv) 2,621,971 vested options to acquire Pagaya Ordinary Shares. Includes up to 65,922,423 shares subject to performance-based vesting.

(9)
Represents (i) 61,070,132 Pagaya Ordinary Shares, (ii) 65,922,423 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022, and (iii) 2,621,971 vested options to acquire Pagaya Ordinary Shares. Includes up to 65,922,423 shares subject to performance-based vesting.

(10)
Represents (i) 72,794,259 Pagaya Ordinary Shares, (ii) 98,883,354 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022 and (iii) 2,621,971 vested options to acquire Pagaya Ordinary Shares. Includes up to 98,883,354 shares subject to performance-based vesting.

(11)
Represents 2,808,267 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022. Includes up to 2,035,802 shares subject to performance-based vesting and 772,465 vested option to acquire Pagaya Ordinary Shares.

(12)
Represents (i) 772,465 Pagaya Ordinary Shares, and (ii) 1,696,470 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022. Includes up to 1,696,470 shares subject to performance-based vesting.

(13)	Represents 1,696,470 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022. Includes up to 1,696,470 shares subject to performance-based vesting.
(14)	Allocated equity based compensation is not exercisable within 60 days of May 1, 2022.
(15)	Allocated equity based compensation is not exercisable within 60 days of May 1, 2022.
(16)	Represents 476,297 options to acquire Pagaya Ordinary Shares that are exercisable within 60 days of May 1, 2022.

PRICE RANGE OF SECURITIES AND DIVIDENDS
EJFA
Price range of EJFA securities
EJFA Units, EJFA Class A Ordinary Shares and EJFA Public Warrants are listed on the Nasdaq Capital Market under the symbols EJFAU, EJFA and EJFAW, respectively. Each EJFA Unit consists of one share of EJFA Class A Ordinary Share and one-third of one EJFA Public Warrant. Each EJFA Public Warrant entitles its holder to purchase one share of EJFA Class A Ordinary Share per warrant at a price of $11.50 per share.
The following table sets forth, on a per share basis for the periods indicated, the high and low sales price of EJFA Units, EJFA Class A Ordinary Shares and EJFA Public Warrants as reported on the Nasdaq Capital Market for the periods presented. EJFA Units commenced public trading on February 25, 2021, EJFA Class A Ordinary Shares and EJFA Public Warrants commenced public trading on April 21, 2021.
	Price Range of EJFA Units		Price Range of EJFA Class A Ordinary Shares		Price Range of EJFA Public Warrants
	Low	High	Low	High	Low	High
2022
Quarter ended June 30 (through May 25)	$9.90	$10.39	$9.82	$9.95	$0.21	$1.05
Quarter ended March 31	$9.94	$11.25	$9.68	$10.00	$0.80	$ 1.45
2021
Quarter ended December 31	$10.18	$10.71	$9.85	$10.10	$1.18	$1.88
Quarter ended September 30	$9.85	$10.40	$9.60	$9.90	$0.55	$1.64
Quarter ended June 30	$9.90	$10.05	$9.53	$10.00	$0.531	$0.93
Quarter ended March 31	$9.875	$10.10	$	$	$	$
Holders
As of the Record Date, there was one holder of record of EJFA Units, one holder of record of EJFA Class A Ordinary Shares, and 9 holders of record of EJFA Class B Ordinary Shares. The actual number of shareholders is greater than this number of record holders, and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. There is no public market for EJFA Class B Ordinary Shares.
Dividends
EJFA has not paid any dividends to its shareholders to date and does not intend to pay cash dividends prior to the consummation of the Merger.
Pagaya
Price range of Pagaya securities
Historical market price information regarding Pagaya is not provided because there is no public market for its securities. Pagaya is applying to list the Pagaya Class A Ordinary Shares and Pagaya Warrants on Nasdaq upon the Effective Time under the ticker symbols “PGY” and “PGYWW”, respectively.
Holders
As of the date of this proxy statement/prospectus, Pagaya has approximately 53 holders of record.
Dividends
Following consummation of the Merger, the Pagaya Board will consider whether or not to institute a dividend policy. Pagaya currently expects to retain all future earnings for use in the operation and expansion of its business and does not plan to pay any dividends on Pagaya Ordinary Shares in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the Pagaya Board and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the Pagaya Board considers relevant. Any such distributions will also need to comply with the requirements of the Companies Law; see “Description of Pagaya Securities–Pagaya Ordinary Shares—Pagaya Class A Ordinary Shares—Dividend Rights.” There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.
The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent years, whichever is greater, based on audited or reviewed financial statements for a period of up to two years ended no more than six months prior to the date of distribution, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. Under the Pagaya A&R Articles, dividend distributions may be determined by the Pagaya Board, without the need for shareholder approval. Payment of dividends may be subject to Israeli withholding taxes. See “Certain Material Israeli Tax Considerations—Taxation of our shareholders” for additional information.

SHAREHOLDER PROPOSALS AND NOMINATIONS

ANNUAL AND EXTRAORDINARY MEETING SHAREHOLDER PROPOSALS
If the Merger is consummated, you will be entitled to attend and participate in Pagaya’s annual meetings of shareholders, as well as in any special shareholder meeting that may be called and convened in accordance with the Companies Law and Pagaya’s A&R Articles. Pagaya Shareholders who are eligible to do so may propose items to the agenda of such meetings in accordance with the Companies Law and Pagaya’s A&R Articles, as discussed in more detail in the section of this proxy statement/prospectus entitled “Description of Pagaya Securities—Shareholder Meetings.” If Pagaya holds a 2022 annual meeting of shareholders following the Closing, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. As a foreign private issuer, Pagaya will not be subject to the SEC’s proxy rules.

APPRAISAL RIGHTS
Dissent Rights and Limitations
The Companies Act prescribes when EJFA Shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, EJFA Shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, EJFA Shareholders are still entitled to exercise the rights of redemption, as set out in the section of this proxy statement/prospectus entitled “Special Meeting of EJFA Shareholders—Redemption Rights”, and the EJFA Board is of the view that the redemption proceeds payable to EJFA Shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act follow:
238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.
239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognised stock exchange or recognised interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except—(a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the Merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognised interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (a), (b) and (c).

SHAREHOLDER COMMUNICATIONS
EJFA Shareholders and interested parties may communicate with the EJFA Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of EJFA, 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201. Following the Merger, such communications should be sent in care of Pagaya, Azrieli Sarona Bldg, 54th Floor, 121 Derech Menachem Begin, Tel-Aviv, 6701203, Israel. Each communication will be forwarded, depending on the subject matter, to the EJFA Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
The legality of the Pagaya Class A Ordinary Shares offered by this proxy statement/prospectus and certain other Israeli legal matters will be passed upon for Pagaya by Goldfarb Seligman & Co., Tel Aviv, Israel. The legality of the Pagaya Warrants offered by this proxy statement/prospectus will be passed upon for Pagaya by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for EJFA by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS
The consolidated financial statements of Pagaya and its subsidiaries as of December 31, 2021 and December 31, 2020, and for the years ended December 31, 2021 and December 31, 2020, appearing in this proxy statement/prospectus, have been so included in reliance on the reports of Ernst & Young Global Limited, an independent registered public accounting firm, given on the authority of said firms as experts in auditing and accounting.
The consolidated financial statements of EJFA as of December 31, 2021, and for the period from December 22, 2020 (inception) through December 31, 2020 included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, EJFA and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more EJFA Shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, EJFA will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. EJFA Shareholders receiving multiple copies of such document may likewise request that EJFA delivers single copies of such document in the future. EJFA Shareholders may notify EJFA of their requests by calling or writing EJFA at its principal executive offices at 703-879-3292 or 2107 Wilson Boulevard, Suite 410, Arlington, Virginia 22201.

ENFORCEABILITY OF CIVIL LIABILITY
Pagaya is incorporated under the laws of the State of Israel. Service of process upon Pagaya and upon certain of its directors and officers and the Israeli experts named in this proxy statement/prospectus who reside outside the United States may be difficult to obtain within the United States. Furthermore, because a substantial amount of our assets are located outside the United States, any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the United States.
Pagaya has irrevocably appointed Pagaya US Holding Company LLC as its agent to receive service of process in any action against Pagaya in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of Pagaya’s agent is 90 Park Ave, New York, NY 10016.
It may be difficult to initiate an action with respect to U.S. securities laws in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.
Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:
•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.
Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:
•	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
•	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
•	the judgment was obtained by fraud;
•	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
•	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
•	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
•	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.
If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

TRANSFER AGENT AND REGISTRAR
The transfer agent for Pagaya’s securities will be Continental.

WHERE YOU CAN FIND MORE INFORMATION
Pagaya has filed a registration statement on Form F-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
EJFA files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on EJFA at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, EJFA’s corporate website at https://www.EJFAcquisition.com. EJFA’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger, you should contact via phone or in writing:
EJF Acquisition Corp.
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Telephone: (703) 875-9121
Proxy Solicitor: Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: EJFA.info@investor.morrowsodali.com
To obtain timely delivery of the documents, you must request them no later than two Business Days before the date of the Special Meeting, or no later than June 15, 2022.
All information contained in this proxy statement/prospectus relating to Pagaya has been supplied by Pagaya, and all such information relating to EJFA has been supplied by EJFA. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
Page
Audited Financial Statements of Pagaya Technologies Ltd.
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2021 and 2020	F-4
Consolidated Statements of Changes in Redeemable Convertible Preferred Shares and Shareholders’ Equity (Deficit) for the years ended December 31, 2021 and 2020	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020	F-6
Notes to Consolidated Financial Statements	F-7

Audited Financial Statements of EJF Acquisition Corp.
Report of Independent Registered Public Accounting Firm	F-35
Balance Sheets as of December 31, 2021 and 2020	F-36
Statements of Operations for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020	F-37
Statements of Changes in Shareholders’ Equity (Deficit) for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020	F-38
Statements of Cash Flows for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020	F-39
Notes to Financial Statements	F-40

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of PAGAYA TECHNOLOGIES LTD.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Pagaya technologies Ltd. and subsidiaries (together “Pagaya” or the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operation, comprehensive income/(loss), shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2018.
Tel-Aviv, Israel
April 6, 2022

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020
	December 31,
(In thousands, except share and per share data)	2021	2020
Assets
Cash and cash equivalents	$190,778	$5,066
Restricted cash	7,000	—
Short-term deposits	5,020	57,569
Fees receivable (including related party receivables of $32,332 and $12,812 as of December 31, 2021 and 2020, respectively)	32,332	12,812
Investments in loans and securities	5,142	—
Prepaid expenses and other assets (including related party assets of $1,367 and $790 as of December 31, 2021 and 2020, respectively)	6,263	1,525
Total current assets	246,535	76,972
Restricted cash	6,797	814
Long-term deposits	—	863
Fees receivable (including related party receivables of $19,208 and $11,173 as of December 31, 2021 and 2020, respectively)	19,208	11,173
Investments in loans and securities	277,582	109,262
Equity method investments	14,841	1,351
Property and equipment, net	7,648	1,534
Deferred tax assets, net	5,681	2,303
Deferred offering costs	11,966	—
Total non-current assets	343,723	127,300
Total Assets	$590,258	$204,272
Liabilities, Redeemable convertible preferred shares and Shareholders’ Equity
Accounts payable	$11,580	$581
Accrued expenses and other liabilities (including related party liabilities of $2,510 and $291 as of December 31, 2021 and 2020, respectively)	17,093	3,686
Total current liabilities	28,673	4,267
Redeemable convertible preferred shares warrant liability	27,469	2,471
Secured Borrowing	37,905	—
Income taxes payable	11,812	3,408
Total non-current liabilities	77,186	5,879
Total liabilities	105,859	10,146
Commitments and contingencies (Note 8)
Redeemable convertible preferred shares, NIS 0.01 par value, 2,206,243 and 2,018,896 shares authorized at December 31, 2021 and 2020; 2,174,927 and 1,722,210 shares issued and outstanding at December 31, 2021 and 2020, respectively; liquidation preference of $403,962 and $118,342 at December 31, 2021 and 2020, respectively	307,047	105,981
Shareholders’ equity (deficit):
Ordinary shares, NIS 0.01 par value; 8,258,757 and 8,446,104 shares authorized at December 31, 2021 and 2020; 1,040,081 and 1,018,949 shares issued and outstanding at December 31, 2021 and 2020, respectively	3	3
Additional paid in capital	113,167	312
Retained earnings (accumulated deficit)	(111,878)	2,885
Total Pagaya Technologies Ltd. Shareholders’ Equity	1,292	3,200
Non-controlling interests	176,060	84,945
Total shareholders’ equity	177,352	88,145
Total Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Equity	$590,258	$204,272
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands, except share and per share data)
	Year Ended December 31,
	2021	2020
Revenue
Revenue from Fees (including related party revenues of $445,866 and $91,740 for the years ended December 31, 2021 and 2020, respectively)	$445,866	$91,740
Other Income
Interest income	28,877	6,993
Investment income (loss)	(155)	277
Total Revenue and Other Income	474,588	99,010
Costs and Operating Expenses
Production costs	232,324	49,085
Research and development	66,211	12,332
Sales and marketing	49,627	5,668
General and administrative	132,235	10,672
Total Costs and Operating Expenses	480,397	77,757
Operating Income (Loss)	(5,809)	21,253
Other expense, net	(55,839)	(55)
Income (Loss) Before Income Taxes	(61,648)	21,198
Income tax expense	7,875	1,276
Net Income (Loss) and Comprehensive Income (Loss)	$(69,523)	$19,922
Net Income and Comprehensive Income Attributable to Noncontrolling Interests	$21,628	$5,452
Net Income (Loss) and Comprehensive Income (Loss) Attributable to Pagaya Technologies Ltd. shareholders	(91,151)	14,470
Per share data:
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders	$(91,151)	$14,470
Less: Undistributed earnings allocated to participated securities	(19,558)	(9,558)
Less: Deemed dividend distribution	$(23,612)	$—
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders – basic	$(134,321)	$4,912
Weighted-average ordinary shares outstanding – basic	1,045,255	1,022,959
Net income (loss) per share attributable to Pagaya Technologies Ltd. ordinary shareholders – basic	$(128.51)	$4.80
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders – diluted	$(134,321)	$4,608
Weighted-average ordinary shares outstanding – diluted	1,045,255	1,107,349
Net income (loss) per share attributable to Pagaya Technologies Ltd. ordinary shareholders – diluted	$(128.51)	$4.16
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED SHARES
AND SHAREHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands, except share amounts)
	Redeemable Convertible Preferred Shares		Ordinary Shares		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Pagaya Technologies Ltd. Shareholders’ Equity (Deficit)	Non- Controlling Interests	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	1,284,656	$43,613	1,009,447	$3	$156	$(11,585)	$(11,426)	$24,801	$13,375
Issuance of convertible preferred shares, net of issuance costs of $412	341,473	48,146	—	—	—	—	—	—	—
Exercise of the Option, net of issuance cost of $128	96,081	14,222	—	—	—	—	—	—	—
Issuance of ordinary shares upon exercise of share options	—	—	9,502	—	—	—	—	—	—
Share-based compensation	—	—	—	—	156	—	156	—	156
Contributions of interests in consolidated VIEs	—	—	—	—	—	—	—	74,560	74,560
Return of capital to interests in consolidated VIEs	—	—	—	—	—	—	—	(19,868)	(19,868)
Net Income and Comprehensive Income	—	—	—	—	—	14,470	14,470	5,452	19,922
Balance – December 31, 2020	1,722,210	$105,981	1,018,949	$3	$312	$2,885	$3,200	$84,945	$88,145
Issuance of Series D convertible preferred shares, net of issuance costs of $11	245,392	36,639	—	—	—	—	—	—	$—
Issuance of Series E convertible preferred shares, net of issuance costs of $158	187,347	136,006	—	—	—	—	—	—	—
Issuance of Preferred B shares upon exercise of warrants 2021	14,623	22,412	—	—	—	—	—	—	—
Issuance of Preferred D shares upon exercise of warrants 2021	5,355	6,009	—	—	—	—	—	—	—
Issuance of ordinary shares upon exercise of share options	—	—	21,132	—	346	—	346	—	346
Share-based compensation	—	—	—	—	68,090	—	68,090	—	68,090
Deemed contribution	—	—	—	—	23,612	—	23,612	—	23,612
Deemed dividend distribution	—	—	—	—	—	(23,612)	(23,612)	—	(23,612)
Issuance of ordinary share warrants	—	—	—	—	20,807	—	20,807	—	20,807
Contributions of interests in consolidated VIEs	—	—	—	—	—	—	—	151,035	151,035
Return of capital to interests in consolidated VIEs	—	—	—	—	—	—	—	(81,548)	(81,548)
Net Income (loss) and Comprehensive Income (loss)	—	—	—	—	—	(91,151)	(91,151)	21,628	(69,523)
Balance – December 31, 2021	2,174,927	$307,047	1,040,081	$3	$113,167	$(111,878)	$1,292	$176,060	$177,352
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands)
	Year Ended December 31,
	2021	2020
Cash Flows from Operating Activities
Net Income (Loss)	$(69,523)	$19,922
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity method income (loss)	155	(277)
Loss on sale of equity method investments	421	—
Depreciation and amortization	815	290
Share-based compensation	67,785	156
Remeasurement of redeemable convertible preferred shares warrant liability	53,019	489
Gain from the extinguishment of the Option	—	(543)
Change in operating assets and liabilities:
Fees receivable (including related party fee receivables of $(27,555) and $(19,720) for the years ended December 31, 2021 and 2020, respectively)	(27,555)	(19,720)
Deferred tax assets, net	(3,378)	(2,303)
Prepaid expenses and other assets (including related party receivables of $(577) and $922 for the years ended December 31, 2021 and 2020, respectively)	(4,738)	123
Accounts payable	10,999	427
Accrued expenses and other liabilities (including related party accrued expenses of $2,458 and $132 for the years ended December 31, 2021 and 2020, respectively)	13,407	2,457
Income tax accrual	8,404	3,236
Net Cash Provided by Operating Activities	49,811	4,257
Cash Flows from Investing Activities
Additions to property and equipment	(6,624)	(1,097)
Investment in loans and securities	(202,366)	(102,665)
Amounts received from investment in loans and securities	28,904	29,008
Investment in short-term deposits	53,412	(48,353)
Amounts received from equity method investments	925	350
Proceeds from sale of equity method investments	8,000	—
Amounts paid to equity method investments	(22,991)	—
Net Cash Used in Investing Activities	(140,740)	(122,757)
Cash Flows from Financing Activities
Proceeds received from noncontrolling interests	151,035	74,560
Distribution made to noncontrolling interests	(81,548)	(19,868)
Proceeds from exercise of redeemable convertible preferred shares warrants	400	—
Proceeds from secured borrowing	37,905	—
Proceeds from issuance of redeemable convertible preferred shares, net	172,645	64,810
Proceeds from issuance of ordinary share warrants, net	20,807	—
Proceeds from exercise of share options	346	—
Payment for deferred offerring costs	—	—
Net Cash Provided by Financing Activities	289,624	119,502
Net Increase in Cash, Cash Equivalents and Restricted Cash	198,695	1,002
Cash, cash equivalents and restricted cash, beginning of year	5,880	4,878
Cash, Cash Equivalents and Restricted Cash, End of Year	$204,575	$5,880
Supplemental Disclosures of Cash Flow Information
Cash paid for Taxes	$2,609	$324
Supplemental disclosure of non-cash financing activity
Deemed dividend from Secondary transactions	$23,612	$—
Issuance of redeemable convertible preferred shares upon exercise of warrants	$28,421	$1,899
Issuance of the Option	$—	$543
The accompanying notes are an integral part of these consolidated financial statements.

PAGAYA TECHNOLOGIES LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND DECEMBER 31, 2020
NOTE 1	BUSINESS DESCRIPTION
Pagaya Technologies Ltd. and its consolidated subsidiaries (together “Pagaya” or the “Company”) is a technology company that deploys sophisticated data science, machine learning and AI technology to drive better results for financial services providers, their customers, and asset investors. Financial services providers integrated in Pagaya’s network, which are referred to as “Partners,” range from high-growth financial technology companies to incumbent financial institutions, auto dealers and brokers. Partners utilize Pagaya’s network to extend financial products to their customers, in turn helping those customers fulfill their financial needs and dreams. These assets originated by Partners with the assistance of Pagaya’s AI technology are eligible to be acquired by Financing Vehicles.
Pagaya Technologies Ltd. was founded in 2016 and is organized under the laws of the State of Israel. Pagaya has its primary offices in Israel and the United States.
NOTE 2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company, its wholly-owned subsidiaries, and consolidated variable interest entities (“VIEs”) if any.
All intercompany accounts and transactions have been eliminated. The Company’s functional and reporting currency is the U.S. Dollar.
Variable Interest Entities
A VIE is a legal entity that has a total equity investment that is insufficient to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. The Company’s variable interest arises from contractual, ownership or other monetary interests in the entity, which may change with fluctuations in the fair value of the VIE’s net assets. A VIE is consolidated by its primary beneficiary, the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance, and an obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The Company consolidates a VIE when it is deemed to be the primary beneficiary. The Company assesses whether or not it is the primary beneficiary of a VIE at initial involvement and on an ongoing basis. Refer to Note 6 for additional information.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Significant estimates and assumptions made in the accompanying consolidated financial statements, which Management believes are critical in understanding and evaluating the Company’s reported financial results include: (i) share-based compensation; (ii) derivative and/or freestanding liabilities pertaining to warrants and preferred share; (iii) the Option; (iv) consolidation of VIEs; (v) revenue recognition; and (vi) deferred tax assets and valuation allowance. The Company bases its estimates or assumptions on various factors it believes to be reasonable under the circumstances. Actual results could differ from those estimates and such differences could affect the results of operations reported in future periods.
The novel coronavirus (“COVID-19”) pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on the Company’s customers. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the year ended December 31, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.
Segment Reporting
The Company manages its operations and allocates resources as a single operating segment. Further, the Company manages, monitors and reports its financials as a single reporting segment. The Company’s chief operating decision-maker is its Chief Executive Officer who makes operating decisions, assesses financial performance and allocates resources based on consolidated financial information. As such, the Company has determined that it operates in one reportable segment.
Foreign Currency
The functional and reporting currency of the Company is the U.S. Dollar as it is the currency of the primary economic environment in which Pagaya’s operations are conducted. The monetary assets and liabilities denominated in currencies other than the U.S. Dollar are accordingly remeasured into U.S. Dollars at exchange rates in effect at the end of each period in accordance with Statement of the Accounting Standard Codification (“ASC”) No. 830 “Foreign Currency Matters” (“ASC No. 830”). All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the Statements of Operations and Comprehensive Income (Loss) within Other expenses, net, as appropriate. Foreign currency translations were immaterial in all periods presented.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of checking, money market and savings accounts held at financial institutions or highly liquid investments purchased with an original maturity of three months or less. Cash equivalents are stated at carrying value, which approximates fair value.
Restricted cash consists primarily of deposits restricted by standby letters of credit for lease facilities. The Company has no ability to draw on such funds as long as the funds remain restricted under the applicable agreements.
The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sum to the total of the same amounts shown in the consolidated statements of cash flow (in thousands):
	December 31,
	2021	2020
Cash and cash equivalents	$190,778	$5,066
Restricted cash	7,000	—
Restricted cash, non-current	$6,797	814
Cash, cash equivalents and restricted cash	$204,575	$5,880
Bank Deposits
Bank deposits with original maturities of more than three months but less than one year are included in short term bank deposits. Bank deposits with maturities of more than one year are included in long-term deposits. Such deposits are stated at cost which approximates fair values.
Concentrations of Credit Risk and Significant Customers
Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents, restricted cash, bank deposits and fees receivable. Cash and cash equivalents are principally maintained with major financial institutions, which management assesses to be of high credit quality. The Company has not experienced any losses on these deposits.

The Company’s fees receivable balances are predominantly with agreements with customers, and these are subject to normal credit risks which management believes to be not significant.
Significant customers are those which represent 10% or more of the Company’s total revenue for each respective period presented. Two related parties individually represented greater than 10% of total revenue and collectively totaled approximately 42% for the year ending December 31, 2021. During the year ended December 31, 2020, three related parties individually represented greater than 10% of total revenue and collectively totaled approximately 57%.
Fair Value Measurement
ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values of financial instruments are based upon quoted market prices, when available. If such quoted market prices are not available, fair value is based upon models that use, as inputs, observable market-based parameters to the greatest extent possible.
Additionally, ASC 820 established a fair value hierarchy to categorize the use of inputs into the following three levels:
Level 1—Quoted prices, unadjusted, for identical assets or liabilities in active markets.
Level 2—Pricing inputs are other than quoted prices in active markets and include 1) quoted prices for similar assets or liabilities in active markets, 2) quoted prices for identical or similar assets or liabilities in markets that are not active, and 3) or inputs that are derived principally from or can be corroborated by observable market data by correlation or other means.
Level 3—Pricing inputs are unobservable and significant to the fair value measurement. Level 3 assets and liabilities include financial instruments whose value is determined using discounted cash flow methodologies, as well as instruments for which the determination of fair value requires significant management judgment or estimation.
Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.
Management believes that the carrying amount of cash and cash equivalents, fees receivable, accounts payables and other current liabilities approximate their fair value due to the short-term maturities of these instruments.
Investments in Loans and Securities
A wholly-owned subsidiary (“Sponsor”) previously sponsored 15 securitization transactions (the “Securitizations”) during 2021 and 2020, each through a separate trust structure with an asset portfolio consisting of unsecured consumer loans or auto loans. Each Securitization’s asset portfolio was structured by the Sponsor, which is also the administrator of each Securitization. The Sponsor, directly and indirectly through affiliates, retained at least 5% of the economic risk in the Securitizations to comply with risk retention required by Title 17 U.S. Code of Federal Regulations Part 246, Credit Risk Retention, promulgated by Securities and Exchange Commission.
The Sponsor determines the appropriate classification of loans and securities at the time of purchase. The Company’s direct investments in securitizations are classified as held-to-maturity and carried at amortized cost. The Company classifies investments as held-to-maturity when it has the intent and ability to hold the security to maturity. When evaluating intent for a particular security, the Company considers circumstances that have in the past led, or may in the future lead, to a decision to sell securities. The Company analyzes each security to determine whether it has the intent and ability to hold until maturity on a continual basis.
Investments in loans and securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments will be classified as available for sale (“AFS”). These investments are carried at fair value determined using public market prices, dealer quotes, and prices obtained from independent pricing services that may be derivable from observable and unobservable market inputs. The Company may have investments classified as AFS from time to time but does not have any investments classified as AFS as of December 31, 2021 or December 31, 2020.
Trading securities are bought and held principally for the purpose of reselling in the near term with the objective of generating revenues on short-term variations in price. Trading securities are held at fair value with realized gains and losses recorded on a trade date basis. The Company does not have any investments classified as trading as of December 31, 2021 or December 31, 2020.
Equity Method Investments
The Company uses the equity method of accounting for investments in entities that the Company does not control but has the ability to exercise significant influence over the financial and operating policies of the investee. Under the equity method of accounting, the Company’s share of the investee’s underlying net income or loss is recorded as investment income or loss on the consolidated Statements of Operations and Comprehensive Income (Loss). Distributions received from the investment reduce the Company’s carrying value of the investee.
Property and Equipment, Net
Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Useful lives by asset category are as follows:
Computer and software	3 to 7 years
Equipment	3 to 7 years
Leasehold improvements	Shorter of remaining lease term or estimated useful life (10 years)
Internal-Use Software	5 years
Maintenance and repairs that do not enhance or extend the asset’s useful life are expensed as incurred. Major replacements, improvements and additions are capitalized. Upon the sale or retirement of property and equipment, the cost and the related accumulated depreciation or amortization are removed from the consolidated financial statements, with any resulting gain or loss included in the consolidated Statements of Operations and Comprehensive Income (Loss).
Property and equipment is tested for when there is an indication that the carrying value of an asset group may not be recoverable. Carrying values are not recoverable when the undiscounted cash flows estimated to be generated by the assets are less than their carrying values. When an asset is determined not to be recoverable, the impairment is measured based on the excess, if any, of the carrying value of the asset over its respective fair value and recorded in the period the determination is made.
Internal-Use Software
Internally developed software is capitalized upon completion of the preliminary project stage, when it becomes probable that the project will be completed, and the software will be used as intended. Capitalized costs primarily consist of salaries and payroll related costs for employees directly involved in development efforts. Costs related to the preliminary project stage and activities occurring after the implementation of the software are expensed as incurred. Costs incurred for software upgrades are capitalized if they result in additional functionalities or substantial enhancements.
Warrants
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification.
This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For warrants that meet all of the criteria for equity classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For warrants that do not meet all the criteria for equity classification, the warrants are recorded at their initial fair value on the date of issuance and remeasured each balance sheet date thereafter. Changes in the estimated fair value of the liability-classified warrants are recognized as a non-cash other income or expense in the accompanying consolidated statements of operations and comprehensive income.
Revenue Recognition
The Company’s revenue consists of two components: Revenue from Fees and revenue from other income, which is composed of interest income and investment income.
The amount of Revenue from Fees recognized reflects the consideration that the Company expects to receive in exchange for services provided. The Company applied the following five steps:
1.	Identification of the contract with the customer:
The Company determines a contract with a customer exists when each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, a conclusion has been reached that the customer has the ability and intent to pay, and the contract has commercial substance.
2.	Identification of the performance obligations in the contract:
Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct and separately identifiable, whereby the customer can benefit from the services.
3.	Determination of the transaction price:
The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. Payment terms and conditions vary by contract.
4.	Allocation of the transaction price to the performance obligations in the contract:
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation.
5.	Recognition of revenue when, or as, a performance obligation is satisfied:
Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised delivery of service to the customer.
Revenue From Fees
The Company earns fees when network volume is acquired by Financing Vehicles. Revenues from fees includes AI fees and Contract fees, which includes administration and management fees, performance fees, and servicing fees. These fees are the result of agreements with customers and are recognized in accordance with ASC 606, Revenue from Contracts with Customers.
Revenue is generally recognized on a gross basis in accordance with ASC 606 related to reporting revenue on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for integrating the various services fulfilled by third party service providers and is ultimately responsible to the customers for the fulfillment of the related services. To the extent the Company does not meet the criteria for recognizing revenue on a gross basis, the Company records revenue on a net basis.

Network AI fees result from integrating services from Partners to Financing Vehicles, and fees are primarily recognized upon successful acquisition of network volume by these customers. These fees reflect the premium Financing Vehicles pay for network volume originated by our Partners with the assistance of our AI technology as well as fees that certain Financing Vehicles pay us upon their establishment. Revenues earned under this arrangement are $354.6 million and $65.8 million, for the years ended December 31, 2021 and 2020, respectively. Expenses paid to third parties for services that are integrated with the Company’s technology are recorded in the consolidated Statements of Operations and Comprehensive Income (Loss) as Production costs.
Contract fees include administration and management fees, performances fees, and servicing fees. Contract fees totaled $58.8 million and $25.9 million for the years ended December 31, 2021 and 2020, respectively. The Company recognizes administration fees over the service period for the Financing Vehicles managed or administered by the Company.
Performance fees are earned when certain Financing Vehicles exceed contractual return hurdles. They are recognized only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur. An estimate is made by the Company based on a variety of factors including market conditions and expected loan performance. In the following period, the true performance is measured and then adjusted to ensure that the fees accurately represent actual performance. As such, there are revenues that result from performance obligations satisfied in the previous year. During 2021, $1.2 million worth of fees represent performance obligations satisfied in 2020 that were lesser than the original estimate.
Servicing fees for the Financing Vehicles, which primarily involve collecting payments and providing reporting on the loans within the securitization vehicles, are recognized over the service period. In addition, although the Company does not serve as a loan servicer, the Company performs agent duties with respect to the servicing of loans held by Financing Vehicles, and the fees are recorded on a net basis.
Real estate fees totaled $32.5 million and $0.0 million for the years ended December 31, 2021 and 2020, respectively. The Company commenced single-family residential activity in 2021, pairing its proprietary technology and data infrastructure approach with third party vendors to build a partner network and real estate platform. Real estate fees are earned for the obligations to provide setup services, arrange for the purchase of real estate assets, renovate the assets, provide administrative services, and arrange for the eventual sale of the assets. All of these fees are recognized over time except for the purchase and sale obligations, which are satisfied at the point in time of the respective transactions. As the Company is a principal for these services, revenues are recorded on a gross basis.
As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between payment and the transfer of services is expected to be one year or less.
For the years ended December 31, 2020 and 2021, the finance component out of total consideration was not material.
Once revenue is recognized, it is recorded on the balance sheet in fees receivable until the payment is received from the customer. The timing of the recognition depends on the type of service as described above.
	December 31,
	2021	2020
Services transferred at a point in time	$420,460	$75,180
Services transferred over time	25,406	16,560
Total Revenue from Fees, net	$445,866	$91,740
The Company had no material contract assets, contract liabilities, or deferred contract costs recorded as of December 31, 2021 and December 31, 2020.

Production Costs
Production costs are primarily comprised of (i) fees the Company pays in Partners when network volume is acquired by Financing Vehicles and (ii) expenses the Company incurs to renovate single family residence assets.
Interest Income
Interest income is recognized based on projected cashflow according to the ASC 325-40, Beneficial Interests in Securitized Financial Assets. The Company accrues interest income on investments based on the effective interest rate of the investments and recorded as interest income as earned.
Interest income earned from cash and cash equivalents is recorded on an accrual basis to the extent such interest is earned and expected to be collected.
Research and development costs
Research and development costs are primarily engineering and product development expenses which primarily consists of payroll and other employee-related expenses, including share-based compensation expenses, for the engineering and product development teams as well the costs of systems and tools used by these teams. These costs are recognized in the period incurred.
Leases
For leases that contain rent escalation or rent concession provisions, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The difference between the rent paid and the straight-line rent expense is recorded as a current and non-current deferred rent liability in Accrued expenses and other liabilities and Other liabilities, non-current, respectively, in the Consolidated Balance Sheets. For the periods reported, the Company did not have any capital leases.
Share-Based Compensation
The Company grants options to employees and nonemployees. The Company measures options based on the estimated grant date fair values, which the Company determines using the Black-Scholes option-pricing model. The Company records the resulting expense in the consolidated Statements of Operations and Comprehensive Income (Loss) using the straight-line method over the period of service required to vest in the award, which is generally two to four years. The Company accounts for forfeitures as they occur.
For nonemployee share options, the fair value is remeasured as the share options vest, and the resulting change in fair value, if any, is recognized in the consolidated Statements of Operations and Comprehensive Income (Loss) during the period the related services are rendered.
The Company also grants options to restricted shares to certain employees and directors. The Company measures options to restricted shares based on the estimated grant date fair values, which the Company determines using the Monte Carlo simulation model implemented in a risk-neutral valuation framework. The Company records the resulting expense in the consolidated Statements of Operations and Comprehensive Income (Loss) using the straight-line method over the period of service required to vest in the award, which is generally two to four years. The Company accounts for forfeitures as they occur.
Income Taxes
The Company uses the liability method of accounting for income taxes, which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the deferred tax assets and liabilities are determined based on the differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates and laws expected to apply to taxable income when the differences are expected to reverse.
The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized. Deferred tax assets and deferred tax liabilities are presented under assets and liabilities, respectively.

The calculation of tax liabilities involves dealing with uncertainties in the application of complex federal and state tax laws and regulations. ASC 740, “Income Taxes” (“ASC 740”) states that a tax benefit from an uncertain tax position may be recognized (1) when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
The Company records unrecognized tax benefits as liabilities in accordance with ASC 740 and adjusts these liabilities when management’s judgment changes as a result of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from management’s current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.
The Company recognizes interest and penalties related to unrecognized tax benefits in taxes on income expense.
Other Comprehensive Income (Loss)
The Company has no components of comprehensive income (loss) other than net income (loss). Thus, comprehensive income (loss) is the same as net income (loss) for the periods presented.
Basic and Diluted Net income (loss) per Ordinary Share
The Company calculates net income (loss) per share using the two-class method required for participating securities. The two-class method requires income (loss) available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
The Company’s redeemable convertible preferred shares contractually entitle the holders of such shares to participate in distribution but does not contractually require the holders of such shares to participate in the Company’s losses. Accordingly, for the periods where the Company is in a net loss position, the Company does not allocate any net loss attributable to ordinary shareholders to the redeemable convertible preferred shares.
The Company calculates basic net income (loss) per share attributable to ordinary shareholders by dividing net income (loss) attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding for the period.
The Company calculates diluted net income (loss) per share attributable to ordinary shareholders by dividing net income (loss) attributable to ordinary shareholders by the weighted-average number of ordinary shares outstanding after giving consideration to the dilutive effect of the redeemable convertible preferred shares, share options, and preferred shares warrants that are outstanding during the period.
Recently Adopted Accounting Pronouncements
Share-Based Compensation
In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, that expands on the scope of ASC 718 to include stock-based payment transactions for acquiring goods and services from non-employees. The amendment is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted.
The Company adopted ASU 2018-07 as of January 1, 2020. The adoption did not have a material impact on its consolidated financial statements.
Intangibles
In August 2018, the FASB issued ASU No. 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which requires customers to apply internal-use software guidance to determine the implementation costs that are able to be capitalized. Under the new standard, capitalized implementation costs are generally amortized over the term of the arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. All capitalized implementation amounts will be required to be presented in the same line items of the consolidated financial statements as the related hosting fees. The Company adopted ASU No. 2018-15 beginning January 1, 2021 on a prospective method. The adoption did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflects this election.
Leases
In February 2016, the FASB issued ASU 2016-02—Leases, requiring the recognition of lease assets and liabilities on the balance sheet. The standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease-term of more than 12 months. The standard is effective for public entities for fiscal years beginning after December 15, 2018 and for the Company for fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU 2016-02 for non-public entities to fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023.
The Company will adopt the guidance starting January 1, 2022, using a modified retrospective transition approach, which applies the provisions of the new guidance at the effective date without adjusting the comparative periods presented. The Company expects to elect certain practical expedients permitted under the transition guidance within the new guidance, which allows it to carry forward the historical accounting relating to lease identification and classification for existing leases upon adoption. The Company also expects to elect to keep leases with an initial term of 12 months or less off its Consolidated Balance Sheets. The Company expects to elect not to separate lease and non-lease components for all classes of underlying assets. While the adoption remains in progress, the Company expects that the adoption will result in the recognition of operating lease right of use assets and operating lease liabilities that were not previously recognized, which will increase total assets and liabilities on its Consolidated Balance Sheets. In addition, a material portion of the Company’s leases are denominated in currencies other than the U.S. Dollar, mainly in NIS. As a result, the associated lease liabilities will be remeasured using the current exchange rate in the future reporting periods, which may result in material foreign exchange gains or losses. The Company does not expect the adoption of Topic 842 to have a material impact to its Consolidated Statements of Operations or Cash Flows.
Financial Instruments—Credit Losses
In June 2016, the FASB issued ASU No. 2016-13 (Topic 326), Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires an asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance will be effective for the Company beginning January 1, 2023.
The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and disclosures.
Income Taxes
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The guidance will be effective for the Company for the fiscal year beginning January 1, 2022, and interim periods within fiscal years beginning January 1, 2023. Early adoption is permitted.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
Convertible Debt Instruments
In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies the accounting for convertible instruments. The guidance removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. The guidance will be effective for the Company for the fiscal year beginning January 1, 2024 and interim periods within those fiscal years. Early adoption is permitted, but no earlier than the fiscal year beginning after December 15, 2020.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
Earnings Per Share
In May 2021, the FASB issued ASU No. 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Subtopic 470-50), Compensation - Stock Compensation (Topic 718), and Derivative and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40), which clarifies an issuer's accounting for certain modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The guidance will be effective for the Company for the fiscal year beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted.
The Company is currently assessing the impact of the guidance on its consolidated financial statements and disclosures.
NOTE 3	BALANCE SHEET COMPONENTS
Property and equipment, net
Property and equipment, net, consist of the following as of December 31, 2021 and 2020 (in thousands):
	December 31,
	2021	2020
Computer and software	$7,638	$1,415
Equipment	566	161
Leasehold improvements	681	380
Property and equipment, gross	8,885	1,956
Less: accumulated depreciation and amortization	(1,237)	(422)
Property and equipment, net	$7,648	$1,534
The Company capitalized $4.0 million and $0.5 million, of internally developed costs during the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, internally developed software cost balances, included in property and equipment, net, are $4.4 million and $0.5 million, respectively.
Depreciation and amortization expense was $0.8 million and $0.3 million for the years ended December 31, 2021 and 2020, respectively.

No impairment losses related to property and equipment were recorded during the years ended December 31, 2021 and 2020.
Prepaid and other current assets
Prepaid and other current assets, consist of the following as of December 31, 2021 and 2020 (in thousands):
	December 31,
	2021	2020
Prepaid expenses	$3,345	$410
Related party receivables	1,367	790
Other current assets	1,551	325
Total Prepaid expenses and other current assets	$6,263	$1,525
Accrued expenses and other liabilities
Accrued expenses and other liabilities consist of the following (in thousands):
	December 31,
	2021	2020
Employee payables	$15,191	$2,744
Other short-term liabilities	1,902	942
Total accrued expenses and other liabilities	$17,093	$3,686
NOTE 4	BORROWINGS
As of December 31, 2021, the Company had secured borrowings with an outstanding balance of $38.0 million, as well as a revolving credit facility under which no borrowings had been made.
Risk Retention Master Repurchase
In December 2021, RRRR Repo Funding Trust 2021-1 (the “2021 RR entity”), a consolidated VIE, entered into a master repurchase agreement (the “2021 RRRR Repurchase Agreement”) to finance the Company’s risk retention balance in notes retained from two securitization transactions. Under this agreement, the balance borrowed by the 2021 RR entity has an interest rate of 3.618% per annum (as may be adjusted in accordance with the 2021 RRRR Repurchase Agreement) and is repaid using cash proceeds received by the 2021 RR entity as part of monthly cash distributions from the two securitization notes and amounts on deposit in a reserve account. As of December 31, 2021, the outstanding principal balance under the 2021 RRRR Financing Agreement $38.0 million.
Revolving Credit Facility
In December 2021, the Company entered into a revolving credit facility for up to $150.0 million (the “Credit Facility”). The Credit Facility bears interest at a rate per annum equal to, at the Company’s option, (i) a base rate, (determined based on the prime rate but, in any event, not less than the adjusted term Secured Overnight Financing Rate (the “SOFR Rate”)) plus a margin of 1.50%, (ii) an adjusted term SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50% or (iii) an adjusted daily simple SOFR Rate (subject to a 0.00% floor) plus a margin of 2.50%. The Credit Agreement contains customary negative covenants and certain financial covenants, including maintaining (i) a minimum tangible net worth and (ii) liquidity of not less than $80.0 million.
As of December 31, 2021, no borrowings have been made under the Credit Facility.
The Company is in compliance with all covenants.
NOTE 5	INVESTMENTS IN LOANS AND SECURITIES
Investments in loans and securities are recorded at amortized cost as of December 31, 2021 and December 31, 2020 in the consolidated balance sheets (in thousands). As provided in Note 6 below, a portion of these investments in loans and securities are consolidated as a result of our determination that we are the primary beneficiary of certain VIEs.

	At December 31, 2021
Investments in loans and securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
ABS – Consumer / Auto Loan / Real Estate	$270,067	$18,648	$—	$288,715
Other loans and receivables	12,657	—	—	12,657
Total Investment Securities	$282,724	$18,648	$—	$301,372
	At December 31, 2020
Investments in loans and securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
ABS – Consumer / Auto Loan	$108,765	$4,531	$—	$113,296
Other loans and receivables	497	—	—	497
Total Investment Securities	$109,262	$4,531	$—	$113,793
Equity Method Investments
The following investments, accounted for under the equity method, are included within Equity Method Investments in the consolidated balance sheets (in thousands):
	Carrying Value
	December 31, 2021	December 31, 2020
Investments in Pagaya Smartresi F1 Fund, LP(1)	$14,352	$—
Other	489	1,351
Total Equity Method Investments	$14,841	$1,351
(1)	Pagaya owns approximately 8% and is the general partner of Pagaya Smartresi F1 Fund LP.
NOTE 6	CONSOLIDATION AND VARIABLE INTEREST ENTITIES
The Company has variable interests in related securitization vehicles that it sponsors. The Company consolidates VIEs when they are deemed to be the primary beneficiary. In order to be primary beneficiary, the Company must have a controlling financial interest in the VIE. This is determined by evaluating if the Company has both (1) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance, and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant.
Consolidated VIEs
As of December 31, 2021, the Company has determined that it is the primary beneficiary for Pagaya Structured Holdings LLC, Pagaya Structured Holdings II LLC, and Pagaya Structured Holding III LLC (“2021 Risk Retention Entities”). As of December 31, 2020, the Company has determined that it is the primary beneficiary for Pagaya Structured Holdings LLC and Pagaya Structured Holdings II LLC (“2020 Risk Retention Entities”). As sponsor of securitization transactions, the Company is subject to risk retention requirements and established the Risk Retention Entities to hold risk retention assets.
Below is a summary of assets and liabilities from the Company’s involvement with consolidated VIEs (i.e., 2021 and 2020 Risk Retention Entities) (in thousands):
	Assets	Liabilities	Net Assets
As of December 31, 2021	$220,293	$—	$220,293
As of December 31, 2020	$106,339	$—	$106,339

Unconsolidated VIEs
The Company determined that it is not the primary beneficiary of the trusts which hold the loans and issue securities associated with the securitization transactions the Company sponsors. The Company does not have the power to direct or control the activities which most significantly affect the performance of the trusts, which was determined to be servicing loans.
The Company’s maximum exposure to loss from its involvement with unconsolidated VIEs represents the estimated loss that would be incurred under severe, hypothetical circumstances, for which the Company believes the possibility is remote, such as where the value of securitization notes and senior and residual certificates the Company holds as part of the risk retention requirement declines to zero.
Below is a summary of the Company’s direct interest in (i.e., not held through Risk Retention Entities) variable interests in nonconsolidated VIEs (in thousands):
	Carrying Amount	Maximum Exposure to Loss	VIE Assets
As of December 31, 2021	$57,193	$57,193	$1,330,396
As of December 31, 2020	$3,524	$3,524	$329,315
From time to time, we may, but are not obligated to, purchase collateral of the securitization vehicles. Such repurchases can occur, at the Company’s discretion, when a securitization vehicle’s remaining collateral is below certain thresholds as provided in each securitization vehicle’s respective indenture.
NOTE 7	EMPLOYEE BENEFITS
Severance pay — Under Israeli employment laws, Israeli employees of the Company are included under Section 14 of the Severance Pay Law, 5723-1963 (“Section 14”). According to Section 14, these employees are entitled to monthly payments made by the Company on their behalf with insurance companies.
Payments in accordance with Section 14 release the Company from any future severance payments with respect to those employees. The obligation to make the monthly deposits at a rate of 8.33% of their monthly salary is expensed as incurred. In addition, the aforementioned deposits are not recorded as an asset in the consolidated balance sheet, and there is no liability recorded as the Company does not have a future obligation to make any additional payments.
NOTE 8	COMMITMENTS AND CONTINGENCIES
Lease Commitments — The Company leases facilities under operating leases with various expiration dates, each of which occurs at some point between the date of this proxy statement/prospectus and the year ended December 31, 2036. The Company leases office space in New York, Israel and several other locations.
The security deposits for the leases are $2.9 million and $0.8 million as of December 31, 2021 and 2020, respectively. As of December 31, 2021, $2.9 million have been recognized as restricted cash, noncurrent in the consolidated balance sheets. As of December 31, 2020, $0.8 million have been recognized as restricted cash in the consolidated balance sheets.
Rent expense was $5.0 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively, and is allocated between functional operating expense lines in the consolidated statements of operations and comprehensive income (loss).
As of December 31, 2021, future minimum lease commitments under non-cancelable operating leases were as follows (in thousands):
Year Ended December 31,
2022	$8,589
2023	7,832
2024	5,762
2025	4,793

Year Ended December 31,
2026	4,847
Thereafter	17,151
Total	$48,974
Legal Proceedings — From time to time the Company is subject to legal proceedings and claims in the ordinary course of business. The results of such matters often cannot be predicted with certainty. In accordance with applicable accounting guidance, the Company established an accrued liability for legal proceeding and claims when those matters present loss contingencies which are both probable and reasonably estimable. All such liabilities arising from current legal and regulatory matters, to the extent such matters existed, have been recorded in accrued expenses and other liabilities and these matters are immaterial.
Indemnifications — In the ordinary course of business, the Company may provide indemnifications of varying scope and terms to customers and other third parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by the Company or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments may not be subject to a cap. As of December 31, 2021 and 2020, there have been no known events or circumstances that have resulted in a material indemnification liability and the Company did not incur material costs to defend lawsuits or settle claims related to these indemnifications.
NOTE 9	TRANSACTIONS WITH RELATED PARTIES
In the ordinary course of business, the Company may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal shareholders (commonly referred to as related parties). The Company has transactions with the securitization vehicles and other Financing Vehicles which are also related parties.
As of December 31, 2021, the total fee receivables from related parties are $51.5 million, which consist of $46.9 million from securitization vehicles and $4.6 million from other Financing Vehicles. As of December 31, 2020, the total fee receivables from related parties are $24.0 million, which consists of $15.8 million from securitization vehicles and $8.2 million from other Financing Vehicles.
As of December 31, 2021 and 2020, prepaid expenses and other assets include amounts due from related parties of $1.4 million and $0.8 million, respectively, all of which were attributable to Financing Vehicles. During the year ended December 31, 2021, the Company purchased approximately $24.0 million of loan principal from Financing Vehicles.
For the year ended December 31, 2021, the total revenue from related parties is $445.9 million, which consists of $362.7 million from securitization vehicles and $83.2 million from other Financing Vehicles. For the year ended December 31, 2020, the total revenue from related parties is $91.7 million, which consists of $68.5 million from securitization vehicles and $23.2 million from other Financing Vehicles.
Significant customers are those which represent 10% or more of the Company’s total revenue for each respective period presented. Two related parties individually represented greater than 10% of total revenue and collectively totaled approximately 42% for the year ending December 31, 2021. During the year ended December 31, 2020, three related parties individually represented greater than 10% of total revenue and collectively totaled approximately 57%.
Other Affiliated Payables
Other affiliated payables, consisting of employee payables, are $2.5 million and $0.3 million as of December 31, 2021 and 2020, respectively.
NOTE 10	FAIR VALUE MEASUREMENT
The below tables contain information about assets that are not measured at fair value on a recurring basis as of December 31, 2021 and 2020 (in thousands):

	At December 31, 2021
	Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and restricted cash	$204,575	$204,575	$—	$—	$204,575
Short-term deposits	5,020	5,020			5,020
Investments in loans and securities	282,724			301,372	301,372
Fees receivable	51,540		51,540		51,540
Total	$543,859	$209,595	$51,540	$301,372	$562,507
	At December 31, 2020
	Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
Assets
Cash, cash equivalents and restricted cash	$5,880	$5,880	$—	$—	$5,880
Short-term deposits	57,569	57,569			57,569
Investments in loans and securities	109,262	—	—	113,793	113,793
Fees receivable	23,985	—	23,985	—	23,985
Total	$196,696	$63,449	$23,985	$113,793	$201,227
The Company also has certain Level 3 financial liabilities which are measured at fair value on a recurring basis at each reporting period end. These financial liabilities which consists of redeemable convertible preferred shares warrant liability (“Warrant liability”) and the Option are described, along with significant inputs, in Note 11 – Redeemable convertible preferred shares and redeemable convertible preferred share warrants.
The following table summarizes the Warrant liability activity and the Option for the years ended December 31, 2021 and 2020 (in thousands):
	Preferred Warrants	The Option
Opening Balance January 1, 2020	$83	$—
Issuance of Series D warrants / the Option	1,899	543
Change in fair value / extinguishment of the Option	489	(543)
Closing Balance December 31, 2020	2,471	—
Exercise of Series B warrants	(22,012)	—
Exercise of Series D warrants	(6,009)	—
Change in fair value	53,019	—
Closing Balance December 31, 2021	$27,469	$—
NOTE 11	REDEEMABLE CONVERTIBLE PREFERRED SHARES AND REDEEMABLE CONVERTIBLE PREFERRED SHARES WARRANTS
Redeemable Convertible Preferred Shares
In March 2021, the Company issued 187,347 Series E preferred shares at $838.49 per share to certain investors for gross total proceeds of $157.1 million. In connection with the Series E preferred financing, the Company also issued a total of 144,183 warrants to purchase ordinary shares at an exercise price of $0.001 per share.
In March 2021, in connection with the Series E preferred financing, the Company facilitated a secondary transaction among certain investors and the three founders of Pagaya (the “Founders”), for an aggregate purchase price of $125.0 million. As part of this secondary transaction, certain employees sold 103,162 ordinary shares to Series E investors at $838.49 per share. The Company deemed the transaction as compensatory and recorded share-based compensation expense of $56.8 million for the excess of transaction price over the fair value of ordinary shares. Further, certain existing preferred shareholders sold 45,917 preferred shares to Series E investors at $838.49 per share. The Company has recorded the excess of transaction price over the fair value of preferred of $23.6 million as deemed dividend within retained earnings.
In July and August 2021, the Company facilitated a secondary transaction among certain investors and the Founders and employees, for an aggregate purchase price of $201.0 million. As part of this secondary transaction, certain employees sold 101,614 ordinary shares to certain investors at $1,147.60 per share. Further, certain existing preferred shareholders sold 73,533 preferred shares to certain investors at $1,147.60 per share. The Company deemed the transaction to be at fair value of ordinary share and as such no compensation was recorded for the sale of 101,614 ordinary shares by employees to the investors.
A summary of the authorized, issued and outstanding redeemable convertible preferred shares of Series A, Series A-1, Series B, Series C, Series D and Series E (collectively “Preferred Shares”) as of December 31, 2021 (in thousands, except share and per share amounts) is as follows:
	December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series A	370,370	370,370	$3.38	$1,243	$1,837
Series A-1	179,398	172,857	18.90	3,254	4,489
Series B	412,554	412,554	35.81	36,635	18,468
Series C	343,498	343,498	72.57	24,893	30,106
Series D	713,076	688,301	149.35	105,016	183,329
Series E	187,347	187,347	838.49	136,006	165,733
	2,206,243	2,174,927		$307,047	$403,962
A summary of the authorized, issued and outstanding Preferred Shares as of December 31, 2020 (in thousands, except share and per share amounts) is as follows:
	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series A	370,370	370,370	$3.38	$1,243	$1,717
Series A-1	179,398	172,857	18.90	3,254	4,195
Series B	412,554	397,931	35.81	14,223	16,762
Series C	343,498	343,498	72.57	24,893	28,136
Series D	713,076	437,554	149.35	62,368	67,532
	2,018,896	1,722,210		$105,981	$118,342
Pertinent terms of the Preferred Shares are as follows:
Conversion
Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and without the payment of additional consideration by the holder thereof, into one such number of fully paid and non-assessable shares, no par value, of Pagaya (“Pagaya Ordinary Shares”) as is determined by dividing the applicable Original Issue Price of such share by the Conversion Price of such share, in effect at the time of conversion. The initial Conversion Price of a Preferred Share shall be the applicable Original Issue Price; provided, however, that each such Conversion Price shall be subject to adjustment for certain events as set forth in the Company’s Articles of Association, including, share splits, or business combinations.
Automatic Conversion:
Each Preferred Share shall automatically be converted into Pagaya Ordinary Shares, upon the earlier of:

(i)
in the event that the holders of a majority of the Preferred Shares outstanding at a given time prior to the conversion, voting together as a single class on an as-converted basis (the “Preferred Majority”) consents in writing to such conversion; provided, however, with respect to the conversion of the Series C preferred shares, the consent or affirmative vote of the Series C Preferred Majority shall also be required. With respect to the conversion of the Series D preferred shares, the consent or affirmative vote of the Series D Preferred Majority shall also be required; or

(ii)	immediately prior to the closing of a Qualified IPO, subject to the consummation of such Qualified IPO.
In March 2021, the Company amended and restated its Articles of Association to include the consummation of a de-SPAC transaction in the mandatory condition of automatic conversion of Preferred Shares to Pagaya Ordinary Shares immediately prior to the closing of the de-SPAC transaction.
Liquidation
The Series E preferred shares have a senior liquidation preference to the Series D preferred shares, which have a senior liquidation preference to the Series C preferred shares, which have a senior liquidation preference to the Series B preferred shares. The Series B preferred shares have a senior liquidation preference to the Series A and the Series A-1 preferred shares, collectively. The Series A and the Series A-1 preferred shares have liquidity preference to the Pagaya Ordinary Shares in the event of i) any voluntary or involuntary liquidation, dissolution or winding up of the Company or ii) any distribution of cash or in kind to Shareholders of the Company (including dividends) (but excluding bonus shares distributed pro-rata to all shareholders) or iii) a “Deemed Liquidation” (events such as change in control, license of substantially all of the Company’s intellectual property, etc.), of the Company, then all dividends, assets or proceeds legally available for distribution to the Shareholders in such event (the “Distributable Proceeds”), will be distributed among the Shareholders in accordance with the following order of preference:
Series E preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus (if applicable), an amount equal to any dividends declared but unpaid thereon, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred E Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series E preferred shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event (the “Preferred E Preference”).
After the preferential payments satisfy in full the Preferred E Preference, Series D preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred D Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred D Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series D preferred shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event (the “Preferred D Preference”).
After the preferential payments satisfy in full the Preferred D Preference, Series C preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred C Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred C Share; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series C preferred shares would receive had all Preferred Shares which would have received a greater portion of the Distributable Proceeds on an as-converted basis been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event. (the “Preferred C Preference”).

After the preferential payments satisfy in full the Preferred C Preference, Series B preferred shareholders are entitled to receive of an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, plus an amount equal to all declared but unpaid dividends on each such Preferred B Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Preferred B Share; or (B) the applicable pro rata portion of the Distributable Proceeds of the holders of Series B preferred shares would receive had all Preferred Shares been converted into Pagaya Ordinary Shares immediately prior to such Distribution Event (the “Preferred B Preference”).
After the preferential payments satisfy in full the Preferred B Preference, Series A and Series A-1 preferred shareholders are entitled to receive an amount equal to the higher of (A) its original issue price, plus 7% cumulative interest at a rate of 7% per annum, an amount equal to all declared but unpaid dividends on each such Remaining Preferred Share, less the amount of distributions, including any dividends, actually received in a prior Distribution Event which were paid on account of each such Remaining Preferred Share, prior and in preference to all holders of Pagaya Ordinary Shares; or (B) the applicable pro rata portion of the Distributable Proceeds such holder of Series A and Series A-1 preferred shares would receive had all Preferred Shares been converted into Pagaya Ordinary Shares immediately prior to such of the holders of the Remaining Preferred Shares (the “Preferred A Preference”).
Upon payment in full of the preferred preference to the holders of Preferred Shares, the remaining distributable proceeds (if any), will be distributed on a pro-rata basis among the holders of Pagaya Ordinary Shares.
If upon the occurrence of such Distribution Event, the remaining Distributable Proceeds of the Company available for distribution to its shareholders are insufficient to pay the holders of a security class after payment in full of the Preference to all classes which are senior to such class, then the remaining Distributable Proceeds shall be distributed ratably among all the holders of the Remaining Preferred Shares of such class only.
Dividends
The holders of each series of Preferred Share shall be entitled to receive dividends, out of any funds legally available, prior and in preference to any declaration or payment of any dividend on Pagaya Ordinary Shares of the Company, in accordance with the liquidation preference mentioned above. No dividend shall be paid other than out of the profits of the Company, as defined in the Companies Law, and no interest shall be paid by the Company on dividends. The dividend yield is based on the Company’s historical and future expectation of dividends payouts. As of December 31, 2021, the Company has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.
Voting
Each holder of Preferred Shares shall have one vote for each Pagaya Ordinary Share which the Preferred Shares held by such holder of record could be converted into, in every resolution, regardless to whether the vote thereon is conducted by a show of hands, by written consent in lieu of a meeting, or by any other mean, on all matters entitled to be voted on by the Shareholders of the Company or by the holders of Preferred Shares voting together as a single class on an as converted basis (except as otherwise expressly provided herein or as required by law). The board of the Company shall consist of a total of up to eight members. Certain Preferred Shareholders of the Company may appoint a total of four Directors (the “Preferred Directors”) as long as each of them holds at least the Minimum Share Threshold. A majority among the Founders (i.e., two of the three Founders) shall be entitled to appoint three Directors (each such appointed Director, an “Ordinary Director” and collectively, the “Ordinary Directors”). The Ordinary Directors, and the Preferred Directors in office may, by a majority vote among them, appoint one Director who shall have expertise and extensive knowledge in the Company’s field of business. In addition to the voting rights described herein, there are other majority requirements for the taking of certain actions or adoption certain resolutions as forth in the Company’s Articles of Association.

Redemption
Preferred Shares are not redeemable at the election of the holder, except that in the event of a change in control resulting from the sale or transfer of the Company’s securities, which qualifies as a Liquidation Event.
The Company classifies its Preferred Shares as temporary equity because they may become redeemable due to certain change in control events that are outside the Company’s control, including a merger, acquisition, or sale of assets of the Company. The Company has not adjusted the carrying values of the Preferred Shares to its redemption value because redemption was not probable as of the balance sheet dates presented. The Company will adjust the carrying value of the Preferred Shares to its redemption value if redemption becomes probable in the future.
The Option
In June 2020, the Company issued 341,473 Series D preferred shares to investors at $149.35 per share amounting to $51.0 million, pursuant to a Series D Preferred Share Purchase Agreement (“Series D Agreement”). The Series D Agreement provided the investors with the ability to purchase an additional 341,473 Series D preferred shares at $149.35 per share for a period of 180 days (the “Option”). The Company accounted for the Option as a liability in accordance with the provisions of ASC 480. The fair value of the Option was calculated upon issuance, at the end of each reporting period, and prior to settlement using the Option-Pricing Method.
The Option was initially recorded at its fair value of $0.5 million or $1.59 per share and subsequently remeasured at each reporting period with changes in fair value recognized in other expense, net, within the Statements of Operations and Comprehensive Income (Loss). The remaining proceeds received at issuance of the Series D preferred shares in June 2020 were attributed to Series D preferred shares, consistent with the fair value of the Series D preferred shares as derived from a concurrent valuation and Series D preferred shares warrants.
In November 2020, the investors exercised a portion of the Option to purchase 96,081 Series D preferred shares. Upon extinguishment of the Option pertaining to the remaining 245,392 Series D preferred shares, the Company recognized a gain of $0.5 million in other expense, net, within Statements of operations and comprehensive income (loss).
The Company used the Black-Scholes Method to determine the fair value of the Option. This Method determines the price of an option by calculating the return an investor gets less the amount that investor has to pay, using log normal distribution probabilities to account for volatility in the underlying asset. The following assumptions in determining the fair value of the Option as of issuance date:
June 1, 2020
Price of the Underlying Shares	$137.88
Exercise Price	$149.35
Expected Term	0.38
Risk Free Rate	0.10%
Volatility	16%
In November 2020, subsequent to the approval by the shareholders and the board of directors, the Company entered into a separate firm commitment to issue to its Founders the unexercised 245,392 Series D preferred shares at $149.35 per share, subject to the actual payment to the Company by the Founders on the closing date which shall be 150 days after the date of approval by the shareholders of the Company. In March 2021, the Company issued 245,392 Series D preferred shares at $149.35 per share to the Founders for gross total proceeds of $36.7 million.
Redeemable Convertible Preferred Shares Warrants
Redeemable Convertible Series B Preferred Shares Warrants (“Series B Warrants”)
In November 2017, the Company issued warrants (the “Series A-1 warrant”) to acquire Series A-1 preferred shares for an aggregate exercise amount of $400,000, with an exercise price per share being the lowest price per share paid or payable for the redeemable convertible Series A-1 preferred shares (excluding bridge discounts). The Series A-1 warrants have an exercise period of the earlier of nine years or the consummation of an IPO or a deemed liquidation, as defined under the Company’s Articles of Association.
In March 2019, the Company and its investor signed an addendum to the Series A-1 warrant, amending its terms whereby (1) Series A-1 warrant would be exercisable for a 14,623 shares of redeemable convertible Series B preferred shares (the “Series B warrant”) and (2) the exercise price was determined to be $27.3551.
The Company valued the Series B warrant at the modification date and determined the fair value of the Series B warrant to be $0.1 million. The difference in fair value as of the modification date was recorded within other expense, net, in the consolidated Statements of Operations and Comprehensive Income (Loss).
The Company remeasured the Series B warrant at October 4, 2021 and December 31, 2020 and recorded the changes in fair value to other expense, net, within the Statements of Operations and Comprehensive Income (Loss).
In October 2021, all 14,623 shares of the Series B warrant were exercised. The Company remeasured the warrant liability to fair value upon settlement and recorded $13.6 million gains realized on settlement in other expense, net, within the Statements of Operations and Comprehensive Income (Loss).
Redeemable Convertible Series D Preferred Shares Warrants (Series D warrants)
In June 2020, as part of Series D preferred shares financing, the Company issued 28,456 warrants to purchase Series D preferred shares (“Series D warrants”). The Series D warrants have an exercise price of $0.01.
Of the total, 26,782 Series D warrant expire and will no longer be exercisable at the earlier of (a) 10 year contractual term (b) immediately prior to an IPO or a Transaction as defined in Articles of Association or (c) with respect to each vested portion, five years following the date such Series D warrants are vested. Pursuant to the Series D warrant agreement, 20% of the shares underlying these Series D warrant shall vest and become exercisable on each of the first five anniversaries of the date of the Series D warrant if, during such applicable one-year period (each, a “Measurement Period”), the holder acquires certain amount of approved securities as defined in the Series D warrant agreement. The vesting condition allows for a catch-up vesting if vesting conditions are satisfied in a subsequent measurement period.
The remaining 1,674 Series D warrants also contain vesting conditions, and expire and will no longer be exercisable at the earlier of (a) 10-year contractual term or (b) immediately prior to an IPO or a Transaction as defined in Articles of Association. Pursuant to the Series D warrant agreement, these Series D warrants require the holder or its affiliates to (a) fulfill certain commercial agreement obligations whereby Company would generate a certain amount of revenue in any 36 months or (b) subscribe for or purchase a certain amount of securities, of, or controlled by, the Company in any 36 month period.
In the event of a Transaction, as defined in the Articles of Association, all Series D warrants vest and will be automatically exercised; however, in the event of an acquisition which is described as a deemed liquidation event, the Series D warrants will survive. The Series D warrants are net exercisable.
The Series D warrants were initially recorded at their fair value of $1.9 million as a liability and subsequently remeasured at each reporting period with changes in fair value recognized in other expense, net, within the Statements of Operations and Comprehensive Income (Loss).
The Company used the option pricing model (“OPM”) to derive the fair value of Series D warrants. The following are the significant assumptions in determining the fair value of the Series D warrants as of the issuance date and December 31, 2020:

Series D warrants:	December 31, 2021	December 31, 2020
Probability of Occurrence of IPO	85%	N/A
Probability of achieving the vesting condition	76%	58%
Volatility	41%	44%
Time to exit (years)	0.75	1.50
Exercise Price	$0.01	$0.01
Risk Free Rate	0.29%	0.12%
In August 2021, 5,335 Series D warrants were exercised. The Company remeasured the warrant liability to fair value upon settlement and recorded $3.5 million gains realized on settlement in other expense, net, within the Statements of Operations and Comprehensive Income (Loss). As of December 31, 2021, 23,101 Series D warrants remain outstanding.
NOTE 12	ORDINARY SHARES AND ORDINARY SHARE WARRANTS
As of December 31, 2021 and 2020, the Company was authorized to issue 8,258,757 and 8,446,104 Pagaya Ordinary Shares, respectively, with a par value of NIS 0.01 per share.
Each Pagaya Ordinary Share is entitled to one vote. Subject to the prior rights of all holders of Preferred Shares, the holders of Pagaya Ordinary Shares are entitled to receive dividends, when and as declared by the Company’s board of directors, out of any assets of the Company when legally available.
As of December 31, 2021 and 2020, the Company had reserved Pagaya Ordinary Shares for future issuance as follows:
	December 31,
	2021	2020
Redeemable convertible preferred shares, all series	2,174,927	1,722,210
Options to purchase restricted shares	1,312,063	—
Ordinary share options outstanding	467,005	245,786
Warrants to purchase redeemable convertible preferred share	23,101	43,079
Warrants to purchase ordinary share	144,675	—
Shares available for future grant of equity awards	217,036	114,197
Total shares of ordinary share reserved	4,338,807	2,125,272
Ordinary Share Warrants
In connection with the Series E preferred shares financing, the Company issued 144,183 warrants to purchase ordinary shares with an exercise price of $0.001 per share in March 2021.
The ordinary share warrants vest and become exercisable, in whole or in part, upon the vesting of the Options for Restricted Shares Agreements granted to the Founders (see Note 13) and in ratio correlating hereto.
The Company has accounted for the ordinary share warrants as equity classified warrants as they met the requirements for equity classification under ASC 815, including whether the ordinary share warrants are indexed to the Company’s own ordinary shares. Accordingly, the Company has recorded the fair value of $20.9 million for such ordinary share warrants within additional paid in capital on the issuance date.
As of December 31, 2021, none of the ordinary share warrants met the vesting conditions and have not been exercised.
NOTE 13	SHARE BASED COMPENSATION
2016 Equity Incentive Plan—Under the 2016 Equity Incentive Plan (the “Plan”), the Company may grant 102 Options, 3(i) Options, Awards of Restricted Stock, Awards of Restricted Stock Units, Incentive Stock Options, Nonstatutory Stock Options or any combination of the foregoing, as determined by the administrator at the time of grant to employees, directors, and consultants. At December 31, 2021 and 2020, there were 140,298 and 114,977 shares available to be issued under the Plan, respectively.

2021 Equity Incentive Plan—Under the 2021 Equity Incentive Plan (the “2021 Plan”), the Company may grant 102 Options, 3(i) Options, Awards of Restricted Stock, Awards of Restricted Stock Units, Incentive Stock Options, Nonstatutory Stock Options or any combination of the foregoing, as determined by the administrator at the time of grant to employees, directors, and consultants. At December 31, 2021, there were 76,738 shares available to be issued under the 2021 Plan.
Share Options—Under the Plan, share options granted expire at the earlier of termination of employment or ten years from the date of grant. Share options generally vest over four years of the employment commencement date or with 25% vesting on the twelve-month anniversary of the employment commencement date, and the remaining on a pro-rata basis each quarter over the next three years. Any options, which are forfeited or not exercised before expiration, become available for future grants.
The following table summarized the Company’s share option activity under the Plan during the years ended December 31, 2021 and 2020:
	Options Available for Grant	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Balance, December 31, 2019	11,077	90,587	$7.63	8.8	$277
Authorized	267,821	—
Granted	(167,782)	167,782	$13.28
Exercised	—	(9,502)	—
Forfeited, expired or cancelled	3,081	(3,081)	—
Balance, December 31, 2020	114,197	245,786	$11.88	9.1	$2,905
Authorized	268,452	—	—
Granted	(270,282)	270,282	203.29
Exercised	—	(21,132)	16.40
Forfeited, expired or cancelled	27,931	(27,931)	97.32
Balance, December 31, 2021	140,298	467,005	$115.11	8.9	$184,841
Vested and exercisable, December 31, 2021		126,790	$15.85	8.0	$633,828
The weighted-average grant date fair value of employee options granted for the years ended December 31, 2021 and 2020, was $203.29 and $3.73, respectively. The aggregate intrinsic value of options exercised was approximately $0.3 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively. The total fair value of share options vested during the years ended December 31, 2021 and 2020 was $6.0 million and $0.2 million, respectively.
Share-based compensation expense is based on the grant-date fair value on a straight-line basis for graded awards with only service conditions, which is generally the option vesting term of four years. The fair value of each option on the date of grant is determined using the Black Scholes-Merton (BSM) option pricing model using the single-option award approach with the assumptions set forth in the table below. If any of the assumptions used in the BSM change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period.
Fair Value of Pagaya Ordinary Shares—The fair value of the ordinary share underlying the options has historically been determined by management and the board of directors. Since there has been no public market for the Company’s ordinary shares, the board of directors has determined the fair value of an ordinary share at the time of grant of the option by considering several objective and subjective factors including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, amongst other factors. The Company’s board of directors determined the fair value of ordinary shares based on valuations performed by an unrelated valuation specialist.

Expected Volatility—Volatility is based on historical volatility rates obtained from certain public companies that operate in the same or related business as the Company since there is no market or historical data for Company’s ordinary share.
Risk-Free Interest Rate—The risk-free interest rate is determined using a U.S. Treasury zero-coupon bonds for the period that coincides with the expected term set forth.
Expected Term— The expected term of share options represents the weighted-average period the share options are expected to be outstanding. For option grants that are considered to be “plain vanilla”, the Company has opted to use the simplified method for estimating the expected term as provided by the Securities and Exchange Commission. The simplified method calculates the expected term as the average time-to-vesting and the contractual life of the options. For other option grants, the Company estimated expected term based on the average expected term used by a peer group of publicly traded companies. This peer group was selected by the Company using criteria including similar industry, similar revenue and market capitalization.
Expected Dividend Yield—The dividend yield is based on the Company’s historical and future expectation of dividends payouts. Historically, the Company has not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.
The assumptions used to estimate the fair value of share options granted for the years ended December 31, 2021 and 2020 were as follows:
	2021	2020
Expected volatility	41.12% - 48.71%	44.90% - 48.65%
Expected term (in years)	5.00 - 6.27	5.66 - 6.15
Risk free interest	0.60% - 1.39%	0.35% - 0.53%
Dividend yield	—	—
At December 31, 2021 and 2020, unrecognized compensation expense related to unvested share options was approximately $3.9 million and $0.7 million, respectively. The weighted-average period over which such compensation expense will be recognized is approximately 3.0 years and 3.1 years for the years ended December 31, 2021 and 2020, respectively.
Options to Purchase Restricted Shares under the 2021 Plan
In March 2021, the Company granted 1.2 million options to purchase restricted shares (the “First Awards”) at an exercise price of approximately $295 per share to certain employees. These First Awards will vest upon the earlier of the following vesting conditions to occur of (i) a “transaction” (defined as (a) a sale of all or substantially all assets or shares of the Company; or (b) a merger, consolidation, amalgamation or like transaction; or (c) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction) and (ii) a “public event” (defined as an IPO or a de-SPAC transaction) (each, a “Qualifying Event”). The Qualifying Event, further, contains additional market-based vesting conditions driven by the total value of the Company. The First Awards do not get accelerated upon any events. Any Awards that do not vest on such date (if such date is triggered by a Qualifying Event) will remain eligible for vesting following a Qualifying Event. However, any Awards that do not vest on or before the earlier to occur of a Transaction and the expiration date (10 years from the grant date) shall be forfeited.
In December 2021, the Company granted 27.2 thousand options to purchase restricted shares (the “Second Awards”) at an exercise price of approximately $632 per share to certain directors. These Second Awards will vest upon the earlier of the following vesting conditions to occur of a Qualifying Event. The Second Awards do not get accelerated upon any events. Any Awards that do not vest on such date (if such date is triggered by a Qualifying Event) will remain eligible for vesting following a Qualifying Event. However, any Awards that do not vest on or before the earlier to occur of a Transaction and the expiration date (10 years from the grant date) shall be forfeited.
In December 2021, the Company granted 39.1 thousand options to purchase restricted shares (the “Third Awards”) at an exercise price of approximately $582 per share to certain employees. These Third Awards will vest upon the following: (i) The Valuation-Based Vesting Condition may be satisfied at any date on or after March 31, 2022 based on the Total Value of the Company on such date (which shall be determined based on an independent third party valuation or, if the Company’s shares are publicly traded, based on the average trading price of a share of the Company over a period of sixty (60) days). Any options or shares received in connection with the exercise of an option that have not satisfied the Valuation-Based Vesting Condition on or prior to the tenth anniversary of the Grant Date (or such shorter period required by applicable law or for tax efficiency purposes) (the “Expiration Date”) shall expire or be forfeited without consideration, as applicable, on the Expiration Date, and (ii) the Time-Based Vesting Condition will be satisfied over a period of four (4) years commencing as of March 31, 2022, such that 25% of the options will vest and become exercisable on March 31, 2023, 25% will vest and become exercisable on March 31, 2024, 25% will vest and become exercisable on March 31, 2025 and the remaining 25% will vest and become exercisable on March 31, 2026 (rounded to the nearest number at each vesting date).
The following table summarized the Company’s options to restricted shares activity under the 2021 Plan during the year ended December 31, 2021:
	Options Available for Grant	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (000’s)
Balance, December 31, 2020	—	—	$—	0.0	$—
Authorized	1,388,801	—	—		—
Granted	(1,312,063)	1,312,063	310.56		1,526,114
Exercised	—	—	—		—
Forfeited, expired or cancelled	—	—	—		—
Balance, December 31, 2021	76,738	1,312,063	$310.56	9.25	$1,526,114
Vested and exercisable, December 31, 2021	$—	$—	—	$—	$—
As of December 31, 2021, no share-based compensation expense has been recognized for the First Awards and Second Awards because a Qualifying Event had not yet occurred. In the period in which a Qualifying Event is completed, the Company will record a cumulative share-based compensation expense using the accelerated attribution method for those Awards for which the service condition has been satisfied prior to the occurrence of the Qualifying Event.
The unrecognized share-based compensation expense in connection with the First Awards, Second Awards and Third Awards is approximately $267.1 million as of December 31, 2021.
Share-Based Compensation Expense
The following table presents the components and classification of share-based compensation for the years ended December 31, 2021 and 2020 (in thousands):
	2021	2020
Research and development	$27,042	$89
Selling and marketing	18,458	4
General and administrative	22,285	63
Total	$67,785	$156
Share-based compensation for the year ended December 31, 2021 included compensation of $56.8 million related to a secondary sale of 103,162 ordinary shares at $838.49 per share by certain employees to Series E investors, which was included in research and development, sales and marking, and General and administrative. For further details, please refer to Note 11 – Redeemable Convertible Preferred Shares and Redeemable Convertible Preferred Shares Warrants.
During December 2021, the Company amended certain employee stock option agreements which resulted in a modification of the exercise price of a certain number of option shares. Generally, the exercise price of the options was increased and resulted in an immaterial change to current and future share-based compensation expense.

NOTE 14	INCOME TAXES
Corporate Income Tax - Ordinary taxable income in Israel is subject to a corporate tax rate of 23%.
During the year ended December 31, 2021, Pagaya applied to Israeli Tax authorities for Preferred Technological Enterprise (“PTE”) status and received approval on November 18, 2021. The approval is effective for the tax years 2020 through 2024. Income from a PTE is subject to 12% tax rate.
Foreign Exchange Regulations in Israel - Under the Foreign Exchange Regulations, the Company calculates its tax liability in U.S. Dollars according to certain orders. The tax liability, as calculated in U.S. Dollars is translated into NIS according to the exchange rate as of December 31st of each year.
Non-Israeli subsidiaries are taxed according to the tax laws in their respective countries of residence. The components of income (loss) before income taxes are as follows (in thousands):
	December 31,
	2021	2020
Domestic (Israel)	$(87,045)	$14,345
Foreign	25,397	6,853
Total income (loss) before income taxes	$(61,648)	$21,198
The income tax expense (benefit) consists of (in thousands):
	December 31,
	2021	2020
Current:
Domestic	$7,067	$3,194
Foreign	4,162	385
Total current	11,229	3,579
Deferred:
Domestic	(3,359)	(2,301)
Foreign	5	(2)
Total deferred	(3,354)	(2,303)
Total income tax provision	$7,875	$1,276
Effective Tax Rate
A reconciliation of the Company’s effective tax rate to the statutory tax rate of the Company is as follows (in thousands):
	December 31,
	2021	2020
Income (loss) before income taxes	$(61,648)	$21,198
Israel statutory income tax rate	23%	23%
Theoretical income taxes at statutory rate	(14,179)	4,876

Preferred technological enterprise benefit	9,378	—
Utilization of carry forward losses for which valuation allowance was provided	(126)	(1,577)
Deferred tax assets for which valuation was provided	1,194	—
Prior year taxes	(135)	—
Reduction in valuation allowance	—	(999)
Uncertain tax positions	26	43
Subsidiaries taxed at a different tax rate	(4,559)	(1,174)
Permanent differences	16,037	94
Other	239	13
Income tax	$7,875	$1,276
Effective tax rate	(12.8)%	6.0%

Deferred tax assets and liabilities
Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2021, a valuation allowance was provided reducing the deferred tax assets due to uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.
As of December 31, 2021 and 2020, deferred tax assets presented in the balance sheet are comprised as follows (in thousands):
	December 31,
	2021	2020
Carry forward tax losses	727	—
Research and development cost	5,179	2,126
Compensations and benefits	486	163
Other	753	56
Deferred tax assets before valuation allowance	7,145	2,345
Valuation allowance	1,194	—
Deferred tax assets	5,951	2,345
Property and equipment	(270)	(26)
Equity method investments	—	(16)
Deferred tax liabilities	(270)	(42)
Deferred tax assets, net	$5,681	$2,303
As of December 31, 2021, $1.8 million of undistributed earnings held by the Company’s foreign subsidiaries are designated as indefinitely reinvested. If these earnings were re-patriated to Israel, it would be subject to income taxes and to an adjustment for foreign tax credits and foreign withholding taxes in the amount of $0.3 million. The Company did not recognize deferred taxes liabilities on undistributed earnings of its foreign subsidiaries, as the Company has the ability and intent to indefinitely reinvest those earnings.
Uncertain tax positions:
A reconciliation of the beginning and ending balances of the total amounts of unrecognized tax benefits is as follows (in thousands):
	December 31,
	2021	2020
Uncertain tax positions, beginning of the year	$164	$121
Increase (decrease) in tax positions for prior years	(20)	—
Increases related to current year tax positions	28	41
Revaluation	$18	$2
Uncertain tax positions, end of year	$190	$164
NOTE 15	NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS
Net income (loss) per share is presented in conformity with the two-class method required for multiple classes of ordinary share and participating securities.
The participating securities include Preferred Shares, as the holders of these series of preferred shares are entitled to receive distribution if and when declared on ordinary shareholders in the event of any distribution. The holders of Preferred Shares do not have contractual obligations to share in the losses but still entitle to receive contractual rights before allocating loss to ordinary shares. Specifically, distribution to preferred shares is higher of (1) Original issuance price plus cumulative interest at a rate of 7% per annum accruing from the applicable issue date of each such Preferred Share, compounded annually, plus an amount equal to all declared but unpaid dividends on each Preferred Share, adjusted for other adjustments. or (2) Pro rata portion of distributable proceeds presuming that Preferred Shares are converted into Pagaya Ordinary Shares immediately prior to the distribution event.

Basic income (loss) per share is computed using the weighted-average number of ordinary shares outstanding during the period and excludes any dilutive effects of ordinary shares equivalent shares such as share options, warrants, and convertible preferred shares. Diluted income (loss) per share is computed using the weighted-average number of ordinary shares outstanding and potentially dilutive ordinary share options, redeemable convertible preferred shares warrants, and redeemable convertible preferred shares.
The following table sets forth the calculation of basic and diluted net income (loss) per share attributable to ordinary shareholders for the years ended December 31, 2021 and 2020 (in thousands, except share and per share data):
	December 31,
	2021	2020
Basic net income (loss) per share
Numerator:
Net income (loss) attributable to Pagaya Technologies Ltd. shareholders	$(91,151)	$14,470
Less: Undistributed earnings allocated to participating securities	(19,558)	(9,558)
Less: Deemed dividend distribution	$(23,612)	$—
Net income (loss) attributable to attributable to Pagaya Technologies Ltd. ordinary shareholders, basic	$(134,321)	$4,912

Denominator:
Weighted-average shares used net income (loss) per ordinary share, basic	1,045,255	1,022,959
Net income (loss) per share attributable to ordinary shareholders, basic	$(128.51)	$4.80

Dilutive net income (loss) per share
Numerator:
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders	$(134,321)	$4,912
Adjustment for undistributed earnings allocated to participating securities	—	239
Adjustment for mark-to-market gain	—	(543)
Net income (loss) attributable to Pagaya Technologies Ltd. ordinary shareholders, diluted	$(134,321)	$4,608

Denominator:
Weighted-average shares used net income (loss) per ordinary share, basic	1,045,255	1,022,959
Dilutive effect of firm commitment with founders	—	1,624
Dilutive effect of stock option	—	76,551
Dilutive effect of the Option	—	6,215
Dilutive effect of Series B warrants	—	—
Weighted-average shares used net income (loss) per ordinary share, diluted	1,045,255	1,107,349

Net income (loss) per share attributable to attributable to Pagaya Technologies Ltd. ordinary shareholders, diluted	$(128.51)	$4.16

The following potentially dilutive outstanding securities as of December 31, 2021 and 2020 were excluded from the computation of diluted net income (loss) per share because their effect would have been anti-dilutive for the periods:
	December 31,
	2021	2020
Share options	467,005	—
Options to restricted shares	1,312,063
Preferred share warrants	23,101	43,079
Ordinary share warrants	144,183
Convertible preferred shares	2,174,927	1,722,210
Net potential dilutive outstanding securities	4,121,279	1,765,289
NOTE 16	SEGMENTS AND GEOGRAPHICAL INFORMATION
The following table sets forth revenue generated from fees by geographic area (in thousands):
	December 31,
	2021	2020
United States	$409,858	$68,526
Israel	3,771	7,142
Cayman Islands	32,237	16,072
	$445,866	$91,740
Long-Lived Assets
The following table sets forth long-lived assets by geographic area (in thousands):
	December 31,
	2021	2020
Israel	$6,143	$1,455
United States	1,505	79
Total Long-Lived Assets, net	$7,648	$1,534
NOTE 17	SUBSEQUENT EVENTS
The Company evaluated subsequent events from the balance sheet date through April 7, 2022, the date that the consolidated financial statements were available to be issued and did not identify any subsequent events that would require adjustment or disclosure in the consolidated financial statements.
On March 15, 2022, the Company entered into Amendment No. 1 to Credit Agreement, pursuant to which Silicon Valley Bank provided an increase to the commitments under the Revolving Credit Facility in a principal amount of $30.0 million, which resulted in the aggregate principal amount of commitments under the Revolving Credit Facility increasing to $180.0 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
EJF Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of EJF Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has until March 1, 2023 to consummate the proposed business combination. If a business combination is not consummated by March 1, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum llp

Marcum llp
We have served as the Company’s auditor since 2020.
Houston, TX
March 30, 2022

EJF ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash on hand	$381,400	$—
Deferred offering costs	—	276,751
Prepaid expenses	355,411	—
Total current assets	736,811	276,751
Prepaid expenses - Non-current	54,083	—
Cash and Investments held in Trust Account	287,610,757	—
Total assets	$288,401,651	$276,751
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accrued costs and expenses	$6,078,702	$255,288
Due to related party	1,361,155	—
Total current liabilities	7,439,857	255,288
Warrant liability	22,201,010	—
Deferred underwriters’ discount	10,062,500	—
Total liabilities	39,703,367	255,288
Commitments
Ordinary shares subject to possible redemption, 28,750,000 and no shares at redemption value as of December 31, 2021 and 2020, respectively	287,500,000	—
Shareholders’ Equity (Deficit):
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized;	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,187,500 shares issued and outstanding as of December 31, 2021 and 2020	719	719
Additional paid-in capital	—	24,281
Accumulated deficit	(38,802,435)	(3,537)
Total shareholders’ equity (deficit)	(38,801,716)	21,463
Total Liabilities and Shareholders’ Equity (Deficit)	$288,401,651	$276,751
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the year ended December 31, 2021	For the period from December 22, 2020 (inception) through December 31, 2020
Formation and operating costs	$8,009,617	$3,537
Loss from operations	(8,009,617)	(3,537)
Other income (loss)
Interest income on marketable securities held in trust	110,758	—
Offering cost allocated to warrants	(862,470)	—
Excess of Private Placement Warrants fair value over purchase price	(1,242,401)	—
Change in fair value of warrants liability	1,843,618	—
Total other income (loss)	(150,495)	—
Net loss	$(8,160,112)	$(3,537)
Weighted average ordinary shares subject to possible redemption outstanding, basic and diluted	24,023,973	—
Basic and diluted net loss per ordinary share subject to possible redemption	$(0.26)	$—
Weighted average non-redeemable ordinary shares outstanding, basic and diluted	7,033,390	6,250,000
Basic and diluted net loss per non-redeemable ordinary share	$(0.26)	$(0.00)
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance as of December 22, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(3,537)	(3,537)
Balance as of December 31, 2020	—	$—	7,187,500	$719	$24,281	$(3,537)	$21,463
Subsequent remeasurement under ASC 480-10-S99	—	—	—	—	(24,281)	(30,638,786)	(30,663,067)
Net Income	—	—	—	—	—	(8,160,112)	(8,160,112)
Balance as of December 31, 2021	—	$—	7,187,500	$719	$—	$(38,802,435)	$(38,801,716)
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2021	For the period from December 22, 2020 (inception) through December 31, 2020
Cash flows from operating activities:
Net loss	$(8,160,112)	$(3,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and Investments held in Trust Account	(110,758)	—
Offering costs allocated to warrants	862,470	—
Excess of Private Placement Warrants fair value over purchase price	1,242,401	—
Change in fair value of warrant liability	(1,843,618)	—
Changes in current assets and liabilities:		—
Prepaid assets	(409,494)	—
Accrued costs and expenses	6,005,166	3,537
Due to related party	1,361,155
Net cash used in operating activities	(1,052,790)
Cash Flows from Investing Activities:
Investment held in Trust Account	(287,500,000)
Net cash used in investing activities	(287,500,000)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriters’ discount	281,750,000
Proceeds from issuance of Private Placement Warrants	7,750,000
Proceeds of Promissory Note—Related Party	200,000
Payment of Promissory Note—Related Party	(200,000)
Payments of offering costs	(565,810)
Net cash provided by financing activities	288,934,190
Net change in cash	381,400
Cash, beginning of the period	—
Cash, end of the period	$381,400
Supplemental disclosure of cash flow information:
Initial classification of warrant liability	$22,802,227
Initial classification of Class A ordinary shares subject to possible redemption	$287,500,000
Deferred underwriting commissions charged to additional paid in capital	$10,062,500
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Deferred offering costs included in accrued expenses	$—	$251,751
The accompanying notes are an integral part of these financial statements.

EJF ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and Business Operations
EJF Acquisition Corp. (the “Company”), was incorporated as a Cayman Islands exempted company on December 22, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (“IPO”), which is described below, and subsequent to the IPO, identifying a target company for a Business Combination and the potential acquisition, with Pagaya Technologies Ltd. (“Pagaya”) as more fully described in Note 6. The Company believes it will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.
Financing
The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 24, 2021. On March 1, 2021, the Company consummated the IPO of 28,750,000 units (the “Units”), including 3,750,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover over-allotments, at $10.00 per Unit, generating gross proceeds of $287,500,000, which is discussed in Note 3. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant of the Company (the “Public Warrants”) to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.
Simultaneously with the closing of the IPO, the Company consummated the sale of 5,166,667 Private Placement Warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) to the Company’s Sponsor Wilson Boulevard LLC, at a price of $1.50 per Private Placement Warrant, generating total gross proceeds of $7,750,000, which is discussed in Note 4.
Transaction costs of the IPO amounted to $16,473,310 consisting of $5,750,000 of underwriting discount, $10,062,500 of deferred underwriting discount, and $660,810 of other offering costs.
Trust Account
Following the closing of the IPO on March 1, 2021, $287,500,000 (approximately $10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, with a portion of the proceeds from the sale of the Private Placement Warrants, was deposited in a trust account (“Trust Account”) located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and is invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the assets in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of initial Business Combination, (ii) the redemption of the Company’s public shares if the Company does not complete an initial Business Combination within 24 months from the closing of the IPO or during any extended time that the Company has to consummate a Business Combination beyond 24 months as a result of a shareholder vote to amend its amended and restated memorandum and articles of association (an “Extension Period”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association.
Initial Business Combination
The Company will provide shareholders (the “Public Shareholders”) of its Class A ordinary shares, par value $0.0001, sold in the IPO (the “Public Shares”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, if any, divided by the number of then-outstanding Public Shares, subject to certain limitations. The amount in the Trust Account is initially anticipated to be $10.00 per Public Share. The per-share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.
The Company will have only 24 months from March 1, 2021, the closing of the IPO, to complete an initial Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (as defined below) and Public Shares they hold in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of its Public Shares if the Company has not consummated an initial Business Combination within the Combination Period or during any Extension Period or (B) with respect to any other specified provisions relating to shareholders’ rights or pre-initial Business Combination activity, (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete an initial Business Combination within the Combination Period or during any Extension Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within such time period and (iv) vote any Founder Shares held by them and any Public Shares purchased during or after the IPO (including in open market and privately-negotiated transactions) in favor of the Company’s initial Business Combination.
On September 15, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pagaya and Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Pagaya (“Merger Sub”), which is discussed in Note 6.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Capital Resources
As of December 31, 2021, the Company had $381,400 in its operating bank account and working capital deficit of approximately $6,703,046.

In order to finance transaction costs in connection with an intended initial Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until March 1, 2023 to consummate the proposed Business Combination. On September 15, 2021, the Company entered into the Merger Agreement with Pagaya and Merger Sub. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a Business Combination is not consummated by March 1, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 1, 2023. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by March 1, 2023.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021 and 2020, the company had $381,400 and $0 of cash equivalents, respectively.
Marketable Securities Held in Trust Account
At December 31, 2021, the assets held in the Trust Account were held in U.S. Treasury Bills with a maturity of 185 days or less and in money market funds which invest U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any of the interest income from the Trust Account to pay its tax obligations.
The Company classifies its U.S. Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments-Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts. As of December 31, 2021, fair value of the held-to-maturity securities is $287,610,989, which includes approximately $1,621 of unrealized loss when compared to the amortized cost.
A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. As of December 31, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Offering Costs Associated with the Initial Public Offering
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A-“Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Accordingly, as of December 31, 2021, offering costs in the aggregate of $16,473,310 (consisting of $5,750,000 of underwriting commissions, $10,062,500 of deferred underwriters’ commission and $660,810 other cash offering costs) have been incurred.
The Company allocates the offering costs between its Class A ordinary shares and Public Warrants using relative fair value method, with the offering costs allocated to the Public Warrants expensed immediately. Accordingly, as of December 31, 2021, offering costs in the aggregate of $862,470 have been charged to the Company’s statement of operations (consisting of $827,873 of underwriting discounts and $34,597 of other cash offering costs). Offering costs associated with the Class A ordinary shares have been charged to shareholders’ equity.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, 28,750,000 Class A ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet, respectively.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021, and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net loss Per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 14,750,000 potential ordinary shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the year ended December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of ordinary shares:
	For the Year Ended December 31, 2021		For the period from December 22, 2020 (inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per stock:
Numerator:
Allocation of net loss	$(6,312,136)	$(1,847,976)	—	$(3,537)
Denominator:
Weighted-average shares outstanding	24,023,973	7,033,390	—	6,250,000
Basic and diluted net loss per share	$(0.26)	$(0.26)	—	$(0.00)

Fair Value of Financial Instruments
The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1 -
Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 -
Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 -	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Warrant Liability Public Warrants	$12,362,500	$12,362,500	$—	$—
Warrant Liability Private Warrants	9,838,510	—	—	9,838,510
	$22,201,010	$12,362,500	$—	$9,838,510
The following table presents the changes in the fair value of Level 3 warrant liabilities:
	Private Placement Warrants	Public Warrants	Total Warrant Liabilities
Fair value as of December 22, 2020 (inception)	$—	$—	$—
Initial measurement on March 1, 2021	8,992,401	15,052,227	24,044,628
Change in fair value of warrant liabilities	846,109	(2,689,727)	(1,843,618)
Transfer from level 3 to level 1		(12,362,500)	(12,362,500)
Fair value as of December 31, 2021	$9,838,510	$—	$9,838,510
The Public Warrants were transferred out of Level 3 to Level 1 during the period as an exchange-traded price was, and still is, available. Transfers are recognized at the end of the period. There were no other transfers into or out of Level 3 during the year ended December 31, 2021.
See Note 7 for additional information on the warrant liability measured at fair value.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Note 3 — Initial Public Offering
On March 1, 2021, the Company sold 28,750,000 Units, at a purchase price of $10.00 per Unit, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 3,750,000 Units. Each Unit consists of one share of Class A ordinary shares and one-third of one redeemable warrant
All of the 28,750,000 Class A ordinary share sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary share subject to redemption to be classified outside of permanent equity.
The Class A ordinary share is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary share resulted in charges against additional paid-in capital and accumulated deficit.
As of December 31, 2021, the ordinary share reflected on the balance sheet are reconciled in the following table:

Gross proceeds from IPO	$287,500,000
Less:
Proceeds allocated to Public Warrants	(15,052,227)
Ordinary share issuance costs	(15,610,840)
Plus:
Accretion of carrying value to redemption value	30,663,067
Contingently redeemable ordinary share	$287,500,000
Note 4 — Private Placement
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,166,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,750,000, in a private placement (the “Private Placement”). A portion of the proceeds from the Private Placement were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
Private Placement Warrants
The Private Placement Warrants will be identical to the warrants sold as part of the units in the IPO except that the Private Placement Warrants, so long as they are held by the initial shareholders or their respective permitted transferees, (i) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination, subject to certain exceptions and (ii) will not be redeemable by the Company, (iii) may be exercised on a cashless basis, and (iv) will be entitled to registration rights.
If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.
Note 5 — Related Party Transactions
Founder Shares
On December 24, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs of the Company in consideration for 7,187,500 Class B ordinary shares par value $0.0001 per share (the “Founder Shares”). Up to 937,500 Founder Shares were subject to forfeiture depending on the extent to which the over-allotment option was exercised by the underwriters. On March 1, 2021, the underwriters exercised their over-allotment option in full, hence, 937,500 Founder Shares are no longer subject to forfeiture.
The Company’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination or (ii) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date following the completion of the initial Business Combination on which the Surviving Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Surviving Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property, except to certain permitted transferees and under certain circumstances. Any permitted transferees would be subject to the same restrictions and other agreements of the initial shareholders with respect to any Founder Shares.
Promissory Note - Related Party
On December 24, 2020, the Sponsor agreed to loan the Company up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of December 31, 2021 or the completion of the IPO. As of December 31, 2021, the total amount borrowed under the promissory note was $200,000 and the Company repaid it in full.

Due to Related Party
As of December 31, 2021, the Company owed the Sponsor in the amount of $1,361,155, of which $2,000 represents the amount accrued for the administrative support services provided by Sponsor from date of the IPO through December 31, 2021 and 1,359,155 for Merger and Acquisition expenses incurred on behalf of the Company.
Working Capital Loans
In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into Private Placement Warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. Except as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of the initial Business Combination, the Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as the Company does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Company’s Trust Account.
Administrative Service Fee
The Company agreed it will pay its Sponsor or an affiliate of the Sponsor thereof up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of the initial Business Combination or the Company’s liquidation, it will cease paying these monthly fees. For the year ended December 31, 2021, the Company has accrued $102,000 of administrative service fee, which is included in formation and operating costs on the statement of operations.
Business Combination
As described in Note 6, on September 15, 2021, the Company has entered into a Merger Agreement with Pagaya and Merger Sub. In connection with the execution of the Merger Agreement, Pagaya and an affiliate of EJFA (the “EJF Investor”) entered into a subscription agreement (the “EJF Subscription Agreement”), pursuant to which the EJF Investor committed to purchase, in the aggregate, up to 20 million Pagaya Class A ordinary shares at $10.00 per share for an aggregate commitment amount of up to $200 million on the terms and subject to the conditions set forth therein (the “PIPE Investment”). The obligation of the parties to consummate the PIPE Investment under the EJF Subscription Agreement is conditioned upon, among other things, the conditions to the closing of the Business Combination having been satisfied. Subsequently, Pagaya also entered into additional subscription agreements with certain other investors, pursuant to which, on the terms and subject to the conditions set forth in such subscription agreements, such investors have agreed to purchase, and Pagaya has agreed to sell to them, 22.2 million Pagaya Class A ordinary shares at a purchase price of $10.00 per share, which shares reduced the foregoing commitment of the EJF Investor by 7.2 million shares. On January 11, 2022, Pagaya announced the upsized $350 million fully committed common equity PIPE Investment. The closing of the PIPE Investment is expected to occur substantially concurrently with the closing of the Business Combination.
Note 6 — Commitments and Contingencies
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the IPO, (ii) Private Placement Warrants, which will be issued in a private placement simultaneously with the closing of the IPO and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the

Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters had a 45-day option beginning March 1, 2021 to purchase up to an additional 3,750,000 Units to cover over-allotments, if any. The over-allotment option was exercised in full on March 1, 2021.
The underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $10,062,500 in the aggregate. The deferred fee will be payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement.
Contingent Advisory Agreements
On September 14, 2021, the Company entered into the letter agreement (“UBS Agreement”) with UBS, acting as lead financial advisor and capital markets advisor to the Company in connection with the Company’s proposed Business Combination with Pagaya Technologies LTD. Pursuant to the UBS Agreement, the transaction fee equals $10,000,000. The Company and UBS agreed that UBS will reduce the transaction fee in the event the percentage of the Company’s outstanding redeemable shares redeemed at the time of closing of the Business Combination exceeds 50% (“Transaction Fee Adjustment”). The Transaction Fee Adjustment shall be calculated on a pro rata basis upon breach of the 50% redemption calculation and shall not exceed 25% of the transaction fee or $2,500,000. In the event that a business combination is not consummated for any reason, the Company shall not have any liability to UBS for the transaction fee. The transaction fee is not accrued in the financial statements.
The Company has various other contingent advisory arrangements that are reflected in the financial statements based on the terms of the arrangement and the types of services provided. A total of $5,633,604 is reflected in accrued costs and expenses in the balance sheet as of December 31, 2021 and formation and operating costs in the statement of operations for the year ended December 31, 2021.
Merger Agreement
On September 15, 2021, the Company entered into the Merger Agreement with Pagaya and Merger Sub.
Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving company after the Merger and becoming a wholly-owned subsidiary of Pagaya (the “Surviving Company”). As a result of the Merger and the other transactions contemplated by the Merger Agreement (the “Transactions” or the “Business Combination”), the Company will become a direct, wholly-owned subsidiary of Pagaya. The Merger Agreement and the Transactions were unanimously approved by the boards of directors of each of EJFA and Pagaya. At the closing of the Business Combination and the effective time of the Merger (the “Effective Time”), the shareholders of the Company will receive ordinary shares, no par value, of Pagaya, and Pagaya expects to list certain of its ordinary shares and warrants on Nasdaq.
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.
Note 7 — Warrants
At December 31, 2021 and December 31, 2020, the Company had outstanding warrants to purchase an aggregate of 5,166,667 and 0 shares of the Company’s Class A ordinary shares issued in connection with the IPO and the Private Placement (including warrants issued in connection with the consummation of the over-allotment), respectively.
The Public Warrants will become exercisable at $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the initial Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement registering the sale, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the transfer of Class A ordinary shares issuable upon exercise of the warrants is not effective by the 90th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain an effective registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price for a warrant by surrendering each such warrant for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 shares per whole warrant. The “fair market value” shall mean the VWAP (as defined below) of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. “VWAP” per share of the Company’s Class A ordinary shares on any trading day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the company) page “VAP” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one Class A ordinary share on such trading day determined, using a volume weighted-average method, by an independent financial advisor retained for such purpose by the company). “VWAP” for a period of multiple trading days means the volume-weighted average of the respective VWAPs for the trading days in such period.
In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on and including the third business days prior to the date the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant).

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
for cash at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of our Class A ordinary shares (as defined above); and

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below).

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to its sponsor, directors or officers or their respective affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the VWAP of the Company’s Class A ordinary shares during the 10-trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within thirty days following the public disclosure of the consummation of the Business Combination by the Company, the warrant price shall be reduced by an amount (in dollars) equal to the difference of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below); provided that in no event shall the Warrant Price be reduced below zero. The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the VWAP of the ordinary shares during the ten-day trading period ending on, and including, the trading day prior to the effective date of the Business Combination.
The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815–40, and thus the warrants are not eligible for an exception from derivative accounting.
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Consolidated Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Consolidated Statement of Operations.

The fair value of the Private Placement Warrants was determined by the Company using a model by a third-party valuation agent. The valuation model utilizes inputs such as assumed share prices, volatility, discount factors and other assumptions and may not be reflective of the price at which they can be settled at Level 3.
The following table provides quantitative information regarding Level 3 fair value measurements as of December 31, 2021:
December 31, 2021
Exercise price	$11.50
Share price	$9.93
Volatility	25%
Expected life of the options to convert	5.00
Risk-free rate	1.42%
Dividend yield	0.0%
Note 8 — Shareholders’ Equity
Preference Shares - The Company is authorized to issue a total of 5,000,000 preference shares at par value of $0.0001 each. At December 31, 2021 and December 31, 2020, there were no shares of preference shares issued or outstanding.
Class A Ordinary Shares - The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. At December 31, 2021 and December 31, 2020, there were 0 shares issued and outstanding, excluding 28,750,000 and no shares subject to possible redemption, respectively.
Class B Ordinary Shares - The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. As of December 31, 2021, there were 7,187,500 shares of Class B ordinary shares issued and outstanding. Up to 937,500 Founder Shares were subject to forfeiture depending on the extent to which the over-allotment option was exercised by the underwriters. On March 1, 2021, the underwriters exercised their over-allotment option in full, hence, 937,500 Founder Shares are no longer subject to forfeiture.
Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or the rules of The Nasdaq Stock Market LLC then in effect. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
Note 9 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 11, 2022, the Company announced an upsized $350 million fully committed common equity PIPE Investment. The PIPE Investment will further support Pagaya’s business plan upon the close of its pending Business Combination with the Company.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

by and among
PAGAYA TECHNOLOGIES LTD.,

RIGEL MERGER SUB INC.

and

EJF ACQUISITION CORP.

dated as of September 15, 2021

A-i

A-ii

EXHIBITS

Exhibit A	SPAC Voting Agreement
Exhibit B	Company Voting Agreement
Exhibit C	Form of Incentive Equity Plan
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Amended and Restated Articles of Association
Exhibit F	Form of Plan of Merger
Exhibit G	Form of Memorandum of Association of the Surviving Company
Exhibit H	Residency Notice
A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of September 15, 2021 (this “Agreement”), by and among Pagaya Technologies Ltd., a company organized under the laws of Israel (the “Company”), Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Each of the Company, Merger Sub and SPAC are individually referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses;
WHEREAS, in anticipation of the Merger (as defined below), the Company has formed Merger Sub;
WHEREAS, immediately prior to the Effective Time, the Company, its shareholders and its subsidiaries will engage in certain pre-closing restructurings, pursuant to which, among other things, (i) each Company Preferred Share (as defined below) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into Company Ordinary Shares (as defined below) in accordance with the Company’s Governing Documents (the “Conversion”); (ii) the Company will adopt the Company A&R Articles; (iii) the Company will effect the Stock Split (as defined below) of each Company Ordinary Share into such number of Company Ordinary Shares calculated in accordance with Section 2.1 (with the Founders (in their capacity as shareholders of the Company) receiving Class B ordinary shares, without par value, which will carry voting rights in the form of ten (10) votes per share of the Company (“Class B Company Ordinary Shares”) and the other Company Shareholders receiving Class A ordinary shares, without par value, which will carry voting rights in the form of one (1) vote per share of the Company (the “Class A Company Ordinary Shares”)) in accordance with the Governing Documents of the Company (the “Reclassification”), subject to Section 7.4(b) of the Company Disclosure Letter (the Stock Split, together with the Conversion and the Reclassification, the “Capital Restructuring”).
WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, (b) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and (c) the Capital Restructuring will constitute a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations (collectively, the “Intended Tax Treatment”);
WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company has entered into a commitment letter (the “EJF Subscription Agreement”) with EJF Debt Opportunities Master Fund, L.P., an Affiliate (as defined below) of the SPAC Sponsor (as defined below) (the “EJF Investor”), pursuant to which the EJF Investor has committed to purchase Class A Company Ordinary Shares at a purchase price of $10.00 per share upon Closing (as defined below) for aggregate gross proceeds of $200,000,000 (such investment, the “EJF Investment”, and such amount, the “EJF Commitment”);
WHEREAS, prior to the Closing (as defined below), the Company may enter into one (1) or more subscription agreements on substantially the same terms as the EJF Subscription Agreement (each, a “Subscription Agreement”) with certain other investors named therein (such investors, collectively, with any permitted assignees or transferees (but not, for the avoidance of doubt, including the EJF Investor), the “PIPE Investors”), pursuant to which, on the terms and subject to the conditions set forth therein, (a) the PIPE Investors will fund their commitments prior to the Closing, and (b) immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, such PIPE Investors will purchase from the Company newly issued Class A Company Ordinary Shares (together with the EJF Investment, the “PIPE Investment”);
WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth herein, immediately following the Capital Restructuring and at the Effective Time, (a) Merger Sub shall be merged with and into SPAC (the “Merger”), with SPAC surviving the Merger as a direct wholly-owned subsidiary of the Company, (b) (i) each outstanding SPAC Class B Share (as defined below) issued and outstanding immediately prior to the Effective Time other than Excluded Shares (as defined below), by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration (as defined below), and (ii) each SPAC Class A Share (as defined below) issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption (as defined below)) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration;
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger is in the best interests of SPAC and resolved to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which SPAC is or will be a party and approved the Merger and the other Transactions and (c) determined to recommend that the shareholders of SPAC (the “SPAC Shareholders”) vote to approve the SPAC Shareholder Matters (as defined below) (the “SPAC Recommendation”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions, including the Capital Restructuring and the Merger, are in the best interests of the Company and its shareholders (the “Company Shareholders”) and declared it advisable to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is or will be a party and approved the Capital Restructuring, the Merger and the other Transactions and (c) determined to recommend that the Company Shareholders vote to approve the Company Shareholder Matters (as defined below) (the “Company Recommendation”);
WHEREAS, the board of directors of Merger Sub has unanimously approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which Merger Sub is or will be a party and approved the Merger and the other Transactions contemplated hereby and thereby;
WHEREAS, the Company, as the sole shareholder of Merger Sub, has resolved to approve and authorize this Agreement and the Plan of Merger (as defined below);
WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the SPAC Sponsor is entering into a voting agreement with the Company, which is attached hereto as Exhibit A (the “SPAC Voting Agreement”), under which the SPAC Sponsor has agreed to, among other things, vote in favor of the SPAC Shareholder Matters, in each case, pursuant to the terms and subject to the conditions of the SPAC Voting Agreement;
WHEREAS, as a condition to the willingness of, and an inducement to, SPAC to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories (as defined below) is entering into a voting agreement with SPAC, which is attached hereto as Exhibit B (the “Company Voting Agreements”), under which each of the Company Voting Agreement Signatories has agreed to, among other things, vote in favor of the Company Shareholder Matters, in each case, pursuant to the terms and subject to the conditions of the Company Voting Agreements;
WHEREAS, the Parties intend that, prior to the Closing and subject to obtaining the applicable Company Shareholder Approval (as defined below), the Company will adopt the Incentive Equity Plan in substantially the form of Exhibit C attached hereto (with such changes as mutually agreed to by the Parties), to be effective upon and following the Closing;
WHEREAS, as a condition to the willingness of, and an inducement to, each of SPAC and the Company to enter into this Agreement, in connection with the Merger, the Parties intend that, at the Closing, the Company will enter into a Registration Rights Agreement, in substantially the form attached hereto as Exhibit D (with such changes as mutually agreed to by the Parties) (the “Registration Rights Agreement”), with certain Company Shareholders and the SPAC Sponsor;
WHEREAS, prior to the Closing, the Company shall, subject to obtaining the Company Shareholder Approval, adopt the Company A&R Articles (as defined below) in substantially the form attached hereto as Exhibit E (with such changes as mutually agreed to by the Parties); and

WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company and the SPAC Sponsor are entering into that certain letter agreement in connection with the SPAC Transaction Expenses Cap (the “Expenses Side Letter”).
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

DEFINITIONS
1.1.  Defined Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:
“102 Trustee” shall mean the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Company Options and the Company Ordinary Shares that are subject to Section 102 of the ITO.
“2019 Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended.
“2020 Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).
“5% Holder” shall have the meaning set forth in Section 3.3(c).
“Action” means any claim, legal complaint, action, suit, audit, non-routine regulatory examination, assessment, mediation or arbitration, or any proceeding or investigation (in each case, whether civil, criminal or administrative or at law or in equity) by or before any Governmental Entity or arbitral or mediation body.
“Additional SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).
“Adviser Subsidiary” means Pagaya Investments US LLC, a Delaware limited liability company.
“Advisory Client” means any Person to which the Adviser Subsidiary provides investment advisory services pursuant to an Advisory Contract.
“Advisory Contract” means any agreement between the Adviser Subsidiary and any Person pursuant to which the Adviser Subsidiary agrees to provide investment advisory services to such person.
“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Agreement” shall have the meaning set forth in Section 6.1(b)(vii).
“Aggregate SPAC Shareholder Redemption Payments Amount” shall mean the aggregate amount of all payments required to be made by SPAC in connection with any SPAC Shareholder Redemption.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Alternative Acquisition Proposal” shall have the meaning set forth in Section 7.10(a).
“Amended and Restated Warrant Agreement” shall have the meaning set forth in Section 7.21.
“AML Laws” shall have the meaning set forth in Section 4.24.
“Anti-Corruption Laws” shall have the meaning set forth in Section 4.23.

“Antitrust Authorities” means the Antitrust Division of the U.S. Department of Justice, the U.S. Federal Trade Commission, the Israeli Competition Authority or the antitrust or competition law authorities of any other jurisdiction (whether United States, Israeli, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Audited Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Available Cash” shall mean (a) SPAC Cash, plus (b) the proceeds actually paid to the Company upon consummation of the PIPE Investments (including any funds paid by the EJF Investor in its capacity as a backstop for defaulting PIPE Investors).
“Business Combination Approval” shall have the meaning set forth in Section 1.1.
“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, Tel Aviv, Israel or the Cayman Islands are authorized or required by Legal Requirements to close.
“Capital Restructuring” shall have the meaning set forth in the Recitals hereto.
“Capital Restructuring Tax Ruling” shall mean a Tax ruling from the ITA confirming that the Capital Restructuring will not result in a Tax event for Israeli Tax purposes, including for the purpose of 102 Shares and 102 Options.
“CARES Act” shall mean The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020).
“Cayman Companies Law” shall mean the Companies Act (as amended) of the Cayman Islands.
“Certifications” shall have the meaning set forth in Section 5.6(a).
“Change in Recommendation” shall have the meaning set forth in Section 7.2(b).
“Class A Company Ordinary Shares” shall have the meaning set forth in the Recitals hereto.
“Class A Preferred Shares” shall mean the Company’s Class A Preferred Shares, nominal value NIS 0.01 each.
“Class A-1 Preferred Shares” shall mean the Company’s Class A-1 Preferred Shares, nominal value NIS 0.01 each.
“Class B Company Ordinary Shares” shall have the meaning set forth in the Recitals hereto.
“Class B Preferred Shares” shall mean the Company’s Class B Preferred Shares, nominal value NIS 0.01 each.
“Class C Preferred Shares” shall mean the Company’s Class C Preferred Shares, nominal value NIS 0.01 each.
“Class D Preferred Shares” shall mean the Company’s Class D Preferred Shares, nominal value NIS 0.01 each.
“Class E Preferred Shares” shall mean the Company’s Class E Preferred Shares, nominal value NIS 0.01 each.
“Closing” shall have the meaning set forth in Section 2.3.
“Closing Company Board” shall have the meaning set forth in Section 7.16.
“Closing Date” shall have the meaning set forth in Section 2.3.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereto.
“Company A&R Articles” shall mean the Amended and Restated Articles of Association, in substantially the form of Exhibit E (with such changes as mutually agreed to by the Parties).
“Company Board” shall have the meaning set forth in the Recitals hereto.
“Company Closing Statement” shall have the meaning set forth in Section 3.5(b).
“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article IV.
“Company Material Adverse Effect” shall mean any state of facts, development, change, circumstance, occurrence, event or effect (“Effect”) that, (a) individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole or (b) would, or would reasonably be expected to, prevent the Company from consummating the Transactions before the Outside Date; provided, however, that solely for purposes of clause (a), in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, hostilities, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, the Group Companies operate; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes directly attributable to the execution of this Agreement, the public announcement of the Transactions, the performance of this Agreement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees or other third-parties related thereto) (provided, that this clause (iv) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement); (v) changes in applicable Legal Requirements, changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability, by any Governmental Entity after the date of this Agreement; (vi) changes in U.S. GAAP (or any official interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting participants in the industries and markets in which any Group Company operates; (ix) any failure of the Group Companies, taken as a whole, to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); and (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of SPAC or (C) taken by, or at the written request of, SPAC; provided, further, that, in the case of clauses (i), (iii), (v), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate impact on the Group Companies, taken as a whole, as compared to other participants in the industries or markets in which the Group Companies operate.
“Company Material Contract” shall have the meaning set forth in Section 4.19(a).
“Company Option” shall mean each outstanding and unexercised option to purchase Company Ordinary Shares or Company restricted shares issued pursuant to the Company Share Plans, whether or not then vested or fully exercisable.
“Company Ordinary Shares” shall mean the Company’s ordinary shares, NIS 0.01 each; provided, however, that after adoption of the Company A&R Articles, every reference to Company Ordinary Shares shall mean the Class A Company Ordinary Shares and the Class B Company Ordinary Shares, as applicable.
“Company Parties” shall have the meaning set forth in Section 4.4(a).
“Company Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.5(a).

“Company Preferred Shares” shall mean the Class A Preferred Shares, the Class A-1 Preferred Shares, the Class B Preferred Shares, the Class C Preferred Shares, the Class D Preferred Shares and the Class E Preferred Shares.
“Company Real Property Leases” shall have the meaning set forth in Section 4.13(b).
“Company Recommendation” shall have the meaning set forth in the Recitals hereto.
“Company Registered Intellectual Property” shall have the meaning set forth in Section 4.17(a).
“Company Securities” shall have the meaning set forth in Section 3.6(c).
“Company Share Plans” shall mean the Company’s 2016 Equity Incentive Plan and the Stock Option Sub-Plan For United States Persons thereunder and the Company’s 2021 Equity Incentive Plans and the Stock Option Sub-Plan For United States Persons thereunder.
“Company Shareholder Approval” shall mean (a) with respect to the Merger, the affirmative vote or written consent of the Preferred Majority, (b) with respect to (i) the adoption of the Company A&R Articles, (ii) the approval and adoption of this Agreement and (iii) approval of the other Transactions, including the Reclassification and Stock Split, the affirmative vote or written consent of each of (x) the Company Shareholders by a Shareholder Resolution and (y) the Preferred Majority and (c) with respect to any other matters required by Legal Requirements, the affirmative vote or written consent of shareholders required by applicable Legal Requirements.
“Company Shareholder Matters” shall mean (a) the Conversion, (b) the Merger, (c) the adoption of the Company A&R Articles, (d) the approval and adoption of this Agreement, (e) the other Transactions, including the Reclassification and Stock Split, and (f) any other matters required to be approved by shareholders by Legal Requirements.
“Company Shareholders” shall have the meaning set forth in the Recitals hereto.
“Company Shares” shall mean the Company Ordinary Shares and the Company Preferred Shares, taken together or individually, as indicated by the context in which such term is used and, following the Reclassification, any Company Ordinary Shares.
“Company Special Meeting” shall have the meaning set forth in Section 7.3.
“Company Subsidiaries” shall have the meaning set forth in Section 4.2(a).
“Company Transaction Costs” shall mean all fees, costs and expenses incurred or payable by any Group Company prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions including any such amounts which are triggered by or become payable as a result of the Closing; provided that under no circumstances shall any fees, costs or expenses incurred by any Group Company (a) at the request or direction of SPAC or any SPAC Sponsor or (b) pursuant to Section 3.3, in either case, constitute Company Transaction Costs.
“Company Value” shall mean $8,690,443,669.
“Company Voting Agreement Signatories” shall mean those Persons set forth on Section 1.1(a) of the Company Disclosure Letter identified as Company Voting Agreement Signatories.
“Company Voting Agreements” shall have the meaning set forth in the Recitals hereto.
“Company Warrants” shall have the meaning set forth in Section 3.2(d).
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of dated as of May 24, 2021, by and between SPAC and the Company, as amended and joined from time to time.
“Continental Trust” shall have the meaning set forth in Section 5.12(a).
“Continuing Option” shall have the meaning set forth in Section 2.1(a)(iii).

“Contract” shall mean any written or oral legally binding contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.
“Conversion” shall have the meaning set forth in the Recitals hereto.
“COVID-19” shall mean COVID-19 or SARS-CoV-2, or any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” shall mean any restriction, quarantine, “shelter in place,” “stay at home,” workforce reduction, school closure or in-person or other attendance modification or restriction, social distancing, shut down, closure, sequester, safety or similar requirement of law, order or regulation, directive, guidelines, suggestion or recommendation promulgated, ordered, made or threatened by any industry group, business or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in response to COVID-19, including the CARES Act.
“Current Company Articles” shall mean the Company’s Amended and Restated Articles of Association.
“Current Registration Rights Agreement” shall mean the Registration and Shareholder Rights Agreement, dated as of February 24, 2021, by and among SPAC, the SPAC Sponsor and the other parties thereto.
“Customs & International Trade Authorizations” shall mean any and all licenses, license exceptions, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re -export transfer or import of goods, software, technology, technical data and services.
“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export, re-export, deemed export, deemed re-export or anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls), the U.S. Department of the Treasury (OFAC), Israel Customs Administration, Israel Ministry of Defense and Israel Ministry of Economy and Industry and their predecessor agencies; (ii) the Tariff Act of 1930; (iii) the Export Administration Act of 1979; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury; (xi) the Israeli Defense Export Control Law, 5767-2007; (xii) the Israeli Supervision of Commodities and Services Order (Engaging in Means of Encryption), 5735-1974; (xiii) the Israeli Supervision of Commodities and Services Declaration (Engaging in Means of Encryption), 5758-1998; (xiv) the Israeli Import and Export Ordinance [New Version], 5739-1979; (xv) the Israeli Import and Export Order (Control of Exports in the Chemical, Biological and Nuclear Sector), 5764-2004; (xvi) the Israeli Import and Export Order (Control of Dual Use Goods, Services and Technology Exports), 5766-2006, and (xvii) the Israeli Customs Ordinance [New Version].
“D&O Indemnification Provisions” shall have the meaning set forth in Section 7.12(a).
“Effective Time” shall have the meaning set forth in Section 2.5(b).
“EJF Commitment” shall have the meaning set forth in the Recitals hereto.
“EJF Investment” shall have the meaning set forth in the Recitals hereto.
“EJF Investor” shall have the meaning set forth in the Recitals hereto.
“EJF Subscription Agreement” shall have the meaning set forth in the Recitals hereto.

“Employee Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, stock purchase, employee stock ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and any other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, which any Group Company sponsors, contributes to or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which any Group Company has any liability.
“Enforcement Exceptions” shall have the meaning set forth in Section 4.4(a).
“Environmental Laws” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources; (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance; or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act and Toxic Substances Control Act.
“ERISA” shall mean the Employment Retirement Income Security Act of 1974.
“ERISA Affiliates” shall mean any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.
“Exchange Agent” shall have the meaning set forth in Section 3.3(a).
“Excluded Shares” shall have the meaning set forth in Section 3.2(b).
“Expenses Side Letter” shall have the meaning set forth in the Recitals hereto.
“Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Financing Certificate” shall have the meaning set forth in Section 3.5(a).
“FinCEN” shall have the meaning set forth in Section 4.24.
“Founders” shall mean the persons set forth in Section 1.1(b) of the Company Disclosure Letter.
“Founder Directors” shall mean the persons set forth in Section 1.1(b) of the Company Disclosure Letter (in their capacities as directors of the Company).
“Fully-Diluted Company Share Amount” shall mean the total number of issued and outstanding Company Ordinary Shares plus the total number of Company Ordinary Shares underlying any Company Options, Company warrants or other equity awards of the Company, in each case determined as of immediately following the Conversion but immediately prior to the consummation of the Stock Split. Fully-Diluted Company Share Amount does not include any Company Ordinary Shares issuable (i) as Merger Consideration or (ii) in the PIPE Investment.
“Fundamental Representations” shall mean: (a) in the case of the Company and Merger Sub, the representations and warranties contained in Section 4.1 (Organization and Qualification) (other than the second sentence thereof); Section 4.3 (Capitalization) (other than Section 4.3(b) and Section 4.3(d)); Section 4.4 (Authority Relative to this Agreement); Section 4.5(a)(i) (No Conflicts); Section 4.27 (Brokers); and Section 4.28 (Board Approval; Shareholder Vote) and (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.2 (Capitalization); Section 5.3 (Authority Relative to this Agreement); Section 5.4(a)(i) (No Conflict); Section 5.9 (Business Activities); Section 5.12 (Trust Account); Section 5.20 (Board Approval; Shareholder Vote); and Section 5.22 (Brokers).

“Governing Documents” shall mean the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs including, as applicable, a memorandum and articles of association, certificates of incorporation or formation, bylaws, limited partnership agreements and limited liability company operating agreements.
“Governmental Entity” shall mean, with respect to the United States, Israel, Cayman Islands or any other foreign or supranational body: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.
“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.
“Group Company Software” shall mean all proprietary Software owned by any of the Group Companies.
“Hazardous Substances” shall mean any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any applicable Legal Requirements pertaining to the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“IIA” shall have the meaning set forth in Section 4.16.
“Inbound License” shall have the meaning set forth in Section 4.19(a)(ix).
“Incentive Equity Plan” shall have the meaning set forth in Section 7.17.
“Incidental Inbound Licenses” shall mean any (a) non-disclosure/confidentiality agreement (or other Contract that includes confidentiality provisions) entered into in the ordinary course of business that provides any of the Group Companies a limited, non-exclusive right to access or use Trade Secrets; (b) Contract that authorizes any of the Group Companies to identify another Person as a customer, vendor, supplier or partner of such Group Company; (c) non-exclusive license for Software that is in the nature of a “shrink-wrap” or “click-wrap” license agreement for off-the-shelf Software that is generally commercially available and involving one (1) time or annual consideration in an amount less than $5,000,000; and (d) license to Open Source Software.
“Insurance Policies” shall have the meaning set forth in Section 4.20.
“Intellectual Property” shall mean all rights, title and interest in or relating to intellectual property throughout the world including: (a) all patents and patent applications, provisional patent applications and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all copyrights and copyrightable subject matter, whether registered or unregistered, (collectively, “Copyrights”); (c) all trademarks, service marks, trade names, business marks, service names, brand names, trade dress rights, logos, corporate names, trade styles, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (d) all Internet domain names and social media accounts; (e) trade secrets, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) all moral rights of authors and inventors, however denominated, rights of publicity, and database rights; and (g) all applications and registrations, and any renewals, extensions and reversions, of the foregoing.
“Intended Tax Treatment” shall have the meaning set forth in Recitals hereto.
“Intentional Fraud” shall mean, with respect to a Party, actual and intentional common law fraud under Delaware Law with respect to the representations or warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Israeli Banking Law” means the Israeli Banking (Licensing) Law, 5741-1981 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Companies Law” means the Israeli Companies Law, 5759-1999 and all the regulations, rules and orders promulgated thereunder, as amended. “Israeli Funds Law” means the Israeli Joint Investments in Trust Law, 5754-1994 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Investment Advice Law” means the Israeli Regulation of Investment Advice, Investment Marketing and Portfolio Management Law, 5755-1995 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Regulated Financial Services Law” means the Israeli Supervision of Financial Services (Regulated Financial Services) Law, 5776-2016 and all the regulations, rules and orders promulgated thereunder, as amended.
“Israeli Securities Law” means the Israeli Securities Law, 5728-1968 and all the regulations, rules and orders promulgated thereunder, as amended.
“IT Assets” means hardware, software, systems, networks, websites, code, applications, databases and other information technology assets or equipment.
“ITA” shall mean the Israel Tax Authority.
“ITO” means the Israeli Income Tax Ordinance [New Version] 1961, and all the regulations, rules and orders promulgated thereunder, as amended.
“Knowledge” shall mean the actual knowledge, following reasonable inquiry, as to a specified fact or event of: (a) with respect to the Company and Merger Sub, the individuals listed on Section 1.1(c) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Section 1.1(a) of the SPAC Disclosure Letter.
“Legal Proceeding” shall mean any Action, charge, litigation, hearing or other similar legal proceeding by or before a Governmental Entity or arbitral or mediation body.
“Legal Requirements” shall mean any supranational, federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or official guidance issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Licensed Intellectual Property” shall mean all Intellectual Property that any third-party Person owns and that any Group Company uses or has the right to use pursuant to a written license or sublicense.
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, grant, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).
“Material Permits” shall have the meaning set forth in Section 4.6.
“Merger” shall have the meaning set forth in the Recitals hereto.
“Merger Approval” shall have the meaning set forth in Section 1.1.
“Merger Consideration” shall have the meaning set forth in Section 3.2(c)(ii).
“Merger Consideration Tax Ruling” shall mean a Tax ruling from the ITA, (a) that will provide that (i) SPAC Parties are not subject to Israeli tax with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable pursuant to this Agreement, by virtue of Section 104H of the Ordinance, and (ii) the Company, Merger Sub and their respective agents are not required to withhold any Israeli Tax with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable to any SPAC Party, or (b) instructing the SPAC, the Company, Merger Sub and their respective agents on how such withholding is to be executed.

“Merger Sub” shall have the meaning set forth in the preamble hereto.
“NASDAQ” shall have the meaning set forth in Section 5.11.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” shall mean any Software that is (a) defined as “free software” (as defined by the Free Software Foundation), (b) defined as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (c) governed by a license that requires disclosure of source code or requires derivative works based on such Software to be made publicly available under the same license if such Software is made available or distributed to others.
“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity or arbitral or mediation body, that possesses competent jurisdiction.
“Outside Date” shall have the meaning set forth in Section 9.1(b).
“Outstanding Company Equity Securities” shall mean (a) the Company Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Conversion) and (b) the Company Ordinary Shares that, immediately prior to the Effective Time, are issuable upon exercise or vesting in full of the Vested Company Options.
“Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any of the Group Companies.
“Parties” shall have the meaning set forth in the preamble hereto.
“Party” shall have the meaning set forth in the preamble hereto.
“Payee” shall have the meaning set forth in Section 3.6(b)(i).
“PCAOB” shall mean the Public Company Accounting Oversight Board.
“PCAOB Deadline” shall have the meaning set forth in Section 7.18.
“PCAOB Financials” shall have the meaning set forth in Section 7.18.
“Per Share Company Value” shall mean the quotient obtained by dividing (a) the Company Value by (b) the Fully-Diluted Company Share Amount.
“Per Share Merger Consideration” shall have the meaning set forth in Section 3.2(c)(i).
“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Entity.
“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and that are sufficiently reserved for on the financial statements in accordance with U.S. GAAP, (b) statutory and contractual Liens of landlords with respect to leased real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and the like incurred in the ordinary course and: (i) not yet delinquent, or (ii) that are being contested in good faith through appropriate proceedings, (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, to the extent they do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any of the Group Companies, (e) Liens securing any indebtedness of any of the Group Companies, (f) in the case of Intellectual Property, non-exclusive licenses entered into in the ordinary course, (g) purchase money Liens and Liens securing rental payments in connection with capital lease obligations of any of the Group Companies, and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use and value of the assets of the Group Companies and the rights under the Company Real Property Leases, taken as a whole and do not result in a material liability to the Group Companies.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Personal Information” shall mean, in addition to any definition for such term or for any similar term (e.g., “personally identifiable information” or “personal data”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies or could be used to identify an individual person.
“PIPE Investment” shall have the meaning set forth in the Recitals hereto.
“PIPE Investors” shall have the meaning set forth in the Recitals hereto.
“Plan of Merger” shall have the meaning set forth in Section 2.5(a).
“Preferred Majority” shall have the meaning attributed to such term in the Current Company Articles.
“Privacy Laws” shall mean any and all applicable Legal Requirements relating to the receipt, collection, use, storage, processing, security (both technical and physical), destruction, disclosure or transfer (including cross-border) of Personal Information, including the General Data Protection Regulation, Regulation 2016/679/EU (GDPR) and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.
“Private Placement Warrants” shall have the meaning set forth in Section 5.2(a).
“Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.1(a).
“Proxy Statement/Prospectus Clearance Date” shall mean the date on which the Registration Statement is declared effective by the SEC under the Securities Act.
“Public Warrants” shall have the meaning set forth in Section 5.2(a).
“Reclassification” shall have the meaning set forth in the Recitals hereto.
“Reference Date” shall mean January 1, 2019.
“Registration Rights Agreement” shall have the meaning set forth in the Recitals hereto.
“Registration Statement” shall have the meaning set forth in Section 7.1(a).
“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.
“Representatives” shall mean, with respect to any Person, such Person’s employees, agents, officers, directors, managers, representatives and advisors.
“Required Regulatory Approvals” shall have the meaning set forth in Section 7.4(a).
“Required Regulatory Filings” shall have the meaning set forth in Section 7.4(a).
“Required SPAC Shareholder Approval” shall mean the Business Combination Approval and the Merger Approval.
“Residency Notice” shall have the meaning set forth in Section 3.3(c).
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean (i) any Person listed in any Sanctions-related list maintained by U.S., E.U., U.N., or U.K. economic sanctions measures, including those maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or any European Union member state or the Israeli Ministries of Defense, Finance or Foreign Affairs; (ii) any

Person located, organized, or resident in, or a Governmental Entity of, a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned or controlled, directly or indirectly, by, or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).
“Sanctions” shall mean economic or financial sanctions or trade embargoes or asset freezes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom or by the Israeli government through the Israeli Ministries of Defense, Finance or Foreign Affairs and in accordance with Israeli laws including the Trading with the Enemy Ordinance, 1939, the Combating Terror Law, 5766-2016, and any other relevant Israeli sanctions law and specialized lists.
“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.6(a).
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Section 14 Arrangement” shall have the meaning set forth in Section 4.12(i).
“Securities Act” shall mean the U.S. Securities Act of 1933.
“Senior Management Team” shall mean the Persons holding the Company positions of Chief Executive Officer, Chief Revenue Officer, Chief Technology Officer, Chief Financial Officer, Chief Operating Officer, Chief People Officer, General Counsel as well as the other members of the existing senior management team of the Company prior to the Effective Time set forth on Section 7.12(e) of the Company Disclosure Letter.
“Shareholder Resolution” shall have the meaning attributed to such term in the Current Company Articles.
“Significant Company Subsidiary” shall mean each Company Subsidiary other than those that would not constitute a “significant subsidiary” as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act.
“Signing Form 8-K” shall have the meaning set forth in Section 7.5(a).
“Software” shall mean any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware and development tools, and all documentation, including user manuals and training materials, related to any of the foregoing.
“SPAC” shall have the meaning set forth in the preamble hereto.
“SPAC Board” shall have the meaning set forth in the Recitals hereto.
“SPAC Cash” shall mean an amount equal to the aggregate amount of cash contained in the Trust Account immediately prior to the Closing less the Aggregate SPAC Shareholder Redemption Payments Amount.
“SPAC Class A Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Class B Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Counsel” shall have the meaning set forth in Section 11.15.
“SPAC Counsel Privileged Communications” shall have the meaning set forth in Section 11.15.
“SPAC Counsel Waiving Parties” shall have the meaning set forth in Section 11.15.
“SPAC Counsel WP Group” shall have the meaning set forth in Section 11.15.
“SPAC D&O Indemnified Party” shall have the meaning set forth in Section 7.12(a).
“SPAC D&O Tail Policy” shall have the meaning set forth in Section 7.12(b).
“SPAC Disclosure Letter” shall have the meaning set forth in the preamble to Article V.
“SPAC Material Adverse Effect” shall mean any Effect that, (a) individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the SPAC or (b) would, or would reasonably be expected to, prevent the SPAC from consummating the Transactions before the Outside Date; provided, however, that solely for purposes of clause (a), in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, hostilities, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, the SPAC operates; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes directly attributable to the execution of this Agreement, the public announcement of the Transactions, the performance of this Agreement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees or other third-parties related thereto) (provided, that this clause (iv) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement); (v) changes in applicable Legal Requirements, changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability, by any Governmental Entity after the date of this Agreement; (vi) changes in U.S. GAAP (or any official interpretation thereof) after the date of this Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting participants in the industries and markets in which the SPAC operates; (ix) any failure of SPAC to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur); and (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Agreement, (B) taken with the prior written consent of the Company or (C) taken by, or at the written request of, the Company; provided, further, that, in the case of clauses (i), (iii), (v), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate impact on the SPAC as compared to other participants in the industries or markets in which the SPAC operates.
“SPAC Material Contracts” shall have the meaning set forth in Section 5.10(a).
“SPAC Memorandum and Articles of Association” shall mean the Amended and Restated Memorandum and Articles of Association of SPAC, as amended, restated, modified or supplemented from time to time.
“SPAC Party(ies)” means the SPAC Sponsor, any SPAC Shareholder, any holder of SPAC Warrants and any assignee, transferee or successor thereof and any other Person that has acquired Company Shares or Company Warrants from any of the foregoing.
“SPAC Pre-Closing Notice of Disagreement” shall have the meaning set forth in Section 3.5(b).
“SPAC Preferred Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Public Units” shall mean equity securities of SPAC each consisting of one (1) SPAC Class A Share and one-third (1/3) of one (1) Public Warrant.
“SPAC Recommendation” shall have the meaning set forth the Recitals hereto.
“SPAC Record Date” shall have the meaning set forth in Section 7.2(a).
“SPAC SEC Reports” shall have the meaning set forth in Section 5.6(a).
“SPAC Shareholder Approval” shall mean (a) with respect to the approval and adoption of this Agreement and the transactions contemplated hereby, an ordinary resolution requiring the affirmative vote of a majority of the votes cast by holders of outstanding SPAC Shares present in person or by proxy at the SPAC Special Meeting and entitled to vote on the matter (the “Business Combination Approval”), (b) with respect to the approval and authorization of the Merger, a special resolution requiring the affirmative vote of at least two-thirds (2/3) of the votes cast by holders of outstanding SPAC Shares present in person or by proxy at the SPAC Special Meeting and entitled to vote on the matter (the “Merger Approval”), (c) with respect to the adjournment of the SPAC Special Meeting, if necessary, an ordinary resolution requiring the affirmative vote of a majority of the votes cast by holders of outstanding SPAC Shares present in person or by proxy at the SPAC Special Meeting and entitled to vote on the matter and (d) with respect to any other matters required by Legal Requirements, the affirmative vote or written consent of shareholders required by applicable Legal Requirements.
“SPAC Shareholder Matters” shall mean the (a) approval and adoption of this Agreement and the transactions contemplated hereby, (b) the approval of and authorization of the Merger, (c) if required, approval of the adjournment of the SPAC Special Meeting and (d) any other matters required to be approved by shareholders by Legal Requirements.
“SPAC Shareholder Redemption” shall have the meaning set forth in Section 7.1(a).
“SPAC Shareholders” shall have the meaning set forth in the Recitals hereto.
“SPAC Shares” shall have the meaning set forth in Section 5.2(a).
“SPAC Special Meeting” shall have the meaning set forth in Section 7.2(b).
“SPAC Sponsor” shall mean Wilson Boulevard LLC, a Delaware limited liability company.
“SPAC Surrender Documents” shall have the meaning set forth in Section 3.3(c).
“SPAC Transaction Costs” shall mean (a) all fees, costs and expenses incurred by SPAC prior to the Closing and payable after June 30, 2021 in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the Transactions, (b) all fees, costs and expenses incurred by SPAC prior to the Closing and payable after June 30, 2021 in connection with the initial public offering of any SPAC Public Units or SPAC Shares, including any such amounts which are triggered by or become payable as a result of the Closing and (c) all costs, fees and expenses related to the SPAC D&O Tail Policy; provided, however, that the following fees, costs or expenses shall not constitute “SPAC Transaction Costs”: (i) any amounts incurred at the request or direction of another Party; and (ii) any amounts incurred in connection with any actual or threatened Legal Proceeding.
“SPAC Voting Agreement” shall have the meaning set forth in the Recitals hereto.
“SPAC Warrants” shall have the meaning set forth in Section 5.2(a).
“SPAC Working Capital Notes” shall mean any promissory notes that are issued by SPAC to the SPAC Sponsor to the extent permitted by this Agreement to meet the working capital needs of SPAC.
“Specified Filings” shall have the meaning set forth in Section 7.4(b).
“Specified Tax Approvals” shall have the meaning set forth in Section 7.4(b).
“Split Effective Time” shall have the meaning set forth in Section 2.1(a)(iii).
“Split Factor” shall mean the quotient obtained by dividing (a) the Per Share Company Value by (b) $10.00.
“Sponsor Director” shall have the meaning set forth in Section 7.16.
“Stock Split” shall have the meaning set forth in Section 2.1(a)(ii).
“Subscription Agreements” shall have the meaning set forth in the Recitals hereto.
“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total equity securities is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof; and (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof.
“Surviving Company” shall have the meaning set forth in Section 2.2.
“Tax” or “Taxes” shall mean: (a) any and all U.S. federal, state, local and non-U.S. taxes, including gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise and property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties, linkage differentials and additions imposed by a Governmental Entity with respect to any such amounts and (b) any liability in respect of any items described in clause (a) payable by reason of Contract, transferee liability, operation of law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law).
“Tax Return” shall mean any income and other material return, declaration, report, form, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.
“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the EJF Subscription Agreement, the Voting Agreements, the Confidentiality Agreement, the Company A&R Articles and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transactions” shall mean the transactions contemplated pursuant to this Agreement, including the Capital Restructuring, PIPE Investment and the Merger.
“Transfer Taxes” shall have the meaning set forth in Section 7.13(a).
“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.
“Trust Account” shall have the meaning set forth in Section 5.12(a).
“Trust Agreement” shall have the meaning set forth in Section 5.12(a).
“Trust Termination Letter” shall have the meaning set forth in Section 7.11.
“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(a).
“Unit Separation” shall have the meaning set forth in Section 3.2(a).
“Unvested Company Option” shall mean any unvested Company Options.
“U.S. GAAP” shall mean the United States generally accepted accounting principles.
“Valid Certificate” shall mean a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to the Company and the relevant payor, (a) exempting such payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions regarding the payment or withholding with respect to the applicable payment. To the extent it provides instructions with respect to the matters listed in clauses (a), (b) or (c) above, the Merger Consideration Tax Ruling shall be considered a Valid Certificate.
“Vested Company Option” shall mean any vested Company Options immediately prior to the Effective Time, including any Company Options which are intended to accelerate and become vested upon Closing.
“Voting Agreements” shall mean the SPAC Voting Agreement and the Company Voting Agreements.
“Warehouse Debt” shall have the meaning set forth in Section 6.1(b)(iv).
“WARN Act” shall have the meaning set forth in Section 4.12(g).
“Warrant Agreement” shall mean that certain Warrant Agreement, dated February 24, 2021, between SPAC and Continental Trust.
“Withholding Drop Date” shall have the meaning set forth in Section 3.6(b)(i).

ARTICLE II

PRE-CLOSING TRANSACTIONS AND MERGER
2.1. Pre-Closing Transactions.
(a) Conversion and Stock Split.
(i) Company Preferred Share Conversion. On the Closing Date, immediately prior to the Stock Split and the Effective Time, the Conversion shall occur.
(ii) Stock Split. Immediately following the Conversion but prior to the consummation of the PIPE Investment, each Company Ordinary Share (and for the avoidance of doubt, any warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding immediately prior to the Effective Time shall be converted (or made exchangeable or exercisable) into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Split Factor (with the Founders receiving Class B Company Ordinary Shares and the other Company Shareholders receiving Class A Company Ordinary Shares) (together with the treatment of Company Options set forth in Section 2.1(a)(iii), the “Stock Split”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole Company Ordinary Share.
(iii) Company Options. Each Company Option outstanding as of the effective time of the Stock Split (the “Split Effective Time”) will, automatically and without any action on the part of any holder of such Company Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Split Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole Company Ordinary Share) of (1) the number of Company Shares subject to the Company Option immediately before the Split Effective Time multiplied by (2) the Split Factor; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Share of such Company Option immediately before the Split Effective Time by (2) the Split Factor; provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall, to the extent applicable, be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that in the case of any Company Option to which Section 102 of the ITO applies, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall be determined in a manner consistent with the Incentive Equity Plan and in compliance with the requirements of the ITA.
(iv) Company Books. Following the completion of the Capital Restructuring, the Company shall promptly update its books and records to account for any Class A Company Ordinary Shares and Class B Company Ordinary Shares issued pursuant to the Capital Restructuring and the Class A Company Ordinary Shares issuable upon exercise of any Company Options.
(b) PIPE Investment. Subject to the terms of their respective Subscription Agreements, (a) the EJF Investor and the PIPE Investors will be obligated to fund their commitments on or prior to the Closing Date, and (b) immediately prior to the Effective Time, but after giving effect to the Capital Restructuring, the EJF Investor and such PIPE Investors will be obligated to purchase from the Company newly issued Company Ordinary Shares.

2.2. Merger. At the Effective Time, Merger Sub will be merged with and into SPAC upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Law, whereupon the separate corporate existence of Merger Sub will cease and SPAC will continue its existence under the Cayman Companies Law as the surviving company (the “Surviving Company”). As a result of the Merger, the Surviving Company will become a wholly-owned subsidiary of the Company.
2.3. Closing. Unless this Agreement has been terminated and the Transactions have been abandoned pursuant to Article IX of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, the consummation of the Merger (the “Closing”) will occur by electronic exchange of documents contemplated by this Agreement to be executed and delivered at the Closing at (a) a time and date to be specified in writing by the Parties, which will be no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition) or (b) such other time, date and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”
2.4. Closing Deliverables.
(a) At the Closing, SPAC shall:
(i) make any payments required to be made by SPAC or on SPAC’s behalf in connection with any SPAC Shareholder Redemptions pursuant to Section 7.11;
(ii) pay, or cause to be paid, all SPAC Transaction Costs to the applicable payees, to the extent not paid prior to the Closing; and
(iii) deliver to the Company an executed resignation from each director and officer of SPAC other than as set forth on Section 2.4(a)(iii) of the SPAC Disclosure Letter.
(b) At the Closing, the Company shall deliver to SPAC:
(i) a copy of the Company A&R Articles in the form to be filed after the Closing with the Registrar of Companies of the State of Israel;
(ii) the Registration Rights Agreement, duly executed by the Company; and
(iii)  the Amended and Restated Warrant Agreement, duly executed by the Company.
2.5. Plan of Merger; Effective Time.
(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties will cause the Merger to be consummated, and SPAC and Merger Sub shall execute a plan of merger the (“Plan of Merger”) substantially in the form attached as Exhibit F hereto (with such changes as mutually agreed to by the Parties) and shall file the Plan of Merger and other documents as required to effect the Merger pursuant to the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in the applicable provisions of the Cayman Companies Law.
(b) The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or such later time as Merger Sub and SPAC may agree and specify pursuant to the Cayman Companies Law (such time as the Merger becomes effective being the “Effective Time”).
2.6. Effect of Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights and privileges of each of Merger Sub and SPAC shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each of Merger Sub and SPAC shall become debts, liabilities, obligations and duties of the Surviving Company.
2.7. Memorandum of Association of the Surviving Company. At the Effective Time, the SPAC Memorandum and Articles of Association shall be amended and restated in the form attached hereto as Exhibit G and thereafter shall be the memorandum of association of the Surviving Company until subsequently amended in accordance with applicable Legal Requirements.

2.8. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements and the Governing Documents of the Surviving Company, the directors and officers of the Surviving Company shall be the directors and officers of Merger Sub immediately prior to the Effective Time.
2.9. Tax Deferred Reorganization Matters. The Parties intend that, for U.S. federal income tax purposes, the Merger and the Capital Restructuring will qualify for the Intended Tax Treatment. To the extent applicable, the Parties will prepare and file all U.S. income Tax Returns consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Legal Requirements) or a change in applicable Legal Requirements; provided, that (subject to the immediately succeeding proviso) the Parties shall use commercially reasonable efforts exercised in good faith to defend and affirm the Intended Tax Treatment in respect of any challenge by an applicable Governmental Entity; provided further, that nothing in this Section 2.9 shall (1) require or be interpreted to obligate any Party or any of their respective Affiliates or Representatives to litigate or defend against any such challenge in a court of competent jurisdiction or (2) prevent any Party or any of their respective Affiliates or Representatives from, after taking such commercially reasonable efforts as are determined by such Party in good faith to defend and affirm the Intended Tax Treatment, settling such challenge. Each Party agrees to use commercially reasonable efforts to: (x) not knowingly take any actions (other than such actions contemplated by this Agreement or the Transaction Agreements) that would reasonably be expected to cause the Merger or the Capital Restructuring to not qualify for the Intended Tax Treatment; and (y) promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.
ARTICLE III

EFFECT OF MERGER ON EQUITY SECURITIES
3.1. Conversion of Merger Sub Stock. At the Effective Time, each outstanding ordinary share of Merger Sub shall be converted into one (1) ordinary share of the Surviving Company, which shall constitute the only outstanding ordinary share of the Surviving Company.
3.2. Effect on SPAC Shares and SPAC Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of SPAC or any holders of SPAC Shares:
(a) SPAC Public Units. The SPAC Class A Shares and the Public Warrants comprising each issued and outstanding SPAC Public Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Class A Share and one-third (1/3) of one (1) Public Warrant; provided that no fractional Public Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Public Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, then the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants.
(b) Cancellation of Certain SPAC Shares. All SPAC Shares that are owned by SPAC, Merger Sub, the Company or any of their respective Subsidiaries immediately prior to the Effective Time (“Excluded Shares”) shall automatically be canceled, and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.
(c) Treatment of SPAC Shares.
(i) Each SPAC Class B Share issued and outstanding immediately prior to the Effective Time other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive one (1) Class A Company Ordinary Share (the “Per Share Merger Consideration”).
(ii) Each SPAC Class A Share issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption) other than Excluded Shares, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Agreement, shall be converted into and shall for all purposes represent only the right to receive the Per Share Merger Consideration. The aggregate number of Class A Company Ordinary Shares into which SPAC Class A Shares and SPAC Class B Shares are converted into pursuant to this Section 3.2(c) is referred to herein as the “Merger Consideration”.
(iii) All of the SPAC Class A Shares and SPAC Class B Shares converted into the right to receive the Merger Consideration shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of any SPAC Class A Shares or SPAC Class B Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable portion of the Merger Consideration into which such SPAC Class A Shares and SPAC Class B Shares shall have been converted.
(d) Treatment of SPAC Warrants. Each Public Warrant and Private Placement Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be converted into and become a warrant to purchase Class A Company Ordinary Shares (“Company Warrants”), and the Company shall assume each such Public Warrant or Private Placement Warrant in accordance with its terms (as in effect as of the date of this Agreement). All rights with respect to SPAC Shares under Public Warrants and Private Placement Warrants assumed by the Company shall thereupon be converted into rights with respect to the Company Warrants. Accordingly, from and after the Effective Time: (A) each Company Warrant assumed by the Company may be exercised solely for Class A Company Ordinary Shares; (B) the number of Class A Company Ordinary Shares subject to each Company Warrant assumed by the Company shall be the same number of SPAC Shares that were subject to such Public Warrant or Private Placement Warrant immediately prior to the Effective Time; (C) the exercise price for the Class A Company Ordinary Shares issuable upon exercise of each Company Warrant shall be the same as the applicable exercise price in effect immediately prior to the Effective Time; and (D) any restriction on the exercise of any Public Warrant or Private Placement Warrant assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Public Warrant or Private Placement Warrant shall otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Public Warrant or a Private Placement Warrant, such Public Warrant or Private Placement Warrant assumed by the Company in accordance with this Section 3.2(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Class A Company Ordinary Shares subsequent to the Effective Time.
3.3. Exchange Procedures.
(a) Prior to the Effective Time, the Company shall engage, as an exchange agent, a Person selected by the Company and reasonably acceptable to SPAC (provided, that Continental Trust shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent for the purpose of (i) exchanging each SPAC Share that is issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption and excluding the Excluded Shares) for the Per Share Merger Consideration issuable in respect of such SPAC Shares pursuant to Section 3.2(c)(ii) (subject to any required Tax withholding as provided under Section 3.6) and on the terms and subject to the other conditions set forth in this Agreement and (ii) exchanging each Public Warrant and Private Placement Warrant that is issued and outstanding immediately prior to the Effective Time for the Company Warrants issuable in respect of such Public Warrants or Private Placement Warrant pursuant to Section 3.2(d)(i) and on the terms and subject to the other conditions set forth in this Agreement.
(b) At the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of SPAC Shares that are entitled to receive any portion of the Merger Consideration or Company Warrants in accordance with the terms of this Agreement and for exchange through the Exchange Agent, (i) evidence of Class A Company Ordinary Shares in book-entry form representing the Per Share Merger Consideration issuable pursuant to Section 3.2(c)(ii) in exchange for the applicable SPAC Shares and (ii) evidence of Company Warrants in book-entry form representing the Company Warrants issuable pursuant to Section 3.2(d)(i) in exchange for the applicable SPAC Warrants, in each case after giving effect to any required Tax withholding as provided under Section 3.6.

(c) If the Exchange Agent requires that, as a condition to receive the Merger Consideration, any holder of SPAC Shares (other than any Excluded Shares) deliver a letter of transmittal to the Exchange Agent, then (i) as promptly as practicable after the Effective Time (or prior thereto if, and to the extent, reasonably practicable and reasonably agreed between the Company and SPAC, such agreement not to be unreasonably withheld), the Company shall direct the Exchange Agent to mail to such holder of SPAC Shares that are issued and outstanding immediately prior to the Effective Time (after giving effect to any SPAC Shareholder Redemption and excluding the Excluded Shares) and that have been converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration pursuant to Section 3.2(c)(ii) a letter of transmittal (which, unless the Merger Consideration Tax Ruling is obtained prior to Closing, shall require each holder of SPAC Shares to indicate whether it is an Israeli Tax resident and whether such holder holds five percent (5%) or more of the outstanding SPAC Shares (a “5% Holder”), in the form attached hereto as Exhibit H (a “Residency Notice”) and shall specify that delivery of the Merger Consideration for such SPAC Shares shall be effected only upon proper delivery of (A) a duly completed letter of transmittal, and (B) such other applicable surrender documentation referenced in such letter of transmittal as reasonably required by the Exchange Agent ((A)-(B)), the “SPAC Surrender Documents”) to the Exchange Agent (and which SPAC Surrender Documents shall be in a form reasonably acceptable to the Company) and instructions for use in effecting the surrender of the SPAC Shares in exchange for the applicable portion of the Merger Consideration set forth in Section 3.2(c)(ii), and (ii) from and after the Effective Time, such holder of any SPAC Shares that have been converted into the right to receive a portion of the Merger Consideration shall be entitled to receive such portion of the Merger Consideration only upon delivery to the Exchange Agent of all properly completed SPAC Surrender Documents, duly executed by such holder, at which point such holder shall be entitled to receive the applicable portion of the Merger Consideration in book-entry form or, at the Company’s option, certificates representing such portion of the Merger Consideration. In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Company and SPAC will work together reasonably and in good faith to cause any such Residency Notices, if any, to be delivered by the Exchange Agent (or another Person on its behalf) to each holder of SPAC Shares and SPAC Warrants as promptly as possible after the Effective Time (or after the effectiveness of the Proxy Statement/Prospectus and prior to the Effective Time if, and to the extent, reasonably practicable). In the event the Merger Consideration Tax Ruling is not obtained prior to Closing, the Parties may by mutual agreement vary or waive any or all requirements described above which are applicable to such circumstances.
(d) If the Per Share Merger Consideration is to be issued to a Person other than the SPAC Shareholder in whose name the transferred SPAC Share is registered, it shall be a condition to the issuance of the Per Share Merger Consideration to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.
(e) If the Company Warrants to be issued to a Person other than the SPAC Shareholder in whose name the transferred SPAC Warrant is registered, it shall be a condition to the issuance of the Company Warrants to such Person that the Person requesting such consideration pay to the Exchange Agent any Transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant or establish to the satisfaction of the Exchange Agent that such Transfer Taxes have been paid or are not payable.
(f) No interest will be paid or accrued on the Merger Consideration or the Company Warrants to be issued pursuant to this Agreement (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 3.3, each SPAC Share that has been converted into the right to receive a portion of the Merger Consideration shall solely represent the right to receive the Per Share Merger Consideration, and each SPAC Warrant that has been converted into the right to receive a Company Warrant shall solely represent the right to receive the applicable Company Warrant.
(g) At the Effective Time, the register of members of SPAC shall be closed and there shall be no transfers of SPAC Shares or SPAC Warrants that were outstanding immediately prior to the Effective Time.

(h) Any portion of the Merger Consideration that remains unclaimed by the applicable SPAC Shareholders twelve (12) months following the Closing Date shall be delivered to the Company or as otherwise instructed by the Company, and any SPAC Shareholder who has not exchanged his, her or its SPAC Shares or SPAC Warrants, as applicable, for the Per Share Merger Consideration or the Company Warrants, as applicable, in accordance with this Section 3.3 prior to that time shall thereafter look only to the Company for the issuance of the Per Share Merger Consideration or the Company Warrants, as applicable, without any interest thereon. None of the Company, the Surviving Company, the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar law. Any portion of the Merger Consideration remaining unclaimed by the applicable SPAC Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Legal Requirement, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.
(i) All Class A Company Ordinary Shares or Company Warrants delivered upon the exchange of SPAC Shares and SPAC Warrants, as applicable, in accordance with the terms of this Article III shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares or SPAC Warrants, as applicable. From and after the Effective Time, holders of SPAC Shares and SPAC Warrants shall cease to have any rights as SPAC Shareholder, except as provided in this Agreement or by applicable Legal Requirements.
3.4. Certain Adjustments.
(a) The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Ordinary Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Ordinary Shares occurring on or after the date hereof and prior to the Closing, in each case, other than the Capital Restructuring.
(b) The number of Company Ordinary Shares that each Person is entitled to receive as a result of the Stock Split, as well as the number of Company Ordinary Shares underlying any Vested Company Option and the number of Company Ordinary Shares underlying any Unvested Company Option, shall be equitably adjusted to reflect appropriately the effect of any share subdivision, consolidation, capitalization or distribution (including any dividend or distribution of securities convertible into SPAC Shares), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.
3.5. Financing Certificate and Closing Calculations.
(a) Not later than four (4) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “Financing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy any exercise of any SPAC Shareholder Redemptions; (ii) SPAC’s good faith estimate of the amount of SPAC Cash and SPAC Transaction Costs as of the Closing; and (iii) the number of SPAC Class A Shares to be outstanding as of the Closing after giving effect to any SPAC Shareholder Redemptions. If the Company in good faith disagrees with any portion of the Financing Certificate, then the Company may deliver a notice of such disagreement to SPAC until and including the second (2nd) Business Day prior to the Closing Date (the “Company Pre-Closing Notice of Disagreement”).
(b) Not later than four (4) Business Days prior to the Closing Date, the Company shall provide to SPAC a written notice setting forth: (i) the Company’s good faith estimate of the amount of the Company Transaction Costs and (ii) the number of Class A Company Ordinary Shares and Class B Company Ordinary Shares that will be issued and outstanding on a fully-diluted basis immediately following the Reclassification and the Stock Split (such written notice of (i) and (ii), together, the “Company Closing

Statement”). If SPAC in good faith disagrees with any portion of the Company Closing Statement, then SPAC may deliver a notice of such disagreement to the Company until and including the second (2nd) Business Day prior to the Closing Date (the “SPAC Pre-Closing Notice of Disagreement”).
(c) The Company and SPAC shall seek in good faith to resolve any differences they have with respect to the matters specified in the Company Pre-Closing Notice of Disagreement or SPAC Pre-Closing Notice of Disagreement, as applicable.
3.6. Withholding Taxes.
(a) Notwithstanding anything in this Agreement to the contrary, SPAC, the Company, Merger Sub, their respective Affiliates and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements. Each Party shall expend commercially reasonable efforts to (a) avail itself of any available exemptions from, or any refunds, credits or other recovery of, any such Tax deductions and withholdings and shall cooperate with the other Parties in providing any information and documentation (including an Internal Revenue Service Form W-9 or other applicable form) that may be necessary to obtain such exemptions, refunds, credits or other recovery and (b) eliminate or minimize the amount of any such Tax deductions and withholdings. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The payor shall provide to such Person evidence that such amounts have been paid to the applicable Tax authority or other Governmental Entity.
(b) Notwithstanding anything to the contrary in this Agreement, SPAC, the Company and Merger Sub shall, and shall cause their respective controlled Affiliates and direct their respective other Affiliates to, act in accordance with the provisions of any Tax ruling obtained from the ITA, including any Merger Consideration Tax Ruling. If, as of the Closing, the Merger Consideration Tax Ruling has not been obtained (and if the Merger Consideration Tax Ruling is obtained as of the Closing, then with respect to any holder of SPAC Shares or SPAC Warrants that is not exempt from withholding pursuant to the Merger Consideration Tax Ruling), then:
(i) the Merger Consideration payable to any holder of SPAC Shares or SPAC Warrants (each, a “Payee”) shall be retained by the Exchange Agent for the benefit of such Payee until the first to occur of (x) (A) the date on which such Payee delivers to the Exchange Agent a valid notice indicating that it is not an Israeli Tax resident and that it is not 5% Holder, or, (B) if such Payee fails to deliver a notice described in the preceding clause (A), the date of delivery of a Valid Certificate (and if a Payee has delivered such documentation prior to the Effective Time, then delivery of such documentation shall be deemed to have been made as of the Effective Time), and (y) the date that is 180 days from the Closing Date (the “Withholding Drop Date”),
(ii)  if any Payee that confirmed that it is an Israeli Tax resident or a 5% Holder in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.6(b)(i) fails to provide the Exchange Agent with a Valid Certificate at least three (3) Israeli Business Days prior to the Withholding Drop Date, then the amount to be withheld from such Payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Legal Requirement.
(c) If a Payee confirms that it is an Israeli Tax resident or a 5% Holder in the applicable documentation delivered to the Exchange Agent pursuant to Section 3.6(b)(i)(x) and fails to provide a Valid Certificate on or before the Withholding Drop Date, the Payee shall provide to the Exchange Agent an amount in cash sufficient to satisfy such Israeli Taxes on the Withholding Drop Date. If such Payee does not timely deliver a Valid Certificate, or fails to provide the Exchange Agent with the full amount in cash necessary to satisfy such Israeli Taxes in accordance with the immediately preceding sentence at least three (3) Israeli Business Days before the Withholding Drop Date, the Exchange Agent shall be entitled to sell in the public market at then prevailing share prices such portion of the Payee’s retained Company Shares and Company Warrants (together “Company Securities”) as may be necessary to satisfy the full amount due with regards to such Israeli Taxes, and shall pay over, from the proceeds of such sale, the amount of applicable withholding taxes required to be paid to the applicable Israeli Tax authorities, and shall deliver the balance of the Merger Consideration to the applicable Payee. For the avoidance of doubt, any such sale by the Exchange Agent when permitted hereby shall not constitute a violation or breach of or default under this Agreement or any other Transaction Agreement that might otherwise restrict such sale.
(d) Each Payee shall waive, release and absolutely and forever discharge the payor from and against any and all claims for any losses in connection with the forfeiture or sale of any portion of the Company Securities, otherwise deliverable to such Payee in compliance with the withholding requirements under this Section 3.6. To the extent that the Exchange Agent is unable, for whatever reason, to sell the applicable portion of Company Securities required to finance applicable deduction or withholding requirements, then the Exchange Agent shall be entitled to hold all of the Company Securities otherwise deliverable to the applicable Payee until the earlier of: (i) the receipt of a Valid Certificate fully exempting the Exchange Agent from tax withholding or receipt of cash amount equal to the tax that should be withheld by the Exchange Agent; or (ii) such time when the Exchange Agent is able to sell the portion of such Company Securities otherwise deliverable to such Payee that is required to enable the Exchange Agent to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the Exchange Agent in connection with such sale shall be borne by, and deducted from the payment to, the applicable Payee.
(e) The Parties will work together reasonably and in good faith to implement the foregoing requirements of this Section 3.6, and may by mutual agreement vary or waive such requirements (subject to compliance with the Merger Consideration Tax Ruling, if obtained).
3.7. Transfer Agent. The Parties shall cooperate in good faith to ensure that a transfer agent approved by the Company shall perform transfer agent services as of and after the Closing.
3.8. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers, directors, managers and members, as applicable, (or their designees) of SPAC, Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the letter dated as of the date of this Agreement and delivered by the Company and Merger Sub to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub hereby represent and warrant to SPAC as follows:
4.1. Organization and Qualification.
(a) The Company is a company duly formed, validly existing under the laws of Israel, has timely filed all requisite annual reports, paid all annual fees and has not been designated a “violating company” (within the meaning of the Israeli Companies Law) by the Israeli Registrar of Companies, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of the Company, as currently in effect, have been made available to SPAC. The Company is not in violation of its Governing Documents.
(b) Merger Sub (i) is a Cayman Islands exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands and (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of clause (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of Merger Sub, as currently in effect, have been made available to SPAC. Merger Sub is not in violation of its Governing Documents.
4.2. Company Subsidiaries.
(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Except as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Permitted Liens). Except for the Company Subsidiaries and as set forth in Section 4.2(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person. The Company may update Section 4.2(a) of the Company Disclosure Letter at any time prior to the Closing to reflect any changes thereto that result from actions taken after the execution of this Agreement to the extent such actions were not prohibited under Section 6.1.
(b) Each Company Subsidiary (other than Merger Sub, which is addressed in Section 4.1(b)) is duly incorporated, formed or organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the laws of its jurisdiction of incorporation, formation or organization and has the requisite corporate, limited liability company or equivalent power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary (other than Merger Sub, which is addressed in Section 4.1(b)) is duly qualified to do business in each jurisdiction in which the conduct of its business, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of the Governing Documents of each Significant Company Subsidiary, as amended and in effect on the date of this Agreement, have been made available to SPAC. No Company Subsidiary is in violation of any of the provisions of its Governing Documents.
(c) All issued and outstanding shares of capital stock, limited liability company interests and equity interests of each Company Subsidiary (i) have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable Company Subsidiary’s respective Governing Documents.
(d) There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any ownership interests of such Company Subsidiary or obligating such Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.
(e) Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person. Merger Sub does not have any assets or properties of any kind other than those incident to its formation and this Agreement, and does not now conduct and has never conducted any business. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Merger. All outstanding shares of Merger Sub are owned by the Company, free and clear of all Liens.
4.3. Capitalization of the Company.
(a) As of the date of this Agreement, the Company’s authorized share capital is NIS 104,650, divided into 10,465,000 authorized Company Shares, of which (i) 8,258,757 are Company Ordinary Shares,

1,037,742 of which are issued and outstanding and (ii) 370,370 are Class A Preferred Shares, 370,370 of which are issued and outstanding, (iii) 179,398 are Class A-1 Preferred Shares, 172,857 of which are issued and outstanding, (iv) 412,554 are Class B Preferred Shares, 397,931 of which are issued and outstanding, (v) 343,498 are Class C Preferred Shares, 343,498 of which are issued and outstanding, (vi) 713,076 are Class D Preferred Shares, 688,301 of which are issued and outstanding, and (vii) 187,347 are Class E Preferred Shares, 187,347 of which are issued and outstanding. In addition, the Company has issued (A) 144,675 warrants to purchase Company Ordinary Shares, (B) 14,623 warrants to purchase Class B Preferred Shares, and (C) 23,101 warrants to purchase Class D Preferred Shares. Section 4.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the number, class and series of Company Shares together with the name of each registered holder thereof.
(b) Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, correct and complete list of all holders of outstanding Company Options, (ii) the number of Company Options granted, (iii) the grant date, and exercise price for each such Company Option, (iv) the date on which such Company Option expires and (v) the vesting commencement date of each Company Option.
(c) Except for the Company Share Plans, as of the execution of this Agreement, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person.
(d) Each Company Option (i) granted to Employees located in the United States was granted in accordance with the Company Share Plans with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and (ii) has a grant date identical to the date on which the Company Board or its compensation committee actually awarded the Company Option.
(e) Except for, or as set out in, or underlying, (i) the Current Company Articles, (ii) the EJF Subscription Agreement, (iii) the Company Preferred Shares, (iv) this Agreement, (v) any Company Options that are from time to time granted to any employees, consultants or directors of any Group Company pursuant to the Company Share Plans and (vi) a reservation of Company Ordinary Shares for issuances or purchase upon exercise of Company Options under the Company Share Plans, (A) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is outstanding, and (B) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries (other than redemptions or other acquisitions of any such capital stock or other equity security from directors, officers, employees or consultants in accordance with the terms of any equity incentive plan or such Person’s employment, grant, consulting or subscription agreement, in each case, in accordance with the Company’s Governing Documents and such plan or agreement, as in effect as of the date of this Agreement or modified after the date of this Agreement in accordance with this Agreement) or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security.
(f) All issued and outstanding Company Shares are, and all Company Shares which become issued pursuant to the Reclassification and the exercise of Company Options, when issued in accordance with the terms of the Company Options, respectively, will be, (i) duly authorized, validly issued, fully paid and non-assessable, clear of all Liens (other than transfer restrictions under applicable securities laws, the ITO or any of the Transaction Agreements), not subject to any rights of first refusal, put or call options and free of any similar limitation or restriction (in each case, to the extent that such concepts are applicable) and (ii) not subject to any preemptive rights of any kind, including created by the Company’s Governing Documents or any Contract to which the Company is a party. All issued and outstanding Company Shares and Company Options were issued in material compliance with applicable Legal Requirements.
(g) All Company Shares which become issued as Merger Consideration when issued in accordance with the terms of this Agreement, will be, (i) duly authorized, validly issued, fully paid and non-assessable, clear of all Liens (other than transfer restrictions under applicable securities laws and the Governing Documents of the Company), not subject to any rights of first refusal, put or call options and free of any similar limitation or restriction (in each case, to the extent that such concepts are applicable), (ii) not subject to any preemptive rights of any kind, including created by the Company’s Governing Documents or any Contract to which the Company is a party and (iii) issued in compliance with applicable Legal Requirements.
(h) No outstanding Company Shares are subject to vesting or forfeiture rights or repurchase by a Group Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights issued by any Group Company.
(i) Except as set forth in the Company’s Governing Documents, this Agreement, the Subscription Agreements and the EJF Subscription Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which any Group Company is a party or by which any Group Company is bound with respect to any ownership interests of the applicable Group Company.
(j) Except as provided for in this Agreement, the Subscription Agreements or the EJF Subscription Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of any Group Company are issuable and no rights in connection with any shares, warrants, options or other securities of any Group Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(k) As of the date of this Agreement, no Group Company has any indebtedness for borrowed money, other than to any other Group Company. No Group Company has availed itself of any loan, grant or other payment from any Governmental Entity in connection with COVID-19, including any loans under the CARES Act or the U.S. Small Business Administration Paycheck Protection Program.
(l) All dividends and other distributions of profits or retained earnings declared or paid since the date of incorporation of the Company, if any, have been declared and paid in compliance with the Company’s Governing Documents and applicable Legal Requirements.
4.4. Authority Relative to this Agreement.
(a) Subject to the receipt of the Company Shareholder Approval, the Company and Merger Sub (together, the “Company Parties”) each have or will have all requisite corporate or other organizational power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which such Group Company is or will as of the Closing be a party, and each ancillary document that such Company Party has executed or delivered or is to execute or deliver pursuant to this Agreement prior to the Closing; (b) carry out such Company Party’s obligations hereunder and thereunder, including the due and valid authorization and issuance of the Merger Consideration, and (c) consummate the Transactions. Subject to the receipt of the Company Shareholder Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which it is a party (or to which, as of the Closing, it will be a party) and the consummation by such Company Party of the Transactions have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all requisite action on the part of such Company Party (including (x) with respect to the Company, the approval by the Company Board and (y) with respect to Merger Sub, the approval by the board of directors of Merger Sub and by the Company, as the sole shareholder of Merger Sub), and no other proceedings on the part of any Company Party are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which any Company Party is a party have been (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by such Company Party and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will constitute) the legal and binding obligations of the applicable Company Party, enforceable against such Company Party in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, forbearance or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforcement Exceptions”).
(b) The following votes are required to obtain the Company Shareholder Approval: (a) with respect to the Merger, the affirmative vote or written consent of the Preferred Majority and (b) with respect to (i) the adoption of the Company A&R Articles, (ii) the approval and adoption of this Agreement and (iii) approval of the other Transactions, including the Reclassification and Stock Split, the affirmative vote or written consent of each of (x) the Company Shareholders by a Shareholder Resolution, (y) the Preferred Majority, and (z) solely with respect to the adoption of the Company A&R Articles, the written consent of each Company Shareholder that is named in the Current Company Articles as having the right to appoint a member of the Company Board or as having the right to appoint an observer to the Company Board. Assuming the execution of and performance under the Company Voting Agreements by the Company Voting Agreement Signatories, the Company will have received sufficient votes to obtain the Company Shareholder Approval and to approve the Company Shareholder Matters.
4.5. No Conflict; Required Filings and Consents.
(a) Assuming receipt of the Company Shareholder Approval and the receipt of the Required Regulatory Approval, the execution and delivery by the Company Parties of this Agreement and the other Transaction Agreements to which such Company Party is a party do not (or, in the case of any Transaction Agreements to be entered into by such Company Party after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such Company Party is or as of the Closing will be a party by the applicable Company Party will not, and the consummation of the Transactions will not: (i) conflict with or violate any Company Party’s Governing Documents; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default under, or impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to any of the Group Companies, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of any of the Group Companies pursuant to, any Company Material Contracts, except with respect to clauses (ii) and (iii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by any Company Party, or the other Transaction Agreements to which such Company Party is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Plan of Merger and other documents as required to effect the Merger in accordance with the Cayman Companies Law; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals, (iv) the filing and approval of a listing application by the Company with NASDAQ with respect to the Class A Company Ordinary Shares to be issued as the Merger Consideration; (v) all filings, notices, waiver requests, applications and other submissions to the ITA that may be reasonably necessary, in the Company’s discretion, in connection with the Transactions; (vi) all Specified Filing and Specified Tax Approvals; (vii) the filings to be made following the Closing with the Israeli Registrar of Companies regarding the adoption of the Company A&R Articles, the Capital Restructuring, the issuance of the Class A Company Ordinary Shares and Class B Company Ordinary Shares, the appointment and resignation of directors to and from the Company Board, and any other relevant Transactions contemplated hereunder; and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.6. Compliance; Material Permits. Each of the Group Companies is, and for the prior eighteen (18) months has been, and to the Knowledge of the Company since the Reference Date has been, in compliance with all applicable Legal Requirements with respect to the conduct, ownership and operation of its business, except for failures to comply or violations which, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Group Company has received in the past three (3) years any notice from any Governmental Entity regarding any actual or alleged violation by a Group Company of, or failure by a Group Company to comply with, any Legal Requirement, except for any such violation or alleged violation that has not resulted in, and would not reasonably be expected to result in, a material liability to the Group Companies, taken as a whole. Each Group Company holds all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Material Permits”) reasonably necessary to carry out the regulated activities for which it has obtained authorization, to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects. As of the date of this Agreement, each Material Permit held by the Group Companies is valid, binding and in full force and effect, in all material respects. As of the date of this Agreement, none of the Group Companies (i) are in default or violation of any term, condition or provision of any such Material Permit, or (ii) have received any notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of clauses (i) and (ii) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Group Company has been the subject of any pending or threatened Legal Proceeding seeking revocation, suspension, termination, modification or impairment of any Material Permit.
4.7. Financial Statements.
(a) Section 4.7 of the Company Disclosure Letter contains true and complete copies of: (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year then ended (the “2020 Audited Financial Statements,” and, together with the 2019 Audited Financial Statements, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Group Companies as of June 30, 2021, and the related consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the six (6) month period then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements: (A) present fairly, in all material respects, the consolidated financial position of the Group Companies, as of the respective dates thereof, and the results of their operations and their cash flows for the respective periods then ended; (B) have been prepared in conformity with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except in the case of the Unaudited Financial Statements for the absence of footnotes and other presentation items and for normal-year end audit adjustments); and (C) were prepared from the books and records of the Group Companies.
(b) The Company has established and maintained, in all material respects, a system of internal controls that are designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets. To the Company’s Knowledge, there is no “material weakness” in the internal controls over financial reporting of any Group Company.
4.8. No Undisclosed Liabilities. The Group Companies have no liabilities (whether direct or indirect, absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP, except: (a) liabilities provided for in, or otherwise disclosed or reflected in the most recent balance sheet included in the Financial Statements or in the notes thereto; (b) liabilities arising in the ordinary course of business of the Company or any of its Subsidiaries since the date of the most recent balance sheet included in the Financial Statements; (c) liabilities incurred in connection with the Transaction; and (d) liabilities which are not individually or in the aggregate, material to the Group Companies, taken as a whole.

4.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the Financial Statements, since June 30, 2021 through the date of this Agreement, (a) each of the Group Companies has conducted its business in the ordinary course of business, except as required by applicable Legal Requirements (including COVID-19 Measures) or as reasonably necessary in light of COVID-19 and (b) there has not been any Company Material Adverse Effect.
4.10. Litigation. As of the date of this Agreement, other than as set forth in the Financial Statements, there is: (a) no material Legal Proceeding pending or, to the Knowledge of the Company, threatened, or to the Knowledge of the Company, any material investigation, against any Group Company or any of its properties or assets, or any of the directors or executive officers of any Group Company with regard to their actions as such; and (b) no material Order imposed or, to the Knowledge of the Company, threatened to be imposed upon any Group Company or any of its respective properties or assets, or any of the directors or executive officers of any Group Company with regard to their actions as such.
4.11. Employee Benefit Plans.
(a) Section 4.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Employee Benefit Plan that (i) provides for transaction, retention or change in control payments or benefits or tax gross-ups, (ii) is an equity plan or form award agreement that provides for equity or equity-based incentive compensation or (iii) is a defined contribution benefit plan, defined benefit pension plan, nonqualified deferred compensation plan or retiree medical plan not required to be maintained, sponsored or contributed to by applicable Legal Requirements. The Group Companies have, to the extent permitted by applicable Legal Requirements, provided SPAC with a copy of any employment agreement with a current employee with annual base salary in excess of $500,000. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, each Employee Benefit Plan has been established, maintained and administered in all material respects in accordance with its terms and with all applicable Legal Requirement.
(b) Each Employee Benefit Plan intended to qualify under Section 401 of the Code does so qualify, and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt, and, to the Knowledge of the Company, nothing has occurred with respect to the operation of the Employee Benefit Plans that would reasonably be expected to cause the denial or loss of such qualification or exemption.
(c) No Group Company or any of its respective ERISA Affiliates has at any time in the past six (6) years sponsored or been obligated to contribute to, or had any liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, none of the Employee Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary (unless otherwise mandated by Legal Requirements).
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing against any Employee Benefit Plan or against any Group Company with respect to any Employee Benefit Plan.
(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, individual independent contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or its Subsidiaries under any Employee Benefit Plan or Contract; or (iv) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s), result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
4.12. Labor Matters.
(a) No Group Company is a party to or bound by any collective bargaining agreement applicable to employees of a Group Company (“Employees”). No employees are represented by any labor union, labor organization, or works council with respect to their employment with the Group Companies. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened in writing to be brought or filed, including, but not limited to, with the National Labor Relations Board or other labor relations tribunal. Since the Reference Date, there have been no labor organizing activities involving any Group Company or with respect to any employees of the Group Companies or, to the Knowledge of the Company, threatened in writing by any labor organization, work council or group of employees. No Group Company is subject to, and no Employee benefits from, any extension order (tzavei harchava), except for extension orders which generally apply to all employees in Israel, and there are no labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent any Employees.
(b) Since the Reference Date, there have been no strikes, work stoppages, slowdowns, lockouts or arbitrations, material grievances, unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against the Group Companies.
(c) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened in writing before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(d) To the Knowledge of the Company, as of the date of this Agreement, no Company “executive officer” (as defined in Rule 3b-7 of the Exchange Act) has given written notice to any Group Company of any intent to terminate his or her employment with the Company in connection with the consummation of the Transactions. The Group Companies are in compliance with and, since the Reference Date, have been in compliance, and, to the Knowledge of the Company, each of their employees is in compliance with and, since the Reference Date, has been in compliance in all material respects, with the terms of any employment, nondisclosure or restrictive covenant agreements between any Group Company and such employees, in each case except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.
(e) During the past two (2) years, to the Knowledge of the Company, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled, in each case in writing, relating to any current or former appointed officer or director or employee at the level of vice president or above of any Group Company involving or relating to his or her services provided to any Group Company. The policies and practices of the Group Companies comply with all applicable Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. During the past two (2) years, neither the Company nor any Company Subsidiaries has entered into any material settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director or employee at the level of vice president or above.

(f) To the Knowledge of the Company, no notice or complaint from or on behalf of any present or former employee of, or worker or contractor to, any Group Company has been received by any Group Company since the Reference Date asserting or alleging sexual harassment or sexual misconduct against any current or former officer, director or employee at the level of Vice President or above of any Group Company.
(g) There has been no “mass layoff”, “plant closing” or other similar event under the Worker Adjustment and Retraining Notification Act, and any similar foreign, state or local “mass layoff” or “plant closing” laws (the “WARN Act”) with respect to any Group Company since the Reference Date, and the Transactions will not prior to or through the Closing result in a “mass layoff” or “plant closing” or other similar event under the WARN Act.
(h) To the Knowledge of the Company, as of the date of this Agreement, no Group Company is liable for any arrears of wages or penalties with respect thereto, except in each case as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies taken as a whole.
(i) Each of the Group Companies’ liability towards the Employees regarding severance pay, accrued vacation and contributions to all Employee Benefit Plans and provident funds (including, pension arrangements) under Israeli law are fully funded or, if not required by any source to be fully funded, is accrued on the Company’s Financial Statements as of the date of such Financial Statements. A Section 14 Arrangement was properly applied in accordance with the terms of the general permits issued by the Israeli Labor Minister regarding all Employees of each Group Company with respect to whom severance pay may be payable under the Israeli Severance Pay Law, 5723-1963 based on their full salaries from their commencement date of employment. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all amounts that each Group Company is legally or contractually required to either (A) deduct from Employees’ salaries and any other compensation or benefit or to transfer to such Employees’ Employee Benefit Plan and provident funds (including, pension arrangements) or (B) withhold from Employees’ salaries and any other compensation, social security, or other benefit and to pay to any Person as required by any applicable law, have been duly deducted, transferred, withheld and paid, and no Group Company has any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business).
4.13. Real Property; Tangible Property.
(a) Except as set forth on Section 4.13(a) of the Company Disclosure Letter, no Group Company currently owns any real property or has, since the Reference Date, owned any real property.
(b) Section 4.13(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of each material real property lease to which any Group Company is a party as of the date of this Agreement (the “Company Real Property Leases”). Except as set forth on Section 4.13(b)(ii) of the Company Disclosure Letter, and except for each Company Real Property Lease that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (x) each Company Real Property Lease is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto (in each case, other than any Company Real Property Lease that terminates or expires in accordance with its terms after the date of this Agreement) and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (y) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Real Property Lease, and (z) as of the date of this Agreement, no party to any Company Real Property Lease has given any written notice of any claim of any such breach, default or event.

4.14. Taxes.
(a) All material Tax Returns required to be filed by or on behalf of each Group Company have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by each Group Company (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.
(b) Each of the Group Companies has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax (including any related reporting and record-keeping requirements). Each of the Group Companies has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by applicable Legal Requirements to be withheld and paid over to the proper Governmental Entity in a timely manner all such withheld amounts.
(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Company’s Knowledge is there any such claim, assessment, deficiency or proposed adjustment) against any Group Company which has not been paid or fully resolved.
(d) No material Tax audit or other examination of any Group Company by any Governmental Entity is presently in progress, nor has the Company been notified in writing of any (nor to the Company’s Knowledge is there any) request or threat for such an audit or other examination.
(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the property or assets of the Group Companies.
(f) To the Knowledge of the Company, each Group Company has no liability for a material amount of unpaid Taxes that has not been accrued for or reserved on the Company’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Group Companies in the ordinary course of business.
(g) No Group Company: (i) has any liability for the Taxes of another Person (other than any Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); or (iii) has, since December 31, 2017, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company.
(h) No Group Company: (i) has waived any statute of limitations in respect of material amounts of Taxes or consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than automatic extensions of time to file Tax Returns, which extension is still in effect and obtained in the ordinary course of business); or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open. No Group Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the ITO, a “reportable opinion” under Sections 131D of the ITO, or a “reportable position” under Section 131E of the ITO or any similar provision under any other local or foreign Tax Legal Requirements, and including with respect to Israeli value added tax.
(i) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement. No Group Company is subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2 of the ITO.

(j) Each Group Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Group Company are arm’s length prices for purposes of any applicable law, including Section 85A to the ITO and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Group Companies.
(k) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.
(l) Since December 31, 2017, no claim has been made in writing (nor to the Company’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
4.15. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) the Group Companies are, and have since the Reference Date been, in compliance with all Environmental Laws;
(b) neither the Company nor its Subsidiaries are party to any unresolved, pending or, to the Knowledge of the Company, threatened Legal Proceeding arising under or related to Environmental Laws; and
(c) to the Knowledge of the Company, no conditions currently exist with respect to any real property or facility currently or formerly owned or operated by any of the Group Companies or with respect to any valid, binding and enforceable leasehold interest under each of the real property leases to which it is a party as of the date of this Agreement as a lessee that would reasonably be expected to result in any of the Group Companies incurring liabilities or obligations under Environmental Laws.
4.16. Government Grants & Benefits. No Group Company has received or applied for any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Israel Innovation Authority (formerly known as the Office of the Chief Scientist of the Israeli Ministry of the Economy or the OCS) (“IIA”), the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, or any other binational or multinational grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity. No Group Company is otherwise involved in any programs (including joint ventures or consortiums) funded by the IIA.
4.17. Intellectual Property.
(a) Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Intellectual Property that is owned by, and material to, the Group Companies: (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for registration of Trademarks; (iii) registered Copyrights and pending applications for registration of Copyrights; and (iv) Internet domain names (the Intellectual Property referred to in clauses (i) through (iv), without any limitations as to materiality, collectively, the “Company Registered Intellectual Property”). All of the Company Registered Intellectual Property is subsisting, and to the Knowledge of the Company, all Company Registered Intellectual Property is valid and enforceable in all material respects.

Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Patent, Trademark, Copyright, domain name registrar, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining each material item of the Company Registered Intellectual Property.
(b) (i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) the Company or one of its Subsidiaries has a license, sublicense or otherwise possesses valid rights to use all other Intellectual Property used in the conduct of the businesses of the Group Companies as presently conducted. The Owned Intellectual Property and the Licensed Intellectual Property when used within the scope of the applicable Inbound Licenses include all of the Intellectual Property necessary for each of the Group Companies to conduct its business as currently conducted in all material respects (it being understood that this Section 4.17(b) is not a representation or warranty with respect to non-infringement of third-party Intellectual Property).
(c) Since the Reference Date through the date of this Agreement, the Owned Intellectual Property and the conduct of the businesses of the Group Companies has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property rights of any Person in any material respect. To the Knowledge of the Company, since the Reference Date, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Owned Intellectual Property in any material respect, and no such claims have been made in writing against any third party by any of the Group Companies.
(d) Since the Reference Date through the date of this Agreement, the Company has not received any written notice from any Person pursuant to which any Person is: (i) alleging that the conduct of the business of any of the Group Companies is infringing, misappropriating or otherwise violating any Intellectual Property rights of any third party; or (ii) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property. None of the Owned Intellectual Property is subject to any pending or outstanding injunction, order, judgment, settlement, consent order, ruling or other disposition of dispute to which a Group Company is a party and that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any such Owned Intellectual Property.
(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no past or present director, officer, employee, consultant or independent contractor of any of the Group Companies has any ownership or other rights in any Owned Intellectual Property (other than the right to use such Owned Intellectual Property in the performance of their activities for the Group Companies). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the past and present directors, officers, employees, consultants and independent contractors of any of the Group Companies who are or were engaged in creating or developing any Owned Intellectual Property for the Group Companies has executed and delivered a written agreement, pursuant to which such Person has: (i) agreed to hold all confidential and/or proprietary information of such Group Company in confidence; and (ii) presently assigned to such Group Company all of such Person’s rights, title and interest in and to all such Owned Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby. No past or present director, officer, employee, consultant or independent contractor of any of the Group Companies has the right to receive any compensation in connection with Service Inventions (as defined in Section 132 of the Israel Patents Law, 5727-1967) under Section 134 of the Israeli Patents Law, 5727-1967.
(f) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all material Trade Secrets included in the Owned Intellectual Property.
(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, other than as set forth in Section 4.17(g) of the Company

Disclosure Letter, no source code for any material Group Company Software has been delivered, licensed or made available to any Person who is not, as of the date of this Agreement, an employee or contractor of a Group Company performing services on behalf of a Group Company and subject to confidentiality obligations to the Group Company with respect to such source code.
(h) To the Knowledge of the Company, the Group Company Software does not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or code that would reasonably be expected to materially disrupt or materially and adversely affect the functionality of the Group Company Software.
(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies have incorporated any Open Source Software in, or used any Open Source Software in connection with, any Group Company Software in a manner that requires the contribution, licensing, attribution or disclosure to any third party of any portion of any source code for such Group Company Software. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Group Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used in the businesses of the Group Companies, including notice and attribution obligations.
(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Group Companies and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify, any agreement relating to any Owned Intellectual Property or Licensed Intellectual Property; (ii) result in or require the grant, assignment or transfer to any other Person (other than SPAC or any of their respective Affiliates) of any license or other right or interest under, to or in any Owned Intellectual Property; or (iii) cause a loss or impairment of any Owned Intellectual Property or Licensed Intellectual Property.
(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no funding from any Governmental Entity, including from the IIA, nor any funding, facilities or resources of a university or other educational institution, the Israeli Defense Forces, research center or similar institution was used in the development of the Owned Intellectual Property, no such authority or institution has any claim or right in or to the Owned Intellectual Property, and none of the Group Companies is subject to the provisions of the Israeli Law for Encouragement of Technological Research, Development and Innovation in the Industry, 5744–1984.
4.18. Privacy.
(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Group Companies has, since the Reference Date, complied with: (i) all applicable Privacy Laws; (ii) all of such Group Company’s applicable policies regarding the processing of Personal Information; and (iii) all of such Group Company’s applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies has, since the Reference Date, (A) received any written claims of, nor has any of the Group Companies been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or (B) been subject to any investigations threatened in writing, or notices or written requests from any Governmental Entity in relation to their data processing activities.
(b) Each of the Group Companies has, as applicable, since the Reference Date, implemented and maintained reasonable safeguards consistent with practices in the industry in which the applicable Group Company operates to protect Personal Information in its possession or under its control (and the IT Assets used in its business) against loss, theft, misuse or unauthorized access, use, modification or disclosure.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Reference Date through the date of this Agreement, (i) there has been no material unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies, and (ii) none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with any unauthorized access to or disclosure of Personal Information since the Reference Date. Each of the Group Companies has implemented, consistent with practices in the industry in which the applicable Group Company operates, reasonable safeguards, disaster recovery and business continuity plans designed to maintain the continuous operation and redundancy of the IT Assets used in its business.
4.19. Agreements, Contracts and Commitments.
(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which a Group Company is a party as of the date of this Agreement, in each case, other than any Employee Benefit Plan or Company Real Property Lease:
(i) each Contract that involved the expenditure or receipt by the Group Companies of more than $10,000,000 in the aggregate during the twelve (12) month period ending on December 31, 2020 or would involve the expenditure or receipt by Group Companies of more than $10,000,000 in the aggregate in the twelve (12) month period ending December 31, 2021;
(ii) any Contract that purports to limit in any material respect (A) the localities in which the Group Companies’ businesses may be conducted, (B) any Group Company from engaging in any line of business or (C) any Group Company from developing, marketing or selling products or services, including any non-compete agreements or agreements limiting the ability of any of the Group Companies from soliciting customers or employees;
(iii) any Contract that is related to the governance or operation of any joint venture, partnership or similar arrangement, other than such contract solely between or among any of the Group Companies;
(iv) any Contract for or relating to any borrowing of money by or from the Company in excess of $100,000,000 (excluding any intercompany arrangements solely between or among any of the Group Companies);
(v) any employment or management Contract providing for annual payments in excess of $1,500,000;
(vi) each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Group Companies would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;
(vii) any Contracts relating to the sale of any operating business of any Group Company or the acquisition by any Group Company of any operating business, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $20,000,000 and for which any Group Company has any material outstanding obligations (other than customary non-disclosure and similar obligations incidental thereto and other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);
(viii) any collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization, or works council;
(ix) any material Contract under which any of the Group Companies: (A) licenses or is granted rights to use material Intellectual Property from any third party (“Inbound License”), other than Incidental Inbound Licenses; or (B) licenses or grants rights to use Intellectual Property to any third party (other than (1) non-disclosure or confidentiality agreements or any other Contract that includes confidentiality provisions entered into in the ordinary course of business whereby any of the Group Companies provides another Person a limited, non-exclusive right to access or use Trade Secrets and (2) other non-exclusive licenses granted to suppliers, vendors, distributors or customers in the ordinary course of business); and
(x) any obligation to make any material payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons.
(b) Except for each Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and represents a legal, valid and binding obligation of the applicable Group Company party thereto and, to the Knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto (subject in each case to the Enforcement Exceptions), (ii) neither the Company nor, to the Knowledge of the Company, any other party thereto, is in material breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a material breach of or default under, any Company Material Contract, and (iii) as of the date of this Agreement, no party to any Company Material Contract has given any written notice of any claim of any such breach, default or event. True, correct and complete copies of all Company Material Contracts (other than Incidental Inbound Licenses) have been made available to SPAC.
4.20. Insurance. Each of the Group Companies maintains insurance policies or fidelity or surety bonds covering its assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) covering certain material insurable risks in respect of its business and assets, and the Insurance Policies are in full force and effect. The coverages provided by such Insurance Policies, in all material respects, are usual and customary in amount and scope for the Group Companies’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Company Material Contracts. No written notice of cancellation or termination has been received by any Group Company with respect to any of the effective Insurance Policies. There is no pending material claim by any Group Company against any insurance carrier under any of the existing Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
4.21. Transactions with Related Parties. Except (a) the Employee Benefit Plans, (b) Contracts relating to labor and employment matters set forth in the Company Disclosure Letter or that are entered into after the date of this Agreement to the extent no Group Company was prohibited from entering into such Contract by Section 6.1, (c) Contracts between or among the Group Companies, (d) indemnification agreements between or among any director or officer of any of the Group Companies, on the one hand, and any of the Group Companies, on the other hand, (e) employee confidentiality and invention assignment agreements, (f) Contracts entered into on an arm’s-length basis and in the ordinary course of business between any of the Group Companies, on the one hand, and a Company Shareholder, on the other hand, (g) the payment of salary, bonuses and other compensation for services rendered, (h) reimbursement for reasonable expenses incurred in connection with any of the Group Companies and (i) the Subscription Agreements, the EJF Subscription Agreement and any other Contract related to any Person’s ownership of Company Shares or other securities of any of the Group Companies, none of the Group Companies is party to any Contract with any (i) present or former executive officer or director of the Company, or a member of his or her immediate family, or (ii) Affiliate of the Company.
4.22. Information Supplied. The information relating to the Group Companies to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the SPAC Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by SPAC or any of its Representatives for inclusion in the Registration Statement or the Proxy Statement/Prospectus or any projections or forecasts included therein. Notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Section 4.22), the Company makes no representations or warranties as to the information contained or to be contained in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the SPAC specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement or any other Transaction Agreement shall require counsel to the Company or the SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.
4.23. Anti-Bribery; Anti-Corruption. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, none of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers, employees or Affiliates, in each case, acting on their behalf has, in connection with the operation of the business of the Group Companies, directly or indirectly: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments, expenses or anything of value relating to an act by any Governmental Entity or any foreign or domestic political party or campaign, (ii) promised, offered, authorized, made or agreed to make any unlawful payment or promised, offered, authorized, provided or agreed to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated, as applicable, any provision of the Foreign Corrupt Practices Act, the U.K. Anti-Bribery Act 2010, or of any other anti-bribery or anti-corruption laws to the extent applicable (collectively, “Anti-Corruption Law”), (iii) been the subject of a material claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (iv) received any written notice or communication from, or made a voluntary disclosure to, any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the Group Companies have had and maintained a system or systems of internal controls reasonably designed to (x) ensure material compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.
4.24. Anti-Money Laundering. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the operations of the Group Companies are and have been conducted at all times in material compliance with all applicable financial recordkeeping, reporting and registration requirements, including the money laundering statutes of any jurisdiction applicable to the Group Companies, including applicable provisions of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the rules and regulations thereunder issued, administered or enforced by any Governmental Entity from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) (collectively, “AML Laws”). None of the Group Companies: (a) to the Knowledge of the Company is under investigation by FinCEN or any other Governmental Entity with respect to money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any AML Laws; (b) has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any AML Laws; (c) has been assessed civil penalties under any AML Laws; or (d) has had any of its funds seized or forfeited in an action under any AML Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable AML Laws.
4.25. International Trade; Sanctions.
(a) For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the Group Companies and, to the Knowledge of the Company, the Group Companies’ respective directors, officers, Affiliates and any of the Group Companies’ respective employees or any other Persons acting on their behalf, in connection with the operation of the business of the Group Companies, and in each case in all material respects: (i) have been in compliance with all applicable Customs & International Trade Laws; (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Group Companies, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the Knowledge of the Company, threatened claims or requests for information by a Governmental Entity with respect to Customs & International Trade Authorizations and compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Entity with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws.
(b) None of the Group Companies or, to the Knowledge of the Company, any of the Group Companies’ respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf is or has been for the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, a Sanctioned Person. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, the Group Companies and, to the Knowledge of the Company, the Group Companies’ respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf have, in connection with the operation of the business of the Group Companies, been in material compliance with any applicable Sanctions. For the last eighteen (18) months and to the Knowledge of the Company since the Reference Date, (i) to the Knowledge of the Company, no Governmental Entity has initiated any investigation, inquiry or action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against any of the Group Companies or, to the Knowledge of the Company, any of their respective directors, officers or any of the Group Companies’ respective employees, Affiliates or any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or, to the Knowledge of the Company, threatened in writing claims by a Governmental Entity received by a Group Company with respect to the Group Companies’ compliance with applicable Sanctions and (iii) to the Knowledge of the Company, no disclosures have been made or are at the time of this Agreement contemplated to be made to any Governmental Entity with respect to any actual or potential noncompliance with applicable Sanctions. The Group Companies have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions.
4.26. Investment Adviser Matters.
(a) Each of the Group Companies and, to the Knowledge of the Company, each of their respective officers and employees, who is required to be registered, licensed or qualified as (x) an investment adviser or (y) an investment adviser representative under the Investment Advisers Act or any applicable similar U.S. state securities law is registered, licensed or qualified as such, except where the failure to be so registered, licensed or qualified would be material to the Group Companies, taken as a whole.
(b) The Company has made available a correct and complete copy of the Adviser Subsidiary’s Form ADV as in effect as of the date hereof and, to the knowledge of the Company, such Form ADV is in compliance with the applicable requirements of the Investment Advisers Act, except where the failure to be in compliance would not have a Company Material Adverse Effect.
(c) Neither the Adviser Subsidiary nor, to the Knowledge of the Company, any officer or employee of, or any other “persons associated with” (as defined in the Investment Advisers Act), the Adviser Subsidiary are ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as a registered investment adviser or as a person associated with a registered investment adviser; in each case, except for any such ineligibility (x) that would not have a Company Material Adverse Effect or (y) with respect to which the Adviser Subsidiary or another relevant Person has received exemptive relief from the SEC or another relevant Governmental Entity.

(d) None of the Group Companies nor any of the Company’s partially-owned entities, which directly or indirectly manages or co-manages any fund or other investment vehicle, has raised financing for such funds or investment vehicles from investors who are Israeli residents (unless qualified under the First Supplement to the Israeli Securities Law), nor has any of such funds or investment vehicles (i) offered loans, credit facilities or other financial instruments of any kind to consumers in Israel, or (ii) operated, marketed, promoted or facilitated an offering of loans, credit facilities or other financial instruments which targets consumers in Israel, whether through direct solicitation, general online or offline advertising, or other channels. Without limiting the foregoing, each of the Group Companies and the Company’s partially-owned entities has implemented all means reasonably necessary to avoid (x) having to obtain a license or permit under any applicable Israeli law or regulation, including the Israeli Investment Advice Law, the Israeli Funds Law, the Israeli Regulated Financial Services Law and the Israeli Banking Law, or (y) falling under the purview of the Israeli Capital Markets, Insurance and Savings Authority.
4.27. Brokers. Other than the Persons set forth in Section 4.27 of the Company Disclosure Letter, the Group Companies do not have any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by any Group Company.
4.28. Board Approval; Shareholder Vote. The Company Board has unanimously (a) determined that the Transactions, including the Capital Restructuring and the Merger, are in the best interests of the Company and the Company Shareholders and declared it advisable to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the Transaction Agreements to which the Company is or will be a party and approved the Capital Restructuring, the Merger and the other Transactions and (c) determined to recommend that the Company Shareholders vote to approve the Company Shareholder Matters. Other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company or Merger Sub are necessary to approve the consummation of the Transactions; it being understood that the foregoing representation shall be deemed to be accurate if any other corporate proceeding is required but is duly completed promptly after being identified and does not delay the closing of the Transactions.
4.29. Foreign Private Issuer Status. As of the date hereof, the Company expects to qualify as a “foreign private issuer” as defined in Rule 405 under the Securities Act as of a date within thirty (30) days prior to the filing of the Registration Statement and will be eligible to file a registration statement on Form F-4 of the SEC.
4.30. Emerging Growth Company Status. As of the date hereof, the Company expects to qualify as an “emerging growth company” (as defined in Section 2(a)(19) of the Securities Act) as of the Closing.
4.31. Investment Company Act. The Company is not, and as of the Closing will not be, required to register as an investment company under the Investment Company Act of 1940.
4.32. Disclaimer of Other Warranties. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V OR IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NEITHER SPAC NOR ANY AFFILIATE OR REPRESENTATIVE OF SPAC HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY OR MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SPAC OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SPAC IN ARTICLE V OR BY SPAC OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF SPAC, ANY OF ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL

INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO SPAC OR ANY OF ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY AND MERGER SUB HEREBY ACKNOWLEDGE THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OR IN THE REPRESENTATIONS AND WARRANTIES IN ANY OF THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. EACH OF THE COMPANY AND MERGER SUB ACKNOWLEDGE THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND ITS BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 4.32, CLAIMS AGAINST SPAC WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC
Except: (i) as set forth in the letter dated as of the date of this Agreement and delivered by SPAC to the Company in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”); and (ii) as disclosed in the SPAC SEC Reports filed or furnished with the SEC (and publicly available) prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports), excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, SPAC hereby represents and warrants to the Company and Merger Sub as follows:
5.1. Organization and Qualification. SPAC is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. SPAC is duly qualified or licensed to do business in each jurisdiction in which it is conducting its business, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. SPAC is not in violation of any of the provisions of its Governing Documents in any material respect. SPAC has no Subsidiaries as of the date of this Agreement.
5.2. Capitalization.
(a) As of the date of this Agreement, there are (i) 5,000,000 authorized preference shares, par value $0.0001 per share, of SPAC (the “SPAC Preferred Shares”); (ii) 500,000,000 authorized Class A ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class A Shares”);and (iii) 50,000,000 authorized Class B ordinary shares, par value $0.0001 per share, of SPAC (“SPAC Class B Shares” and, together with SPAC Preferred Shares and the SPAC Class A Shares, the “SPAC Shares”). As of the date of this Agreement, assuming the Unit Separation has occurred, SPAC has 28,750,000 SPAC Class A Shares issued and outstanding, and none are held by SPAC in its treasury, 7,187,500 SPAC Class B Shares issued and outstanding and no SPAC Preferred Shares issued or outstanding. As of the date of this Agreement, and assuming the Unit Separation has occurred, there are 14,750,000 warrants to purchase one (1) SPAC Class A Share issued and outstanding, of which 9,583,333 are included in the SPAC Public Units (the “Public Warrants”) and 5,166,667 are private placement warrants (the “Private Placement Warrants” and, collectively with the Public Warrants, the “SPAC Warrants”). All outstanding SPAC Class A Shares and SPAC Class B Shares have been duly authorized, validly issued, fully paid and are non-assessable (in each case, to the extent that such concepts are applicable), (ii) are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (iii) have been offered, sold and issued in material compliance with applicable Legal Requirements and the applicable SPAC Memorandum and Articles of Association. The SPAC Warrants have been validly issued, and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms (subject to Enforcement Exceptions). All of the outstanding securities of SPAC have been granted, offered, sold and issued in material compliance with all applicable securities Legal Requirements.
(b) Except for the SPAC Warrants and the SPAC Class B Shares, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which it is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other shares or other interest or participation in, or any security convertible or exercisable for or exchangeable into, SPAC Shares or any other shares or other interest or participation in SPAC. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Other than in connection with any SPAC Shareholder Redemption, there are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
(c) Except as set forth in the SPAC’s Governing Documents, this Agreement, the Current Registration Rights Agreement or a Transaction Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.
5.3. Authority Relative to this Agreement. SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and to consummate the Transactions (including the Merger). The execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger) have been (or, in the case of any Transaction Agreements entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated thereby, other than the SPAC Shareholder Approval. This Agreement and the other Transaction Agreements to which SPAC is a party have been (or, in the case of any Transaction Agreements to be entered into by SPAC after the date of this Agreement, will be upon execution thereof) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitute the legal and binding obligations of SPAC enforceable against it in accordance with their terms (subject to the Enforcement Exceptions).
5.4. No Conflict; Required Filings and Consents.
(a) Assuming receipt of the SPAC Shareholder Approval, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party do not (or, in the case of any Transaction Agreements to be entered into by SPAC after the date of this Agreement, will not), the performance of this Agreement and the other Transaction Agreements to which such SPAC is or as of the Closing will be a party will not, and the consummation of the Transactions will not: (i) conflict with or violate any SPAC Memorandum and Articles of Association; (ii) conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default under, or impair its rights or, in a manner adverse to SPAC, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration (including any forced repurchase) or cancellation under, or result in the creation of a Lien (other than any Permitted Lien) on any of the material properties or material assets of SPAC pursuant to, any Contracts, except with respect to the foregoing clauses (ii) and (iii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement by SPAC, or the other Transaction Agreements to which SPAC is a party, does not, and the performance of its obligations hereunder and thereunder and the consummation of the Transactions and the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for: (i) the filing of the Plan of Merger and other documents as required to effect the Merger in accordance with the Cayman Companies Law; (ii) the filing of the Registration Statement and any other applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which any Group Company is licensed or qualified to do business; (iii) the Required Regulatory Filings and the Required Regulatory Approvals, (iv) the filing and approval of a listing application by the Company with NASDAQ with respect to the Class A Company Ordinary Shares to be issued as the Merger Consideration; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
5.5. Compliance; Material Permits.
(a) Since its incorporation, SPAC has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation, to the Knowledge of SPAC, no investigation or review by any Governmental Entity with respect to SPAC has been pending or threatened. No written or, to the Knowledge of SPAC, oral notice of non-compliance with any applicable Legal Requirements has been received by SPAC. SPAC is in possession of all Material Permits necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted in all material respects. Each Material Permit held by SPAC is valid, binding and in full force and effect in all material respects.
(b) SPAC (i) is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Material Permit necessary to own, operate and lease the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, in all material respects, or (ii) has not received any notice from a Governmental Entity that has issued any such Material Permit that it intends to cancel, terminate, modify or not renew any such Material Permit, except in the case of the foregoing clauses (i) and (ii) as has not been and would not reasonably be expected to be, individually or in the aggregate, material to SPAC.
5.6. SPAC SEC Reports and Financial Statements.
(a) SPAC has timely filed all forms, reports, schedules, statements and other documents required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”), and will have timely filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SPAC SEC Reports”). All SPAC SEC Reports, Additional SPAC SEC Reports, any correspondence from or to the SEC (other than such correspondence in connection with the initial public offering of SPAC) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. SPAC has made available to the Company true, correct and complete copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were, and the Additional SPAC SEC Reports will be, prepared in all material respects in compliance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Reports did not, and the Additional SPAC SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NASDAQ, so long as copies thereof are publicly available.
(b) The financial statements of SPAC contained or incorporated by reference in the SPAC SEC Reports, including all notes and schedules thereto, and the financial statements of SPAC that will be contained or incorporated by reference in any Additional SPAC SEC Report, including all notes and schedules thereto, (i) complied (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will comply) in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, (ii) were prepared (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will be prepared) in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Securities Act) and (iii) fairly present (and, in the case of the financial statements of SPAC to be contained in or to be incorporated by reference in the Additional SPAC SEC Reports, will fairly present), in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (x) U.S. GAAP; and (y) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. Each of the financial statements of SPAC included or incorporated by reference in the SPAC SEC Reports were derived from the books and records of SPAC and each of the financial statements of SPAC that will be included or incorporated by reference in the Additional SPAC SEC Reports will be derived from the books and records of SPAC, in each case, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.
(c) To the Knowledge of SPAC, neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Reports or Additional SPAC SEC Reports. No notice of any SEC review or investigation of SPAC or SPAC SEC Reports or Additional SPAC SEC Reports has been received by SPAC. Since the consummation of the initial public offering of SPAC’s securities, all comment letters received by SPAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SPAC are publicly available on the SEC’s EDGAR website.
(d) Since the consummation of the initial public offering of SPAC’s securities, SPAC has timely filed all Certifications with respect to any of SPAC SEC Reports or Additional SPAC SEC Reports. As used in this Section 5.6(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e) SPAC has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
5.7. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the incorporation of SPAC through the date of this Agreement, there has not been: (a) any SPAC Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of SPAC’s shares, or any purchase, redemption or other acquisition by SPAC of any of SPAC’s shares or any other securities of SPAC or any options, warrants, calls or rights to acquire any such shares or other securities; (c) any split, combination or reclassification of any of SPAC’s shares; (d) any material change by SPAC in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Legal Requirements; (e) any change in the auditors of SPAC; (f) any issuance of shares of SPAC; or (g) any revaluation by SPAC of any of its assets, including any sale of assets of SPAC other than in the ordinary course of business.
5.8. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to SPAC, there is: (a) no pending or, to the Knowledge of SPAC, threatened Legal Proceeding, or to the Knowledge of SPAC, any investigation, against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such Legal Proceeding or investigation; (b) other than with respect to audits, examinations or investigations in the ordinary course of business conducted by a Governmental Entity, no pending or, to the Knowledge of SPAC, threatened audit, examination or investigation by any Governmental Entity against SPAC or any of its properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such, and to the Knowledge of SPAC, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) no pending or threatened Legal Proceeding by SPAC against any third party; (d) no settlement or similar agreement that imposes any material ongoing obligation or restriction on SPAC; and (e) no Order imposed or, to the Knowledge of SPAC, threatened to be imposed upon SPAC or any of its respective properties or assets, or any of the directors, managers or officers of SPAC with regard to their actions as such. There is no pending or, to the Knowledge of SPAC, threatened Legal Proceeding challenging or seeking to enjoin, alter or materially delay the Transactions.
5.9. Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization and subsistence, including compliance with all applicable Legal Requirements; (b) in connection with its initial public offering; and (c) directed toward the accomplishment of a business combination. Except as set forth in the Governing Documents of SPAC, there is no Contract or Order binding upon SPAC or to which it is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted.
5.10. SPAC Material Contracts.
(a) Section 5.10(a) of the SPAC Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K) to which SPAC is party as of the date of this Agreement or by which any of its respective assets are bound (the “SPAC Material Contracts”).
(b) True, correct and complete copies of the SPAC Material Contracts have been delivered to or made available to the Company. Except for each SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (i) such SPAC Material Contracts are in full force and effect and represent the legal, valid and binding obligations of SPAC and, to the Knowledge of SPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of SPAC, are enforceable by SPAC in accordance with their terms (subject to the Enforcement Exceptions), and (ii) none of SPAC or, to the Knowledge of SPAC, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract.
5.11. SPAC Listing. The SPAC Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market (“NASDAQ”) under the symbol “EJFAU.” The SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “EJFA.” The SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “EJFAW.” There is no Legal Proceeding or investigation pending or, to the Knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by NASDAQ or the SEC to deregister the SPAC Public

Units, the SPAC Class A Shares or SPAC Warrants or to terminate the listing of SPAC Public Units, SPAC Class A Shares or SPAC Warrants on the NASDAQ. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Shares or SPAC Warrants under the Exchange Act.
5.12. Trust Account.
(a) As of the date of this Agreement, SPAC has at least $287,570,000.00 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) dated February 24, 2021, between SPAC and Continental Stock Transfer & Trust Company (“Continental Trust”), for the benefit of its public shareholders, with such funds invested in U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the Transactions.
(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental Trust, is valid and in full force and effect and is enforceable in accordance with its terms (subject to the Enforcement Exceptions). SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental Trust. There are no separate Contracts, side letters or other written understandings: (i) between SPAC and Continental Trust that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of SPAC, that would entitle any Person (other than shareholders of SPAC holding SPAC Shares sold in SPAC’s initial public offering who shall have elected to redeem their SPAC Shares pursuant to SPAC’s Governing Documents or the underwriters of the initial public offering with respect to any deferred underwriting compensation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem SPAC Shares in accordance with the provisions of SPAC’s Governing Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.
5.13. Taxes.
(a) All material Tax Returns required to be filed by or on behalf of SPAC have been duly and timely filed with the appropriate Governmental Entity and all such Tax Returns are true, correct and complete in all material respects. All material amounts of Taxes payable by SPAC (whether or not shown on any Tax Return) have been fully and timely paid, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with U.S. GAAP.
(b) SPAC has complied in all material respects with all applicable Legal Requirements related to the withholding and remittance of all material amounts of Tax (including any related reporting and record-keeping requirements). SPAC has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by applicable Legal Requirements to be withheld and paid over to the proper Governmental Entity in a timely manner all such withheld amounts.
(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing (nor to the Knowledge of SPAC is there any such claim, assessment, deficiency or proposed adjustment) against SPAC which has not been paid or fully resolved.
(d) No material Tax audit or other examination of SPAC by any Governmental Entity is presently in progress, nor has SPAC been notified in writing of any (nor to the Knowledge of SPAC is there any) request or threat for such an audit or other examination.
(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the property or assets of SPAC.

(f) To the Knowledge of SPAC, SPAC has no liability for a material amount of unpaid Taxes that has not been accrued for or reserved on SPAC’s Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of SPAC in the ordinary course of business.
(g) SPAC (i) does not have any liability for the Taxes of another Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements) or as a transferee or a successor or by Contract (other than pursuant to commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business and not primarily related to Taxes); and (iii) has not, since the formation of SPAC, ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes.
(h) SPAC has not: (i) waived any statute of limitations in respect of material amounts of Taxes or consented to extend the time in which any material amount of Tax may be assessed or collected by any Governmental Entity (other than automatic extensions of time to file Tax Returns, which extension is still in effect and obtained in the ordinary course of business); or (ii) entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code for a taxable period for which the applicable statute of limitations remains open.
(i) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(j) SPAC will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date other than in the ordinary course of business; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Legal Requirements); (iii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheets included in the Financial Statements, or received in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Legal Requirements.
(k) Since the formation of SPAC, no claim has been made in writing (nor to SPAC’s Knowledge has any claim been made) by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.
(l) The consummation of the Transactions will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No SPAC plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written, provides for a Tax gross-up, make-whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
5.14. Information Supplied. The information relating to SPAC to be supplied by or on behalf of SPAC for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the SPAC Shareholders, as applicable, or at the time of the SPAC Special Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by SPAC with respect to the information that has been or will be supplied by the Company or any of its Representatives for inclusion in the Registration Statement or the Proxy

Statement/Prospectus or any projections or forecasts included therein. Notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Section 5.14, SPAC makes no representations or warranties as to the information contained or to be contained in or omitted from the Registration Statement or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement or any other Transaction Agreement shall require counsel to the Company or the SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.
5.15. Employees; Benefit Plans. As of the date of this Agreement, (a) SPAC does not have and has never had any employees, and has never had a director, officer, consultant, freelancer, independent contractor or sub-contractor who has not been properly classified as an independent contractor or employee, and no independent contractor has a basis for a claim or any other allegation that such Person was not properly classified as an independent contractor, and (b) SPAC does not and has never sponsored, maintained, contributed to or had any liability in respect of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any retirement, supplemental retirement, deferred compensation, employment, bonus, incentive compensation, share purchase, employee share ownership, equity-based, phantom-equity, profit-sharing, severance, termination protection, change in control, retention, employee loan, retiree medical or life insurance, educational, employee assistance, fringe benefit and all other employee benefit plan, policy, agreement, program or arrangement, whether or not subject to ERISA, whether oral or written.
5.16. Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.
5.17. Intellectual Property. SPAC does not own, license or otherwise have any right, title or interest in any Intellectual Property. To the Knowledge of SPAC, SPAC does not infringe, misappropriate or violate any Intellectual Property of any other Person.
5.18. Title to Property. SPAC does not own or lease any real property or, other than cash, personal property. There are no options or other Contracts under which SPAC has a right or obligation to acquire or lease any interest in any real property or personal property.
5.19. Financing. SPAC represents that it is not a condition to the Closing or to any of its other obligations under this Agreement that SPAC obtain financing for or related to any of the Transactions except as expressly contemplated herein.
5.20. Board Approval; Shareholder Vote. The SPAC Board (including any required committee or subgroup of the SPAC Board) has unanimously: (a) determined that the Merger is in the best interests of SPAC, (b) approved this Agreement, the Merger and the other Transactions and (c) determined to recommend that the SPAC Shareholders vote to approve the SPAC Shareholder Matters. Other than the SPAC Shareholder Approval, no other corporate proceedings on the part of SPAC are necessary to approve the consummation of the Transactions.
5.21. Affiliate Transactions. Except as described in the SPAC SEC Reports under the heading “Related Party Transactions,” no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.
5.22. Brokers. Other than the Persons set forth in Section 5.22 of the SPAC Disclosure Letter, SPAC does not have any liability for brokerage, finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or the Transactions on account of Contracts entered into by SPAC.
5.23. Residency.
(a) SPAC is a non-Israeli resident company that has no activities in Israel, and its activities are controlled and managed outside of Israel. None of SPAC’s directors, officers, managers and general managers is an Israeli resident.

(b) The Knowledge of SPAC, (i) the SPAC Sponsor is not an Israeli resident for Tax purposes, (ii) no more than twenty-five percent (25%) of the total number of all issued and outstanding shares of the SPAC Sponsor, in the aggregate, is held by any Persons who are Israeli residents for Tax purposes.
5.24. SPAC Working Capital Notes. There are no outstanding SPAC Working Capital Notes as of the date of this Agreement.
5.25. Disclaimer of Other Warranties. SPAC HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC OR ANY SPAC SPONSOR OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY AND MERGER SUB IN ARTICLE IV OR BY THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN ANY OTHER TRANSACTION AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS MAKING OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (B) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (C) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO ANY OF THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OR IN THE REPRESENTATIONS AND WARRANTIES IN ANY OF THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE GROUP COMPANIES AND THEIR RESPECTIVE BUSINESSES, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS, AND IN MAKING ITS DETERMINATION SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB EXPRESSLY SET FORTH IN THIS AGREEMENT AND THOSE EXPRESSLY SET FORTH IN THE OTHER TRANSACTION AGREEMENTS OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 5.25, CLAIMS AGAINST THE COMPANY WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD (AS DEFINED HEREIN).
ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE
6.1. Conduct of Business by the Company and the Company Subsidiaries.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, carry on its business in the ordinary course of business, except: (i) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (ii) as required by applicable Legal Requirements (including any COVID-19

Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (iii) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); (iv) for taking the actions to effect the internal restructuring of the Group Companies in substantially the same manner as described in Section 6.1(a)(iv) of the Company Disclosure Letter; or (v) as set forth in Section 6.1(a)(v) of the Company Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.1(b) shall constitute a breach under this Section 6.1(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.1(b) and this Section 6.1(a).
(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); or (z) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:
(i) except for transactions solely among the Company and any of the Company Subsidiaries, (1) declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, other equity securities or property) in respect of any share capital or other equity security of any Group Company (other than distributions made by any direct or indirect wholly-owned Subsidiaries of the Company to the Company or any of its other direct or indirect wholly-owned Subsidiaries) or (2) grant, issue or sell, or authorize the grant, issuance or sale of, any share capital or equity security of any Group Company, other than grants to directors, officers, independent contractors and employees (including new hires) made subject to the terms of the Company Share Plans;
(ii) grant any cash bonus, cash change in control award, cash transaction bonus, or analogous cash payment to any of the Founders or their Affiliates in excess of $20,000,000 in the aggregate;
(iii) amend its Governing Documents in any material respect other than to provide for grants of equity or equity-based compensation awards to directors, officers, independent contractors and employees made subject to the terms of the Company Share Plans;
(iv) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money incurred after the date hereof in excess of $500,000,000 other than (1) indebtedness not to exceed $1,500,000,000 in the aggregate, for nonrecourse, warehouse-type debt incurred by the Company or any Subsidiaries of the Company in the ordinary course of business (any such indebtedness, “Warehouse Debt”), (2) guarantees of Warehouse Debt of any Subsidiaries of the Company or guarantees by any Subsidiaries of the Company of Warehouse Debt of the Company, (3) any transaction between the Company or any of its direct or indirect wholly-owned Subsidiaries, on the one hand, and any other direct or indirect wholly-owned Subsidiary of the Company, on the other hand, (4) indebtedness of the Company or any of its Subsidiaries with liquidity providers, payment processors, funds, pooled investment vehicles or accounts managed, advised or sponsored by the Company or any of its Subsidiaries that may be necessary for the ordinary course operation of the business of any Group Company and (5) any indebtedness, any guarantees of indebtedness or risk retention interest held by any funds, pooled investment vehicles or accounts managed, advised or sponsored by the Company or any of its Subsidiaries in the ordinary course of business;
(v) split, combine, subdivide, reclassify, redeem, purchase or otherwise acquire any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, except for (1) acquisitions of any share capital of the Company in connection with the “net-settlement” exercise of Company Options, (2) the acquisition by the Company or any of its Subsidiaries of any shares of restricted stock (other than pursuant to subsection (1)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation thereof, and (3) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(vi) effect, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up of the Company;
(vii) (1) enter into or modify in any material respect any Contract between the Company or any of its Subsidiaries, on the one hand, and a Related Party, on the other hand, other than such a Contract on arms-length terms (each, an “Affiliate Agreement”) or (2) make any payment, distribution, loan or other transfer of value to any Related Party, other than (A) payments to employees in the ordinary course of business and (B) payments pursuant to Affiliate Agreements set forth on Section 6.1(b)(vii) of the Company Disclosure Letter;
(viii) change (or request to change) any material method of accounting for Tax purposes other than in the ordinary course of business; or
(ix) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(viii).
(c) Other than SPAC’s right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement shall give to SPAC or any of its Affiliates, directly or indirectly, any right to control the Company or any of its Subsidiaries or direct the operation of any of their respective businesses during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing.
6.2. Conduct of Business by SPAC.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, SPAC shall carry on its business in the ordinary course of business, except: (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); or (z) as set forth in Section 6.2(a) of the SPAC Disclosure Letter. Notwithstanding the foregoing, no action or failure to take action with respect to matters specifically addressed by any of the provisions of Section 6.2(b) shall constitute a breach under this Section 6.2(a) unless such action or failure to take action would constitute a breach of such provision of Section 6.2(b) and this Section 6.2(a).
(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, except (w) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by applicable Legal Requirements (including any COVID-19 Measure) or any Governmental Entity or as reasonably necessary in light of COVID-19; (y) as expressly required, permitted or contemplated by this Agreement or any of the other Transaction Agreements (including in connection with the PIPE Investment or the Capital Restructuring); or (z) as set forth in Section 6.2(b) of the SPAC Disclosure Letter, SPAC shall not, and shall cause its Subsidiaries not to, do any of the following:
(i) declare, set aside or pay dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any shares, warrant or other equity security or split, combine or reclassify any shares, warrant or other equity security, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares or warrant, or effect any like change in capitalization;
(ii) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC, the Company or any of Company Subsidiaries;
(iii) acquire or establish any Subsidiary;

(iv) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares or other equity securities or any securities convertible into or exchangeable for shares or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such or equity securities or convertible or exchangeable securities;
(v) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of SPAC;
(vi) amend its Governing Documents in any material respect;
(vii) voluntarily sell, lease, license, sublicense, abandon, divest, transfer, cancel or permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to do any of the foregoing, or otherwise dispose of material assets or properties of SPAC;
(viii) (A) create, incur, assume, guarantee or otherwise become liable for, any indebtedness for borrowed money, other than intercompany debt and debt to effect any securitizations; (B) issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition; (C) make a loan or advance to, or capital contribution or investment in, any Person; (D) issue any SPAC Working Capital Notes; or (E) enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;
(ix) except as required by U.S. GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;
(x) except in the ordinary course of business, (A) make, change or revoke any material Tax election; or (B) change (or request to change) any material method of accounting for Tax purposes;
(xi) create any Liens on any material property or material assets of SPAC;
(xii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;
(xiii) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, shareholders or other Affiliates (other than its Subsidiaries), other than (A) payments or distributions relating to obligations in respect of arm’s-length commercial transactions or (B) reimbursement for reasonable expenses;
(xiv) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor, or adopt or enter into any employee benefit or compensatory plan, policy, program, agreement, trust or arrangement, in each case, other than in the ordinary course of business;
(xv) modify or amend the Trust Agreement or enter into or amend any other agreement related to the Trust Account;
(xvi) incur (or otherwise take any action that would reasonably be expected to incur) SPAC Transaction Costs in excess of the aggregate amount of the estimated SPAC Transaction Costs set forth on Section 6.2(b)(xvi) of the SPAC Disclosure Letter (the “SPAC Transaction Expenses Cap”); provided, that SPAC will not be in breach of this clause (xvi) to the extent SPAC Sponsor performs its obligations under the Expenses Side Letter;
(xvii) other than in the ordinary course of business (i) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer other employee, consultant, freelancer, independent contractor or sub-contractor of SPAC, (ii) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of SPAC, or (iii) take any action to materially increase any compensation or material benefits of any director, officer, other employee, consultant, freelancer, independent contractor or sub-contractor of SPAC; or

(xviii) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.2(b)(i) through Section 6.2(b)(xvii).
(c) Other than the Company’s right to consent or withhold consent with respect to the foregoing matters (which consent shall not be unreasonably withheld, conditioned or delayed), nothing contained in this Agreement shall give to the Company, Merger Sub or any of their respective Affiliates, directly or indirectly, any right to control SPAC or any of its Subsidiaries or direct the operation of any of their respective businesses during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing.
6.3. Requests for Consent. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that (a) an email from the Company to one (1) or more of the individuals (or such other persons as SPAC may specify by notice to the Company) set forth on Section 6.3 of the SPAC Disclosure Letter specifically requesting consent under Section 6.1 shall constitute a valid request by the Company, and an email from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.1 and (b) an email from SPAC to one (1) or more of the individuals (or such other persons as the Company may specify by notice to SPAC) set forth on Section 6.3 of the Company Disclosure Letter specifically requesting consent under Section 6.2 shall constitute a valid request by SPAC, and an email from any such individual providing a consent in response to such request shall constitute a valid consent, for all purposes under Section 6.2.
6.4. Advisory Client Consents. As promptly as reasonably practical following the date of this Agreement, the Company and/or the Adviser Subsidiary shall send a notice to each Advisory Client informing such Advisory Client of the transactions contemplated by this Agreement and use their respective commercially reasonable efforts to seek the consent of each such Advisory Client, in accordance with the requirements of its Advisory Contract and applicable law, to the “assignment” (as defined in the Investment Advisers Act) of such Advisory Contract resulting from the change in ownership of the Adviser Subsidiary upon the consummation of the transactions contemplated hereby (it being understood that, except to the extent the applicable Advisory Contract or applicable law requires consent to such assignment to be obtained in writing, the implied or “negative” consent of the applicable Advisory Client to such assignment shall be deemed sufficient). For the avoidance of doubt, under no circumstances shall the Company or any of its Subsidiaries be required to make any payment or provide any other benefit to any Advisory Client to obtain such Advisory Client’s consent, and the failure to obtain any such consent shall not, individually or in the aggregate, constitute the failure to satisfy any condition to the obligation of any party hereto to consummate the transactions contemplated by this Agreement.
ARTICLE VII

ADDITIONAL AGREEMENTS
7.1. Registration Statement; Proxy Statement/Prospectus.
(a) As promptly as practicable following the execution and delivery of this Agreement, the Company and SPAC shall, in accordance with this Section 7.1, jointly prepare and the Company shall file with the SEC a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable) (i) registration statement on Form F-4 (as such filing is amended or supplemented, the “Registration Statement”) for the purpose of registering under the Securities Act the offer and sale of the Class A Company Ordinary Shares to be issued as the Merger Consideration and the Company Warrants and (ii) proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the SPAC Shareholders relating to the SPAC Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”), both of which shall comply as to form, in all material respects, with the provisions of the Securities Act and Exchange Act (as applicable), for the purpose of (A) providing the SPAC Shareholders with notice of the opportunity to redeem SPAC Class A Shares (the “SPAC Shareholder Redemption”) and (B) soliciting proxies from the SPAC Shareholders to vote at the SPAC Special Meeting in favor of the SPAC Shareholder Matters. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement or Proxy Statement/Prospectus, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.
(b) Each of the Company and SPAC shall use their respective commercially reasonable efforts to (i) cause the Registration Statement (including the Proxy Statement/Prospectus), when filed, to comply in all material respects with all applicable Legal Requirements, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement (including the Proxy Statement/Prospectus), (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the date on which the Registration Statement is initially filed with the SEC and (iv) keep the Registration Statement effective for so long as necessary to complete the Reclassification and the Merger.
(c) If, at any time prior to the SPAC Special Meeting, any information relating to SPAC or the Company, or any of their respective Affiliates, officers or directors, is discovered by SPAC or the Company which is required to be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly inform the other Parties and each of SPAC and the Company shall cooperate reasonably in connection with preparing an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminating such information to the SPAC Shareholders.
(d) The Company and SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws. The Company and SPAC agree to use commercially reasonable efforts to promptly provide the other Party with all information in its possession concerning the business, management, operations and financial condition of such Party reasonably requested by the other Party for inclusion in the Registration Statement. The Company and SPAC shall cause the officers and employees of such Party to be reasonably available, during such Party’s normal business hours, to the other Party and its counsel, auditors and other advisors in connection with the drafting of the Registration Statement and responding in a timely manner to comments on the Registration Statement from the SEC.
7.2. SPAC Shareholder Approval.
(a) SPAC shall, prior to the Proxy Statement/Prospectus Clearance Date, set a record date that is mutually agreed upon by SPAC and the Company (the “SPAC Record Date”) for determining the SPAC Shareholders entitled to attend the SPAC Special Meeting. SPAC shall timely commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act. Promptly following the Proxy Statement/Prospectus Clearance Date, SPAC shall file the definitive Proxy Statement/Prospectus with the SEC and cause the Proxy Statement/Prospectus to be mailed to each SPAC Shareholder of record as of the SPAC Record Date.
(b) SPAC shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold an extraordinary general meeting of the SPAC Shareholders (the “SPAC Special Meeting”) for the purpose of obtaining the SPAC Shareholder Approval, which meeting shall be held not more than thirty (30) days after the Proxy Statement/Prospectus Clearance Date and in any event prior to the Outside Date. Without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the SPAC Shareholder Matters shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Shareholders at the SPAC Special Meeting; provided, that, notwithstanding the foregoing, SPAC may propose other matters to be acted on by the SPAC Shareholders at the SPAC Special Meeting if it reasonably determines that such other matters are reasonably necessary in order to consummate the Transactions. SPAC shall use commercially reasonable efforts to obtain the SPAC Shareholder Approval at the SPAC Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the SPAC Shareholder Approval. Subject to the proviso in the immediately following sentence, SPAC shall include the SPAC Recommendation in the Proxy Statement/Prospectus. The SPAC Board shall not (and no committee or subgroup of the SPAC Board shall) (i) (A) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, any previous recommendation of the Transaction or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Acquisition Proposal (any action described in the foregoing clause (i)(A) or (i)(B), a “Change in Recommendation”); provided, that the SPAC Board may make a Change in Recommendation prior to receipt of the SPAC Shareholder Approval if it determines in good faith that it is required to do so in order to comply with fiduciary duties under Legal Requirements of the Cayman Islands; provided, further, that even if the SPAC Board makes a Change in Recommendation in accordance with this Section 7.2(b), SPAC shall comply with its obligations in the first two (2) sentences of this Section 7.2(b) and in Section 7.2(c).
(c) Notwithstanding anything to the contrary contained in this Agreement, SPAC shall not postpone or adjourn the SPAC Special Meeting except in accordance with this Section 7.2(c). SPAC shall be entitled to (subject to the approval of the SPAC Special Meeting where required in the case of an adjournment) (and, in the case of the following clauses (iii) and (iv), at the request of the Company, SPAC shall) postpone or adjourn the SPAC Special Meeting: (i) after consultation with the Company, to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the SPAC Board has determined in good faith is required by applicable Legal Requirements is disclosed and promptly disseminated to the SPAC Shareholders prior to the SPAC Special Meeting to the extent required by applicable Legal Requirements; (ii) if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Special Meeting; (iii) to seek withdrawals of redemption requests from the SPAC Shareholders if SPAC or the Company reasonably expects that the condition set forth in Section 8.2(e) would not be satisfied at the Closing; or (iv) in order to solicit additional proxies from the SPAC Shareholders for purposes of obtaining approval of the SPAC Shareholder Matters; provided that in the event of a postponement or adjournment pursuant to the foregoing clauses (i) or (ii) the SPAC Special Meeting shall be reconvened as promptly as practicable, to the extent permitted under the SPAC Memorandum and Articles of Association, following such time as the matters described in such clauses have been resolved; provided, further, that, without the consent of the Company, in no event shall SPAC adjourn the SPAC Special Meeting for more than fifteen (15) days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date; and, provided, further, that in no event shall SPAC be required to postpone or adjourn the SPAC Special Meeting more than three (3) times.
7.3. Company Shareholder Approval. The Company shall, as promptly as practicable following the Proxy Statement/Prospectus Clearance Date, duly call, give notice of and hold a special meeting of the Company Shareholders (the “Company Special Meeting”) for the purpose of obtaining the approval of the Company Shareholder Matters, which meeting shall be held not more than thirty (30) days after the Proxy Statement/Prospectus Clearance Date and in any event prior to the Outside Date. Without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company Shareholder Matters shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the Company Shareholders at the Company Special Meeting; provided, that, notwithstanding the foregoing, the Company may propose other matters to be acted on by the Company Shareholders at the Company Special Meeting if it reasonably determines that such other matters are reasonably necessary in order to consummate the Transactions. The Company shall use commercially reasonable efforts to obtain the approval of the Company Shareholder Matters at the Company Special Meeting, including by soliciting proxies as promptly as practicable in accordance with applicable Legal Requirements for the purpose of seeking the approval of the Company Shareholder Matters. Subject to the proviso in the immediately following sentence, the Company shall make the Company Recommendation to the Company Shareholders at the appropriate time prior to or during the Company Special Meeting. The Company Board shall not (and no committee or subgroup of the Company Board shall) make a Change in Recommendation; provided, that the Company Board may make a Change in Recommendation prior to receipt of the Company Shareholder Approval if it is required to do so by their fiduciary duties under Israeli Law; provided, further, that even if the Company Board makes a Change in Recommendation in accordance with this Section 7.3, the Company shall still hold the Company Special Meeting, and the Company shall comply with its obligations in the first two (2) sentences of this Section 7.3.

7.4. Certain Regulatory Matters.
(a) Each of the Parties shall use commercially reasonable efforts to (and SPAC shall direct SPAC Sponsor to use commercially reasonable efforts to) take, or cause to be taken, or to do or cause to be done, all actions and things necessary or advisable to consummate and make effective as promptly as practicable the Transactions. Without limiting the generality of the foregoing, as promptly as practicable following the date of this Agreement, the Parties shall make, and, if applicable, SPAC shall direct SPAC Sponsor to make, all filings, notices, waiver requests, applications and other submissions to any Governmental Entity (the “Required Regulatory Filings”) that are necessary or advisable in connection with all consents, approvals, orders, authorizations, clearances, licenses, waivers and exemptions that are necessary, proper or advisable to be obtained with respect to the Transactions (the “Required Regulatory Approvals”). The Parties shall promptly and in good faith respond to all information requested of them by any Governmental Entity in connection with such Required Regulatory Filings and otherwise reasonably cooperate in good faith with each other and such Governmental Entities in connection with the Required Regulatory Filings and obtaining the Required Regulatory Approvals. Each Party will (and SPAC shall direct SPAC Sponsor to) promptly furnish to the other Party such information and assistance as the other may reasonably request in connection with its preparation of any Required Regulatory Filings (including, in the case of SPAC, providing any required information concerning SPAC Sponsor) and will take all other commercially reasonable actions necessary or advisable to cause the expiration or termination of any applicable waiting periods with respect to any Required Regulatory Approval as soon as practicable. Unless prohibited by any applicable Legal Requirement or Governmental Entity, the Company shall promptly furnish to SPAC, and SPAC shall (and SPAC shall direct SPAC Sponsor to) promptly furnish to the Company, copies of any notices or substantive written communications received by such Party or any of its Affiliates from any Governmental Entity with respect to the Transactions, and each Party shall permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Entity concerning the Transactions; provided that none of the Parties shall enter into any binding agreement with any Governmental Entity with respect to the Transactions without the written consent of the other Parties. To the extent not prohibited by any applicable Legal Requirement, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel (and, if applicable, to direct SPAC Sponsor to provide to the Company and its counsel), the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates (including, in the case of SPAC, the SPAC Sponsor), agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(a) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall (and SPAC shall direct SPAC Sponsor not to) willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Required Regulatory Approvals. SPAC shall be responsible for any acts or omissions of SPAC Sponsor that are not in accordance with the terms of this Section 7.4(a).
(b) As promptly as practicable (and in any event within ten (10) Business Days) following the date hereof, the Company shall prepare and file with the ITA an application to receive the Merger Consideration Tax Ruling and the Capital Restructuring Tax Ruling (the “Specified Tax Approvals”). The Company shall use commercially reasonable efforts to obtain the Specified Tax Approvals. SPAC and the Company shall reasonably cooperate with each other with respect to obtaining the Specified Tax Approvals. Without limiting the generality of the foregoing, the Company and SPAC and their respective Israeli counsels shall cooperate with respect to all filings, notices, waiver requests, applications and other submissions to the ITA that are necessary or advisable in connection with the Specified Tax Approvals (the “Specified Filings”). Each Party will (and SPAC shall direct SPAC Sponsor to) promptly furnish to the other Party such information and assistance as such other Party may reasonably request in connection with its preparation of any Specified Filings (including by providing any required information concerning SPAC Sponsor). For the avoidance of doubt, the Company shall not file any Specified Filings without first consulting with SPAC’s Israeli counsel and granting it the opportunity to review, comment on and approve such filing. The Company shall keep the SPAC and its Israeli counsel reasonably updated of any discussions, meetings, significant conference calls, material correspondences and any exchange of drafts with the ITA relating to the Specified Filings or the Specified Tax Approvals. In connection with obtaining any Specified Tax Approval, each of the Company and SPAC may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 7.4(b) as “counsel only” and any such sensitive materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. No Party shall (and SPAC shall direct SPAC Sponsor not to) willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any of the Specified Tax Approvals. The final text of the Specified Tax Approvals shall be subject to the approval of SPAC, if such Specified Tax Approval includes any condition, restriction, obligation or liability applicable to any SPAC Party; provided, however, that SPAC may not withhold its approval with respect to the Merger Consideration Tax Ruling on the ground that such ruling (i) does not specify that any SPAC Shareholder that was a shareholder of SPAC prior to the initial public offering of SPAC or that is a 5% Holder is not subject to Israeli tax with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable pursuant to this Agreement, by virtue of Section 104H of the Ordinance, or (ii) does not provide an exemption from withholding with respect to any portion of the Trust Account, the Merger Consideration or the Company Warrants payable or otherwise deliverable to any SPAC Shareholder that was a shareholder of SPAC prior to the initial public offering of SPAC or that is a 5% Holder. If either the Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling is obtained, the Company shall promptly provide to SPAC a copy of such Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling, as applicable, including a copy of any executed consent letter delivered to the ITA in accordance with the provisions of such Merger Consideration Tax Ruling or the Capital Restructuring Tax Ruling, as applicable. If the Capital Restructuring Tax Ruling is not timely obtained, the Parties shall cooperate in good faith to effectuate the alternative Capital Restructuring as set forth in Section 7.4(b) of the Company Disclosure Letter.
(c) In connection with the Transactions contemplated hereby, each of the Company and SPAC shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and SPAC shall substantially comply with any Antitrust Information or Document Requests. Each of the Company and SPAC shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act (unless any announcement from the applicable Governmental Entities to the effect that early termination of any waiting period under the HSR Act is temporarily suspended remains in effect) and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Order which would prohibit, make unlawful or delay the consummation of the Transactions contemplated hereby.
(d) Nothing in this Section 7.4 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with SPAC’s and the Company’s prior written consent.
(e) Any filing fees required by Governmental Entities, including with respect to the Required Regulatory Approvals, any Specified Tax Approval or any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, shall be borne fifty percent (50)% by SPAC and fifty percent (50)% by the Company.

(f) Without limiting the Parties’ obligations under this Section 7.4, in the event that SPAC and the Company disagree, with respect to matters relating to the Required Regulatory Filings, Required Regulatory Approvals, Specified Tax Approvals, Specified Filings, the HSR Act or any filing with any Governmental Entity, the Company’s decision shall control so long as such decision does not result in a disproportionately adverse effect on SPAC or SPAC Parties.
7.5. Other Filings; Press Release.
(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. SPAC shall not file the Signing Form 8-K with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), unless otherwise required to do so pursuant to applicable Legal Requirements.
(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed upon joint press release announcing the execution of this Agreement.
7.6. Confidentiality; Communications Plan; Access to Information.
(a) The Confidentiality Agreement, and the terms thereof, are hereby incorporated herein by reference. As of the Effective Time, the Confidentiality Agreement will automatically terminate; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms until the one (1) year anniversary of the date this Agreement is terminated.
(b) SPAC and the Company shall reasonably cooperate in good faith to create and implement a mutually agreed upon (such agreement not to be unreasonably withheld, conditioned or delayed) communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of the Parties or any of their respective Affiliates will make any public announcement or issue any public communication regarding this Agreement, the other Transaction Agreements or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by SPAC or any of its Affiliates, or SPAC, in the case of a public announcement by the Company or any of its Affiliates (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) for routine disclosures to Governmental Entities made by the Company in the ordinary course of business; (ii) if such announcement or other communication is required by applicable Legal Requirements (provided that, to the extent permitted by applicable Legal Requirements, the disclosing Party first shall, to the extent reasonably practicable, allow such other Parties to review such public announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith); (iii) subject to this Section 7.6, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; (iv) in the case of the Company, communications to banks, customers or suppliers of the Group Companies as the Company determines in good faith to be reasonably appropriate for purposes of seeking any consents and approvals required in connection with the Transactions and are made subject to an obligation of confidentiality; (v) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.4 or this Section 7.6(b); (vi) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vii) to enforce any of their respective rights or comply with any of their respective obligations under this Agreement or any other Transaction Agreement.
(c) From the date hereof until the Closing and subject to the Confidentiality Agreement, the Company will afford SPAC and its financial advisors, accountants, counsel and other representatives reasonable access during the Company’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Group Companies, as SPAC may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of such Group Companies; provided, further, that such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access could jeopardize the health and safety of any employee of the Group Companies. From the date hereof until the Closing and subject to the Confidentiality Agreement, SPAC will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during SPAC’s normal business hours, upon reasonable notice, to the properties, books, records and personnel of SPAC, as the Company may reasonably request solely for purposes of facilitating the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to materially interfere with the businesses or operations of SPAC; provided, further, that such access may be limited to the extent SPAC reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access could jeopardize the health and safety of any employee of SPAC or the SPAC Sponsor. Notwithstanding anything to the contrary set forth in this Section 7.6(c), no Party shall be required to take any action, provide any access or furnish any information that such Party in good faith reasonably believes would be reasonably likely to (i) cause or constitute a waiver of the attorney-client or other privilege, (ii) violate any applicable Legal Requirement, or (iii) violate any Contract to which such Party is a party or bound; provided, that the Parties agree to use commercially reasonable efforts to make alternative arrangements to allow for such access or furnishings in a manner that does not result in the events set out in the foregoing clauses (i) through (iii).
7.7. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, and without limiting the obligations of any Party under Section 7.4, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts to: (a) cause the conditions set forth in Article VIII to be satisfied prior to the Outside Date; (b) defend any Actions challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (c) execute and deliver any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.
7.8. Company and SPAC Securities Listings.
(a) From the date hereof through the Closing, SPAC shall use its commercially reasonable efforts to ensure that SPAC remains listed as a public company on, and for SPAC Class A Shares and Public Warrants (but, in the case of Public Warrants, only to the extent issued as of the date hereof) to be listed on, NASDAQ. Prior to the Closing Date, SPAC shall cooperate with the Company and use commercially reasonable efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Shares and Public Warrants to be delisted from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.
(b) From the date hereof through the Closing, SPAC will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Legal Requirements.
(c) The Company will use its commercially reasonable efforts to cause: (i) the Company’s initial listing application with NASDAQ in connection with the Transactions to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (iii) the Class A Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including in the Merger, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the Proxy Statement/Prospectus Clearance Date, and in any event prior to the Effective Time.
7.9. No Claim Against Trust Account. The Company acknowledges and understands that SPAC has established the Trust Account for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another business combination, are not consummated by March 1, 2023 or such later date as approved by the shareholders of SPAC to complete a business combination, SPAC will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, for and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company (on behalf of itself and its Subsidiaries) hereby irrevocably waives any past, present or future right, title, interest or claim of any kind that it has or may have in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with SPAC; provided, that nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against assets of SPAC held outside the Trust Account or pursuant to Section 11.6 for specific performance or other equitable relief in connection with the Transactions. This Section 7.9 shall survive the termination of this Agreement for any reason.
7.10. No Solicitation.
(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of SPAC and the Company shall not, and shall cause its respective Subsidiaries not to, and shall direct its Representatives not to, directly or indirectly, other than as contemplated by this Agreement: (i) solicit, initiate or knowingly encourage any inquiries or proposals by, or provide any non-public information to, any Person (other than the Company, SPAC and their respective Representatives) concerning any Alternative Acquisition Proposal; (ii) enter into or continue any discussions, negotiations or transactions with or respond to any inquiries or proposals by any Person (other than the Company, SPAC and their respective Representatives) concerning any Alternative Acquisition Proposal; or (iii) enter into any agreement regarding any Alternative Acquisition Proposal. For purposes of this Agreement, “Alternative Acquisition Proposal” shall mean (i) with respect to SPAC, any merger, consolidation, purchase of controlling ownership interests or all or substantially all of the assets of, by or otherwise involving SPAC, or any recapitalization or other business combination transaction involving SPAC or (ii) with respect to the Company, any inquiry, proposal or offer from any Person (other than SPAC) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) five percent (5%) or more of the Outstanding Company Equity Securities or (2) twenty-five percent (25%) or more (based on the fair market value thereof, as determined by the Company Board) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, (B) any tender offer or exchange offer that, if consummated, would result in any Person owning, directly or indirectly, five percent (5%) or more of the Outstanding Company Equity Securities or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Person (other than SPAC) would own, directly or indirectly, five percent (5%) or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in the case of the foregoing clauses (A), (B) and (C), the Transactions or any such transaction by the Company or its Subsidiaries in the ordinary course of business that would not be a breach of Section 6.1(b)(i).
(b) Each Party shall promptly notify the other Parties if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to an Alternative Acquisition Proposal (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement.
7.11. Trust Account. Upon satisfaction or, to the extent permitted by applicable Legal Requirement, waiver of the conditions set forth in Article VIII and provision of notice thereof to Continental Trust (which notice SPAC shall provide to Continental Trust in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental Trust pursuant to the Trust Agreement to be so delivered, including providing Continental Trust with the termination letter substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”); and (ii) shall make all appropriate arrangements to cause Continental Trust to distribute the Trust Account as directed in the Trust Termination Letter, including all amounts payable: (A) to each SPAC Shareholder who properly elects to have such SPAC Shareholder’s SPAC

Class A Shares redeemed for cash in accordance with the provisions of SPAC’s Governing Documents; (B) to pay all SPAC Transaction Costs and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
7.12. Director and Officer Matters.
(a) The Company and the Surviving Company agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of SPAC (each, together with such person’s heirs, executors or administrators, a “SPAC D&O Indemnified Party”), as provided in its Governing Documents and any indemnification agreement with such SPAC D&O Indemnified Party, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing until the six (6) year anniversary of the Closing. For a period of six (6) years from the Closing Date, (i) the Surviving Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents and any indemnification agreement with such SPAC D&O Indemnified Party, in each case, as in effect immediately prior to the Closing Date (such provisions, the “D&O Indemnification Provisions”), (ii) the Surviving Company shall not amend, repeal or otherwise modify any such D&O Indemnification Provisions in any manner that would adversely affect the rights thereunder of any SPAC D&O Indemnified Party and (iii) the Company shall honor and guarantee all payments required to be made by the Surviving Company with respect to all such D&O Indemnification Provisions to the fullest extent permissible under Israeli or Cayman Islands law, including by funding the payment obligations of the Surviving Company pursuant thereto; provided, however, that all rights to exculpation, indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim, to the fullest extent permissible under Israeli or Cayman Islands law.
(b) Prior to the Closing, SPAC shall purchase pre-paid non-cancellable “tail” or “runoff” directors’ and officers’ liability insurance (the “SPAC D&O Tail Policy”) in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, including the transactions contemplated hereby, covering each such Person that is covered by SPAC’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement on terms and conditions, including retentions and amounts, no less favorable in the aggregate than those of SPAC’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement for the six (6) year period following the Closing. The Surviving Company shall maintain the SPAC D&O Tail Policy in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, as applicable, to the fullest extent permissible under Israeli or Cayman Islands law, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.12(b).
(c) The rights of each SPAC D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of SPAC, any other indemnification arrangement, any Legal Requirement or otherwise. The provisions of this Section 7.12 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the SPAC D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.12.
(d) If the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.12.
(e) The Senior Management Team shall be the senior management team of the Surviving Company from and after the Effective Time, and will continue to serve in their existing positions with substantially similar employment arrangements at the Surviving Company.
7.13. Tax Matters.
(a) Transfer Taxes. Notwithstanding anything herein to the contrary (except as otherwise provided in Section 3.3 related to exchange procedures), transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by the Company. Unless otherwise required by applicable Legal Requirement, the Company shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and SPAC shall reasonably cooperate with respect thereto as necessary).
(b) FIRPTA Matters. On the Closing Date, SPAC shall provide the Company with a certificate prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided that notwithstanding anything to the contrary, in the event SPAC fails to deliver such certificate, the Transaction shall nonetheless be able to close and the Company shall be entitled to make a proper withholding of Tax to the extent required by applicable Legal Requirements.
7.14. Subscription Agreements. The Company will not amend any Subscription Agreement or waive any provision thereto in any manner that is material and adverse to SPAC without the prior written consent of SPAC.
7.15. Section 16 Matters. Prior to the Effective Time, the SPAC Board shall take all reasonable steps as may be required or permitted to cause any disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Merger by each director and officer of SPAC who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.
7.16. Board of Directors. The Parties shall take all action necessary so that the Company Board, immediately after the Effective Time (the “Closing Company Board”) shall include (a) Emanuel Friedman (the “Sponsor Director”) and (b) a number of additional directors to be determined by the Company before the Closing in consultation with SPAC, consistent with applicable SEC and exchange rules and applicable Legal Requirements. In furtherance of SPAC’s cooperation obligations under the foregoing sentence, prior to the Proxy Statement/Prospectus Clearance Date, SPAC shall provide the Company with a duly completed director questionnaire with respect to the Sponsor Director in form and substance reasonably acceptable to the Company along with a biography of the Sponsor Director suitable for inclusion in the Proxy Statement/Prospectus. In accordance with the Governing Documents of the Company as in effect as of the Closing, the Parties acknowledge and agree that the Closing Company Board will initially be a classified board with three (3) classes of directors and that each of the Founder Directors shall serve in a class of directors with an initial term effective from the Closing until the third annual meeting of the Company Shareholders held following the Closing.
7.17. Incentive Equity Plan. Prior to the Closing Date, the Company shall approve and adopt, subject to receipt of the Company Shareholder Approval, the incentive equity plan substantially in the form attached hereto as Exhibit C (with such changes as mutually agreed to by the Parties) (the “Incentive Equity Plan”), to hire and incentivize its and its Subsidiaries’ directors, individual independent contractors, managers, executives and other employees, and at the Closing shall reserve thereunder a total pool of awards of Company Ordinary Shares as set forth on Exhibit C. As soon as reasonably practicable following the Closing, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the Incentive Equity Plan.
7.18. PCAOB Financials. The Company shall use commercially reasonable efforts to, as promptly as reasonably practicable, but in no event later than ninety (90) days, following the date of this Agreement in the case of the 2020 and 2019 financials, and in no event later than April 30, 2022 in the case of the 2021 financials (if 2021 financials will be required to be included in the Registration Statement) (in each case, the “PCAOB Deadline”), obtain from a “big four” accounting firm PCAOB compliant audited financial statements for the Company’s fiscal years ending December 31, 2021 (if required to be included in the Registration Statement), December 31, 2020 and December 31, 2019 that satisfy SEC filing requirements for the Registration Statement (including the Proxy Statement/Prospectus) and are prepared in accordance with U.S. GAAP

(the “PCAOB Financials”). The auditor engaged to audit the PCAOB Financials is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.
7.19. Use of Proceeds. The Company shall not use the proceeds from the Transactions for the repurchase of Company Shares held by existing Company Shareholders prior to the Effective Time or the payment of dividends to such Company Shareholders, in each case if such repurchase of Company Shares or payment of dividends, as applicable, does not apply pro rata to all post-Closing Company Shareholders, including the SPAC Shareholders.
7.20. Repayment of SPAC Notes. At the Closing, SPAC shall repay all amounts owed under the SPAC Working Capital Notes, if any.
7.21. Warrant Agreement. Immediately prior to the Effective Time, the Company, SPAC and the Exchange Agent shall enter into an assignment and assumption agreement, the terms of which shall be agreed by the Parties in good faith, pursuant to which SPAC shall assign to the Company, and the Company shall assume from SPAC, all of SPAC’s rights, interests and obligations in and under the Warrant Agreement, and the terms and conditions of the Warrant Agreement shall be amended and restated to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.2(d) (the “Amended and Restated Warrant Agreement”).
ARTICLE VIII

CONDITIONS TO THE TRANSACTION
8.1. Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a) The Required SPAC Shareholder Approval shall have been obtained.
(b) The Company Shareholder Approval shall have been obtained.
(c) SPAC shall have at least $5,000,001 of net tangible assets following any SPAC Shareholder Redemption.
(d) There shall not be in effect any injunction or other order of any Governmental Entity of competent jurisdiction prohibiting, enjoining or making illegal the consummation of the Transactions.
(e) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement.
(f) The Class A Company Ordinary Shares issuable as the Merger Consideration, as well as the Company Warrants to be issued in connection with the Closing, shall be approved for listing upon the Closing on the NASDAQ (or any other public stock market or exchange in the United States as may be agreed by the Company and SPAC), subject to notice of official issuance.
(g) The waiting period or periods under the HSR Act applicable to the Transactions shall have expired or been terminated.
8.2. Additional Conditions to Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent permitted by applicable Legal Requirements), in writing, exclusively by the Company:
(a) (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “SPAC Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date); and (ii) all other representations and warranties set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made on and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except in the case of this clause (ii), where any failure of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.
(b) SPAC shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.
(c) Since the date of this Agreement, there shall not have occurred any SPAC Material Adverse Effect.
(d) SPAC shall have delivered to the Company a certificate, signed by an authorized executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c).
(e) Available Cash shall equal or exceed $200,000,000.
8.3. Additional Conditions to the Obligations of SPAC. The obligations of SPAC to effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent permitted by applicable Legal Requirements), in writing, exclusively by SPAC:
(a) (i) The Fundamental Representations of the Company and Merger Sub shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or any similar limitation contained therein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of the Company and Merger Sub set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein) at and as of the Closing as though made at and as of the Closing (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except, in the case of this clause (ii), where any failure of such representations and warranties of the Company to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Each of the Company and Merger Sub shall have performed or complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, in each case in all material respects.
(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(d) The Company shall have delivered to SPAC a certificate, signed by an authorized executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c).
ARTICLE IX

TERMINATION
9.1. Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written agreement of SPAC and the Company;

(b) by either SPAC or the Company if the Closing shall not have occurred by July 15, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c) by either SPAC or the Company if a Governmental Entity shall have issued any final non-appealable Order, or any applicable Legal Requirement shall be in effect, making the Transaction illegal or permanently prohibiting the Transactions, including the Merger;
(d) by the Company, if any representation or warranty of SPAC set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if SPAC breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach by SPAC is curable by SPAC prior to the Outside Date, then the Company must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to SPAC of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that SPAC continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach by the Company and such breach has not been cured or (B) if such inaccuracy or breach by SPAC is cured during such 30-day period);
(e) by SPAC, if any representation or warranty of the Company or Merger Sub set forth in this Agreement was inaccurate as of the date of this Agreement or becomes inaccurate or if the Company or Merger Sub breaches any covenant or agreement set forth in this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such inaccuracy or breach; provided that if such inaccuracy or breach is curable by the Company or Merger Sub, as applicable, prior to the Outside Date, then SPAC must first provide written notice of such inaccuracy or breach and may not terminate this Agreement under this Section 9.1(e) until the earlier of: (i) thirty (30) days after delivery of written notice from SPAC to the Company of such inaccuracy or breach; and (ii) the Outside Date; provided, further, that the Company continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that SPAC may not terminate this Agreement pursuant to this Section 9.1(e) if: (A) it shall have materially breached this Agreement such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach by SPAC and such breach has not been cured; or (B) if such inaccuracy or breach by the Company or Merger Sub, as applicable, is cured during such 30-day period);
(f) by the Company or SPAC, if, at the SPAC Special Meeting (after taking into account any adjournments thereof), the Required SPAC Shareholder Approval is not obtained;
(g) by SPAC or the Company, if, at the Company Special Meeting (after taking into account any adjournments thereof), the Company Shareholder Approval is not obtained; or
(h) by SPAC, if the Company has not delivered the PCAOB Financials to the SPAC pursuant to Section 7.18 on or prior to the PCAOB Deadline.
9.2. Notice of Termination; Effect of Termination.
(a) Any termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.
(b) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 7.6, Section 7.9, this Section 9.2, Article XI (General Provisions) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any Intentional Fraud.

ARTICLE X

NO SURVIVAL
10.1. No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary (including Section 11.14) shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) the liability of any Person with respect to Intentional Fraud.
ARTICLE XI

GENERAL PROVISIONS
11.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to SPAC, to:

EJF Acquisition Corp.
2107 Wilson Boulevard
Suite 410
Arlington, VA 22201
Attention:	Kevin Stein
Email:	*@ejfcap.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Attention:	Jonathan Corsico
Email:	jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Mark Brod; Michael Wolfson
Email:	mbrod@stblaw.com; mwolfson@stblaw.com

and

Herzog Fox & Neeman
Herzog Tower, 6 Yitzhak Sadeh Street
Tel Aviv 6777506, Israel
Attention:	Ory Nacht, Adv.
Email:	nachto@herzoglaw.co.il

and

Walkers
190 Elgin Avenue
George Town, Grand Cayman
KY1-9001
Cayman Islands
Attention:	Andrew Barker
Email:	andrew.barker@walkersglobal.com

if to the Company or Merger Sub to:

Pagaya Technologies Ltd.
90 Park Ave,
New York, NY 10016
Attention:	Gal Krubiner
Richmond Glasgow
Email:	*@pagaya-inv.com
*@pagaya.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Jeffrey A. Brill
Maxim Mayer-Cesiano
B. Chase Wink
Email:	jeffrey.brill@skadden.com
maxim.mayercesiano@skadden.com
b.chase.wink@skadden.com

Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv
6789141
Israel
Attention:	Aaron M. Lampert
Sharon Gazit
Email:	aaron.lampert@goldfarb.com
sharon.gazit@goldfarb.com

and

Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands
Attention:	Suzanne Correy
Email:	Suzanne.Correy@maples.com
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one (1) method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
11.2. Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this

Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include all genders. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available,” “provided” or “delivered” mean that the subject documents or other materials were included in and available at the “Pagaya– Sponsor DD (Post LOI)” online datasite hosted by Finsight Group, Inc prior to the date of this Agreement. References to “$” or “dollar” shall be references to United States dollars and references to NIS means New Israeli Shekels. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word “or” shall be disjunctive but not exclusive. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day (or, if the applicable period is measured by reference to Israeli Business Days or U.S. Business Days, the next succeeding Israeli Business Day or U.S. Business Day). References to a particular statute or regulation including all rules and regulations promulgated thereunder and any amendment or successor to such statute or regulation. References to a Contract shall include any amendments thereto. All references to currency amounts in this Agreement shall mean United States dollars. References to “ordinary course of business” (or similar references) shall mean the ordinary course of business consistent with past practice (including as to amounts and terms, as applicable), but taking into account the circumstances, including restrictions imposed by Legal Requirements and health and safety considerations relating to COVID-19 and any relevant COVID-19 Measures.
11.3. Counterparts; Electronic Delivery. This Agreement, the Transaction Agreements and each other document executed in connection with the Transactions may be executed in multiple counterparts, all of which shall be considered one (1) and the same document and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.
11.4. Entire Agreement; Third Party Beneficiaries. This Agreement, the Company Disclosure Letter, SPAC Disclosure Letter, the other Transaction Agreements (including the Confidentiality Agreement) and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits hereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.12, this Section 11.4 and Section 11.14 (which will be for the benefit of the Persons set forth therein and herein), are not intended to confer upon any other Person other than the Parties any rights or remedies. Notwithstanding anything to the contrary contained herein, the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce this Section 11.4.
11.5. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
11.6. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one (1) remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree that each Party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any Action by any other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
11.7. Governing Law. This Agreement and the consummation the Transactions, and any Action arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof, except that transactions contemplated by Section 2.6 shall be governed by and in accordance with the laws of the Cayman Islands to the extent required by Legal Requirements.
11.8. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Legal Requirement or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.9. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.
11.10. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions.
11.11. Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.
11.12. Amendment. This Agreement may be amended by the Parties at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the Parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the Party against whom it is sought to be enforced, or shall affect the right of any Party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.
11.13. Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any Party to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such provision as contemplated herein
11.14. Non-Recourse.
(a) Except in the case of claims against a Person in respect of such Person’s Intentional Fraud:
(i) this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC and Merger Sub as named Parties; and
(ii) except to the extent a Party to this Agreement (and then only to the extent of the specific obligations undertaken by such Party), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of the Company, SPAC or Merger Sub shall have any liability (whether in Contract, tort, equity or otherwise) for any one (1) or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one (1) or more of the Company, SPAC or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.
(b) Notwithstanding the foregoing, a Related Party may have (and this Section 11.14 shall no way amend, alter, limit or otherwise effect) obligations under any documents, agreements, or instruments delivered contemporaneously herewith if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth herein, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.
11.15. Legal Representation. The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “SPAC Counsel Waiving Parties”), that each of Simpson Thacher & Bartlett LLP and Herzog Fox & Neeman (collectively, “SPAC Counsel”) may represent the stockholders or holders of other equity interests of the SPAC Sponsor or any of its directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Counsel WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, on behalf of itself and the SPAC Counsel Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to SPAC Counsel’s prior representation of the SPAC Sponsor, SPAC and its Subsidiaries, or other SPAC Counsel Waiving Parties. The Company, for itself and the SPAC Counsel Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the SPAC Sponsor, SPAC, or its Subsidiaries, or any other member of the SPAC Counsel WP Group, on the one hand, and SPAC Counsel, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the SPAC Counsel WP Group (the “SPAC Counsel Privileged Communications”), without any waiver thereof. The Company, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the SPAC Counsel Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Company agrees not to assert that any privilege has been waived as to the SPAC Counsel Privileged Communications, by virtue of the Merger.
11.16. Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure made by a Party in the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, or any section thereof, with reference to any section of Article IV or Article V of this Agreement or section of the Company Disclosure Letter, or SPAC Disclosure Letter, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of the Company Disclosure Letter or SPAC Disclosure Letter, as applicable. Certain information set forth in the Company Disclosure Letter, or SPAC Disclosure Letter is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.
PAGAYA TECHNOLOGIES LTD.

By:	/s/ Avi Zeevi
	Name:	Avi Zeevi
	Title:	Chairman of the Board of Directors

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer

RIGEL MERGER SUB INC.

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Director
[Signature Page to Agreement and Plan of Merger]

EJF ACQUISITION CORP.

By:	/s/ Kevin Stein
	Name:	Kevin Stein
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit F
The Companies Act (As Revised) of the Cayman Islands
Plan of Merger
This plan of merger (the “Plan of Merger”) is made on [date] between EJF Acquisition Corp. (the “Surviving Company”) and Rigel Merger Sub Inc. (the “Merging Company”).
Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).
Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.
Whereas the directors of the Merging Company and the directors of the Surviving Company have resolved that it is in the best interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).
Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated September 15, 2021 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.
Now therefore this Plan of Merger provides as follows:
1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.
2	The surviving company (as defined in the Statute) is the Surviving Company.
3
The registered office of the Surviving Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

5	Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 shares of a par value of US$1.00 each.
6
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Merger Agreement in the form annexed at Annexure 1 hereto.

8
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

9
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date.

10	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.
11	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

12	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
13	The names and addresses of each director of the surviving company (as defined in the Statute) are:
13.1 Gal Krubiner of 90 Park Ave, New York, NY 10016
14	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.
15
This Plan of Merger has been authorised by the shareholders of each of the Surviving Company and the Merging Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company and written resolutions of the sole shareholder of the Merging Company, as applicable.

16	At any time prior to the Effective Date, this Plan of Merger may be:
16.1 terminated by the board of directors of either the Surviving Company or the Merging Company;
16.2 amended by the board of directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and
(b)	effect any other changes to this Plan of Merger which the board of directors of both the Surviving Company and the Merging Company expressly authorise.
17	This Plan of Merger may be executed in counterparts.
18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[signature page to follow]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
EJF Acquisition Corp.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Rigel Merger Sub Inc.	)

Annexure 1

Agreement and Plan of Merger

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

EJF ACQUISITION CORP.

(EFFECTIVE ON [   ] PURSUANT TO PLAN OF MERGER DATED [   ])

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
EJF ACQUISITION CORP.

(EFFECTIVE ON [   ] PURSUANT TO PLAN OF MERGER DATED [   ])
1	The name of the Company is EJF Acquisition Corp.
2
The Registered Office of the Company shall be at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member’s shares.
5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
EJF ACQUISITION CORP.

(EFFECTIVE ON [   ] PURSUANT TO PLAN OF MERGER DATED [   ])
1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:
“Articles”	means these articles of association of the Company.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Company”	means the above named company.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”
means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Share”	means a share of any class in the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;
(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;
(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;
(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares
3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a

Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.
3.2	The Company shall not issue Shares to bearer.
4	Register of Members
4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.
4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date
5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares
6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7	Transfer of Shares
7.1
Subject to Article 3.1, Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

7.2
The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares
8.1
Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

8.2
Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
8.4	The Directors may accept the surrender for no consideration of any fully paid Share.
9	Treasury Shares
9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.
9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).
10	Variation of Rights of Shares
10.1
If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares
The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12	Non Recognition of Trusts
The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13	Lien on Shares
13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares
14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares
15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares
16.1
If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Amendments of Memorandum and Articles of Association and Alteration of Capital
17.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;
(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

17.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

17.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
18	Offices and Places of Business
Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
19	General Meetings
19.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
19.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

19.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.
19.4
A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

19.5
The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

19.6
If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

19.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
20	Notice of General Meetings
20.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

20.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

21	Proceedings at General Meetings
21.1
No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

21.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

21.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

21.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

21.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

21.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

21.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

21.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

21.9
A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

21.10
Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

21.11	The demand for a poll may be withdrawn.
21.12
Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

21.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

21.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.
22	Votes of Members
22.1
Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.

22.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

22.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

22.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

22.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

22.6
On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

22.7
On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

23	Proxies
23.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

23.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

23.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

23.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

23.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

24	Corporate Members
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.
25	Shares that May Not be Voted
Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
26	Directors
There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
27	Powers of Directors
27.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

27.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

27.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

27.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

28	Appointment and Removal of Directors
28.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
28.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29	Vacation of Office of Director
The office of a Director shall be vacated if:
(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

30	Proceedings of Directors
30.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

30.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

30.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

30.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

30.5
A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

30.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

30.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

30.8
All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

30.9
A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

31	Presumption of Assent
A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.
32	Directors’ Interests
32.1
A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

32.2
A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

32.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.
32.4
No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

32.5
A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

33	Minutes
The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.
34	Delegation of Directors’ Powers
34.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

34.3
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

34.4
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
34.5
The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

35	Alternate Directors
35.1
Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

35.2
An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

35.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.
35.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.
35.5
Subject to the provisions of the Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

36	No Minimum Shareholding
The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37	Remuneration of Directors
37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal
38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve
39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.
39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation
The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41	Books of Account
41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit
42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
42.2
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.3
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices
43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

43.2
Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up
44.1
If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance
45.1
Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year
Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47	Transfer by Way of Continuation
If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48	Mergers and Consolidations
The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

Annex C
THE COMPANIES LAW, 5759-1999
A LIMITED LIABILITY COMPANY
ARTICLES OF ASSOCIATION
OF
PAGAYA TECHNOLOGIES LTD.
As Adopted on    , 2022
PRELIMINARY
1.	DEFINITIONS; INTERPRETATION.
(a)	In these Articles, the following terms (whether or not capitalized) shall bear the meanings set forth opposite them, respectively, unless the subject or context requires otherwise.
“Articles”	shall mean these Articles of Association, as amended from time to time.

“Board of Directors”	shall mean the Board of Directors of the Company.

“Chairperson”	shall mean the Chairperson of the Board of Directors, or the Chairperson of the General Meeting, as the context implies.

“Closing Date”	shall mean [•], 2022.

“Companies Law”
shall mean the Israeli Companies Law, 5759-1999 and the regulations promulgated thereunder. The Companies Law shall include reference to the Companies Ordinance (New Version), 5743-1983, of the State of Israel, to the extent in effect according to the provisions thereof.

“Company”	shall mean Pagaya Technologies Ltd.

“Director(s)”	shall mean the member(s) of the Board of Directors holding office at a given time.

“Economic Competition Law”	shall mean the Israeli Economic Competition Law, 5748-1988 and the regulations promulgated thereunder.

“External Director(s)”	shall have the meaning provided for such term in the Companies Law.

“General Meeting”	shall mean an Annual General Meeting or Special General Meeting of the Shareholders (each as defined in Article 24 of these Articles), as the case may be.

“Liquidation Event”
means a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the Company upon the consummation of which holders of Ordinary Shares would be entitled to exchange their Ordinary Shares for cash, securities or other property.

“NIS”	shall mean New Israeli Shekels.

“Office”	shall mean the registered office of the Company at a given time.

“Office Holder”	shall have the meaning provided for such term in the Companies Law.

“Securities Law”	shall mean the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder.

Shareholder(s)”	shall mean the shareholder(s) of the Company, at a given time.

(b)
Unless the context shall otherwise require: words in the singular shall also include the plural, and vice versa; any pronoun shall include the corresponding masculine, feminine and neuter forms; the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; the words “herein”, “hereof” and “hereunder” and words of similar import refer to these Articles in their entirety and not to any part hereof; all references herein to Articles or clauses shall be deemed references to Articles or clauses of these Articles; any references to any agreement or other instrument or law, statute or regulation are to it as amended, supplemented or restated, from time to time (and, in the case of any law, to any successor provisions or re-enactment or modification thereof being in force at the time); any reference to “law” shall include any law (‘din’) as defined in the Interpretation Law, 5741-1981 and any applicable supranational, national, federal, state, local, or foreign statute or law and shall be deemed also to refer to all rules and regulations promulgated thereunder; any reference to a “day” or a number of “days” (without any explicit reference otherwise, such as to business days) shall be interpreted as a reference to a calendar day or number of calendar days; any reference to a business day or business days shall mean each calendar day other than Saturday, Sunday, and any calendar day on which commercial banks in New York, New York or Tel Aviv, Israel are authorized or required by applicable law to close; reference to a month or year means according to the Gregorian calendar; any reference to a “person” shall mean any individual, partnership, corporation, limited liability company, association, estate, any political, governmental, regulatory or similar agency or body or other legal entity; and reference to “written” or “in writing” shall include written, printed, photocopied, typed, any electronic communication (including email, facsimile, signed electronically (in Adobe PDF, DocuSign or any other format)) or produced by any visible substitute for writing, or partly one and partly another, and signed shall be construed accordingly.

(c)	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.
(d)	The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted thereunder.
LIMITED LIABILITY
2.
The Company is a limited liability company and each Shareholder’s liability for the Company’s debts is therefore limited (in addition to any liabilities under any contract) to the payment of the full amount (par value (if any) and premium) such Shareholder was required to pay the Company for such Shareholder’s Shares (as defined below) and which amount has not yet been paid by such Shareholder.

COMPANY’S OBJECTIVES
3.	OBJECTIVES.
The Company’s objectives are to carry on any business, and do any act, which is not prohibited by law.
4.	DONATIONS.
The Company may donate a reasonable amount of money (in cash or in kind, including the Company’s securities) to worthy purposes, as the Board of Directors may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.
Share Capital
5.	AUTHORIZED SHARE CAPITAL.
The authorized share capital of the Company shall consist of (i) 8,000,000,000 Class A Ordinary Shares, without par value (the “Class A Shares”), and (ii) 2,000,000,000 Class B Ordinary Shares, without par value (the “Class B Shares”, and together with the Class A Shares, the “Shares” or the “Ordinary Shares”). The rights, powers and preferences of the Class A Shares and Class B Shares shall be as set forth in these Articles.

6.	INCREASE OF AUTHORIZED SHARE CAPITAL.
(a)
The Company may, from time to time, by a Shareholders’ resolution, whether or not all of the shares then authorized have been issued, and whether or not all of the shares theretofore issued have been called up for payment, increase its authorized share capital by increasing the number of shares it is authorized to issue by such amount, and such additional shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution shall provide.

(b)
Except to the extent otherwise provided in such resolution, any new shares included in the authorized share capital increase as aforesaid shall be subject to all of the provisions of these Articles that are applicable to shares that are included in the existing share capital.

7.	SPECIAL OR CLASS RIGHTS; MODIFICATION OF RIGHTS.
(a)
Subject to Section 8(d) below, the Company may, from time to time, by a Shareholders’ resolution, provide for shares with such preferred or deferred rights or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution.

(b)
If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class, unless otherwise provided by these Articles, may be modified or cancelled by the Company by a resolution of the General Meeting of the holders of all shares as one class, without any required separate resolution of any class of shares; provided, however, that (i) any modification to the rights attached to the Class B Shares shall require approval of Shareholders holding 100% of the then issued Class B Shares, and (ii) as long as any Class B Shares remain outstanding, any modification to (or cancellation of) any rights of the Class A Shares that is not applied in the same manner to the Class B Shares shall require approval of a majority of the Class A Shares represented and voted, in person or by proxy, in a Class Meeting convened for such purpose.

(c)
The provisions of these Articles relating to General Meetings shall apply, mutatis mutandis, to any separate General Meeting of the holders of the shares of a particular class (a “Class Meeting”), it being clarified that the requisite quorum at any such separate Class Meeting shall be two or more Shareholders present in person or by proxy and holding not less than thirty-three and one-third percent (33 1∕3%) of the issued shares of such class, provided, however, that if such separate Class Meeting was initiated by and convened pursuant to a resolution adopted by the Board of Directors and at the time of such meeting the Company is a “foreign private issuer” under U.S. securities laws, the requisite quorum at any such separate Class Meeting shall be two or more Shareholders present in person or by proxy and holding not less than twenty five percent (25%) of the issued shares of such class; provided, however, that at all times the requisite quorum at any such separate Class Meeting of the Class B Shares shall be Shareholders present in person or by proxy and holding not less than a majority of the issued shares of such class. The above notwithstanding, any Shareholder in default of its payment obligation under Article 14 hereof shall not accounted as a Shareholder for purposes of this Article. The provisions of Article 28(c) shall apply to adjourned Class Meetings, mutatis mutandis.

(d)
Unless otherwise provided by these Articles, an increase in the authorized share capital, the creation of a new class of shares, an increase in the authorized share capital of a class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or derogate or cancel the rights attached to previously issued shares of such class or of any other class; provided, however, that the creation of a new class of shares with more than one vote per share shall be considered a modification of the Class B Shares.

8.	CLASS A SHARES AND CLASS B SHARES.
Issuance
(a)
From and after the effective time of these Articles, additional Class B Shares may be issued only to, and registered in the name of, (i) Gal Krubiner, Yahav Yulzari and Avital Pardo (each a “Founder” and, together, the “Founders”) and (ii) any Permitted Class B Owner (as defined below).

Voting Power
(b)
Except as otherwise provided in these Articles or otherwise required by applicable law, each holder of Class A Shares shall be entitled to one (1) vote for each Class A Share held, and each holder of Class B Shares shall be entitled to ten (10) votes for each Class B Share held, in each case, as of the applicable record date set for the vote on any matter, whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means. Notwithstanding anything herein to the contrary, in no event shall the aggregate voting power of a holder of Class B Shares exceed the maximum voting power permitted under applicable law without effecting a tender offer.

Identical Rights
(c)
Except as otherwise expressly provided in this Article 8, the Class A Shares and Class B Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including without limitation:

(i)
Dividends and Distributions. Class A Shares and Class B Shares shall be treated equally and ratably, on a per share basis with respect to any dividend or distribution paid or distributed by the Company, unless different treatment of the shares of each such class is approved in separate Class Meetings of each of such classes, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment, provided, however, that in the event a distribution is paid in the form of shares or rights to acquire shares, the holders of Class A Shares shall receive Class A Shares (or rights to acquire such shares, as the case may be) while holders of Class B Shares shall receive Class B Shares (or rights to acquire such shares, as the case may be).

(ii)
Subdivision and Combination. If the Company effects a split, reverse split, subdivision or combination of the outstanding Class A Shares or Class B Shares, the outstanding shares of the other class will be subject to the same split, reverse split, subdivision or combination in the same proportion and manner, unless different treatment is approved in separate Class Meetings of each of

(iii)
Liquidation Event. Class A Shares and Class B Shares shall be treated equally, identically and ratably on a per share basis with respect to any consideration into which such Shares are converted or any consideration paid or otherwise distributed to shareholders of the Company in connection with a Liquidation Event, unless different treatment of the shares of each such class is approved in separate Class Meetings of each of such classes, and in which a majority of the shares of each such class present and voting in such meeting affirmatively vote in favor of such treatment.

Voluntary Conversion
(d)	Each one Class B Share shall be convertible into one Class A Share at the option of the holder thereof, at any time, upon written notice to the Company and the Company’s transfer agent.
Automatic Conversion in Certain Events
(e)
All outstanding Class B Shares owned by a Founder and by any Permitted Class B Owners affiliated with such Founder shall automatically convert into an equal number of Class A Shares (without consideration and without need for further action by the Company or the relevant Founder or Permitted Class B Owner) on the date of the earlier to occur of (i), (ii) or (iii) below (the “Trigger Conditions”):

(i)
(1)
the earliest to occur of (a) such Founder’s employment or engagement as an officer of the Company being terminated not for Cause (as defined below), (b) such Founder’s resigning as an officer of the Company, (c) death or Permanent Disability (as defined below) of such Founder; provided, however, that if such Founder or such Permitted Class B Owner validly provides for the transfer of some or all of his, her or its Class B Shares to one or more of the other Founders or Permitted Class B Owners affiliated with the other Founders in the event of death or Permanent Disability then such Class B Shares that are transferred to another Founder or Permitted Class B Owner affiliated with the other Founders shall remain Class B Shares and shall not convert into an equal number of Class A Shares, or (d) the appointment of a receiver, trustee or similar official in bankruptcy or similar proceeding with respect to a Founder or his Class B Shares; AND
(2)	such Founder no longer serves as a member of the Board of Directors;
OR
(ii)
ninety (90) days following the date on which such Founder first receives notice that his employment as an officer of the Company is terminated for Cause; provided, however, that if, prior to the expiration of such ninety-day period, (a) the Board of Directors repeals its determination that such Founder was terminated for Cause or determines that the Cause had been cured, then the provisions of clause (i) above shall apply, or (b) such Founder commences legal proceedings with the competent judicial forum to determine that such determination by the Board of Directors of termination for Cause was improper or incorrect, then such Founder shall retain its Class B Shares until the earlier of (y) the issuance of a final unappealable judgment confirming the determination of the Board of Directors, or a judgment which execution had not been stayed pending an appeal, and (z) the abandonment of such proceedings or their dismissal or denial by a ruling of the relevant judicial forum on any grounds, substantive or procedural, and regardless of whether or not the Board of Directors’ determination regarding the termination for Cause is confirmed as part of such ruling; provided, that notwithstanding anything to the contrary in this Article 8(e)(ii), in the case of clauses (1) – (3) of Article 8(n)(i) below, the basis for Cause shall be deemed to not be curable, and such redemption shall be effective immediately upon written notice by the Company to such Founder;

OR
(iii)
the earlier to occur of (1) such time as the Founders and the Permitted Class B Owners first collectively hold less than 10% of the total issued and outstanding ordinary share capital of the Company, and (2) the fifteenth (15th) anniversary of the Closing Date.

Additionally, Class B Shares shall automatically convert into Class A Shares as described in Article 8(h) below.
Effect of Conversion
(f)
In the event of voluntary conversion of Class B Shares to Class A Shares pursuant to Article 8(d), or automatic conversion pursuant to Article 8(e), all rights of the holder of such Class B Shares shall cease and such holder shall thereafter be treated for all purposes as having become the record holder of such number of Class A Shares into which such Class B Shares were convertible. The Class A Shares issuable upon conversion of the Class B Shares shall remain restricted shares, and all certificates or book-entries representing such shares shall bear a legend in customary form to that effect. Any proxy issued with respect to Class B Shares shall, unless otherwise stated in such proxy, continue to apply with respect to the Class A Shares into which the Class B shares have been converted. Class B Shares that are converted into Class A Shares as provided in this Article 8 shall not be reissued, and no further Class B Shares may be issued by the Company following the voluntary or automatic conversion of the last of the outstanding Class B Shares.

Protective Provisions
(g)
The Company shall not, without the prior affirmative vote of 100% of the outstanding Class B Shares, voting as a separate class, in addition to any other vote required by applicable law or these Articles:

(i)
directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of these Articles inconsistent with, or otherwise alter, any provision of these Articles that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Shares;

(ii)	reclassify any outstanding Class A Shares into shares having the right to have more than one (1) vote for each share thereof, except as required by law;

(iii)
issue any Class B Shares (other than Class B Shares originally issued by the Company after the Closing Date pursuant to the exercise or conversion of options or warrants that, in each case, are outstanding as of the Closing Date); or

(iv)	authorize, or issue any shares of, any class or series of the Company’s share capital having the right to more than one (1) vote for each share thereof.
Transfer
(h)
Any Class B Shares that are Transferred (as defined below) to any person or entity other than a Permitted Class B Owner (a “Permitted Transfer”) shall automatically upon such Transfer convert into an equal number of Class A Shares (without consideration and without need for further action by the Company or the relevant Founder or Permitted Class B Owner).

(i)
Any purported Transfer of Class B Shares in violation of this Article 8 shall be null and void. If, notwithstanding the limitations set out in this Article 8, a person shall voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of Class B Shares in violation of these limitations, then the Purported Owner shall not obtain any rights in and to such Class B Shares and the purported Transfer shall not be recognized by the Company’s transfer agent or recorded on the Company’s register of shareholders.

(j)
Upon a determination by the Board of Directors that a person has attempted or is attempting to acquire Class B Shares, or has purportedly Transferred or acquired Class B Shares, in each case in violation of the limitations set out in this Article 8, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Company, including to institute proceedings to enjoin any such attempted or purported Transfer or acquisition, or reverse any entries or records reflecting such attempted or purported Transfer or acquisition.

(k)	The Board of Directors shall have all powers necessary to implement the limitations set out in this Article 8, including the power to prohibit the Transfer of any Class B Shares in violation thereof.
(l)	All certificates or book-entries representing Class B Shares shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE ARTICLES OF ASSOCIATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY SHAREHOLDER MAKING A REQUEST THEREFOR).
No Other Rights
(m)
Except for the special voting rights and protective provisions set forth herein, the Class B Shares shall bestow upon the holder(s) thereof the same rights, preferences and privileges as the Class A Shares, in accordance with Article 8(c) above. Similarly, and except for the automatic conversion provisions and the restrictions on transfer set out in this Article 8, the holders of Class B Shares shall be subject to the same prohibitions, limitations and obligations as those applicable to the holders of the Class A Shares.

Definitions
(n)	For purposes of this Article 8:
(i)
Termination with Cause. A termination for “Cause” shall occur thirty (30) days after written notice by the Company to a Founder (based upon the unanimous decision of the Board of Directors, other than such Founder) of a termination for Cause if such Founder shall have failed to cure or remedy such matter, if curable, within such thirty (30) day period. In the event that the basis for Cause is not curable, then such thirty (30) day cure period shall not be required, and such termination shall be effective ten (10) days after the date the Company delivers notice of such termination for Cause. “Cause” shall mean the Company’s termination of a Founder’s employment with the Company or any of its subsidiaries as a result of: (1) fraud, embezzlement or any willful act of material dishonesty by such Founder in connection with or relating to such Founder’s employment with the Company or any of its subsidiaries; (2) theft or misappropriation of property, information or other assets by such Founder in connection with such Founder’s employment with the Company or any of its subsidiaries which results in or would reasonably be expected to result in material loss, damage or injury to the Company or its subsidiaries, their goodwill, business or reputation; (3) such Founder’s conviction, guilty plea, no contest plea, or similar plea for any felony or any crime that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation, including any crime involving moral turpitude; (4) such Founder’s use of alcohol or drugs that materially interferes with the ability of such Founder to perform such Founder’s material duties hereunder; (5) such Founder’s material breach of a material Company policy, or material breach of a Company policy that results in or would reasonably be expected to result in material loss, damage or injury to the Company and its subsidiaries, their goodwill, business or reputation, including any breach involving moral turpitude; or (6) such Founder’s material breach of any of his obligations under the employment agreement between such Founder and the Company or any of its subsidiaries, as in effect from time to time (the “Founder Employment Agreement”); provided, that, for clauses (1) - (6) above, the Company delivers written notice to such Founder of the condition giving rise to Cause within ninety (90) days after the later of such condition’s initial occurrence or the date upon which the Company first discovered or should reasonably have discovered such condition.
(ii)
“Permanent Disability” shall mean a permanent and total disability such that a Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner.

(iii)
“Permitted Class B Owner” shall mean any person or entity that, through contract, proxy or operation of law, has irrevocably delegated the sole and exclusive right to vote the Class B Shares held by such person or entity to a Founder. A person or entity that is a Permitted Class B Owner shall cease to be a Permitted Class B Owner upon the occurrence of any action, event or other circumstance that (A) allows any person other than a Founder to vote the Class B Shares held by such first person or entity or (B) results in the Founder who holds such voting power becoming unable to exercise such voting power (for example, because of such Founder’s death or disability).

(iv)
“Transfer” of a Class B Share shall mean, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition, whether direct or indirect, of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise, and including by issuance or transfer of shares or interests of any Permitted Class B Owner which is a corporate entity), including a transfer of a Class B Share to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise (other than proxy(ies), voting instruction(s) or voting agreement(s) solicited on behalf of the Board of Directors). Notwithstanding the foregoing, the pledge of Class B Shares by a shareholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such shareholder continues to exercise Voting Control over such pledged shares shall not constitute a Transfer within the meaning of this Article 8. A “Transfer” shall also be deemed to have occurred with respect to a Class B Share beneficially held by the transferor, if there occurs any act or circumstance that causes such transfer to not be a permitted hereunder.

(v)	“Voting Control” shall mean, with respect to a Class B Share, the exclusive power to vote or direct the voting of such share by proxy, voting agreement or otherwise.

9.	CONSOLIDATION, DIVISION, CANCELLATION AND REDUCTION OF SHARE CAPITAL.
(a)	The Company may, from time to time, by or pursuant to an authorization of a Shareholders’ resolution, and subject to applicable law:
(i)	consolidate all or any part of its issued or unissued authorized share capital;
(ii)
divide or sub-divide its shares (issued or unissued) or any of them and the resolution whereby any share is divided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, in contrast to others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company may attach to unissued or new shares;

(iii)
cancel any authorized shares which, at the date of the adoption of such resolution, have not been issued to any person nor has the Company made any commitment, including a conditional commitment, to issue such shares, and reduce the amount of its share capital by the amount of the shares so canceled; or

(iv)	reduce its share capital in any manner.
(b)
With respect to any consolidation of issued shares and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto, as it deems fit, and, in connection with any such consolidation or other action which could result in fractional shares, may, without limiting its aforesaid power:

(i)	determine, as to the holder of shares so consolidated, which issued shares shall be consolidated;
(ii)	issue, in contemplation of or subsequent to such consolidation or other action, shares sufficient to preclude or remove fractional share holdings;
(iii)	redeem such shares or fractional shares sufficient to preclude or remove fractional share holdings;
(iv)	round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or
(v)
cause the transfer of fractional shares by certain Shareholders to other Shareholders so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this sub-Article 9(b)(v).

(c)
If the Company in any manner subdivides, combines or reclassifies the outstanding shares of one class of Ordinary Shares, the outstanding shares of the other class of Ordinary Shares will be subdivided, combined or reclassified in the same manner; provided, however, that shares of one such class of Ordinary Shares may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding Class A Shares represented in person or by proxy and voted on such matter, and the holders of 100% of the outstanding Class B Shares, each voting separately as a class.

10.	ISSUANCE OF SHARE CERTIFICATES, REPLACEMENT OF LOST CERTIFICATES .
(a)
To the extent that the Board of Directors determines that all shares shall be certificated or, if the Board of Directors does not so determine, to the extent that any Shareholder requests a share certificate or the Company’s transfer agent so requires, share certificates shall be issued under the corporate seal of the Company or its written, typed or stamped name and shall bear the signature of one Director, the Company’s Chief Executive Officer, or any person or persons authorized therefor by the Board of Directors. Signatures may be affixed in any mechanical or electronic form, as the Board of Directors may prescribe.

(b)
Subject to the provisions of Article 10(a), each Shareholder shall be entitled to one numbered certificate for all of the shares of any class registered in his, her or its name. Each certificate shall specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon. The Company (as determined by an officer of the Company to be designated by the Chief Executive Officer) shall not refuse a request by a Shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of such officer, unreasonable. Where a Shareholder has sold or transferred a portion of such Shareholder’s shares, such Shareholder shall be entitled to receive a certificate in respect of such Shareholder’s remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.
(c)	A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Register of Shareholders in respect of such co-ownership.
(d)
A share certificate which has been defaced, lost or destroyed, may be replaced, and the Company shall issue a new certificate to replace such defaced, lost or destroyed certificate upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors in its discretion deems fit.

11.	REGISTERED HOLDER.
Except as otherwise provided in these Articles or the Companies Law, the Company shall be entitled to treat the registered holder of each share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by the Companies Law, be obligated to recognize any equitable or other claim to, or interest in, such share on the part of any other person.
12.	ISSUANCE AND REPURCHASE OF SHARES.
(a)
The unissued shares from time to time shall be under the control of the Board of Directors (and, to the extent permitted by law, any Committee (as defined below) thereof), which shall have the power to issue or otherwise dispose of shares and of securities convertible or exercisable into or other rights to acquire from the Company to such persons, on such terms and conditions (including, inter alia, price, with or without premium, discount or commission, and terms relating to calls set forth in Article 14(f) hereof), and at such times, as the Board of Directors (or the Committee, as the case may be) deems fit, and the power to give to any person the option to acquire from the Company any shares or securities convertible or exercisable into or other rights to acquire from the Company on such terms and conditions (including, price, with or without premium, discount or commission), during such time as the Board of Directors (or the Committee, as the case may be) deems fit; provided, however, that this Article 12(a) shall not apply to Class B Shares.

(b)
Other than with respect to the Class B Shares (unless converted in accordance with Articles 8(d) or (e) above), the Company may at any time and from time to time, subject to the Companies Law, repurchase or finance the purchase of any shares or other securities issued by the Company, in such manner and under such terms as the Board of Directors shall determine, whether from any one or more Shareholders. Such purchase shall not be deemed as payment of dividends and as such, no Shareholder will have the right to require the Company to purchase his or her shares or offer to purchase shares from any other Shareholders.

13.	PAYMENT IN INSTALLATIONS.
If pursuant to the terms of issuance of any share, all or any portion of the price thereof shall be payable in installments, every such installment shall be paid to the Company on the due date thereof by the then registered holder(s) of the share or the person(s) then entitled thereto.
14.	CALLS ON SHARES.
(a)
The Board of Directors may, from time to time, as it, in its discretion, deems fit, make calls for payment upon Shareholders in respect of any sum (including premium) which has not been paid up in respect of shares held by such Shareholders and which is not, pursuant to the terms of issuance of such shares or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him or her (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such times may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all the shares in respect of which such call was made.
(b)
Notice of any call for payment by a Shareholder shall be given in writing to such Shareholder not less than fourteen (14) days prior to the time of payment fixed in such notice, and shall specify the time and place of payment, and the person to whom such payment is to be made. Prior to the time for any such payment fixed in a notice of a call given to a Shareholder, the Board of Directors may in its discretion, by notice in writing to such Shareholder, revoke such call in whole or in part, extend the time fixed for payment thereof, or designate a different place of payment or person to whom payment is to be made. In the event of a call payable in installments, only one notice thereof need be given.

(c)
If pursuant to the terms of issuance of a share or otherwise, an amount is made payable at a fixed time, such amount shall be payable at such time as if it were payable by virtue of a call made by the Board of Directors and for which notice was given in accordance with paragraphs (a) and (b) of this Article 14, and the provision of these Articles with regard to calls (and the non-payment thereof) shall be applicable to such amount or such installment (and the non-payment thereof).

(d)	Joint holders of a share shall be jointly and severally liable to pay all calls for payment in respect of such share and all interest payable thereon.
(e)
Any amount called for payment which is not paid when due shall bear interest from the date fixed for payment until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and payable at such time(s) as the Board of Directors may prescribe.

(f)	Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amounts and times for payment of calls for payment in respect of such shares.
15.	PREPAYMENT.
With the approval of the Board of Directors, any Shareholder may pay to the Company any amount not yet payable in respect of his, her or its shares, and the Board of Directors may approve the payment by the Company of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 15 shall derogate from the right of the Board of Directors to make any call for payment before or after receipt by the Company of any such advance.
16.	FORFEITURE AND SURRENDER .
(a)
If any Shareholder fails to pay an amount payable by virtue of a call, installment or interest thereon as provided for in accordance herewith, on or before the day fixed for payment of the same, the Board of Directors may at any time after the day fixed for such payment, so long as such amount (or any portion thereof) or interest thereon (or any portion thereof) remains unpaid, forfeit all or any of the shares in respect of which such payment was called for. All expenses incurred by the Company in attempting to collect any such amount or interest thereon, including attorneys’ fees and costs of legal proceedings, shall be added to, and shall, for all purposes (including the accrual of interest thereon) constitute a part of, the amount payable to the Company in respect of such call.

(b)
Upon the adoption of a resolution as to the forfeiture of a Shareholder’s share, the Board of Directors shall cause notice thereof to be given to such Shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable by a date specified in the notice (which date shall be not less than fourteen (14) days after the date such notice is given and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to such date, the Board of Directors may cancel such resolution of forfeiture, but no such cancellation shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)
Without derogating from Articles 52 and 56 hereof, whenever shares are forfeited as herein provided, all dividends, if any, theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)	The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.
(e)
Any share forfeited or surrendered as provided herein, shall become the property of the Company as a dormant share, and the same, subject to the provisions of these Articles, may be sold, re-issued or otherwise disposed of as the Board of Directors deems fit.

(f)
Any person whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14(e) above, and the Board of Directors, in its discretion, may, but shall not be obligated to, enforce or collect the payment of such amounts, or any part thereof, as it shall deem fit. In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing to the Company by the person in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another.

(g)
The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 16.

17.	LIEN.
(a)
Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his or her debts, liabilities and engagements to the Company arising from any amount payable by such shareholder in respect of any unpaid or partly paid share, whether or not such debt, liability or engagement has matured. Such lien shall extend to all dividends from time to time declared or paid in respect of such share. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

(b)
The Board of Directors may cause the Company to sell a share subject to such a lien when the debt, liability or engagement giving rise to such lien has matured, in such manner as the Board of Directors deems fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, his or her executors or administrators.

(c)
The net proceeds of any such sale, after payment of the costs and expenses thereof or ancillary thereto, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder in respect of such share (whether or not the same have matured), and the remaining proceeds (if any) shall be paid to the shareholder, his or her executors, administrators or assigns.

18.	SALE AFTER FORFEITURE OR SURRENDER OR FOR ENFORCEMENT OF LIEN .
Upon any sale of a share after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint any person to execute an instrument of transfer of the share so sold and cause the purchaser’s name to be entered in the Register of Shareholders in respect of such share. The purchaser shall be registered as the shareholder and shall not be bound to see to the regularity of the sale proceedings, or to the application of the proceeds of such sale, and after his or her name has been entered in the Register of Shareholders in respect of such share, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

19.	REDEEMABLE SHARES.
The Company may, subject to applicable law, issue redeemable shares or other securities and redeem the same upon terms and conditions to be set forth in a written agreement between the Company and the holder of such shares or in their terms of issuance.
Transfer of Shares
20.	REGISTRATION OF TRANSFER .
No transfer of shares shall be registered unless a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer) has been submitted to the Company (or its transfer agent), together with any share certificate(s) and such other evidence of title as the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer may require. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. Until the transferee has been registered in the Register of Shareholders in respect of the shares so transferred (or, in the case of shares registered in book-entry form or “street name”, until the transferee has been registered in such form with the applicable brokerage firm or other nominee), the Company may continue to regard the transferor as the owner thereof. The Board of Directors, may, from time to time, prescribe a fee for the registration of a transfer, and may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the Nasdaq Stock Market or on any other stock exchange on which the Company’s shares are then listed for trading.
21.	SUSPENSION OF REGISTRATION .
The Board of Directors may, in its discretion to the extent it deems necessary, close the Register of Shareholders of registration of transfers of shares for a period determined by the Board of Directors, and no registrations of transfers of shares shall be made by the Company during any such period during which the Register of Shareholders is so closed.
TRANSMISSION OF SHARES
22.	DECENDENTS’ SHARES.
Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer.
23.	RECEIVERS AND LIQUIDATORS .
(a)
The Company may recognize any receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder, and a trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceeding with respect to a Shareholder or its properties, as being entitled to the shares registered in the name of such Shareholder, except in the case of Class B Shares, which shall be dealt with in the manner set out in Article 8(e)(i)(1).

(b)
Such receiver, liquidator or similar official appointed to wind-up, dissolve or otherwise liquidate a corporate Shareholder and such trustee, manager, receiver, liquidator or similar official appointed in bankruptcy or in connection with the reorganization of, or similar proceedings with respect to a Shareholder or its properties, upon producing such evidence as the Board of Directors (or an officer of the Company to be designated by the Chief Executive Officer) may deem sufficient as to his or her authority to act in such capacity or under this Article, shall with the consent of the Board of Directors or an officer of the Company to be designated by the Chief Executive Officer (which the Board of

Directors or such officer may grant or refuse in its discretion), be registered as a Shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares, in each case except for the Class B Shares, which shall be dealt with in the manner set out in Article 8(e)(i)(1).
GENERAL MEETINGS
24.	GENERAL MEETINGS.
(a)
An annual General Meeting (“Annual General Meeting”) shall be held every calendar year at such time and at such place, either within or outside of the State of Israel, as may be determined by the Board of Directors, and in compliance with any time limitations imposed by applicable law or stock exchange rules and regulations.

(b)
All General Meetings other than Annual General Meetings shall be called “Special General Meetings”. The Board of Directors may, at its discretion, convene a Special General Meeting at such time and place, within or outside of the State of Israel, as may be determined by the Board of Directors.

(c)
If so determined by the Board of Directors, an Annual General Meeting or a Special General Meeting may be held through the use of any means of communication approved by the Board of Directors, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at such general meeting and a Shareholder shall be deemed present in person at such general meeting if attending such meeting through the means of communication used at such meeting.

25.	RECORD DATE FOR GENERAL MEETING.
Notwithstanding any provision of these Articles to the contrary, and to allow the Company to determine the Shareholders entitled to notice of or to vote at any General Meeting or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or grant of any rights, or entitled to exercise any rights in respect of or to take or be the subject of any other action, the Board of Directors may fix a record date for the General Meeting, which shall not be more than the maximum period and not less than the minimum period permitted by law. A determination of Shareholders of record entitled to notice of or to vote at a General Meeting shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
26.	SHAREHOLDER PROPOSAL REQUEST.
(a)
Any Shareholder or Shareholders holding at least the required percentage under the Companies Law of the voting rights of the Company which entitles such Shareholder(s) to require the Company to include a matter on the agenda of a General Meeting (the “Proposing Shareholder(s)”) may request, subject to the Companies Law, that the Board of Directors include a matter on the agenda of a General Meeting to be held in the future, provided that the Board of Directors determines that the matter is appropriate to be considered at a General Meeting (a “Proposal Request”). In order for the Board of Directors to consider a Proposal Request and whether to include the matter stated therein in the agenda of a General Meeting, notice of the Proposal Request must be timely delivered in accordance with applicable law and stock exchange rules and regulations, and the Proposal Request must comply with the requirements of these Articles (including this Article 26) and any applicable law and stock exchange rules and regulations. The Proposal Request must be in writing, signed by all of the Proposing Shareholder(s) making such request, delivered, either in person or by registered mail, postage prepaid, and addressed to the Secretary of the Company (the “Secretary”) or, in the absence thereof, to the Chief Executive Officer of the Company (the “Chief Executive Officer”)). To be considered timely, a Proposal Request must be received within the time periods prescribed by applicable law and any stock exchange rules and regulations. The announcement of an adjournment or postponement of a General Meeting shall not commence a new time period (or extend any time period) for the delivery of a Proposal Request as described above. In addition to any information required to be included in accordance with applicable law or any stock exchange rules and regulations, a Proposal Request must include the following: (i) the name, address, telephone number, fax number and email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity; (ii) the number of Shares held by the Proposing Shareholder(s), directly or indirectly (and, if any of such Shares are held indirectly, an explanation of how they are held and by whom), which shall be in such number no less than as is required to qualify as a Proposing Shareholder, accompanied by evidence satisfactory to the Company of the record holding of such Shares by the Proposing Shareholder(s) as of the date of the Proposal Request; (iii) the matter requested to be included on the agenda of a General Meeting, all information related to such matter, the reason that such matter is proposed to be brought before the General Meeting, the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, and a representation that the Proposing Shareholder(s) intend to appear in person or by proxy at the meeting; (iv) a description of all arrangements or understandings between the Proposing Shareholders and any other person(s) (naming such person or persons) in connection with the matter that is requested to be included on the agenda and a declaration signed by all Proposing Shareholder(s) of whether any of them has a personal interest in the matter and, if so, a description in reasonable detail of such personal interest; (v) a description of all Derivative Transactions (as defined below) by each Proposing Shareholder(s) during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (vi) a declaration that all of the information that is required under the Companies Law and any other applicable law and stock exchange rules and regulations to be provided to the Company in connection with such matter, if any, has been provided to the Company. The Board of Directors, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a matter in the agenda of a General Meeting, as the Board of Directors may reasonably require.
A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (1) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (2) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (3) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (4) which provides the right to vote or increase or decrease the voting power of, such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.
(b)
The information required pursuant to this Article shall be updated prior to the last date for submittal of Proposal Requests for the General Meeting in accordance with applicable law and stock exchange rules and regulations.

(c)
The provisions of Articles 26(a) and 26(b) shall apply, mutatis mutandis, to any matter to be included on the agenda of a Special General Meeting which is convened pursuant to a request of a Shareholder duly delivered to the Company in accordance with the Companies Law.

(d)
Notwithstanding anything to the contrary herein, this Article 26 may be amended, replaced or suspended only by a resolution adopted at a General Meeting by (i) so long as Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shareholders.

27.	NOTICE OF GENERAL MEETINGS; OMISSION TO GIVE NOTICE.
(a)	The Company is not required to give notice of a General Meeting, subject to any mandatory provision of the Companies Law.
(b)
The accidental omission to give notice of a General Meeting to any Shareholder, or the non-receipt of notice sent to such Shareholder, shall not invalidate the proceedings at such meeting or any resolution adopted thereat.

(c)
No Shareholder present, in person or by proxy, at any time during a General Meeting shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such General Meeting on account of any defect in the notice of such meeting relating to the time or the place thereof, or any item acted upon at such meeting.

(d)
In addition to any places at which the Company may make available for review by Shareholders the full text of the proposed resolutions to be adopted at a General Meeting, as required by the Companies Law, the Company may add additional places for Shareholders to review such proposed resolutions, including an internet site.

PROCEEDINGS AT GENERAL MEETINGS
28.	QUOROM.
(a)
No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the quorum required under these Articles for such General Meeting or such adjourned meeting, as the case may be, is present when the meeting proceeds to business.

(b)
In the absence of contrary provisions in these Articles, the requisite quorum for any General Meeting shall be two or more Shareholders (not in default in payment of any sum referred to in Article 14 hereof) present in person or by proxy and holding shares conferring in the aggregate at least thirty-three and one-third percent (33%) of the voting power of the Company, provided, however, that with respect to any General Meeting that was initiated by and convened pursuant to a resolution adopted by the Board of Directors and at the time of such General Meeting the Company is a “foreign private issuer” under U.S. securities laws, the requisite quorum shall be two or more Shareholders (not in default in payment of any sum referred to in Article 14 hereof) present in person or by proxy and holding shares conferring in the aggregate at least twenty five percent (25%) of the voting power of the Company. For the purpose of determining the quorum present at a certain General Meeting, a proxy may be deemed to be two (2) or more Shareholders pursuant to the number of Shareholders represented by the proxy holder. Notwithstanding the foregoing, a quorum for any General Meeting shall also require the presence in person or by proxy of at least one Shareholder holding Class B Shares if such shares are outstanding.

(c)
If within half an hour from the time appointed for the meeting a quorum is not present, then without any further notice the meeting shall be adjourned either (i) to the same day in the next week, at the same time and place, (ii) to such day and at such time and place as indicated in the notice of such meeting, or (iii) to such day and at such time and place as the Chairperson of the General Meeting shall determine (which may be earlier or later than the date pursuant to clause (i) above). No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, if the original meeting was convened upon the request of a Shareholder in accordance with the Companies Law, one or more Shareholders, present in person or by proxy, and holding the number of shares required for making such request, shall constitute a quorum, but in any other case any Shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

29.	CHAIRPERSON OF GENERAL MEETING.
The Chairperson shall preside as Chairperson of every General Meeting. If at any meeting the Chairperson is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling or unable to act as Chairperson, any of the following may preside as Chairperson of the meeting (and in the following order): a Director designated by the Board of Directors, the Chief Executive Officer, the Chief

Financial Officer, the General Counsel, the Secretary or any person designated by any of the foregoing. If at any such meeting none of the foregoing persons is present or all are unwilling or unable to act as Chairperson, the Shareholders present (in person or by proxy) shall choose a Shareholder or its proxy present at the meeting to be Chairperson. The office of Chairperson shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairperson to vote as a Shareholder or proxy of a Shareholder if, in fact, he or she is also a Shareholder or such proxy).
30.	ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS.
(a)
Except as required by the Companies Law or these Articles, including Article 40 below, a resolution of the Shareholders shall be adopted if approved by the holders of a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting. Without limiting the generality of the foregoing, a resolution with respect to a matter or action for which the Companies Law prescribes a higher majority or pursuant to which a provision requiring a higher majority would have been deemed to have been incorporated into these Articles, but for which the Companies Law allows these Articles to provide otherwise (including, Sections 327 and 24 of the Companies Law), shall be adopted by a simple majority of the voting power represented at the General Meeting in person or by proxy and voting thereon, as one class, and disregarding abstentions from the count of the voting power present and voting.

(b)
Every question submitted to a General Meeting shall be decided by a show of hands, but the Chairperson or other person chairing the General Meeting may determine that a resolution shall be decided by a written ballot. A written ballot may be implemented before the proposed resolution is voted upon or immediately after the declaration by the Chairperson of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

(c)
A defect in convening or conducting a General Meeting other than with respect to the existence of a quorum, including a defect resulting from the non-fulfillment of any provision or condition set forth in the Companies Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions or decisions which took place thereat.

(d)
A declaration by the Chairperson or other person chairing the General Meeting that a resolution has been carried unanimously, or carried by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

31.	POWER TO ADJOURN.
A General Meeting, the consideration of any matter on its agenda, or the resolution on any matter on its agenda, may be postponed or adjourned, from time to time and from place to place: (i) by the Chairperson or other person chairing the General Meeting at which a quorum is present (and he shall do so if directed by the General Meeting, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment), but no business shall be transacted at any such adjourned meeting except business which might lawfully have been transacted at the meeting as originally called, or a matter on its agenda with respect to which no resolution was adopted at the meeting originally called; or (ii) by the Board of Directors (whether prior to or at a General Meeting); provided that the Board of Directors may adjourn or postpone a meeting only with the unanimous consent of all members of the Board of Directors, and, in the case of an Annual General Meeting, only to the extent that such adjournment would not delay the meeting beyond any time limitation imposed by applicable law or stock exchange rules and regulations.
32.	VOTING POWER.
Subject to the provisions of Article 33(a) and to any provision hereof conferring special rights as to voting, or restricting the right to vote:

(a)
except as otherwise provided in these Articles or otherwise required by the Companies Law, and except in the event of a Class Meeting, any Shareholder holding both Class A Shares and Class B Shares may at all times vote both classes of shares on all matters (including the election of Directors); and

(b)
each Shareholder of Class A Shares shall be entitled to one (1) vote for each Class A Share held as of the applicable record date on any matter whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means, and each Shareholder of Class B Shares shall be entitled to ten (10) votes for each Class B Share held as of the applicable record date on any matter whether the vote thereon is conducted by a show of hands, by written ballot, or by any other means.

33.	VOTING RIGHTS.
(a)
No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls then payable by him, her or its in respect of his or her shares in the Company have been paid.

(b)
A company or other corporate body being a Shareholder may duly authorize any person to be its representative at any meeting of the Company or to execute or deliver a proxy on its behalf. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the Shareholder could have exercised if it were an individual. Upon the request of the Chairperson or other person chairing the General Meeting, written evidence of such authorization (in form reasonably acceptable to the Chairperson) shall be delivered to him or her.

(c)
Any Shareholder entitled to vote may vote either in person or by proxy (who need not be a Shareholder), or, if the Shareholder is a company or other corporate body, by representative authorized pursuant to Article (b) above.

(d)
If two (2) or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s). For the purpose of this Article 33(d), seniority shall be determined by the order of registration of the joint holders in the Register of Shareholders.

(e)
If a Shareholder is a minor, under protection, bankrupt or legally incompetent, or in the case of a corporation, is in receivership or liquidation, it may, subject to all other provisions of these Articles and any documents or records required to be provided under these Articles, vote through his, her or its trustees, receiver, liquidator, natural guardian or another legal guardian, as the case may be, and the persons listed above may vote in person or by proxy.

PROXIES
34.	INSTRUMENT OF APPOINTMENT.
(a)	An instrument appointing a proxy shall be in writing and shall be substantially in the following form:
“I		of
	(Name of Shareholder)		(Address of Shareholder)
Being a shareholder of Pagaya Technologies Ltd. hereby appoints of
	(Name of Proxy)		(Address of Proxy)
as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the day of , and at any adjournment(s) thereof.

Signed this day of , .
(Signature of Appointor)”
or in any usual or common form or in such other form as may be approved by the Board of Directors. Such proxy shall be duly signed by the appointor of such person's duly authorized attorney, or, if such appointor is a company or other corporate body, in the manner in which it signs documents which binds it together with a certificate of an attorney with regard to the authority of the signatories.

(b)
Subject to the Companies Law, the original instrument appointing a proxy or a copy thereof certified by an attorney (and the power of attorney or other authority, if any, under which such instrument has been signed) shall be delivered to the Company (at its Office, at its principal place of business, or at the offices of its registrar or transfer agent, or at such place as notice of the meeting may specify) not less than forty eight (48) hours (or such shorter period as the notice shall specify) before the time fixed for such meeting. Notwithstanding the above, the Chairperson shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept instruments of proxy until the beginning of a General Meeting, as long as such waiver is consistently applied. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

35.	EFFECT OF DEATH OF APPOINTOR OF TRANSFER OF SHARE AND OR REVOCATION OF APPOINTMENT .
(a)
A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the prior death or bankruptcy of the appointing Shareholder (or of his or her attorney-in-fact, if any, who signed such instrument), or the transfer of the share in respect of which the vote is cast, unless written notice of such matters shall have been received by the Company or by the Chairperson of such meeting prior to such vote being cast.

(b)
Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the Chairperson, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy (and such other documents, if any, required under Article 34(b) for such new appointment), provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 34(b) hereof, or (ii) if the appointing Shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairperson of such meeting of written notice from such Shareholder of the revocation of such appointment, or if and when such Shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing Shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 35(b) at or prior to the time such vote was cast.

BOARD OF DIRECTORS
36.	POWERS OF THE BOARD OF DIRECTORS.
(a)
The Board of Directors may exercise all such powers and do all such acts and things as the Board of Directors is authorized by law or as the Company is authorized to exercise and do and are not hereby or by law required to be exercised or done by the General Meeting or by a specific committee of the Board of Directors (where the establishment of such committee is mandatory under applicable law). The authority conferred on the Board of Directors by this Article 36 shall be subject to the provisions of the Companies Law, these Articles and any regulation or resolution consistent with these Articles adopted from time to time at a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

(b)
Without limiting the generality of the foregoing, the Board of Directors may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board of Directors, in its discretion, shall deem fit, including capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board of Directors may from time to time think fit.

37.	EXERCISE OF POWERS OF THE BOARD OF DIRECTORS.
(a)
A meeting of the Board of Directors at which a quorum is present in accordance with Article 46 shall be competent to exercise all the authorities, powers and discretion vested in or exercisable by the Board of Directors.

(b)
Unless otherwise set forth herein, a resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present, entitled to vote and voting thereon when such resolution is put to a vote.

(c)	The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in writing or in any other manner permitted by the Companies Law.
38.	DELEGATION OF POWERS.
(a)
The Board of Directors may, subject to the provisions of the Companies Law (or shall, where required by the Companies Law), delegate any or all of its powers to committees (in these Articles referred to as a “Committee of the Board of Directors” or “Committee”), each consisting of one or more persons who are Directors, and it may from time to time revoke such delegation or alter the composition of any such Committee, in each case subject to the provisions of the Companies Law. Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors, subject to applicable law or any stock exchange rules or regulations. No regulation imposed by the Board of Directors on any Committee and no resolution of the Board of Directors shall invalidate any prior act done or pursuant to a resolution by the Committee which would have been valid if such regulation or resolution of the Board of Directors had not been adopted. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, to the extent not superseded by any regulations adopted by the Board of Directors. Unless otherwise expressly prohibited by the Board of Directors, in delegating powers to a Committee of the Board of Directors, such Committee shall be empowered to further delegate such powers to a sub-committee of Directors or to an individual Director.

(b)
The Board of Directors may from time to time appoint a Secretary, as well as officers, agents, employees and independent contractors, as the Board of Directors deems fit, and may terminate the service of any such person. The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the salaries and compensation, of all such persons.

(c)
The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purposes(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors deems fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him, her or it.

39.	NUMBER OF DIRECTORS.
(a)
The Board of Directors shall consist of such number of Directors (not less than three (3) nor more than ten (10), including the External Directors if any are required to be elected) as may be fixed from time to time by resolution of the General Meeting.

(b)
Notwithstanding anything to the contrary herein, this Article 39 may be amended or replaced only by a resolution adopted at a General Meeting by (i) so long as Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shareholders.

40.	ELECTION AND REMOVAL OF DIRECTORS.
(a)
The Directors, excluding the External Directors if any are required to be elected, shall be classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, hereby designated as Class I, Class II and Class III (each, a “Class”). The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective.
The term of office (i) of the initial Class I directors shall expire at the Annual General Meeting to be held during the first calendar year following the year in which the Closing takes place, and when their successors are elected and qualified, (ii) of the initial Class II directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (i) above and when their successors are elected and qualified, and (iii) of the initial Class III directors shall expire at the first Annual General Meeting following the Annual General Meeting referred to in clause (ii) above and when their successors are elected and qualified.
(b)
At each Annual General Meeting, commencing with the Annual General Meeting to be held in the first calendar year following the year in which the Closing takes place, each Nominee or Alternate Nominee (each as defined below) elected to replace the Directors of a Class whose term shall have expired at such Annual General Meeting shall be elected to hold office until the third Annual General Meeting next succeeding his or her election and until his or her respective successor shall have been elected and qualified. Notwithstanding anything to the contrary, each Director shall serve until his or her successor is elected and qualified or until such earlier time as such Director’s office is vacated.

(c)
If the number of Directors, excluding External Directors, if any are required to be elected, that comprises the Board of Directors is hereafter changed by the Board of Directors, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(d)
Prior to every General Meeting at which Directors are to be elected, and subject to clauses (a) and (h) of this Article, the Board of Directors (or a Committee thereof) shall select, by a resolution adopted by a majority of the Board of Directors (or such Committee), a number of persons to be proposed to the Shareholders for election as Directors at such General Meeting (the “Nominees”).

(e)
Any Proposing Shareholder requesting to include on the agenda of a General Meeting a nomination of a person to be proposed to the Shareholders for election as Director (such person, an “Alternate Nominee”), may so request, provided that it complies with this Article 40(e), Article 26 and applicable law. A Proposal Request relating to an Alternate Nominee is deemed to be a matter that is appropriate to be considered only at an Annual General Meeting. In addition to any information required to be included in accordance with applicable law, such a Proposal Request shall include information required pursuant to Article 26, and shall also set forth: (i) the name, address, telephone number, fax number and email address of the Alternate Nominee and all citizenships and residencies of the Alternate Nominee; (ii) a description of all arrangements, relations or understandings during the past three (3) years, and any other material relationships, between the Proposing Shareholder(s) or any of its affiliates and each Alternate Nominee; (iii) a declaration signed by the Alternate Nominee that he or she consents to be named in the Company’s notices and proxy materials and on the Company’s proxy card relating to the General Meeting, if provided or published, and that he or she, if elected, consents to serve on the Board of Directors and to be named in the Company’s disclosures and filings; (iv) a declaration signed by each Alternate Nominee as required under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such an Alternate Nominee and an undertaking that all of the information that is required under law and stock exchange rules and regulations to be provided to the Company in connection with such an appointment has been provided (including, information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form prescribed by the U.S. Securities and Exchange Commission (the “SEC”)); (v) a declaration made by the Alternate Nominee of whether he or she meets the criteria for an independent director and, if applicable, External Director under any applicable law, regulation or stock exchange rules and regulations, and if not, then an explanation of why not; and (vi) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules. In addition, the Proposing Shareholder(s) and each Alternate Nominee shall promptly provide any other information reasonably requested by the Company, including a duly completed director and officer questionnaire, in such form as may be provided by the Company, with respect to each Alternate Nominee. The Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing. The Company shall be entitled to publish any information provided by a Proposing Shareholder or Alternate Nominee pursuant to this Article 40(e) and Article 26, and the Proposing Shareholder and Alternate Nominee shall be responsible for the accuracy and completeness thereof.
(f)	The Nominees or Alternate Nominees shall be elected by a resolution adopted at the General Meeting at which they are subject to election.
(g)
Notwithstanding anything to the contrary herein, this Article 40 and Article 43(e) may be amended or replaced only by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shares, provided that no amendment or replacement of this Article 40 or Article 43(e) below shall shorten the term of any incumbent Director.

(h)
Notwithstanding anything to the contrary in these Articles, the nomination, election, qualification, removal or dismissal of External Directors, if so elected, shall comply with the applicable provisions set forth in the Companies Law.

41.	COMMENCEMENT OF DIRECTORSHIP.
Without derogating from Article 40, the term of office of a Director shall commence as of the date of his or her appointment or election, or on a later date if so specified in his or her appointment or election.
42.	CONTINUING DIRECTORS IN THE EVENT OF VACANCIES.
The Board of Directors (and, if so determined by the Board of Directors, the General Meeting) may at any time and from time to time appoint any person as a Director to fill a vacancy (whether such vacancy is due to a Director no longer serving or due to the number of Directors serving being less than the maximum number stated in Article 39 hereof). In the event of one or more such vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, provided, however, that if the number of Directors serving is less than the minimum number provided for pursuant to Article 39 hereof, they may act only in an emergency or to fill the office of a Director which has become vacant up to a number equal to the minimum number provided for pursuant to Article 39 hereof, or in order to call a General Meeting for the purpose of electing Directors to fill any or all vacancies. The office of a Director that was appointed by the Board of Directors to fill any vacancy shall only be for the remaining period of time during which the Director whose service has ended was filled would have held office. Notwithstanding anything to the contrary herein, this Article 42 may be amended, replaced or suspended only by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the Shareholders.
43.	VACATION OF OFFICE.
The office of a Director shall be vacated and he shall be dismissed or removed:
(a)	ipso facto, upon his or her death;
(b)	if he or she is prevented by applicable law or any stock exchange rules or regulations from serving as a Director;
(c)	if the Board of Directors determines that due to his or her mental or physical state he or she is unable to serve as a Director;
(d)	if his or her directorship expires pursuant to these Articles and/or applicable law;
(e)
by a resolution adopted at a General Meeting by (i) so long as any Class B Shares remain outstanding, a majority of the total voting power of the Shareholders and (ii) if no Class B Shares remain outstanding, a supermajority of at least seventy-five percent (75%) of the total voting power of the

Shares (with such removal becoming effective on the date fixed in such resolution), provided that no such resolution shall shorten the term of an incumbent Director who was elected under the staggered board composition pursuant to Article 40;
(f)	by his or her written resignation, such resignation becoming effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later; or
(g)	with respect to an External Director, if so elected, and notwithstanding anything to the contrary herein, only pursuant to applicable law.
44.	CONFLICT OF INTERESTS; APPROVAL OF RELATED PARTY TRANSACTIONS.
(a)
Subject to the provisions of applicable law and these Articles, no Director shall be disqualified by virtue of his or her office from holding any office or place of profit in the Company or in any company in which the Company shall be a shareholder or otherwise interested, or from contracting with the Company as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested, be avoided, nor, other than as required under the Companies Law, shall any Director be liable to account to the Company for any profit arising from any such office or place of profit or realized by any such contract or arrangement by reason only of such Director’s holding that office or of the fiduciary relations thereby established, but the nature of his or her interest, as well as any material fact or document, must be disclosed by him or her at the meeting of the Board of Directors at which the contract or arrangement is first considered, if his or her interest then exists, or, in any other case, at no later than the first meeting of the Board of Directors after the acquisition of his or her interest.

(b)
Subject to the Companies Law and these Articles, a transaction between the Company and an Office Holder, and a transaction between the Company and another entity in which an Office Holder has a personal interest, in each case, which is not an Extraordinary Transaction (as defined by the Companies Law), shall require only approval by the Board of Directors or a Committee of the Board of Directors. Such authorization, as well as the actual approval, may be for a particular transaction or more generally for specific type of transactions.

PROCEEDINGS OF THE BOARD OF DIRECTORS
45.	MEETINGS.
(a)	The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Board of Directors deems fit.
(b)
A meeting of the Board of Directors shall be convened by the Secretary (or, in the absence thereof, by the Chief Executive Officer) upon instruction of the Chairperson or upon a request of at least two (2) Directors which is submitted to the Chairperson or in any event that such meeting is required by the provisions of the Companies Law. In the event that the Chairperson does not instruct the Secretary (or, in the absence thereof, by the Chief Executive Officer) to convene a meeting upon a request of at least two (2) Directors within seven (7) days of such request, then such two Directors may convene a meeting of the Board of Directors. Any meeting of the Board of Directors shall be convened upon not less than two (2) days’ prior notice, unless such notice is waived in writing by all of the Directors as to a particular meeting or by their attendance at such meeting or unless the matters to be discussed at such meeting are of such urgency and importance that notice is reasonably determined by the Chairperson as ought to be waived or shortened under the circumstances.

(c)
Notice of any such meeting shall be given in writing (including by email), unless the urgency of such meeting is reasonably determined by the Chairperson to require that notice be given orally, by telephone or by such other means of delivery as the Chairperson may deem appropriate under the circumstances.

(d)
Notwithstanding anything to the contrary herein, failure to deliver notice to a Director of any such meeting in the manner required hereby may be waived by such Director, and a meeting shall be deemed to have been duly convened notwithstanding such defective notice if such failure or defect is waived prior to action being taken at such meeting, by all Directors entitled to participate at such meeting to whom notice was not duly given as aforesaid. Without derogating from the foregoing, no Director present at any time during a meeting of the Board of Directors shall be entitled to seek the cancellation or invalidation of any proceedings or resolutions adopted at such meeting on account of any defect in the notice of such meeting relating to the date, time or the place thereof or the convening of the meeting.
46.	QUORUM.
Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence in person or by any means of communication of a majority of the Directors then in office who are lawfully entitled to participate and vote in the meeting. No business shall be transacted at a meeting of the Board of Directors unless the requisite quorum is present (in person or by any means of communication on the condition that all participating Directors can hear each other simultaneously) when the meeting proceeds to business. If within thirty (30) minutes from the time appointed for a meeting of the Board of Directors a quorum is not present, the meeting shall stand adjourned at the same place and time forty-eight (48) hours thereafter unless the Chairperson has determined that there is such urgency and importance that a shorter period is required under the circumstances. If an adjourned meeting is convened in accordance with the foregoing and a quorum is not present within thirty (30) minutes of the announced time, the requisite quorum at such adjourned meeting shall be any two (2) Directors who are lawfully entitled to participate in the meeting and who are present at such adjourned meeting. At an adjourned meeting of the Board of Directors the only matters to be considered shall be those matters which might have been lawfully considered at the meeting of the Board of Directors originally called if a requisite quorum had been present, and the only resolutions to be adopted are such types of resolutions which could have been adopted at the meeting of the Board of Directors originally called.
47.	CHAIRPERSON OF THE BOARD OF DIRECTORS.
The Board of Directors shall, from time to time, elect one of its members to be the Chairperson of the Board of Directors, remove such Chairperson from office and appoint in his or her place. The Chairperson shall preside at every meeting of the Board of Directors, but if there is no such Chairperson, or if at any meeting he or she is not present within fifteen (15) minutes of the time fixed for the meeting or if he or she is unwilling to take the chair, the Directors present shall choose one of the Directors present at the meeting to be the Chairperson of such meeting. The office of Chairperson of the Board of Directors shall not, by itself, entitle the holder to a second or casting vote.
48.	VALIDITY OF ACTS DESPITE DEFECTSValidity of Acts Despite Defects.
All acts done or transacted at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meeting or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification, except if the defect was a failure to meet the required quorum, in which case, said act shall not be valid.
CHIEF EXECUTIVE OFFICER; OFFICERS WHO ARE FOUNDERS
49.	CHIF EXECUTIVE OFFICER; OFFICERS WHO ARE FOUNDERS.
(a)
The Board of Directors shall from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officer who shall have the powers and authorities set forth in the Companies Law, and may confer upon such person(s), and from time to time modify or revoke, such titles and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to any additional approvals required under, and the provisions of, the Companies Law and of any contract between any such person and the Company) fix their salaries and compensation, remove or dismiss them from office and appoint another or others in his, her or their place or places.

(b)
Until the third anniversary of the Closing Date, the termination of any of the Founders as an executive of the Company, whether or not for Cause, shall require the approval of a supermajority of at least seventy-five percent (75%) of the Directors then in office; thereafter, the termination of any of the Founders as an executive of the Company shall require a decision of the Board of Directors adopted in accordance with Article 37(b).

MINUTES
50.	MINUTES.
Any minutes of the General Meeting or the Board of Directors or any Committee thereof, if purporting to be signed by the Chairperson of the General Meeting, the Board of Directors or a Committee thereof, as the case may be, or by the Chairperson of the next succeeding General Meeting, meeting of the Board of Directors or meeting of a Committee, as the case may be, shall constitute prima facie evidence of the matters recorded therein.
DIVIDENDS
51.	DECLARATION OF DIVIDENDS.
The Board of Directors may from time to time declare, and cause the Company to pay dividends (or make other “distributions” within the meaning of the Companies Law) as permitted by the Companies Law. The Board of Directors shall determine the time for payment of such dividends and the record date for determining the Shareholders entitled thereto.
52.	AMOUNT PAYABLE BY WAY OF DIVIDENDS.
Subject to the provisions of these Articles and subject to the rights or conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, any dividend paid by the Company shall be allocated among the Shareholders (not in default in payment of any sum referred to in Article 14 hereof) entitled thereto in proportion to their respective holdings of the issued and outstanding Class A Shares and Class B Shares in respect of which such dividends are being paid, treating all such shares on a pari passu basis for such purpose.
53.	INTEREST.
No dividend shall carry interest as against the Company.
54.	PAYMENT IN SPECIE.
If so declared by the Board of Directors, a dividend declared in accordance with Article 51 may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, in each case, the fair value of which shall be determined by the Board of Directors in good faith.
55.	IMPLEMENTATION OF POWERS.
The Board of Directors may settle, as it deems fit, any difficulty arising with regard to the distribution of dividends, bonus shares or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, or to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than $0.01 shall not be taken into account. The Board of Directors may instruct to pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend, as the Board of Directors shall deem appropriate.
56.	DEDUCTIONS FROM DIVIDENDS.
The Board of Directors may deduct from any dividend or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him, her or it to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

57.	RETENTION OF DIVIDENDS.
(a)
The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)
The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 22 or 23, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

58.	UNCLAIMED DIVIDENDS.
All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of one (1) year (or such other period determined by the Board of Directors) from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The principal (and only the principal) of any unclaimed dividend of such other moneys shall be if claimed, paid to a person entitled thereto.
59.	MECHANICS OF PAYMENT.
Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to applicable law, may, as determined by the Board of Directors in its discretion, be paid by check sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or his or her bank account or the person who the Company may then recognize as the owner thereof or entitled thereto under Article 22 or 23 hereof, as applicable, or such person’s bank account), or to such person and at such other address as the person entitled thereto may by writing direct, or in any other manner the Board of Directors deems appropriate. Every such check or other method of payment shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.
ACCOUNTS
60.	BOOKS OF ACCOUNT.
The Company's books of account shall be kept at the Office, or at such other place or places as the Board of Directors may deem fit, and they shall always be open to inspection by all Directors. No Shareholder, not being a Director, shall have any right to inspect any account or book or other similar document of the Company, except as explicitly conferred by applicable law or authorized by the Board of Directors. The Company shall make copies of its annual financial statements available for inspection by the Shareholders at the principal offices of the Company. The Company shall not be required to send copies of its annual financial statements to the Shareholders.
61.	AUDITORS.
The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors (with right of delegation to a Committee thereof or to management) to fix such remuneration subject to such criteria or standards, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s). The General Meeting may, if so recommended by the Board of Directors, appoint the auditors for a period that may extend until the third Annual General Meeting after the Annual General Meeting in which the auditors were appointed.
62.	FISCAL YEAR.
The fiscal year of the Company shall be the 12 month period ending on December 31 of each calendar year.
SUPPLEMENTARY REGISTERS
63.	SUPPLEMENTARY REGISTERS.
Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may deem fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may deem fit in connection with the keeping of such branch registers.
EXEMPTION, INDEMNITY AND INSURANCE
64.	INSURANCE.
Subject to the provisions of the Companies Law with regard to such matters, the Company may enter into a contract for the insurance of the liability, in whole or in part, of any of its Office Holders imposed on such Office Holder due to an act performed by or an omission of the Office Holder in the Office Holder’s capacity as an Office Holder of the Company arising from any matter permitted by law, including the following:
(a)	a breach of duty of care to the Company or to any other person;
(b)
a breach of his or her duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that act that resulted in such breach would not prejudice the interests of the Company;

(c)	a financial liability imposed on such Office Holder in favor of any other person; and
(d)
any other event, occurrence, matters or circumstances under any law with respect to which the Company may, or will be able to, insure an Office Holder, and to the extent such law requires the inclusion of a provision permitting such insurance in these Articles, then such provision is deemed to be included and incorporated herein by reference (including in accordance with Section 56h(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P of the Economic Competition Law).

65.	INDEMNITY.
(a)
Subject to the provisions of the Companies Law, the Company may retroactively indemnify an Office Holder to the maximum extent permitted under applicable law, including with respect to the following liabilities and expenses, provided that such liabilities or expenses were imposed on such Office Holder or incurred by such Office Holder due to an act performed by or an omission of the Office Holder in such Office Holder’s capacity as an Office Holder:

(i)
a financial liability imposed on an Office Holder in favor of another person by any court judgment, including a judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court;

(ii)
reasonable litigation expenses, including reasonable legal fees, expended by the Office Holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, or in connection with a financial sanction, provided that (1) no indictment (as defined in the Companies Law) was filed against such Office Holder as a result of such investigation or proceeding; and (2) no financial liability in lieu of a criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding or if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;
(iii)
reasonable litigation costs, including reasonable legal fees, expended by an Office Holder or which were imposed on an Office Holder by a court in proceedings filed against the Office Holder by the Company or in its name or by any other person or in a criminal charge in respect of which the Office Holder was acquitted or in a criminal charge in respect of which the Office Holder was convicted for an offence which did not require proof of criminal intent; and

(iv)
any other event, occurrence, matter or circumstance under any law with respect to which the Company may, or will be able to, indemnify an Office Holder, and to the extent such law requires the inclusion of a provision permitting such indemnity in these Articles, then such provision is deemed to be included and incorporated herein by reference (including in accordance with Section 56H(b)(1) of the Securities Law, if and to the extent applicable, and Section 50P(b)(2) of the Economic Competition Law).

(b)
Subject to the provisions of the Companies Law and any other applicable law, the Company may undertake to indemnify an Office Holder, in advance, with respect to those liabilities and expenses described in the following Articles:

(i)
Sub-Article 65(a)(i), provided that the undertaking to indemnify is limited to, and sets forth, (a) such events which the Directors shall deem to be foreseeable in light of the operations of the Company at the time that the undertaking to indemnify is made, and (b) such amounts or criteria which the Directors may, at the time of the giving of such undertaking to indemnify, deem to be reasonable under the circumstances; and

(ii)	Sub-Articles 65(a)(ii), 65(a)(iii) and 65(a)(iv).
66.	EXEMPTION.
Subject to the provisions of the Companies Law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care.
67.	GENERAL.
(a)
Any amendment to the Companies Law or any other applicable law adversely affecting the right of any Office Holder to be indemnified, insured or exempt pursuant to Articles 64 to 66 and any amendments to Articles 64 to 66 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify, insure or exempt an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

(b)
The provisions of Articles 64 to 66: (i) shall apply to the maximum extent permitted by law (including, the Companies Law, the Securities Law and the Economic Competition Law); and (ii) are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification (whether in advance or retroactively) and/or exemption, in favor of any person who is not an Office Holder, including any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

LOCK-UP
68.	LOCK-UP.
Notwithstanding anything to the contrary herein, and subject only to the exceptions set forth in Article 69 and the Amended and Restated Registration Rights Agreement dated as of [•], 2022, other than with the written consent of the Company, no Holder shall be entitled to Transfer any Lock-Up Shares or any instruments exercisable or exchangeable for, or convertible into, such Lock-Up Shares until the end of the Lock-Up Period.

For the purposes of this Article 68 and Article 69:
“Company Equity Holders” means each of the shareholders of the Company as of immediately prior to the effective time of the Merger contemplated by the Merger Agreement.
“Holder” means (i) each of the Company Equity Holders, and (ii) SPAC Sponsor.
“Liquidation Event” means a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving the Company upon the consummation of which holders of Ordinary Shares would be entitled to exchange their Ordinary Shares for cash, securities or other property.
“Lock-Up Period” means
(i)
with respect to the Company Equity Holders and their Permitted Transferees, the period beginning on the Closing Date and ending (A) with respect to 50% of the Ordinary Shares held by such Company Equity Holder on the Closing Date, on the earlier of (1) the date that is six (6) months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing on the Closing Date, and (B) with respect to the remaining 50% of the Ordinary Shares held by such Company Equity Holder on the Closing Date, on the earlier of (1) the date that is twelve (12) months following the Closing Date and (2) the date on which the VWAP equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period commencing on the Closing Date, and

(ii)
with respect to SPAC Sponsor and its Permitted Transferees, the period beginning on the Closing Date and ending on the earlier of (A) the date that is twelve (12) months following the Closing Date and (B) the date on which the VWAP equals or exceeds $12.50 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period;

provided, however, that the Lock-Up Period shall not be lifted pursuant to clause (i)(A)(2) above prior to the date that is ninety (90) days following the Closing Date, and shall not be lifted pursuant to clause (i)(B)(2) or clause (ii)(B) above prior to the date that is one hundred and eighty (180) days following the Closing Date.
“Lock-Up Shares” means (i) with respect to the Company Equity Holders and their Permitted Transferees, the Company Ordinary Shares held by such Company Equity Holders as of immediately following the Stock Split and the Conversion (as each such term is defined in the Merger Agreement), and (ii) with respect to SPAC Sponsor and its Permitted Transferees, (A) the Ordinary Shares issuable to SPAC Sponsor as Merger Consideration (as such term is defined in the Merger Agreement) under the Merger Agreement in respect of the 7,187,500 shares of SPAC Class B Stock (as defined in the Merger Agreement) that it holds, (B) the Company Warrants issuable to SPAC Sponsor as Merger Consideration in respect of the Private Placement Warrants (as defined in the Merger Agreement), and (C) any Ordinary Shares issuable to SPAC Sponsor upon exercise of such Company Warrants mentioned in the preceding Clause (B). In furtherance of the foregoing, Ordinary Shares issued to any affiliate of the SPAC Sponsor in accordance with any subscription agreement between such affiliate and the Company shall not be Lock-Up Shares.
“Merger Agreement” means the Agreement and Plan of Merger, made and entered into as of September 15, 2021, by and among the Company, Rigel Merger Sub Inc. and EJF Acquisition Corp.
“Permitted Transferee” means (subject to compliance with Article 69): (i) the members of a Holder’s immediate family (for purposes of this Article 68 and Article 69, “immediate family” means with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (ii) any entities controlled by, controlling or under common control with such Holder, (iii) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (iv) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (v) if Holder is an entity, any direct or indirect controlling partners, members or equity holders of Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act) of Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates.
“SPAC Sponsor” means Wilson Boulevard LLC, a Delaware limited liability company.
“Trading Day” means any day on which the Ordinary Shares are tradeable on the principal securities exchange or securities market on which Ordinary Shares are then traded.
“Transfer” shall mean, directly or indirectly, the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), with respect to Lock-Up Shares, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii). Notwithstanding the foregoing, the pledge of Lock-Up Shares by a Holder that creates a mere security interest in such Lock-Up Shares pursuant to a bona fide loan or indebtedness transaction for so long as such Holder continues to exercise the power (whether exclusive or shared) to vote or direct the voting of such Lock-Up Shares by proxy, voting agreement or otherwise, over such pledged Lock-Up Shares shall not constitute a Transfer within the meaning of these Articles. Additionally, notwithstanding anything herein to the contrary, nothing herein shall prevent the establishment of a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (a “10b5-1 Trading Plan”) or the amendment of an existing 10b5-1 Trading Plan during the Lock-Up Period so long as there are no sales of Lock-Up Shares under any such newly established or amended 10b5-1 Trading Plan during the Lock-Up Period.
“VWAP” means, on any Trading Day on or after the Closing Date, the volume weighted average of the trading prices of the Ordinary Shares on the principal securities exchange or securities market on which Ordinary Shares are then traded or quoted for purchase and sale (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected by the Company); provided that if there shall occur any change in the outstanding Ordinary Shares as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend, the VWAP shall be equitably adjusted to reflect such change.
69.	PERMITTED TRANSFERS.
(a)
Notwithstanding anything to the contrary set forth in these Articles, the lock-up restrictions set forth in Article 68 shall not apply to a Transfer of any or all of the Lock-Up Shares held by a Holder (i) to any Permitted Transferee of such Holder, (ii) by will or intestate succession upon the death of such Holder, (iii) by operation of law or pursuant to a court order or to a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree; (iv) in connection with a Liquidation Event or (v) to any of the Founders or to entities directly or indirectly wholly owned by (or in the case of a trust solely for the benefit of) any of the Founders; provided, that in the case of clauses (i), (ii), (iii) or (v), the transferee shall receive and hold the Lock-Up Shares subject to the provisions of these Articles applicable to the transferring Holder, and there shall be no further Transfer of such Lock-Up Shares except in accordance with the terms of Article 68 and this Article 69. For the avoidance of doubt, the lock-up restrictions set forth in Article 68 shall not apply to the exercise of any options or warrants to purchase Ordinary Shares (which exercises may be effected on a cashless basis to the extent the instruments representing such options or warrants permit exercises on a cashless basis), but shall apply to the Ordinary Shares received upon such exercise.

(b)
If any Transfer is made or attempted in violation of or contrary to the terms of these Articles (a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of the Company’s equity holders for any purpose. In order to enforce this Article 69(b), the Company may impose stop-transfer instructions with respect to the Lock-Up Shares of a transferring Holder until the end of the Lock-Up Period, except in compliance with the restrictions set forth in these Articles.

(c)
If, between the Closing Date and a Liquidation Event, the outstanding Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction affecting the outstanding Ordinary Shares, then any number, value (including dollar value) or amount contained herein which is based upon the number of Ordinary Shares will be equitably adjusted for such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction. Any adjustment under this Article 69(c) shall become effective at the date and time that such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar transaction became effective. For the avoidance of doubt, no change of units or shares pursuant to the transactions contemplated by the Merger Agreement shall constitute a stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar transaction requiring an equitable adjustment.

(d)
The restrictions set forth in Article 68 and this Article 69 shall not limit the rights of a Holder to exercise such Holder’s rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Lock-Up Shares.

WINDING UP
70.	WINDING UP.
If the Company is wound up, then, subject to applicable law and to the rights of the holders of shares with special rights upon winding up, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the number of issued and outstanding Class A Shares and/or Class B Shares held by each Shareholder, treating all such shares on a pari passu basis for such purpose.
NOTICES
71.	NOTICES.
(a)
Any written notice or other document may be served by the Company upon any Shareholder either personally, by facsimile, email or other electronic transmission, or by sending it by prepaid mail (airmail if sent internationally) addressed to such Shareholder at his or her address as described in the Register of Shareholders or such other address as the Shareholder may have designated in writing for the receipt of notices and other documents.

(b)
Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer at the principal office of the Company, by facsimile transmission, email or other electronic transmission, or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Office.

(c)	Any such notice or other document shall be deemed to have been served:
(i)	in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than forty-eight hours after it has been posted, or
(ii)
in the case of overnight air courier, on the next business day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner than three business days after it has been sent;

(iii)	in the case of personal delivery, when actually tendered in person, to such addressee;
(iv)
in the case of facsimile, email or other electronic transmission, on the first business day (during normal business hours in place of addressee) on which the sender receives automatic electronic confirmation by the addressee’s facsimile machine that such notice was received by the addressee or delivery confirmation from the addressee’s email or other communication server.

(d)
If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 71.

(e)
All notices to be given to the Shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Register of Shareholders, and any notice so given shall be sufficient notice to the holders of such share.

(f)
Any Shareholder whose address is not described in the Register of Shareholders, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

(g)
Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required by applicable law and these Articles to be set forth therein, which is published, within the time otherwise required for giving notice of such meeting, in either or several of the following manners (as applicable) shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any Shareholder whose address as registered in the Register of Shareholders (or as designated in writing for the receipt of notices and other documents) is located either inside or outside the State of Israel:

(i)
if the Company’s shares are then listed for trading on a national securities exchange in the United States or quoted in an over-the-counter market in the United States, publication of notice of a General Meeting pursuant to a report or a schedule filed with, or furnished to, the SEC pursuant to the Exchange Act; and/or

(ii)	on the Company’s internet site.
(h)
The mailing or publication date and the record date and/or date of the meeting (as applicable) shall be counted among the days comprising any notice period under the Companies Law and the regulations thereunder.

(i)
To the extent permitted by the Companies Law or any regulations promulgated thereunder, the Company will not be required to deliver notices of General Meetings to Shareholders who are registered in the Company’s Register of Shareholders, and to whom the Company would otherwise have been required to deliver such notices if not for this Article 71(i).

AMENDMENT
72.	AMENDMENT.
Any amendment of these Articles shall require the approval of the General Meeting in accordance with these Articles.
FORUM FOR ADJUDICATION OF DISPUTES
73.	FORUM FOR ADJUDICATION OF DISPUTES.
(a)
Unless the Company consents in writing to the selection of an alternative forum, with respect to any causes of action arising under the U.S. Securities Act of 1933 or the Securities and Exchange Act of 1934, each as amended, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933 or the Securities and Exchange Act of 1934, each as amended; and (b) unless the Company consents in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Shareholders, or (iii) any action asserting a claim arising pursuant to any provision of these Articles, the Companies Law or the Securities Law (for the avoidance of doubt, this clause (b) does not apply to causes of action arising out of the U.S. Securities Act of 1933 or the Securities and Exchange Act of 1934, each as amended, such causes of action to be under the jurisdiction of the federal district courts of the United States of America as provided in clause (a)). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company shall be deemed to have notice of and consented to these provisions.

* * *

Annex D
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on September 15, 2021, by and between Pagaya Technologies Ltd., a company organized under the laws of the Israel (“Pagaya”), and EJF Debt Opportunities Master Fund, LP, a Delaware limited liability company (the “Investor”). Capitalized terms used and not defined in this Subscription Agreement have the meanings ascribed to such terms in the Transaction Agreement (as defined below).
WHEREAS, this Subscription Agreement is being entered into in connection with that certain Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Pagaya, EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of Pagaya (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Transaction Agreement, among other things, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger and, after giving effect to the Merger, becoming a wholly-owned subsidiary of Pagaya (the “Transaction”);
WHEREAS, in connection with the Transaction, Pagaya is seeking a commitment from the Investor to purchase, prior to the closing of the Transaction but following the consummation of the Capital Restructuring (as defined in the Transaction Agreement), Pagaya’s Class A ordinary shares, without par value (the “Shares”), for a purchase price of $10.00 per share (the “Per Share Subscription Price”), for an aggregate purchase price of up to $200,000,000, which purchase price assumes that Pagaya has effected the Corporate Restructuring, including the Stock Split, prior to the Closing (as defined below) in order to cause the per share price of one Share to be $10.00, subject to adjustment for any stock dividend, stock split, stock combination, recapitalization or similar event occurring after the date hereof;
WHEREAS, the aggregate amount of Shares to be purchased by the Investor (as set forth on the signature page hereto) is referred to herein as the “Subscription Shares”; and
WHEREAS, the aggregate purchase price to be paid by the Investor for the Subscription Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Pagaya acknowledges and agrees as follows:
1. Subscription. Subject to the terms and conditions hereof, the Investor hereby irrevocably subscribes for and agrees to purchase from Pagaya, and Pagaya hereby irrevocably agrees to issue and sell to the Investor, the Subscription Shares on the terms and subject to the conditions provided for herein (the “Subscription”).
2. Closing. The closing of the sale of the Subscription (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”) and be conditioned upon the prior or substantially concurrent consummation of the Transaction and satisfaction of the other conditions set forth in Section 3 hereof. Upon delivery of written notice from (or on behalf of) Pagaya to the Investor (the “Closing Notice”) that Pagaya reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected closing date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall, two (2) business days prior to the expected closing date specified in the Closing Notice (or such other date agreed to in writing by Pagaya and the Investor), deliver, by wire transfer of United States dollars in immediately available funds, amounts, as determined by Pagaya, equal to all or portions of the Subscription Amount to (i) Pagaya and/or (ii) such other account(s) as designated by Pagaya. Pagaya will avoid making any use of the Subscription Amount or any part thereof until after the Closing. At Closing, Pagaya shall issue the Subscription Shares to the Investor and cause the Subscription Shares to be registered in book-entry form in the name of the Investor (or its nominee in accordance with its delivery instructions, as applicable) on Pagaya’s share register. For purposes of this Subscription Agreement, “business day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by Legal Requirements to close. Prior to or at the Closing Date, the Investor shall deliver to Pagaya a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Closing does not occur within three (3) business days after the expected closing date specified in the Closing Notice, Pagaya shall promptly (but not later than three (3) business days after the expected closing date specified in the Closing Notice) return or cause the return of the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Subscription Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Subscription Shares at the Closing. If any termination hereof occurs after the delivery by the Investor of the Subscription Amount for the Subscription Shares and prior to the Closing, Pagaya shall promptly (but not later than three (3) business days thereafter) return or cause the return of the Subscription Amount to the Investor without any deduction for or on account of any tax, withholding, charges or set-off.
3. Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Subscription Shares pursuant to this Subscription Agreement is subject to the satisfaction of the following conditions:
(a) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;
(b) all conditions precedent to Pagaya’s obligation to effect the Transaction as set forth in the Transaction Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Transaction Agreement (other than those conditions that, by their nature, may only be satisfied at the closing of the Transaction (including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Subscription Shares pursuant to this Subscription Agreement), but subject to the satisfaction or waiver of such conditions by the party entitled to the benefit thereof under the Transaction Agreement as of the Closing);
(c) (i) solely with respect to the Investor’s obligation to close, the representations and warranties made by Pagaya, and (ii) solely with respect to Pagaya’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties that are qualified by materiality, Material Adverse Effect (as defined below) or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, as the case may be, which representations shall be true and correct in all respects) as of such date, in each case without giving effect to the consummation of the Transactions;
(d) solely with respect to Pagaya’s obligation to close, the Investor shall have wired the Subscription Amount in accordance with Section 2 of this Subscription Agreement and otherwise performed, satisfied and complied with, in all material respects, all of its covenants, agreements and conditions required by this Subscription Agreement that are required to be performed, satisfied and complied with by the Investor on or before the Closing Date;
(e) solely with respect to Pagaya’s obligation to close, the Investor shall have provided to Pagaya the documents set forth on Schedule B hereto;
(f) solely with respect to the Investor’s obligation to close, Pagaya shall have performed, satisfied and complied with, in all material respects, all of its covenants, agreements and conditions required by this Subscription Agreement that are required to be performed, satisfied and complied with by Pagaya on or before the Closing Date;
(g) solely with respect to the Investor’s obligation to close, the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that would reasonably be expected to be materially adverse to the economic benefits the Investor reasonably expects to receive under this Subscription Agreement;

(h) there shall have been no amendment, waiver or modification to any Other Subscription Agreement that materially benefits any Other Investor thereunder unless the Investor and each of the remaining Other Investors has been offered substantially the same benefits;
(i) the Subscription Shares shall have been approved for listing on the Nasdaq Stock Market LLC (“Nasdaq”), subject to official notice of issuance, and no suspension of the qualification of the Subscription Shares for offering or sale or trading on Nasdaq and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred;
4. Further Assurances. At or prior to the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties deem to be reasonably necessary or advisable in order to consummate the Subscription.
5. Pagaya Representations, Warranties and Acknowledgements. Pagaya represents and warrants to, and agrees with, the Investor that:
(a) Pagaya is a company duly organized, validly existing under the laws of Israel and has all requisite corporate power and authority to carry on its business as presently conducted.
(b) As of the Closing Date, the Subscription Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscription Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Articles (as defined below) (as in effect at such time of issuance) or under the applicable laws of Israel or any other similar rights pursuant to any agreement or other instrument to which Pagaya is a party or by which it is otherwise bound.
(c) The Transaction Documents (as defined below) have been duly authorized, executed and delivered by Pagaya and, assuming that they constitute valid and binding agreements of each other party thereto, constitute legal, valid and binding obligations of Pagaya enforceable against Pagaya in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d) The issuance and sale by Pagaya of the Shares pursuant to the Transaction Documents and the consummation of the transactions herein and therein will be done in accordance with Nasdaq marketplace rules, and the consummation of the other transactions contemplated herein and therein, do not and will not (i) result in any conflict with or a breach or violation, with or without the passage of time and giving notice, of any of the terms, conditions or provisions of, or give rise to rights to others (including rights of termination, cancellation or acceleration) pursuant to the terms of: (1) Pagaya’s Amended and Restated Articles of Association, as may be amended from time to time (the “Articles”); (2) any judgment, injunction, order, writ, decree or ruling of any Governmental Entity (as defined below) to which Pagaya or any of the Group Companies is subject; (3) any material contract or agreement, lease, license, indenture, mortgage, deed of trust, loan or commitment to which Pagaya is a party or any of the Group Companies or by which it is bound; or (4) any applicable law, judgment, order, rule or regulation; (ii) result in the creation or imposition of any lien, charge or encumbrance upon any assets of Pagaya or any of the Group Companies or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Pagaya or any of the Group Companies; or (iii) subject to the accuracy and completeness of the representations and warranties of the Investor in Section 6 below, require the consent, approval or authorization of, registration, qualification or filing with, or notice to any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity (“Person”), on the part of Pagaya or any of the Group Companies, which has not heretofore been obtained or will be obtained prior to Closing; and in each case, that would not reasonably be expected to have a Material Adverse Effect. As used in this Subscription Agreement, the term “Governmental Entity” shall mean, with respect to the United States, Israel or any other foreign or supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.
(e) As of the date of this Subscription Agreement, the Company’s authorized share capital is NIS 104,650, divided into 10,465,000 authorized Company Shares, of which (i) 8,258,757 are Company Ordinary Shares, 1,037,742 of which are issued and outstanding and (ii) 370,370 are Class A Preferred Shares, 370,370 of which are issued and outstanding, (iii) 179,398 are Class A-1 Preferred Shares, 172,857 of which are issued and outstanding, (iv) 412,554 are Class B Preferred Shares, 397,931 of which are issued and outstanding, (v) 343,498 are Class C Preferred Shares, 343,498 of which are issued and outstanding, (vi) 713,076 are Class D Preferred Shares, 688,301 of which are issued and outstanding, and (vii) 187,347 are Class E Preferred Shares, 187,347 of which are issued and outstanding. In addition, the Company has issued (A) 144,675 warrants to purchase Company Ordinary Shares, (B) 14,623 warrants to purchase Class B Preferred Shares, and (C) 23,101 warrants to purchase Class D Preferred Shares.
(f) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, Pagaya is not required to obtain any consent, approval or waiver, authorization of, registration, qualification or filing with, or notice to any Person, on the part of Pagaya, which has not heretofore been obtained or will be obtained prior to Closing, other than (i) filings with the Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 11 of this Subscription Agreement; or (iv) those required by the Nasdaq, including with respect to obtaining approval of Pagaya’s shareholders.
(g) Pagaya and the Group Companies are in compliance with all laws that are applicable to the conduct of its business as currently conducted, other than where failure to comply with any such law would not be reasonably expected to have a Material Adverse Effect. Pagaya is not in violation of or default under (i) any provisions of the Articles, or (ii) to Pagaya’s knowledge, any order, writ, injunction, decree, or judgment of any Governmental Entity, to which it is subject, where such violation or default would be reasonably expected to have a Material Adverse Effect. As used herein, “Material Adverse Effect” means any state of facts, development, change, circumstance, occurrence, event or effect (“Effect”) that, (a) individually or in the aggregate with other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole, or Investor, as applicable, or (b) would, or would reasonably be expected to, prevent the Company or Investor, as applicable, from consummating the Transactions before the Outside Date; provided, however, that solely for purposes of clause (a), in no event will any of the following (or the effect of any of the following), alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) acts of war, sabotage, hostilities, civil unrest, protests, demonstrations, insurrections, riots, hostilities, cyberattacks or terrorism, or any escalation or worsening of the foregoing, or changes in national, regional, state or local political or social conditions in countries in which, or in the proximate geographic region of which, the Company or Investor, as applicable, operates; (ii) earthquakes, hurricanes, tornados, wild fires, or other natural disasters; (iii) epidemics, pandemics, including COVID-19 or any COVID-19 Measures, or other public health emergencies; (iv) changes directly attributable to the execution of this Subscription Agreement, the public announcement of the Transactions, the performance of this Subscription Agreement or the pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees, investors, licensors, licensees or other third-parties related thereto) (provided, that this clause (iv) shall not apply to any representation or warranty to the extent such representation or warranty expressly addresses the consequences resulting from the execution and delivery of this Subscription Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Subscription Agreement); (v) changes in applicable Legal Requirements or changes of official guidance or official positions of general applicability, or changes in enforcement policies or official interpretations thereof or decisions of general applicability by any Governmental Entity after the date of this Subscription Agreement; (vi) changes in U.S. GAAP (or any official interpretation thereof) after the date of this Subscription Agreement; (vii) general economic, regulatory, business or tax conditions, including changes in the credit, debt, capital, currency, securities or financial markets (including changes in interest or exchange rates); (viii) events, changes or conditions generally affecting participants in the industries and markets in which any Group Company or Investor, as applicable, operates; (ix) any failure of the Group Companies, taken as a whole, or Investor, as applicable, to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); and (x) any actions (A) required to be taken, or required not to be taken, pursuant to the terms of this Subscription Agreement, (B) taken with the prior written consent of SPAC or (C) taken by, or at the written request of, SPAC; provided, further, that, in the case of clauses (i), (iii), (v), (vi), (vii) and (viii), such Effects shall be taken into account to the extent (but only to the extent) that such Effects have had or are reasonably likely to have a disproportionate impact on the Group Companies, taken as a whole, or Investor, as applicable, as compared to other participants in the industries or markets in which the Group Companies or Investor, as applicable, operate.
(h) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Subscription Shares by Pagaya to the Investor.
(i) Neither Pagaya nor any Person acting on its behalf has offered or sold the Subscription Shares by any form of general solicitation or general advertising in violation of the Securities Act or the applicable securities laws of any other jurisdiction.
(j) Pagaya may enter into other subscription agreements or joinders hereto (any such agreement, an “Other Subscription Agreement”) providing for the sale of Shares to certain other investors (an “Other Investor” and collectively, the “Other Investors”) as set forth on Schedule C. Neither Pagaya nor any of its affiliates has entered into any side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Investor in connection with the transactions contemplated by such Other Subscription Agreements, other than (a) any Other Subscription Agreement and (b) as disclosed to Investor by Pagaya prior to the date hereof. No Other Subscription Agreement with any Other Investor includes or will include terms and conditions more advantageous to any Other Investor than to the Investor with respect to the purchase of Shares by such Other Investor and any Other Subscription Agreements reflect the same purchase price per share as the Per Share Purchase Price hereunder. No Other Subscription Agreement with any Other Investor will include terms and conditions more advantageous to any Other Investor than to each of the remaining Other Investors with respect to the purchase of Shares by such Other Investor and any Other Subscription Agreements reflect the same purchase price per share as the Per Share Purchase Price hereunder. There shall be no amendment, waiver or modification to any Other Subscription Agreement in any material respect that would result in a violation of the previous sentences or that otherwise materially benefits any Other Investor thereunder unless the Investor and the remaining Other Investors has been offered substantially the same benefits.
(k) The Subscription Shares are expected to be registered for resale under the Securities Act in accordance with the provisions set forth in Section 7.
(l) Other than as set forth in the Transaction Agreement, there are no securities or instruments issued by Pagaya containing anti-dilution provisions or preemptive rights that will be triggered by the issuance of (i) the Subscription Shares issued pursuant to this Subscription Agreement or (ii) the Shares to be issued pursuant to the Transaction Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.
(m) Pagaya has not paid, and is not under any obligation to pay, any broker’s fee or commission in connection with the sale of the Subscription Shares other than to the Placement Agents (as defined below).
6. Investor Representations, Warranties and Acknowledgements. The Investor represents and warrants to, and agrees with, Pagaya that:
(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) if an Israeli resident or entity, is an investor in one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 (the “Securities Law”) and set forth in Schedule A, and by signing below confirms that it is fully familiar, following advice of its own legal counsel, with the implications of being such an investor who is investing in the Subscription Shares, (iii) is acquiring the Subscription Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Subscription Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is acquiring the Subscription Shares for investment purposes only and is not acquiring the Subscription Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Subscription Shares and the Investor is an “institutional account” as defined by FINRA Rule 4512(c).
(b) The Investor acknowledges and agrees that the Subscription Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Subscription Shares have not been registered under the Securities Act and that Pagaya is not required to register the Subscription Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that, unless the Subscription Shares are registered pursuant to an effective registration statement under the Securities Act, the Subscription Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor except (i) to Pagaya or a subsidiary thereof, (ii) to non-U.S. Persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Subscription Shares shall contain a restrictive legend to the following effect:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.
(c) The Investor acknowledges and agrees that the Subscription Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscription Shares and may be required to bear the financial risk of an investment in the Subscription Shares for an indefinite period of time. The Investor acknowledges and agrees that the Subscription Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) under the Securities Act will apply to the Subscription Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscription Shares.
(d) The Investor acknowledges and agrees that the Investor is purchasing the Subscription Shares from Pagaya. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Pagaya, SPAC, any of their respective affiliates or any control Persons, officers, directors, employees, agents or representatives of any of the foregoing or any other Person (including the Placement Agents), expressly or by implication, other than those representations, warranties, covenants and agreements of Pagaya expressly set forth in Section 5 of this Subscription Agreement.
(e) The Investor acknowledges and agrees that the Investor has received, reviewed and understood the offering materials made available to it in connection with the Transaction and such information as the Investor deems necessary in order to make an investment decision with respect to the Subscription Shares, including, with respect to SPAC, such information regarding the Transaction and the business of Pagaya and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed SPAC’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the

Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers from Pagaya directly and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscription Shares.
(f) The Investor became aware of this offering of the Subscription Shares solely by means of direct contact between the Investor, on the one hand, and SPAC, Pagaya or a representative of SPAC or Pagaya, on the other hand, and the Subscription Shares were offered to the Investor solely by direct contact between the Investor and SPAC, Pagaya or a representative of SPAC or Pagaya. The Investor did not become aware of this offering of the Subscription Shares, nor were the Subscription Shares offered to the Investor, by any other means. The Investor acknowledges that the Subscription Shares (i) were not offered to the Investor by any form of general solicitation or general advertising and (ii) are not being offered to the Investor in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any other Person (including SPAC, Pagaya, the Placement Agents, any of their respective affiliates or any control Persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of Pagaya contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Pagaya.
(g) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscription Shares. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscription Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither SPAC nor Pagaya has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.
(h) The Investor acknowledges and agrees that none of the Placement Agents nor any affiliate of any of the Placement Agents (or any officer, director, employee or representative of any of the Placement Agents or any affiliate thereof) has provided the Investor with any information or advice with respect to the Shares nor is such information or advice necessary or desired. The Investor acknowledges that the Placement Agents, any affiliate of any of the Placement Agents (or any officer, director, employee or representative of any of the Placement Agents or any affiliate thereof) (i) have not made any representation as to the SPAC, Pagaya, Pagaya’s credit quality or the quality of the Shares, (ii) may have acquired non-public information with respect to the Pagaya which the Investor agrees need not be provided to it, (iii) have made no independent investigation with respect to Pagaya or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Pagaya, (iv) have not acted as Pagaya’s financial advisor or fiduciary in connection with the issue and purchase of the Subscription Shares, (v) have not prepared a disclosure or offering document in connection with the offer and sale of the Shares and (vi) may have existing or future business relationships with SPAC and Pagaya (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares.
(i) Alone, or together with any professional advisor(s), the Investor represents and acknowledges that the Investor has adequately analyzed and fully considered the risks of an investment in the Subscription Shares and determined that the Subscription Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Pagaya. The Investor acknowledges specifically that a possibility of total loss exists.
(j) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscription Shares or made any findings or determination as to the fairness of this investment.

(k) The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation (to the extent such concept exists in such jurisdiction).
(l) Except as would not reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any Governmental Entity, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Pagaya, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) the availability of specific performance, injunctive relief, or other principles of equity, whether considered at law or equity.
(m) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other Person acting in a similar capacity or carrying out a similar function, is (i) a Person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or any similar list of sanctioned persons administered by the European Union, any individual European Union member state, or the United Kingdom (collectively, “Sanctions Lists”); (ii) a Person whose property is blocked pursuant to an Executive Order, including Executive Order 13884; (iii) organized, incorporated, established, located, ordinarily resident, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, or any other country or territory embargoed by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) directly or indirectly owned 50% or more, or controlled by, or acting on behalf of, one or more Persons described in the foregoing clause (i), (ii) and/or (iii), or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, any individual European Union member state, or the United Kingdom, to the extent applicable to it. The Investor further represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Subscription Shares were legally derived.
(n) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986 (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), then the Investor represents and warrants that (1) neither Pagaya nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Subscription Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Subscription Shares; and (2) its purchase of the Subscription Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(o) No disclosure or offering document has been provided to the Investor by J.P. Morgan Securities LLC (“JPM”), UBS Securities LLC (“UBS” and together with JPM, collectively, the “Placement Agents”) or any of their affiliates in connection with the offer and sale of the Subscription Shares.
(p) The Investor acknowledges that none of the Placement Agents, any of their affiliates, or any control Persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to SPAC, Pagaya or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Pagaya.
(q) In connection with the issue and purchase of the Subscription Shares, none of the Placement Agents or any of their affiliates has acted as the Investor’s financial advisor or fiduciary.
(r) The Investor has or has commitments to have and, when required to deliver payment to Pagaya pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Subscription Shares pursuant to this Subscription Agreement.
(s) No broker’s or finder’s fees or commissions will be payable by the Investor with respect to the transactions contemplated hereby.
(t) The Investor hereby agrees that, from the date of this Subscription Agreement until the Closing Date (or earlier termination of this Subscription Agreement), neither the Investor nor any Person acting on behalf of the Investor or pursuant to any understanding with the Investor will engage in any Short Sales (as defined below) with respect to securities of SPAC or Pagaya. In addition, as of the date of this Subscription Agreement, the Investor does not have, and during the thirty (30) day period immediately prior to the date of this Subscription Agreement, the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or Short Sale positions with respect to the securities of SPAC or Pagaya. For purposes of this Section 6(t), “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing in this Section 6(t) shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s Subscription (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers or desks managing other portions of such Investor’s assets, the limitations set forth in the first sentence of this Section 6(t) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Shares covered by this Subscription Agreement.
(u) The Investor represents that no disqualifying event described in Rule 506(d)(1)(i)-(viii) (a “Disqualification Event”) is applicable to the Investor or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Investor hereby agrees that it shall notify Pagaya promptly in writing in the event a Disqualification Event becomes applicable to the Investor or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 6(u), “Rule 506(d) Related Party” shall mean a Person that is a beneficial owner of the Investor’s securities for purposes of Rule 506(d) under the Securities Act.
(v) The Investor hereby acknowledges that it is aware of the fact that, in addition to their capacity as Placement Agents in connection with the Subscription, (i) JPM is acting as financial advisor to Pagaya and (ii) UBS is acting as financial advisor to SPAC, in each case in connection with the Transaction.

7. Registration Rights.
(a) Pagaya agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), Pagaya will submit to or file with the SEC a registration statement for a shelf registration on Form F-1, Form F-3 (if Pagaya is then eligible to use a Form F-3 shelf registration) or other appropriate form (the “Registration Statement”), in each case, covering the resale of the Subscription Shares acquired by the Investor pursuant to this Subscription Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and Pagaya shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as is reasonably practicable after the filing thereof, but no later than the earliest of (i) the 90th calendar day following the filing date thereof if the SEC notifies Pagaya that it will “review” the Registration Statement and (ii) the 10th business day after the date Pagaya is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that Pagaya’s obligations to include the Registrable Shares in the Registration Statement are contingent upon the Investor furnishing in writing to Pagaya such information regarding the Investor or its permitted assigns, the securities of Pagaya held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by Pagaya to effect the registration of the Registrable Shares, and the Investor shall execute such documents in connection with such registration as Pagaya may reasonably request that are customary of a selling shareholder in similar situations, including providing that Pagaya shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares other than as necessary or advisable in order to allow, support or facilitate the registration of the Registrable Shares or as requested by an underwriter that is managing a registration or sale of the Registrable Shares. Pagaya will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least five (5) business days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall Pagaya be required to delay or postpone the filing of such Registration Statement as a result of or in connection with the Investor’s review. Pagaya shall, upon reasonable request, inform the Investor as to the status of the registration effected by Pagaya pursuant to this Subscription Agreement.
(b) For as long as the Investor holds any Subscription Shares, Pagaya will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Subscription Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by Pagaya to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve Pagaya of its obligations to file or effect the Registration Statement as set forth above in this Section 7. Notwithstanding the foregoing, if the SEC prevents Pagaya from including any or all of the Subscription Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Subscription Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Subscription Shares which is equal to the maximum number of Subscription Shares as is permitted by the SEC. In such event, the number of Subscription Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. As soon as is reasonably practicable upon notification by the SEC that the Registration Statement has been declared effective by the SEC, Pagaya shall file the final prospectus under Rule 424 of the Securities Act. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement.

(c) At its expense Pagaya shall:
(i) except for such times as Pagaya is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which Pagaya determines to obtain, continuously effective with respect to the Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the date the Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Pagaya to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;
(ii) during the Registration Period, use commercially reasonable efforts to advise the Investor, upon written request, within five (5) business days:
(1) when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;
(2) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3) of the receipt by Pagaya of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, Pagaya shall not, when so advising the Investor of such events described in Section 7(c)(ii) above, provide the Investor with any material, nonpublic information regarding Pagaya other than to the extent that providing notice to the Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding Pagaya;
(iii) during the Registration Period use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv) during the Registration Period upon the occurrence of any event contemplated in Section 7(c)(ii)(4) above, except for such times as Pagaya is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Pagaya shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v) during the Registration Period use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the Subscription Shares issued by Pagaya have been listed;

(vi) during the Registration Period or when the Subscription Shares may be sold without restriction pursuant to Rule 144, cause Pagaya’s transfer agent (the “transfer agent”) to remove the legend set forth above in Section 6(b) and any other restrictive legend on any Subscription Shares, at the Investor’s request, as soon as reasonably practicable after the Subscription Shares are sold pursuant to Rule 144; and
(vii) during the Registration Period otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Subscription Agreement, in connection with the registration of the Registrable Shares.
(d) Notwithstanding anything to the contrary in this Subscription Agreement, Pagaya shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines (a) that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by Pagaya or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Pagaya’s board of directors reasonably believes would require additional disclosure by Pagaya in the Registration Statement of material information that Pagaya has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Pagaya’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, (b) to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with financial statements that are not made available to Pagaya for reasons beyond its control, or (c) in the good faith judgment of the majority of Pagaya’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to Pagaya and the majority of Pagaya board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that Pagaya shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter and Pagaya may not delay or suspend the Registration Statement on more than three (3) occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve (12) month period. Upon receipt of any written notice from Pagaya of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which Pagaya agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pagaya that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pagaya unless otherwise required by law or subpoena. If so directed by Pagaya, Investor will deliver to Pagaya or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding anything to the contrary set forth herein, Pagaya shall not, when advising the Investor of a Suspension Event, provide the Investor with any material, nonpublic information regarding Pagaya other than to the extent that providing notice to the Investor of the occurrence of a Suspension Event constitutes material, nonpublic information regarding Pagaya.
(e) The Investor may deliver written notice (an “Opt-Out Notice”) to Pagaya requesting that the Investor not receive notices from Pagaya otherwise required by Section 7; provided, however, that the Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Investor (unless subsequently revoked), (i) Pagaya shall not deliver any such notices to the Investor and the Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Investor’s intended use of an effective Registration Statement, the Investor will notify Pagaya in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, Pagaya will so notify the Investor, within two (2) business days of the Investor’s notification to Pagaya, by delivering to the Investor a copy of such previous notice of Suspension Event, and thereafter will provide the Investor with the related notice of the conclusion of such Suspension Event immediately upon its availability.
(f) Indemnification.
(i) Pagaya agrees to indemnify, to the extent permitted by law, Investor (to the extent a seller under the Registration Statement), its directors, officers, partners, managers, members, investment advisors, employees, shareholders and each Person who controls Investor (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to Pagaya by or on behalf of such Investor expressly for use therein or such Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7(f)(i) shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of Pagaya (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Pagaya be liable for any losses, claims, damages, liabilities and out of pocket expenses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such Person to deliver or cause to be delivered a prospectus made available by Pagaya in a timely manner, (B) as a result of offers or sales effected by or on behalf of any Person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Pagaya, or (C) in connection with any offers or sales effected by or on behalf of an Investor in violation of Section 7(d) hereof.
(ii) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to Pagaya in writing such information as Pagaya reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify Pagaya, its directors, officers, agents, employees and each Person or entity who controls Pagaya (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and reasonable documented out of pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the indemnification contained in this Section 7(f)(ii) shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of the Investor (which consent shall not be unreasonably withheld, conditioned or delayed), and provided further that the liability of such Investor shall be several and not joint with any other investor and shall be in proportion to and limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii) Any Person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) outside counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person or entity of such indemnified party and shall survive the transfer of securities.
(v) If the indemnification provided under this Section 7(f) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 7(f)(i), Section 7(f)(ii) and Section 7(f)(iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(f)(v) from any Person who was not guilty of such fraudulent misrepresentation.
8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (d) July 15, 2022 (the “Outside Date”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach; provided, further, that the Outside Date shall be extended automatically once for three (3) months if all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 of the Transaction Agreement have been satisfied or waived at the Outside Date and those conditions which by their terms would be satisfied at the Closing. Pagaya shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to Pagaya in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.
9. Miscellaneous.
(a) Without the prior written consent of Pagaya, neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Subscription Shares acquired hereunder, if any) may be transferred or assigned, other than (i) upon written notice to Pagaya to a wholly owned subsidiary of the Investor or transferred or assigned to any fund or account managed by the same investment manager as the Investor or an affiliate thereof or investment advisor that manages the Investor or an affiliate thereof that controls, is controlled by or under common control with such Investor or such investment manager or investment advisor, or (ii) as set forth on Schedule C. Neither this Subscription Agreement nor any rights that may accrue to Pagaya hereunder or any of Pagaya’s obligations may be transferred or assigned other than pursuant to the Transaction.
(b) Pagaya may request from the Investor such additional information as Pagaya may deem necessary to evaluate the eligibility of the Investor to acquire the Subscription Shares and in connection with the inclusion of the Subscription Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. Pagaya agrees to keep any such information provided by the Investor confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request. The Investor acknowledges that Pagaya may file a copy of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of Pagaya.
(c) The Investor acknowledges that Pagaya, SPAC (as a third-party beneficiary with the right to enforce this Subscription Agreement) and the Placement Agents (as third-party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 9, and Section 10 hereof on their own behalf and not on behalf of SPAC or Pagaya) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Pagaya, SPAC and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. The Investor acknowledges and agrees that the purchase by the Investor of the Subscription Shares from Pagaya will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
(d) Pagaya acknowledges that the Investor, SPAC (as a third-party beneficiary with the right to enforce Section 1, Section 2 and Section 4 of this Subscription Agreement) and the Placement Agents (as third-party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 9, and Section 10 hereof on their own behalf and not on behalf of the Investor or SPAC) will rely on the acknowledgments, understandings, agreements, representations and warranties of Pagaya contained in this Subscription Agreement. Prior to the Closing, Pagaya agrees to promptly notify the Investor, SPAC and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of Pagaya set forth herein are no longer accurate.

(e) Pagaya, SPAC, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity (“Legal Proceeding”) with respect to the matters covered hereby to the extent required by applicable law, regulatory body or stock exchange requirement.
(f) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party in this Subscription Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.
(g) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, SPAC. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(h) For purposes of this Subscription Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof.
(i) This Subscription Agreement (including the schedule hereto), together with the Transaction Agreement, the Sponsor Commitment Letter, the SPAC Voting Agreement, the Sponsor Agreement and the Registration Rights Agreement (each as defined in the Transaction Agreement) (together, the “Transaction Documents”) constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(f), Section 9(c) and Section 9(d) with respect to the Persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any Person other than the parties hereto, and their respective successor and assigns.
(j) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(k) In the event that any term, provision, covenant or restriction of this Subscription Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (i) such provision will be fully severable; (ii) this Subscription Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Subscription Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Subscription Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
(l) Each party shall pay all of its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Subscription Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.
(m) The decision of the Investor to purchase the Subscription Shares pursuant to this Subscription Agreement has been made by the Investor independently of any other investor and independently of any information, materials, statements opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of SPAC, Pagaya or any of their respective subsidiaries which may have been made or given by any other investor or by any agent or employee of any other investor, and neither the Investor nor any of its agents or employees shall have any liability to any other investor relating to or arising from any such information, materials, statements or opinions. No action taken by the Investor or any other investor pursuant hereto or thereto, shall be deemed to constitute the Investor and any other investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and any other investor are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement. The Investor acknowledges that no other investor has acted as agent for the Investor in connection with making its investment hereunder and no other investor will be acting as agent of the Investor in connection with monitoring its investment in the Subscription Shares or enforcing its rights under this Subscription Agreement.
(n) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail, in .pdf or by DocuSign or similar electronic signature) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o) The parties hereto agree and acknowledge that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties agree that each party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Subscription Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each party hereby further acknowledges that the existence of any other remedy contemplated by this Subscription Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereby further agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
(p) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof to the extent such principles would result in the laws of another jurisdiction being applicable.
(q) Each party irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or, to the extent that the such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware), in each case in connection with any matter based upon or arising out of this Subscription Agreement and the consummation of the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each party waives, and shall not assert as a defense in any legal dispute, that: (i) such party is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such party’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13. Notwithstanding the foregoing in this Section 9(q), any party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(r) TO THE EXTENT NOT PROHIBITED BY ANY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
10. Non-Reliance and Exculpation. The Investor acknowledges and agrees that: (a) it is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person (including the Placement Agents, any of their affiliates or any control Persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Pagaya expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Pagaya; (b) each of the Placement Agents is acting solely as placement agent in connection with the Subscription and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the Investor or any other Person in connection with the Subscription; (c) none of the Placement Agents, any of their affiliates or any control Persons, officers, directors, employees, partners, agents or representatives of any of the foregoing has made, or will make, any (x) representation or warranty, whether express or implied, of any kind or character and have not provided, and will not provide, any advice or recommendation in connection with the Subscription or (y) independent investigation with respect to SPAC, Pagaya or the Subscription Shares or the accuracy, completeness or adequacy of any information supplied by Pagaya and (d) the Placement Agents have not prepared a disclosure or offering document in connection with the offer and sale of the Subscription Shares. The Investor acknowledges and agrees that none of (i) any other investor pursuant to this Subscription Agreement (including such other investor’s respective affiliates or any control Persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their affiliates or any control Persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than SPAC and Pagaya), or (iv) SPAC, any affiliates, or any control Persons, officers, directors, employees, partners, agents or representatives of any of SPAC, Pagaya or any other party to the Transaction Documents shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscription Shares. On behalf of itself and its affiliates, the Investor releases the Placement Agents in respect of any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements related to this Subscription Agreement or the transactions contemplated hereby.
11. Press Releases; Publicity. Pagaya shall, by 9:00 a.m., New York City time, on the business day immediately following the date of this Subscription Agreement, cause SPAC to issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the Subscription Amount, all material terms of the Transaction and any other material, non-public information that SPAC, Pagaya or any of their officers, directors, employees or agents (including Placement Agents) have provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, the Investor shall not be in possession of any material, non-public information received from SPAC, Pagaya or any of their officers, directors or employees. All press releases, marketing materials or other public communications or disclosures relating to the transactions contemplated hereby between Pagaya and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (a) Pagaya, and (b) to the extent such press release or public communication or disclosure references the Investor or its affiliates or investment advisors by name, the Investor which approval shall not be unreasonably withheld, conditioned or delayed; provided that neither Pagaya nor the Investor shall be required to obtain consent pursuant to this Section 11 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11. The restriction in this Section 11 shall not apply to the extent the public announcement or disclosure is required by applicable securities law (including in connection with the Registration Statement), any Governmental Entity or stock exchange rule; provided that in such an event, unless prohibited by law, rule or regulation, the disclosing party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
12. Exculpation of Placement Agents. The Investor acknowledges and agrees for the express benefit of the Placement Agents, and their affiliates and their and their affiliates’ respective officers, directors, employees or representatives that neither the Placement Agents, nor any of their affiliates or any of their or their affiliates’ officers, directors, employees or representatives shall be liable to any the Investor, pursuant to this Subscription Agreement, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscription Shares by the Investor.
13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) business day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
If to the Investor, to the address provided on the Investor’s signature page hereto.
If to Pagaya, to:

Pagaya Technologies Ltd. 90 Park Ave, New York, NY 10016 Attention:	Gal Krubiner
Richmond Glasgow
Email:	*@pagaya-inv.com
*@pagaya.com
with copies (which shall not constitute a notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	Andrea Nicolas
Jeffrey Brill
Maxim Mayer-Cesiano
B. Chase Wink
Email:	andrea.nicolas@skadden.com
jeffrey.brill@skadden.com
maxim.mayercesiano@skadden.com
b.chase.wink@skadden.com

and
Goldfarb Seligman & Co., Law Offices Ampa Tower, 98 Yigal Alon Street, Tel Aviv 6789141, Israel
	Attention:	Sharon Gazit, Adv.
Aaron M. Lampert, Adv.
	Email:	sharon.gazit@goldfarb.com
aaron.lampert@goldfarb.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor: EJF DEBT OPPORTUNITIES MASTER FUND, LP		State/Country of Formation or Domicile: Delaware

By: EJF Opportunities FP, LLC
Its: General Partner

By: EJF Capital LLC
Its: Sole Member

By:	/s/ Neal J. Wilson
Name:	Neal J. Wilson
Title:	Co-Chief Executive Officer

Name in which the Subscription Shares are to be registered (if different):		Date: September 15, 2021

Investor’s EIN:

Entity Type (e.g., corporation, partnership, trust, etc.):		Delaware limited liability company

Business Address-Street:		Mailing Address-Street (if different):

City, State, Zip:		City, State, Zip:

Attn:		Attn:

Telephone No.:		Telephone No.:
Facsimile No.:		Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $200,000,000		Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Pagaya in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Pagaya has accepted this Subscription Agreement as of the date set forth below.
PAGAYA TECHNOLOGIES LTD.

By:	/s/ Avi Zeevi
	Name:	Avi Zeevi
	Title:	Chairman of the Board of Directors

By:	/s/ Gal Krubiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer
Date: September 15, 2021
[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).
☐	We are an “institutional account” as defined by FINRA Rule 4512(c).
**OR**
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.
 ☐ We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.
3.	☐ We are an “institutional account” as defined by FINRA Rule 4512(c).
Rule 501(a) under the Securities Act, in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who Pagaya reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.
**AND**
C.	QUALIFIED ISRAELI INVESTOR STATUS (for Israeli investors only – please check the applicable box):
1.
Are you an investor in one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 (the “Securities Law”), and listed below, such an investor being referred to in this Questionnaire as a “Qualified Israeli Investor”?

 ☐ Yes      ☐ No
2.	Please specify the category listed in the First Addendum to the Israeli Securities Law, to which you belong, by completing below.
[Schedule A to Subscription Agreement]

The Investor is a “Qualified Israeli Investor” if it is an entity or individual that meets any one of the following categories at the time of the sale of securities to the Investor (Please check the applicable subparagraphs):
☐	A joint investment fund or the manager of such a fund within the meaning of the Joint Investments in Trust Law, 5754-1994;
☐	A provident fund or the manager of such a fund within the meaning of the Control of Financial Services Law (Provident Funds), 5765-2005;
☐	An insurance company as defined in the Supervision of Insurance Business Law, 5741-1981;
☐
A banking corporation or a supporting corporation within the meaning of the Banking (Licensing) Law, 5741-1981, with the exception of a joint services company, purchasing for their own account or for the accounts of clients who are Qualified Israeli Investors or who are otherwise listed in Section 15A(b) of the Securities Law (collectively, “Exempt Investors”);

☐
A licensed portfolio manager within the meaning of the Regulation of Investment Advice, Investment Marketing and Investment Portfolio Management Law, 5755-1995 (“Investment Advice Law”), purchasing for its own account or for the accounts of clients who are Exempt Investors;

☐	A licensed investment advisor or a licensed investment marketer within the meaning of the Investment Advice Law, purchasing for its own account;
☐	A member of the Tel Aviv Stock Exchange, purchasing for its own account or for the accounts of clients who are Exempt Investors;
☐	An underwriter that satisfies the criteria prescribed in Section 56(c) of the Israeli Securities Law, 5728-1968, purchasing for its own account;
☐
A venture capital fund (defined for this purpose as an entity whose principal activity is investing in entities that are engaged primarily in research and development, or in the manufacture of innovative products and processes, with an unusually high investment risk);

☐	An entity that is wholly owned by Exempt Investors;
☐	An entity, except for an entity that was incorporated for the purpose of investing in securities in a specific offering, whose shareholders equity exceeds NIS 50 million; or
☐	An individual who fulfills at least one of the following criteria (note: you must provide confirmation from your certified public accountant regarding the criterion you satisfy):
(a)	the aggregate value of Liquid Assets owned by such investor exceeds NIS 8,095,444;
(b)
such investor’s annual income in each of the previous two years exceeds NIS 1,214,317, or the annual income of the Family Unit to which such investor belongs, for the same period, exceeds NIS 1,821,475; or

(c)
the total value of such investor’s Liquid Assets exceeds NIS 5,059,652 and such investor’s annual income in each of the previous two years exceeds NIS 607,158, or the annual income of such investor’s Family Unit for the same period exceeds NIS 910,737;

Whereas:
“Liquid Assets” means cash, deposits, Financial Assets (as defined in the Investment Advice Law) and Securities traded in a Stock Exchange (as such terms are defined in the Securities Law).
“Family Unit” means an individual and his or her family members who are living with him or her, or who are financially dependent on each other.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.
[Schedule A to Subscription Agreement]

SCHEDULE B

INVESTOR DELIVERABLES
1.	Organizational documents (charters, articles of incorporation, etc.) of the Investor.
2.	Names of ultimate beneficial owners holding 10% or more of the Investor’s beneficial ownership (“UBOs”).
3.	Passport/national ID of natural person UBOs.
[Schedule B to Subscription Agreement]

Annex E
SIDE LETTER AGREEMENT
This Side Letter Agreement (the “Agreement”) is made as of September 15, 2021, by and among Pagaya Technologies Ltd., a company organized under the laws of Israel (the “Company”), EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and Wilson Boulevard LLC, a Delaware limited liability company (the “Sponsor”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 7,187,500 shares of SPAC Class B Stock (the “Shares”));
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, SPAC and Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into SPAC, with SPAC surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”); and
WHEREAS, as an inducement to the Company and SPAC to enter into the Merger Agreement and to consummate the Merger, the Sponsor is entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I

TRANSACTION COSTS EXCESS
Section 1.1 Transaction Costs Excess.
(a) Solely in the event that SPAC Transaction Costs exceed $45,000,000 (the amount of such excess, the “Expenses Excess Amount”), then a number of shares of SPAC Class B Stock equal to the quotient of (i) the Expenses Excess Amount, divided by (ii) $10.00 (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Stock occurring prior to the Effective Time) shall be forfeited for no consideration and shall be cancelled by SPAC and no longer outstanding; provided that the Sponsor (or an Affiliate of the Sponsor (other than SPAC or a Subsidiary of SPAC)) shall be permitted to pay, in whole or in part, SPAC Transaction Costs in cash prior to the Effective Time without further liability to SPAC (in which case the Expenses Excess Amount shall be reduced on a dollar-for-dollar basis by the amount so paid prior to the Effective Time).
ARTICLE II

MISCELLANEOUS
Section 2.1 Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms.
Section 2.2 Governing Law; Jurisdiction; WAIVER OF TRIAL BY JURY. Section 11.7 and Section 11.8 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.
Section 2.3 Assignment. No party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto. Subject to the first sentence of this Section 2.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.
Section 2.4 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a party hereto will be cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one (1) remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that each party hereto shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties hereto. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any Action by any other party hereto for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
Section 2.5 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom it is sought to be enforced, or shall affect the right of any party hereto to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.
Section 2.6 Waiver. Except as otherwise expressly provided herein, no delay, failure or waiver by any party hereto to exercise any right or remedy under this Agreement and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy. For purposes of this Agreement, no course of dealing among any or all of the parties shall operate as a waiver of the rights or remedies hereof. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such provision as contemplated herein
Section 2.7 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 2.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day) (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to the Sponsor, to:

Wilson Boulevard LLC
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Attention:	Kevin Stein
Email:	kstein@ejfcap.com with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Attention:	Jonathan Corsico
Email:	jonathan.corsico@stblaw.com

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Mark Brod; Michael Wolfson
Email:	mbrod@stblaw.com; mwolfson@stblaw.com

and

Herzog Fox & Neeman
Herzog Tower, 6 Yitzhak Sadeh Street
Tel Aviv 6777506, Israel
Attention:	Ory Nacht, Adv.
Email:	nachto@herzoglaw.co.il

and

Walkers
190 Elgin Avenue
George Town, Grand Cayman
Cayman Islands
Attention:	Andrew Barker
Email:	andrew.barker@walkersglobal.com

if to the Company, to:

Pagaya Technologies Ltd.
90 Park Ave,
New York, NY 10016
Attention:	Gal Krubiner
Richmond Glasgow
Email:	gal@pagaya-inv.com
richmond@pagaya.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Jeffrey A. Brill
Maxim Mayer-Cesiano
B. Chase Wink
Email:	jeffrey.brill@skadden.com
maxim.mayercesiano@skadden.com
b.chase.wink@skadden.com

Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv
6789141
Israel
Attention:	Aaron M. Lampert
Sharon Gazit
Email:	aaron.lampert@goldfarb.com
sharon.gazit@goldfarb.com

and

Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Attention:	Suzanne Correy
Email:	Suzanne.Correy@maples.com
Section 2.9 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, all of which shall be considered one (1) and the same document and shall become effective when one (1) or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties hereto of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
Section 2.10 Titles and Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 2.11 Entire Agreement; Third Party Beneficiaries. This Agreement and the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and are not intended to confer upon any other Person other than the parties hereto any rights or remedies.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date first written above.
PAGAYA TECHNOLOGIES LTD.

By:	/s/ Avi Zeevi
	Name:	Avi Zeevi
	Title:	Chairman of the Board of Directors

By:	/s/ Gal Kribiner
	Name:	Gal Krubiner
	Title:	Chief Executive Officer
[Signature Page to the Side Letter Agreement]

EJF ACQUISITION CORP.

By:	/s/ Kevin Stein
	Name:	Kevin Stein
	Title:	Chief Executive Officer

WILSON BOULEVARD LLC

By:	/s/ Thomas Mayrhofer
	Name:	Thomas Mayrhofer
	Title:	Authorized Signatory
[Signature Page to the Side Letter Agreement]

Annex F
Execution Version
COMPANY VOTING AGREEMENT
This Company Voting Agreement (this “Agreement”) is made as of September 15, 2021, by and among the undersigned shareholders (the “Voting Parties” and each a “Voting Party”) of Pagaya Technologies Ltd., a company organized under the laws of Israel (the “Company”), and EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”).
WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC, the Company and Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended or modified from time to time, the “Merger Agreement”) whereby the parties intend to effect a business combination between SPAC, the Company and Merger Sub, pursuant to which, on the terms and subject to the conditions set forth therein, among other things, at the Effective Time (as defined therein), Merger Sub will merge with and into SPAC, with SPAC surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”, and, along with all other transactions contemplated by the Transaction Agreements, including the Merger Agreement, collectively, the “Transactions”).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of the Company (a) beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares underlying unexercised options or warrants, but including any shares acquired upon exercise of such options or warrants) (“Beneficially Owns”, “Beneficially Owned” or “Beneficial Ownership”) by any Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof, or (b) which any Voting Party has the right to vote (whether pursuant to an outstanding power of attorney or otherwise). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.
2. Representations and Warranties of the Voting Parties. Each Voting Party on its own behalf hereby represents and warrants to SPAC, severally and not jointly, with respect to such Voting Party as follows:
a. Voting Shares. The Voting Shares held by such Voting Party as of the date hereof are listed on Annex A hereto. Except as listed on Annex A, as of the date hereof, such Voting Party does not have Beneficial Ownership of any other securities of the Company.
b. Authority. If Voting Party is a legal entity, it is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the applicable law of the jurisdiction of its organization, and Voting Party has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement. If Voting Party is a legal entity, this Agreement has been duly authorized by all necessary action, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.
c. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party’s spouse or creditor is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
d. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor Voting Party’s compliance with the terms hereof and
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performance of his, her or its obligations hereunder, will, directly or indirectly (i) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement or (ii) result in the creation or imposition of any Lien (other than Permitted Liens that would not reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions) upon the Voting Shares.
e. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than Permitted Liens that would not reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except for this Agreement and, as applicable, the Company’s Governing Documents, the Registration Rights Agreement, dated as of March 17, 2021, by and among the Company and the investors party thereto, any Preferred Share Purchase Agreement entered into by the Company and the respective investors party thereto providing for the sale and issuance by the Company of any Company Preferred Shares, or any agreement granting equity or equity-based compensation awards, as well as the agreements set forth in Section 4.3(f) of the Company Disclosure Letter (together, the “Company Affiliate Agreements”), Voting Party is not a party to any contract that provides for any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Voting Shares or ordinary shares of the Company or any security exercisable for or convertible into Voting Shares or ordinary shares of the Company, other than as set forth on Annex A hereto.
f. No Litigation. There is no Legal Proceeding pending against or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions.
g. Sophistication. Voting Party is a sophisticated shareholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Transaction Agreements and has independently and based on such information as the Voting Party has deemed appropriate, made its own analysis and decision to enter into this Agreement, without reliance upon the Company or any of its Affiliates or any of the respective Representatives of the foregoing. Voting Party acknowledges that the agreements contained herein with respect to the Voting Shares Beneficially Owned by Voting Party are irrevocable.
3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.
a. During the term of this Agreement, each Voting Party shall, at any meeting (or in connection with any request for action by written consent) of the equity holders of the Company at which the matters described in clauses (i) and (ii) below are considered and at every adjournment or postponement thereof, (x) appear at such meeting or otherwise cause the Voting Shares that such Voting Party Beneficially Owns to be counted as present thereat for the purpose of establishing a quorum, (y) vote or cause to be voted the Voting Shares that such Voting Party Beneficially Owns and
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(z) execute a written consent or consents if Voting Parties are requested to vote their shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to the Current Company Articles and the Israeli Companies Law, 5759-1999: (i) in favor of (A) the Company Shareholder Matters, and (B) any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by equity holders of the Company; and (ii) against (A) any proposal or offer from any Person (other than SPAC or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, (2) the issuance or acquisition of shares or other equity securities of the Company, or (3) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of the Company set forth in the Merger Agreement or any other Transaction Agreement, or in any representation or warranty of the Company set forth in the Merger Agreement or any other Transaction Agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Merger Agreement or any other Transaction Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Governing Documents), except as contemplated by this Agreement.
b. Each Voting Party hereby appoints Gal Krubiner and Richmond Glasgow, and any designee of either of them, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) hereof. This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Each Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, including pursuant to Section 14(b) of the Israeli Agency Law, 5725-1965 (the “Israeli Agency Law”), and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. Notwithstanding Section 14(a) of the Israeli Agency Law, the power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
c. From time to time, at the request of the Company, each Voting Party shall take all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions.
4. No Voting Trusts or Other Arrangement. Each Voting Party agrees that, during the term of this Agreement, such Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Each Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.
5. Certain Covenants of Voting Party; Transfer and Encumbrance. Each Voting Party agrees that, during the term of this Agreement, such Voting Party will not, (a) directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, convert, pledge, mortgage, gift, grant, forfeit or otherwise dispose of or encumber (“Transfer”) any of such Voting Party’s Voting Shares or enter into any contract, option, put, call, derivative or other agreement with respect to, or consent to, a Transfer of any of such Voting Party’s Voting Shares or Voting Party’s voting or economic interest therein, (b) publicly announce any intention to effect any transaction specified in clause (a), or (c) knowingly take any action that would make any representation or warranty of such Voting Party contained herein untrue or inaccurate, or have the effect of preventing or disabling such Voting Party from performing its obligations under this Agreement. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5
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shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of Voting Shares by any Voting Party to (i) the Company’s officers and directors, any affiliate or family member of any of the Company’s officers or directors, (ii) an Affiliate of such Voting Party, (iii) in the case of an individual, as a gift to such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such person or to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, to a spouse upon divorce, as required by settlement, order or decree, or as required by a domestic relations settlement, order or decree; or (vi) Gal Krubiner, Yahav Yulzari or Avital Pardo (collectively, the “Founders”) or to entities, directly or indirectly, wholly-owned by (or in the case of a trust solely for the benefit of) any of the Founders; provided, that such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee enters into a written joinder to this Agreement with SPAC under which such transferee agrees, reasonably satisfactory in form and substance to SPAC, to be bound by all of the terms of this Agreement as a Voting Party hereunder. Notwithstanding the foregoing, the pledge of Voting Shares by a Voting Party that creates a mere security interest in such Voting Shares pursuant to a bona fide loan or indebtedness transaction shall not constitute a Transfer within the meaning of this Agreement for so long as such Voting Party continues to exercise the exclusive power to vote or direct the voting of such Voting Shares by proxy, voting agreement or otherwise, over such pledged Voting Shares.
6. No Hedging of SPAC Shares or Warrants. Each Voting Party agrees that, during the term of this Agreement, such Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, short, convert, pledge, mortgage, gift, grant, forfeit or otherwise dispose of or encumber any securities of SPAC.
7. Appraisal and Dissenters’ Rights. Each Voting Party hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares, (b) waives, and agrees not to assert or perfect or otherwise demand performance of, any and all preemptive rights, rights of first refusal, co-sale rights or any other rights to acquire any equity security of the Company or limit the ability of any other shareholder of the Company to transfer its equity securities of the Company and (c) agrees not to commence or participate in any claim, derivative or otherwise, against the Company relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or any other Transaction Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty or duty of care of the Company Board in connection with this Agreement, the Merger Agreement, any other Transaction Agreement or the Transactions.
8. Exercise of Rights. Each Voting Party shall not exercise any registration rights or other rights (solely to the extent such right would prevent, impede or delay or be inconsistent with the Transactions) with respect to any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof, other than in compliance with this Agreement.
9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 11-14 shall survive any termination of this Agreement.
10. No Agreement as Director or Officer. Each Voting Party is signing this Agreement solely in its capacity as a shareholder of the Company and/or as an existing proxy or attorney-in-fact with respect to any Voting Shares. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of the Company or any of its Subsidiaries (if Voting Party or any Affiliate, partner or employee of Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, partner or employee of Voting Party) in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in any Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting
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Party (or any Affiliate, partner or employee of Voting Party) from exercising, in his, her or its capacity as a director or officer of the Company, his or her fiduciary duties as an officer or director to the Company or its Subsidiaries or taking any action that may be permitted by the Merger Agreement.
11. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties agree that each party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.
12. Entire Agreement. This Agreement, the Merger Agreement and any other documents and instruments and agreements among the parties as contemplated by or referred to in the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
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13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day)(provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to SPAC, prior to Closing, to:

EJF Acquisition Corp.
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Attention:	Kevin Stein
Email:	*@ejfcap.com

with a copy to (which shall not constitute notice):

Simpson, Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Attention:	Jonathan Corsico
Email:	jonathan.corsico@stblaw.com

and

Simpson, Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Mark Brod; Michael Wolfson
Email:	mbrod@stblaw.com; mwolfson@stblaw.com

and

Herzog Fox & Neeman
Herzog Tower, 6 Yitzhak Sadeh Street
Tel Aviv 6777506, Israel
Attention:	Ory Nacht, Adv.
Email:	nachto@herzoglaw.co.il

and

Walkers
190 Elgin Avenue
George Town, Grand Cayman
KY1-9001
Cayman Islands
Attention:	Andrew Barker
Email:	andrew.barker@walkersglobal.com

if to a Voting Party, to such person’s address of record as set forth on Annex A hereto,

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with a copy to (which shall not constitute notice):

Skadden, Arps, Slate Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Jeffrey A. Brill
Maxim Mayer-Cesiano
B. Chase Wink
Email:	jeffrey.brill@skadden.com
maxim.mayercesiano@skadden.com
b.chase.wink@skadden.com

Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv
6789141
Israel
Attention:	Aaron M. Lampert
Sharon Gazit
Email:	aaron.lampert@goldfarb.com
Sharon.gazit@goldfarb.com

and

Maples and Calder (Cayman) LLP
PO Box 309
Ugland House
Grand Cayman, KY1-1104
Cayman Islands
Attention:	Suzanne Correy
Email:	Suzanne.Correy@maples.com
14. Miscellaneous.
a. Governing Law; Jurisdiction; WAIVER OF TRIAL BY JURY. Section 11.7 and Section 11.8 of the Merger Agreement are incorporated herein by reference, mutatis mutandis; provided, however, that in addition to bringing suit in Delaware as contemplated by Section 11.8 of the Merger Agreement, the parties shall also be entitled to bring actions to enforce this Agreement in any court in Israel, and the parties agree to the non-exclusive jurisdiction of such Israeli courts.
b. Amendment. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom it is sought to be enforced, or shall affect the right of any party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.
c. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
F-7

d. Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
e. Titles and Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
f. Assignment. Other than Transfers permitted by a Voting Party pursuant to Section 5, and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 14(f), this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.
[Signature pages follow]
F-8

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
SPAC:

EJF ACQUISITION CORP.

By:	/s/ Kevin Stein
Name: Kevin Stein
Title: Chief Executive Officer
[Signature Page to Company Voting Agreement]
F-9

VOTING PARTY:

By:	/s/ Gal Krubiner
Name: Gal Krubiner
Title: Shareholder

Address:

[Signature Page to Company Voting Agreement]
F-10

VOTING PARTY: HAMILTON TRUST COMPANY OF SOUTH DAKOTA LLC, AS TRUSTEE OF THE AZURE SEA TRUST (IN TRUST FOR GAL KRUBINER)

By:	/s/ Gal Krubiner
Name: Gal Krubiner
Title: Authorized Signatory

Address:

[Signature Page to Company Voting Agreement]
F-11

VOTING PARTY:

By:	/s/ Yahav Yulzari
Name: Yahav Yulzari
Title: Shareholder

Address:

[Signature Page to Company Voting Agreement]
F-12

VOTING PARTY:

By:	/s/ Avital Pardo
Name: Avital Pardo
Title: Shareholder

Address:

[Signature Page to Company Voting Agreement]
F-13

VOTING PARTY: VIOLA VENTURES IV (A), L.P.

By:	/s/ Avi Zeevi; /s/ Itzik Avidor
Name: Avi Zeevi; Itzik Avidor
Title: General Partner; Partner and CFO

Address:

[Signature Page to Company Voting Agreement]
F-14

VOTING PARTY: VIOLA VENTURES IV (B), L.P.

By:	/s/ Avi Zeevi; /s/ Itzik Avidor
Name: Avi Zeevi; Itzik Avidor
Title: General Partner; Partner and CFO

Address:

[Signature Page to Company Voting Agreement]
F-15

VOTING PARTY: VIOLA VENTURES IV PRINCIPALS FUND, L.P.

By:	/s/ Avi Zeevi; /s/ Itzik Avidor
Name: Avi Zeevi; Itzik Avidor
Title: General Partner; Partner and CFO

Address:

[Signature Page to Company Voting Agreement]
F-16

VOTING PARTY: VIOLA VENTURES IV CEO PROGRAM, L.P.

By:	/s/ Avi Zeevi; /s/ Itzik Avidor
Name: Avi Zeevi; Itzik Avidor
Title: General Partner; Partner and CFO

Address:

[Signature Page to Company Voting Agreement]
F-17

VOTING PARTY: VIOLA IV P, LP

By:	/s/ Avi Zeevi; /s/ Itzik Avidor
Name: Avi Zeevi; Itzik Avidor
Title: General Partner; Partner and CFO

Address:

[Signature Page to Company Voting Agreement]
F-18

VOTING PARTY: OAK HC/FT PARTNERS II, L.P. By OAK HC/FT Associates II, LLC, its general partner

By:	/s/ Matt Streisfield
Name: Matt Streisfield
Title:

Address:

[Signature Page to Company Voting Agreement]
F-19

VOTING PARTY: SARO, L.P.

By:	/s/ Sam Levinson
Name: Sam Levinson
Title: Manager

Address:

[Signature Page to Company Voting Agreement]
F-20

Annex G

Final Version
SPAC VOTING AGREEMENT
This SPAC Voting Agreement (this “Agreement”) is made as of September 15, 2021, by and between Wilson Boulevard LLC, a Delaware limited liability company (“Voting Party”), and Pagaya Technologies Ltd., a company organized under the laws of Israel (the “Company”).
WHEREAS, contemporaneously with the execution and delivery of this Agreement, EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”), the Company and Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), have entered into an Agreement and Plan of Merger (as the same may be amended or modified from time to time, the “Merger Agreement”) whereby the parties thereto intend to effect a business combination between SPAC, the Company and Merger Sub, pursuant to which, on the terms and subject to the conditions set forth therein, among other things, at the Effective Time (as defined therein), Merger Sub will merge with and into SPAC, with SPAC surviving as a direct, wholly-owned subsidiary of the Company (the “Merger”, and, along with all other transactions contemplated by the Transaction Agreements, including the Merger Agreement, collectively, the “Transactions”).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. As used herein, the term “Voting Shares” shall mean, taken together, all securities of SPAC (a) beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, excluding shares underlying unexercised options or warrants, but including any shares acquired upon exercise of such options or warrants) (“Beneficially Owns”, “Beneficially Owned” or “Beneficial Ownership”) by Voting Party, including any and all securities of SPAC acquired and held in such capacity subsequent to the date hereof, or (b) which Voting Party has the right to vote (whether pursuant to an outstanding power of attorney or otherwise). Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.
2. Representations and Warranties of Voting Party. Voting Party hereby represents and warrants to the Company with respect to Voting Party as follows:
a. Voting Shares. The Voting Shares held by Voting Party as of the date hereof are listed on Annex A hereto. Except as listed on Annex A, as of the date hereof, Voting Party does not have Beneficial Ownership of any other securities of SPAC.
b. Authority. Voting Party is a duly organized, validly existing and in good standing under the applicable law of the jurisdiction of its organization, and has all requisite power and authority to enter into this Agreement, to perform fully Voting Party’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary action, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by principles governing the availability of equitable remedies.
c. No Consent. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement.
d. No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor Voting Party’s compliance with the terms hereof and performance of its obligations hereunder, will, directly or indirectly (i) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, Voting Party’s Governing Documents, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets (including the Voting Shares) that would reasonably be expected to prevent or delay the consummation of the Transactions or that would reasonably be expected to prevent Voting Party from fulfilling its obligations under this Agreement or (ii) result in the creation or imposition of any Lien (other than Permitted Liens that would not reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions) upon the Voting Shares.
e. Ownership of Shares. Except pursuant to the arrangements referred to in the following sentence, Voting Party (i) Beneficially Owns its Voting Shares free and clear of all Liens (other than Permitted Liens that would not reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions) and (ii) has the sole power to vote or cause to be voted its Voting Shares. Except for this Agreement and, as applicable, SPAC’s Governing Documents, the Current Registration Rights Agreement or a Transaction Agreement or any agreement granting equity or equity-based compensation awards, (together, the “SPAC Affiliate Agreements”), Voting Party is not a party to any contract that provides for any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares prior to the consummation of the Transactions and there are no voting trusts or voting agreements with respect to the Voting Shares. Voting Party does not Beneficially Own any Voting Shares or any options, warrants or other rights to acquire any additional Voting Shares or ordinary shares of the SPAC or any security exercisable for or convertible into Voting Shares or ordinary shares of the SPAC, other than as set forth on Annex A hereto.
f. No Litigation. There is no Legal Proceeding pending against or, to the knowledge of Voting Party, threatened against, Voting Party that would reasonably be expected to materially impair or materially adversely affect the ability of Voting Party to perform Voting Party’s obligations hereunder or to consummate the transactions contemplated by this Agreement, or that would reasonably be expected to prevent or delay the consummation of the Transactions.
g. Sophistication. Voting Party is a sophisticated shareholder and has adequate information concerning the business and financial condition of SPAC to make an informed decision regarding this Agreement and the other transactions contemplated by the Transaction Agreements and has independently and based on such information as Voting Party has deemed appropriate, made its own analysis and decision to enter into this Agreement, without reliance upon SPAC or any of its Affiliates or any of the respective Representatives of the foregoing. Voting Party acknowledges that the agreements contained herein with respect to the Voting Shares Beneficially Owned by Voting Party are irrevocable.
3. Agreement to Vote Shares; Irrevocable Proxy; Further Assurances.
a. During the term of this Agreement, Voting Party shall, at any meeting (or in connection with any request for action by written consent) of the SPAC Shareholders at which the matters described in clauses (i) and (ii) below are considered and at every adjournment or postponement thereof, (x) appear at such meeting or otherwise cause the Voting Shares that Voting Party Beneficially Owns to be counted as present thereat for the purpose of establishing a quorum, (y) vote or cause to be voted the Voting Shares that Voting Party Beneficially Owns and (z) execute a written consent or consents if Voting Party is requested to vote its shares through the execution of an action by written consent, in each case to the extent such Voting Shares are entitled to vote thereon pursuant to SPAC’s Governing Documents: (i) in favor of (A) the SPAC Shareholder Matters, and (B) any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by SPAC Shareholders; and (ii) against (A) any proposal or offer from any Person (other than the Company or any of its Affiliates) concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving SPAC, (2) the issuance or acquisition of shares or other equity securities of SPAC, or (3) the sale, lease, exchange or other disposition of any significant portion of SPAC’s properties or assets; (B) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant or obligation of SPAC set forth in the Merger Agreement or any other Transaction Agreement, or in any representation or warranty of

SPAC set forth in the Merger Agreement or any other Transaction Agreement becoming inaccurate; and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of SPAC’s conditions under the Merger Agreement or any other Transaction Agreement or change in any manner the voting rights of any class of shares of SPAC (including any amendments to the Governing Documents), except as contemplated by this Agreement.
b. Voting Party hereby appoints Kevin Stein and Thomas Mayrhofer, and any designee of either of them, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Voting Shares in accordance with Section 3(a) hereof. This proxy and power of attorney is given to secure the performance of the duties of Voting Party under this Agreement. Voting Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Voting Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Voting Party with respect to the Voting Shares. The power of attorney granted by Voting Party herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Voting Party. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
c. From time to time, at the request of the Company, Voting Party shall take all such further actions, as may be necessary or appropriate to, in the most expeditious manner reasonably practicable, effect the purposes of this Agreement, and execute customary documents incident to the consummation of the Transactions.
4. No Voting Trusts or Other Arrangement. Voting Party agrees that, during the term of this Agreement, Voting Party will not, and will not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares except as contemplated in this Agreement. Voting Party hereby revokes any and all previous proxies and attorneys in fact with respect to the Voting Shares.
5. Certain Covenants of Voting Party; Transfer and Encumbrance. Voting Party agrees that, during the term of this Agreement, Voting Party will not, (a) directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, convert, pledge, mortgage, gift, grant, forfeit or otherwise dispose of or encumber (“Transfer”) any of Voting Party’s Voting Shares or enter into any contract, option, put, call, derivative or other agreement with respect to, or consent to, a Transfer of any of Voting Party’s Voting Shares or Voting Party’s voting or economic interest therein, (b) publicly announce any intention to effect any transaction specified in clause (a), or (c) knowingly take any action that would make any representation or warranty of Voting Party contained herein untrue or inaccurate, or have the effect of preventing or disabling Voting Party from performing its obligations under this Agreement. Any attempted Transfer of Voting Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, this Section 5 shall not prohibit a Transfer of Voting Shares by Voting Party (i) to any Affiliate of Voting Party, or (ii) in compliance with Section 5 of the Letter Agreement, dated as of February 24, 2021, by and among SPAC, Voting Party and certain directors and officers of SPAC and their nominees; provided, however, that in each case, the applicable transferee enters into a written joinder to this Agreement in form and substance reasonably acceptable to the Company by which such applicable transferee agrees to be bound by this Agreement. Notwithstanding the foregoing, the pledge of Voting Shares by a Voting Party that creates a mere security interest in such Voting Shares pursuant to a bona fide loan or indebtedness transaction shall not constitute a Transfer within the meaning of this Agreement for so long as such Voting Party continues to exercise the exclusive power to vote or direct the voting of such Voting Shares by proxy, voting agreement or otherwise, over such pledged Voting Shares.
6. No Hedging of Company Shares or Warrants. Voting Party agrees that, during the term of this Agreement, Voting Party will not, directly or indirectly, transfer (including by operation of law), sell, offer, exchange, assign, hedge, swap, short, convert, pledge, mortgage, gift, grant, forfeit or otherwise dispose of or encumber any securities of the Company.

7. Appraisal and Dissenters’ Rights. Voting Party hereby (a) waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Transactions that Voting Party may have by virtue of ownership of the Voting Shares, (b) waives, and agrees not to assert or perfect or otherwise demand performance of, any and all preemptive rights, rights of first refusal, co-sale rights or any other rights to acquire any equity security of SPAC or limit the ability of any other shareholder of SPAC to transfer its equity securities of SPAC and (c) agrees not to commence or participate in any claim, derivative or otherwise, against SPAC relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or any other Transaction Agreement or the consummation of the Transactions, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty or duty of care of the SPAC Board in connection with this Agreement, the Merger Agreement, any other Transaction Agreement or the Transactions.
8. Redemption Rights. Voting Party shall not (a) exercise any right to redeem any Voting Shares Beneficially Owned as of the date hereof or acquired and held in such capacity subsequent to the date hereof or (b) make any public statements with the intent to encourage any SPAC Shareholder to exercise any right to redeem any shares of SPAC Class A Shares.
9. Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon termination of this Agreement, no party shall have any further rights, obligations or liabilities under this Agreement; provided, that nothing in this Section 9 shall relieve any party of liability for any willful breach of this Agreement occurring prior to termination and the provisions of Sections 11-14 shall survive any termination of this Agreement.
10. No Agreement as Director or Officer. Voting Party is signing this Agreement solely in its capacity as a SPAC Shareholder and/or as an existing proxy or attorney-in-fact with respect to any Voting Shares. Voting Party makes no agreement or understanding in this Agreement in Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer of SPAC or any of its Subsidiaries (if any Affiliate, partner or employee of Voting Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party (or any Affiliate, partner or employee of Voting Party) in his, her or its capacity as a director or officer of SPAC, and no actions or omissions taken in Voting Party’s capacity (or in the capacity of any Affiliate, partner or employee of Voting Party) as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party (or any Affiliate, partner or employee of Voting Party) from exercising, in his or her capacity as a director or officer of SPAC, his or her fiduciary duties as an officer or director to SPAC or its Subsidiaries or taking any action that may be permitted by the Merger Agreement.
11. Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties agree that each party shall be entitled to specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each party hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

12. Entire Agreement. This Agreement, the Merger Agreement and any other documents and instruments and agreements among the parties as contemplated by or referred to in the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.
13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email during normal business hours (and otherwise as of the immediately following Business Day)(provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
if to Voting Party, to:

Wilson Boulevard LLC
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Attention:	Kevin Stein
Email:	*@ejfcap.com

with a copy to (which shall not constitute notice):

Simpson, Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Attention:	Jonathan Corsico
Email:	jonathan.corsico@stblaw.com

and

Simpson, Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Mark Brod; Michael Wolfson
Email:	mbrod@stblaw.com; mwolfson@stblaw.com

and

Herzog Fox & Neeman
Herzog Tower, 6 Yitzhak Sadeh Street
Tel Aviv 6777506, Israel
Attention:	Ory Nacht, Adv.
Email:	nachto@herzoglaw.co.il

and

Walkers
190 Elgin Avenue
George Town, Grand Cayman
KY1-9001
Cayman Islands
Attention:	Andrew Barker
Email:	andrew.barker@walkersglobal.com

if to the Company, to:

Pagaya Technologies Ltd.
90 Park Ave
New York, NY 10016
Attention:	Gal Krubiner
Richmond Glasgow
Email:	*@pagaya-inv.com
*@pagaya.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Jeffrey A. Brill
Maxim Mayer-Cesiano
B. Chase Wink
Email:	jeffrey.brill@skadden.com
maxim.mayercesiano@skadden.com
b.chase.wink@skadden.com

Goldfarb Seligman & Co.
98 Yigal Alon Street
Tel Aviv
6789141
Israel
Attention:	Aaron M. Lampert
Sharon Gazit
Email:	aaron.lampert@goldfarb.com
Sharon.gazit@goldfarb.com

and

Maples and Calder (Cayman) LLP
PO Box 309
Ugland House
Grand Cayman, KY1-1104
Cayman Islands
Attention:	Suzanne Correy
Email:	Suzanne.Correy@maples.com
14. Miscellaneous.
a. Governing Law; Jurisdiction; WAIVER OF TRIAL BY JURY. Section 11.7 and Section 11.8 of the Merger Agreement are incorporated herein by reference, mutatis mutandis; provided, however, that in addition to bringing suit in Delaware as contemplated by Section 11.8 of the Merger Agreement, the parties shall also be entitled to bring actions to enforce this Agreement in any court in the Cayman Islands, and the parties agree to the non-exclusive jurisdiction of such Cayman Islands courts.
b. Amendment. This Agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of the parties. No modification, termination, rescission, discharge, or cancellation of this Agreement shall be effective unless in writing signed by the party against whom it is sought to be enforced, or shall affect the right of any party to enforce any claim or right hereunder, whether or not liquidated, where circumstances giving rise to such claim or right occurred prior to the date of such modification, termination, rescission, discharge, or cancellation.

c. Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
d. Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties hereto need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
e. Titles and Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
f. Assignment. Other than Transfers permitted by a Voting Party pursuant to Section 5, and then only on the terms therein, no party hereto may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 14(f), this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation made in violation of this provision shall be void and of no force or effect.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
VOTING PARTY:

WILSON BOULEVARD LLC

By:	/s/ Thomas Mayrhofer
Name: Thomas Mayrhofer
Title: Authorized Person

Address:

[Signature Page to SPAC Voting Agreement]

COMPANY:

PAYAGA TECHNOLOGIES LTD.

By:	/s/ Avi Zeevi
Name: Avi Zeevi
Title: Chairman of the Board of Directors
[Signature Page to SPAC Voting Agreement]

COMPANY:

PAYAGA TECHNOLOGIES LTD.

By:	/s/ Gal Krubiner
Name: Gal Krubiner
Title: Chief Executive Officer
[Signature Page to SPAC Voting Agreement]

Annex H
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of the [•], 2022, by and among Pagaya Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), SPAC (as defined below), the majority-in-interest of the Existing Company Holders (as defined below), and the securityholders hereto who have executed a signature page or Joinder Agreement (as defined below) to this Agreement (together with the Existing Company Holders, the “Shareholders”).
WITNESSETH:
WHEREAS, Wilson Boulevard LLC, a Delaware limited liability company (the “Sponsor”), and EJF Acquisition Corp., a Cayman Islands exempted company (“SPAC”), are parties to that certain Registration and Shareholder Rights Agreement, dated as of February 24, 2021, as amended (the “Previous Sponsor Agreement”);
WHEREAS, the Company and the Existing Company Holders are parties to that certain Registration Rights Agreement, dated as of March 17, 2021 (the “Previous Company Agreement”);
WHEREAS, certain investors (such investors, collectively, the “PIPE Investors”) have agreed to purchase Ordinary Shares (as defined below) (the “PIPE Shares”) in a transaction exempt from registration under the Securities Act (as defined below) and have certain registration rights pursuant to the respective subscription agreements, each dated as of September 15, 2021, entered into by and between the Company and each of the PIPE Investors (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 3.6 of the Previous Company Agreement, any term thereof may be amended with the written consent of the Company and the holders of at least a majority of the Registrable Securities (as defined therein) then outstanding;
WHEREAS, pursuant to Section 6.8 of the Previous Sponsor Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of SPAC and the Sponsor; and
WHEREAS, in connection with the consummation of the transactions (the “Business Combination”) contemplated by the Agreement and Plan of Merger, dated as of September 15, 2021 by and among the Company, Rigel Merger Sub Inc., a Cayman Islands exempted company and a direct, wholly-owned subsidiary of the Company, and SPAC (the “Merger Agreement”), (x) each of SPAC and the Sponsor desires to amend and restate the Previous Sponsor Agreement, (y) each of the Company and a majority-in-interest of the Existing Company Holders desires to amend and restate the Previous Company Agreement and (z) each of the applicable parties hereto desire that, effective upon the Closing, the Company shall grant the Shareholders certain registration rights with respect to certain securities of the Company and the Shareholders shall be subject to the restrictions, each as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Definitions. As used herein, the following terms have the following meanings:
1.1 “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
1.2 “Agreement” shall have the meaning given in the preamble.
1.3 “Block Trade” shall have the meaning given in Section 2.4.1.

1.4 “Board” shall mean the Board of Directors of the Company.
1.5 “Business Combination” shall have the meaning given in the recitals.
1.6 “Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by applicable law to close.
1.7 “Closing” means the closing of the Business Combination.
1.8 “Closing Date” means the date of the Closing.
1.9 “Demanding Holder” means any of the Sponsor or one or more Existing Company Holders holding at least a majority-in-interest of Registerable Securities held by Existing Company Holders.
1.10 “Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
1.11 “Ordinary Shares” means, following the Closing Date, the Class A Ordinary Shares, no par value, of the Company.
1.12 “Company” shall have the meaning given in the preamble.
1.13 “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.
1.14 “Existing Company Holder” means any Holder (as defined in the Previous Company Agreement).
1.15 “Form F-1 Shelf” shall have the meaning given in Section 2.1.
1.16 “Form F-3 Shelf” shall have the meaning given in Section 2.1.
1.17 “Governmental Entity” means, with respect to the United States, Israel, Cayman Islands or any other foreign or supranational entity: (a) any federal, provincial, state, local, municipal, foreign, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality or tribunal, or similar body; (b) any self-regulatory organization; or (c) any political subdivision of any of the foregoing.
1.18 “Holder” means any Shareholder that is party to this Agreement (including any Existing Company Holder) or listed on a Schedule to this Agreement and holds outstanding Registrable Securities.
1.19 “Holder Information” shall have the meaning given in Section 4.2.
1.20 “Insider Letter” means that certain letter agreement, dated as of February 24, 2021, among SPAC, the Sponsor and the Insiders (as such term is defined therein).
1.21 “Joinder Agreement” means a joinder agreement, in substantially the form attached hereto as Exhibit A.
1.22 “Legal Proceeding” means any action, suit, hearing, claim, charge, audit, lawsuit, litigation, inquiry or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.
1.23 “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
1.24 “Maximum Number of Securities” shall have the meaning given in Section 2.3.2.
1.25 “Merger Agreement” shall have the meaning given in the recitals.
1.26 “Minimum Takedown Threshold” shall have the meaning given in Section 2.3.1.

1.27 “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
1.28 “Permitted Transferees” shall have the meaning given in Section 5.5.2.
1.29 “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
1.30 “Piggyback Registration” shall have the meaning given in Section 2.3.4.
1.31 “PIPE Investors” shall have the meaning given in the recitals.
1.32 “PIPE Shares” shall have the meaning given in the recitals.
1.33 “Previous Sponsor Agreement” shall have the meaning given in the recitals.
1.34 “Previous Company Agreement” shall have the meaning given in the recitals.
1.35 “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
1.36 “Registrable Securities” means the Ordinary Shares owned by any Holder immediately following the Closing, including any Ordinary Shares issuable upon the exercise of warrants, and any other equity security of the Company issued or issuable with respect to any such Ordinary Shares by way of a share dividend or share split or in connection with a combination of share, acquisition, recapitalization, consolidation, reorganization, share exchange, share reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided that as to any particular Registrable Security, such securities shall cease to be Registrable Securities on the earlier to occur of (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise Transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further Transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require Registration; (C) such securities shall have ceased to be outstanding; (D) such securities are freely saleable without Registration by the Holder thereof pursuant to Rule 144, as promulgated under the Securities Act (without the need for any manner of sale requirement or volume limitation and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable)); or (E) such securities are sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
1.37 “Registration” shall mean a registration, including any related Underwritten Offering, effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
1.38 “Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including the following:
1.38.1 all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Ordinary Shares are then listed;
1.38.2 fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters, if any, in connection with blue sky qualifications of Registrable Securities);

1.38.3 printing, messenger, telephone and delivery expenses;
1.38.4 reasonable fees and disbursements of counsel for the Company;
1.38.5 reasonable fees and disbursements of one (1) counsel for the Demanding Holders, not to exceed $120,000; and
1.38.6 reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration.
1.39 “Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
1.40 “Requesting Holders” shall have the meaning given in Section 2.3.2.
1.41 “SEC” means the Securities and Exchange Commission.
1.42 “Securities Act” means the Securities Act of 1933, as amended.
1.43 “Shareholders” shall have the meaning given in the preamble.
1.44 “Shelf” shall mean the Form F-1 Shelf, the Form F-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
1.45 “Shelf Registration” shall mean a Registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
1.46 “Shelf Underwriting” shall have the meaning given in Section 2.3.
1.47 “SPAC” shall have the meaning given in the recitals.
1.48 “Sponsor” shall have the meaning given in the recitals.
1.49 “Subscription Agreement” shall have the meaning given in the recitals.
1.50 “Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.2.
1.51 “Transfer” shall mean, directly or indirectly, the (x) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or any other derivative transaction with respect to, any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).
1.52 “Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
1.53 “Underwriting Request” shall have the meaning given in Section 2.3.
1.54 “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
1.55 “Withdrawal Notice” shall have the meaning given in Section 2.3.3.
2. Registration. The following provisions govern the Registration of the Company’s securities:
2.1 Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the SEC a Registration Statement for a Shelf Registration on Form F-1 (the “Form F-1 Shelf”) or a Registration Statement for a Shelf Registration on Form F-3 (the “Form F-3 Shelf”), if the Company is then eligible to use a Form F-3 Shelf, in each case, covering the resale of all the Registrable Securities

(determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the SEC notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, the majority-in-interest of the Holders named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form F-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form F-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form F-3. The Company’s obligation under this Section 2.1, shall be subject to Section 3.5. References to Form F-1 and F-3 herein (or any successors thereto) shall include references to Form S-1 and S-3 (or any successors thereto) if the Company ceases to be eligible to use Form F-1 or Form F-3.
2.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, a majority-in-interest of the Holders named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form F-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.2, shall be subject to Section 3.5.
2.3 Request for Underwritten Offering.
2.3.1 Shelf Underwriting. Subject to Section 3.5.1, when an effective Shelf is on file with the SEC, any Demanding Holder may from time to time request in writing to sell all or any part of its Registrable Securities pursuant to an Underwritten Offering pursuant to the Registration Statement, which written request shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof; provided that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $75 million (the “Minimum Takedown Threshold”), net of all underwriting discounts and commissions. The Demanding Holder shall make such election by delivering to the Company a written request (an “Underwriting Request”) for such Underwritten Offering specifying the number of its Registrable Securities that the Demanding Holder desires to sell pursuant to such Underwritten Offering (the “Shelf Underwriting”). The Demanding Holder or the majority-in-interest of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable internationally recognized investment banks). The Demanding Holders may demand an aggregate of not more than eight (8) Shelf Underwritings pursuant to this Agreement (of which the Sponsor may demand not more than four (4)), and the Company is not obligated to effect (x) more than four (4) Shelf Underwritings per year (provided, that, the Sponsor may demand not more than two (2) Shelf Underwritings per year) or (y) a Shelf Underwriting within sixty (60) days after the closing of a prior Shelf Underwriting. The Company shall use its reasonable best efforts to effect such Shelf Underwriting, including the filing of any Prospectus supplement or any post-effective amendments and otherwise taking any action necessary to include therein all disclosure and language deemed necessary or advisable by the Demanding Holder to effect such Shelf Underwriting.
2.3.2 Reduction of Shelf Underwriting. If the managing Underwriter or Underwriters in a Shelf Underwriting, in good faith, advises the Company, the Demanding Holders and, if any, the Holders requesting piggy back rights pursuant to this Agreement with respect to such Shelf Underwriting (the “Requesting Holders”) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and all other Ordinary Shares or other equity securities, if any, that have been requested to be sold in the Shelf Underwriting pursuant to separate written contractual piggy-back registration rights held by any other Shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Shelf Underwriting without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in the Shelf Underwriting, before including any Ordinary Shares or other equity securities proposed to be sold by the Company or by other holders of Ordinary Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Shelf Underwriting and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Shelf Underwriting), (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Shelf Underwriting and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Shelf Underwriting) that can be sold without exceeding the Maximum Number of Securities and (iii) third, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), any other equity securities requested to be sold in the Shelf Underwriting (pro rata based on the respective number of equity securities requested to be included in such Shelf Underwriting).
2.3.3 Withdrawal. Prior to the filing of the applicable “red herring” Prospectus or Prospectus supplement used for marketing the Shelf Underwriting, the majority-in-interest of the Demanding Holders shall have the right to withdraw from the Shelf Underwriting for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from the Shelf Underwriting; provided that the Sponsor or one or more Existing Company Holders may elect to have the Company continue a Shelf Underwriting if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Shelf Underwriting by such Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, the demand for the Shelf Underwriting shall constitute a demand for the Shelf Underwriting by the Demanding Holder for purposes of Section 2.3.1, unless the Demanding Holder reimburses the Company for all Registration Expenses with respect to the Shelf Underwriting (or, if there are any other Shareholders participating in the Shelf Underwriting, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that the Demanding Holder has requested be included in the Shelf Underwriting); provided that, if the Sponsor or one or more Existing Company Holders elects to continue a Shelf Underwriting pursuant to the proviso in the immediately preceding sentence, such Shelf Underwriting shall instead count as a Shelf Underwriting demanded by the Sponsor or such Existing Company Holder, as applicable, for purposes of Section 2.3.1. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Underwriting. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Shelf Underwriting prior to its withdrawal under this Section 2.3.3.
2.3.4 Piggyback Rights. If any Holder proposes to conduct a Shelf Underwriting pursuant to Section 2.3.1 then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than five (5) days before the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, which notice shall (a) describe the amount and type of securities to be included in such Underwritten Offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters in such offering, and (b) offer to all of the Holders of Registrable Securities the opportunity to include in such offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.3.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3.4 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Shelf Underwriting. For avoidance of doubt, this Section 2.3.4 shall not apply to a Block Trade or Other Coordinated Offering.
2.3.5 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company, if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) a Holder in excess of five percent (5%) of the outstanding Ordinary Shares (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any Ordinary Shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Underwriters, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4 Block Trades; Other Coordinated Offerings.
2.4.1 Notwithstanding any other provision of this Section 2, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if any Demanding Holder wishes to engage in (i) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price, either individually or together with other Demanding Holders, reasonably expected to exceed $30 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.
2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.3.4 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4 The Demanding Holder in a Block Trade, or Other Coordinated Offering or Demanding Holders representing a majority-in-interest of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering, shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5 A Demanding Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.3.1 hereof.
3. Company Procedures
3.1 General Procedures. In connection with any Shelf and/or Underwritten Offering, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:
3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3 at least two (2) Business Days prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that in no event shall the Company be required to delay or postpone the filing of such Registration Statement or Prospectus as a result of or in connection with such Holders’ review;
3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable

Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6 provide a transfer agent or warrant agent, as applicable, registrar and a CUSIP number for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7 advise each seller of such Registrable Securities, within five (5) Business Days after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any Legal Proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8 notify the Holders, within five (5) Business Days, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5;
3.1.9 in the event of an Underwritten Offering, in each of the following cases to the extent customary for a transaction of its type, permit the Sponsor, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by the Sponsor or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Underwritten Offering; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.10 in the event of an Underwritten Offering, permit the Sponsor to rely on any “cold comfort” letter from the Company’s independent registered public accountants provided to the managing Underwriter of such offering;
3.1.11 in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of the Underwritten Offering, addressed to the Underwriters, if any, covering such legal matters with respect to the Underwritten Offering in respect of which such opinion is being given as the Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.12 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.13 in the event of any Underwritten Offering, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.14 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable and documented fees and expenses of any legal counsel representing the Holders (as well as of any attorney, consultants or consultant retained by the Holders under Section 3.1.9 or otherwise).
3.3 Share Distributions. In connection with any Shelf, if the Company shall receive a request from a Holder of Registrable Securities included therein to effectuate a pro rata in-kind distribution or other similar Transfer for no consideration of such Registrable Securities pursuant to such Registration to its members, partners or shareholders, as the case may be, then the Company shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar that any legend referring to the Securities Act may be removed upon such distribution or other Transfer of such Registrable Securities pursuant to such Registration; provided that the distributee or transferee of such Registrable Securities is not and has not been for the preceding ninety (90) calendar days an affiliate of the Company (as defined in Rule 405 promulgated under the Securities Act). The Company’s obligations hereunder are conditioned upon the receipt of a representation letter reasonably acceptable to the Company from such Holder regarding such proposed pro rata in-kind distribution or other similar Transfer for no consideration of such Registrable Securities.
3.4 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the Registration and such Holder continues thereafter to withhold such information. Notwithstanding anything in this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.4 shall not affect the Registration of the other Registrable Securities to be included in such Registration.
3.5 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.5.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.5.2 Subject to Section 3.5.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, upon the advice of external legal counsel, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.5.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.5.3 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.5.2 shall be exercised by the Company, in the aggregate, for not more than three (3) occasions, for not more than ninety (90) consecutive calendar days or for not more than one hundred and twenty (120) total calendar days, in each case, during any twelve (12)-month period.
3.6 Reporting Obligations. As long as any Registrable Securities remain outstanding, the Company, at all times while it shall be a reporting company under the Exchange Act, shall use reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.6. The Company further covenants that it shall use reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect).
4. Indemnification and Contribution
4.1 The Company agrees to indemnify, to the extent permitted by law, each participating Holder, its directors, officers, partners, managers, members, investment advisors, employees, shareholders and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information so furnished in writing to the Company or on behalf of such Holder expressly for use therein or such Holder has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 4.1 shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities and out of pocket expenses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any losses, claims, damages, liabilities and out of pocket expenses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of such Holder to deliver or cause to be delivered a Prospectus made available by the Company in a timely manner, (B) as a result of offers or sales effected by or on behalf of any Person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (C) in connection with any offers or sales effected by or on behalf of a Holder in violation of Section 3.5.1 hereof.
4.2 In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including, without limitation, reasonable outside attorneys’ fees of one (1) law firm) arising from, in connection with, or relating to any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation.
4.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) outside counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such Legal Proceeding.
4.4 The indemnification provided for under this Section 4 shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the Transfer of Registrable Securities.
4.5 If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Holder shall be limited to the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1, Section 4.2 and Section 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any Legal Proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any Person who was not guilty of such fraudulent misrepresentation.
5. Miscellaneous.
5.1 Confidentiality. Each Shareholder and the Company agree that any information obtained pursuant to this Agreement (including any information about any proposed Registration or offering pursuant to Section 2) will not be disclosed or used for any purpose other than the exercise of rights under this Agreement provided that any such information may be disclosed on a confidential basis to its directors, officers, employees, representatives and legal counsel or as required by law.

5.2 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.
5.3 Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.4 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
5.5 Successors and Assigns; Assignment.
5.5.1 Except as otherwise expressly set forth in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.
5.5.2 None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or Transferred without the prior consent in writing of each party to this Agreement, with the exception of assignments and transfers from a Shareholder to any other Person which controls, is controlled by, or is under common control with, such Shareholder, and as to any Shareholder which is an entity, assignments and transfers to its direct or indirect partners, members or equity holders, any affiliate (as defined in Rule 405 promulgated under the Securities Act), or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates (for the avoidance of doubt, a managed account managed by the same investment manager of any member of either Sponsor shall be deemed an affiliate of such member) or to the extent not already permitted pursuant to the foregoing, to any Person described in clauses 2(a) through 2(f), 2(h) or 2(k) of Section 3(d) of the Insider Letter (collectively “Permitted Transferees”).
5.5.3 Notwithstanding anything in this Section 5.5, (a) any Permitted Transferee shall, in connection with their assignment or transfer of Ordinary Shares, execute a Joinder Agreement to be entered into between the Company and such Permitted Transferee at the time of the applicable Transfer, pursuant to which such Permitted Transferee shall be deemed to be a party to this Agreement, and (b) any other Person owning or acquiring Registrable Securities may, at the Company’s request, execute a Joinder Agreement with the Company, pursuant to which such Person shall be deemed to be a party to this Agreement. Failure to comply with this Section 5.5.3 shall relieve the Company of its obligations under this Agreement with respect to such Permitted Transferee. Unless otherwise noted in the applicable Joinder Agreement, each Permitted Transferee shall be deemed a Holder.
5.6 Amendment and Waiver. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) with the written consent of the Company and the Holders holding a majority-in-interest of the Registrable Securities; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or a group of Holders, solely in its or their capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each Holder so affected.
5.7 Other Registration Rights. Other than the PIPE Investors who have registration rights with respect to their PIPE Shares pursuant to their respective Subscription Agreements, the Company represents and warrants that no Person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other Person following the Closing Date. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.8 Termination. This Agreement will automatically terminate upon the earlier to occur of (i) the tenth (10th) anniversary of the date of this Agreement, (ii) any acquisition of the Company, including by way of merger or consolidation, after the Business Combination, as a result of which the Registrable Securities are converted into the right to receive consideration consisting solely of cash or other property other than securities listed on a national securities exchange registered under Section 6 of the Exchange Act or (iii) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities.
5.9 Shareholder Information. Each Shareholder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
5.10 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered mail, postage prepaid, or otherwise delivered by electronic mail, hand or by messenger, addressed to such party’s address as set forth in the shareholders register maintained by the Company or at such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 5.10 shall be effective (a) on the date of delivery if delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Any notice or communication under this Agreement must be addressed, if to the Company, to: Pagaya Technologies Ltd., 90 Park Ave, New York, NY 10016 Attention: Gal Krubiner and Richmond Glasgow, copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, Attention: Jeffrey Brill and Maxim Mayer-Cesiano, and, if to any Holder, at such Holder’s address, email address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) calendar days after delivery of such notice as provided in this Section 5.10.
5.11 Delays or Omissions. No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
5.12 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.
5.13 Counterparts; Electronic Execution. This Agreement may be executed in multiple counterparts (including by facsimile or electronic transmission (including .pdf file, .jpeg file, Adobe Sign, or DocuSign)), all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
5.14 Aggregation of Shares. All Ordinary Shares held by affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
5.15 No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer on any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder.
5.16 Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and shall not be construed for or against any party hereto.
5.17 Effectiveness; Entire Agreement; Restatement. This Agreement shall become effective as of the Closing and prior thereto shall be of no force or effect. If the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no force or effect, and each of the Previous Sponsor Agreement and the Previous Company Agreement shall remain in full force and effect in accordance with its terms with respect to the parties thereto. Upon Closing, (i) this Agreement shall constitute the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, (ii) each of the SPAC and Sponsor agrees that this Agreement shall supersede and replace in its entirety the terms and conditions of the Previous Sponsor Agreement, (iii) each of the Company and the majority-in-interest of the Existing Company Holders agrees that this Agreement shall supersede and replace in its entirety the terms and conditions of the Previous Company Agreement, and (iv) each of the Previous Sponsor Agreement and the Previous Company Agreement shall no longer be of any force or effect.
5.18 Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of share split, share dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have signed this Agreement as the date first set forth above.
PAGAYA TECHNOLOGIES LTD.

By:
Name:
Title:

Shareholders:

Name:
Address:

[Signature Page to Registration Rights Agreement]

EJF ACQUISITION CORP.

By:
Name:
Title:
Address:

WILSON BOULEVARD LLC

By:
Name:
Title:
Address:

[Signature Page to Registration Rights Agreement]

Schedule I
Holders
1.	[•]

Exhibit A
Form of Joinder Agreement
[Date]
Reference is hereby made to the Registration Rights Agreement, dated [•], 2022 (the “RRA”), by and among Pagaya Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), and the Shareholders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the RRA.
Pursuant to Section 5.5 of the RRA, each of the undersigned hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it shall be deemed to be a party to the RRA as if it were an original signatory thereto and hereby expressly assumes, and agrees to perform and discharge, all of the obligations and liabilities of a party thereto as the case may be, under the RRA. All references in the RRA to the “Shareholders” or “Holders”, as the case may be, shall hereafter include each of the undersigned and their respective successors, as applicable.
Each of the undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as the Company, the Shareholders or any undersigned party may reasonably require to effect the purpose of this Joinder Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date herein above set forth.
[•]

By:
Name:
Title:

Address:

PAGAYA TECHNOLOGIES LTD.

By:
Name:
Title:
[Signature Page to Joinder Agreement]

Annex I
PAGAYA TECHNOLOGIES LTD. 2022
SHARE INCENTIVE PLAN
Section 1. Purpose of Plan.
The name of the Plan is the Pagaya Technologies Ltd. 2022 Share Incentive Plan (the “Plan”). The purposes of the Plan are to provide an additional incentive to selected Officers, Employees, Non-Employee Directors and Consultants of the Company or its Affiliates (each, as hereinafter defined) whose contributions are essential to the growth and success of the business of the Company and its Affiliates, in order to strengthen the commitment of such persons to the Company and its Affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of the Company and its Affiliates. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Share, Restricted Share Units, Share Bonuses, Other Share-Based Awards or any combination of the foregoing.
Section 2. Definitions.
For purposes of the Plan, the following terms shall be defined as set forth below:
(a)	“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 hereof.
(b)	“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.
(c)	“Articles of Association” means the articles of association of the Company, as may be amended and/or restated from time to time.
(d)	“Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Share Bonus or Other Share-Based Award under the Plan.
(e)
“Award Agreement” means any written agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan. Each Participant who is granted an Award shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion.

(f)	“Base Price” has the meaning set forth in Section 8(b) hereof.
(g)	“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d- 3 under the Exchange Act.
(h)	“Board” means the Board of Directors of the Company.
(i)	“By-Laws” means the by-laws of the Company, if any, as may be amended and/or restated from time to time.
(j)
“Cause” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Cause,” Cause means (i) the commission of an act of fraud or dishonesty by the Participant in the course of the Participant’s employment or service; (ii) the indictment of, or conviction of, or entering of a plea of nolo contendere by, the Participant for a crime constituting a felony or in respect of any act of fraud or dishonesty; (iii) the commission of an act by the Participant which would make the Participant or the Company (including any of its Subsidiaries or Affiliates) subject to being enjoined, suspended, barred or otherwise disciplined for violation of federal or state securities laws, rules or regulations, including a statutory disqualification; (iv) gross negligence or willful misconduct in connection with the Participant’s performance of his or her duties in connection with the Participant’s employment by or service to the Company (including any Subsidiary or Affiliate for whom the Participant may be employed by or providing services to at the time) or the Participant’s failure to comply with any of the restrictive covenants to which the

Participant is subject; (v) the Participant’s willful failure to comply with any material policies or procedures of the Company as in effect from time to time, provided that the Participant shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure; or (vi) the Participant’s failure to perform the material duties in connection with the Participant’s position, unless the Participant remedies the failure referenced in this clause (vi) no later than ten (10) days following delivery to the Participant of a written notice from the Company (including any of its Subsidiaries or Affiliates) describing such failure in reasonable detail (provided that the Participant shall not be given more than one opportunity in the aggregate to remedy failures described in this clause (vi)).
(k)
“Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Ordinary Share, or other property), share split, reverse share split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the Ordinary Share such that an adjustment pursuant to Section 5 hereof is appropriate.

(l)	“Change in Control” means, unless otherwise defined in an Award Agreement, an event set forth in any one of the following paragraphs shall have occurred:
(1)
any Person (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (2) below;

(2)
there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(3)
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof; or
(4)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended.

Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.
(m)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.
(n)
“Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board and to the provisions of applicable law, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 and (ii) any other qualifications required by the applicable share exchange on which the Ordinary Shares is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Articles of Association or By-Laws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(o)	“Company” means Pagaya Technologies Ltd., an Israeli corporation (or any successor company, except as the term “Company” is used in the definition of “Change in Control” above).
(p)
“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Non-Employee Director and/or Employee, or payment of a fee for such service, shall not cause a Non-Employee Director or Employee to be considered a “Consultant” for purposes of the Plan.

(q)
“Disability” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant or, if any such agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant, as determined by the Administrator in its sole discretion, is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or an Affiliate thereof.

(r)	“Effective Date” has the meaning set forth in Section 17 hereof.

(s)
“Eligible Recipient” means an officer, Employee, Non-Employee Director, or Consultant who has been selected as an eligible participant by the Administrator; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, an Eligible Recipient of an Option or a Share Appreciation Right means an officer, Employee, Non-Employee Director or Consultant with respect to whom the Company is an “eligible issuer of service recipient share” within the meaning of Section 409A of the Code.

(t)	“Employee” means any person employed by the Company or an Affiliate.
(u)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(v)	“Exercise Price” means, with respect to any Option, the per share price at which a holder of such Option may purchase Ordinary Share issuable upon the exercise of such Option.
(w)
“Fair Market Value” of Ordinary Share or another security as of a particular date shall mean the fair market value as determined by the Administrator in its sole discretion; provided, however, (i) if the Ordinary Share or other security is admitted to trading on a national securities exchange, the fair market value on any date shall be the closing sale price reported on the day prior to such date, or if no shares were traded on such date, on the last preceding date for which there was a sale of an Ordinary Share or other security on such exchange, or (ii) if the Ordinary Share or other security is then traded in an over-the-counter market, the fair market value on any date shall be the average of the closing bid and asked prices for such Ordinary Share or other security in such over-the-counter market for the last preceding date on which there was a sale of such Ordinary Share or other security in such market.

(x)	“Free Standing Right” has the meaning set forth in Section 8(a) hereof.
(y)
“Good Reason” has the meaning assigned to such term in the Award Agreement or in any individual employment, service or severance agreement with the Participant; provided that if no such agreement exists or if such agreement does not define “Good Reason,” Good Reason and any provision of the Plan that refers to Good Reason shall not be applicable to such Participant.

(z)	“ISO” means an Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
(aa)
“Non-Employee Directors” means a member of a Board who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a member of a Board (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(bb)	“Nonqualified Stock Option” means an Option that is not designated as an ISO.
(cc)	“Option” means an option to purchase Ordinary Share granted pursuant to Section 7 hereof. The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”
(dd)	“Ordinary Share” means an ordinary share, without par value per share, of the Company.
(ee)	“Other Share-Based Award” means an Award granted pursuant to Section 10 hereof.
(ff)
“Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 hereof, to receive grants of Awards, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be.

(gg)
“Performance Goals” means performance goals based on criteria selected by the Administrator in its sole discretion, including, without limitation, one or more of the following criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) share price or total shareholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or any Affiliate thereof, or a division or strategic business unit of the Company or any Affiliate thereof, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Administrator shall have the authority to make equitable adjustments to the Performance Goals as may be determined by the Administrator, in its sole discretion.
(hh)	“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.
(ii)	“Plan” has the meaning set forth in Section 1 hereof.
(jj)	“Related Right” has the meaning set forth in Section 8(a) hereof.
(kk)	“Restricted Share” means Shares granted pursuant to Section 9 hereof subject to certain restrictions that lapse at the end of a specified period or periods.
(ll)
“Restricted Share Unit” means the right, granted pursuant to Section 9 hereof, to receive Shares equal to the Fair Market Value of a Share subject to certain restrictions that lapse at the end of a specified period or periods.

(mm)	“Rule 16b-3” has the meaning set forth in Section 3(a) hereof.
(nn)	“Share Appreciation Right” means the right to receive, upon exercise of the right, the applicable amounts as described in Section 8 hereof.
(oo)	“Share Bonus” means a bonus payable in fully vested Ordinary Shares granted pursuant to Section 11 hereof.
(pp)	“Shares” means Ordinary Shares reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.
(qq)
“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

(rr)	“Transfer” has the meaning set forth in Section 15 hereof.

Section 3. Administration.
(a)
The Plan shall be administered by the Administrator and shall be administered in accordance with the requirements of applicable law and Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b)
Pursuant to the terms of the Plan and subject to the conditions and requirements under applicable law, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(1)	to select those Eligible Recipients who shall be Participants;
(2)	to determine whether and to what extent Awards are to be granted hereunder to Participants;
(3)	to determine the number of Shares to be covered by each Award granted hereunder;
(4)
to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder (including, but not limited to, (i) the restrictions applicable to Restricted Share or Restricted Share Units and the conditions under which restrictions applicable to such Restricted Share or Restricted Share Units shall lapse, (ii) the Performance Goals and periods applicable to Awards, (iii) the Exercise Price of each Option and the Base Price of each Share Appreciation Right, (iv) the vesting schedule applicable to each Award, (v) the number of Shares or amount of cash or other property subject to each Award and (vi) subject to the requirements of Section 409A of the Code (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards);

(5)	to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards;
(6)	to determine the Fair Market Value in accordance with the terms of the Plan;
(7)
to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment or service for purposes of Awards granted under the Plan;

(8)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(9)
to prescribe, amend and rescind rules and regulations relating to sub- plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under applicable foreign laws, which rules and regulations may be set forth in an appendix or appendices to the Plan; and

(10)
to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c)
All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

(d)
The Administrator may, in its sole discretion, delegate its authority, in whole or in part, under this Section 3 (including, but not limited to, its authority to grant Awards under the Plan, other than its authority to grant Awards under the Plan to any Participant who is subject to reporting under Section 16 of the Exchange Act) to one or more officers of the Company, subject to the requirements of applicable law or any stock exchange on which the Shares are traded.
Section 4. Shares Reserved for Issuance; Certain Limitations
(a)
The number of Ordinary Shares reserved for issuance under the Plan shall be [•][1] authorized but unissued shares (the “Share Reserve”) (subject to adjustment as provided Section 5); provided, however the Share Reserve will automatically increase on January 1st of each calendar year (each, an “Evergreen Date”), prior to the tenth (10th) anniversary of the Effective Date, in an amount equal to the lesser of (i) five (5) % of the total number of Ordinary Shares outstanding on December 31st of the calendar year immediately preceding the applicable Evergreen Date and (ii) a number of Ordinary Shares determined by the Board. No more than [•][2] Ordinary Shares reserved for issuance under the Plan pursuant to this Section 4(a) (subject to adjustment as provided in Section 5 hereof) may be granted under the Plan as ISOs.

(b)
Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Shares subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of Shares to the Participant, the Shares with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Option or Share Appreciation Right under the Plan or the payment of any purchase price with respect to any other Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Share Appreciation Right is settled by the delivery of a net number of Ordinary Shares, the full number of Ordinary Shares underlying such Share Appreciation Right shall not be available for subsequent Awards under the Plan. In addition, (i) to the extent an Award is denominated in Ordinary Shares, but paid or settled in cash, the number of Ordinary Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Ordinary Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Ordinary Shares available for Awards under the Plan.

Section 5. Equitable Adjustments; Change in Control.
(a)
In the event of any Change in Capitalization (including a Change in Control), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Ordinary Shares reserved for issuance under the Plan, (ii) the kind and number of securities subject to, and the Exercise Price or Base Price of, any outstanding Options and Share Appreciation Rights granted under the Plan, (iii) the kind, number and purchase price of Ordinary Shares, or the amount of cash or amount or type of other property, subject to outstanding Restricted Share, Restricted Share Units, Share Bonuses and Other Share-Based Awards granted under the Plan or (iv) the Performance Goals and performance periods applicable to any Awards granted under the Plan; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion.

(b)
Without limiting the generality of the foregoing, in connection with a Change in Capitalization (including a Change in Control), the Administrator may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code as may be applicable, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate Fair Market Value equal to the Fair Market Value of the Ordinary Shares, cash or other property covered by

[1]
Note to Draft: To be 10% of the total outstanding number of Ordinary Shares as of immediately after Closing, post-conversion and post-money, calculated on a fully-diluted basis including all equity awards, warrants and other convertible securities outstanding as of such time.

[2]
Note to Draft: To be 10% of the total outstanding number of Ordinary Shares as of immediately after Closing, post-conversion and post-money, calculated on a fully-diluted basis including all equity awards, warrants and other convertible securities outstanding as of such time.

such Award, reduced by the aggregate Exercise Price or Base Price thereof, if any; provided, however, that if the Exercise Price or Base Price of any outstanding Award is equal to or greater than the Fair Market Value of the Ordinary Shares, cash or other property covered by such Award, the Administrator may cancel such Award without the payment of any consideration to the Participant.
(c)
In connection with a Change in Control, the Administrator may provide or may set forth in an Award Agreement, in its sole discretion, that any outstanding Award shall become vested and exercisable in full or in part and any restrictions thereupon shall lapse, including in connection with a Participant’s termination of service with the Company and its Subsidiaries following a Change in Control; provided that the Administrator may determine to treat outstanding Awards differently and shall not be obligated to treat all Awards in the same manner.

(d)	The determinations made by the Administrator or the Board, as applicable, pursuant to this Section 5 shall be final, binding and conclusive.
Section 6. Eligibility.
The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from those individuals that qualify as Eligible Recipients.
Section 7. Options.
(a)
General. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option, and whether the Option is intended to be an ISO or a Nonqualified Stock Option (and in the event the Award Agreement has no such designation, the Option shall be a Nonqualified Stock Option). The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement.

(b)
Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant, but, except as provided in the applicable Award Agreement, in no event shall the exercise price of an Option which is intended to be an ISO or a Nonqualified Stock Option be less than one hundred percent (100%) of the Fair Market Value of the related Ordinary Shares on the date of grant.

(c)
Option Term. The maximum term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than ten (10) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement.

(d)
Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(e)
Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of whole Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. Subject to compliance with applicable law, and subject to the Administrator’s ability in its sole discretion to limit the following, the Company may accept payment with respect to any Option or category of Options, in whole or in part (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise, referred to as “net exercise,” with a Fair Market Value up to or equal to (but not exceeding) the applicable aggregate Exercise Price with the remainder paid in cash or other form of payment permitted by the Award Agreement), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (iii) in any other form of consideration approved by the Administrator and permitted by applicable law or (iv) by any combination of the foregoing.
(f)
ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Administrator from time to time in accordance with the Plan. At the discretion of the Administrator, ISOs may be granted only to an employee of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company.

(i)
ISO Grants to 10% Shareholders. Notwithstanding anything to the contrary in the Plan, if an ISO is granted to a Participant who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company, its “parent corporation” (as such term is defined in Section 424(e) of the Code) or a Subsidiary of the Company, the term of the ISO shall not exceed five (5) years from the time of grant of such ISO and the Exercise Price shall be at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(ii)
$100,000 Per Year Limitation For ISOs. To the extent the aggregate Fair Market Value (determined on the date of grant) of the Shares for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(iii)
Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date the Participant makes a “disqualifying disposition” of any Share acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two years after the date of grant of the ISO and (ii) one year after the date the Participant acquired the Shares by exercising the ISO. The Company may, if determined by the Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(g)
Rights as Shareholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 14 hereof.

(h)
Termination of Employment or Service. In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Options, such vested Options shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement; provided, however, that the Administrator is entitled, at any time and its sole and absolute discretion, to extend the period during which a Participant shall be entitled to exercise their vested Options.

(i)
Other Change in Employment or Service Status. An Option shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un- protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant. Such aforementioned determinations of employment status or service status, as applicable, shall be made, subject to compliance with applicable law, in the sole discretion of the Administrator. In the event of the death of a Participant who has been granted one or more Options, such Options shall be assigned the vesting schedule as set forth in the Award Agreement. In the absence of a specified provision in the Award Agreement pertaining to accelerated vesting upon a Participant’s death, the vesting of such Options shall be accelerated for a period equivalent to twelve (12) months following any Participant’s death. Any portion of the Options that would not have vested in the twelve (12) months following a Participant’s death shall remain unvested and automatically revert to the Plan and shall not be exercisable.
(j)
In the absence of a specified period in the Award Agreement and unless the Administrator determines otherwise at any time, such vested Options shall remain exercisable following a Participant’s termination of employment or service for a period determined based on the Participant’s tenure at the Company, as follows: (i) one (1) year for any Participant whose employment is terminated (x) by the Company other than for Cause, (y) due to the Participant’s death or Disability or (z) by the Participant with Good Reason and whose termination occurs two (2) years or more after the commencement of that Participant’s employment or service (but, in each case, in no event later than the Expiration Date of such Options) and (ii) ninety (90) days for any Participant whose termination occurs in any other circumstance. If, after termination of engagement with the Company, the Participant does not exercise the vested portion of their Options within the prescribed period, such Options shall terminate, and the Shares covered by such Options shall automatically revert to the Plan. If, on the date of termination, the Participant is not vested as to all of their Options, the Shares covered by the unvested portion of the Options shall automatically revert to the Plan and shall not be exercisable. For the avoidance of doubt, the Options granted hereunder shall not continue to vest following the termination of employment or service. Notwithstanding anything in the foregoing to the contrary, in the event the Participant's termination of employment or service is for Cause, all Options held by such Participant, whether or not vested, shall immediately be forfeited as of the date of termination.

Section 8. Share Appreciation Rights.
(a)
General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Shares to be awarded, the Base Price, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)
Base Price. Except as provided in the applicable Award Agreement, each Share Appreciation Right shall be granted with a base price that is not less than one hundred percent (100%) of the Fair Market Value of the related Ordinary Shares on the date of grant (such amount, the “Base Price”).

(c)
Rights as Shareholder. Except as provided in the applicable Award Agreement, a Participant shall have no rights to dividends, dividend equivalents or distributions or any other rights of a shareholder with respect to the Shares, if any, subject to a Share Appreciation Right until the Participant has given written notice of the exercise thereof and has satisfied the requirements of Section 14 hereof.

(d)	Exercisability.
(1)
Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(2)
Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 hereof and this Section 8.

(e)	Consideration Upon Exercise.
(1)	Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of an Ordinary Share as of the date of exercise over the Base Price per share specified in the Free Standing Right, multiplied by (ii) the number of Shares in respect of which the Free Standing Right is being exercised.
(2)
A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares equal in value to (i) the excess of the Fair Market Value of an Ordinary Share as of the date of exercise over the Exercise Price specified in the related Option, multiplied by (ii) the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(3)
Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash), to the extent set forth in the Award Agreement.

(f)	Termination of Employment or Service.
(1)
In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the Award Agreement.

(2)
In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g)	Term.
(1)	The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.
(2)	The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.
(h)
Other Change in Employment or Service Status. Share Appreciation Rights shall be affected, both with regard to vesting schedule and termination, by leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator.

Section 9. Restricted Share and Restricted Share Units.
(a)
General. Restricted Share and Restricted Share Units may be issued under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, Restricted Share or Restricted Share Units shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Share or Restricted Share Units; the period of time prior to which Restricted Share or Restricted Share Units become vested and free of restrictions on Transfer (the “Restricted Period”); the Performance Goals (if any); and all other conditions of the Restricted Share and Restricted Share Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Share or Restricted Share Units, in accordance with the terms of the grant. The provisions of Restricted Share or Restricted Share Units need not be the same with respect to each Participant.

(b)	Awards and Certificates.
(1)
Except as otherwise provided in Section 9(b)(3) hereof, (i) each Participant who is granted an Award of Restricted Share may, in the Company’s sole discretion, be issued a Share certificate in respect of such Restricted Share; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the Share certificates, if any, evidencing Restricted Share granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Share, the Participant shall have delivered a Share transfer form, endorsed in blank, relating to the Shares covered by such award. Certificates for shares of unrestricted Ordinary Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Share.
(2)
With respect to an Award of Restricted Share Units to be settled in Shares, at the expiration of the Restricted Period, share certificates in respect of the Ordinary Shares underlying such Restricted Share Units may, in the Company’s sole discretion, be delivered to the Participant, or his or her legal representative, in a number equal to the number of Ordinary Shares underlying the Award of Restricted Share Units.

(3)
Notwithstanding anything in the Plan to the contrary, any Restricted Share or Restricted Share Units to be settled in Shares (at the expiration of the Restricted Period) may, in the Company’s sole discretion, be issued in uncertificated form.

(4)
Further, notwithstanding anything in the Plan to the contrary, with respect to Restricted Share Units, at the expiration of the Restricted Period, Shares (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(c)
Restrictions and Conditions. The Restricted Share and Restricted Share Units granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Section 409A of the Code where applicable, thereafter:

(1)
The Award Agreement may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as set forth in the Award Agreement, including, but not limited to, the attainment of certain performance related goals, the Participant’s termination of employment or service with the Company or any Affiliate thereof, or the Participant’s death or Disability.

(2)
Except as provided in the applicable Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to shares of Restricted Share during the Restricted Period, including the right to vote such shares and to receive any dividends declared with respect to such shares; provided, however, that except as provided in the applicable Award Agreement, any dividends declared during the Restricted Period with respect to such shares shall only become payable if (and to the extent) the underlying Restricted Shares vest. Except as provided in the applicable Award Agreement, the Participant shall generally not have the rights of a shareholder with respect to Ordinary Shares subject to Restricted Share Units during the Restricted Period; provided, however, that, subject to Section 409A of the Code, an amount equal to any dividends declared during the Restricted Period with respect to the number of Ordinary Shares covered by Restricted Share Units may, to the extent set forth in an Award Agreement, be provided to the Participant at the time (and to the extent) that Ordinary Shares in respect of the related Restricted Share Units are delivered to the Participant.

(d)
Termination of Employment or Service. The rights of Participants granted Restricted Share or Restricted Share Units upon termination of employment or service with the Company and all Affiliates thereof for any reason during the Restricted Period shall be set forth in the Award Agreement.

(e)
Other Change in Employment or Service Status. The vesting of a Restricted Share or Restricted Share Unit may be suspended and/or an award may be terminated due to leaves of absence, including unpaid and un-protected leaves of absence, changes from full-time to part-time employment, partial Disability or other changes in the employment status or service status of a Participant, in the discretion of the Administrator. In the event of the death of a Participant who has been granted one or more Restricted

Shares or Restricted Share Units, such Restricted Shares or Restricted Share Units shall be governed by the terms of the Award Agreement. In the absence of a specified provision in the Award Agreement pertaining to accelerated vesting upon a Participant’s death, the vesting of a portion of such Restricted Shares or Restricted Share Units that would have vested during the twelve (12) months following such Participant’s death shall accelerate as of such Participant's death. Any portion of the Restricted Shares or Restricted Share Units that would not have vested in the twelve (12) months following a Participant’s death shall remain unvested and automatically forfeit without consideration upon the Participant's death.
(f)
Form of Settlement. The Administrator reserves the right in its sole discretion to provide (either at or after the grant thereof) that any Restricted Share Unit represents the right to receive the amount of cash per unit that is determined by the Administrator in connection with the Award, to the extent set forth in the Award Agreement.

Section 10. Other Share-Based Awards.
Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Share Appreciation Rights) under the Plan. Any dividend or dividend equivalent awarded hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Awards and shall only become payable if (and to the extent) the underlying Awards vest. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Share-Based Awards shall be granted, the number of Ordinary Shares to be granted pursuant to such Other Share-Based Awards, or the manner in which such Other Share-Based Awards shall be settled (e.g., in Ordinary Shares, cash or other property), or the conditions to the vesting and/or payment or settlement of such Other Share-Based Awards (which may include, but not be limited to, achievement of performance criteria) and all other terms and conditions of such Other Share-Based Awards.
Section 11. Share Bonuses.
In the event that the Administrator grants a Share Bonus, the Shares constituting such Share Bonus shall, as determined by the Administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Share Bonus is payable.
Section 12. Amendment and Termination.
The Board may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely affect the rights of a Participant under any Award theretofore granted without such Participant’s consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company’s shareholders for any amendment to the Plan that would require such approval in order to satisfy any rules of the stock exchange on which the Ordinary Share is traded or other applicable law. The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 hereof and the immediately preceding sentence, no such amendment shall adversely affect the rights of any Participant without his or her consent.
Section 13. Unfunded Status of Plan.
The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.
Section 14. Withholding Taxes.
Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of, an amount in respect of such taxes up to the maximum statutory rates in the Participant’s applicable jurisdiction with respect to the Award, as determined by the Company. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto as determined by the Company. Whenever Shares or property other than cash are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations as determined by the Company; provided that, with the approval of the Administrator, a Participant may satisfy the foregoing requirement by either (i) electing to have the Company withhold from such delivery Shares or other property, as applicable, or (ii) by delivering already owned unrestricted Ordinary Shares, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations as determined by the Company. Such already owned and unrestricted Ordinary Shares shall be valued at their Fair Market Value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award as determined by the Company.
Section 15. Transfer of Awards.
Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Award Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator or except for estate planning purposes, subject to the Participant’s and/or the transferee’s execution of any additional documentation reasonably required by the Company. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of any Ordinary Share or other property underlying such Award. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option or Share Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.
Section 16. Continued Employment or Service.
Neither the adoption of the Plan nor the grant of an Award hereunder shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or any Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.
Section 17. Effective Date.
The Plan was adopted by the Board on [•], 2022, was approved by its shareholders as of [•], 2022 and became effective on [•], 2022 (“Effective Date”).
Section 18. Term of Plan.
No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.
Section 19. Securities Matters and Regulations.
(a)
Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Ordinary Shares with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.
(b)
Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Ordinary Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Ordinary Shares, no such Award shall be granted or payment made or Ordinary Share issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c)
In the event that the disposition of Ordinary Share acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Ordinary Share shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Ordinary Share pursuant to the Plan, as a condition precedent to receipt of such Ordinary Share, to represent to the Company in writing that the Ordinary Share acquired by such Participant is acquired for investment only and not with a view to distribution.

Section 20. Notification of Election Under Section 83(b) of the Code.
If any Participant shall, in connection with the acquisition Ordinary Share under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within ten (10) days after filing notice of the election with the Internal Revenue Service.
Section 21. No Fractional Shares.
No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
Section 22. Beneficiary.
A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
Section 23. Paperless Administration.
In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
Section 24. Severability.
If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.
Section 25. Clawback.
(a)
Each Award granted under the Plan shall be subject to any applicable recoupment terms and conditions as set forth in the Award Agreement and/or applicable recoupment policy maintained by the Company or any of its Affiliates as in effect from time to time. In the event of the termination of a Participant’s employment or service for Cause, as defined herein, the Administrator has the authority, in its sole and absolute direction, to clawback or seek forfeiture of any Award granted under this Plan (or, in the alternative, effect a commensurate deduction), including Awards that have vested, irrespective of whether such Awards have been settled or exercised.
(b)
Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 26. Section 409A of the Code.
The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith.
Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
Section 27. Governing Law.
The Plan shall be governed by and construed in accordance with the laws of Delaware, without giving effect to the principles of conflicts of law of such state.
Section 28. Titles and Headings.
The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
Section 29. Successors.
The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
Section 30. Relationship to other Benefits.
No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

Annex J
Confidential	September 14, 2021
Board of Directors
EJF Acquisition Corp.
2107 Wilson Boulevard, Suite 410
Arlington, Virginia 22201
Dear Members of the Board of Directors:
EJF Acquisition Corp. (“EJFA”) has engaged Duff & Phelps, A Kroll Business operating as Kroll, LLC (“Duff & Phelps”), to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of EJFA (solely in their capacity as members of the Board of Directors) in connection with the Board of Directors’ consideration of EJFA’s business combination transaction with Pagaya Technologies Ltd. (“Pagaya”) (the “Initial Business Combination”), specifically to provide a written opinion as to whether the consideration to be received by the holders of the common stock of EJFA (the “Holders” and such consideration to be received by such Holders, the “Consideration”) in the Initial Business Combination pursuant to the Business Combination Agreement (as defined below), other than Wilson Boulevard LLC, EJFA, Pagaya and their respective wholly-owned subsidiaries and any other Company Voting Agreement Signatories (as defined in the Business Combination Agreement) (such shareholders, collectively, the “Excluded Holders”), is fair to such shareholders, from a financial point of view (the “Opinion”). Capitalized terms used but not defined herein have the meanings set forth in the Business Combination Agreement (as defined below).
Description of the Initial Business Combination
It is Duff & Phelps’ understanding that EJFA is contemplating entering into a Merger Agreement, to be dated as of September 14, 2021 (the “Business Combination Agreement”), by and among EJFA, Pagaya and Rigel Merger Sub Inc. (“Merger Sub”), pursuant to which:
1.
Immediately prior to the effective time of the Merger (as defined below), Pagaya shall undertake the Capital Restructuring, which shall involve the Stock Split, the Conversion, the Reclassification and the issuance of certain shares of capital stock of the company;

2.
Upon Closing of the transactions contemplated by the Business Combination Agreement, an Affiliate of Wilson Boulevard LLC, will purchase Class A Company Ordinary Shares (as defined below) at a purchase price of $10.00 per share for aggregate gross proceeds of $200 million (as defined in the Business Combination Agreement, the “EJF Investment”);

3.	Merger Sub will merge with and into EJFA, with EJFA being the surviving corporation (the “Merger”);
4.
Each outstanding EJFA Class A Ordinary share, par value $0.0001 per share (“SPAC Class A Share”) and EJFA warrant to purchase SPAC Class A Shares (“Public Warrant”) comprising a SPAC Public Unit immediately prior to the Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one (1) SPAC Class A Share and one-third (1/3) of one (1) Public Warrant (with no fractional Public Warrants, and such Public Warrants rounded down to the nearest whole number of Public Warrants);

Duff & Phelps	T +1 312 697 4600	www.duffandphelps.com
167 N. Green Street	F +1 312 697 0112
Floor 12
Chicago, IL 60607

Board of Directors
EFJ Acquisition Corp.

September 14, 2021
5.
Each SPAC Class A Share and each outstanding EJFA Class B ordinary share, par value $0.0001 per share (“SPAC Class B Share”) held by the Holders (excluding, for the avoidance of doubt, any shares held by EJFA, Merger Sub or Pagaya, which shall be automatically cancelled for no Merger Consideration or other consideration), shall be converted into the right to receive one Class A ordinary share, without par value, of the Company (“Class A Company Ordinary Share”); and

6.
Each EJFA warrant to purchase SPAC Class A Shares (“Public Warrant”) and each EJFA private placement warrant (“Private Placement Warrant”) that is outstanding and unexercised upon Closing will be converted into a warrant (a “Company Warrant”) to purchase an equivalent (to the number of SPAC Shares subject to such Public Warrant or Private Placement Warrant, as applicable) number of Class A Company Ordinary Shares, and all rights with respect to the shares underlying such Public Warrants and Private Placement Warrants shall thereupon be converted into rights with respect to the Company Warrants.

It is Duff & Phelps’ further understanding that Pagaya may, after giving effect to the Capital Restructuring, raise additional funds from certain private investors by issuing Class A Company Ordinary Shares at a price per share of $10.00 (together with the investment contemplated by subclause (2) above, the “PIPE Investment”).
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances to enable it to render this Opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:
1.	Reviewed the following documents:
a.	Certain publicly available business and financial information relating to EJFA that we deemed to be relevant;
b.
EJFA’s unaudited interim financial statements for March 31, 2021 included in EJFA’s Form 10-Q filed with the SEC on May 18, 2021 and EJFA’s unaudited interim financial statements for June 30, 2021 included in EJFA’s Form 10-Q filed with the SEC on August 16, 2021;

c.
Consolidated audited financial statements for Pagaya for the years ended December 31, 2019 and December 31, 2020 with a Report of Independent Auditor to the Shareholders of Pagaya Technologies Ltd. date of March 15, 2021;

d.
Consolidated unaudited financial information for the quarters ended March 31, 2021 and June 30, 2021, which Pagaya’s management identified as being the most current financial statements available and on which were instructed to rely by the management of EJFA;

e.
Capitalization information for Pagaya, prepared by Pagaya, pro forma for the Initial Business Combination (including the Capital Restructuring) and the PIPE Investment, provided to us by management of EJFA and on which were instructed to rely by the management of EJFA, including the number of Class A Company Ordinary Shares to be issued in the PIPE Investment and outstanding upon completion of the Capital Restructuring (including the Stock Split);

f.
Other internal documents relating to the history, financial conditions and prospects, current and future operations, and probable future outlook of Pagaya, including financial projections for the years 2021 through 2025, prepared by Pagaya senior management and provided to us by management of EJFA (the “Financial Projections”) and on which were instructed to rely by the management of EJFA;

Board of Directors
EFJ Acquisition Corp.

September 14, 2021
g.
A letter dated September 14, 2021 from the management of EJFA and Pagaya which made certain representations as to historical financial statements, Financial Projections and the underlying assumptions thereof for EJFA and Pagaya;

h.	Industry reports that Duff & Phelps deemed relevant;
i.	The Pagaya company presentation dated August 2021; and
j.	A draft of the Business Combination Agreement, dated September 13, 2021;
2.
Discussed the information referred to above and the background and other elements of the Initial Business Combination with the management of EJFA and certain members of the Board of Directors of EJFA (in their capacity as members of the Board of Directors);

3.	Discussed with EJFA management the plans and intentions with respect to the management and operation of Pagaya and EJFA following the completion of the Initial Business Combination;
4.
Discussed with EJFA management and certain members of the Board of Directors of EJFA (in their capacity as members of the Board of Directors) their assessment of the strategic rationale for, and the potential benefits of, the Initial Business Combination;

5.	Participated in due diligence calls with EJFA management and Pagaya management discussing the operations of Pagaya including, but not limited to the Financial Projections;
6.	Reviewed the historical trading price and trading volume of EJFA’s common stock and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
7.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Duff & Phelps deemed relevant; and

8.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.
Assumptions
In performing its analyses and rendering this Opinion with respect to the Initial Business Combination, Duff & Phelps, with EJFA’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including EJFA and Pagaya and their respective management, including all financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and did not independently verify such information;

2.
Relied upon the fact that the Board of Directors and EJFA have been advised by counsel as to all legal matters with respect to the Initial Business Combination, including whether all procedures required by law to be taken in connection with the Initial Business Combination have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections and other pro forma information, including the Financial Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person(s) furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts and projections and other pro forma information or any underlying assumptions;

4.	Assumed that information supplied by and representations made by EJFA and Pagaya and their respective management are substantially accurate regarding EJFA, Pagaya and the Initial Business Combination;

Board of Directors
EFJ Acquisition Corp.

September 14, 2021
5.	Assumed that the representations and warranties made in the Business Combination Agreement are substantially accurate;
6.	Assumed that the adjustments in Sections 3.4(a) and 3.4(b) of the Business Combination Agreement will not result in any material adjustment to the Consideration;
7.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
8.	Assumed that the Capital Restructuring and PIPE Investment will occur as contemplated by the draft documents reviewed by Duff & Phelps and as described by management of Pagaya and EJFA;
9.
Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of EJFA or Pagaya since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

10.
Assumed that all of the conditions required to implement the Initial Business Combination will be satisfied and that the Initial Business Combination will be completed in a timely manner in accordance with the Business Combination Agreement without any material amendments thereto or any material waivers of any terms or conditions thereof; and

11.
Assumed that the consummation of the Initial Business Combination will comply in all respects with all applicable foreign, federal, state and local statutes, rules and regulations and that all governmental, regulatory or other consents and approvals necessary for the consummation of the Initial Business Combination will be obtained without any adverse effect, that would be material to Duff & Phelps’ analysis, on EJFA, Pagaya, or the contemplated benefits expected to be derived in the Initial Business Combination.

Given EJFA’s nature as a special purpose acquisition company, for purposes of this Opinion and its analysis and with EJFA’s consent, Duff & Phelps has assumed a value of $10.00 per share of SPAC Class A Shares and SPAC Class B Shares in calculating the value of such shares, with such $10.00 value being based on EJFA’s initial public offering and EJFA’s approximate cash per outstanding share of SPAC Class A Shares (excluding, for the avoidance of doubt, the dilutive impact of the SPAC Class B Shares or any Public Warrants or Private Placement Warrants), notwithstanding any differences between such two classes of stock. Further, for purposes of this Opinion and its analysis and with EJFA’s consent, Duff & Phelps has assumed the accuracy and completeness of the capitalization information for Pagaya, prepared by Pagaya, pro forma for the Initial Business Combination (including the Capital Restructuring) and the PIPE Investment, including the number of Class A Company Ordinary Shares to be issued in the PIPE Investment and outstanding upon completion of the Capital Restructuring (including the Stock Split).
To the extent that any of the foregoing assumptions, representations or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Initial Business Combination.

Board of Directors
EFJ Acquisition Corp.

September 14, 2021
Qualifications
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof, including the significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illness including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (the “Pandemic Effects”), and the Pandemic Effects could have a material impact on our analyses and this Opinion.
Duff & Phelps did not evaluate EJFA’s or Pagaya’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent, derivative, off-balance sheet or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Initial Business Combination, the PIPE Investment, the assets, businesses or operations of EJFA or any alternatives to the Initial Business Combination, (ii) negotiate the terms of the Initial Business Combination, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from EJFA’s perspective, that could, under the circumstances, be negotiated among the parties to the Business Combination Agreement and the Initial Business Combination, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Initial Business Combination.
Duff & Phelps have assumed that the Merger will qualify, for US federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Duff & Phelps is not expressing any view or rendering any opinion regarding the tax consequences of the Merger to EJFA, Pagaya, or their respective shareholders.
Duff & Phelps is not expressing any opinion as to the market price or value of EJFA’s common stock or Pagaya’s common stock (or anything else) after the announcement or the consummation of the Initial Business Combination or how any such shares may trade at any time. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of EJFA’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of EJFA’s or Pagaya’s officers, directors, or employees, or any class of such persons, relative to the Consideration, or with respect to the fairness of any such compensation.
Limiting Conditions
This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Initial Business Combination and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent.

Board of Directors
EFJ Acquisition Corp.

September 14, 2021
This Opinion (i) does not address the merits of the underlying business decision to enter into the Initial Business Combination versus any alternative strategy or transaction; (ii) does not address or express any view on any transaction related to the Initial Business Combination, including the Capital Restructuring or the PIPE Investment; (iii) is not a recommendation as to how the Board of Directors or any stockholder of EJFA or Pagaya should vote or act with respect to any matters relating to the Initial Business Combination, or whether to proceed with the Initial Business Combination or any related transaction, and (iv) does not indicate that the Consideration is the best possibly attainable by EJFA under any circumstances; instead, it merely states whether the Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Initial Business Combination or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Except for the Opinion expressed herein, Duff & Phelps does not express any view or opinion as to (i) any other term, aspect or implication of (a) the Initial Business Combination (including, without limitation, the form or structure of the Initial Business Combination) or the Business Combination Agreement or (b) any other agreement, transaction document or instrument contemplated by the Business Combination Agreement or to be entered into or amended in connection with the Initial Business Combination, including in each case the Capital Restructuring or the PIPE Investment, or (ii) the fairness, financial or otherwise, of the Initial Business Combination to, or of any consideration to be paid to or received by, the holders of any class of securities of EJFA or Pagaya (including, without limitation, the fairness or the potential dilutive or other effects of the Initial Business Combination, the PIPE Investment, the Capital Restructuring). This Opinion does not in any way address proportionate allocation or relative fairness (including, without limitation, the allocation of any consideration among or within any classes or groups of security holders or other constituents of EJFA or any other party). Duff & Phelps also does not address, or express a view with respect to, any acquisition of control or effective control of EJFA by any stockholder or group of stockholders of Pagaya (including, without limitation, the issuance of Class B Company Ordinary Shares with a higher number of votes per share as the Class A Company Ordinary Shares to certain Persons as part of the contemplated transactions or any voting, control, consent rights or similar rights, preferences or privileges as among or in comparison to any classes or groups of security holders or other constituents of EJFA, Pagaya or any other party). This Opinion does not in any way address the appropriate capital structure of Pagaya, whether Pagaya should be issuing debt or equity securities or a combination of both in the Initial Business Combination, or the form, structure or any aspect or terms of any debt or equity financing for the Initial Business Combination (including, without limitation, the PIPE Investment) or the likelihood of obtaining such financing, or whether or not Pagaya, the Company, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Initial Business Combination.
This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and EJFA, dated August 24, 2021 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a fee for its services. No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, a portion of such fee is payable upon delivery of the Opinion and a portion is payable upon and subject to the closing of the Initial Business Combination. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; noting that Duff & Phelps valued EJFA’s warrant liability and has provided valuation services to EJFA’s sponsor, EJF Capital LLC, for which such prior engagements Duff & Phelps received customary fees, expense reimbursement and indemnification, which did not exceed $100,000 in aggregate.

Board of Directors
EFJ Acquisition Corp.

September 14, 2021
Duff & Phelps may seek to provide EJFA, Pagaya and their respective affiliates and equity holders with financial advisory and other services unrelated to the Initial Business Combination in the future, for which services Duff & Phelps would expect to receive compensation.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Consideration to be received by the holders of the common stock of EJFA pursuant to the Business Combination Agreement, other than the Excluded Holders, is fair to such shareholders, from a financial point of view.
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
/s/ Duff & Phelps, A Kroll Business
Duff & Phelps, A Kroll Business
Kroll, LLC

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet - QUICK □□□ EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

EJF ACQUISITION CORP.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 16, 2022.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online extraordinary general meeting, you will need your 12 digit control number to vote electronically at the extraordinary general meeting. To attend the extraordinary general meeting, visit: **https://www.cstproxy.com/ejfacquisition/2022**

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

□ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED □

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RESOLUTIONS 1, 2 AND 3.

Please mark your votes like this **X**

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

____

____

CONTROL NUMBER

Please date, sign and mail your proxy card in the envelope provided or vote by internet as soon as possible. Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**2022.**

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EXTRAORDINARY GENERAL MEETING, OF SHAREHOLDERS OF

EJF ACQUISITION CORP.

June 17, 2022

NOTICE OF AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at https://www.cstproxy.com/ejfacquisition/2022

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

EJF ACQUISITION CORP.

Proxy for Extraordinary General Meeting of Shareholders on June 17, 2022

The undersigned hereby appoints Kevin Stein and Thomas Mayrhofer, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Class A and Class B ordinary shares of EJF Acquisition Corp. ("EJFA"), a Cayman Islands exempted company, that the undersigned is entitled to vote at the Extraordinary General Meeting of Shareholders of EJFA, to be held on June 17, 2022 at **https://www.cstproxy.com/ejfacquisition/2022** and in person at the law offices of Simpson Thacher & Bartlett LLP on June 17, 2022 at 9:30 a.m. ET, and at any adjournments or postponements thereof, as follows:

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

Notwithstanding the order in which the proposals are set out herein, EJFA may put the resolutions to the Extraordinary General Meeting in such order as it may determine.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF YOU RETURN A SIGNED AND DATED PROXY CARD BUT NO SPECIFIC DIRECTION IS GIVEN AS TO THE RESOLUTIONS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED "FOR" RESOLUTIONS 1 THROUGH 3.

(Continued and to be signed on the reverse side)